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As filed with the Securities and Exchange Commission on August 29, 2003

Registration No. 333-     •

FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933

BUSINESS OBJECTS S.A.
(Exact Name of Registrant as Specified in Its Charter)

The Republic of France	7372	98-0355777
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

157-159 Rue Anatole France
92300 Levallois-Perret
France
+33 1 41 25 21 21
(Address of Registrant's Principal Executive Offices and Telephone Number)

Bernard Liautaud
Chairman and Chief Executive Officer
Business Objects S.A.
c/o Business Objects Americas, Inc.
3030 Orchard Parkway
San Jose, California 95134
(408) 953-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Elisabeth Blinet, Esq. Group Vice President and General Counsel Business Objects S.A. c/o Business Objects Americas, Inc. 3030 Orchard Parkway San Jose, California 95134 (408) 953-6000	Marc R. Packer, Esq. Kenton J. King, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Suite 1100 525 University Avenue Palo Alto, California 94301 (650) 470-4500	Susan J. Wolfe, Esq. Vice President, General Counsel and Secretary Crystal Decisions, Inc. 895 Emerson Street Palo Alto, California 94301 (800) 877-2340	Larry W. Sonsini, Esq.
Martin W. Korman, Esq.
John T. Sheridan, Esq.
Julia Reigel, Esq.
Wilson Sonsini
Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

        Approximate date of commencement of proposed sale to the public:    Upon completion of the merger described herein.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Ordinary shares, nominal value €0.10 per share, of Business Objects	28,989,443	$0.9956	$28,861,890	$2,334.93

(1)
Based upon the maximum number of shares of Business Objects issuable upon consummation of the transaction described herein, whether in the form of ordinary shares, nominal value €0.10 per share, or in the form of American depositary shares, each of which represents one Business Objects ordinary share, which maximum number of shares is based, in part, on the aggregate number of shares of Crystal Decisions common stock, par value $.001 per share, outstanding as of August 22, 2003 and issuable upon the exercise of Crystal Decisions stock options that are expected to vest and become exercisable prior to the closing of the transaction described herein. A separate registration statement on Form F-6 will be filed in connection with the registrant's American depositary shares.

(2)
Calculated in accordance with Rule 457(f)(2), based on the book value as of June 27, 2003 of the shares of Crystal Decisions common stock issued and outstanding as of such date.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated August 29, 2003

The information in this proxy statement/prospectus/information statement is not complete and may be changed. Business Objects may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This proxy statement/prospectus/information statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

    •    , 2003

Dear Shareholder:

        On behalf of the board of directors of Business Objects, I am pleased to deliver this document relating to Business Objects' proposed acquisition of Crystal Decisions, Inc. As you may know, on July 18, 2003, Business Objects and Crystal Decisions agreed to combine their businesses under the terms of a merger agreement.

        Under the terms of the merger agreement, Business Objects will acquire Crystal Decisions through four sequential mergers, all of which will occur on the same day. As a result of this transaction, Crystal Decisions will become a wholly-owned subsidiary of Business Objects. Upon the closing of the transaction, the stockholders of Crystal Decisions and its majority holding company, Seagate Software (Cayman) Holdings Corporation, will be entitled to receive, subject to certain adjustments, a proportionate amount of $300 million of cash and a number of newly issued Business Objects American depositary shares or ordinary shares to be determined by a formula that allocates approximately 26.5 million shares based on the shares of Crystal Decisions common stock and the value of stock options at the time of closing for all of Crystal Decisions' equity interests, and certain options to acquire Crystal Decisions common stock will be converted into options for Business Objects ADSs. The final amount of the per share cash consideration, the common stock exchange ratio and the option exchange ratio will be announced two business days prior to the consummation of the transaction and will depend on, among other things, the number of shares of Crystal Decisions common stock and Crystal Decisions stock options outstanding as of the closing, as well as the market price of Business Objects shares. Following completion of the transaction, former Crystal Decisions stockholders will own between 29% and 32% of Business Objects' outstanding shares. Business Objects' ADSs trade on the Nasdaq National Market under the symbol "BOBJ" and its ordinary shares are listed on the Premier Marché of Euronext Paris under the ISIN Code FR0004026250-BOB.

        Business Objects and Crystal Decisions share the belief that important advantages will accrue to the leading provider of business intelligence solutions, and that in order to achieve and retain this position a software provider must offer a broad line of business intelligence products that meet the needs of sophisticated analysts as well as a broad range of business users. We believe that by combining Business Objects' and Crystal Decisions' complementary geographical strengths, channels, products, services and solutions, together, we can create a company that is the market leader in the rapidly developing and highly competitive business intelligence software market.

        In order to complete the transaction, shareholders of Business Objects must approve, among other things, the transaction and the issuance of Business Objects shares in connection with the transaction. Business Objects will hold an ordinary and extraordinary general meeting of its shareholders to obtain these approvals at    •    , France, on     •    , 2003 at    •    .

        After careful consideration, the Business Objects board of directors unanimously approved the merger agreement, the transaction and the other matters contemplated by the merger agreement, and determined that the consummation of the transaction and each of the other matters contemplated by the merger agreement, is advisable and in the best interests of Business Objects and its shareholders. The Business Objects board of directors unanimously recommends that the Business Objects shareholders vote to approve the transaction, the issuance of the Business Objects shares in connection with the transaction and the other matters contemplated by the merger agreement.

        I encourage you to read this document which includes important information about the transaction. In addition, the section entitled "Risk Factors" beginning on page 25 of this document contains a description of risks that you should consider in evaluating the transaction.

        Whether or not you plan to attend the meeting in person, please vote "FOR" the transaction proposals by completing, signing and dating the enclosed voting instruction card today and returning it in the pre-addressed envelope provided.

        Thank you for your support.

Sincerely,
Bernard Liautaud Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Business Objects to be issued in connection with the transaction or determined whether this document is truthful or complete. Any representation to the contrary is a criminal offense.

This document is dated    •    , 2003 and is first being mailed to shareholders on or about    •    , 2003

Subject to completion, dated August 29, 2003

The information in this proxy statement/prospectus/information statement is not complete and may be changed. Business Objects may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This proxy statement/prospectus/information statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

    •    , 2003

Dear Stockholder:

        We are writing to advise you that on July 18, 2003 Crystal Decisions, Inc. entered into an agreement and plan of merger with Business Objects S.A., a société anonyme organized under the laws of the French Republic, pursuant to which, subject to satisfaction or waiver of the conditions therein, Business Objects will acquire Crystal Decisions through four sequential mergers, all of which will occur on the same day. A copy of the agreement and plan of merger is attached as Annex A to this document. The aggregate consideration to be paid by Business Objects in connection with the transaction will be approximately $300 million of cash, subject to adjustments, and a number of Business Objects shares based on a formula that allocates approximately 26.5 million Business Objects shares to be determined based on the shares of Crystal Decisions common stock and value of stock options at the time of closing. The final amount of per share cash consideration and the common stock exchange ratio will be announced two business days prior to the closing of the transaction and will depend on, among other things, the number of shares of Crystal Decisions common stock and options outstanding as of the closing, as well as the price of Business Objects shares. Holders of Crystal Decisions options, other than options that terminate upon the closing, will only receive options to acquire Business Objects ADSs having a value equivalent to the aggregate value per option of the cash and Business Objects shares to be received per share by Crystal Decisions stockholders and will not receive any cash consideration.

        We are very excited about the opportunities we envision for the combined company. After careful consideration, our board of directors has approved the transaction. In addition, Seagate Software (Cayman) Holdings, which holds a substantial majority of our common stock and New SAC, its sole stockholder, has acted by written consent to approve the transaction and the agreement and plan of merger, and on    •    , 2003, for the purposes of Section 280G of the Internal Revenue Code of 1986, as amended, acted by written consent to approve the payment of certain amounts and the acceleration of vesting of certain options to acquire Crystal Decisions common stock held by certain officers and directors of Crystal Decisions.

        Seagate Software (Cayman) Holdings' action by written consent is sufficient to ensure that a majority of our stockholders approve and adopt the agreement and plan of merger and approve the transaction and the related matters without the vote of any other stockholders. As a result of this written consent, your approval of the transaction is not required and is not being sought. Even though Seagate Software (Cayman) Holdings approved the transaction, the transaction cannot occur before    •    , 2003, which is 20 days after the date this document is mailed to our stockholders.

        No action is required by you, unless you want to exercise your appraisal rights. Our stockholders who have not consented to the transaction are entitled to exercise appraisal rights pursuant to section 262 of the Delaware General Corporation Law, a copy of which is attached as Annex H to this document. This document and the accompanying annexes provide you with detailed information about Business Objects, Crystal Decisions, the transaction and your appraisal rights. Please read these documents carefully in their entirety. You may also obtain information about Business Objects and Crystal Decisions from publicly available documents that have been filed with the Securities and Exchange Commission.

        You may elect to receive the stock portion of your merger consideration in the form of Business Objects ordinary shares, which will be listed on the Premier Marché of Euronext Paris S.A., or American depositary shares, which will be included on the Nasdaq National Market for quotation. You will be contacted separately, after the closing of the proposed transaction, and provided with instructions on how to exchange your Crystal Decisions stock certificates for merger consideration. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES NOW.

        WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ATTACHED INFORMATION IS BEING SENT TO YOU FOR INFORMATION PURPOSES ONLY.

        Very truly yours,

Gregory B. Kerfoot Chairman	Jonathan J. Judge President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Business Objects to be issued in connection with the transaction or determined whether this document is truthful or complete. Any representation to the contrary is a criminal offense.

        This document is dated    •    , 2003 and is first being mailed to stockholders on or about    •    , 2003.

NOTICE TO HOLDERS OF ADSs OF ORDINARY AND EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON    •    , 2003

        NOTICE IS HEREBY GIVEN THAT an ordinary and extraordinary general meeting of the shareholders of Business Objects S.A., a French société anonyme, will be held on    •    , 2003 at     •    , local time, at    •    , France, in order to vote on the following items:

Within the authority of the extraordinary general meeting, the following items will be voted on:

  1.
  To approve (i) the acquisition (by means of in-kind contributions) of Crystal Decisions, Inc., by Business Objects S.A., and the other transactions contemplated by the Agreement and Plan of Merger, dated as of July 18, 2003, as amended as of August 29, 2003, by and among Business Objects, Crystal Decisions, Seagate Software (Cayman) Holdings Corporation, Borg Merger Sub I, Inc., Business Objects Americas, Inc. (as assignee of Borg Merger Sub II, Inc.) and Borg Merger Sub III, Inc.; (ii) the contribution to Business Objects of the equity interests representing 100% of the capital and voting rights of Seagate Software (Cayman) Holdings Corporation, a company holding more than 95% of the capital and voting rights of Crystal Decisions; (iii) the contribution to Business Objects of the equity interests representing the remaining portion of the capital and voting rights of Crystal Decisions; and (iv) the value of the contributions and of the consideration for the contributions, in each case subject to condition precedent.

  2.
  To acknowledge the maximum amount of the capital increase by in-kind contributions and of the method for the determination of the number of shares to be issued in connection with such capital contributions; to approve the definitive amount of the capital increase by in-kind contributions and of the number of shares to be issued in connection with such capital contributions, as determined by the board of directors, in accordance with the stipulations of the merger agreement; to approve the definitive amount and the recording of the contribution premium; to acknowledge the completion of the capital increase and to approve the amendment of the articles of association, in each case subject to condition precedent.

  3.
  To authorize the board of directors to issue warrants to subscribe to a maximum of 15,000 shares reserved for issuance to Mr. David J. Roux, subject to condition precedent.

  4.
  To authorize the board of directors to increase the share capital by issuance of a maximum number of 250,000 shares reserved for subscription by Business Objects S.A. Employee Benefits Trust under Business Objects' 1995 International Employee Purchase Plan, subject to condition precedent.

  5.
  To authorize the board of directors to increase the share capital by issuance of a maximum number of 50,000 shares reserved for subscription by employees under Business Objects' French Employee Savings Plan, subject to condition precedent.

  6.
  To delegate to the board of directors powers to issue securities of Business Objects giving immediate or deferred access to the share capital of Business Objects with preferential subscription right, subject to condition precedent.

  7.
  To delegate to the board of directors powers to issue securities of Business Objects giving immediate or deferred access to the share capital of Business Objects without preferential subscription right, subject to condition precedent.

Within the authority of the ordinary general meeting, the following items will be voted on:

  8.
  To appoint Mr. David J. Roux as director, subject to condition precedent.

  9.
  To increase the aggregate amount of authorized directors' fees, subject to condition precedent.

  10.
  To grant full powers of attorney to carry out registrations and formalities.

By Order of the Board of Directors

        Whether or not you plan to attend the meeting, you are requested to complete and promptly return the enclosed voting instruction card in the envelope provided. If the quorum for the extraordinary and/or the ordinary general meeting is not met on    •    , 2003, you will be invited to vote at a meeting on    •     , 2003 on the same agenda as described in this notice.

i

RELATED AGREEMENTS	120
Stockholders Agreement	120
Support Agreements	125
Voting Agreements	126
Indemnification Letter Agreement	127
BUSINESS OBJECTS BUSINESS	128
BUSINESS OBJECTS MANAGEMENT	134
BUSINESS OBJECTS' PRINCIPAL SHAREHOLDERS	149
CRYSTAL DECISIONS BUSINESS	151
CRYSTAL DECISIONS SELECTED HISTORICAL FINANCIAL DATA	162
CRYSTAL DECISIONS' MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	163
CRYSTAL DECISIONS MANAGEMENT	185
CRYSTAL DECISIONS' PRINCIPAL STOCKHOLDERS	207
DESCRIPTION OF BUSINESS OBJECTS SHARE CAPITAL	211
DESCRIPTION OF BUSINESS OBJECTS AMERICAN DEPOSITARY SHARES AND AMERICAN DEPOSITARY RECEIPTS	219
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA OF BUSINESS OBJECTS AND CRYSTAL DECISIONS	243
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET	245
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME FOR THE SIX MONTHS ENDED JUNE 30, 2003	246
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2002	247
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS	248
REPORT OF THE BOARD OF DIRECTORS OF BUSINESS OBJECTS TO THE ORDINARY AND EXTRAORDINARY GENERAL SHAREHOLDERS MEETING TO BE HELD ON • , 2003	257
PROPOSAL 1	257
PROPOSAL 2	259
PROPOSAL 3	261
PROPOSAL 4	262
PROPOSAL 5	264
PROPOSALS 6 AND 7	266
PROPOSAL 8	269
PROPOSAL 9	269
PROPOSAL 10	270
MARKET PRICE AND DIVIDEND INFORMATION	271
SUBMISSION OF FUTURE BUSINESS OBJECTS SHAREHOLDER PROPOSALS	273
LEGAL MATTERS	273
EXPERTS	274
WHERE YOU CAN FIND MORE INFORMATION	274
TEXT OF RESOLUTIONS SUBMITTED FOR APPROVAL TO BUSINESS OBJECTS' SHAREHOLDERS BY THE BOARD OF DIRECTORS	277
CRYSTAL DECISIONS INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1
ANNEX A Merger Agreement, as amended
ANNEX B Stockholder Agreement
ANNEX C Support Agreement
ANNEX D Company Support Agreement
ANNEX E Form of Voting Agreement
ANNEX F Opinion of Thomas Weisel Partners LLP, financial advisor to Business Objects
ANNEX G Opinion of Goldman, Sachs & Co., financial advisor to Crystal Decisions
ANNEX H Section 262 of the Delaware General Corporation Law
ANNEX I Information Request Form

ii

        This document incorporates important business and financial information about Business Objects from documents that Business Objects has filed with the Securities and Exchange Commission but that have not been included in or delivered with this document. For a listing of documents incorporated by reference into this document, see the section entitled "Where You Can Find More Information" beginning on page 274 of this document.

        Business Objects has arranged to provide you with copies of this information, without charge, upon written or oral request to:

        D.F. King & Co., Inc.

North America 48 Wall Street New York, New York 10005 Toll Free: • Banks and Brokers: •	Europe No. 2 London Wall Buildings London Wall, London EC2M 5PP Toll Free, France: • Toll Free, U.K.: • Call Collect: •

        In addition, you may obtain copies of this information by making a request through Business Objects' investor relations website, http://www.businessobjects.com/investors.

        In order for you to receive timely delivery of the documents in advance of the Business Objects ordinary and extraordinary general meeting, Business Objects should receive your request no later than    •    , 2003 which is five business days before the date of the Business Objects ordinary and extraordinary general meeting of shareholders.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

General Questions and Answers

Q:
Why am I receiving this document?

A:
Business Objects S.A. and Crystal Decisions, Inc. and certain related entities have entered into an agreement and plan of merger under which Business Objects has agreed to acquire Crystal Decisions and its majority stockholder, Seagate Software (Cayman) Holdings Corporation, or SSCH, in a transaction involving a series of related mergers. This proxy statement/prospectus/information statement, which we refer to as the document, contains important information about the transaction and you should read it carefully.

Q:
Am I being asked to vote my shares?

A:
If you are a holder of Business Objects ordinary shares or American depositary shares, or ADSs, Business Objects' board of directors is soliciting your vote with respect to the proposals described in this document. In order to complete the transaction, shareholders of Business Objects must approve the transaction, including the issuance of Business Objects shares in connection with the transaction and the related proposals described in this document. The ordinary shares and ADSs of Business Objects together are referred to from time to time as the Business Objects shares in this document.

If you are a stockholder of Crystal Decisions, you are not being asked to vote on the transaction described in this document. On July 18, 2003, SSCH executed an action by written consent approving and adopting the merger agreement and approving the transaction. Under applicable law, no additional vote by Crystal Decisions stockholders is required in connection with the transaction.

Q:
When do Business Objects and Crystal Decisions expect to complete the transaction?

A:
Business Objects and Crystal Decisions currently expect to complete the transaction on    •    , 2003, the date of the Business Objects shareholders meeting to which this document relates. However, Business Objects and Crystal Decisions cannot predict the exact timing of the completion of the transaction because the transaction is subject to governmental and regulatory review processes and other conditions.

Q:
Are there any risks related to the transaction or any risks related to owning Business Objects shares?

A:
Yes. You should carefully review the section entitled "Risk Factors" beginning on page 25 of this document.

Questions and Answers for Holders of Business Objects ADSs

Q:
When and where is the Business Objects shareholders meeting? (see page 42)

A:
The Business Objects shareholders meeting will be held at    •     , France, on     •     , 2003 at    •     , local time. Holders of Business Objects ADSs who would like to attend this meeting in person need to convert their ADSs to ordinary shares by    •     , 2003.

Q:
How does the Business Objects board of directors recommend that I vote? (see page 57)

A:
The Business Objects board of directors recommends that its shareholders vote in favor of each of the proposals submitted for a vote at the Business Objects shareholders meeting, including the proposals to approve the transaction and the issuance of the Business Objects shares in connection with the transaction.

Q:
What vote is required to approve the transaction and the issuance of the Business Objects shares in connection with the transaction? (see page 44)

A:
The affirmative vote of two-thirds of the ordinary shares present or represented at the meeting of the Business Objects shareholders is required to approve the transaction, the issuance of the Business Objects shares in connection with the transaction and the other proposals to approve extraordinary resolutions.

Q:
Are there any shareholders already committed to voting in favor of the proposals? (see page 44)

A:
Yes. The directors and executive officers of Business Objects have agreed to vote all of the Business Objects shares they hold or have the right to vote in favor of the proposals to approve the transaction and the issuance of the Business Objects shares in connection with the transaction and any related proposals. As of July 18, 2003, such Business Objects' directors and executive officers owned ordinary shares or ADSs that represented approximately 2.82% of the voting power of the Business Objects shares.

Q:
As a holder of Business Objects ADSs, how can I vote? (see page 44)

A:
As a holder of Business Objects ADSs, you may vote the ordinary shares underlying your ADSs by either:

  •
  properly completing, signing, dating and returning the enclosed voting instruction card to The Bank of New York, Business Objects' depositary, on or before     •     , 2003, which will cause the depositary to vote the ordinary shares underlying your ADSs in the manner prescribed in the voting instruction card; or

  •
  electing to exchange your ADSs for ordinary shares by    •     , 2003, after which you can attend the Business Objects shareholders' meeting and vote your ordinary shares in person.

If you hold your Business Objects ADSs in a stock brokerage account or if your ADSs are held by a bank or nominee (i.e. "in street name"), you must provide the record holder of your ADSs with instructions on how to vote your ADSs.

Q:
As a Business Objects ADS holder, what happens if I do not return a properly completed voting instructions card? (see page 44)

A:
If you fail to return your voting instruction card to the depositary on or before    •     , 2003, or if you return a voting instruction card but fail to indicate how you want to vote or fail to sign and date the card, the depositary will deem that you have given a proxy to the chairman of the meeting to vote in favor of each proposal recommended by the board of directors and against each proposal opposed by the board of directors. As a result, the depositary will vote the ordinary shares underlying your ADSs in favor of each of the proposals described in this document, including the proposals to approve the transaction and the issuance of the Business Objects shares in connection with the transaction.

Q:
May I change my vote after I have mailed my signed voting instruction card to the depositary? (see page 45)

A:
Yes. You may revoke your voting instruction card by delivering a written notice of revocation or another duly executed voting instruction card, in either case dated later than the prior voting instruction card, to the depositary on or before    •    , 2003.

Q:
What should I do now?

A:
After carefully reading and considering the information contained in this document, please respond by completing, signing, and dating your voting instruction card and returning it in the pre-addressed enclosed envelope.

Q:
Who can help answer my questions? (see page 46)

A:
If you have any questions about the transaction or how to vote or revoke your voting instruction card, you should contact:

D.F. King & Co., Inc.
North America 48 Wall Street New York, New York 10005 Toll Free: • Banks and Brokers: •	Europe No. 2 London Wall Buildings London Wall, London EC2M 5PP Toll Free, France: • Toll Free, U.K.: • Call Collect: •

If you need additional copies of this document or voting materials, you should contact D.F. King as described above.

Questions and Answers for Crystal Decisions Stockholders and Optionholders

Q:
What will I receive as a Crystal Decisions stockholder? (see page 97)

A:
Upon the closing of the transaction, the Crystal Decisions stockholders who do not exercise appraisal rights will receive, subject to certain adjustments, a number of Business Objects ADSs or ordinary shares calculated in accordance with the merger agreement and a proportionate amount of $300 million of cash. The exact amount of cash and number of Business Objects shares that you will be entitled to receive for each share of Crystal Decisions common stock will depend on:

  •
  the number of shares of Crystal Decisions common stock and stock options outstanding as of the closing of the transaction;

  •
  the aggregate cash proceeds that Crystal Decisions receives from option exercises between July 18, 2003 and the closing of the transaction; and

  •
  the average closing prices for a Business Objects ADS on the Nasdaq National Market for the 10 trading days ending on the third trading day prior to the closing of the transaction.

As a result, we are not able to determine the amounts you will receive at this time.

Q:
How can I find out what the final cash payment and common stock exchange ratio will be?

A:
Business Objects intends to issue a press release containing the final merger consideration amounts on the second business day prior to the closing of the transaction. This information will also be included in the letter of transmittal which will be mailed to you by the exchange agent promptly following the closing.

Q:
Can you give me an example of what I will receive if I hold 1,000 shares of Crystal Decisions common stock? (see page 97)

A:
Due to the number of factors involved in the consideration formula, the exact number of Business Objects shares and amount of cash you will receive upon the closing of the transaction cannot be determined at this time. A table showing the amounts of Business Objects shares and cash you would receive in the transaction depending on how many Crystal Decisions stock options are exercised prior to the closing and the market prices of Business Objects shares shortly before the closing, as well as a sample calculation of what you might receive if you owned 1,000 shares of Crystal Decisions common stock, is set forth in the section entitled "The Merger Agreement—Merger Consideration—Consideration Table" beginning on page 99 of this document.

Q:
If I am a Crystal Decisions stockholder, can I choose whether I receive Business Objects shares or cash? (see page 97)

A:
No. All Crystal Decisions stockholders who receive merger consideration will receive the same combination of cash and Business Objects shares.

Q:
May I elect to receive either Business Objects ordinary shares or Business Objects ADSs? (see page 102)

A:
Yes. You can elect to receive Business Objects ordinary shares by completing the applicable section of the letter of transmittal that will be mailed to you promptly following the completion of the transaction. If you do not complete the election to receive Business Objects ordinary shares, you will receive Business Objects ADSs as merger consideration.

Q:
What is an ADS? (see page 219)

A:
An American depositary share, or ADS, is an ownership interest in the securities of a non-U.S. company deposited at a custodian bank, known as a depositary. In the case of Business Objects, each ADS represents the right to receive one Business Objects ordinary share. ADSs are represented by American depositary receipts, or ADRs. ADRs are issued in book-entry form or in the form of physical certificates. It is expected that you will receive Business Objects ADSs evidenced by ADRs held in book-entry form. You will not receive a physical certificate evidencing your Business Objects ADSs unless you specifically request one.

Q:
What are some of the differences between Business Objects ordinary shares and Business Objects ADSs?

A:
While each ADS represents one ordinary share, there are some differences between these two securities. These differences include:

  •
  ADSs trade in U.S. dollars, while ordinary shares trade in euros;

  •
  ADSs are quoted on the Nasdaq National Market, while ordinary shares are listed on the Premier Marché of Euronext Paris S.A.;

  •
  holders of ADSs vote the underlying ordinary shares by instructing the depositary how to vote, while holders of ordinary shares vote directly at the shareholders meeting; and

  •
  certain shareholders' rights, such as the right to propose resolutions or the right to convene a shareholders meeting, may not be exercised by ADS holders unless they first convert their ADSs into ordinary shares.

Q:
Am I entitled to appraisal rights? (see pages 48)

A:
Yes. If you do not wish to accept the merger consideration, you have the right to have the Delaware Chancery Court determine the "fair value" of your shares of Crystal Decisions common stock pursuant to Delaware law. If you elect to exercise your appraisal rights, you must comply precisely with all of the procedures set forth in section 262 of the Delaware General Corporation Law, or DGCL. Section 262 of the DGCL is reprinted in its entirety and attached as Annex H to this document and you should read it carefully.

Q:
What taxes will I owe as a result of the transaction if I am a Crystal Decisions stockholder? (see page 83)

A:
If you are a citizen or resident of the United States for tax purposes, you will generally not recognize any taxable gain or loss as a result of the transaction with respect to the Business Objects shares you receive until you sell those shares. However, you will be taxed on all or part of the cash portion of the merger consideration you receive. If you are a citizen or a tax resident of any other jurisdiction, other tax laws may apply to you. For example, if you are a resident of Canada or the United Kingdom for tax purposes, you may incur tax liabilities in connection with the transaction. You are urged to consult your tax, financial and legal advisers regarding the tax consequences of the transaction to you.

Q:
Should I send in my Crystal Decisions stock certificates now? (see page 102)

A:
No. Promptly following the completion of the transaction, you will be sent a letter of transmittal informing you where to deliver your stock certificates in order to receive the merger consideration. You should not send in your Crystal Decisions stock certificates prior to receiving the letter of transmittal.

Q:
How will the transaction affect my options to acquire Crystal Decisions common stock? (see page 99)

A:
Crystal Decisions stock options (other than options granted under the United Kingdom sub-plan of the Crystal Decisions 1999 stock option plan, the Crystal Decisions 2000 stock option plan or held by Crystal Decisions' nonemployee directors) will be converted into options to purchase Business Objects ADSs upon completion of the transaction. The number of Business Objects shares covered by these options will be adjusted pursuant to an option exchange ratio based on the relative values of Business Objects shares and Crystal Decisions common stock. The applicable exercise price of these options will be correspondingly adjusted. The vesting schedule and other terms of your option will remain the same. Holders of Crystal Decisions options will not be entitled to receive any cash with respect to their options. The option exchange ratio is designed so optionholders will receive upon exercise of such options, Business Objects ADSs with a value equivalent to the aggregate value of cash and Business Objects shares to be received by Crystal Decisions stockholders.

Options issued under the United Kingdom sub-plan of the Crystal Decisions 1999 stock option plan or the Crystal Decisions 2000 stock option plan or held by nonemployee directors of Crystal Decisions will become fully vested and exercisable prior to the closing of the transaction and will terminate upon the closing if not exercised.

Q:
Can you give me an example of what I will receive for an option to acquire 1,000 shares of Crystal Decisions common stock with a per share exercise price of $5.00? (see page 99)

A:
The exact option exchange ratio will not be known until shortly before the closing of the transaction. The section entitled "The Merger Agreement—Merger Consideration—Consideration Table" beginning on page 99 of this document shows how the option exchange ratio changes depending upon certain assumptions and includes a sample calculation showing what you might receive for an option to acquire 1,000 shares of Crystal Decisions common stock for $5.00 per share, assuming your stock option will not terminate upon the closing.

SUMMARY

        The following is a summary of the information contained in this document. This summary may not contain all of the information about the transaction that is important to you. For a more complete description of the transaction, we encourage you to read carefully this entire document, including the attached annexes. In addition, we encourage you to read the information incorporated by reference into this document, which includes important business and financial information about Business Objects. You may obtain the information incorporated by reference into this document without charge by following the instructions described in the section entitled "Where You Can Find More Information" beginning on page 274 of this document.

The Transaction and the Merger Agreement (see pages 51 and 97)

        Under the terms of an agreement and plan of merger, dated as of July 18, 2003, as amended on August 29, 2003, by and among Business Objects, Borg Merger Sub I, Inc., Business Objects Americas, Inc. (as assignee of Borg Merger Sub II, Inc.), Borg Merger Sub III, Inc., Seagate Software (Cayman) Holdings Corporation (as successor to Seagate Software (Cayman) Holdings), or SSCH, and Crystal Decisions, Business Objects will acquire Crystal Decisions in a transaction in which, in immediate succession, (i) Borg Merger Sub I will merge with and into SSCH, (ii) the surviving corporation of the first SSCH merger will merge with and into Business Objects Americas, (iii) Borg Merger Sub III will merge with and into Crystal Decisions, and (iv) the surviving corporation of the first Crystal Decisions merger will merge with and into Business Objects Americas. As a result of these mergers, each of Crystal Decisions and SSCH will cease to exist as a separate corporation, and the surviving corporation will be Business Objects Americas, which will continue to be a wholly-owned subsidiary of Business Objects.

        Under the terms of the merger agreement, upon consummation of the transaction, holders of common stock of Crystal Decisions (other than SSCH and other than Crystal Decisions stockholders who exercise appraisal rights under Delaware law) and holders of common stock of SSCH, issued and outstanding immediately prior to the consummation of the transaction, will receive a proportionate amount of $300,000,000 in cash and a number of Business Objects shares based on a formula which is set forth in the merger agreement. The formula allocates 26,455,673 Business Objects shares based on the number of shares of Crystal Decisions common stock and the value of Crystal Decisions stock options at the time of closing. The amount of cash and number of Business Objects shares will be adjusted upward based on the total value of any cash received by Crystal Decisions from the exercise of stock options between the execution of the merger agreement and the closing. In addition, certain Crystal Decisions stock options will be converted into options to acquire Business Objects ADSs having a per option value equivalent to the cash and Business Objects shares to be received a per share by holders of Crystal Decisions common stock. The exact amount of cash and number of Business Objects shares that SSCH and Crystal Decisions stockholders will be entitled to receive in the transaction will depend on:

  •
  the number of shares of Crystal Decisions common stock and stock options outstanding as of the closing of the transaction;

  •
  the aggregate cash proceeds that Crystal Decisions receives from option exercises between July 18, 2003 and the closing of the transaction; and

  •
  the average closing prices for Business Objects ADSs on the Nasdaq National Market for the 10 trading days ending on the third trading day prior to the closing of the transaction.

        As a result, we are not able to determine the amounts such stockholders will receive at this time. Business Objects intends to issue a press release containing the final merger consideration amounts on the second business day prior to the closing of the transaction.

        Immediately following the transaction, former stockholders of SSCH and Crystal Decisions will own between 29% and 32% of the outstanding shares of Business Objects.

        A copy of the merger agreement is attached as Annex A to this document. You should read the merger agreement in its entirety.

Parties to the Transaction

Business Objects, S.A. 157-159 Rue Anatole France 92300 Levallois-Perret France +33 1 41 25 21 21	Business Objects Americas, Inc. Borg Merger Sub I, Inc. Borg Merger Sub III, Inc. 3030 Orchard Parkway San Jose, California 95134 (408) 953-6000

        Business Objects, together with its subsidiaries, including its wholly-owned subsidiary, Business Objects Americas, is a leading worldwide provider of business intelligence solutions. It develops, markets and distributes software that enables organizations to track, understand and manage enterprise performance within and beyond the enterprise to make better, more informed business decisions. Users can view and interact with key performance indicators in a dashboard, create new queries or reports, access catalogs of reports and do simple or complex analysis of the data. Instead of struggling with complex and technical database terminology, users interact with data using business representations of information, or "business objects," with which they are familiar. This patented technology is commonly referred to as the "semantic layer." Business Objects' products are designed to be easy to use and architected to be secure, scalable and extensible.

        Business Objects offers a complete suite of business intelligence software, which includes data integration, query, reporting, online analytical processing, information broadcasting, business alerts for end users, analytic application framework and pre-packaged analytic applications. It also includes administration tools that enable information technology professionals to set up and deploy its products across the enterprise. To provide greater flexibility to its customers, its software can be deployed in web, Windows or mobile environments. The Business Objects product line is divided into three families of products: data integration, business intelligence platform and enterprise analytic applications. In April 2003, Business Objects released the newest version of its complete product suite, BusinessObjects Enterprise 6.

        Borg Merger Sub I and Borg Merger Sub III are newly-formed wholly-owned subsidiaries of Business Objects. Business Objects formed each of these subsidiaries to effect the transaction and neither has conducted nor will conduct any other business during any period of its existence.

        Business Objects was incorporated in France in 1990. Business Objects' web site is located at www.businessobjects.com.

Crystal Decisions, Inc.
895 Emerson St.
Palo Alto, California 94301
(800) 877-2340 ext. 2003

        Crystal Decisions provides business intelligence software and services that enable the effective use and management of information within and among organizations. Crystal Decisions develops, markets and supports products that allow organizations of all sizes to access data from disparate systems, create useful, interactive information from that data through analysis and reporting and reliably deliver that information to the users that need it. Crystal Decisions' products are designed to meet the needs of a wide range of end users, from non-technical users to sophisticated analysts and application developers. In addition, Crystal Decisions' products can be used to deliver reports to customers and suppliers of the organizations that use Crystal Decisions' products. Crystal Decisions' products can serve as an information infrastructure that empowers users to extract more value from data that has already been captured by existing information technology systems in order to improve decision-making, lower overall information technology costs and enhance competitiveness.

        Crystal Decisions' products are used by organizations of all sizes across almost all segments of the economy. As of June 27, 2003, Crystal Decisions had delivered more than 15 million product licenses and had registered users in more than 170 countries. As a result, Crystal Decisions has a diverse customer base that includes software developers, approximately 350 independent software vendors and numerous well established companies, such as Aetna Life Insurance Company, Automatic Data Processing, Inc., Citigroup Inc., The Coca-Cola Company, JP Morgan Chase Bank, Kraft Foods, Inc. and Northrop Grumman Corporation.

        On November 22, 2000, New SAC indirectly acquired 75,001,000 shares of the common stock of Crystal Decisions' common stock, or 99.7% of Crystal Decisions' outstanding shares of common stock on that date, under the terms of a stock purchase agreement with Seagate Technology, Inc. and Seagate Software Holdings, Inc. SSCH is a wholly-owned subsidiary of New SAC, which is the indirect majority stockholder of Crystal Decisions. The November 2000 transaction is described more fully in the section entitled "Crystal Decisions' Management Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 163 of this document.

        Crystal Decisions was incorporated in Delaware in August 1999. Crystal Decisions' website is located at www.crystaldecisions.com.

Seagate Software (Cayman) Holdings Corporation
920 Disc Drive
Scotts Valley, California 95067
(831) 438-6550

        SSCH was incorporated on August 10, 2000 as an exempted company in the Cayman Islands. On July 21, 2003, SSCH filed a certificate of domestication and a certificate of incorporation with the Secretary of State of the State of Delaware and began operating as a Delaware corporation. SSCH was formed solely for the purpose of owning shares of Crystal Decisions common stock and has not conducted any other business.

Recommendation of the Business Objects Board of Directors (see page 57)

        After careful consideration, the Business Objects board of directors unanimously determined that the consummation of the mergers and each of the other transactions contemplated by the merger agreement, is advisable and in the best interests of Business Objects. The Business Objects board of directors recommends that its shareholders vote in favor of each of the proposals submitted for a vote at the Business Objects shareholders meeting, including the proposals to approve the transaction and the issuance of the Business Objects shares in connection with the transaction.

Opinion of Business Objects' Financial Advisor Regarding the Transaction (see page 60)

        On July 18, 2003, Thomas Weisel Partners rendered to the Business Objects board of directors its oral opinion, subsequently confirmed by delivery of its written opinion dated July 18, 2003, that, as of that date, and subject to the assumptions, qualifications and limitations set forth in its written opinion, the consideration (as that term is defined in the Thomas Weisel Partners opinion) to be paid by Business Objects pursuant to the merger agreement was fair, from a financial point of view, to Business Objects. A copy of the Thomas Weisel Partners opinion is attached as Annex F to this document. A summary of the Thomas Weisel Partners opinion is included in this document; however, Business Objects shareholders are urged to read the Thomas Weisel Partners opinion carefully in its entirety for the assumptions made, the procedures followed, the matters considered and the limits of the review made by Thomas Weisel Partners in connection with its opinion. Thomas Weisel's opinion is not a recommendation as to how Business Objects shareholders should vote their shares with respect to the proposals presented at the Business Objects shareholders meeting.

Approval of the Crystal Decisions Board of Directors (see page 67)

        After careful consideration, the members of the Crystal Decisions board of directors present at the meeting at which the transaction and merger agreement were considered, from which two members were absent, unanimously approved the mergers, the merger agreement and the other transactions contemplated by the merger agreement. The Crystal Decisions board of directors determined that the terms of the merger agreement and the mergers are fair to and in the best interests of Crystal Decisions and its stockholders and determined to submit the merger agreement and the mergers to SSCH for approval.

Opinion of Crystal Decisions' Financial Advisor Regarding the Transaction (see page 70)

        On July 18, 2003, Goldman, Sachs & Co. rendered its oral opinion, subsequently confirmed by delivery of its written opinion dated July 18, 2003, to Crystal Decisions' board of directors that, as of such date, and based upon and subject to the factors and assumptions set forth in the opinion, the per share consideration to be received by holders of Crystal Decisions common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated July 18, 2003, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex G to this document. Crystal Decisions stockholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of Crystal Decisions' board of directors in connection with its consideration of the transaction.

Ordinary and Extraordinary General Meeting of the Business Objects Shareholders (see page 42)

        Business Objects will hold an ordinary and extraordinary general meeting of its shareholders at    •    , France, on     •    , 2003 at    •    , local time, at which Business Objects shareholders will be asked to vote on the proposals described in this document.

Approvals By Crystal Decisions Stockholders (see page 47)

        Approval by at least a majority of the outstanding shares of Crystal Decisions common stock entitled to vote on the mergers was required to approve and adopt the merger agreement, to approve the mergers to which Crystal Decisions is a party, and other matters related to the mergers. SSCH, which owned 75,001,000 shares of Crystal Decisions common stock, representing 98.6% of Crystal Decisions outstanding common stock as of July 18, 2003, approved and adopted the merger agreement and approved the mergers to which Crystal Decisions is a party in an action by written consent dated July 18, 2003.

Interests of Business Objects' and Crystal Decisions' Directors and Executive Officers in the Transaction (see page 78)

        The interests of some of the directors and executive officers of Business Objects and Crystal Decisions in the transaction may differ from those of Business Objects' shareholders and Crystal Decisions' stockholders. For example, one director of Business Objects is an investor in a private equity fund that is affiliated with New SAC, which own all of SSCH's outstanding common stock. In addition, Crystal Decisions is a party to management retention agreements with members of its executive committee. The interests of Business Objects and Crystal Decisions' directors and executive officers in the transaction are further described in the section entitled "Interests of Business Objects' and Crystal Decisions' Directors and Executive Officers in the Transaction" beginning on page 78 of this document.

Security Ownership of Directors and Executive Officers of Business Objects and Crystal Decisions

        At the close of business on July 18, 2003, directors and executive officers of Business Objects and their affiliates owned and were entitled to vote approximately 2.82% of the 63,191,429 Business Objects ordinary shares or ADSs entitled to vote on that date. The directors and executive officers of Business Objects have agreed to vote all of their Business Objects shares in favor of approving the transaction, the issuance of Business Objects shares in connection with the transaction and the related proposals. Approval of the proposals to approve the transaction and the issuance of Business Objects shares in connection with the transaction and each other proposal to approve extraordinary resolutions requires the affirmative vote of two-thirds of the ordinary shares present or represented at the Business Objects shareholders meeting. The proposals to approve ordinary resolutions require the affirmative vote of a majority of the ordinary shares present or represented at the shareholders meeting, as further described in this document.

        At the close of business on July 18, 2003, the date SSCH delivered its action by written consent approving and adopting the merger agreement and approving the mergers, SSCH, and four members of the Crystal Decisions board of directors who are officers or directors of SSCH and/or New SAC and their affiliates beneficially owned and were entitled to vote 76,106,805 shares of Crystal Decisions common stock outstanding on that date. As of the close of business on July 18, 2003, the remaining directors and executive officers of Crystal Decisions and their affiliates beneficially owned and were entitled to vote approximately less than 1% of the Crystal Decisions common stock outstanding on that date. Directors and executive officers of Crystal Decisions and their affiliates held an aggregate of    •    shares of Business Objects ordinary shares or ADSs as of    •     , 2003. Approval of the proposals to approve the mergers and the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Crystal Decisions common stock.

Directors and Executive Officers of Business Objects Following the Transactions (see page 81)

        Upon the completion of the transaction, the size of Business Objects' board of directors will be expanded to include one additional director, for a total of nine directors. Subject to his election by Business Objects' shareholders, David J. Roux, who is currently a member of the Crystal Decisions board of directors, will join the Business Objects board of directors. In addition, Business Objects will use its reasonable best efforts to cause its shareholders to elect one additional independent director as of the completion of the transaction or as soon as practicable thereafter and, in any event, no later than at Business Objects' annual meeting of shareholders to be held in 2004. Bernard Liautaud, chairman and chief executive officer of Business Objects, will remain Business Objects' chairman and chief executive officer following completion of the transaction.

Conditions to Completion of the Transaction (see page 114)

        Certain conditions must be satisfied or waived before Business Objects and Crystal Decisions complete the transaction, including those summarized below:

  •
  approval of the transaction, as well as receipt of other required approvals from Business Objects' shareholders as provided in the merger agreement;

  •
  approval and adoption of the merger agreement and the mergers by the Crystal Decisions stockholders;

  •
  absence of any statute, rule, regulation, injunction or other governmental order which has the effect of making the transaction illegal or otherwise prohibiting the completion of the transaction;

  •
  the registration statement having been declared effective by the Securities and Exchange Commission, or SEC, and approval of the required French filings by the Commission des opérations de bourse, or COB, France's securities regulator established as an independent French administrative body;

  •
  receipt of antitrust approvals from the United States and other applicable foreign antitrust approvals;

  •
  receipt of opinions by Business Objects and Crystal Decisions from their respective tax counsel that the mergers involving SSCH and the mergers involving Crystal Decisions each will qualify as a reorganization under the Internal Revenue Code of 1986, as amended;

  •
  material compliance by each party with its covenants in the merger agreement; and

  •
  absence of a material adverse effect on each of Business Objects and Crystal Decisions.

        Business Objects' obligation to complete the transaction is also subject to the condition that no government litigation is pending or overtly threatened which challenges the transaction, or which could require Business Objects, Crystal Decisions or any of their respective subsidiaries to effect an action of divestiture.

Restrictions on Solicitation of Other Acquisition Proposals (see pages 108 and 109)

        Under the terms of the merger agreement, Crystal Decisions is prohibited from soliciting or encouraging any discussions regarding a proposal to enter into any business combination with any party other than Business Objects. The merger agreement also provides that, subject to certain exceptions, Business Objects is prohibited from soliciting or encouraging any discussions regarding a proposal to enter into any business combination, such as a merger, that would result in a change of control of Business Objects or a sale of all or substantially all of Business Objects shares or assets, if such business combination would be reasonably likely to adversely affect Business Objects' ability to consummate the transaction with Crystal Decisions without material delay or require a vote of Business Objects' shareholders prior to its meeting of shareholders to approve the transaction.

Circumstances Under Which the Merger Agreement May be Terminated (see page 116)

        Either Business Objects or Crystal Decisions may terminate the merger agreement if:

  •
  the transaction has not been completed by January 31, 2004, unless either party extends such date to March 31, 2004, if the transaction has not been completed as the result of a failure to satisfy certain conditions;

  •
  the required approvals of Business Objects' shareholders have not been obtained at its duly held shareholders meeting;

  •
  any governmental order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transaction has become final and non-appealable;

  •
  a material adverse effect on the other party has occurred and is continuing;

  •
  the other party breaches its representations, warranties or covenants in the merger agreement such that the conditions to completion of the transaction would not be satisfied subject to a 30-day cure period; or

  •
  at any time prior to the approval by its respective shareholders, if a triggering event with respect to the other has occurred, as such term is defined in the merger agreement.

        Additionally, Crystal Decisions may terminate the merger agreement if Business Objects' board of directors recommends, or Business Objects consummates, a transaction in which Business Objects shares are to be converted into the right to receive non-cash consideration which Crystal Decisions' board of directors determines would be less valuable to Crystal Decisions' stockholders than the Business Objects shares that would otherwise be issued to the Crystal Decisions stockholders in the transaction.

        Additionally, Business Objects may terminate the merger agreement if SSCH's written consent approving the transaction is revoked, ruled invalid, or if the validity of the written consent is challenged by SSCH or Crystal Decisions.

Circumstances Under Which a Termination Fee May Be Required (see page 118)

        If the merger agreement is terminated, either Business Objects or Crystal Decisions, in specified circumstances, may be required to pay a termination fee of $21 million to the other party.

Certain Tax Considerations (see page 83)

        The mergers to which SSCH is a party and the mergers to which Crystal Decisions is a party each are intended to qualify as a reorganization for U.S. federal income tax purposes. Residents of the United States will incur tax liabilities on the cash portion of the merger consideration. Residents of Canada or the United Kingdom may incur tax liabilities in connection with the transaction.

Accounting Treatment of the Transactions (see page 95)

        Business Objects will account for the transaction under the purchase method of accounting for business combinations under U.S. generally accepted accounting principles, or U.S. GAAP.

Regulatory Clearances and Approvals (see page 95)

        The completion of the transaction is subject to expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Business Objects and Crystal Decisions have not yet obtained any of the governmental or regulatory clearances or approval required to complete the transaction.

Listing of Business Objects ADSs and Ordinary Shares (see page 95)

        Business Objects' ordinary shares are currently listed on the Premier Marché of Euronext Paris and its ADSs are currently quoted on the Nasdaq National Market. The shares of Business Objects issued in connection with the transaction will also be listed on both markets.

Appraisal Rights for the Business Objects Shareholders

        The shareholders of Business Objects are not entitled to appraisal rights in connection with the transaction.

Appraisal Rights For Crystal Decisions Stockholders (see page 48)

        Under Delaware law, Crystal Decisions stockholders are entitled to appraisal rights with respect to the transaction and, if the transaction is completed, to receive payment in cash for the fair value of their shares of Crystal Decisions common stock. In general, to preserve their appraisal rights, Crystal Decisions stockholders who wish to exercise these rights must:

  •
  hold shares of Crystal Decisions stock on the date that the stockholder makes a demand in accordance with section 262 of the DGCL with respect to those shares; and

  •
  continuously hold those shares through the closing time of the transaction.

        The text of the Delaware statute governing appraisal rights is attached as Annex H to this document. Failure of a Crystal Decisions stockholder to comply with the procedures described in section 262 will result in the loss of such appraisal rights. Crystal Decisions stockholders are urged to carefully read the text of the Delaware statute governing appraisal rights.

Stockholders Agreement (see page 120)

        Upon completion of the transaction, New SAC and its affiliates will beneficially own between 23% and 26% of the outstanding Business Objects shares. In connection with the execution of the merger agreement, Business Objects, New SAC and certain stockholders of New SAC entered into a stockholders agreement, which will become effective upon the completion of the transaction. Among other things, the stockholders agreement provides that:

  •
  New SAC will have the right to designate one person to be proposed by the Business Objects board of directors to Business Objects' shareholders to be elected a director on Business Objects' board of directors until such time as New SAC and its shareholders collectively beneficially own less than 10% of the outstanding Business Objects shares;

  •
  New SAC will be entitled to cause Business Objects to register for resale the Business Objects shares that New SAC and its affiliates receive in connection with the transaction, subject to exceptions;

  •
  New SAC will be required to hold the Business Objects shares it receives in connection with transaction for at least 90 days and will be subject to certain transfer restrictions thereafter; and

  •
  New SAC and its shareholders will be prohibited from, among other things, purchasing additional Business Objects shares, participating in any solicitation of proxies, or submitting shareholder proposals to be considered at any meeting of Business Objects shareholders, subject to exceptions.

        For a more detailed description of the stockholders agreement, see the section entitled "Related Agreements" beginning on page 120 of this document.

SUMMARY SELECTED HISTORICAL CONDENSED CONSOLIDATED
FINANCIAL DATA OF BUSINESS OBJECTS

        The table below presents a summary of selected historical condensed consolidated financial data with respect to Business Objects. The condensed consolidated statement of income data for the years ended December 31, 2002, 2001 and 2000 and the consolidated balance sheet data as of December 31, 2002 and 2001 have been derived from Business Objects' historical audited consolidated financial statements, which are incorporated by reference into this document. The selected historical financial data of Business Objects as of June 30, 2003 and for the six months ended June 30, 2003 and 2002, has been derived from Business Objects' unaudited condensed consolidated financial statements which are incorporated by reference into this document. The selected historical financial data for the six months ended June 30, 2003 and June 30, 2002 includes, in the opinion of Business Objects' management, all adjustments, consisting of normal recurring adjustments, which Business Objects considers necessary to present fairly the results of operations and financial position of such periods. The historical consolidated statements of income data presented below for the years ended December 31, 1999 and 1998 and the historical consolidated balance sheets data as of December 31, 2000, 1999 and 1998 have been derived from Business Objects' historical audited consolidated financial statements, which are not incorporated by reference into this document.

        It is important for you to read the following summary selected historical consolidated financial data together with the consolidated financial statements and accompanying notes contained in Business Objects' Annual Report on Form 10-K for its fiscal year ended December 31, 2002, as well as the sections of Business Objects' Annual Report on Form 10-K entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are incorporated by reference into this document.

Condensed Consolidated Statement of Income Data (in thousands, except per ordinary share and ADS data):

	Six Months Ended June 30		Year Ended December 31
	2003	2002	2002	2001	2000	1999	1998
	(unaudited)
Total revenues	$247,511	$218,734	$454,799	$415,794	$348,934	$241,643	$166,894
Cost of revenues	42,452	35,749	74,591	65,652	55,670	39,764	27,171

Gross margin	205,059	182,985	380,208	350,142	293,264	201,879	139,723
Sales and marketing	114,730	106,841	222,243	203,655	167,519	117,960	89,118
Research and development	46,119	32,993	76,991	55,246	40,725	26,746	19,434
General and administrative	18,760	13,345	29,387	28,748	25,995	19,681	15,394
Restructuring	—	3,756	3,871	—	—	—	—

Total operating expenses	179,609	156,935	332,492	287,649	234,239	164,387	123,946

Income from operations	25,450	26,050	47,716	62,493	59,025	37,492	15,777
Net income	$20,340	$22,899	$40,580	$44,878	$42,403	$23,780	$10,287

Basic net income per ordinary share and ADS	$0.32	$0.37	$0.66	$0.74	$0.71	$0.44	$0.20

Diluted net income ordinary per share and ADS	$0.32	$0.35	$0.63	$0.70	$0.65	$0.40	$0.19

Basic weighted average ordinary shares outstanding	62,765	61,707	61,888	60,879	59,471	54,159	50,897

Diluted weighted average ordinary shares outstanding	64,075	64,686	63,933	64,361	65,292	59,303	53,223

Condensed Consolidated Balance Sheet Data: (in thousands)

		As of December 31,
	As of June 30, 2003
		2002	2001	2000	1999	1998
	(unaudited)
Cash, cash equivalents, short-term investments and restricted cash	$381,056	$299,527	$249,673	$211,934	$176,233	$71,713
Working capital	277,725	225,513	193,150	164,439	138,604	51,104
Total assets	617,137	551,808	421,469	369,014	272,546	138,085
Long term obligations	7,456	17,441	3,174	4,288	2,924	—
Total shareholders' equity	394,608	344,933	252,666	210,935	164,053	67,247

SUMMARY SELECTED HISTORICAL CONDENSED CONSOLIDATED
FINANCIAL DATA OF CRYSTAL DECISIONS

        The table below presents a summary of selected historical condensed consolidated financial data with respect to Crystal Decisions. The condensed consolidated statement of operations data for the fiscal years ended June 27, 2003, June 28, 2002 and June 29, 2001 and the condensed consolidated balance sheet data as of June 27, 2003 and June 28, 2002 have been derived from Crystal Decisions' historical audited consolidated financial statements, which are included elsewhere in this document. The selected historical condensed data presented below for the fiscal years ended June 30, 2000 and July 2, 1999 and the historical condensed consolidated balance sheet data as of June 29, 2001, June 30, 2000 and July 2, 1999, have been derived from Crystal Decisions' historical audited consolidated financial statements, which are not included elsewhere in this document.

        It is important for you to read the following summary selected historical condensed consolidated financial data together with the consolidated financial statements and accompanying notes contained in Crystal Decisions' audited consolidated financial statements for the fiscal year ended June 27, 2003, as well as the section entitled "Crystal Decisions' Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 163 of this document.

        In 1984, Crystal Computer Services incorporated and began providing software and services. Crystal Computer Services was acquired by Seagate Software Holdings, Inc. in 1994. Seagate Software Holdings was a subsidiary of Seagate Technology, Inc., or Old Seagate, throughout these transactions. In June 1999, Seagate Software Holdings sold the shares of certain of its subsidiaries and the assets of its network storage and management group business to VERITAS Software Corporation for approximately 128 million shares of VERITAS' common stock. In November 1999, Seagate Software Holdings contributed to us the stock of its subsidiaries and a substantial majority of its assets, other than the shares of VERITAS common stock. Crystal Decisions is the successor to Seagate Software Holdings' business intelligence software business.

        In a series of transactions that took place in November 2000, New SAC purchased the operating business of Old Seagate, including the business intelligence software business that we now operate. New SAC was formed for the purpose of completing these transactions and its principal stockholders include affiliates of Silver Lake Partners, Texas Pacific Group, August Capital, J.P. Morgan Partners, LLC, investment partnerships of which the general partner, managing general partner or investment manager is affiliated with Goldman Sachs and the former officers and employees of Old Seagate. Old Seagate's disc drive business was continued by Seagate Technology, of which New SAC is the majority shareholder, and other direct and indirect subsidiaries of New SAC acquired Old Seagate's removable tape storage, investment and other businesses. The November 2000 transaction is described more fully under the section entitled "Crystal Decisions' Management's Discussion and Analysis of Financial Condition and Results of Operations—Change in Control of Crystal Decisions" beginning on page 163 of this document.

        As part of the November 2000 transaction, SSCH acquired 75,001,000 shares, or 99.7% of Crystal Decisions common stock outstanding on that date, under the terms of a stock purchase agreement with Old Seagate and Seagate Software Holdings. SSCH is a wholly owned subsidiary of New SAC.

        In the November 2000 transaction, New SAC purchased all of the operating assets of Old Seagate for cash and borrowings of $1.84 billion, including transaction costs of $25 million. Based on the purchase price accounting for the November 2000 transaction, $41.5 million was allocated to the shares of our common stock on November 22, 2000, for an implicit allocated per share purchase price of $0.55. The purchase price and the implicit allocated per share purchase price does not include a subsequent $9.1 million reduction in the allocated purchase price on June 28, 2002, resulting from the release of a tax valuation allowance pushed down to Crystal Decisions' financial statements from New SAC.

Condensed Consolidated Statement of Operations Data (in thousands, except per share data):

	Fiscal Year Ended(1)
	June 27, 2003	June 28, 2002	June 29, 2001(3)(4)	June 30, 2000(2)(3)	July 2, 1999(2)(3)
Total revenues	$287,508	$217,170	$167,722	$126,909	$142,565
Cost of revenues	61,930	56,448	50,550	45,450	50,557

Gross profit	225,578	160,722	117,172	81,459	92,008
Sales and marketing	108,470	94,449	73,888	65,752	65,488
Research and development	41,924	30,515	36,309	27,377	23,657
General and administrative	29,434	20,822	18,061	21,998	15,106
Unusual items	—	—	1,851	242,569	86,714

Total operating expenses	179,828	145,786	130,109	357,696	190,965
Income (loss) from operations	45,750	14,936	(12,937)	(276,237)	(98,957)

Net income (loss)	$33,455	$12,955	$(11,469)	$(221,162)	$(96,375)

Basic net income (loss) per share	$0.44	$0.17	$(0.15)	$(2.95)	$(1.28)

Diluted net income (loss) per share	$0.42	$0.17	$(0.15)	$(2.95)	$(1.28)

Basic weighted average shares outstanding	75,978	75,601	75,253	75,001	75,001

Diluted weighted average shares outstanding	80,317	76,806	75,253	75,001	75,001

Condensed Consolidated Balance Sheet Data (in thousands):

	As of
	June 27, 2003	June 28, 2002	June 29, 2001	June 30, 2000	July 2, 1999
Cash, cash equivalents, short-term investments and restricted cash	$106,722	$71,451	$34,379	$3,621	$7,419
Working capital (deficit)	49,762	26,426	10,750	8,860	(11,163)
Total assets	208,698	136,846	105,126	72,545	79,820
Long-term liabilities	3,090	2,575	3,600	381	459
Total stockholders' equity	75,756	41,452	35,609	23,113	2,883

(1)
Crystal Decisions reports its financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30. All fiscal years were 52 weeks.

(2)
Fiscal 2000 and fiscal 1999 are presented as if Crystal Decisions existed as a separate entity during those periods.

(3)
The net losses included unusual items of $1.9 million in fiscal 2001, $242.6 million in fiscal 2000 and $86.7 million in fiscal 1999. The net losses included restructuring charges of approximately $0.6 million in fiscal 2001 and $1.3 million in fiscal 2000. The unusual item in fiscal 1999 related to and exchange of shares between Seagate Technology, Inc. and some former employees in June 1999.

(4)
On November 22, 2000, Crystal Decisions became a majority owned subsidiary of New SAC. The purchase price under this transaction was allocated to the assets and liabilities based on the relative fair values on that date. For further details regarding this transaction, see the section entitled "Crystal Decisions Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 151 of this document.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
FINANCIAL DATA OF BUSINESS OBJECTS AND CRYSTAL DECISIONS
(in thousands, except per ordinary share and ADS amounts)

        The following selected unaudited pro forma condensed combined consolidated financial data gives effect to the transaction under the purchase method of accounting, as required under the rules of the SEC.

        The following selected unaudited pro forma condensed combined consolidated balance sheet data as of June 30, 2003 is presented to give effect to the transaction as if it had occurred on June 30, 2003 and, due to different fiscal period ends, combines the historical unaudited consolidated balance sheet of Business Objects at June 30, 2003 and the historical audited consolidated balance sheet of Crystal Decisions at June 27, 2003. The selected unaudited pro forma condensed combined consolidated statement of income data of Business Objects and Crystal Decisions for the six months ended June 30, 2003 is presented as if the transaction had been completed on January 1, 2003 and, due to different fiscal period ends, combines the selected historical consolidated results of Business Objects for the six months ended June 30, 2003 and the selected historical consolidated results of Crystal Decisions for the six months ended June 27, 2003, which represented the third and fourth quarters of fiscal 2003 for Crystal Decisions. The selected unaudited pro forma condensed combined consolidated statement of income data of Business Objects and Crystal Decisions for the year ended December 31, 2002 is presented as if the transaction had been completed on January 1, 2002 and, due to different fiscal period ends, combines the selected historical consolidated results of Business Objects for the year ended December 31, 2002 and the selected historical consolidated results of Crystal Decisions for the 12 months ended December 27, 2002, which represents the third and fourth quarters of fiscal 2002 and the first and second quarters of fiscal 2003 for Crystal Decisions.

        The selected unaudited pro forma condensed combined consolidated financial data is based on estimates and assumptions. This data is not intended to represent or be indicative of the consolidated results of operations or consolidated financial conditions of Business Objects that would have been reported had the transaction been completed as of the dates presented, and is not intended to represent or be indicative of future consolidated results of operations or consolidated financial condition of Business Objects.

        This selected unaudited pro forma condensed combined consolidated financial data should be read in conjunction with the summary selected historical condensed consolidated financial data of each of Business Objects and Crystal Decisions included elsewhere in this document, the unaudited pro forma condensed combined consolidated financial statements of Business Objects and Crystal Decisions and accompanying notes included elsewhere in this document, and the separate historical consolidated financial statements and accompanying notes of Business Objects incorporated by reference into this document and the historical consolidated financial statements and accompanying notes of Crystal Decisions included in this document.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
FINANCIAL DATA OF BUSINESS OBJECTS AND CRYSTAL DECISIONS
(in thousands, except for per ordinary share and ADS amounts)
(unaudited)

Condensed Consolidated Statement of Operations Data:

	Pro Forma Combined
	Six Months Ended June 30, 2003	Year Ended December 31, 2002
Total revenues	$398,799	$708,568
Cost of revenues	85,851	158,463

Gross margin	312,948	550,105
Operating expenses
Sales and marketing	173,229	326,479
Research and development	69,586	112,924
General and administrative	34,546	54,789
Amortization of other intangible assets	513	4,207
Restructuring	—	3,871

Total operating expenses	277,874	502,270

Income from operations	35,074	47,835
Interest and other income, net	2,894	10,795

Income before income taxes	37,968	58,630
Income tax provision	(11,929)	(19,427)

Net income	$26,039	$39,203

Net income per ordinary share and ADS—basic	$0.30	$0.46

Net income per ordinary share and ADS—diluted	$0.29	$0.44

Ordinary shares and ADSs used in computing net income per ordinary share and ADS—basic	86,402	85,401

Ordinary shares and ADSs used in computing net income per ordinary share and ADS—diluted	89,336	88,290

Condensed Consolidated Balance Sheet Data:

Pro Forma Combined As of June 30, 2003
Cash, cash equivalents, short-term investments and restricted cash	$199,228
Working capital	45,769
Total assets	1,377,459
Long-term obligations	7,456
Shareholders' equity	1,042,139

COMPARATIVE PER ORDINARY SHARE AND ADS DATA

        The following table summarizes (i) historical financial information, (ii) unaudited pro forma combined financial information and (iii) equivalent pro forma financial information on a per ordinary share and ADS basis.

        The unaudited pro forma condensed combined consolidated statement of income data for the six months ended June 30, 2003 and for the year ended December 31, 2002 assumes that the transaction was completed on January 1, 2003 and January 1, 2002, respectively. The unaudited pro forma condensed combined consolidated balance sheet data as of June 30, 2003 assumes that the transaction was completed on June 30, 2003. The basic and diluted unaudited pro forma combined per ordinary share and ADS information assumes 0.2935 of an ordinary share or ADS of Business Objects will be exchanged for each share of Crystal Decisions common stock in connection with the transaction. Optionholders of Crystal Decisions will receive stock options to acquire Business Objects ADSs. The basic and diluted unaudited pro forma combined per ordinary share and ADS information assumes 0.4659 of an option to purchase a Business Objects ADS will be exchanged for each outstanding stock option of Crystal Decisions (other than options outstanding under the United Kingdom sub-plan of the Crystal Decisions 1999 stock option plan and the 2000 Crystal Decisions stock option plan and options held by nonemployee directors of Crystal Decisions, each of which will accelerate and terminate if not exercised prior to the closing of the transaction) in connection with the transaction. The pro forma condensed consolidated combined per ordinary share and ADS data set forth in this document assumes that holders of Crystal Decisions outstanding common stock at the closing of the transaction will be entitled to per-share cash consideration of $3.81 per share; however, holders of options to acquire Crystal Decisions common stock will not be entitled to any cash consideration. The ratio used for determining the number of Business Objects stock options to be received in exchange for Crystal Decisions stock options has been calculated to reflect the same fair value as the combination of cash and Business Objects ordinary shares and ADSs that would be paid for each share of Crystal Decisions common stock at the closing of the transaction. The pro forma unaudited condensed combined per ordinary share and ADS data presented below have been derived from unaudited pro forma condensed combined consolidated financial statements included in this document. In calculating the pro forma condensed combined weighted average number of ordinary shares and ADSs outstanding used in the unaudited pro forma calculation of condensed combined basic and diluted earnings per ordinary share, the weighted average number of shares of Crystal Decisions common shares outstanding and the weighted average number of options to acquire Crystal Decisions common stock have been adjusted to reflect the fact that the stock options to acquire Crystal Decisions common stock issued under the Crystal Decisions 2000 stock option plan, the Crystal Decisions 1999 stock option plan—United Kingdom sub-plan, and stock options issued to Crystal Decisions' non-employee directors accelerate and become fully vested prior to the closing of the transaction. These stock options are assumed to be exercised in full and have been treated as outstanding Crystal Decisions common shares as the options are in-the-money and would terminate if not exercised prior to the closing of the transaction.

        The information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, the separate historical financial information of Business Objects incorporated by reference, the historical consolidated financial statements of Crystal Decisions included elsewhere in this document, and the selected historical financial information and pro forma financial information of Business Objects and Crystal Decisions included elsewhere in this document.

	As of and for the Six Months Ended June 30, 2003	As of and for the Year Ended December 31, 2002
Historical Business Objects
Basic net income per ordinary share and ADS	$0.32	$0.66
Diluted net income per ordinary share and ADS	$0.32	$0.63
Book value per common ordinary share and ADS(1)	$6.14	$5.44
	As of and for Six Months Ended June 27, 2003	As of and for the Fiscal Year Ended June 27, 2003
Historical Crystal Decisions
Basic net income per share	$0.24	$0.44
Diluted net income per share	$0.22	$0.42
Book value per common share	$1.00	$1.00
	As of and for the Six Months Ended June 30, 2003	Twelve Months Ended December 31, 2002
Pro Forma Condensed Combined per Share and ADS(2)(3)
Basic net income per ordinary share and ADS	$0.30	$0.46
Diluted net income per ordinary share and ADS	$0.29	$0.44
Book value per common ordinary share and ADS	$11.85
Basic net income per equivalent Crystal Decisions' share(4)	$0.09	$0.13
Diluted net income per equivalent Crystal Decisions' share(4)	$0.09	$0.13
Book value per equivalent Crystal Decisions' share(4)	$3.48

  (1)
  Historical book value per share is computed by dividing shareholders' equity by the number of ordinary shares and ADSs outstanding at the end of the period.

  (2)
  Business Objects pro forma combined book value per ordinary share is computed by dividing pro forma combined shareholders' equity by the pro forma number of Business Objects' ordinary shares and ADSs outstanding at the end of the period.

  (3)
  As Business Objects and Crystal Decisions have different fiscal period end dates, financial information for Business Objects as of or for the six months ended June 30, 2003 and for the year ended December 31, 2002 have been combined with financial information relating to Crystal Decisions as of or for the six months ending June 27, 2003 and for the twelve months ending December 27, 2002, respectively.

  (4)
  Crystal Decisions' unaudited equivalent pro forma combined per share amounts are calculated by multiplying Business Objects' combined pro forma ordinary share amounts by the common stock exchange ratio in the transaction of 0.2935 of an ordinary share or ADS of Business Objects for each share of Crystal Decisions common stock. In calculating the pro forma condensed combined weighted average number of shares outstanding used in the unaudited pro forma calculation of condensed combined basic and diluted earnings per share, the number of shares of Crystal Decisions weighted average common shares outstanding and the number of Crystal Decisions weighted average stock options outstanding have been adjusted for options to acquire Crystal Decisions common stock outstanding under the Crystal

    Decisions 2000 stock option plan issued under the 1999 stock option plan—United Kingdom sub-plan, and stock options issued to Crystal Decisions' nonemployee directors. Crystal Decisions stock options issued under the 2000 stock option plan, 1999 stock option plan—United Kingdom sub-plan, and stock options issued to Crystal Decisions' nonemployee directors accelerate and become fully vested prior to the completion of the transaction. These stock options are assumed to be exercised in full and have therefore been treated as outstanding Crystal Decisions common shares as the stock options are in-the-money and would terminate if not exercised prior to the closing of the transaction. The pro forma condensed consolidated combined per ordinary share and ADS data set forth in this document assumes that holders of Crystal Decisions outstanding common stock at the closing of the transaction date will be entitled to per-share cash consideration of $3.81 per share; however, holders of Crystal Decisions outstanding common stock options will not be entitled to any cash consideration. The ratio used for determining the number of Business Objects stock options to be received in exchange for Crystal Decisions stock options has been calculated to reflect the same fair value as the combination of cash and Business Objects shares that would be paid for each share of Crystal Decisions common stock at the closing of the transaction.

COMPARATIVE PER ORDINARY SHARE AND ADS MARKET PRICE DATA

Business Objects

        Business Objects ADSs trade on the Nasdaq National Market under the symbol "BOBJ" and Business Objects' ordinary shares are listed on the Premier Marché of Euronext Paris under the ISIN Code FR 000 4026250-BOB.

        The following table sets forth the high and low sales prices in U.S. dollars for Business Objects' ADSs on the Nasdaq National Market and in euros for Business Objects' ordinary shares on the Premier Marché of Euronext Paris on (i) July 17, 2003, the last full trading day preceding the date of the public announcement that Business Objects and Crystal Decisions had entered into the merger agreement, and (ii) August 28, 2003, the last full trading day preceding the date of the filing of this document with the SEC.

	Price per ADS		Price per Ordinary Share
	High	Low	High	Low
July 17, 2003	$19.87	$19.46	€18.34	€17.45
August 28, 2003	$26.00	$25.26	€23.69	€22.94

Crystal Decisions

        There is no established public trading market for any class of Crystal Decisions securities and, accordingly, market price information is not available.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        This document and the documents incorporated by reference into this document contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of Business Objects and its consolidated subsidiaries, on the one hand, either before or after consummation of the transaction, or Crystal Decisions and its consolidated subsidiaries, on the other, to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any:

  •
  projections of earnings, revenues, synergies, accretion, margins or other financial items;

  •
  statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans and the anticipated timing of filings, approvals and closing relating to the transaction;

  •
  statements concerning proposed new products, services, developments or industry rankings;

  •
  statements regarding future economic conditions or performance;

  •
  statements of belief; and

  •
  statements of assumptions underlying any of the foregoing.

        The risks, uncertainties and assumptions referred to above include, among others:

  •
  the possibility that the transaction will not close, that the closing may be delayed or that Business Objects and Crystal Decisions may be required to modify aspects of the transaction to achieve regulatory approval;

  •
  the reaction of customers of Business Objects and Crystal Decisions to the transaction;

  •
  Business Objects' ability to successfully integrate Crystal Decisions' operations and employees;

  •
  Business Objects' ability to transition Crystal Decisions' customers;

  •
  the introduction of new products by competitors or the entry of new competitors into the markets for Business Objects' and Crystal Decisions' products;

  •
  economic and political conditions in the United States and abroad; and

  •
  other risks that are described in the section entitled "Risk Factors," which follows on the next page, and in the documents that are incorporated by reference into this document.

        Business Objects and Crystal Decisions are not under any obligation and do not intend to update their respective forward-looking statements.

RISK FACTORS

Risks Related to the Transaction

The announcement of the transaction could have an adverse effect on each of Business Objects' and Crystal Decisions' revenues and profitability in the near term if customers delay, defer or cancel purchases pending completion of the transaction.

        In response to the announcement of the transaction, customers of Business Objects and Crystal Decisions may seek to cancel existing purchases or delay or defer purchasing decisions which could have an adverse effect on each of Business Objects' and Crystal Decisions' businesses, regardless of whether the transaction is ultimately completed. In particular, prospective customers could be reluctant to purchase licenses for Business Objects' or Crystal Decisions' products or services if the customers are uncertain about the strategic direction of the combined company, the continuation of specific product offerings or the willingness of the combined company to support and maintain existing products. Uncertainty created among persons and organizations contemplating purchases of products or services as a result of the announcement of the transaction could cause a significant customer or a significant number of customers to not purchase or to delay purchase decisions pending consummation of the planned transaction, which could have an adverse effect on Business Objects' and Crystal Decisions' respective results of operations and Business Objects' and Crystal Decisions' quarterly revenues such that they could be substantially below the expectations of market analysts, which could cause a reduction in the analysts' expectations of the results of operations for the combined company and the market price of Business Objects' shares.

Uncertainty regarding the transaction and the effects of the transaction could cause Business Objects' and Crystal Decisions' strategic partners or key employees to make decisions which could adversely affect either company's business and operations.

        Some of Business Objects' and Crystal Decisions' original equipment manufacturers, distributors and other strategic partners could decide to terminate or cancel their existing arrangements, or fail to renew those arrangements as a result of the pending transaction. In addition, key employees of Business Objects and Crystal Decisions may decide to terminate their employment due to the pending transaction and other employees may experience uncertainty about their future with the combined company, which could adversely affect Business Objects', Crystal Decisions' and the combined company's ability to retain key management, sales, technical and marketing personnel.

Upon completion of the transaction, Crystal Decisions' stockholders will receive Business Objects shares, the market value of which will fluctuate.

        Upon the closing of the transaction, Crystal Decisions stockholders who have not exercised appraisal rights will receive a combination of cash and Business Objects shares, either in the form of ADSs or ordinary shares. The market price of Business Objects' shares may fluctuate substantially both prior to and following completion of the transaction, which could impact the aggregate value of the proposed transaction. The market price of Business Objects shares is subject to general price fluctuations in the market for publicly traded equity securities, and has experienced significant volatility in the past. The terms of the merger agreement do not provide for any adjustment in the number of Business Objects shares to be issued as a result of such fluctuations. In addition, Crystal Decisions is not permitted to withdraw from the transaction or resolicit the vote of its stockholders solely because of changes in the market price of Business Objects' shares. Business Objects and Crystal Decisions cannot predict or give any assurances as to the market price of Business Objects' shares at any time before or after the closing of the transaction.

Failure to complete the transaction could negatively impact each of Business Objects' and Crystal Decisions' future businesses and operations.

        Completion of the transaction is subject to the satisfaction or waiver of a number of closing conditions and there can be no assurances that those closing conditions will be satisfied or waived. If the transaction is not completed for any reason, Business Objects and Crystal Decisions may be subject to a number of negative consequences, including the following:

  •
  benefits that Business Objects and Crystal Decisions expect to realize from the transaction, such as the enhanced financial and competitive position of the combined company, would not be realized;

  •
  the price of Business Objects' shares may decline to the extent that the current market price reflects a market assumption that the transaction will be completed;

  •
  Crystal Decisions may not be able to undertake its proposed initial public offering in the short-term and Crystal Decisions' stockholders and holders of options to acquire its common stock may not have a public trading market in which to sell Crystal Decisions' common stock;

  •
  market analysts' estimates of Crystal Decisions' valuation may decline due to uncertainty regarding Crystal Decisions' stand-alone prospects;

  •
  costs related to the transaction, such as legal, accounting and printing fees, as well as a portion of the financial advisors fees, must be paid even if the transaction is not completed;

  •
  depending on the reason for termination of the merger agreement, Business Objects may be required to pay Crystal Decisions, or Crystal Decisions may be required to pay Business Objects, a termination fee of $21 million; and

  •
  the diversion of management attention from the day-to-day business of each of Business Objects and Crystal Decisions and the associated disruption to its employees and its relationships with customers and suppliers, during the period that the transaction is pending may make it difficult for each company to regain its financial and market position if the transaction does not occur.

If either company's board of directors determines to seek another merger or business combination, there can be no assurance that the company will be able to find a suitable partner or be able to negotiate terms similar to those provided for in the merger agreement.

Business Objects and Crystal Decisions may not be able to obtain the required regulatory approvals for completion of the transaction.

        Business Objects and Crystal Decisions cannot complete the transaction until they give notification and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and observe a statutory waiting period requirement. At any time before or after the consummation of the transaction, and notwithstanding that the waiting period has expired or the transaction may have been consummated, the Federal Trade Commission, the Department of Justice or any state could take action under applicable antitrust or competition laws as it deems necessary or desirable. This action could include seeking to enjoin the completion of the transaction. Private parties may also institute legal actions under the antitrust laws under some circumstances. Although Business Objects, Crystal Decisions and New SAC filed the required notification forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, Business Objects and Crystal Decisions have not yet obtained any of the governmental or regulatory clearances required to complete the transaction.

If there is a significant drop in the market price of the Business Objects shares, the condition to the transaction relating to the treatment of certain mergers in the transaction as "reorganizations" for U.S. tax purposes may not be satisfied, and, as a result, the transaction may not be completed.

        Completion of the transaction is conditioned upon the receipt of opinions of counsel to the effect that the mergers involving SSCH and the mergers involving Crystal Decisions each will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code, and that for U.S. federal income tax purposes, no gain or loss will generally be recognized by a stockholder, except to the extent of the lesser of cash received or gain on the transaction. If the market price of Business Objects shares drops significantly, it may be difficult or impossible to satisfy certain requirements under the Internal Revenue Code and applicable regulations, and, therefore, counsel may not be able to provide such opinions.

Some of the directors and executive officers of Business Objects and Crystal Decisions have interests and arrangements that could have affected their decisions to approve and support the transaction.

        The interests of some of the directors and executive officers of Business Objects and Crystal Decisions in the transaction and their participation in arrangements that are different from, or are in addition to, those of Business Objects shareholders and Crystal Decisions stockholders generally, could have affected their decision to support or approve the transaction.

        As a result of these interests, these directors and officers may be more likely to support the proposals relating to the transaction than if they did not have these interests. These interests are more fully described in the section entitled "The Transaction—Interests of Business Objects' and Crystal Decisions' Directors and Executive Officers in the Transaction" beginning on page 78 of this document.

Business Objects and Crystal Decisions expect to incur significant costs in connection with the transaction.

        Business Objects and Crystal Decisions estimate that direct transaction costs of approximately $13.2 million will be incurred in connection with the transaction, which will be included as part of the total purchase price for financial accounting purposes. In addition, because Crystal Decisions has elected to proceed with the transaction in lieu of its previously announced initial public offering, Crystal Decisions will be required to expense approximately $2.8 million of legal, accounting and financial advisor fees associated with the initial public offering that would not have otherwise been recorded as current expenses.

        In the quarter in which the transaction is completed or in the following quarters, the combined company may incur charges to operations, such as costs associated with integrating the businesses of Business Objects and Crystal Decisions, which currently cannot be reasonably estimated. Business Objects and Crystal Decisions cannot provide any assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the transaction.

Provisions of the merger agreement may discourage other companies from entering into a merger or other business combination with Crystal Decisions or Business Objects which might otherwise benefit their respective shareholders.

        The merger agreement prohibits Crystal Decisions, subject to certain limited exceptions, from soliciting, or encouraging any discussions regarding a proposal to enter into any business combination with any party other than Business Objects. The merger agreement also provides that subject to certain limited exceptions, Business Objects is prohibited from soliciting or encouraging any discussions regarding a proposal to enter into any business combination, such as a merger, that would result in a change of control of Business Objects or a sale of all or substantially all of Business Objects shares or assets, if any such business combination would be reasonably likely to adversely affect Business Objects'

ability to consummate the transaction with Crystal Decisions without material delay or require a vote of Business Objects' shareholders prior to its meeting of shareholders to approve the transaction. These restrictions may discourage other companies from entering into a merger or other business combination with Crystal Decisions or Business Objects which might otherwise benefit their respective shareholders.

Risks Related to the Combined Company Following the Transaction

Although Business Objects and Crystal Decisions expect that the transaction will result in benefits to the combined company, the combined company may not realize those benefits because of integration and other challenges.

        The failure of the combined company to successfully integrate the operations of Business Objects and Crystal Decisions or otherwise to realize any of the anticipated benefits of the transaction could harm the results of operations of the combined company. Realizing the benefits of the transaction will depend in part on the integration of technology, operations, and personnel and the combined company may be unable to successfully integrate the operations of Business Objects and Crystal Decisions in a timely manner, if at all. The integration of the companies is a complex, time-consuming and expensive process that, without proper planning and implementation, could significantly disrupt the businesses of Business Objects, Crystal Decisions and the combined company. The challenges involved in this integration include the following:

  •
  demonstrating to the respective customers of Business Objects and Crystal Decisions that the transaction will not result in adverse changes in client service standards or business focus;

  •
  helping customers conduct business easily with the combined company;

  •
  combining product and service offerings;

  •
  consolidating and rationalizing information technology, enterprise resources planning and administrative infrastructures;

  •
  coordinating sales and marketing efforts to communicate effectively the capabilities of the combined company's product and service offerings and to limit any possible sales and channel conflicts;

  •
  coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost;

  •
  preserving distribution, marketing or other important relationships of both Business Objects and Crystal Decisions and resolving potential conflicts that may arise;

  •
  aligning the two companies' strategic plans;

  •
  minimizing the diversion of management attention from ongoing business concerns; and

  •
  persuading employees that the business cultures of Business Objects and Crystal Decisions are compatible, maintaining employee morale and retaining key employees.

The market price of the combined company's shares may decline as a result of the transaction.

        A number of factors could cause the market price of the combined company's shares to decline as a result of the transaction, including:

  •
  failure to complete the integration of Business Objects and Crystal Decisions in a timely and efficient manner;

  •
  delay of purchasing decisions due to the uncertainties regarding the combined company's continuation of certain product lines or services; or

  •
  failure of the combined company to achieve the perceived benefits of the transaction as rapidly or to the extent anticipated by financial or industry analysts.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of the combined company's shares following the transaction.

        In accordance with U.S. GAAP, the combined company will account for the transaction using the purchase method of accounting, which will result in charges to earnings that could have a material adverse effect on the market value of the combined company's shares following completion of the transaction. Under purchase accounting, the combined company will record as the cost of the transaction the market value of the merger consideration and the amount of direct transaction costs. The combined company will allocate the cost of the transaction to its net tangible assets, amortizable intangible assets, intangible assets with indefinite lives and in-process research and development, if any, based on their fair values as of the date of completion of the transaction, and record the excess of the purchase price over those fair values as goodwill. The portion of the estimated purchase price allocated to in-process research and development will be expensed by the combined company in the quarter in which the transaction is completed. The combined company may incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the transaction. In addition, to the extent the value of these assets, including goodwill or intangible assets with indefinite lives becomes impaired, the combined company may be required to incur material charges relating to the impairment of those assets. These depreciation, amortization, in-process research and development and potential impairment charges will have a negative effect on the combined company's net income for the foreseeable future, which could have a material impact on the combined company's results of operations and the market value of the combined company's shares following the transaction.

        Also as a result of the application of the purchase method of accounting, the combined company will be unable to recognize a portion of the deferred revenues that are currently recorded on Crystal Decisions' consolidated balance sheet. The combined company, however, may be required to record cost of revenues after the closing of the transaction related to performing the services for which the deferred revenue was recognized. Therefore, the combined company's operating income may be lower than expected. The unaudited pro forma condensed combined balance sheet as of June 30, 2003 reflects a reduction in Crystal Decisions, deferred revenues of $32.1 million.

The combined company's quarterly operating results will be subject to fluctuations.

        Historically, Business Objects' and Crystal Decisions' quarterly operating results have varied substantially from quarter to quarter and Business Objects and Crystal Decisions anticipate that this pattern will continue for the combined company following the transaction. The fluctuation is principally because Business Objects' and Crystal Decisions' net license fees vary from quarter to quarter, while a high percentage of Business Objects' operating expenses are relatively fixed and are based on anticipated levels of revenues. While the variability of Business Objects' and Crystal Decisions' net license fees is partially due to factors that would influence the quarterly results of any company, Business Objects' and Crystal Decisions' businesses are, and therefore the combined company's business will be, particularly susceptible to quarterly variations, because:

  •
  the combined company expects to receive a substantial amount of its revenues in the last weeks of the last month of a quarter, rather than evenly throughout the quarter;

  •
  its expected customers typically wait until the fourth quarter, the end of their annual budget cycle, before deciding whether to purchase new software;

  •
  economic activity in Europe generally slows during the summer months;

  •
  customers may delay purchasing decisions in anticipation of the combined company's new products, product enhancements or platforms or in response to announced pricing changes by the combined company or its competitors;

  •
  the combined company expects its revenues to vary based on the mix of products and services of, and the amount of consulting services, its customer orders;

  •
  the combined company will depend on large orders and any delay in closing a large order may result in the realization of potentially significant net license fees being postponed from one quarter to the next; and

  •
  the combined company expects its revenues to be sensitive to the timing of offers of new products that successfully compete with its products on the basis of functionality, price or otherwise.

        General market conditions and other domestic or international macroeconomic and geopolitical factors unrelated to Business Objects' and Crystal Decisions' performance also affect Business Objects' and Crystal Decisions' respective quarterly revenues and operating results. For these reasons, quarter-to-quarter comparisons of Business Objects', Crystal Decisions' or the combined company's revenues and operating results may not be meaningful and you should not rely on them as indicative of the combined company's future performance.

The market price of the combined company's shares will be susceptible to changes in the combined company's operating results and to stock market fluctuations.

        The combined company's operating results may be below the expectations of public market analysts and investors and therefore, the market price of the combined company's shares may fall. In addition, the stock markets in the United States and France have experienced significant price and volume fluctuations, which have particularly affected the market prices of many software companies and which have often been unrelated to the operating performance of these companies. The market fluctuations have affected Business Objects' stock price in the past and could affect the combined company's stock price in the future.

The combined company may be unable to sustain or increase its profitability.

        While Business Objects and Crystal Decisions both were profitable in their most recent fiscal quarters, the combined company's ability to sustain or increase profitability on a quarterly or annual basis will be affected by changes in the business of the combined company following completion of the transaction. Business Objects and Crystal Decisions expect the combined company's operating expenses to increase as the combined company's business grows and Business Objects and Crystal Decisions anticipate that the combined company will make investments in the combined company's business. Therefore, the combined company's results of operations will be harmed if its revenues do not increase at a rate equal to or greater than increases in the combined company's expenses or are insufficient for the combined company to sustain profitability.

If the combined company overestimates revenues, it may be unable to reduce its expenses to avoid or minimize a negative impact on its quarterly results of operations.

        The combined company's revenues will be difficult to forecast and are likely to fluctuate significantly from quarter to quarter. While analysis of anticipated sales trends will provide the combined company with guidance in business planning and budgeting, the combined company's estimates may not correlate with actual revenues in a particular quarter or over a longer period of time. Variations in the rate and timing of conversion of the combined company's sales prospects into actual licensing revenues could cause it to plan or budget inaccurately and those variations could adversely affect the combined company's financial results. In particular, delays, reductions in amount or cancellation of customers' purchases would adversely affect the overall level and timing of the combined company's revenues, and its business, results of operations and financial condition could be harmed.

        In addition, because the combined company's costs will be relatively fixed in the short term, it may be unable to reduce its expenses to avoid or minimize the negative impact on its quarterly results of operations if anticipated revenues are not realized. As a result, the combined company's quarterly results of operations could be worse than anticipated.

The combined company's market is highly competitive and competition could harm its ability to sell products and services and reduce its market share.

        The market in which the combined company will compete is intensely competitive, highly fragmented and characterized by changing technology and evolving standards. The combined company's competitors may announce new products, services or enhancements that better meet the needs of customers or changing industry standards. Increased competition may cause price reductions and loss of market share, any of which could have a material adverse effect on the combined company's business, results of operations and financial condition.

        Some of the combined company's competitors may have greater financial, technical, sales, marketing and other resources. In addition, some of these competitors may enjoy greater name recognition and a larger installed customer base than will the combined company. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion, sale and support of their products. In addition, some of the combined company's competitors may be more successful than the combined company in attracting and retaining customers. Moreover, some of the combined company's competitors, particularly companies that offer relational database management software systems, enterprise resource planning software systems and customer relationship management systems may have well-established relationships with some of the combined company's existing and targeted customers. This competition could harm the combined company's ability to sell products and services, which may lead to lower prices for the combined company's products, reduced revenues and reduced gross margins.

        Additionally, the combined company may face competition from many companies with whom the combined company will have strategic relationships, including Baan Company N.V., Hyperion Solutions Corporation, International Business Machines Corporation, Lawson Software, Inc., Microsoft Corporation, PeopleSoft, Inc. and SAP AG, all of whom offer business intelligence products that will compete with the combined company. For example, in February 2003, Microsoft announced that it intends to extend its SQL Server business intelligence platform to include reporting capabilities which may compete with Crystal Reports and Crystal Enterprise. These companies could bundle their business intelligence software with their other products at little or no cost, giving them a potential competitive advantage over the combined company. Because the combined company's products will be specifically designed and targeted to the business intelligence software market, the combined company may lose sales to competitors offering a broader range of products.

Mergers of or other strategic transactions by the combined company's competitors could weaken the combined company's competitive position or reduce its revenues.

        If one or more of the combined company's competitors were to merge or partner with another of its competitors, the change in the competitive landscape could adversely affect the combined company's ability to compete effectively. For example, in July 2003, Hyperion announced that it would acquire Brio Software. Furthermore, companies larger than the combined company could enter the market through internal expansion or by strategically aligning themselves with one of the combined company's competitors and providing products that cost less than the combined company's products. The combined company's competitors may also establish or strengthen cooperative relationships with the combined company's current or future distributors, resellers, original equipment manufacturers or other parties with whom the combined company has relationships, thereby limiting the combined company's ability to sell through these channels and reducing promotion of the combined company's products.

Crystal Decisions has strategic relationships with Microsoft and SAP which, if terminated, could reduce the combined company's revenues and operating results.

        Crystal Decisions has strategic relationships with Microsoft and SAP that enable Crystal Decisions, and upon completion of the transaction, these strategic relationships will enable the combined company to bundle its products with those of Microsoft and SAP, and Crystal Decisions is also developing certain utilities and products to be a part of Microsoft's and SAP's products. The combined company will have limited control, if any, as to whether Microsoft or SAP will devote adequate resources to promoting and selling the combined company's products. If either Microsoft or SAP reduces its efforts on the combined company's behalf or discontinues its relationship with the combined company and instead develops a relationship with one of the combined company's competitors or designs its own competing business intelligence software, the combined company's revenues and operating results may be reduced.

The combined company will target its products solely to the business intelligence software market and, if sales of its products in this market decline, its operating results will be seriously harmed.

        The combined company will generate substantially all of its revenues from licensing, support and service fees in conjunction with the sale of its products in the business intelligence software market. Accordingly, the combined company's future revenues and profits will depend significantly on its ability to further penetrate the business intelligence software market. If the combined company is not successful in selling its products in its targeted market due to competitive pressures, technological advances by others or otherwise, its operating results would suffer.

If the market in which the combined company sells business intelligence software does not grow as anticipated, its future profitability could be negatively affected.

        The business intelligence software market is still emerging, and the combined company's success depends upon the growth of this market. Potential customers of the combined company may:

  •
  not fully value the benefits of using business intelligence products;

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  not achieve favorable results using business intelligence products;

  •
  experience technical difficulty in implementing business intelligence products; or

  •
  use alternative methods to solve the problems addressed by business intelligence software.

These factors may cause the market for business intelligence software not to grow as quickly or become as large as Business Objects and Crystal Decisions anticipate, which may reduce the growth of the combined company's revenues.

If the current economic slowdown continues, the combined company's customers may reduce, delay or cancel purchases of its products and services, in which case the combined company's results of operations will be harmed.

        Business Objects and Crystal Decisions cannot predict what impact the current economic slowdown will have on the business intelligence software market or the combined company's business, but it may result in fewer purchases of licenses of the combined company's software, extended sales cycles, downward pricing pressures or lengthening of payment terms. The combined company's customers may also discontinue their renewals of the combined company's maintenance and technical support services due to shrinking budgets. If the combined company's customers reduce, delay or cancel purchases of its products and services, the combined company's results of operations will be harmed.

The combined company's software may have defects and errors which may lead to a loss of revenues or product liability claims.

        The combined company's products and platforms will be internally complex and may occasionally contain defects or errors, especially when first introduced or when new versions or enhancements are released. Despite extensive testing, the combined company may not detect errors in its new products, platforms or product enhancements until after it has commenced commercial shipments. If defects and errors are discovered after commercial release of either new versions or enhancements of the combined company's products and platforms:

  •
  potential customers may delay purchases;

  •
  customers may react negatively, which could reduce further sales;

  •
  the combined company's reputation in the marketplace may be damaged;

  •
  the combined company may have to defend a product liability claim;

  •
  the combined company may be required to indemnify its customers, distributors, original equipment manufacturers or other resellers;

  •
  the combined company may incur additional service and warranty costs; and

  •
  the combined company may have to divert additional development resources to correct the defects and errors.

If any or all of the foregoing occur, the combined company may lose revenues, incur higher operating expenses and lose market share, any of which could severely harm its financial condition and operating results.

The combined company may have difficulties providing and managing large-scale deployments, which could cause a decline or delay in recognition of its revenues and an increase in the combined company's expenses.

        The combined company will be dependent on large-scale deployments of its products for a substantial portion of its revenues. The combined company may have difficulty managing the timeliness of these large-scale deployments and its internal allocation of personnel and resources. Any difficulty could cause the combined company to lose existing customers, face potential customer disputes or limit the number of new customers who purchase the combined company's products or services, which could cause a decline in or delay in recognition of revenues, and could cause the combined company to increase its research and development and technical support costs, either of which could impact the combined company's profitability.

        In addition, the combined company will have long sales cycles for its large-scale deployments. During a long sales cycle, events may occur that could affect the size, timing or completion of the order. For example, the potential customer's budget and purchasing priorities may change, the economy may experience a further downturn or new competing technology may enter the marketplace. As a result, the combined company may experience a loss of or reduction in sales, which could reduce its revenues.

The software market in which the combined company will operate is subject to rapid technological change and new product introductions, which could negatively affect the combined company's product sales.

        The market for business intelligence software tools is characterized by rapid technological advances, changes in customer requirements and frequent new product introductions and enhancements. The emergence of new industry standards in related fields may adversely affect the demand for the combined company's products. To be successful, the combined company must develop new products, platforms and enhancements to its existing products that keep pace with technological developments, changing industry standards and the increasingly sophisticated requirements of its customers. If the combined company is unable to respond quickly and successfully to these developments and changes, it may lose its competitive position. In addition, even if the combined company is able to develop new products, platforms or enhancements to its existing products, these products, platforms and product enhancements may not be accepted in the marketplace. Further, if the combined company does not adequately time the introduction or the announcement of new products or enhancement to its existing products, or if its competitors introduce or announce new products, platforms and product enhancements the combined company's customers may defer or forego purchases of its existing products.

The protection of the combined company's intellectual property rights will be crucial to its business and, if third parties use the combined company's intellectual property without its consent, its business could be damaged.

        The combined company's success will be heavily dependent on protecting intellectual property rights in its proprietary technology, primarily software. It will be difficult for the combined company to protect and enforce its intellectual property rights and prevent third parties from infringing on its products for a number of reasons, including:

  •
  third parties may develop similar technology independently;

  •
  policing unauthorized copying or use of the combined company's products is difficult and expensive;

  •
  software piracy is a persistent problem in the software industry;

  •
  the combined company's patents may be challenged, invalidated or circumvented; and

  •
  the combined company's shrink-wrap licenses may be unenforceable under the laws of certain jurisdictions.

        In addition, the laws of many countries do not protect intellectual property rights to as great an extent as those of the United States and France. Business Objects and Crystal Decisions believe that effective protection of intellectual property rights is unavailable or limited in certain foreign countries, creating an increased risk of potential loss of proprietary technology due to piracy and misappropriation.

        Although Business Objects' name, together with its logo, is registered as a trademark in France, the United States and a number of other countries, the combined company may have difficulty asserting its trademark rights in the name "Business Objects" as some jurisdictions consider the name "Business Objects" to be generic or descriptive in nature. As a result, the combined company may be unable to effectively police the unauthorized use of its name or otherwise prevent its name from becoming a part of the public domain.

        The combined company may also become involved in litigation to protect its intellectual property rights, which could be costly and negatively impact operating results. For example, Business Objects successfully settled its patent infringement claims against Brio in 1999 and Cognos in May 2002 and is currently involved in a patent infringement action against MicroStrategy Inc. Litigating claims related to intellectual property rights can be very expensive and could cause the combined company's financial condition and operating results to suffer.

Third parties could assert that the combined company's technology infringes their proprietary rights, which could adversely affect the combined company's ability to distribute its products and result in costly litigation.

        From time to time, companies in industry in which the combined company will compete receive claims that they are infringing upon the intellectual property rights of third parties. Business Objects and Crystal Decisions believe that software products that will be offered in the combined company's target markets will increasingly be subject to infringement claims as the number of products and competitors in the industry segment grows and product functionalities begin to overlap. For example, Business Objects is defending one patent infringement suit brought by Informatica Corporation and another brought by MicroStrategy and is pursuing a patent infringement suit against MicroStrategy.

        The potential effects on the combined company's business operations resulting from third party infringement claims that may be filed against it in the future include the following:

  •
  the combined company could be forced to cease selling its products;

  •
  the combined company would be forced to commit management resources in defense of the claim;

  •
  the combined company may incur substantial litigation costs in defense of the claim;

  •
  the combined company may have to expend significant development resources to redesign its products; and

  •
  the combined company may be required to enter into royalty and licensing agreements with such third party under unfavorable terms.

        The combined company may also be required to indemnify customers, distributors, original equipment manufacturers and other resellers for third-party products incorporated in the combined company's products if such third party's products infringe upon the intellectual property rights of others. Although many of these third parties will be obligated to indemnify the combined company if their products infringe the intellectual property rights of others, the indemnification may not be adequate.

        In addition, from time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their products. The combined company will use a limited amount of open source software in its products and may use more open source software in the future. As a result, the combined company could be subject to suits by parties challenging ownership of what the combined company believes to be its proprietary software. Any of this litigation could be costly for the combined company to defend, have a negative effect on its results of operations and financial condition or require the combined company to devote additional research and development resources to redesign the combined company's products.

The combined company's loss of rights to use software licensed from third parties could harm its business.

        The combined company will license software from third parties and sub-license this software to its customers. In addition, the combined company will license software programs from third parties and incorporate these programs into the combined company's software products. Further, in the future, the combined company may be forced to obtain additional third party software licenses to enhance its product offerings and compete more effectively. By utilizing third party software in its business, the combined company will incur risks that are not associated with developing software internally. For example, third party licensors may discontinue or modify their operations, terminate their relationships with the combined company, or generally become unable to fulfill their obligations to the combined company. If any of these circumstances were to occur, the combined company may be forced to seek alternative technology that may be of inferior quality, have lower performance standards or may not be available on commercially reasonable terms. If the combined company is unable to maintain or obtain alternate third party software licenses on commercially reasonably terms, the combined company's revenues could be reduced, its costs could increase, and its business could suffer.

The combined company will depend on strategic relationships and business alliances for continued growth of its business.

        The combined company's development, marketing and distribution strategies will rely on its ability to form other long-term strategic relationships with major vendors, many of whom will be substantially larger than the combined company. These business relationships will often consist of joint marketing programs or partnerships with original equipment manufacturers or value added resellers. Although certain aspects of some of these relationships will be contractual in nature, many important aspects of these relationships will depend on the continued cooperation of each party. Divergence in strategy, change in focus, competitive product offerings or contract defaults by any of these companies may interfere with the combined company's ability to develop, market, sell or support its products, which in turn could harm its business.

        Although no one of Business Objects' resellers accounted for a material percentage of its total revenue in 2002, in April 2003, one of Business Objects' largest resellers terminated Business Objects' co-marketing agreement. If one or more of Business Objects' other large resellers were to terminate their co-marketing agreements with Business Objects it could have an adverse effect on the combined company's business, financial condition and results of operations. Crystal Decisions' sales to Ingram Micro, Inc., a distributor, accounted for 16% of Crystal Decisions' total revenues in fiscal 2001, 10% of Crystal Decisions' total revenues in fiscal 2002 and less than 10% of Crystal Decisions' total revenues in fiscal 2003. If Ingram Micro or Crystal Decisions' other distributors were to materially reduce their purchases from Crystal Decisions, the combined company's business, financial condition and results of operations could be adversely affected.

        The combined company's distributors and other resellers will decide whether to include the combined company's products among those that they sell and will generally carry and sell product lines that are competitive with the combined company. Because distributors and other resellers will generally not be required to make a specified level of purchases from the combined company, the combined company cannot be sure that they will prioritize selling the combined company's products. The combined company will rely on its distributors and other resellers to sell its products, report the results of these sales to the combined company and to provide services to certain of the end user customers of the combined company's products. If the distributors and other resellers do not sell the combined company's products, report sales accurately and in a timely manner and adequately service those end user customers, the combined company's revenues and the adoption rates of the combined company's products could be harmed.

The combined company may pursue strategic acquisitions and investments that could have an adverse effect on the combined company's business if they are unsuccessful.

        As part of its business strategy, Business Objects has acquired companies, technologies and product lines in the past to complement its internally developed products. Business Objects and Crystal Decisions expect that the combined company will have a similar business strategy, and that it may engage in similar transactions. Critical to the success of this strategy in the future and, ultimately, the combined company's business as a whole, is the orderly, efficient and effective integration of acquired businesses, technologies and products lines into the combined company's organization. If the combined company's integration efforts are unsuccessful, its business will suffer.

The combined company's executive officers and key employees will be crucial to its business, and the combined company may not be able to recruit and retain the personnel it needs to succeed.

        The combined company's success depends to a significant extent upon a number of key management and technical personnel, including its co-founder, Bernard Liautaud, who will continue as chairman of the board of directors and the chief executive officer of Business Objects after completion of the transaction, the loss of whom could adversely affect the combined company's business. The loss of the services of other key personnel or the inability to attract and retain highly skilled technical, management, sales and marketing personnel could also harm the combined company's business. Competition for such personnel in the computer software industry is intense and the combined company may be unable to successfully attract and retain such personnel.

The combined company will have multinational operations that are subject to risks inherent in international operations.

        The combined company will have significant international operations including development facilities, sales personnel and customer support operations. The combined company's international operations will be subject to certain inherent risks including:

  •
  technical difficulties associated with product localization;

  •
  challenges associated with coordinating product development efforts among geographically dispersed development centers;

  •
  lack of experience in certain geographic markets;

  •
  longer payment cycles for sales in certain foreign countries;

  •
  seasonal reductions in business activity in the summer months in Europe and certain other countries;

  •
  the significant presence of some of the combined company's competitors in some international markets;

  •
  potentially adverse tax consequences;

  •
  management, staffing, legal and other costs of operating an enterprise spread over various countries;

  •
  political instability in the countries where the combined company is doing business; and

  •
  fears concerning travel or health risks, such as SARS, that may adversely affect the combined company's ability to sell its products and services in any country in which the business sales culture encourages face-to-face interactions.

These factors could have an adverse effect on the combined company's business, results of operations and financial condition.

Fluctuations in exchange rates between the euro, the U.S. dollar and the Canadian dollar, as well as other currencies in which the combined company may do business, may adversely affect its operating results.

        The combined company may experience substantial foreign exchange gains or losses due to the volatility of other currencies compared to the U.S. dollar. Business Objects generates a significant portion of its revenues and expenses in euros. Approximately 45% of Business Objects' revenues were denominated in U.S. dollars and 35% in euros for fiscal 2002. Crystal Decisions pays a substantial portion of its expenses in Canadian dollars and British pounds, but receives a substantial majority of its revenues in U.S. dollars. Approximately 80% of Crystal Decisions' revenues were denominated in U.S. dollars, 6% in British pounds and less than 5% in Canadian dollars for fiscal 2003. As a result, Business Objects' and Crystal Decisions' operating results expressed in U.S. dollars have been, and the combined company's future operating results may be, adversely impacted by currency exchange rate fluctuations on the U.S. dollar value of foreign currency-denominated revenues and expenses.

        Even a relatively minor change in exchange rates could have a material impact on the combined company's expenses and results of operations. For fiscal 2002, a 10% increase in the exchange rate of the euro relative to the U.S. dollar would have increased Business Objects' revenues by 4% and would have increased Business Objects' expenses by approximately 5%. For fiscal 2003, a 10% increase in the exchange rate of the Canadian dollar relative to the U.S. dollar would have increased Crystal Decisions' revenues by less than 1%, but would have increased Crystal Decisions' expenses by approximately 4%.

        Historically, Business Objects has not engaged in a foreign currency hedging program to cover its currency transaction or translation exposure. Although Crystal Decisions began in late fiscal 2003 to hedge some of its foreign exchange risk related to its anticipated Canadian dollar payroll expenses, Crystal Decisions' hedging strategy may not be adequate and does not address any currency other than the Canadian dollar. Failure to sufficiently hedge or otherwise manage foreign currency risks properly could adversely affect the combined company's operating results.

Business disruptions could seriously harm the combined company's future revenues and financial condition and increase its costs and expenses.

        A number of factors, including natural disasters, computer viruses or failure to successfully evolve operational systems to meet evolving business conditions, could cause disruption in the combined company's business, which could seriously harm its revenues or financial condition and increase its costs and expenses. For example, some of the combined company's offices will be located in potential earthquake or flood zones which could subject these offices, product development facilities and associated computer systems to disruption in the event of natural disasters.

        In addition, experienced computer programmers and hackers may be able to penetrate the combined company's network security and misappropriate its confidential information or temporarily disrupt its operations. As a result, the combined company could incur significant expenses in addressing problems created by security breaches of its own network. The costs to eliminate computer viruses and alleviate other security problems could be significant. The efforts to address these problems could result in interruptions, delays or cessation of its operations. Further, the combined company will be working continually to upgrade and enhance its computer systems, and anticipates implementing several system upgrades during the coming years. Failure to smoothly migrate existing systems to newer systems could cause business disruptions.

        Even short-term disruptions from any of the above mentioned causes or other causes could result in revenue disruptions, delayed product deliveries or customer service disruptions, which could result in decreases in revenue or increases in costs of operations.

Each of Business Objects and Crystal Decisions currently is a party to pending litigation and, in the event of any adverse judgment against either Business Objects or Crystal Decisions, the combined company may have to pay damages that could affect its profitability or may be subject to other remedies.

        The combined company will be involved in ongoing litigation to which either Business Objects or Crystal Decisions is a party. For example, Business Objects is defending one patent infringement suit brought by Informatica Corporation and another brought by MicroStrategy and is pursuing a patent infringement suit against MicroStrategy. Crystal Decisions is defending claims asserted in a suit between Vedatech and its wholly-owned subsidiary, Crystal Decisions (UK) Limited. The combined company will continue to be required to defend against these actions, as well as against any new litigation that may be brought against the combined company. Adverse outcomes in any of these litigations may require the combined company to pay damages or be subject to other remedies that negatively affect its business, results of operations and financial condition.

If Crystal Decisions or SSCH is compelled to pay any indemnity claims made by VERITAS Software Corporation, the combined company's assets could be depleted substantially.

        In connection with a series of transactions that took place in November 2000, New SAC and its affiliates, including Crystal Decisions and SSCH, agreed to assume and indemnify VERITAS and its affiliates for substantially all liabilities arising in connection with the operating assets of Seagate Technology, Inc. and Seagate Software Holdings, Inc. and for selected tax liabilities. In addition, in July 2002, Crystal Decisions and SSCH entered into a reimbursement agreement with Seagate Technology and its affiliates which allocates the respective liabilities and obligations of the parties under the indemnification agreement.

        While New SAC has agreed to indemnify Crystal Decisions and SSCH, and Business Objects as their successor following the transaction, for claims arising prior to March 31, 2006 and related to tax matters under the reimbursement agreement and indemnification agreement, the combined company will continue to be subject to indemnification obligations for tax-related claims asserted after March 31, 2006 and for any non-tax related claims arising from the operation of the Crystal Decisions business prior to the November 2000 transactions. The reimbursement agreement, which will continue to govern the allocation of liability after with respect to claims not covered by the New SAC indemnification agreement, does not cap the combined company's liability. As a result, the combined company could face possible liability for actions, events or circumstances arising or occurring both before and after the November 2000 transactions.

        In addition, Crystal Decisions has agreed to use its reasonable efforts to be released from its obligations to indemnify VERITAS for matters arising prior to the November 2000 transaction and there can be no assurances that Crystal Decisions will be successful in obtaining such release. In the event that either Crystal Decisions' or SSCH's indemnity obligations are triggered, the combined company could experience a material adverse effect on its business and financial condition.

Risks Related to Ownership of Business Objects Ordinary Shares or ADSs

New SAC and its affiliates will own a significant percentage of Business Objects as a result of the transaction, and their interests could conflict with those of other shareholders.

        As a result of the transaction, New SAC and its affiliates will beneficially own between 23% and 26% of Business Objects shares. The interests of New SAC and its affiliates could conflict with those of Business Objects' other shareholders. As a result of their ownership position, New SAC and its affiliates collectively will be able to significantly influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of Business Objects. In addition, sales of significant amounts of shares held by New SAC and its affiliates, or the prospect of these sales, could adversely affect the market price of Business Objects' shares.

Provisions of Business Objects' organizational documents and French law could have anti-takeover effects and could deprive shareholders who do not comply with such provisions of some or all of their voting rights.

        Provisions of Business Objects' organizational documents and French law may impede the accumulation of Business Objects' shares by third parties seeking to gain a measure of control over Business Objects. For example, French law provides that any individual or entity directly or indirectly holding more than 5%, 10%, 20%, 33 1/3%, 50% or 66 2/3% of the share capital or voting rights of Business Objects or that increases or decreases its shareholding or voting rights by any of the percentage thresholds, is required to notify Business Objects and the Conseil des Marchés Financiers, or CMF, within five trading days of crossing any of the applicable percentage thresholds, of the number of shares and voting rights held by it. Additionally, any person acquiring more than 10% or 20% of the share capital or voting rights of Business Objects must notify Business Objects and the CMF, within 10 trading days, and the COB, within 15 days, of crossing any of these thresholds, and file a statement of its intentions relating to future acquisitions or participation in the management of Business Objects for the following 12-month period. Any shareholder who fails to comply with these requirements will have voting rights for all shares in excess of the relevant threshold suspended for two years following the completion of the required notification and may have them suspended for up to five years by the relevant commercial court at the request of Business Objects' chairman, any Business Objects shareholder or the COB. In addition, such shareholders may be subject to a fine of €18,000 for violation of the share ownership notification requirement and up to €1,500,000 for violation of the notification requirement regarding the statement of intentions.

        Furthermore, Business Objects' articles of association provide that the notification obligation will apply each time the percentage reaches 5% of the share capital or voting rights of Business Objects, or any multiple thereof. In the event any shareholder fails to notify Business Objects within 15 days of crossing any of the applicable thresholds, such shareholder may, at the request of one or more shareholders holding together at least 5% of the share capital or voting rights of Business Objects, be deprived of its voting rights for all shares in excess of the relevant notification threshold for two years.

        Under the terms of the deposit agreement relating to the Business Objects ADSs, if a holder of ADSs fails to instruct the depositary in a timely and valid manner how to vote such holder's ADSs with respect to a particular matter, the depositary will deem that such holder has given a proxy to the chairman of the meeting to vote in favor of each proposal recommended by the Business Objects board of directors and against each proposal opposed by the Business Objects board of directors and will vote the ordinary shares underlying the ADSs accordingly. Such provision of the depositary agreement could deter or delay hostile takeovers, proxy contests and changes in control or management of Business Objects.

Holders of Business Objects shares will have limited rights to call shareholders meetings or submit shareholder proposals, which could adversely affect their ability to participate in governance of Business Objects.

        In general, only the Business Objects board of directors may call a meeting of Business Objects' shareholders. A shareholders' meeting may also be called by a court-appointed agent, in limited circumstances, such as at the request of the holders of 5% or more of Business Objects' outstanding shares held in the form of ordinary shares. In addition, only shareholders or groups of shareholders holding a defined number of shares held in the form of ordinary shares may submit proposed resolutions for meetings of shareholders. The minimum number of shares required depends on the amount of the share capital of Business Objects and is equal to 1,718,865 ordinary shares based on Business Objects' share capital as of July 18, 2003. Similarly, a duly qualified association, registered with the COB and Business Objects, of shareholders who have held their ordinary shares in registered form for at least two years and together hold at least a defined percentage of Business Objects' voting rights, equivalent to 1,895,608 ordinary shares based on Business Objects voting rights as of July 18, 2003, may submit proposed resolutions for meetings of shareholders. As a result, the ability of Business Objects shareholders to participate in and influence the governance of Business Objects will be limited.

Interests of Business Objects shareholders will be diluted if they are not able to exercise preferential subscription rights for Business Objects shares.

        Under French law, shareholders have preferential subscription rights (droits préférentiels de souscription) to subscribe for cash for issuances of new shares or other securities giving preferential subscription rights, directly or indirectly, to acquire additional shares on a pro rata basis. Shareholders may waive their rights specifically in respect of any offering, either individually or collectively, at an extraordinary general meeting. Preferential subscription rights, if not previously waived, are transferable during the subscription period relating to a particular offering of shares and may be quoted on the exchange for such securities in Paris. Holders of Business Objects ADSs may not be able to exercise preferred subscription rights for these shares unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirements is available.

        If these preferential subscription rights cannot be exercised by holders of ADSs, Business Objects will make arrangements to have the preferential subscription rights sold and the net proceeds of the sale paid to such holders. If such rights cannot be sold for any reason, Business Objects may allow such rights to lapse. In either case, the interest of holders of ADSs in Business Objects will be diluted, and, if the rights lapse, such holders will not realize any value from the granting of preferential subscription rights.

It may be difficult for holders of Business Objects' ADSs rather than Business Objects' ordinary shares to exercise some of their rights as shareholders.

        It may be more difficult for holders of Business Objects ADSs to exercise their rights as shareholders than it would be if they directly held Business Objects ordinary shares. For example, if Business Objects offers new ordinary shares and a holder of Business Objects ADSs has the right to subscribe for a portion of them, the depositary is allowed, in its own discretion, to sell for such ADS holder's benefit that right to subscribe for new Business Objects ordinary shares instead of making it available to such holder. Also, to exercise their voting rights, holders of Business Objects ADSs must instruct the depositary how to vote their shares. Because of this extra procedural step involving the depositary, the process for exercising voting rights will take longer for a holder of Business Objects ADSs than it would for holders of Business Objects ordinary shares.

Exchange rate fluctuations may adversely affect the dollar value of the Business Objects ADSs.

        Business Objects ADSs trade in U.S. dollars and Business Objects ordinary shares trade in euros. Fluctuations in the exchange rates between the U.S. dollar and the euro may result in temporary differences between the value of Business Objects ADSs and the value of Business Objects ordinary shares, which may result in heavy trading by investors seeking to exploit such differences.

Business Objects has not distributed any cash dividends to its shareholders, and does not anticipate doing so in the near future.

        Business Objects currently intends to use all of its operating cash flow to finance its business for the foreseeable future. Business Objects has never distributed cash dividends to its shareholders, and it does not anticipate distributing cash dividends in the near term. Although Business Objects may in the future distribute a portion of its earnings as dividends to shareholders, the determination of whether to declare dividends and, if so, the amount of such dividends will be based on facts and circumstances existing at the time of determination. Business Objects may not distribute dividends in the near future, or at all.

THE ORDINARY AND EXTRAORDINARY GENERAL MEETING
OF THE BUSINESS OBJECTS SHAREHOLDERS

        This document is being furnished in connection with the solicitation of voting instruction cards by the Business Objects board of directors for use at the ordinary and extraordinary general meeting of shareholders, and at any adjournment thereof, for the purposes set forth herein.

Date, Time and Place

        The ordinary and extraordinary general meeting of Business Objects shareholders will be held at    •    , France, on     •     , 2003 at    •    local time.

        If a quorum for the meeting is not met on    •    , 2003, the voting instruction cards will be used at a reconvened Business Objects meeting to be held at    •    , France, on    •     , 2003 at    •    , local time.

Agenda

        Within the authority of the extraordinary general meeting, the following items will be voted on:

  1.
  To approve (i) the acquisition (by means of in-kind contributions) of Crystal Decisions, Inc., by Business Objects S.A., and the other transactions contemplated by the Agreement and Plan of Merger, dated as of July 18, 2003, as amended on August 29, 2003, by and among Business Objects, Crystal Decisions, Seagate Software (Cayman) Holdings Corporation, Borg Merger Sub I, Inc., Business Objects Americas, Inc. (as assignee of Borg Merger Sub II, Inc.) and Borg Merger Sub III, Inc.; (ii) the contribution to Business Objects of the equity interests representing 100% of the capital and voting rights of Seagate Software (Cayman) Holdings Corporation, a company holding more than 95% of the capital and voting rights of Crystal Decisions; (iii) the contribution to Business Objects of the equity interests representing the remaining portion of the capital and voting rights of Crystal Decisions; and (iv) the value of the contributions and of the consideration for the contributions, in each case subject to condition precedent.

  2.
  To acknowledge the maximum amount of the capital increase by in-kind contributions and of the method for the determination of the number of shares to be issued in connection with such capital contributions; to approve the definitive amount of the capital increase by in-kind contributions and of the number of shares to be issued in connection with such capital contributions, as determined by the board of directors, in accordance with the stipulations of the merger agreement; to approve the definitive amount and the recording of the contribution premium; to acknowledge the completion of the capital increase and to approve the amendment of the articles of association, in each case subject to condition precedent.

  3.
  To authorize the board of directors to issue warrants to subscribe to a maximum of 15,000 shares reserved for issuance to Mr. David J. Roux, subject to condition precedent.

  4.
  To authorize the board of directors to increase the share capital by issuance of a maximum number of 250,000 shares reserved for subscription by Business Objects S.A. Employee Benefits Trust under Business Objects' 1995 International Employee Purchase Plan, subject to condition precedent.

  5.
  To authorize the board of directors to increase the share capital by issuance of a maximum number of 50,000 shares reserved for subscription by employees under Business Objects' French Employee Savings Plan, subject to condition precedent.

  6.
  To delegate to the board of directors powers to issue securities of Business Objects giving immediate or deferred access to the share capital of Business Objects with preferential subscription right, subject to condition precedent.

  7.
  To delegate to the board of directors powers to issue securities of Business Objects giving immediate or deferred access to the share capital of Business Objects without preferential subscription right, subject to condition precedent.

Within the authority of the ordinary general meeting, the following items will be voted on:

  8.
  To appoint Mr. David J. Roux as director, subject to condition precedent.

  9.
  To increase the aggregate amount of authorized directors' fees, subject to condition precedent.

  10.
  To grant full powers of attorney to carry out registrations and formalities.

        For more information regarding the proposals described above, see the section entitled "Report of the Board of Directors of Business Objects to the Ordinary and Extraordinary General Shareholders Meeting" beginning on page 257 of this document.

Recommendation of the Business Objects Board of Directors

        The Business Objects board of directors believes that each of the proposals is in the best interests of Business Objects and the shareholders of Business Objects. Business Objects' board of directors recommends that Business Objects shareholders vote "FOR" the approval of each proposal.

Information Concerning Voting

        Pursuant to a program sponsored by Business Objects, the ordinary shares of Business Objects are traded in the United States in the form of American depositary shares, or ADSs, each ADS corresponding to one ordinary share deposited with The Bank of New York, Business Objects' depositary. The ordinary shares of Business Objects are also traded in France on the Premier Marché of Euronext Paris.

        A holder of Business Objects ADSs may cause the depositary to vote the ordinary shares underlying the ADSs only by properly completing and executing the enclosed voting instruction card. A holder of ADSs may not attend the meeting in person. If any holder of ADSs wishes to vote directly the ordinary shares underlying such holder's ADSs or attend the meeting in person, such holder must contact the depositary to become an owner of the ordinary shares corresponding to the ADSs prior to    •    , 2003. A fee is incurred upon the withdrawal of ADSs from the depositary for exchange into ordinary shares. Each ordinary share owned directly or represented by an ADS is entitled to one vote per share.

        Holders who hold Business Objects ADSs in a stock brokerage account or ADSs that are held by a bank or nominee (i.e. "in street name"), must provide the record holder of such ADSs with instructions on how to vote such ADSs.

Voting by Holders of Business Objects ADSs; Record Date

        Holders of ADSs as of    •     , 2003, the record date for the ADSs, are entitled to notice of the meeting and may cause the depositary to vote the ordinary shares underlying such holder's ADSs at the meeting in the manners described below. As of the record date for ADSs, the number of Business Objects shares entitled to vote at the meeting is    •     .

Required Quorum

        The required quorum for the ordinary resolutions is one-fourth of the total outstanding ordinary shares with voting rights. If such quorum is not met, a second shareholders' meeting will be held. At the second meeting, no quorum is required for ordinary resolutions. The required quorum for the extraordinary resolutions is one-third of the total outstanding ordinary shares with voting rights and no quorum is required for ordinary resolutions.

        If the required quorum for extraordinary resolutions is not met, regardless of whether a quorum is present for ordinary resolutions, a second shareholders' meeting will be held, which will constitute both an ordinary and extraordinary general meeting. At this second meeting, the quorum required for the extraordinary resolutions is one-fourth of the total outstanding ordinary shares with voting rights [on second call].

        Ordinary shares that are voted "FOR," "AGAINST" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum.

Required Vote

        Passage of the extraordinary resolutions requires the affirmative vote of two-thirds of the ordinary shares present or represented at the meeting. Passage of the ordinary resolutions requires the affirmative vote of a majority of the ordinary shares present or represented at the meeting. For both the ordinary and the extraordinary resolutions, abstentions will have the same effect as a vote "AGAINST" each resolution.

        Shareholders who collectively held ordinary shares of Business Objects representing approximately 2.82% of the voting power of Business Objects, as of July 18, 2003, have entered into voting agreements with Crystal Decisions and Business Objects, pursuant to which such shareholders have agreed to vote in favor of each of the proposals described in this document. See the section entitled "Related Agreements—Voting Agreements" beginning on page 126 of this document.

Voting Procedures For Holders of Business Objects ADSs

        General.    A holder of ADSs may vote the ordinary shares underlying such holder's ADSs in one of the two following ways:

  •
  by properly completing and returning the enclosed voting instruction card to the depositary by no later than    •    , 2003, the receipt date, such holder will cause the depositary to vote the ordinary shares underlying the ADSs in the manner prescribed in the voting instruction card as more fully described below; or

  •
  by electing to exchange such holder's ADSs for ordinary shares and continuing to hold such ordinary shares through the date of the shareholders meeting, such holder can then attend the shareholders' meeting and vote such holder's ordinary shares in person.

        The significant differences between these two alternatives are as follows:

  •
  a holder of ADSs will not be entitled to attend the shareholders' meeting in person but rather must rely upon the depositary for representation;

  •
  a holder of ADSs may not have the opportunity to consider or vote on any matters which may be presented at the shareholders meeting other than those described in this document or any further solicitation made by Business Objects; and

  •
  a holder of ADSs is not entitled to present proposals at the meeting for consideration at such meeting.

        Voting Through the Depositary.    Upon receipt by the depositary of a properly completed and executed voting instruction card on or before    •     , 2003, the receipt date, the depositary will, insofar as practicable and permitted under applicable provisions of French law and the articles of association of Business Objects, vote or cause to be voted the ordinary shares underlying ADSs in accordance with any non-discretionary instructions set forth in such voting instruction card.

        The depositary will deem a holder of ADSs to have instructed the depositary to give a proxy to the chairman of the meeting to vote in favor of each proposal recommended by the board of directors of Business Objects and against each proposal opposed by the board of directors of Business Objects if:

  •
  such holder's voting instruction card is signed but is missing voting instructions;

  •
  such holder's voting instruction card includes voting instructions but is not properly signed; or

  •
  the depositary does not receive the voting instruction card from such holder of ADSs on or before    •     , 2003, the receipt date.

        Voting Ordinary Shares.    Under French law and Business Objects' articles of association, only shareholders holding ordinary shares may vote the ordinary shares and attend the meeting, subject to the following:

  •
  holders of registered ordinary shares must have the ordinary shares registered in their name at least one Paris (France) business day prior to the date of the shareholders' meeting; and

  •
  holders of bearer ordinary shares must, at least one Paris (France) business day prior to the date of the shareholders meeting, evidence that the bearer ordinary shares are being held in a blocked account by producing a certificate issued by the financial intermediary holding the ordinary shares.

        Therefore, in order for a holder of Business Objects ADSs to attend the meeting and vote the Business Objects ordinary shares underlying the ADSs, such holder must first become the owner of the ordinary shares underlying the ADSs. To accomplish this, a holder of ADSs must deliver, on or before    •     , 2003, his or her ADSs to the depositary for cancellation and pay the related exchange charges of the depositary, as provided in the Deposit Agreement, dated September 22, 1994, as amended on May 8, 1996 and December 30, 1998. The depositary will then request that the Paris office of BNP Paribas, the custodian of the ordinary shares underlying the ADSs, register such holder in the share register of Business Objects and make arrangements to allow such holder of ordinary shares to vote at the meeting. The custodian will not permit any transfer of the Business Objects ordinary shares during the "blocked period" of     •     , 2003 through    •     , 2003.

Receipt Date

        The depositary must receive the voting instruction card on or before the receipt date, which is    •     , 2003.

Revoking Voting Instructions

        A voting instruction card may be revoked by filing with the depositary, before    •     , 2003, a written notice of revocation or a duly executed voting instruction card, in either case dated later than the prior voting instruction card relating to the same ADSs, provided that any new voting instruction card must be received by the depositary on or before    •     , 2003, the receipt date.

Solicitation of Voting Instruction Cards

        All expenses of this solicitation, including the cost of preparing and mailing this document, will be borne by Business Objects. Business Objects may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of ADSs for their reasonable expenses in forwarding proxy material to and in soliciting votes from such beneficial owners. Directors, officers and employees of Business Objects may also solicit votes in person or by telephone, telegram, letter, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

        Business Objects has retained D.F. King & Co. Inc. to assist it with the solicitation of voting instruction cards and to verify certain records related to this solicitation. Business Objects will pay D.F. King a fee of $50,000, plus their reasonable expenses, for these services. Business Objects has agreed to indemnify D.F. King against certain liabilities resulting from claims involving D.F. King that directly relate to or arise out of D.F. King's engagement (except for those directly or principally resulting from any gross negligence, bad faith or willful or intentional misconduct by D.F. King).

Contact for Questions and Assistance in Voting

        Any holder of Business Objects ADSs who has a question about the transaction or how to vote or revoke a voting instruction card should contact:

D.F. King & Co. Inc.
North America 48 Wall Street New York, NY 10005 Toll Free: • Banks and Brokers: •	Europe No. 2 London Wall Buildings London Wall, London EC2M 5PP Toll Free, France: • Toll Free, UK: • Call Collect: •

        Any holder of Business Objects ADSs who needs additional copies of this document or voting materials should contact D.F. King as described above.

Procedures for Submitting Shareholder Proposals at the Shareholders Meeting

        Under French corporate law, shareholders or groups of shareholders holding a defined number of Business Objects shares held in the form of ordinary shares may submit proposed resolutions for meetings of shareholders. The minimum number of shares required depends on the amount of the share capital of Business Objects and is equal to 1,718,865 ordinary shares based on Business Objects' share capital as of July 18, 2003. The shareholder or group of shareholders must submit the proposed resolutions to Business Objects no later than 10 days following publication of the notice of the shareholders' meeting in the Bulletin des Annonces Légales Obligatoires, or BALO. Such notice must be published at least 30 days prior to the date of the shareholders meeting. For more details, see the section entitled "Description of Business Objects Share Capital" beginning on page 211 of this document. Business Objects published a notice of the meeting in the BALO on    •     , 2003.

        Holders of Business Objects ordinary shares wishing to propose new resolutions or modifications to the resolutions proposed by the Business Objects' board of directors must send such proposals:

  •
  by registered mail with acknowledgement of receipt requested to Business Objects' registered office at Business Objects S.A., 157-159 rue Anatole France, 92300, Levallois-Perret, France, Attention: Chairman of the Board; or

  •
  by e-mail with tracking option of delivery receipt to presidence@businessobjects.com.

Documents Available Upon Written Request to Business Objects

        Holders of Business Objects shares may request information incorporated by reference into this document by contacting Business Objects' investor relations department. See the section entitled "Where You Can Find More Information" beginning on page 274 of this document.

        In addition, you may request copies of additional information in accordance with the provision of the French Commercial Code, using the enclosed request for information form, which must be sent to BNP Paribas. Such additional information may include, but is not limited to, the reports of the statutory auditors of Business Objects.

ACTIONS BY WRITTEN CONSENT OF
CRYSTAL DECISIONS STOCKHOLDERS

General

        On July 18, 2003, the board of directors of Crystal Decisions approved the merger agreement and the mergers and recommended their approval to the Crystal Decisions stockholders. Pursuant to section 251 of the DGCL, the mergers are required to be approved by at least a majority of the outstanding shares of common stock entitled to vote thereon. This approval may be obtained either by the written consent of the holders of a majority of the issued and outstanding common stock of Crystal Decisions, or at a Crystal Decisions stockholders' meeting convened for the specific purpose of approving the mergers. The elimination of the need for a special meeting of stockholders to approve the mergers is made possible by section 228 of the DGCL, which provides that the written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be taken without a meeting, without prior notice and without a vote.

        On July 18, 2003, SSCH, which owned 75,001,000 shares of Crystal Decisions common stock on that date, which represented 98.6% of Crystal Decisions outstanding common stock approved resolutions pursuant to an action by written consent which:

  •
  approved and adopted the merger agreement and approved the mergers to which Crystal Decisions is a party; and

  •
  other related matters.

        On July 22, 2003, New SAC, SSCH's then sole shareholder approved resolutions pursuant to an action by written consent which:

  •
  approved and adopted the merger agreement and approved the mergers to which SSCH is a party; and

  •
  other related matters.

        In addition, as contemplated by the terms of the merger agreement, on    •    , 2003, SSCH executed and delivered an action by written consent approving in a manner satisfying the requirements of section 280G(b)(5)(B) of the Internal Revenue Code to exempt in each case, the following benefits from the application of section 280G of the Internal Revenue Code:

  •
  the payment of certain amounts and acceleration of vesting of certain options to acquire Crystal Decisions common stock pursuant to executive retention agreements and the amendment to Mr. Judge's employment agreement; and

  •
  the acceleration of vesting of all outstanding options to acquire Crystal Decisions common stock as of July 18, 2003 held by certain nonemployee directors of Crystal Decisions.

        Pursuant to section 228 of the DGCL, stockholders of record of Crystal Decisions as of July 18, 2003, and    •    , 2003, respectively, the dates of the written consents, who have not consented in writing to such actions are entitled to receive this document.

        All necessary Crystal Decisions corporate approvals in connection with the matters referred to herein have been obtained. This document is being furnished to all shareholders of record of Crystal Decisions pursuant to section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, solely for the purposes of informing the Crystal Decisions stockholders of these corporate actions before they take effect.

Vote Required

        Approval of the mergers and the merger agreement required the written consent of the holders of at least a majority of the outstanding shares of common stock entitled to vote on the proposals. SSCH owned 75,001,000 shares, or 98.6% of the outstanding shares of common stock of Crystal Decisions when it approved and adopted the merger agreement and approved the mergers by written consent dated July 18, 2003. Approval of the payments and acceleration of vesting for purposes of section 280G of the Internal Revenue Code required the written consent of the holders of more than 75% of all outstanding shares of common stock. SSCH owned 75,001,000 shares, or    •    % of Crystal Decisions outstanding shares of common stock when it approved the payments and acceleration of vesting for section 280G purposes by written consent on    •    , 2003.

Appraisal Rights

        Under the provisions of the DGCL, Crystal Decisions stockholders may object to the transaction and demand in writing that the combined company pay the fair value of their shares. Determination of fair value is based on all relevant factors, but excludes any appreciation or depreciation resulting from the anticipation or accomplishment of the transaction. Crystal Decisions stockholders who elect to exercise appraisal rights must comply with all of the procedures to preserve those rights. A copy of section 262 of the DGCL, which sets forth the appraisal rights, is attached as Annex H to this document.

        Section 262 of the DGCL sets forth the procedures that a Crystal Decision stockholder requesting appraisal must follow. These procedures are complicated and must be followed in their entirety. Failure to comply with these procedures may cause a Crystal Decisions' stockholder to lose his or her appraisal rights. In the event that a stockholder fails to perfect his or her appraisal rights, he or she will receive the same merger consideration per share as other Crystal Decisions stockholders receive in the transaction. The following information is only a summary of the required procedures and is qualified in its entirety by the provisions of section 262 of the DGCL. Please review section 262 for the complete procedures. Crystal Decisions will not give to its stockholders any notice of their appraisal rights other than as described in this document and as required by the DGCL.

        General Requirements.    Section 262 of the DGCL requires that stockholders must:

  •
  deliver a written demand for appraisal to the secretary of Crystal Decisions at Crystal Decisions offices located at 895 Emerson Street, Palo Alto, California 94301 no later than 20 days after    •     , 2003, the date this document is first mailed to Crystal Decisions stockholders; and

  •
  continuously hold their shares of Crystal Decisions common stock from the date they make the demand for appraisal rights through the closing of the transaction.

        Requirements for Written Demand for Appraisal.    A written demand for appraisal of Crystal Decisions stock is only effective if it is signed by, or for, the stockholder of record who owns the shares at the time the demand is made. The demand must be signed as the stockholder's name appears on its stock certificate(s). Beneficial owners of Crystal Decisions stock who are not stockholders of record must have the stockholders of record for shares sign a demand for appraisal on their behalf.

        Crystal Decisions' stockholders electing to exercise their appraisal rights should address the written demand to Crystal Decisions, Inc., 895 Emerson Street, Palo Alto, California 94301, Attention: Secretary. Crystal Decisions must receive all written demands by    •     , 2003 in order for the demands to be honored. This written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned and that the stockholder is thereby demanding appraisal of the stockholder's shares.

        Written Notice.    Within 10 days after the closing of the transaction, the combined company must give written notice of the date that the transaction closed to each Crystal Decisions stockholder who has fully complied with the conditions of section 262 of the DGCL. Except as required by law, stockholders will not be notified of any dates by which appraisal rights must be exercised.

        Petition with the Chancery Court.    Within 120 days after the closing of the transaction, the combined company or any stockholder who has complied with the conditions of section 262 of the DGCL may file a petition in the Delaware Court of Chancery. This petition should request that the Chancery Court determine the value of the shares of Crystal Decisions common stock held by all of the stockholders who are entitled to appraisal rights. Stockholders should file a petition in the Chancery Court if they intend to exercise rights of appraisal. Neither Crystal Decisions nor Business Objects have any intention at this time to file a petition. Because neither Crystal Decisions nor Business Objects have an obligation to file a petition, if stockholders do not file such a petition within 120 days after the closing, they will lose their rights of appraisal.

        Withdrawal of Demand.    A stockholder may withdraw a demand for appraisal at any time within 60 days after the closing of the transaction. A stockholder may withdraw his or her demand for appraisal 60 days after the closing of the transaction, but only with the written consent of Business Objects. Stockholders who withdraw their demands for appraisal will receive the merger consideration as provided in the merger agreement.

        Request for Appraisal Rights Statement.    Stockholders who have complied with the conditions of section 262 of the DGCL will be entitled to receive a statement setting forth the number of shares for which appraisal rights have been exercised and the number of Crystal Decisions stockholders who own those shares. In order to receive this statement, a stockholder must send a written request to Business Objects, addressed c/o Business Objects Americas, Inc., 3030 Orchard Parkway, San Jose, California 95134, Attention: General Counsel, within 120 days after the closing of the transaction. After the transaction is completed, Business Objects will have 10 days after receiving a request to mail the statement to the stockholder.

        Chancery Court Procedures.    Business Objects will have 20 days after the petition is filed in the Chancery Court to provide the Chancery Court with a list of the names and addresses of all Crystal Decisions stockholders who have demanded appraisal and have not reached an agreement with Business Objects as to the value of their shares. If the Chancery Court decides it is appropriate, it will then send notice to all of the Crystal Decisions stockholders who have demanded appraisal and publish such notice in one or more publications it deems advisable at least one week before the day of the hearing. The Chancery Court has the power to conduct a hearing to determine whether the Crystal Decisions stockholders have fully complied with section 262 of the DGCL and whether the Crystal Decisions stockholders are entitled to appraisal under that section. The Chancery Court may also require stockholders to submit their stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. Stockholders who do not follow the Chancery Court's directions may be dismissed from the proceeding.

        Chancery Court Appraisal of Crystal Decisions Shares.    After the Chancery Court determines which Crystal Decisions stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of common stock. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation resulting from the anticipation or accomplishment of the transaction. After the Chancery Court determines the fair value of the shares, it will direct Business Objects to pay that value to the shareholders who are entitled to appraisal. The Chancery Court can also direct Business Objects to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. Stockholders must surrender their stock certificates to Business Objects in order to receive fair value for their shares. The Chancery Court could determine that the fair value per share of Crystal Decisions common stock is more than, the same as, or less than the merger consideration per share of common stock. Stockholders could receive less consideration than they would under the merger agreement.

        Costs and Expenses of Appraisal Proceeding.    The costs and expenses of the appraisal proceeding may be assessed against Business Objects and the Crystal Decisions stockholders participating in the appraisal proceeding, as the Chancery Court deems equitable under the circumstances. Stockholders may request that the Chancery Court determine the amount of interest, if any, that Business Objects should pay on the value of Crystal Decisions common stock owned by stockholders entitled to the payment of interest. Stockholders may also request that the Chancery Court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all of the Crystal Decisions shares entitled to appraisal.

        Loss of Shareholder's Rights.    After the closing of the acquisition, stockholders who demand appraisal rights will not be entitled to:

  •
  vote, for any purpose, the shares of Crystal Decisions common stock for which appraisal has been demanded;

  •
  receive payment of dividends or any other distribution with respect to their shares of Crystal Decisions common stock, except for dividends or distributions, if any, that are payable to holders of record as of a record date before the effective time of the transaction; or

  •
  receive the payment of the merger consideration provided for in the merger agreement.

        Dissenting stockholders may regain these rights with respect only to the Business Objects ADSs into which their Crystal Decisions common stock will convert in part, if no petition for an appraisal is filed with the Chancery Court within 120 days after the closing of the transaction, or if such stockholder delivers to Business Objects a written withdrawal of their demand for an appraisal and their acceptance of the transaction, either within 60 days after the closing of the transaction or with the written consent of Business Objects. These actions will also terminate such stockholder's appraisal rights. However, an appraisal proceeding in the Chancery Court cannot be dismissed without the Chancery Court's approval. The Chancery Court may condition its approval upon any terms that it deems just.

        Crystal Decisions stockholders who fail to comply strictly with these procedures will lose their appraisal rights they may otherwise wish to perfect. Consequently, Crystal Decisions stockholders who wish to exercise their appraisal rights are strongly urged to consult their personal legal advisor before attempting to exercise appraisal rights.

THE TRANSACTION

        The following is a description of the material aspects of the transaction. While we believe that the following description covers the material terms of the transaction, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached as Annex A to this document, for a more complete understanding of the transaction.

General

        Under the terms of the merger agreement, Business Objects will acquire Crystal Decisions in a transaction in which both Crystal Decisions and SSCH, a holding company whose sole asset is approximately 98.6% of the common stock of Crystal Decisions, will merge with wholly-owned subsidiaries of Business Objects in a series of related mergers. As a result of these mergers, each of Crystal Decisions and SSCH will cease to exist as a separate corporation, and the surviving corporation will be Business Objects Americas, Inc., which will continue to be a wholly-owned subsidiary of Business Objects.

        Upon the closing of the transaction, common stockholders of SSCH and Crystal Decisions (other than SSCH and dissenting stockholders) will be entitled to receive a combination of Business Objects shares and cash, and certain Crystal Decisions stock options will become options to acquire Business Objects ADSs.

Background of the Transaction

        On a few occasions over the last few years, Bernard Liautaud, chairman and chief executive officer of Business Objects, and Gregory B. Kerfoot, the chairman of the Crystal Decisions board of directors and former president and chief executive officer of Crystal Decisions, had conversations regarding a possible transaction between Business Objects and Crystal Decisions. Prior to 2003, no specific proposal with respect to a business combination was made by either party.

        In January 2003, as part of its periodic strategic review, the senior management of Business Objects began to evaluate Business Objects' business strategy and objectives in light of recent developments in the business intelligence software market, including recent acquisitions by competitors of Business Objects. In the course of such review, Business Objects' senior management considered various alternative strategies, including a potential acquisition of Crystal Decisions.

        On January 24, 2003, Tom Schroeder, group vice president, corporate development of Business Objects, contacted Jonathan J. Judge, current president and chief executive officer of Crystal Decisions, and Mr. Kerfoot and indicated that Business Objects might be interested in discussing a potential strategic combination between Business Objects and Crystal Decisions. They agreed to set up a meeting between Mr. Liautaud and Mr. Judge for further discussions.

        On January 28, 2003, at a meeting of Business Objects' board of directors, Mr. Liautaud and other members of senior management discussed Business Objects' current competitive environment and its business strategy and long-term objectives. Among the potential strategic alternatives management discussed with the Business Objects board of directors was a possible acquisition of Crystal Decisions.

        On January 30, 2003, Mr. Liautaud spoke with Mr. Judge by telephone about a potential strategic combination between Business Objects and Crystal Decisions. They agreed to meet in person on February 10, 2003.

        On February 10, 2003, Mr. Liautaud and Mr. Judge met to discuss a potential strategic combination between Business Objects and Crystal Decisions. Mr. Judge indicated at that time that

Crystal Decisions was primarily focused on pursuing a stand-alone business plan, including a possible initial public offering.

        On May 14, 2003, the Business Objects board of directors met in Paris, France. During that meeting, members of Business Objects' management discussed various alternative business strategies, including options to improve Business Objects' competitive position by strengthening its product offerings in its core business intelligence product area. In connection with such discussion, Crystal Decisions was identified as a possible acquisition candidate due to its strong enterprise reporting products.

        On May 23, 2003, Crystal Decisions filed a registration statement with the SEC on Form S-1 for the purpose of undertaking an initial public offering of its common stock. On May 27, 2003, Crystal Decisions filed a preliminary proxy statement on Schedule 14A with the SEC in connection with its proposed annual meeting of stockholders which included proposals relating to its planned initial public offering. Between the dates of such filings and July 14, 2003, Crystal Decisions received and responded to various comments from the staff of the SEC on such documents.

        In late May 2003, James Tolonen, chief financial officer of Business Objects, spoke with a representative of Integral Capital Partners, affiliates of which are stockholders in New SAC, the indirect majority stockholder of Crystal Decisions, who indicated that, if Business Objects was interested in exploring a possible transaction involving Crystal Decisions, it should consider contacting Silver Lake Partners, the largest stockholder in New SAC.

        On June 2, 2003, Mr. Liautaud met with David J. Roux, a member of the Crystal Decisions board of directors and a founder of Silver Lake Partners L.P., to discuss a potential combination between Business Objects and Crystal Decisions.

        On June 10, 2003, the Business Objects board of directors met to discuss the possibility of proposing an acquisition of Crystal Decisions. Also on June 10, 2003, Business Objects retained Thomas Weisel Partners as its financial advisor in connection with the potential acquisition of Crystal Decisions, which retention was subsequently confirmed in writing on July 14, 2003. Prior to being retained by Business Objects, Thomas Weisel Partners disclosed to Business Objects that it was expected to be named as one of the managing underwriters for Crystal Decisions' planned initial public offering and established internal procedures to maintain confidentiality between the teams working on the two transactions.

        On June 12, 2003, Mr. Liautaud, John Olsen, president and chief operating officer of Business Objects, Mr. Tolonen and Mr. Schroeder met with Mr. Roux, Kenneth Hao, a member of Silver Lake Technology Management, Justin T. Chang, a partner of Texas Pacific Group and a member of Crystal Decisions' board of directors. At that meeting, Mr. Liautaud outlined a preliminary proposal to acquire Crystal Decisions.

        On June 13, 2003, Mr. Liautaud updated certain members of the Business Objects board of directors with regard to the discussions with Crystal Decisions and its majority investors.

        On June 14, 2003, the Crystal Decisions board of directors held a telephonic meeting and Mr. Roux presented the possibility of entering into discussions with Business Objects regarding a strategic transaction. On June 14, 2003, Crystal Decisions engaged Goldman Sachs as Crystal Decisions' financial advisor in connection with the possible sale of all or a portion of Crystal Decisions. Crystal Decisions' board of directors selected Goldman Sachs as its financial advisor in part because, at the time Goldman Sachs was retained by Crystal Decisions with respect to the potential transaction with Business Objects, Goldman Sachs was acting as the lead managing underwriter with respect to Crystal Decisions' planned initial public offering, and because of Goldman Sachs' experience in negotiating similar transactions.

        On June 16, 2003, Mr. Liautaud, Mr. Olsen, Mr. Roux and Mr. Judge held a dinner meeting to discuss the management strategies of the two companies and the potential opportunities for a business combination.

        On June 17, 2003, Business Objects and Crystal Decisions entered into a confidentiality agreement with respect to their mutual disclosure of information in connection with the evaluation of a possible transaction between the companies. Also on June 17, 2003, Mr. Judge, Mr. Roux, Mr. Hao, Hollie Moore, a member of Silver Lake Technology Management, Ranvir Gujral, a member of Silver Lake Technology Management, and Mr. Chang, together with representatives of Goldman Sachs, met with Mr. Liautaud, Mr. Olsen, Mr. Tolonen and Mr. Schroeder, and representatives of Thomas Weisel Partners to further discuss the possibility of a business combination between Business Objects and Crystal Decisions.

        Also on June 19, 2003, representatives of Business Objects and Thomas Weisel Partners met with representatives of Crystal Decisions, Silver Lake Partners and Goldman Sachs. During these meetings, representatives of Business Objects and Crystal Decisions presented information regarding each company's respective business, operations and organization, and discussed the potential benefits and risks of a possible business combination. In addition, certain information relating to Crystal Decisions' financial results, organization and business was provided to Business Objects' representatives.

        On June 21, 2003, representatives of Business Objects and Crystal Decisions and their respective financial advisors had a telephonic discussion regarding the financial aspects of the proposed transaction.

        On June 22, 2003, the Business Objects board of directors met by telephone to discuss the possibility of a business combination with Crystal Decisions. At that meeting, Mr. Liautaud explained the rationale for an acquisition of Crystal Decisions and updated the board of directors on the status of discussions with representatives of Crystal Decisions. The Business Objects board also received a presentation on Crystal Decisions' financial performance from Mr. Tolonen and a preliminary discussion of valuation from representatives of Thomas Weisel Partners. A representative of Skadden, Arps, Slate, Meagher & Flom LLP, or SASM&F, Business Objects' outside counsel, also described a proposed preliminary, non-binding term sheet to be delivered to representatives of Crystal Decisions with respect to the proposed acquisition. Later on June 22, 2003, representatives of Thomas Weisel Partners and SASM&F delivered to representatives of Crystal Decisions and Wilson Sonsini Goodrich & Rosati, a professional corporation, or WSGR, outside counsel to Crystal Decisions, respectively, a draft of a preliminary, non-binding term sheet for a proposed business combination of Business Objects and Crystal Decisions and a draft of an exclusivity agreement.

        During the week of June 22, 2003, Mr. Liautaud, Mr. Judge, Mr. Roux, as well as other representatives of Business Objects, Crystal Decisions, Silver Lake Partners, Goldman Sachs and Thomas Weisel Partners, Simpson Thacher & Bartlett, or ST&B, outside counsel to New SAC, SASM&F and WSGR engaged in discussions concerning a possible business combination, and representatives of Thomas Weisel Partners, Goldman Sachs and Silver Lake Partners discussed the proposed valuation of Crystal Decisions.

        On June 25 and 26, 2003, Mr. Liautaud and Mr. Roux discussed the potential terms of a business combination between Business Objects and Crystal Decisions. During their June 26 conversation, they agreed to discuss with their respective boards of directors certain basic terms, including a valuation of Crystal Decisions equivalent to 38.5% of the equity of the combined entities, and consideration consisting of Business Objects shares and $300 million in cash.

        On June 26, 2003, Mr. Liautaud had a telephonic meeting with members of Business Objects' board of directors to update them on the Crystal Decisions transaction. During that meeting, the members of the Business Objects board who were present expressed support for proceeding at the valuation proposed by Mr. Liautaud and Mr. Roux.

        On June 26, 2003, representatives of SASM&F and WSGR met to discuss the terms of the proposed acquisition.

        On June 27, 2003, the Crystal Decisions board of directors held a special telephonic meeting to discuss the preliminary terms of a possible acquisition of Crystal Decisions by Business Objects. Present at the meeting to discuss the preliminary terms were Ms. Moore, Mr. Hao and representatives of Goldman Sachs and WSGR. Representatives of WSGR discussed the legal principles applicable to the proposed acquisition, including the fiduciary duties of the members of the Crystal Decisions board of directors and the board's authority. Mr. Judge and Mr. Roux reviewed potential alternative partners for a strategic combination with Business Objects and their discussions with various representatives of those parties. Mr. Roux provided a summary of the views of New SAC about the proposed business combination, the initial public offering of Crystal Decisions or other possible business combinations. At such meeting, pending resolution of certain issues to the satisfaction of Mr. Judge and Mr. Roux, the directors present unanimously authorized Crystal Decisions to agree to a non-binding preliminary term sheet and enter into a limited exclusivity arrangement with Business Objects.

        Later on June 27, 2003, representatives of Business Objects and SASM&F met with representatives of Crystal Decisions, Silver Lake Partners, Goldman Sachs and WSGR to continue discussing the preliminary, non-binding term sheet. These discussions continued by telephone through July 3, 2003.

        Between June 28, 2003 and July 1, 2003, representatives of Business Objects and Crystal Decisions held discussions regarding the due diligence process.

        On June 30, 2003, Mr. Liautaud and Mr. Judge began discussing employment related matters regarding senior executives of Crystal Decisions and the terms of future employee packages for such individuals with Business Objects.

        On July 1, 2003, representatives of SASM&F, WSGR, and KPMG LLP, or KPMG, which had been retained by Business Objects to assist with diligence, agreed on procedures with respect to access to non-public information. Later that day, WSGR began to make certain non-public information with respect to Crystal Decisions available for due diligence review by representatives of SASM&F and KPMG. Between July 1, 2003 and July 18, 2003, representatives of Business Objects, Thomas Weisel Partners, SASM&F and KPMG continued to conduct due diligence with respect to Crystal Decisions.

        On July 2 and 3, 2003, representatives of Business Objects, Crystal Decisions and Silver Lake Partners met to conduct due diligence on the businesses of Business Objects and Crystal Decisions. During this period, representatives of Business Objects and Crystal Decisions and their respective financial and tax advisors also conducted separate financial and tax due diligence meetings.

        On July 3, 2003, Business Objects, Crystal Decisions and New SAC executed an agreement providing, among other things, that each of Crystal Decisions and New SAC would cease any discussions or negotiations regarding alternative transactions and would not accept or enter into any agreement regarding a proposed alternative transaction through July 15, 2003. However, the exclusivity agreement did not prevent Crystal Decisions from taking actions with respect to its planned initial public offering.

        Between July 4 and 6, 2003, SASM&F sent drafts of a merger agreement, a stockholder agreement and a support agreement to representatives of representatives of WSGR and ST&B.

        On July 8, 2003, representatives of WSGR and PricewaterhouseCoopers LLP commenced legal and accounting due diligence on Business Objects with respect to the proposed transaction at the offices of SASM&F and Ernst & Young LLP, respectively. Between July 8, 2003 and July 18, 2003, representatives of Crystal Decisions, Silver Lake Partners, Goldman Sachs, WSGR and PricewaterhouseCoopers continued to conduct due diligence with respect to Business Objects.

        On July 10, 2003, representatives of SASM&F and WSGR met to discuss the draft merger agreement. Later on July 10, 2003, representatives of ST&B and SASM&F discussed the draft stockholder agreement and support agreement.

        On July 13, 2003, SASM&F sent a revised draft of the merger agreement to representatives of WSGR and ST&B. Later that day, representatives of SASM&F and WSGR met to discuss the revised draft merger agreement and the other transaction documents. On July 13, 2003, Mr. Roux and Mr. Liautaud orally agreed to extend the period of exclusivity through July 18, 2003.

        On July 14, 2003, the board of directors of Crystal Decisions held a special telephonic meeting at which the proposed acquisition by Business Objects was discussed. At the meeting, representatives of Goldman Sachs made a presentation to the Crystal Decisions board of its financial analysis with respect to the proposed acquisition. Representatives of WSGR were also present at the meeting.

        On July 14 and 15, 2003, Messrs. Judge and Liautaud had several telephonic discussions regarding open matters related to the acquisition agreement and retention and severance packages for certain employees of Crystal Decisions. In addition, Matthew Handford, vice president of human resources of Crystal Decisions and Jonathan Schoonmaker, vice president of human resources of Business Objects, held a number of telephonic discussions regarding retention, severance and benefit matters related to Crystal Decisions employees.

        On July 15, 2003, the Business Objects board of directors held a meeting to discuss the proposed acquisition of Crystal Decisions. At the meeting, representatives of Thomas Weisel Partners and Mr. Tolonen reviewed the financial aspects of the proposed transaction. A representative of SASM&F reviewed the principal terms of the transaction and the remaining issues between the parties, including issues relating to the structure of the transaction, potential indemnification obligations of Crystal Decisions and SSCH with respect to a previous transaction. Mr. Liautaud and Mr. Olsen also discussed the potential benefits and risks associated with the proposed transaction.

        On July 15, 2003, ST&B provided a draft indemnity agreement between New SAC and Business Objects relating to Crystal Decisions' and SSCH's indemnification obligations with respect to a previous transaction to representatives of Business Objects and SASM&F.

        On July 15 and 16, 2003, representatives of Business Objects, Crystal Decisions, Silver Lake Partners, SASM&F, WSGR and ST&B met to discuss remaining open issues on the merger agreement and other transaction documents. During this period, representatives of SASM&F and Freshfields Bruckhaus Deringer, or Freshfields, Crystal Decisions' French counsel, discussed the French legal aspects of the proposed transaction.

        On July 16, 2003, WSGR sent comments to the revised draft merger agreement to SASM&F and ST&B sent comments on the draft support agreement to SASM&F.

        On July 16, 2003, the boards of directors of SSCH and New SAC approved the acquisition and the merger agreement and the related agreements by an action by written consent.

        On July 17, 2003, the Business Objects board of directors met by telephone and Mr. Liautaud provided an update on the discussions with representatives of Crystal Decisions and the status of the draft agreements.

        On July 17, 2003, the Crystal Decisions board of directors held a special telephonic meeting at which the proposed acquisition was discussed and considered. At the meeting, management of Crystal Decisions and representatives of WSGR and Goldman Sachs made presentations to the Crystal Decisions board regarding the proposed transaction. Mr. Judge reviewed a proposed amendment to his employment agreement with Crystal Decisions that would be effective only in the event that the proposed acquisition were completed. The members of the Crystal Decisions board of directors, with Mr. Judge abstaining, unanimously approved the amendment of Mr. Judge's employment agreement with Crystal Decisions. Mr. Judge also reviewed the proposed retention agreements for the members of the Crystal Decisions executive committee. Representatives of WSGR outlined the terms of the proposed merger agreement and the voting agreement, the potential risks of the proposed transaction and other legal issues associated with the proposed business combination. The WSGR representatives also reviewed in detail the principal terms of the proposed merger agreement and related agreements and summarized the remaining open issues. The Crystal Decisions board of directors reviewed and discussed the principal issues in the proposed transaction, and the proposed exchange ratio and merger consideration, closing conditions, termination rights, termination fees, the support agreements and action by written consent to be provided by New SAC's wholly-owned subsidiary, SSCH, the voting agreement and the limitations on Crystal Decisions' ability to consider alternative proposals. Mr. Judge and Eric Patel, chief financial officer of Crystal Decisions, provided the Crystal Decisions board of directors with an update on Crystal Decisions' business and recent financial performance and proposed initial public offering. Goldman Sachs provided to the Crystal Decisions board of directors its analysis of the exchange ratio in the merger agreement. After extensive discussion of the proposed acquisition, the Crystal Decisions board authorized management to proceed with the negotiation of the acquisition agreement and related documents.

        On July 17, 2003 and through the morning of July 18, 2003, representatives of SASM&F, WSGR, Freshfields and ST&B continued to discuss and revise the merger agreement, the stockholder agreement, the support agreements and the form of voting agreement.

        Early in the morning on July 18, 2003, Mr. Liautaud discussed the proposed acquisition of Crystal Decisions with representatives of the Worker's Committee of Business Objects. Later that morning, Business Objects held a special meeting of its board of directors. Also attending the meeting were representatives of Thomas Weisel Partners, SASM&F and KPMG. Mr. Liautaud presented the basic terms of the acquisition and discussed the benefits and risks of the proposed transaction. A representative of SASM&F then reviewed the material terms of the operative agreements and answered questions from members of the board of directors regarding specific terms of the transaction. The representatives of SASM&F also discussed generally acceptable fiduciary duties of directors in the context of a business combination. The representatives of Thomas Weisel Partners then presented an analysis of the financial terms of the proposed transaction and orally delivered the opinion of Thomas Weisel Partners, subsequently confirmed in writing, that the consideration to be paid by Business Objects pursuant to the merger agreement was fair to Business Objects from a financial point of view as of the date of such opinion. A representative of KPMG also gave an overview of KPMG's due diligence review of Crystal Decisions. Following further discussion, the board of directors of Business Objects unanimously approved the execution of the merger agreement, the mergers and the other transactions contemplated thereby.

        Also in the morning on July 18, 2003, the Crystal Decisions board of directors held a special telephonic meeting at which the proposed acquisition was discussed and considered. At the meeting, Crystal Decisions management and representatives of Goldman Sachs made presentations to the board regarding the proposed business combination. Representatives of WSGR were also present at this meeting. Representatives of WSGR discussed the legal principles applicable to the proposed acquisition including fiduciary duties of the members of the Crystal Decisions board of directors and the board's authority. The WSGR representatives also reviewed the outcome of further negotiations and responded to questions from the Crystal Decisions board of directors. Goldman Sachs reviewed the financial terms of the proposed acquisition and delivered its oral opinion, subsequently confirmed in writing, to the Crystal Decisions board of directors that, as of July 18, 2003, and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration, as described in the merger agreement, was fair from a financial point of view to the holders of Crystal Decisions common stock. Following the presentations, and after discussion, the Crystal Decisions board approved the merger agreement and the transactions contemplated by the merger agreement. In addition, the Crystal Decisions board of directors approved the cancellation of the Crystal Decisions 2003 annual meeting of stockholders, the withdrawal of the proposed one for two reverse stock split and the withdrawal of the registration statement on Form S-1 filed by Crystal Decisions in connection with its contemplated initial public offering prior to the closing of the transaction and the issuance of a press release providing total revenues and operating margin for the fiscal quarter and year ended June 27, 2003.

        Following the meetings of Business Objects' and Crystal Decisions' boards of directors on July 18, 2003, representatives of Business Objects, Crystal Decisions, SASM&F and WSGR finalized the merger agreement and, thereafter, the support agreement, company support agreement, voting agreement, indemnity agreement and stockholder agreements were executed and delivered by the relevant parties. SSCH delivered an action by written consent approving the proposed acquisition and adopting and approving the acquisition agreement to Business Objects. Later that day, Business Objects and Crystal Decisions issued a joint press release announcing the proposed acquisition.

Business Objects' Reasons for the Transaction and Recommendation of the Business Objects Board of Directors

        After careful consideration, the Business Objects board of directors unanimously approved the merger agreement, the transaction and the other matters contemplated thereby, and determined that the consummation of the transaction and each of the other matters contemplated by the merger agreement is advisable and in the best interests of Business Objects and its shareholders. The Business Objects board of directors unanimously determined to recommend that Business Objects' shareholders vote to approve the transaction, the issuance of the Business Objects shares in connection with the transaction and the other matters contemplated by the merger agreement.

        In reaching its decision, the Business Objects board of directors considered the following material factors as reasons that the transaction will be beneficial to Business Objects and its shareholders:

  •
  information regarding Crystal Decisions' current business, including its products, services, distribution channels, management and personnel, customers and strategic partners;

  •
  Crystal Decisions' historically high growth rates as well as its historical profitability;

  •
  the belief of the Business Objects board of directors that, given the complementary nature of the geographical strengths, channels, products, services, solutions and business strategies of Business Objects and Crystal Decisions, the transaction will enhance the opportunity for the potential realization of Business Objects' strategic objectives;

  •
  the belief of the Business Objects board of directors that important advantages will accrue to the leading provider of business intelligence solutions and that in order to achieve and retain this leadership position a software provider must offer a broad line of business intelligence products that meet the needs of sophisticated analysts as well as a broad range of business users;

  •
  the combined company's potential to be a market leader in the rapidly developing and highly competitive business intelligence software market by offering the most complete line of reporting, analytics and query products and services that would appeal to all types of customers in all of the business intelligence market segments;

  •
  the combined company's potential to leverage global presence in sales, support and alliances through Business Objects' extensive European sales force and strong service organization, Crystal Decisions' strong North American sales force and service and technical support organizations, Crystal Decisions strong network in Asia-Pacific, and Crystal Decisions' strong developer bases;

  •
  the potential revenue synergies including up-selling and cross-selling opportunities for the products of both companies; and

  •
  the combined company's broad range of distribution channels, including enterprise sales, original equipment manufacturers, resellers, and inside sales organizations.

        In the course of deliberations, the Business Objects board of directors also considered a number of additional factors relevant to the transaction, including:

  •
  historical information concerning Business Objects and Crystal Decisions and their respective businesses, financial performance, condition, operations, technology, management and position in the industry, and information and evaluations regarding the two companies' strengths, weaknesses and prospects, both before and after giving effect to the transaction;

  •
  current financial market conditions and historical market prices, volatility and trading information for Business Objects shares;

  •
  the relationship between the value of Crystal Decisions and the consideration to be paid to the direct and indirect stockholders of Crystal Decisions in connection with the transaction and a comparison of comparable merger transactions;

  •
  the oral presentations by, and discussions with, Thomas Weisel Partners, and the written opinion of Thomas Weisel Partners (a copy of which is attached to this document as Annex F to this document) to the effect that, as of July 18, 2003, and subject to the assumptions, qualifications and limitations set forth in its written opinion, the consideration (as that term is defined in the Thomas Weisel Partners opinion) to be paid by Business Objects pursuant to the merger agreement was fair, from a financial point of view, to Business Objects;

  •
  the combined company's potential to achieve cost synergies including reduction of duplicative product development efforts and sales, marketing and general and administrative costs;

  •
  the structure and terms of the proposed transaction and its effects on existing Business Objects shareholder value, including:

  –
  the number of shares of Business Objects to be issued to the stockholders of SSCH and Crystal Decisions and its potential dilutive effect on existing shareholders of Business Objects;

  –
  the amount of cash consideration to be paid to the stockholders of SSCH and Crystal Decisions and the effect of the reduced cash on Business Objects' prospects and operations;

  –
  the treatment of outstanding Crystal Decisions options and the effect on existing Business Objects option plans and incentives to continuing employees;

  •
  reports from management and from legal, accounting and financial advisors as to the results of their due diligence investigation of Crystal Decisions;

  •
  the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations;

  •
  the terms of the stockholders agreement, including that, upon consummation of the transaction, New SAC and the shareholders of New SAC will be bound by standstill provisions and transfer restrictions and that, subject to some exceptions, Business Objects will be obligated to register the Business Objects shares issued to New SAC and the shareholders of New SAC in connection with the transaction;

  •
  the terms of the support agreement and the company support agreement, including that each of New SAC and SSCH is obligated to execute and deliver to Business Objects an action by written consent approving and adopting the merger agreement and approving the relevant mergers;

  •
  the terms of the indemnification letter agreement, including that, upon consummation of the transaction, New SAC will indemnify Crystal Decisions and SSCH (and the combined company as the successor to those parties) until March 31, 2006 with respect to tax-related claims arise under the VERITAS indemnification agreement or the reimbursement agreement to which Crystal Decisions, SSCH and other affiliates of New SAC are a party;

  •
  the fact that the shareholders of Business Objects will have the opportunity to vote on, among other things, the proposed mergers and the issuance of Business Objects shares in connection with the mergers;

  •
  the impact of the transaction on the customers, partners and vendors of Business Objects, Crystal Decisions and the combined company; and

  •
  the interests that certain executive officers and directors of Business Objects may have with respect to the transaction in addition to their interests as shareholders of Business Objects generally.

        The Business Objects board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the transaction, including, but not limited to:

  •
  the substantial expenses to be incurred in connection with the transaction, including the cost of integrating the businesses and transaction expenses arising from the transaction;

  •
  the risk that Business Objects and Crystal Decisions will not be able to integrate their respective products, technology and organizations;

  •
  the risk that the potential benefits sought in the transaction might not be fully realized;

  •
  the risk that Business Objects' stock price may be adversely affected due to the uncertainties created by the announcement of the transaction;

  •
  the risk of disruption of sales momentum as a result of the uncertainties created by the announcement of the transaction;

  •
  the risk that the transaction may not be consummated, and the potential consequences of such non-consummation, including the following:

  –
  depending on the reason for termination of the merger agreement, Business Objects may be required to pay Crystal Decisions a termination fee of $21 million;

  –
  Business Objects would have to pay the fees incurred in connection with negotiating and planning the transaction, such as legal, accounting and printing fees, as well as a portion of the financial advisor fees; and

    –
    the price of Business Objects shares may decline to the extent that the market price reflects a market assumption that the transaction will be consummated;

  •
  the operations of Business Objects may be harmed to the extent that customers, partners, vendors and other believe that Business Objects cannot compete effectively in the market place without benefits of the transaction;

  •
  the risk of management and employee disruption associated with the transaction, including the risk that, despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company;

  •
  the terms of the merger agreement regarding third party proposals, including that, until consummation of the transaction or the termination of the merger agreement, subject to certain limited exceptions, Business Objects is prohibited from soliciting or encouraging any discussions regarding a proposal to enter into any business combination, such as a merger, or that would result in a change of control of Business Objects or a sale of all or substantially all of Business Objects shares or assets, if such business combination would be reasonably likely to adversely affect Business Objects' ability to complete the transaction with Crystal Decisions without material delay or require a vote of Business Objects' shareholders prior to its meeting of shareholders to approve the transaction with Crystal Decisions;

  •
  the potential risks and liabilities associated with Crystal Decisions and SSCH that would become liabilities of the combined company upon consummation of the transaction, including each of Crystal Decisions' and SSCH's obligations, to the extent not otherwise indemnified by New SAC or released by VERITAS, to indemnify VERITAS and its affiliates for liabilities arising in connection with Seagate Technology, Inc.'s and Crystal Decisions' operating assets and for selected tax liabilities; and

  •
  the other applicable risks described in the section entitled "Risk Factors" beginning on page 25 of this document.

        The Business Objects board of directors concluded that these risks were outweighed by the potential benefits of the transaction.

        The foregoing discussion is not intended to be an exhaustive list of all factors considered by the Business Objects board of directors. Each member of the board of directors may have considered different factors. The Business Objects board of directors did not find it necessary to, and did not quantify or otherwise assign relative weights to, the foregoing factors or determine that any factor was of particular importance. Rather, the Business Objects board of directors views its recommendation as being based on the totality of the information presented to, and considered by it. The Business Objects board of directors considered all these factors and determined that these factors, as a whole, supported the conclusions and the recommendations described above.

Opinion of Business Objects' Financial Advisor

        The board of directors of Business Objects engaged Thomas Weisel Partners to act as its financial advisor and to render a fairness opinion in connection with the proposed transaction involving the acquisition of Crystal Decisions by Business Objects. Thomas Weisel Partners is a nationally recognized merchant bank specializing in advising and investing in companies participating in growth sections of the economy including: healthcare, technology, consumer, business services and telecommunication. Business Objects selected Thomas Weisel Partners based on Thomas Weisel Partners' experience, expertise and reputation, familiarity and understanding of the business intelligence software market. On July 18, 2003, Thomas Weisel Partners delivered to the Business Objects board of directors its oral opinion (which was subsequently confirmed in writing) that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in Thomas Weisel Partners' written opinion, the consideration to be paid by Business Objects pursuant to the merger agreement was fair, from a financial point of view, to Business Objects. For purposes of its opinion, Thomas Weisel Partners defined "consideration" as the aggregate consideration to be paid pursuant to the merger agreement to the holders of SSCH common stock, Crystal Decisions common stock and options to acquire Crystal Decisions common stock.

        Business Objects determined the consideration to be paid to the common equity holders of Crystal Decisions and SSCH through negotiations with Crystal Decisions and SSCH. Business Objects did not impose any limitations on Thomas Weisel Partners with respect to the investigations made or procedures followed in rendering its opinion.

        The full text of Thomas Weisel Partners' written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Thomas Weisel Partners in delivering its opinion, is attached as Annex F to this document. Business Objects shareholders should read this opinion carefully and in its entirety. The following description of the Thomas Weisel Partners' opinion is only a summary of the written opinion and is qualified in its entirety by the written opinion and is not a substitute for the written opinion.

        Thomas Weisel Partners directed its opinion to the Business Objects board of directors. The opinion does not constitute a recommendation to the shareholders of Business Objects as to how they should vote with respect to the transaction or any other matter. The opinion addresses only the financial fairness of the consideration to be paid by Business Objects in the transaction. It does not address the relative merits of the transaction or any alternatives to the transaction. Further, it does not address the business decision of the Business Objects board of directors to proceed with or consummate the transaction.

        In connection with its opinion, Thomas Weisel Partners, among other things:

  •
  reviewed certain publicly available financial and other data with respect to Business Objects and Crystal Decisions, including the consolidated financial statements for recent years and interim periods to March 31, 2003, in the case of Business Objects and March 28, 2003, in the case of Crystal Decisions, Crystal Decisions' registration statement on Form S-1 as filed with the SEC, and certain other relevant financial and operating data relating to Business Objects and Crystal Decisions made available to Thomas Weisel Partners from published sources and from the internal records of Business Objects and Crystal Decisions;

  •
  reviewed the financial terms and conditions of the merger agreement;

  •
  reviewed certain publicly available information concerning the trading of, and the trading market for, Business Objects ADSs;

  •
  compared Business Objects and Crystal Decisions from a financial point of view with certain other companies in the business intelligence and analytics software industry which Thomas Weisel Partners deemed to be relevant;

  •
  considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the software industry which Thomas Weisel Partners deemed to be comparable in whole or in part, to the transaction;

  •
  reviewed and discussed with representatives of the management of Business Objects and Crystal Decisions certain information of a business and financial nature regarding Business Objects and Crystal Decisions, furnished to Thomas Weisel Partners by Business Objects and Crystal Decisions;

  •
  reviewed financial forecasts regarding Crystal Decisions' business prepared by Crystal Decisions' management, and certain adjustments to such forecasts prepared by Business Objects' management;

  •
  reviewed certain published reports of Wall Street analysts containing financial forecasts regarding Business Objects' business where Business Objects' management has confirmed to Thomas Weisel that the forecasts contained in such reports are reasonable;

  •
  made inquiries regarding and discussed the transaction and the merger agreement and other matters related thereto with counsel for Business Objects; and

  •
  performed such other analyses and examinations as Thomas Weisel Partners deemed appropriate.

        In preparing its opinion, Thomas Weisel Partners did not assume any responsibility independently to verify the information referred to above. Instead, with the consent of Business Objects, Thomas Weisel Partners relied on the information being accurate and complete. Thomas Weisel Partners also made the following assumptions, in each case with the consent of Business Objects:

  •
  with respect to the financial forecasts of Crystal Decisions prepared by Crystal Decisions' management, and certain adjustments to such forecasts prepared by Business Objects' management, Thomas Weisel Partners assumed for purposes of its opinion that such adjustments:

  –
  had been reasonably prepared on bases reflecting the best available estimates and judgments of Business Objects' management at the time of preparation as to the future financial performance of Crystal Decisions; and

  –
  provided a reasonable basis upon which Thomas Weisel Partners could form its opinion;

  •
  with respect to the financial forecasts of Business Objects' business contained in published reports of Wall Street analysts where Business Objects' management has confirmed to Thomas Weisel Partners that the forecasts contained in such reports are reasonable, Thomas Weisel Partners assumed for purposes of its opinion that such forecasts:

  –
  had been reasonably prepared on bases reflecting the best available estimates and judgments of Business Objects' management as to the future financial performance of Business Objects; and

  –
  provided a reasonable basis upon which Thomas Weisel Partners could form its opinion;

  •
  that there have been no material changes in the assets, financial condition, results of operations, business or prospects of Business Objects or Crystal Decisions since the respective dates of the last financial statements made available to Thomas Weisel Partners;

  •
  that the transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable French and U.S. federal and state statutes, rules and regulations;

  •
  when taken together, the mergers involving Crystal Decisions and the mergers involving SSCH will each constitute a tax-free reorganization, pursuant to the Internal Revenue Code;

  •
  that SSCH does not own, has never owned and prior to the effective time of the transaction involving SSCH will not acquire, any property or assets other than shares of Crystal Decisions, and except as contemplated by the merger agreement or as disclosed pursuant thereto, has not incurred and prior to the time of the transaction involving SSCH will not incur any liabilities of any kind; and

  •
  that the transaction will be consummated substantially in accordance with the terms described in the merger agreement, without any further amendments thereto, and without waiver by Business Objects of any of the conditions to its obligations under the merger agreement.

        In addition, for purposes of its opinion:

  •
  Thomas Weisel Partners did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Business Objects, SSCH or Crystal Decisions, nor was Thomas Weisel Partners furnished with any such appraisals;

  •
  Thomas Weisel Partners relied on advice of counsel and independent accountants to Business Objects as to all legal and financial reporting matters with respect to Business Objects, the transaction and the merger agreement; and

  •
  Thomas Weisel Partners' opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to Thomas Weisel Partners as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Thomas Weisel Partners has not assumed any obligation to update, revise or reaffirm its opinion.

        The following represents a brief summary of the material financial analyses performed by Thomas Weisel Partners in connection with providing its opinion to the Business Objects board of directors. Some of the summaries of financial analyses performed by Thomas Weisel Partners include information presented in tabular format. In order to fully understand the financial analyses performed by Thomas Weisel Partners, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Thomas Weisel Partners.

        Comparable Company Analysis.    Based on public and other available information, Thomas Weisel Partners calculated (i) the multiples of aggregate value, which Thomas Weisel Partners defined as market capitalization plus debt less cash and cash equivalents, to calendar year 2003 and 2004 estimated revenues for eight companies in the business intelligence software industry, and (ii) the multiples of equity value to calendar year 2003 and 2004 estimated net income for the same selected eight companies in the business intelligence software industry. In each case, Thomas Weisel Partners used estimates based on public filings, news articles, published Wall Street analysts' reports and forecasts and other third party sources. Thomas Weisel Partners believes that the eight selected companies listed below have operations similar to some of the operations of Crystal Decisions, but noted that none of these companies have the same management, composition, size or combination of businesses as Crystal Decisions:

  •
  Actuate Corporation;

  •
  Ascential Software Corporation;

  •
  Business Objects S.A.;

  •
  Cognos Incorporated;

  •
  Fair Isaac Corporation;

  •
  Hyperion Solutions Corporation;

  •
  Informatica Corporation; and

  •
  MicroStrategy, Inc.

        The following tables set forth the multiples indicated by this analysis for the eight selected companies:

Aggregate Value to:	Range of Multiples	Mean	Median
Estimated 2003 Revenues	1.1x-3.9x	2.5x	2.1x
Estimated 2004 Revenues	1.0x-3.5x	2.2x	1.9x
Equity Value to:	Range of Multiples	Mean	Median
Estimated 2003 Net Income	21.9x-102.5x	42.9x	30.6x
Estimated 2004 Net Income	18.3x-44.3x	27.5x	24.9x

        While the comparable company analysis compared Crystal Decisions to eight companies in the business intelligence software industry, Thomas Weisel Partners did not include every company that could be deemed to be a participant in this same industry, or in any specific sectors of this industry.

        Thomas Weisel Partners noted that the aggregate value of the consideration to be received by shareholders of Crystal Decisions in connection with the transaction, which Thomas Weisel Partners valued at $819 million, implied a ratio of Crystal Decisions' aggregate value to (i) calendar year 2003 estimated revenues of 2.3x and (ii) calendar year 2004 estimated revenues of 2.0x. Thomas Weisel Partners further noted that the equity value of the consideration to be received by shareholders of Crystal Decisions in connection with the transaction, implied a ratio of Crystal Decisions' equity value to (i) calendar year 2003 estimated net income of 24.6x and (ii) calendar year 2004 estimated net income of 20.1x.

        Comparable Transactions Analysis.    Based on public and other available information, Thomas Weisel Partners calculated the multiples of aggregate value to (i) last 12 months (LTM) revenues and net income and (ii) next 12 months (NTM) revenues and net income in the following 24 comparable acquisitions of software companies that were announced from January 5, 2002 to July 7, 2003:

Announcement Date	Name of Acquiror	Name of Target
July 7, 2003	EMC Corp.	Legato Systems, Inc.
June 2, 2003	PeopleSoft, Inc.	JD Edwards & Company
April 24, 2003	ScanSoft, Inc.	SpeechWorks International, Inc.
February 5, 2003	SunGard Data Systems Inc.	H.T.E., Inc.
January 21, 2003	SunGard Data Systems Inc.	Caminus Corporation
January 13, 2003	Synopsys, Inc.	Numerical Technologies, Inc.
December 22, 2002	Yahoo! Inc.	Inktomi Corporation
December 19, 2002	VERITAS Software Corp.	Precise Software Solutions Ltd.
December 19, 2002	Cognos Incorporated	Adaytum, Inc.
December 6, 2002	IBM	Rational Software Corporation
October 3, 2002	Documentum, Inc.	eRoom Technology Inc.
October 1, 2002	NetlQ Corp.	PentaSafe Security Technologies, Inc.
July 9, 2002	Business Objects S.A.	Acta Technology, Inc.
June 19, 2002	Micromuse Inc.	RiverSoft Technologies Ltd.
June 10, 2002	Novell, Inc.	Silverstream Software, Inc.
May 29, 2002	Openwave Systems Inc.	SignalSoft Corporation
May 7, 2002	Microsoft Corporation	Navision
April 29, 2002	Fair Isaac Corporation	HNC Software Inc.
April 24, 2002	Cadence Design Systems, Inc.	Simplex Solutions, Inc.
April 23, 2002	Mentor Graphics Corporation	Innoveda, Inc.
March 18, 2002	MSC Software Corp.	Mechanical Dynamics, Inc.
February 21, 2002	Legato Systems, Inc.	OTG Software, Inc.
February 1, 2002	Adobe Systems Incorporated	Accelio Corp.
January 5, 2002	TIBCO Software Inc.	Talarian Corporation

        The following table sets forth the multiples indicated by this analysis and the multiples implied by the transaction:

Aggregate Value to:	Range of Multiples	Mean	Median	Transaction
LTM Revenue	0.4x-5.9x	3.0x	2.7x	3.0x
NTM Revenue	0.4x-6.4x	3.0x	2.5x	2.5x
LTM Net Income	1.87x-75.4x	48.9x	51.7x	29.3x
NTM Net Income	32.4x-87.0x	50.1x	43.3x	23.6x

        In each case, Thomas Weisel Partners used estimates based on public filings, news articles, published Wall Street analysts' reports and forecasts and other third party sources. No transaction used in the comparable company or comparable transactions analyses is identical to Crystal Decisions or the transaction contemplated by the merger agreement. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Business Objects, Crystal Decisions, and the transaction are being compared.

        Contribution Analysis.    Thomas Weisel Partners used the estimates and financial forecasts that it reviewed with respect to Business Objects and Crystal Decisions in order to perform a contribution analysis. On the basis of these estimates and financial forecasts, Thomas Weisel Partners reviewed the contribution of each of Business Objects and Crystal Decisions to projected license revenues, total revenues and net income for calendar years 2003 and 2004, for the combined company, adjusting for the standalone cash balance of each company as appropriate. Thomas Weisel Partners then used these contributions to calculate a valuation of Crystal Decisions based upon the market capitalization of Business Objects.

        The following tables set forth the relative contributions indicated by this analysis, after adjusting for cash balance as appropriate:

	License Revenues
	Business Objects	Crystal Decisions
Calendar 2003 Projected	59.8%	40.2%
Calendar 2004 Projected	59.8%	40.2%
	Total Revenues
	Business Objects	Crystal Decisions
Calendar 2003 Projected	64.8%	35.2%
Calendar 2004 Projected	64.2%	35.8%
	Net Income
	Business Objects	Crystal Decisions
Calendar 2003 Projected	59.1%	40.9%
Calendar 2004 Projected	59.5%	40.5%

        The foregoing description is only a summary of the analyses and examinations that Thomas Weisel Partners deemed material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Thomas Weisel Partners. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Thomas Weisel Partners believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation. In addition, Thomas Weisel Partners may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Thomas Weisel Partners with respect to the actual value of Crystal Decisions.

        In performing its analyses, Thomas Weisel Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Business Objects and Crystal Decisions. The analyses performed by Thomas Weisel Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Thomas Weisel Partners with respect to the financial fairness of the consideration to be paid by Business Objects to the common equity holders of Crystal Decisions and SSCH pursuant to the merger agreement, and were provided to Business Objects in connection with the delivery of the Thomas Weisel Partners' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

        Pursuant to an engagement letter dated July 14, 2003, Thomas Weisel Partners provided financial advisory services and a financial opinion in connection with the transaction, and Business Objects agreed to pay Thomas Weisel Partners a customary fee in connection therewith, a significant portion of which is contingent upon the consummation of the transaction. The Business Objects board of directors was aware of this fee structure and took it into account in considering Thomas Weisel Partners' opinion and in approving the transaction. Further, Business Objects has agreed to reimburse Thomas Weisel Partners for its reasonable out-of-pocket expenses and to indemnify Thomas Weisel Partners, its affiliates, and its respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

        In the ordinary course of its business, Thomas Weisel Partners may actively trade the equity securities of Business Objects for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities. In addition, Thomas Weisel Partners has performed various investment banking services for Business Objects. Furthermore, Thomas Weisel Partners had been serving as co-manager of a proposed public offering of Crystal Decisions, which will not be consummated as a result of the transaction, and as co-manager of a securities underwriting for an affiliate of New SAC, for which Thomas Weisel Partners will receive customary compensation.

Crystal Decisions' Reasons for the Transaction and Recommendation Crystal Decisions' Board of Directors

        After careful consideration, the members of the Crystal Decisions board of directors present at the meeting unanimously, with two directors absent, concluded that the merger agreement is advisable, and that the terms of the merger agreement are advisable, and that the terms of the merger agreement and the mergers are fair to and in the best interests of Crystal Decisions and its stockholders, and determined to submit the merger agreement and the mergers to which Crystal Decisions is a party to SSCH for approval and approve the mergers. This decision was based upon a number of potential benefits of the transaction that the Crystal Decisions board of directors believes will contribute to the success of the combined company compared to Crystal Decisions continuing to operate as an independent business, including the following:

  •
  the Crystal Decisions board of directors' judgment that the two companies have significant complementary geographical strengths, products, services and solutions;

  •
  the structure of the transaction may provide significant advantages in increasing the opportunity for:

  –
  effectively utilizing the skills and resources of Business Objects' and Crystal Decisions' respective management teams; and

  –
  matching the respective corporate cultures of the two companies while maintaining some of the most important aspects of each culture;

  •
  the Crystal Decisions board of directors' judgment that important advantages will accrue to the leading provider of business intelligence solutions and that in order to achieve and retain this position a software provider must offer a broad line of business intelligence products that meet the needs of sophisticated analysts as well as a broad range of business users;

  •
  the combined company's potential to be a market leader as a provider of a more complete product solution of reporting, analytics and query business intelligence products in the rapidly developing and highly competitive business intelligence software market by offering a full line of business intelligence software and services;

  •
  the combined company's potential to leverage global presence in sales, support and alliances through Business Objects' extensive European sales force, strong service organization, Crystal

    Decisions' strong North American sales force and service and technical support organizations and Crystal Decisions' strong developer bases;

  •
  the combined company's potential to achieve synergies;

  •
  the potential that Business Objects' large market capitalization, third-party system integrators and broad suite of business intelligence products will provide the combined company with resources to grow and gain market share more rapidly than Crystal Decisions can grow as an independent company in the rapidly evolving business intelligence market, which has been characterized by the consolidation of small, independent providers with larger, integrated competitors;

  •
  the Crystal Decisions board's judgment that the share capital of the combined company may be a more valuable currency to finance future acquisitions at a faster pace and at less dilutive prices than Crystal Decisions could accomplish with its stock alone; and

  •
  the presence on the combined company's board of directors of at least one, and possibly two, members of the Crystal Decisions board of directors.

        In identifying these benefits and evaluating the transaction, the Crystal Decisions board of directors reviewed a number of factors and sources of information, including the following:

  •
  historical information concerning Crystal Decisions and Business Objects and their respective businesses, financial performance, condition, operations, technology, management and position in the industry, and information and evaluations regarding the two companies' strengths, weaknesses and prospects, both before and after giving effect to the transaction;

  •
  that based on the estimated initial public offering price of Crystal Decisions common stock and the market prices of Business Objects shares at the time the merger agreement was approved by the Crystal Decisions board of directors, the per share consideration to be paid by Business Objects represented a premium over the estimated price of Crystal Decisions common stock;

  •
  the opportunity to Crystal Decisions stockholders and optionees to participate in the future growth in value of the combined company as Business Objects shareholders following the transaction by virtue of the partial stock consideration for Crystal Decisions stockholders and the conversion of Crystal Decisions stock options into options to acquire Business Objects ADSs;

  •
  the liquidity afforded Crystal Decisions stockholders both as a result of the cash payment and the exchange of their shares of Crystal Decisions common stock for Business Objects shares, which trade in high share volumes;

  •
  the potential effect on stockholder value of Crystal Decisions continuing as an independent entity, compared to the potential effect of a combination with Business Objects in light of the financial condition and prospects of Crystal Decisions and the current economic climate in general and in Crystal Decisions' markets including, but not limited to:

  –
  the other possible strategic alternatives the Crystal Decisions board examined, including Crystal Decisions continuing to execute its stand-alone business plan and conducting an initial public offering,

  –
  the potential value available to Crystal Decisions' stockholders if Crystal Decisions were to conduct an initial public offering; and

  –
  the potential for increased value in the combined company as compared to either Crystal Decisions or Business Objects alone;

  •
  the opinion of Crystal Decisions' financial advisor, Goldman Sachs (which is attached as Annex G to this document), to the effect that, as of July 18, 2003, and based upon and subject to the factors and assumptions set forth in the opinion, the per share consideration was fair from a financial point of view to holders of Crystal Decisions common stock;

  •
  current financial market conditions and historical market prices, volatility and trading information for Business Objects shares, the likely market prices and volatility of Crystal Decisions' common stock in the event it conducted an initial public offering as planned, and various factors that might affect the market value of Business Objects shares in the future;

  •
  the premium represented by the per share consideration to be paid by Business Objects and the premiums paid in other recent transactions that could be viewed as comparable, as well as the negotiations between Crystal Decisions and Business Objects relating to the per share consideration to be paid by Business Objects;

  •
  the alternatives available to Crystal Decisions and the history of contacts with other parties concerning their possible interest in a business combination with Crystal Decisions; and

  •
  the terms of the merger agreement and related agreements, by themselves and in comparison to the terms of other transactions, including but not limited to, the conditions to the parties' obligations to complete the transaction, the details of the "no shop" restrictions on Crystal Decisions and the scope of Crystal Decisions' fiduciary out from these restrictions, the parties' termination rights, the termination fee that Crystal Decisions may be required to pay Business Objects in certain circumstances, the support agreements, the stockholders agreement and the voting agreements.

        The Crystal Decisions board of directors also identified and considered a number of risks and uncertainties in its deliberations concerning the transaction, including the following:

  •
  the fact that the stock portion of the consideration is based on a fixed number of Business Objects shares means that the aggregate value of the transaction will fluctuate as a result of changes in the market price of Business Objects' shares;

  •
  the fact that pursuant to the merger agreement, Crystal Decisions is required to obtain Business Objects' consent before it can take a variety of actions between the signing of the merger agreement and the closing of the transaction;

  •
  the possibility that the transaction may not be consummated, in light of the need to obtain approval by Business Objects' shareholders, and the effects of the public announcement of the transaction on Crystal Decisions' sales, customer relations and operating results and Crystal Decisions' ability to attract and retain key management, marketing and technical personnel;

  •
  the risk that the internal cultures of Business Objects and Crystal Decisions may not be as compatible as anticipated, which may delay or undermine the integration;

  •
  the risk that the market value at closing of Business Objects' common stock might be less than the implied value of Crystal Decisions if Crystal Decisions were to undertake its initial public offering;

  •
  the risk that despite the efforts of the combined company, key technical, marketing and management personnel might not choose to remain employed by the combined company;

  •
  the risk that the potential benefits and synergies sought in the transaction may not be fully realized, if at all;

  •
  the risk of customer hesitation about the impact of the transaction on Crystal Decisions' product design and potential delay or reduction in orders; and

  •
  various other risks associated with the business of the combined company and the transaction described in the section entitled "Risk Factors" beginning on page 25 of this document.

        The Crystal Decisions board of directors concluded, however, that many of these risks could be managed or mitigated by Crystal Decisions or by the combined company or were unlikely to have a material impact on the transaction or the combined company, and that, overall, the risks, uncertainties, restrictions and potentially negative factors associated with the transaction were outweighed by the potential benefits of the transaction.

        The foregoing discussion of information and factors considered and given weight by the Crystal Decisions board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the transaction, the Crystal Decisions board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations.

Opinion of Crystal Decisions' Financial Advisor

        On July 18, 2003, Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion dated July 18, 2003, to Crystal Decisions' board of directors that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the per share consideration to be received by holders of Crystal Decisions common stock pursuant to the merger agreement is fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex G to this document. Crystal Decisions stockholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of Crystal Decisions' board of directors in connection with its consideration of the transaction.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement;

  •
  annual reports on Form 10-K of Crystal Decisions for the two fiscal years ended June 28, 2002 and annual reports to shareholders and annual reports on Form 10-K of Business Objects for the three years ended December 31, 2002;

  •
  the registration statement of Crystal Decisions on Form S-1, including the prospectus included therein, relating to the proposed initial public offering of shares of Crystal Decisions common stock;

  •
  certain interim reports to stockholders and quarterly reports on Form 10-Q of Crystal Decisions and Business Objects;

  •
  certain other communications from Crystal Decisions and Business Objects to their respective stockholders;

  •
  certain internal financial analyses and forecasts for Crystal Decisions and Business Objects prepared by their respective managements; and

  •
  certain cost savings and operating synergies projected by the management of Crystal Decisions to result from the transaction contemplated by the merger agreement.

        Goldman Sachs also held discussions with members of the respective senior managements of Crystal Decisions and Business Objects regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the ADSs and ordinary shares of Business Objects, compared certain financial information for Crystal Decisions and certain financial and stock market information for Business Objects with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the software industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

        Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed with Crystal Decisions' consent that the internal financial analyses and forecasts prepared by the respective managements of Crystal Decisions and Business Objects and provided by them to Goldman Sachs, and the projections of cost savings and operating synergies prepared by the management of Crystal Decisions and provided by it to Goldman Sachs, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Crystal Decisions and Business Objects, respectively. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of Crystal Decisions or Business Objects or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. The opinion of Goldman Sachs does not address the relative merits of the transaction contemplated by the merger agreement as compared to any alternative business transaction that might be available to Crystal Decisions, nor does it address the underlying business decision of Crystal Decisions to engage in the transaction contemplated by the merger agreement. In addition, Goldman Sachs did not express any opinion as to the prices at which the ADSs or ordinary shares of Business Objects will trade at any time. With Crystal Decisions' consent, Goldman Sachs, in rendering its opinion, did not take into account any restrictions on the resale of approximately 26.5 million ADSs or ordinary shares of Business Objects to be received by holders of Crystal Decisions common stock pursuant to the merger agreement.

        The following is a summary of the material financial analyses used by Goldman Sachs in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 18, 2003 and is not necessarily indicative of current market conditions.

        Consideration Multiple Analysis.    Goldman Sachs calculated various financial ratios of Business Objects and Crystal Decisions based on the levered market value, meaning the fully diluted equity market value plus the book value of its outstanding debt less its cash position, of each of the companies. Goldman Sachs determined that the levered market value of Business Objects was $947.3 million and that the levered market value of Crystal Decisions was (i) $770.7 million, if the levered market value of Crystal Decisions was based on the transaction price, as determined based on the 10-day trailing average stock price of $21.38 per share of Business Objects as of July 15, 2003, and (ii) $724.4 million, if the levered market value of Crystal Decisions was based on the July 17, 2003 market price of $19.63 per share of Business Objects.

        Goldman Sachs also derived levered market value as a multiple of actual calendar year 2002 and estimated calendar year 2003 and 2004 revenue for each of Business Objects, Crystal Decisions based on the transaction price and Crystal Decisions based on the July 17, 2003 market price. Goldman Sachs performed analyses based on projections based on the analyses and forecasts provided by Crystal

Decisions and Business Objects, respectively, as directed by Crystal Decisions' management. The results of these analyses are as follows:

	Business Objects		Crystal Decisions (at Transaction Price of $21.38 per Share)		Crystal Decisions (at July 17, 2003 Market Price of $19.63 per Share)
	Multiple		Multiple		Multiple
Revenue
CY 2002A	2.1	x	3.0	x	2.9	x
CY 2003E	1.8		2.5		2.4
CY 2004E	1.6		2.0		1.9

        Using projections based on the analyses and forecasts provided by Crystal Decisions and Business Objects, respectively, Goldman Sachs derived the ratio of stock price to actual calendar year 2002 and estimated calendar year 2003 and 2004 pro forma earnings per share, or pro forma EPS, for each of Business Objects, Crystal Decisions based on the transaction price and Crystal Decisions based on the July 17, 2003 market price. In the case of Business Objects, the pro forma earnings per share, or EPS, was from the analyses and forecasts provided by Business Objects and the multiple was calculated as the fully diluted equity market value of Business Objects divided by the pro forma net income. In the case of Crystal Decisions, there was no actual or estimated pro forma earnings per share data so the multiple was calculated as the fully diluted equity market value of Crystal Decisions divided by the pro forma net income. The pro forma adjustments to earnings per share and net income described above involved the exclusion from earnings per share and net income of certain historical amortization and one-time charges that are not expected to reoccur. The results of these analyses are as follows:

	Business Objects		Crystal Decisions (at Transaction Price of $21.38 per Share)		Crystal Decisions (at July 17, 2003 Market Price of $19.63 per Share)
	Multiple		Multiple		Multiple
Pro Forma EPS
CY 2002A	30.6	x	32.1	x	30.3	x
CY 2003E	24.9		27.2		25.8
CY 2004E	17.5		20.7		19.5

        Contribution Analysis.    Goldman Sachs analyzed and compared the implied estimated percentage contribution of each of Crystal Decisions and Business Objects for the calendar years 2003 and 2004 to the estimated pro forma revenues, gross profit, operating income and net income of the combined company resulting from the merger but before taking into account any benefits that may be realized from the merger. As instructed by Crystal Decisions, estimates were based on the analyses and forecasts provided by Crystal Decisions and Business Objects, respectively. The following table presents the results of this analysis:

	Implied Estimated % Contribution
	Crystal Decisions	Business Objects
Pro Forma Revenue
CY 2003E	37.4%	62.6%
CY 2004E	38.9%	61.1%
Pro Forma Gross Profit
CY 2003E	36.0%	64.0%
CY 2004E	37.7%	62.3%
Pro Forma Operating Income
CY 2003E	42.0%	58.0%
CY 2004E	35.7%	64.3%
Pro Forma Net Income
CY 2003E	38.4%	61.3%
CY 2004E	35.9%	64.1%

        Using the analyses and forecasts provided by Crystal Decisions and Business Objects, respectively, Goldman Sachs also calculated the implied equity ownership of each of Crystal Decisions and Business Objects of the combined company for the calendar years 2003 and 2004 by applying the calculated multiple of revenue and the estimated gross profit margin and operating income margin for Business Objects to both Business Objects' and Crystal Decisions' respective estimated revenue, gross profit and operating income, in each case adding for each of the companies its cash position less the book value of its outstanding debt. The pro forma revenue, gross profit and operating income numbers from which the percentages in the following table are computed are based on the implied revenue, gross profit and operating income calculated for Crystal Decisions and Business Objects using the procedure described in the preceding sentence. The following table presents the results of this analysis:

	Implied Equity Ownership (%)
	Crystal Decisions	Business Objects
Pro Forma Revenue
CY 2003E	34.4%	65.6%
CY 2004E	35.6%	64.4%
Pro Forma Gross Profit
CY 2003E	33.2%	66.8%
CY 2004E	34.6%	65.4%
Pro Forma Operating Income
CY 2003E	38.3%	61.7%
CY 2004E	33.0%	67.0%

        Implied Net Income Multiple.    Using projections based on the most recent Crystal Decisions management estimates, Goldman Sachs calculated implied net income multiples of Crystal Decisions based on the transaction price and the July 17, 2003 market price for calendar years 2003 and 2004. The implied net income multiple is determined by dividing the fully diluted equity market value of Crystal Decisions, at the transaction price and at the July 17, 2003 market price, by the estimated pro forma net income for the period. The results of these analyses are as follows:

	Crystal Decisions Implied Net Income Multiple
	(at Transaction Price of $21.38 per Share)		(at July 17, 2003 Market Price of $19.63 per Share)
CY 2003E	27.2	x	25.8	x
CY 2004E	20.7		19.5

        Goldman Sachs also calculated the net income multiples of Business Objects for calendar years 2003 and 2004 based on the analyses and forecasts provided by Business Objects and from Institutional Brokers Estimate System, or IBES, median estimates as of July 15, 2003. The net income multiple is determined by dividing the fully diluted equity market value of Business Objects by the estimated net income for the period. The results of these analyses are as follows:

	Business Objects Net Income Multiple
	Management		IBES
CY 2003E	24.9	x	26.9	x
CY 2004E	17.5		22.3

        These calculated net income multiples of Business Objects represented potential discounts that analysts may apply to the street guidance given by Crystal Decisions management in April 2003.

        Goldman Sachs also performed a sensitivity analysis on Crystal Decisions management's estimated pro forma net income for calendar years 2003 and 2004. The results of these analyses are as follows:

	Implied Net Income Multiple at July 17, 2003 Market Price
	Illustrative Net Income Sensitivity Analysis
	0.0%		5.0%		10.0%		15.0%		20.0%
CY 2003E	25.8	x	27.1	x	28.6	x	30.3	x	32.2	x
CY 2004E	19.5		20.6		21.7		23.0		24.4

        Selected Companies Analysis.    Goldman Sachs reviewed and compared certain financial information for Business Objects to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the software industry:

Large Cap Software Companies		Business Intelligence Companies		Other Software Companies
•	Microsoft Corporation	•	Actuate Corporation	•	BEA Systems, Inc.
• • • • •	Oracle Corporation PeopleSoft, Inc. SAP AG Siebel Systems, Inc. Veritas Software Corporation	• • •	Cognos Incorporated Hyperion Solutions Corporation Informatica Corporation	• • • • •	Check Point Software Technologies Ltd. Manugistics Group, Inc. Symantec Corporation TIBCO Software Inc. VeriSign, Inc.

        Although none of the selected companies is directly comparable to Business Objects, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Business Objects.

        Goldman Sachs also calculated and compared various financial multiples and ratios based on projections for Business Objects, which, at the direction of Crystal Decisions, were obtained from the analyses and forecasts provided by Business Objects, SEC filings, IBES estimates and selected Wall Street research estimates. The multiples and ratios of Business Objects and the selected companies were calculated using the closing prices and IBES median estimates as of July 17, 2003. With respect to the selected companies, and for Business Objects based on its management plan and based on selected Wall Street research estimates, Goldman Sachs calculated:

  •
  fully diluted equity market value as a multiple of estimated revenue for calendar years 2003 and 2004;

  •
  levered market value as a multiple of estimated revenue for calendar years 2003 and 2004;

  •
  the ratio of stock price to estimated earnings per share, or EPS, for calendar years 2003 and 2004;

  •
  the five year forecasted compound annual growth rate, or CAGR, of EPS, which is the forecasted rate at which EPS grows year over year, based on a five year projection of EPS;

  •
  the ratio of stock price to estimated EPS for calendar years 2003 and 2004 as a multiple of the five year forecasted CAGR of earnings per share, or PEG;

  •
  the estimated revenue growth rate from actual calendar year 2002 revenue to estimated calendar year 2003 revenue; and

  •
  the ratio of stock price to estimated EPS for calendar year 2003 as a multiple of the estimated revenue growth rate from actual calendar year 2002 revenue to estimated calendar year 2003 revenue, or revenue PEG.

	Equity Multiple Revenue				Levered Multiple Revenue				Equity Multiple Revenue				IBES 5-year	PEG				Revenue Growth	Revenue PEG
	CY 2003E		CY 2004E		CY 2003E		CY 2004E		CY 2003E		CY 2004E		CAGR	CY 2003E		CY 2004E		CY 2003E	CY 2003E
Business Objects Wall Street Estimates
	2.5	x	2.2	x	1.9	x	1.7	x	26.9	x	22.3	x	15.0%	1.8	x	1.5	x	10.4%	2.6	x
Business Objects Management Estimates
	2.5	x	2.1	x	1.8	x	1.6	x	24.9	x	17.5	x	15.0%	1.7	x	1.2	x	13.1%	1.9	x
Large Cap Software Companies
High	9.0	x	8.4	x	7.2	x	6.7	x	79.3	x	42.3	x	15.0%	5.3	x	2.8	x	9.0%	8.3	x
Low	3.0		2.8		2.0		1.9		25.4		23.7		11.0%	2.0		1.7		(16.2)%	—
Median	5.7		5.3		5.3		4.8		31.5		28.2		14.0%	2.5		2.2		1.3%	4.8
Business Intelligence Companies (includes Business Objects Wall Street and Management Estimates)
High	3.8	x	3.3	x	3.4	x	3.0	x	72.7	x	40.9	x	25.0%	3.6	x	2.0	x	20.5%	17.5	x
Low	1.5		1.4		1.1		1.0		24.9		17.5		15.0%	1.0		0.7		1.5%	1.5
Median	2.5		2.2		1.6		1.5		28.8		25.0		20.0%	1.8		1.5		8.5%	8.6
Other Software Companies
High	11.7	x	10.9	x	8.5	x	7.9	x	96.9	x	109.5	x	25.0%	3.9	x	5.5	x	20.0%	11.7	x
Low	1.2		1.1		1.6		1.5		—		19.0		12.0%	—		1.2		(15.1)%	—
Median	4.7		4.2		3.2		2.9		23.6		27.8		17.8%	1.7		1.8		(1.8)%	5.8
Software Index (includes all of the above)
High	11.7	x	10.9	x	8.5	x	7.9	x	96.9	x	109.5	x	25.0%	5.3	x	5.5	x	20.5%	17.5	x
Low	1.2		1.1		1.1		1.0		—		17.5		11.0%	—		0.7		(16.2)%	—
Median	2.6		2.3		1.8		1.6		32.0		27.9		20.0%	2.0		1.5

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Crystal Decisions or Business Objects or the contemplated merger.

        The analyses summarized above do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Crystal Decisions, Business Objects, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        As described above, Goldman Sachs' opinion to Crystal Decisions' board of directors was one of many factors taken into consideration by Crystal Decisions' board of directors in making its determination to approve the contemplated transaction. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex G to this document.

        Goldman Sachs, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Crystal Decisions in connection with, and has participated in certain of the negotiations leading to, the merger agreement. In addition, Goldman Sachs has provided certain investment banking services to Crystal Decisions from time to time, including having been selected to act as sole book-runner with respect to Crystal Decisions' proposed initial public offering of shares of Crystal Decisions common stock. Goldman Sachs also may provide investment banking services to Crystal Decisions, Business Objects, the combined company, New SAC, which is a beneficial owner of approximately 98.6% of the shares of Crystal Decisions common stock, or their respective affiliates in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation. Goldman Sachs provides a full range of financial advisory, financing and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold long and short positions in securities, including derivative securities, of Business Objects for its own account and for the accounts of customers. In addition, as of March 28, 2003, approximately 2.19% of New SAC was owned by certain investment partnerships with respect to which one or more affiliates of Goldman Sachs is a general partner, a managing partner and/or a limited partner.

        Pursuant to a letter agreement dated June 14, 2003, Crystal Decisions engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Crystal Decisions has agreed to pay Goldman Sachs a customary transaction fee payable upon consummation of the merger. In addition, Crystal Decisions agreed to reimburse Goldman Sachs for its reasonable expenses, including certain attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws. Crystal Decisions also agreed to reimburse Goldman Sachs for any expenses associated with Goldman Sachs' work on the proposed public offering of Crystal Decisions common stock, including reasonable attorneys' fees and disbursements.

Independent Appraisers (Commissaires aux Apports)

        For purposes of French company law, the transaction will constitute, in part, an in-kind contribution by the stockholders of SSCH and Crystal Decisions of their respective equity interests in SSCH and Crystal Decisions in exchange for shares of Business Objects. See proposal 1 in the section entitled "Report of the Board of Directors of Business Objects to the Ordinary and Extraordinary General Shareholders Meeting" beginning on page 257 of this document. Under French law, an in-kind capital contribution made to a French société anonyme requires a report on the valuation of the assets being contributed by one or more independent appraisers (commissaires aux apports), unless the assets are contributed to a French publicly-traded company and consist of securities listed in certain recognized jurisdictions. Since neither the common stock of SSCH nor the common stock of Crystal Decisions is listed, Business Objects is required to obtain a report by independent statutory appraisers in connection with the transaction.

        The independent statutory appraisers are appointed upon the request of the management of the company to which the in-kind contribution is made by the President of the Commercial Court in which the company receiving the contribution maintains its registered office and are selected from among auditors (commissaires aux comptes) or experts officially recognized by French courts. Independent appraisers cannot be selected from among the company's current statutory auditors and cannot be compensated by the company for services other than those rendered as an appraiser.

        The appraisers' report, which is addressed to the shareholders of the company to which the in-kind contribution is made, must describe the assets contributed, indicate the valuation method or methods selected and the reasons for its or their selection, and determine whether the value of the in-kind capital contribution is at least equal to the nominal value of the shares issued in exchange for the contribution, plus the share premium (prime d'apport), if any. No single valuation method is prescribed by law.

        When the assets are to be contributed to a French public company, the COB generally requires that the independent appraisers also issue a report to the shareholders of such company on the fairness of the exchange ratio to such shareholders.

        On August 14, 2003, at the request of Business Objects, the President of the Commercial Court of Nanterre (France) appointed Jean-Pierre Colle, a partner at RSM Salustro Reydel (Paris), and Jean-Charles de Lasteyrie, a partner at Ricol, Lasteyrie & Associés (Paris), as independent appraisers to evaluate the in-kind contributions contemplated by the transaction and to issue an opinion on the fairness of the transaction to Business Objects shareholders in order to comply with the foregoing requirements.

        A copy of the independent appraisers' report on the valuation of the assets being contributed is required to be filed with the clerk of the commercial court (greffe) at least eight days prior to the shareholders' meeting. A copy of the report on the fairness of the exchange is required to be made available to the shareholders of Business Objects at least 30 days before the shareholders meeting.

        Neither the board of directors nor the shareholders of Business Objects are bound by the independent appraisers' report and Business Objects' obligation to complete the transaction is not conditioned upon receipt of a favorable report by the independent appraisers. In addition, under the terms of the merger agreement, the Business Objects board of directors is obligated to recommend that shareholders vote in favor of the transaction regardless of the conclusion set forth in the independent appraisers' report.

Interests of Business Objects' and Crystal Decisions' Directors and Executive Officers in the Transaction

        Interests of Business Objects' Directors and Executive Officers.    One director of Business Objects is an investor in a private equity fund that is affiliated with New SAC. As a result, he may have interests in the transaction that are different from, or in addition to, the interests of the other shareholders of Business Objects generally.

        Interests of Crystal Decisions' Directors and Executive Officers.    Certain members of the management of Crystal Decisions and the Crystal Decisions board of directors have interests in the transaction that may be different from, or in addition to, the interests of the other stockholders of Crystal Decisions generally. These interests are summarized below.

        Retention Agreements for Executive Committee Members.    Crystal Decisions is a party to management retention agreements with each of the members of its executive committee other than Mr. Judge, including: William G. Gibson, chief operating officer, Andrew L. Handford, vice president of products and research and development, Eric Patel, chief financial officer, and Anthony L. Wind, chief technology officer. The agreements provide that successors to Crystal Decisions will be bound by these agreements. Each of the members of the Crystal Decisions executive committee will be entitled to:

  •
  continued employment for a period of three months following the closing of the transaction, and for a period of 11 months in the case of Mr. Gibson; and

  •
  accelerated vesting of options as a result of the transaction as follows:

  –
  50% of all unvested shares subject to each option to acquire Crystal Decisions common stock outstanding as of July 18, 2003 will become vested and exercisable upon the closing of the transaction; and

  –
  the remaining 50% of all unvested shares subject to each such option outstanding as of July 18, 2003 will become vested and exercisable on (i) the first anniversary of the closing of the transaction provided the member continues in employment or (ii) the member's termination date if he is terminated without cause or resigns for good reason, as defined in the management retention agreements, within 12 months after the closing of the transaction and he executes a release of claims.

        The management retention agreements for Messrs. Gibson, Handford, Patel and Wind provide that a termination will be:

  •
  by the employer, without cause if Crystal Decisions or its successor were to terminate the applicable officer's employment without "cause" (as such term is defined by the common law of British Columbia); or

  •
  by the employee, for good reason if the applicable officer were to terminate the officer's employment for any of the following reasons:

  –
  a significant reduction in the officer's duties, position (not including title) or responsibilities; provided, however, that a reduction of duties, position or responsibilities solely by virtue of Crystal Decisions being acquired and being made part of a larger entity shall not constitute grounds for a termination for good reason;

  –
  a reduction in the officer's base salary or target bonus opportunity (other than pursuant to a proportional reduction applying to all senior executives of Crystal Decisions or its successor);

  –
  a material reduction in kind or level of the officer's benefits (other than pursuant to a proportional reduction applying to all senior executives of Crystal Decisions or its successor);

  –
  the relocation of his principal place of employment to a place outside of the Lower Mainland region of British Columbia; or

  –
  any action by Crystal Decisions that would constitute a constructive dismissal under the common law of British Columbia.

        The management retention agreements provide that if within 12 months of the closing of the transaction an officer is terminated without cause or resigns for good reason, or, in the case of Mr. Gibson, upon the expiration of his employment 11 months after the closing of the transaction or his termination without cause or resignation for good reason within 11 months of the closing of the transaction, and the officer executes a release of claims in Crystal Decisions' favor, then the officer is entitled to receive:

  •
  a lump sum payment of 12 months of the officer's base salary and 100% of the officer's target bonus, in each case, as in effect at the time of such termination and welfare benefits for up to 12 months following termination and in the case of Mr. Patel, continuation of certain health care benefits for up to 12 months;

  •
  accelerated vesting of all of the officer's outstanding options that were in existence as of July 18, 2003; and

  •
  reimbursement of reasonable expenses of up to $5,000 for individual executive outplacement services.

        The management retention agreement for Mr. Handford also provides that if Mr. Handford voluntarily terminates his employment without good reason within 15 months after the transaction and he executes a release of claims, then he is entitled to receive:

  •
  a lump sum payment of 12 months of his base salary and 100% of his target bonus in each case as in effect at the time he entered into his management retention agreement, in the case of termination within six months, and at the time of such termination in the case of termination between six and 15 months, together with welfare benefits for up to 12 months following termination;

  •
  in the case of termination between nine and 15 months, accelerated vesting of all of his outstanding options that were in existence as of July 18, 2003; and

  •
  reimbursement of reasonable expenses of up to $5,000 for individual executive outplacement services.

        In addition to the benefits listed above, the management retention agreements for Messrs. Gibson, Handford, Patel and Wind also provide that the officer's benefits will be increased such that his lump sum payment will be 18 months of his base pay and target bonus and his welfare benefits will continue for 18 months if the officer agrees that for a period of 12 months after the termination of his employment not to:

  •
  directly or indirectly, alone or as a partner, officer, director, lender, shareholder, employee, or consultant of any other person, firm or entity, render any services in Canada or the United States for any of certain specified competitors of Crystal Decisions with respect to business intelligence software or services;

  •
  solicit directly, or assist anyone else in the solicitation of, any employee to leave his or her employment with Crystal Decisions or its successor; and

  •
  in the event the officer provides services to any business intelligence software or services entity, solicit business or any orders for business intelligence software or services from any person or entity that has been a client of Crystal Decisions or any person, firm or corporation in the habit of dealing with Crystal Decisions within the 18 months preceding his termination of employment.

        The management retention agreements for Messrs. Gibson, Handford, Patel and Wind also provide for a reduction in the benefits payable to the officer under his management retention agreement to the extent his benefits, together with any other payments he is eligible to receive in connection with the transaction, would exceed 2.99 times his "base amount," as such term is defined in section 280G of the Internal Revenue Code and the proposed treasury regulations thereunder, unless requisite shareholder approval is obtained in accordance with section 280G of the Internal Revenue Code to exempt such benefits from the application of section 280G of the Internal Revenue Code. SSCH executed an action by written consent approving the management retention agreements for the executive committee members, the amendment of Mr. Judge's employment agreement and the acceleration of vesting of Crystal Decisions' nonemployee directors Crystal Decisions' stock options, as described below, on    •     , 2003.

        Severance Arrangements.    In September 2002, Crystal Decisions entered into an agreement with Mr. Judge in connection with Mr. Judge's employment as Crystal Decisions' president and chief executive officer. Crystal Decisions agreed to pay Mr. Judge a base salary of $400,000 with additional performance-based bonus compensation of up to a maximum of $800,000 per year. Mr. Judge also received an option grant of 2,000,000 shares at a per share exercise price of $5.50 in November 2002. Mr. Judge's initial option vests as to 25% of the shares on the first anniversary of his employment with

Crystal Decisions and as to 1/48th of the total number of shares monthly thereafter. In addition, Crystal Decisions agreed to recommend to its board of directors that the board of directors grant Mr. Judge an option to purchase 250,000 shares of its stock upon successful completion of an initial public offering, as well as an option to purchase an additional 250,000 shares of stock upon completion of four successive quarters of attaining 100% of its revenues and profitability targets after completion of an initial public offering. These additional options would be granted at a fair market value to be determined by the Crystal Decisions board of directors on the date of grant and would be subject to four year vesting from the date of grant. For a full description of Mr. Judge's employment agreement, see the section entitled "Crystal Decisions' Management—Employment Contracts, Change-of-Control Arrangements and Separation Agreements" beginning on page 193 of this document.

        In August 2003, Crystal Decisions entered into an amendment to Mr. Judge's employment agreement that contemplates the transaction. Mr. Judge has relinquished his right to the 250,000 share option grants to be made to him upon the successful completion of an initial public offering and upon four consecutive quarters of achievement of revenue and profitability targets for two cash payments of $500,000, less applicable withholding taxes. Provided that Mr. Judge is an employee of the combined company upon the closing of the transaction and he executes a release of claims in Crystal Decisions' favor he is eligible to receive $1.0 million in retention payments. The first $500,000 payment will be made upon the closing of the transaction. The second $500,000 payment will be made to Mr. Judge on his last day of employment with the combined company as long as he continues to be an employee of the combined company for a transition period of no more than six months following the closing of the transaction. In addition, upon the closing of the transaction, Mr. Judge will be entitled to receive all benefits due to him upon an involuntary termination without cause within 12 months following a change of control; provided, however, that for purposes of calculating any severance payments due to him, Mr. Judge's salary and target bonus will be deemed to equal $1.0 million per year. Provided that he executes a release of claims, Mr. Judge will be entitled to the payment of $2.0 million and the two $500,000 payments described above upon the closing of the transaction. In the event that he is terminated without cause or he resigns as a result of an involuntarily termination prior to the closing of the transaction if the transaction is completed subsequently, Mr. Judge will be entitled to the payment of $2.0 million, the two $500,000 payments and all the benefits that would be due to him upon an involuntary termination without cause within 12 months following a change of control described above provided that he executes a release of claims. If Mr. Judge is terminated without cause or he resigns as a result of an involuntarily termination after the closing of the transaction but prior to the payment of the second $500,000 payment, Mr. Judge will receive the second $500,000 payment on his last day of employment with the combined company provided that he executes a release of claims.

        Acceleration of Vesting of Crystal Decisions Stock Options Held by Non-employee Directors.    As of June 27, 2003, Crystal Decisions' non-employee directors held options to acquire an aggregate of 3,742,917 shares of Crystal Decisions common stock at a weighted average exercise price of $4.24 per share.

        The merger agreement provides that Business Objects will not assume or exchange any options to acquire Business Objects' ADSs for any options to acquire Crystal Decisions common stock held by the non-employee directors. On July 18, 2003, the board of directors of Crystal Decisions voted to approve the acceleration of any unvested options held by the Crystal Decisions non-employee directors as of such date prior to the closing of the transaction. As a result, any options held by the non-employee directors will fully vest and become exercisable and to the extent not exercised immediately prior to the closing of the transaction will cease to be outstanding and will not be converted into options to acquire Business Objects ADSs.

        Board of Directors and Management of the Combined Company.    In addition to the current directors of Business Objects, at and after the time the transaction is completed, Business Objects' board of directors will include, subject to approval of Business Objects' shareholders, members, one of whom will be David J. Roux, a current Crystal Decisions director. Under the terms of the merger agreement, as amended on August 29, 2003, Business Objects is required to increase its board of directors by one additional member as of the closing of the transaction or as soon as reasonably practicable thereafter, and in any event no later than its annual meeting of shareholders in 2004 and to cause such position to be filled by an individual who qualifies as "independent" under applicable laws and regulations.

        In addition, the following individuals are expected to serve on the executive committee and in the positions indicated of the combined company following the transaction:

Bernard Liautaud	Chief Executive Officer
John Olsen	President and Chief Operating Officer
James R. Tolonen	Chief Financial Officer
Susan J. Wolfe	General Counsel and Corporate Secretary
William G. Gibson	Senior Vice President, Integration
Hervé Couturier	Senior Vice President, Products
Andrew L. Handford	Senior Vice President, BI Platform
David Kellogg	Senior Vice President, Marketing
Thomas Schroeder	Group Vice President, Corporate Development
Jonathan Schoonmaker	Group Vice President, Human Resources

        Indemnification; Directors' and Officers' Insurance.    Business Objects will, and has agreed to cause the company surviving the transaction to, honor all of the indemnification obligations of Crystal Decisions to its directors and officers that exist immediately prior to the completion of the transaction, whether pursuant to Crystal Decisions' certificate of incorporation, Crystal Decisions' bylaws or an indemnification agreement. For six years after the completion of the transaction, the certificate of incorporation and bylaws of the company surviving the transaction will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors and officers who were indemnified by Crystal Decisions immediately prior to completion of the transaction as the exculpation and indemnification provisions that were contained in the restated certificate of incorporation and bylaws of Crystal Decisions in effect at July 18, 2003. The certificate of incorporation and bylaws of Crystal Decisions generally provide the directors and officers of the company with indemnification to the fullest extent permitted by applicable law. For six years after the completion of the transaction, Business Objects also will cause the company surviving the transaction to use all reasonable efforts to maintain the directors' and officers' liability insurance maintained by Crystal Decisions covering those directors and officers of Crystal Decisions who had been covered by the insurance at July 18, 2003. The company surviving the mergers will not be required to pay, in total, an annual premium for the insurance described in this paragraph in excess of 150% of the current annual premium paid by Crystal Decisions for its existing insurance coverage prior to the transaction. However, if the annual premiums of the insurance coverage exceed that amount, the company surviving the mergers will use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for 150% of the Crystal Decisions' annual premium.

        New SAC Indemnification Letter and Termination of VERITAS Indemnification Agreement.    In connection with the November 2000 transactions, New SAC and its affiliates, including Crystal

Decisions, agreed to assume and indemnify VERITAS and its affiliates for substantially all liabilities arising in connection with Old Seagate and Seagate Software Holdings, Inc. operating assets and for selected tax liabilities. In return, VERITAS, Old Seagate and their affiliates agreed to indemnify New SAC and its affiliates, including Crystal Decisions, for certain liabilities, including all taxes of Old Seagate for which New SAC and its affiliates are not obligated to indemnify VERITAS and its affiliates. VERITAS deposited $150 million in an escrow account. This amount will reduce these tax liabilities, including those of Crystal Decisions and its subsidiaries. To the extent any part of the $150 million is not utilized to satisfy these tax liabilities, it will be paid to the former stockholders of Old Seagate.

        In July 2002, Crystal Decisions entered into a reimbursement agreement with Seagate Technology and its affiliates which allocates the respective liabilities and obligations of the parties under the VERITAS indemnification agreement. Under the reimbursement agreement, if Crystal Decisions and Seagate Technology became obligated to indemnify VERITAS or Old Seagate under the indemnification agreement, a subsidiary of Seagate Technology will be responsible for the first $125 million of the tax liabilities. Any amount in excess of the first $125 million will be allocated pro rata in accordance with the portion of the purchase price allocated to each entity in connection with the November 2000 transaction among various subsidiaries and affiliates Seagate Technology and Crystal Decisions. For indemnification obligations other than tax liabilities, the parties agreed that the responsible entity will reimburse any entity that satisfies the obligation on its behalf.

        In connection with the merger agreement, Crystal Decisions has agreed to use its reasonable efforts to obtain a written release from the indemnification agreement from VERITAS. In addition, on July 18, 2003, New SAC entered into an agreement with Crystal Decisions whereby New SAC agreed to reimburse Crystal Decisions and SSCH (and Business Objects as the successor to those parties upon completion of the transaction) for any claims arising prior to March 31, 2006 and related to tax matters under the reimbursement agreement or the indemnification agreement.

        Business Objects Stockholders Agreement.    On July 18, 2003, New SAC, entered into a stockholders agreement with Business Objects, to become effective upon the closing of the transaction, that provide New SAC with certain rights and limitations not otherwise available to Crystal Decisions stockholders. See the section entitled "Related Agreements—Stockholders Agreement" beginning on page 120 of this document.

Material Tax Consequences to U.S. Holders

  Material U.S. Federal Income Tax Consequences.

        In the opinion of SASM&F and WSGR, the following are the material U.S. federal income tax consequences of the mergers to holders of SSCH common stock and Crystal Decisions common stock whose shares are converted pursuant to the mergers. This discussion is based upon the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders that are:

  •
  citizens and residents of the United States;

  •
  corporations created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  estates whose income is includible in gross income for U.S. federal income tax purposes regardless of source; or

  •
  trusts whose administration is subject to the primary supervision of a United States court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

        This discussion assumes that holders have held their stock converted in the mergers as a capital asset (generally an asset held for investment) and will hold Business Objects shares received in the mergers (which, for purposes of this discussion, includes either Business Objects ADSs or ordinary shares, except where noted) as capital assets. This discussion does not address all of the tax consequences that may be relevant to a particular holder, such as a holder that, immediately after consummation of the mergers of SSCH with wholly-owned subsidiaries of Business Objects, referred to in this document as the SSCH merger, or the mergers of Crystal Decisions with wholly-owned subsidiaries of Business Objects, referred to in this document as the Crystal Decisions merger, will own, directly or indirectly (after applying certain constructive ownership rules), at least 5% of either the total voting power or the total value of the shares of Business Objects, or to a holder that is subject to special treatment under U.S. federal income tax laws. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

        Holders of shares of SSCH common stock or Crystal Decisions common stock are urged to consult their tax advisors as to the U.S. federal income tax consequences of the mergers and of holding Business Objects shares, as well as state, local and non-U.S. tax consequences.

        SSCH Merger and Crystal Decisions Merger.    Consummation of the mergers is conditioned upon the receipt by Business Objects, Crystal Decisions and SSCH of tax opinions, substantially to the effect that, (i) the SSCH merger and the Crystal Decisions merger each will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code and (ii) for U.S. federal income tax purposes, no gain or loss will be recognized by the holders of SSCH common stock or Crystal Decisions common stock on the conversion of shares of such stock into Business Objects shares, except to the extent of the lesser of cash received, including cash in lieu of a fractional Business Objects share, and gain recognized on the transaction. Such tax opinions will be given by counsel in reliance on customary representations by Business Objects, Crystal Decisions and SSCH and assumptions as to certain factual matters. The tax opinions will not be binding on the Internal Revenue Service or the courts, nor will they preclude the Internal Revenue Service from adopting a position contrary to those expressed in such opinions. In addition, if the market price of Business Objects shares drops significantly, it may be difficult or impossible to satisfy certain requirements under the Internal Revenue Code and applicable regulations, and, therefore, counsel may not be able to provide such opinions.

        Taxation on Receipt of Merger Consideration.    In general, provided that the SSCH merger and the Crystal Decisions merger each qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code, and subject to the assumptions and qualifications set forth herein, the U.S. federal income tax consequences of the SSCH merger and Crystal Decisions merger are summarized as follows:

        Exchange of SSCH Common Stock or Crystal Decisions Common Stock for Business Objects Shares and Cash Pursuant to the Mergers.    A holder that has SSCH common stock or Crystal Decisions common stock converted pursuant to the SSCH merger or Crystal Decisions merger will recognize gain (but not loss) in an amount equal to the lesser of:

  •
  the amount of cash received pursuant to the SSCH merger or the Crystal Decisions merger; and

  •
  an amount equal to the excess, if any, of

    •
    the sum of the amount of cash received pursuant to the SSCH merger or the Crystal Decisions merger and the fair market value of the Business Objects shares received pursuant to the SSCH merger or the Crystal Decisions merger, over

    •
    the holder's tax basis in its SSCH common stock or Crystal Decisions common stock converted pursuant to the SSCH merger or Crystal Decisions merger.

        The gain recognized will be capital gain unless the receipt of cash by the holder has the effect of a distribution of a dividend, in which case such gain will be treated as ordinary dividend income to the extent of the holder's ratable share of SSCH's or Crystal Decisions' accumulated earnings and profits, as the case may be, as calculated for U.S. federal income tax purposes. For purposes of determining whether the receipt of cash by the holder has the effect of a distribution of a dividend, a holder will be treated as if the holder first exchanged all of its SSCH common stock or Crystal Decisions common stock solely for Business Objects shares and then Business Objects immediately redeemed a portion of such shares for the cash that such holder actually received pursuant to the relevant merger. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would receive capital gain (as opposed to dividend) treatment. In determining whether the receipt of cash has the effect of a distribution of a dividend, certain constructive ownership rules must be taken into account. Any capital gain will be long-term if the holder's holding period for its SSCH common stock or Crystal Decisions common stock is more than one year.

        A stockholder of SSCH or Crystal Decisions that is a 5% transferee stockholder, as such term is defined in the applicable Treasury Regulations under section 367(a) of the Internal Revenue Code and after taking into account certain constructive ownership and attribution rules, will qualify for the treatment described above only if such 5% transferee stockholder files a "gain recognition agreement" with the Internal Revenue Service under the applicable treasury regulations. Such 5% transferee stockholders must consult their tax advisors as to the U.S. federal income tax consequences of the mergers to them.

        Tax Basis for Business Objects Shares.    A holder of Business Objects shares will have an aggregate tax basis in Business Objects shares received pursuant to the SSCH merger or Crystal Decisions merger equal to such holder's aggregate tax basis in its SSCH common stock or Crystal Decisions common stock converted in the SSCH merger or Crystal Decisions merger that is:

  •
  reduced by:

  –
  the portion of the holder's tax basis in its SSCH common stock or Crystal Decisions common stock converted in the mergers that is allocable to a fractional Business Objects share for which cash is received; and

  –
  the amount of cash received by the holder pursuant to the SSCH merger or Crystal Decisions merger (but not including cash received in lieu of a fractional Business Objects share); and

  •
  increased by the amount of gain (including any portion of such gain that is treated as a dividend as described above), if any, recognized by the holder in the SSCH merger or Crystal Decisions merger (but not by gain recognized upon the receipt of cash in lieu of a fractional Business Objects share pursuant to such merger).

        Holding Period for Business Objects Shares.    For purposes of determining capital gain or loss, the holding period for Business Objects shares received by a holder pursuant to the SSCH merger or Crystal Decisions merger will include the holding period of the SSCH common stock or Crystal Decisions common stock converted in the relevant merger.

        Cash Received in Lieu of a Fractional Business Objects Share.    If a holder receives cash in lieu of a fractional Business Objects share in the SSCH merger or Crystal Decisions merger, the holder will generally recognize capital gain or loss equal to the difference between the amount of cash received in lieu of the fractional Business Objects share and the portion of the holder's tax basis in its SSCH common stock or Crystal Decisions common stock converted in the merger that is allocable to the fractional Business Objects share. The capital gain or loss will be long-term if the holder's holding period for the portion of the SSCH common stock or Crystal Decision common stock deemed exchanged for the fractional Business Objects share is more than one year.

        Treatment of the Entities.    No gain or loss will be recognized by SSCH, Crystal Decisions, Business Objects, Business Objects Americas, Borg Merger Sub I or Borg Merger Sub III as a result of the SSCH merger or the Crystal Decisions merger.

        Holding Business Objects ADSs.    A holder that receives Business Objects ADSs pursuant to the mergers will be treated as the owner of the underlying Business Objects ordinary shares for U.S. federal income tax purposes. Accordingly, if Business Objects ADSs are later exchanged for Business Objects ordinary shares, no gain or loss will be recognized upon the exchange, a holder's tax basis in the Business Objects ordinary shares will be the ratable portion of its tax basis in the Business Objects ADSs surrendered in exchange therefor, and the holding period in the Business Objects ordinary shares will include the period during which the holder held the surrendered Business Objects ADSs. For a description of the tax basis and holding period of such Business Objects ordinary shares, see the subsections entitled "—Tax Basis for Business Objects Shares" and "—Holding Period for Business Objects Shares" above.

        Any cash distribution paid by Business Objects out of its earnings and profits, as determined under U.S. federal income tax law, will be subject to tax as ordinary dividend income and will be includible in the gross income of a holder when such distribution is received by the holder if the holder holds Business Objects ordinary shares, or when such distribution is received by The Bank of New York, as the depositary, if the holder holds Business Objects ADSs. Cash distributions paid by Business Objects in excess of its earnings and profits will be treated as (i) a tax-free return of capital to the extent of the holder's adjusted tax basis in its Business Objects shares (reducing such adjusted tax basis, but not below zero) and (ii) thereafter as gain from the sale or exchange of a capital asset. Any cash distribution that is treated as a dividend will be includible in the gross income of such holder, for U.S. federal income tax purposes, in an amount equal to the gross amount (i.e., before French withholding tax) of the dividend. A dividend paid in euros generally will be includible in income in a U.S. dollar amount based on the prevailing U.S. dollar/euro exchange rate at the time of receipt of such dividend. Such dividend income generally will constitute foreign source income for U.S. federal income tax purposes. Subject to certain complex limitations, any French tax withheld from the cash dividend will be treated as a foreign income tax that may be claimed as a credit against the U.S. federal income tax liability of the holder. Alternatively, the French tax withheld may be deducted currently at the election of the holder. The dividend income will not be eligible for the dividends received deduction allowed to corporations.

        Upon the sale, exchange or other disposition of Business Objects shares, a holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized upon the disposition and the holder's tax basis in such Business Objects shares. Such gain or loss will be capital gain or loss and will be long-term if the Business Objects shares have been held for more than one year. See the subsection entitled "—Holding Period for Business Objects Shares" above. Any such capital gain generally will be treated as U.S. source income.

  Material French Tax Consequences to U.S. Holders.

        The following is a summary of the material French tax consequences of the ownership and sale of Business Objects shares by U.S. holders. It is intended only as a descriptive summary. It is relevant only to holders that are resident of the United States pursuant to Article 4 of the convention between the government of the United States and the government of the French Republic for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital, dated August 31, 1994, and that are fully eligible for benefits under such 1994 U.S.-France tax treaty. A holder will generally be treated as a U.S. resident and entitled to benefits under the 1994 U.S.-France tax treaty if such holder: (i) is an individual citizen or resident of the United States, a U.S. corporation, or a partnership, estate or trust to the extent its income is subject to taxation in the United States in its hands or in the hands of its partners or beneficiaries; (ii) is the beneficial owner of the Business Objects shares (including any dividend payable in respect thereof); (iii) is not a resident of France for purposes of French domestic tax laws; and (iv) is not subject to any limitation on benefits.

        This summary does not address the treatment of Business Objects shares or ADSs that are held in connection with a permanent establishment or a fixed base through which a holder carries on business or performs personal services in France.

        This discussion does not address all aspects of French tax laws that may be relevant to a particular holder. In particular, this discussion is not relevant to (i) holders that own (directly or indirectly and with the application of certain constructive ownership principles) 10% or more of the aggregate outstanding Business Objects shares, including in the form of ADSs, and (ii) holders that do not hold Business Objects shares or ADSs as capital assets.

        This discussion is based on applicable laws, conventions, treaties, regulatory interpretations and judicial decisions in effect as of the date of this document, which do not generally address the treatment of depositary receipts evidencing ownership of underlying shares, and which are all subject to change, possibly with retroactive effect. In particular, the French government announced its intention to reform the avoir fiscal mechanism described below. It is anticipated that such reform will be proposed in the 2004 Finance Bill (loi de finances pour 2004) and could lead to the suppression of the avoir fiscal and the précompte.

  Taxation of Dividends.

        Withholding Tax.    Under the 1994 U.S.-France tax treaty, dividends paid by Business Objects to a U.S. holder will be subject to withholding in France at a rate equal to 15% of the gross amount of such dividend paid, provided that (i) the Business Objects shares, whether in the form of ADSs or ordinary shares, are beneficially owned by the U.S. holder, (ii) such ownership is not effectively connected with a permanent establishment or a fixed base that the holder has in France, and (iii) the U.S. holder has established that it is a resident of the United States under the 1994 U.S.-France tax treaty.

        Avoir Fiscal.    In France, companies may only pay dividends out of after-tax income. Under French domestic tax law, a resident of France generally is entitled to a tax credit, known as the avoir fiscal, in respect of dividends received from French corporations. The avoir fiscal is generally equal to 50% of the dividend paid for individuals or for companies owning a stake exceeding 5%, and 10% for other shareholders. The French Government has announced its intention to reform the avoir fiscal mechanism, and it is anticipated that such reform will be proposed in the 2004 Finance Bill and could lead to the suppression of the avoir fiscal and the précompte.

        Dividends of a French company, such as Business Objects, paid to a shareholder having his or her tax residence outside France generally do not give rise to the transfer of the avoir fiscal. Under the 1994 U.S.-France tax treaty, however, certain categories of U.S. holders (including individuals and corporations generally) may be entitled to a refund of the avoir fiscal.

        These holders may be entitled to a payment equal to the avoir fiscal less a 15% withholding tax if, among other conditions, the dividend, if received by a resident of France, would entitle such resident to the avoir fiscal and the U.S. holder is subject to U.S. federal income tax on the payment of the dividend and the related avoir fiscal. Subject to specific procedures, U.S. tax resident partnerships and trusts may be entitled to a payment of avoir fiscal at a rate of 50%.

        The Précompte.    A French company must pay an equalization tax known as the précompte to the French tax authorities if it distributes dividends that carry an avoir fiscal, out of (i) profits that have not been taxed at the ordinary corporate income tax rate; or (ii) profits that have been earned and taxed more than five years before the distribution. The amount of the précompte generally is equal to one-half of the dividend prior to the deduction of the withholding tax.

        U.S. holders that either receive payments in respect of the avoir fiscal at the 10% rate (e.g., corporations and certain tax-exempt investors), or are not entitled to a refund of the avoir fiscal, generally will be entitled to receive a payment from the French tax authorities if Business Objects actually pays the précompte in respect of a dividend distribution. These holders generally will be entitled to receive a payment equal to 80% or 100%, respectively, of the précompte actually paid in cash by Business Objects (but not any précompte that Business Objects pays by offsetting French and/or foreign tax credits) less, in each case, a 15% withholding tax. The additional payment is considered an increase to the avoir fiscal.

        Taxation on Sale or Disposition of Shares.    Subject to the provisions of applicable tax treaties, capital gains realized by holders who do not have their tax residence in France pursuant to article 4B of the French Tax Code, or whose registered office is located outside of France (and which do not have a permanent establishment or fixed base in France whose assets include the shares being sold) are not taxable in France provided that the holder and his family group have not directly or indirectly held more than 25% of the dividend rights of the company at any time during the five years preceding the sale.

        Holders that are residents of the United States for purposes of the U.S.-France tax treaty will not be subject to French tax on any capital gain derived from the sale or exchange of Business Objects shares, unless they have a permanent establishment or fixed base in France and the Business Objects shares they sell or exchange are part of the business property of that permanent establishment or fixed base. Special rules apply to individuals who are residents of more than one country.

        A 1% registration duty (subject to a maximum of €3,049 per transfer) applies to certain transfers of shares in French companies. The duty does not apply to transfers of shares in listed companies that are not evidenced by a written agreement, or if any such written agreement is executed outside France.

        French Estate and Gift Taxes.    Under the convention between the United States and the French Republic for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on estates, inheritance and gifts of November 24, 1978, transfers by a U.S. holder of Business Objects shares by gift or by reason of its death will be subject to French gift or inheritance tax only if one of the following applies:

  •
  the holder is domiciled in France (within the meaning of the treaty) at the time of making the gift, or at the time of his or her death; or

  •
  the holder used the Business Objects shares in conducting a business through a permanent establishment or fixed base in France, or held the Business Objects shares for that use.

        French Wealth Tax.    The French wealth tax does not generally apply to shares if the holder is a resident of the United States for purposes of the 1994 U.S.-France tax treaty.

        The above is a summary only of certain French tax considerations for U.S. resident holders of Business Objects shares. It is of a general nature only and each shareholder should consult his or her own tax, financial and legal advisors as to the conditions under which such person may benefit from a reduction of the French withholding tax and from a transfer of the avoir fiscal under the provisions of any applicable tax treaty.

Material Tax Consequences to Canadian Holders

  Material Canadian Tax Consequences

        The following discussion summarizes the material Canadian federal income tax consequences of the mergers to Canadian residents who are holders of Crystal Decisions common stock whose shares are converted pursuant to the mergers.

        This discussion is limited to holders who, for the purposes of the Income Tax Act (Canada) hold shares of Crystal Decisions common stock as capital property, deal at arm's length and are otherwise not affiliated with Crystal Decisions or Business Objects and are not financial institutions, specified financial institutions or persons who are otherwise required to mark securities to market for the purposes of the Income Tax Act (Canada). A share of Crystal Decisions common stock will generally be considered to be capital property to a Crystal Decisions stockholder provided that the stockholder does not hold the share in the course of carrying on a business of buying and selling shares and has not acquired the share in a transaction considered to be an adventure in the nature of trade.

        This discussion refers solely to the Income Tax Act (Canada), the Canadian income tax regulations, all published proposals released to the date hereof to amend the Income Tax Act (Canada) and the regulations, together with Crystal Decisions' Canadian counsel's understanding of the prevailing administrative and assessing policies of the Canada Customs and Revenue Agency. This discussion is of general application only, and does not address all the specific tax considerations applicable to a particular Crystal Decisions stockholder. Further, this discussion does not consider the provincial, territorial or foreign income tax consequences to a Canadian resident stockholder.

        Holders of Crystal Decisions common stock are urged to consult their own tax advisors as to the Canadian federal income tax consequences of the mergers and of holding and disposing of Business Objects shares, as well as provincial and non-Canadian tax consequences.

        Taxation on Receipt of Merger Consideration.    Under the terms of the merger agreement, a Crystal Decisions stockholder will receive both Business Objects shares and cash. Each share of Crystal Decisions common stock will be exchanged by the holder for proceeds of disposition equal to the fair market value of the Business Objects shares and cash received. A Crystal Decisions stockholder will realize a capital gain (or loss) to the extent that the proceeds of disposition exceed (or are less than) the stockholder's adjusted cost base in the share.

        Each Crystal Decisions stockholder will be required to include in income 50% of the amount of any capital gain, referred to as taxable capital gain, and generally will be entitled to deduct 50% of the amount of any capital loss, referred to as an allowable capital loss, against taxable capital gains realized by such holder. Allowable capital losses in excess of taxable capital gains may be carried back and deducted by such stockholder in any following year against taxable capital gains realized in such year to the extent and under the circumstances described in the Income Tax Act (Canada) and the Canadian income tax regulations.

        Capital gains realized by an individual may be subject to alternative minimum tax under the Income Tax Act (Canada), depending on the individual's circumstances.

        A shareholder that is a "Canadian-controlled private corporation" (as defined in the Income Tax Act (Canada)) may be liable to pay an additional refundable tax of 66•% on certain investment income, including taxable capital gains.

        Effect of Choice of ADS Compared to Ordinary Shares.    A Crystal Decisions stockholder who receives Business Objects ADSs pursuant to the mergers will be treated as the owner of the underlying Business Objects ordinary shares for Canadian federal income tax purposes. Accordingly, if Business Objects ADSs are later exchanged for Business Objects ordinary shares, no gain or loss will be recognized upon the exchange and a holder's adjusted cost base in the Business Objects ordinary shares will be the ratable portion of its adjusted cost bases in the Business Objects ADSs surrendered therefor.

        Dividends on Business Objects Shares.    A dividend on Business Objects shares paid in euros generally will be included in income to the holder of such securities in a Canadian dollar amount based on the prevailing Canadian dollar / Euro exchange rate at the time of receipt of such dividend by the holder. Any French tax withheld from the dividend may generally be claimed as a credit against the Canadian federal income tax liability of the holder arising in respect of such dividend.

        Taxation on Sale or Disposition of Business Objects Shares.    The cost of each Business Objects share received in exchange for each share of Crystal Decisions common stock will equal the fair market value of the Business Objects share at the time of the exchange. A Crystal Decisions stockholder's adjusted cost base of each Business Objects share will be computed by averaging the cost of each Business Object share so acquired with the adjusted cost base of each other Business Objects share held at that time.

        Upon the sale, exchange or other disposition of Business Objects shares, a holder will recognize a capital gain or capital loss for Canadian federal income tax purposes. A holder will realize a capital gain (loss) to the extent that the proceeds of disposition exceed (are exceeded by) his adjusted cost base in the Business Objects shares. See the section entitled "—Taxation on Receipt of Merger Consideration" above for an explanation for the taxation of capital gains.

  Material French Tax Consequences to Canadian Holders

        The following is a summary of the material French tax consequences of the ownership and sale of Business Objects shares by Canadian holders. It is intended only as a descriptive summary, and is relevant only to holders that are resident of Canada for the purposes of the convention between Canada and France for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital, dated May 2, 1975, and are the beneficial owners of their Business Objects shares or ADSs.

        This discussion does not address all aspects of French tax laws that may be relevant to a particular holder. In particular, this discussion is not relevant to (i) holders that own, directly or indirectly, 10% or more of the aggregate outstanding Business Objects shares, including shares represented by ADSs, and (ii) holders that hold Business Objects shares or ADSs in connection with a permanent establishment or a fixed base through which a holder carries on business or performs personal services in France. In addition, this discussion does not address the effect of the agreement between the government of the French Republic and the government of Quebec for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income, dated September 1, 1987.

        This discussion is based on applicable laws, conventions, treaties, regulatory interpretations and judicial decisions in effect as of the date of this document, which do not generally address the treatment of depositary receipts evidencing ownership of underlying shares, and which are all subject to change, possibly with retroactive effect. In particular, the French government announced its intention to reform the avoir fiscal mechanism. It is anticipated that such reform will be proposed in the 2004

Finance Bill (loi de finances pour 2004) and could lead to the suppression of the avoir fiscal and the précompte.

  Taxation of Dividends.

        Withholding Tax.    Under the 1975 Canada-France tax treaty, dividends paid by Business Objects to a Canadian holder will be subject to withholding in France at a rate equal to 15% of the gross amount of such dividend paid, provided that (i) the Business Object shares, whether in the form of ADSs or ordinary shares, are beneficially owned by the Canadian holder, (ii) such ownership is not effectively connected with a permanent establishment or a fixed base that the holder has in France, and (iii) the Canadian holder has established that it is a resident of Canada under the 1975 Canada-France tax treaty, and is subject to Canadian federal income tax in respect of the payment of the dividend and the related avoir fiscal.

        Avoir Fiscal and Précompte.    Under French domestic tax law, a resident of France generally is entitled to a tax credit, known as the avoir fiscal, as described in the subsection entitled "—Material French Tax Consequences to U.S. Holders—Taxation of Dividends".

        Under the 1975 Canada-France tax treaty, a Canadian holder may be entitled to a refund of the avoir fiscal, if the holder establishes that it is a resident of Canada for purposes of such treaty. In addition, Canadian holders may obtain a refund of all or part of the précompte actually paid in cash by Business Objects in respect of a dividend distribution, subject to conditions described in the subsection entitled "—Material French Tax Consequences to U.S. Holders—Taxation of Dividends".

        Taxation on Sale or Disposition of Shares.    Pursuant to the 1975 Canada-France tax treaty, a holder that is a resident of Canada for purposes of the treaty will not be subject to French tax on capital gains derived from the sale of Business Objects shares, unless it (i) is a national of France, or has been a national of France for ten years or more prior to the sale, and (ii) has been a resident of France at any time within the five-year period preceding the sale.

        If an individual meets these two conditions, capital gains realized on the sale of Business Objects shares may be subject to French tax, at a rate equal to 16%. Pursuant to French domestic law, however, capital gains realized by holders who do not have their tax residence in France or whose registered office is located outside of France may be exempt from tax in France, as described in the subsection entitled "—Material French Tax Consequences to U.S. Holders—Taxation on Sale or Disposition of Shares." Individuals who may qualify for this exemption are urged to consult their tax advisor to determine the applicability of this rule to their specific situation.

        A 1% registration duty (subject to a maximum of €3,049 per transfer) applies to certain transfers of shares in French companies. The duty does not apply to transfers of shares in listed companies that are not evidenced by a written agreement, or if any such written agreement is executed outside France.

        French Estate and Gift Taxes.    No tax treaty was entered into between France and Canada with respect to inheritance and gift tax. Transfers by a Canadian holder of Business Objects shares by gift or by reason of its death will be subject to French gift or inheritance tax, even if the heir or donee is not a French resident.

        French Wealth Tax.    The French wealth tax does not generally apply to shares if the holder is a resident of Canada for purposes of the 1975 Canada-French tax treaty.

        The above is a summary only of certain French tax considerations for Canadian resident holders of Business Objects shares. It is of a general nature only and each shareholder should consult his or her own tax, financial and legal advisors as to the conditions under which such person may benefit from a reduction of the French withholding tax and from a transfer of the avoir fiscal under the provisions of any applicable tax treaty.

Material Tax Consequences to U.K. Holders

  Material U.K. Tax Consequences

        The statements set out below are intended only as a general guide to certain aspects of current U.K. tax law and practice and apply only to certain categories of stockholders. The summary does not purport to be a complete analysis or listing of all the potential tax consequences of acquiring and holding Business Objects shares whether in the form of ordinary shares or ADSs. The summary is based upon U.K. law and Inland Revenue practice, all as currently in effect and all subject to changes at any time, possibly with retroactive effect.

        The Crystal Decisions stockholders acquiring Business Objects shares pursuant to the transaction are advised to consult their own tax advisers concerning the consequences under U.K. laws of the acquisition, ownership and disposal of Business Objects shares and in relation to possible changes in law.

        The statements are not applicable to all categories of shareholders, and in particular are not addressed to:

  •
  shareholders who are resident for tax purposes outside the United Kingdom (except insofar as express reference is made to the treatment of non-U.K. residents);

  •
  shareholders who do not hold their Business Objects shares as capital assets;

  •
  shareholders who hold Business Objects shares in connection with a trade, profession or vocation carried on outside the country of residence of that shareholder (whether through a branch or agency or otherwise);

  •
  any corporate shareholders that control, either alone or together with one or more associated companies, directly or indirectly at least 10% of the voting rights of Business Objects after the transaction; or

  •
  optionholders of Crystal Decisions, who should seek advice from their own tax advisers concerning the consequences under U.K. laws of the ownership, acquisition or exercise of their options.

        Any person who is in any doubt as to his or her tax position should consult an appropriate independent tax advisor about the tax treatment of his holding of Business Objects ordinary shares or ADSs, including any entitlement he or she may have to reduce withholding tax and obtain payments in respect of avoir fiscal and précompte, and the procedure for claiming any such entitlement.

        Taxation on Receipt of Merger Consideration—U.K. Resident Stockholders.    Crystal Decisions has been advised that the transaction will not afford U.K. resident stockholders rollover treatment pursuant to section 136 of the U.K. Taxation of Chargeable Gains Act 1992 to the extent such stockholders receive Business Objects shares. Business Object shares will not be treated as the same asset as a stockholder's Crystal Decisions shares acquired at the same time and for the same consideration as such stockholder acquired its Crystal Decisions shares. "Rollover" treatment will be denied primarily because neither SSCH nor Business Objects Americas, each of which is a direct stockholder in Crystal Decisions, receive Business Objects shares as a result of the transaction. As a result, the requirement for "rollover" treatment that all the stockholders of Crystal Decisions receive Business Objects shares in proportion to their present holdings is not satisfied. As a consequence, Crystal Decisions stockholders will be treated as making a disposal of their Crystal Decisions shares in consideration for the Business Objects shares or ADSs and the cash they receive for the purpose of U.K. taxation of chargeable gains and may, depending on individual circumstances, incur a liability for capital gains tax or corporation tax.

  Taxation Related to Holding Business Objects Shares.

        Effect of Choice of ADS versus Ordinary Shares.    If a U.K. resident shareholder chooses to receive ADSs it is not certain that such holder will receive the same treatment with respect to the taxation of dividends as a U.K. resident shareholder who chooses to receive Business Objects ordinary shares.

        Dividends. Assessment of U.K. Tax on Dividends.    The shareholders of Business Objects who are resident in the United Kingdom for U.K. tax purposes will generally be subject to U.K. income or corporation tax on the gross amount of dividends paid by Business Objects including the gross amounts of any payment of avoir fiscal or any amounts in respect of précompte. See the subsection entitled "—Material French Tax Consequences to U.K. Holders" below. Such shareholders will generally be entitled to a credit for any French withholding tax deducted at source from the dividend payment (or the payment of avoir fiscal or amount in respect of précompte) which credit can be set against the income or corporation tax payable by such shareholders in respect of the dividend (or avoir fiscal or amount in respect of précompte) to the extent that such withholding tax cannot be reduced by a claim under the convention between the United Kingdom of Great Britain and Northern Ireland and France for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income dated May 22, 1968.

        Taxation on Sale or Disposition of Business Objects Shares: Capital Gains.    The disposal of Business Objects shares by a shareholder who is (at any time in the relevant U.K. tax year) resident or, in the case of an individual ordinarily resident in the U.K. for tax purposes may give rise to a chargeable gain or an allowable loss for the purposes of U.K. taxation of chargeable gains, depending on the shareholder's circumstances and subject to any available exemption or relief.

        A shareholder who is an individual and who has, on or after March 17, 1998, ceased to be resident or ordinarily resident for tax purposes in the United Kingdom for a period of less than five years of assessment, and who disposes of Business Objects shares during that period, may also be liable on his return to U.K. taxation of chargeable gains (subject to any available exemption or relief).

        Stamp Duty and Stamp Duty Reserve Tax ("SDRT").    The issue of Business Objects shares will not be liable to SDRT or stamp duty. On the assumption that Business Objects does not and continues not to have a register of members in the United Kingdom the transfer of the Business Objects shares will not be liable to SDRT. The transfer of Business Objects shares should not be liable to stamp duty provided any document of transfer is executed and retained outside the United Kingdom and does not relate to any matter or thing done or to be done in the United Kingdom.

  Material French Tax Consequences to U.K. Holders

        The following is a summary of the material French tax consequences of the ownership and sale of Business Objects shares by U.K. holders. It is intended only as a descriptive summary, and is relevant only to holders that are resident of the United Kingdom for the purposes of the 1968 U.K.-France tax treaty, and are the beneficial owners of their Business Objects shares or ADSs.

        This discussion does not address all aspects of French tax laws that may be relevant to a particular holder. In particular, this discussion is not relevant to (i) holders that own, directly or indirectly, 10% or more of the aggregate outstanding Business Objects shares, including shares represented by ADSs, and (ii) holders that hold Business Objects shares or ADSs in connection with a permanent establishment or a fixed base through which a holder carries on business or performs personal services in France.

        This discussion is based on applicable laws, conventions, treaties, regulatory interpretations and judicial decisions in effect as of the date of this document, which do not generally address the treatment of depositary receipts evidencing ownership of underlying shares, and which are all subject to change, possibly with retroactive effect. In particular, the French government announced its intention to reform the avoir fiscal mechanism. It is anticipated that such reform will be proposed in the 2004 Finance Bill (loi de finances pour 2004) and could lead to the suppression of the avoir fiscal and the précompte. In addition, it is anticipated that a new France-U.K. double tax treaty will be signed in 2003 and be effective in 2004. The terms of the new treaty which are being negotiated are not known at present, but may affect the treatment of the taxation of dividends on the Business Objects ordinary shares.

  Taxation of Dividends.

        Withholding Tax.    Under the 1968 U.K.-France tax treaty, dividends paid by Business Objects to a U.K. holder will be subject to withholding in France at a rate equal to 15% of the gross amount of such dividend paid.

        Avoir Fiscal and Précompte.    Under French domestic tax law, a resident of France generally is entitled to a tax credit, known as the avoir fiscal, as described in the subsection entitled "—Material French Tax Consequences to U.S. Holders—Taxation of Dividends" above. Under the 1968 U.K.-France tax treaty, a U.K. holder may be entitled to a refund of the avoir fiscal, if the holder is (i) an individual subject to U.K. tax on dividends received from Business Objects; or (ii) a company subject to U.K. tax on dividends received from Business Objects or a pension fund approved for U.K. tax purposes, which in either case is not entitled in computing the amount of credit to be allowed against U.K. tax in respect of tax payable in a territory outside the United Kingdom to take account of the French tax payable on the profits out of which the said dividends are paid.

        In addition, U.K. holders may obtain a refund of all or part of the précompte actually paid in cash by Business Objects in respect of a dividend distribution, subject to conditions as described in the subsection entitled "—Material French Tax Consequences to U.S. Holders—Taxation of Dividends" above.

        Taxation on Sale or Disposition of Shares.    Pursuant to the 1968 U.K.-France tax treaty, a holder that is a resident of the United Kingdom for purposes of the treaty will not be subject to French tax on capital gains derived from the sale of Business Objects shares, unless such gains (i) are derived from the alienation of more than 25%. of the shares held, alone or together with related persons, directly or indirectly, (ii) the seller is an individual who is a national of France without also being a national of the United Kingdom, and (iii) the seller has been a resident of France at any time in a five-year period preceding the sale.

        A 1% registration duty (subject to a maximum of €3,049 per transfer) applies to certain transfers of shares in French companies. The duty does not apply to transfers of shares in listed companies that are not evidenced by a written agreement, or if any such written agreement is executed outside France.

        French Estate and Gift Taxes.    Under the convention between the United Kingdom of Great Britain and Northern Ireland and France for the avoidance of double taxation with respect to duties on the estates of deceased persons dated June 21, 1963, transfers of Business Objects shares by reason of the death of a U.K. holder will be subject to French inheritance tax. In addition, pursuant to French domestic law transfers by a U.K. holder of Business Objects shares by gift will be subject to French gift tax, even if the heir or donee is not a French resident.

        French Wealth Tax.    The French wealth tax does not generally apply to shares if the holder is a resident of the United Kingdom for purposes of the 1968 U.K.-France tax treaty.

        The above is a summary only of certain French tax considerations for U.K. resident holders of Business Objects shares. It is of a general nature only and each shareholder should consult his or her own tax, financial and legal advisors as to the conditions under which such person may benefit from a reduction of the French withholding tax and from a transfer of the avoir fiscal under the provisions of any applicable tax treaty.

Accounting Matters

        In accordance with U.S. GAAP, Business Objects will account for the transaction using the purchase method of accounting. Under this method of accounting, Business Objects will record the market value (based on the average of the closing prices of Business Objects shares for a range of trading days from two days before and after July 18, 2003, the date the transaction was announced) of its shares issued in connection with the transaction, the amount of cash consideration to be paid to holders of SSCH common stock and Crystal Decisions common stock, the fair value of options to purchase shares of Crystal Decisions' common stock assumed in connection with the transaction and the amount of direct transaction costs associated with the transaction as the estimated cost of acquiring Crystal Decisions. Business Objects will allocate the estimated purchase price to the net tangible and amortizable intangible assets acquired, intangible assets with indefinite lives, deferred stock compensation and in-process research and development, based on their respective fair values at the date of completion of the transaction. Any excess of the estimated purchase price over those fair values will be accounted for as goodwill.

Regulatory Filings and Approvals Required to Complete the Transaction

        United States.    The transactions are subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prohibits the consummation of reportable transactions until required information and materials are furnished to the U.S. Department of Justice and the U.S. Federal Trade Commission. Business Objects and Crystal Decisions are not permitted to complete the transaction until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired or been terminated. In addition, the reviewing agencies or governments, states or private persons may challenge the transaction at any time before or after their completion. Although Business Objects, Crystal Decisions and New SAC filed the required notification forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Business Objects and Crystal Decisions have not yet obtained any of the governmental or regulatory clearances required to complete the transaction.

        France.    The acquisition by a French public company of a private company, French or otherwise, generally does not require prior approval from any regulatory authorities in France.

Listing of Shares on the Nasdaq National Market and the Premier Marché of Euronext Paris

        Pursuant to regulations of the COB, France's securities regulator established as an independent French administrative body, and French company law, Business Objects will file a prospectus with the COB in respect of the transaction and the listing on the Premier Marché of Euronext Paris of the ordinary shares of Business Objects to be received by the SSCH and Crystal Decisions stockholders in the transaction. Business Objects expects that it will receive the approval of the COB for that prospectus in    •    , 2003.

        Business Objects will use all reasonable efforts to cause the ADSs issued in connection with the transaction to be approved for quotation on the Nasdaq National Market. In addition, Business Objects will use all reasonable efforts to cause the ordinary shares issued in connection with the transaction to be approved for listing on the Premier Marché of Euronext Paris.

Restrictions on Sales of Business Objects Shares Received in the Transaction

        The Business Objects shares to be issued in connection with the transaction will be registered under the Securities Act and will be freely transferable, except for Business Objects shares issued to any person who is deemed to be an "affiliate" of Crystal Decisions prior to the transaction. Persons who may be deemed to be "affiliates" of Crystal Decisions prior to the transaction include individuals or entities that control, are controlled by, or are under common control with Crystal Decisions prior to the transaction, and may include officers and directors, as well as principal stockowners of Crystal Decisions prior to the transaction. Affiliates of Crystal Decisions will be notified separately of their affiliate status.

        Persons who may be deemed to be affiliates of Crystal Decisions prior to the transaction may not sell any of the Business Object shares received by them in connection with the transaction except pursuant to:

  •
  an effective registration statement under the Securities Act covering the resale of those shares;

  •
  an exemption under paragraph (d) of rule 145 under the Securities Act; or

  •
  any other applicable exemption under the Securities Act.

        Business Objects' registration statement on Form S-4, of which this document forms a part, does not cover the resale of Business Objects shares to be received in connection with the transaction by persons who may be deemed to be affiliates of Crystal Decisions prior to the transaction.

        In addition to the restrictions stated above, New SAC, an affiliate of Crystal Decisions, and some shareholders of New SAC, may only transfer the Business Objects shares that they receive in connection with the transaction in accordance with the transfer restrictions described in the stockholders agreement. See the section entitled "Related Agreements—Stockholders Agreement" beginning on page 120 of this document.

Appraisal Rights for the Business Objects Shareholders

        The shareholders of Business Objects are not entitled to appraisal rights in connection with the transaction.

Appraisal Rights for the Crystal Decisions Stockholders

        Delaware law grants appraisal rights to the holders of Crystal Decisions common stock who follow certain procedures. These procedures are set forth in section 262 of the DGCL, which is attached as Annex H to this document. See the section entitled "Actions by Written Consent of Crystal Decisions Stockholders" beginning on page 47 of this document.

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement, as amended, but does not purport to describe all the terms of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The full text of the merger agreement is attached as Annex A to this document and is incorporated herein by reference, and we encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

The Mergers

        The merger agreement provides that Business Objects will acquire Crystal Decisions in a transaction consisting of a series of four related mergers which will be effected in immediate succession as follows:

  •
  Borg Merger Sub I will be merged with and into SSCH, which merger is referred to herein as the first SSCH merger. As a result of the first SSCH merger, the separate corporate existence of Borg Merger Sub I will cease and SSCH will continue as the surviving corporation in the first SSCH merger.

  •
  the surviving corporation of the first SSCH merger will be merged with and into Business Objects Americas, which merger is referred to herein as the second SSCH merger. As a result of the second SSCH merger, the separate corporate existence of SSCH will cease and Business Objects Americas will continue as the surviving corporation in the second SSCH merger.

  •
  Borg Merger Sub III will be merged with and into Crystal Decisions, which merger is referred to herein as the first Crystal Decisions merger. As a result of the first Crystal Decisions merger, the separate corporate existence of Borg Merger Sub III will cease and Crystal Decisions will continue as the surviving corporation in the first Crystal Decisions merger.

  •
  the surviving corporation of the first Crystal Decisions merger will be immediately merged with and into Business Objects Americas, which merger is referred to herein as the second Crystal Decisions merger. As a result of the second Crystal Decisions merger, the separate corporate existence of the Crystal Decisions will cease and Business Objects Americas will continue as the surviving corporation in the second Crystal Decisions merger.

        Immediately following completion of the transaction, each of Crystal Decisions, SSCH, Borg Merger Sub I and Borg Merger Sub III will have ceased to exist as separate corporations, and Business Objects Americas will continue as the surviving corporation and a wholly-owned subsidiary of Business Objects, having all of the property, rights and powers, debts, obligations and duties of Crystal Decisions, SSCH, Borg Merger Sub I and Borg Merger Sub III.

Completion and Effectiveness of the Transaction

        The transaction is scheduled to close immediately following the Business Objects shareholder meeting on    •    , 2003. The transaction will be completed when each of the mergers becomes effective, which will occur upon the filing of the applicable certificates of merger with the Secretary of State of the State of Delaware.

Merger Consideration

        General.    Under the terms of the merger agreement, upon consummation of the transaction, holders of common stock of Crystal Decisions (other than Crystal Decisions stockholders who exercise appraisal rights under Delaware law) and holders of common stock of SSCH, issued and outstanding immediately prior to the consummation of the transaction, will receive a proportionate amount of

$300,000,000 in cash and a number of Business Objects shares based on a formula which is set forth in the merger agreement and described below. The formula allocates 26,455,673 Business Objects shares based on the number of shares of Crystal Decisions common stock and the value of Crystal Decisions stock options at the time of closing. In addition, certain Crystal Decisions stock options will be converted into options to acquire Business Objects ADSs having a value equivalent to the cash and Business Objects shares to be received by holders of Crystal Decisions common stock. The amount of cash and number of Business Objects shares will be adjusted upward based on the total value of any cash received by Crystal Decisions from the exercise of stock options between the execution of the merger agreement and the closing.

        Crystal Decisions Common Stock.    Holders of common stock of Crystal Decisions (other than SSCH and other than Crystal Decisions stockholders who exercise appraisal rights under Delaware law) will be entitled to receive, for each share of Crystal Decisions common stock:

  •
  a number of newly issued Business Objects ADSs, or, at the election of any such stockholder, Business Objects ordinary shares, equal to a fraction, referred to as the common stock exchange ratio:

  –
  the numerator of which shall be determined by totaling the following amounts:

  •
  26,455,673; minus

  •
  the number of Business Objects shares that will have a value equal to the value of all unexercised Crystal Decisions stock options outstanding immediately prior to the closing of the transaction; plus

  •
  the number of Business Objects shares that will have a value equal to 60.9537% of the aggregate cash proceeds received by Crystal Decisions from the exercise of Crystal Decisions stock options between July 18, 2003 and the closing of the transaction; and

  –
  the denominator of which will equal the total number of shares of Crystal Decisions common stock outstanding immediately prior to the closing of the transaction; and

  •
  an amount of cash, without interest, referred to as the per share cash consideration, equal to the quotient of:

  –
  the sum of:

  •
  $300,000,000; and

  •
  39.0463% of the aggregate cash proceeds received by Crystal Decisions from the exercise of Crystal Decisions stock options between July 18, 2003 and the closing of the transaction; divided by

  –
  the number of shares of Crystal Decisions common stock outstanding immediately prior to the closing of the transaction.

        For purposes of calculating the common stock exchange ratio:

  •
  the value of Business Objects shares will be the average of the closing sale prices of Business Objects ADSs on the Nasdaq National Market for the 10 trading days ending on, and including, the third trading day prior to the closing of the transaction; and

  •
  the value of Crystal Decisions stock options will be based on the difference between the value of all shares of Crystal Decisions common stock issuable upon exercise of such stock options and the aggregate cash proceeds that would be received by Crystal Decisions upon such exercise.

        All Crystal Decisions stockholders who receive merger consideration will receive the same proportions of Business Objects shares and cash on a per share basis.

        SSCH Common Stock.    Under the terms of the merger agreement, upon consummation of the transaction, holders of common stock of SSCH (who beneficially own shares of Crystal Decisions common stock indirectly through SSCH) will be entitled to receive for each share of SSCH common stock a number of newly issued Business Objects ADSs, or at the election of any such stockholder, Business Objects ordinary shares, and an amount of cash, based on the same common stock exchange ratio and the same per cash consideration as will be received by holders of Crystal Decisions common stock, except that such amounts will be multiplied by a fraction:

  •
  the numerator of which will equal the number of shares of Crystal Decisions common stock owned by SSCH; and

  •
  the denominator of which will be the number of outstanding shares of common stock of SSCH.

        Stock Options.    Upon the closing of the transaction, each option to acquire shares of Crystal Decisions common stock granted pursuant to the Crystal Decisions 1999 stock option plan, other than as discussed below, whether vested or unvested, will be converted into an option to acquire a number of Business Objects ADSs equal to the product (rounded down to the nearest whole Business Objects ADS) of (i) the number of shares of Crystal Decisions common stock that were issuable upon exercise of such option immediately prior to the closing of the transaction and (ii) the option exchange ratio, as such term is defined in the merger agreement and described below, and the per share exercise price of each such option will be adjusted by dividing such exercise price by the option exchange ratio (rounding up to the nearest cent).

        The option exchange ratio will be determined by dividing:

  •
  the value of a share of Crystal Decisions common stock, based on the merger consideration to be paid by Business Objects in the transaction to the holders of Crystal Decisions common stock, as described above, by

  •
  the average of the closing sale prices of Business Objects ADSs on the Nasdaq National Market for the 10 trading days ending on, and including, the third trading day prior to the closing of the transaction.

Such options otherwise will continue to be exercisable upon the same terms and conditions as will have been applicable to such options immediately prior to the closing of the transaction except that, upon exercise of such option, holders will receive Business Objects ADSs held by a subsidiary of Business Objects. See the subsection entitled "—SSCH Preferred Stock Held by the Option Subsidiary" below.

        All options outstanding under the Crystal Decisions 2000 stock option plan and the United Kingdom sub-plan of the Crystal Decisions 1999 stock option plan or held by non-employee members of Crystal Decisions' board of directors will not be assumed and instead will accelerate and become fully vested and exercisable and, to the extent not exercised as of the closing of the transaction will terminate and be of no force and effect.

        Holders of Crystal Decisions stock options at closing will not be entitled to receive any cash either in consideration for or upon exercise of their stock options.

        Consideration Table.    The per share merger consideration to be paid to holders of common stock of Crystal Decisions and SSCH and the option exchange ratio for Crystal Decisions stock options will be determined shortly before the closing of the transaction and will depend on: the number of shares of Crystal Decisions common stock and stock options outstanding as of the closing of the transaction; the proceeds that Crystal Decisions receives from options exercised between July 18, 2003 and the closing of the transaction; and the average closing prices for Business Objects ADSs on the Nasdaq National Market for the 10 trading days ending on the third day prior to the closing of the transaction. The following table sets forth, by way of example, calculations of the common stock exchange ratio, the per share cash consideration and the option exchange ratio based on the following facts and assumptions:

  •
  there were 76,210,846 shares of Crystal Decisions common stock outstanding as of August 22, 2003, and, for the purposes of this analysis, it is assumed that no additional shares of Crystal Decisions common stock will be issued prior to the closing of the transaction, other than upon the exercise of stock options;

  •
  between July 18, 2003 and August 22, 2003, 104,041 Crystal Decisions stock options were exercised, resulting in aggregate cash proceeds of $427,061;

  •
  all options granted under the United Kingdom sub-plan of the Crystal Decisions 1999 stock option plan and the Crystal Decisions 2000 stock option plan, and all options held by non-employee directors of Crystal Decisions will be exercised in full prior to the closing, resulting in the issuance of an aggregate of 4,492,212 additional shares of Crystal Decisions common stock and aggregate cash proceeds of $18,848,848;

  •
  of the options granted under the Crystal Decisions 1999 stock option plan, options exercisable for an aggregate of 4,947,436 shares of Crystal Decisions common stock at a weighted average exercise price of $4.91 will not vest prior to the closing of the transaction (which, solely for such purpose, is assumed to occur on December 31, 2003), and options exercisable for an aggregate of 8,196,096 shares of Crystal Decisions common stock at a weighted average exercise price of $4.68 will vest prior to the closing of the transaction; and

  •
  the average closing price of Business Objects ADSs on the Nasdaq National Market for the 10 trading days prior to and including the third trading day prior to the closing will be between $15.00 and $35.00.

10 Trading Day Average Price	All Vested 1999 Plan Options are Exercised	No Vested 1999 Plan Options are Exercised
$15.00
Common stock exchange ratio	0.3114	0.2992
Per share cash consideration	$3.63	$3.81
Option exchange ratio	0.5532	0.5532
$20.00
Common stock exchange ratio	0.3040	0.2949
Per share cash consideration	$3.63	$3.81
Option exchange ratio	0.4854	0.4854
$25.00
Common stock exchange ratio	0.2996	0.2923
Per share cash consideration	$3.63	$3.81
Option exchange ratio	0.4447	0.4447
$30.00
Common stock exchange ratio	0.2966	0.2905
Per share cash consideration	$3.63	$3.81
Option exchange ratio	0.4176	0.4176
$35.00
Common stock exchange ratio	0.2945	0.2893
Per share cash consideration	$3.63	$3.81
Option exchange ratio	0.3982	0.3982

        For example, assuming that the average closing price of Business Objects shares on the Nasdaq National Market for the 10 trading days ending on the third trading day prior to the closing date is $25.00, and that none of the vested Crystal Decisions stock options that were outstanding on August 22, 2003, vest before December 31, 2003 and do not terminate upon closing are exercised:

  •
  if you own 1,000 shares of Crystal Decisions common stock, you would receive

  –
  292 Business Objects ADSs or ordinary shares;

  –
  $3,810.68 in cash; and

  –
  cash in lieu of 0.3 of a Business Objects share; and

  •
  if you own a stock option to acquire 1,000 shares of Crystal Decisions common stock at an exercise price of $5.00 per share, you would receive:

  –
  an option to acquire 444 Business Objects ADSs;

  –
  at an exercise price of $11.24.

        The foregoing table and examples are for illustrative purposes only. The average of the closing sale prices of Business Objects ADSs on the Nasdaq National Market for the 10 trading days ending on, and including, the third trading day prior to the closing of the transaction may be below $15.00 or above $35.00. In addition, the number of vested options that are exercised prior to the closing may be more or less than the amounts shown. Accordingly, the merger consideration and the option exchange ratio may be more or less than the amounts shown. For information regarding the historical market price of Business Objects shares, see the section entitled "Market Price and Dividend Information" beginning on page 271 of this document.

        Adjustments.    The common stock exchange ratio and option exchange ratio will be appropriately adjusted to reflect any change in the outstanding shares of capital stock of any party to the merger agreement, including the effect of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend between July 18, 2003 and closing of the transaction.

        SSCH Preferred Stock Held by the Option Subsidiary.    The merger agreement provides that, prior to the closing of the transaction, SSCH will create a new subsidiary in the form of a Delaware limited liability company, which company is referred to in this document as the option subsidiary, and will issue shares of a new class of preferred stock of SSCH to the option subsidiary in exchange for common stock of the option subsidiary. See the subsection entitled "—Additional Agreements—Crystal Decisions Stock Options" below. Upon consummation of the transaction, these shares of SSCH preferred stock issued to the option subsidiary will be automatically converted into an aggregate number of Business Objects shares equal to the product of:

  •
  the maximum number of Crystal Decisions common stock issuable under all Crystal Decisions stock options outstanding immediately prior to the closing of the transaction, other than stock options which will terminate as a result of the transaction; and

  •
  the option exchange ratio, as described in the subsection entitled "—Stock Options" above.

        Following completion of the transaction, the option subsidiary will be an indirect wholly-owned subsidiary of Business Objects and will hold the maximum number of Business Objects shares issuable with respect to all Crystal Decisions stock options that are converted into Business Objects stock options as a result of the transaction, which shares will be delivered in the form of Business Objects ADSs upon exercise of such stock options. Since the option subsidiary will be a wholly-owned subsidiary of Business Objects, the Business Objects shares it will hold following completion of the transaction will not be deemed to be outstanding and will not be entitled to voting rights. In the event any such shares are not needed to satisfy obligations under stock options, such as if stock options expire prior to exercise, Business Objects may cause such shares sold in the market or used for other corporate purposes.

Exchange Procedures

        Exchange and Payment.    Promptly following the closing of the transaction, the exchange agent will deliver to each holder of Crystal Decisions and SSCH common stock a letter of transmittal and instructions for surrendering their stock certificates in exchange for Business Object shares. Upon surrender of such certificates, together with a letter of transmittal duly completed and such other documents as may be reasonably required by the exchange agent, the stockholder will be entitled to receive the merger consideration. The certificates so surrendered will be cancelled. No interest will be paid or accrued for the benefit of each holder of Crystal Decisions and SSCH common stock on any cash amount payable upon the surrender of the certificates.

        The Business Objects shares to be issued in exchange for the shares held by Crystal Decisions and SSCH stockholders will be:

  •
  held in the name of The Bank of New York, Business Objects' depositary, and delivered to stockholders of Crystal Decisions in the form of ADSs; or

  •
  delivered in the form of ordinary shares, in book-entry form, rather than certificates, if and to the extent so elected by the stockholder.

        The letter of transmittal will include a section in which holders of Crystal Decisions and SSCH common stock may elect to receive Business Objects ordinary shares instead of ADSs. If no election is indicated, such stockholders will receive only Business Objects ADSs with respect to the stock portion of the merger consideration.

        Fractional Shares.    Business Objects will not issue any fractional shares in connection with the transaction. Instead, each Crystal Decisions or SSCH stockholder otherwise entitled to a fraction of a Business Objects share will be entitled to receive a cash payment representing such holder's proportionate interest in the net proceeds from the sale by BNP Paribas or The Bank of New York on behalf of all such holders of the aggregate of the fractions of Business Objects shares which would otherwise be issued.

        Stock Transfer Books.    At the closing of the transaction, the stock transfer books of Crystal Decisions and SSCH will be closed and thereafter there will be no further registration of transfers of shares of Crystal Decisions common stock or SSCH capital stock on the records of Crystal Decisions or SSCH, as the case may be.

        Dissenting Shares.    Shares of Crystal Decisions common stock outstanding immediately prior to the closing of the transaction and held by a holder who has not voted in favor of or consented in writing to the mergers and who has demanded appraisal for such shares in accordance with the DGCL will not be converted into the right to receive merger consideration, unless such holder fails to perfect, withdraws or otherwise loses such holder's rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with applicable law. If, after the closing of the transaction, such holder fails to perfect or withdraws or loses such holder's right to appraisal, or if it is determined that such holder does not have an appraisal right, such shares will be treated as if they had been converted as of the closing of the transaction into the right to receive the merger consideration.

Representations and Warranties

        The merger agreement contains representations and warranties of Crystal Decisions and its subsidiaries relating to the following matters:

  •
  due organization, valid existence, good standing, qualification to do business and corporate power and authority to own, lease and operate its properties and carry on its business;

  •
  absence of any material violation of its certificate of incorporation, bylaws or equivalent governing instruments;

  •
  ownership of subsidiary capital stock and the absence of encumbrances with respect to the capital stock of any subsidiary;

  •
  capitalization;

  •
  corporate power and authority to enter into, execute and deliver the merger agreement and complete the mergers and the related transactions;

  •
  absence of conflicts between the merger agreement and the related transactions, and its organizational documents, identified contracts or applicable laws;

  •
  governmental consents and filings required in connection with the merger agreement;

  •
  timely filing of documents and the accuracy of information contained in such documents, including the financial statements, filed with the SEC;

  •
  internal accounting controls, accounts receivable, disclosure controls and procedures, and accounting and auditing practices;

  •
  absence of certain changes or events and conduct of business in the ordinary course of business consistent with past practices between March 28, 2003 and July 18, 2003;

  •
  absence of undisclosed liabilities;

  •
  matters relating to real and personal property;

  •
  litigation;

  •
  compliance with laws;

  •
  intellectual property and privacy laws;

  •
  taxes;

  •
  employee benefits;

  •
  labor relations;

  •
  environmental matters;

  •
  transactions with affiliates;

  •
  insurance;

  •
  certain identified contracts and relationships;

  •
  brokers' and finders' fees; and

  •
  opinion of financial advisor.

        The merger agreement also contains representations and warranties relating to SSCH's organization, capitalization, corporate power and authority to enter into the merger agreement and authorization, execution, delivery and enforceability of the merger agreement, absence of conflicts caused by the merger agreement with corporate governance documents and laws, governmental consents and filings required in connection with the merger agreement, its business operations and tax matters.

        The merger agreement also contains representations and warranties of Business Objects and its subsidiaries relating to the following matters:

  •
  due organization, valid existence, good standing, qualification to do business, corporate standing and corporate power and authority to own, lease and operate its properties and carry on its business;

  •
  absence of any material violation of its certificate of incorporation, bylaws or equivalent governing instruments;

  •
  capitalization;

  •
  corporate power and authority to enter into, execute and deliver the merger agreement and complete the mergers and the related transactions;

  •
  absence of conflicts between the merger agreement and the related transactions, and its organizational documents, material contracts or applicable laws;

  •
  governmental consents and filings required in connection with the merger agreement;

  •
  timely filing of documents and the accuracy of information contained in such documents, including the financial statements, filed with the SEC;

  •
  internal accounting controls, accounts receivable, disclosure controls and procedures, and accounting and auditing practices;

  •
  absence of certain changes and conduct of business in all material respects only in the ordinary course of business consistent with past practices between March 31, 2003 and July 18, 2003;

  •
  absence of undisclosed liabilities;

  •
  material contracts;

  •
  intellectual property and privacy laws;

  •
  taxes;

  •
  certain business operations;

  •
  availability of funds;

  •
  litigation;

  •
  compliance with laws;

  •
  brokers' and finders' fees; and

  •
  opinion of financial advisor.

        All representations and warranties of Crystal Decisions, SSCH, Business Objects and their respective subsidiaries will expire at the closing of the transaction.

Conduct of the Business Pending the Closing of the Transaction

        Conduct of Business of Business Objects and Crystal Decisions.    Business Objects and Crystal Decisions have agreed that, until the earlier of the closing of the transaction or the termination of the merger agreement, except to the extent that the other agrees in writing, each of them will do and will cause their respective subsidiaries to do the following:

  •
  use all reasonable efforts to carry on its business in the usual, regular and ordinary course, in substantially the same manner as conducted and in compliance in all material respects with all applicable laws and regulations;

  •
  pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due; and

  •
  use its best efforts to preserve intact its present business organization.

        Conduct of Business of Business Objects.    Business Objects also agreed that, until the earlier of the closing of the transaction or the termination of the merger agreement, except as permitted or contemplated by the merger agreement and to the extent that Crystal Decisions agrees in writing and subject to other specified exceptions, it will not do and will cause its subsidiaries not to do any of the following:

  •
  amend its articles of association, bylaws or similar organizational documents;

  •
  issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock or securities (including debt securities) convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class, subject to certain specified exceptions;

  •
  sell, transfer, pledge, dispose of or encumber any material amount of assets;

  •
  declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than ordinary cash dividends;

  •
  redeem, purchase or otherwise acquire any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares, subject to certain specified exceptions;

  •
  adopt a plan of complete or partial liquidation or dissolution;

  •
  take any action that would or is reasonably likely to result in any of the conditions to the transaction not being satisfied, or that would impair its ability to complete the transaction in accordance with the terms of the merger agreement or materially delay such consummation; or

  •
  enter into any written or oral agreement, contract, commitment or arrangement to take any of the actions described above.

        Conduct of Business of Crystal Decisions.    Crystal Decisions has also agreed that, until the earlier of the closing of the transaction or the termination of the merger agreement, except as permitted or contemplated by the merger agreement and to the extent that Business Objects agrees in writing and subject to other specified exceptions, it will not do and will cause its subsidiaries not to do any of the following:

  •
  amend its certificate of incorporation, bylaws or similar organizational documents;

  •
  issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock or securities (including debt securities) convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class, subject to certain specified exceptions;

  •
  declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

  •
  redeem, purchase or otherwise acquire any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares, subject to certain specified exceptions;

  •
  incur or guarantee any indebtedness subject to certain specified exceptions;

  •
  make any loans to, or investments in, any other person other than customary loans or advances to employees in the ordinary course of business consistent with past practices;

  •
  cancel any debts or waive any material claims or rights other than customer credits in the ordinary course of business;

  •
  other than as required by law or in accordance with an agreement or written policy existing as of July 18, 2003:

  –
  change the compensation or benefits payable or to become payable to any of its employees, agents or consultants or members of its board of directors in a way constituting a net aggregate change;

  –
  enter into or amend any employment agreement or employee benefit plan or make any loans to its employees, affiliates, agents or consultants or members of its board of directors in a way constituting a net aggregate change;

  –
  change its existing borrowing or lending arrangements for or on behalf of any of its employees, agents, consultants or members of its board of directors in a way constituting a net aggregate change;

  –
  pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit to any officer, director, employee or affiliate, except payments in the ordinary course of business consistent with past practices;

  –
  offer, grant or issue any stock options or accelerate, amend or change the vesting period or exercisability of options or restricted stock, or reprice options granted under stock plans or authorize cash payments in exchange for any options granted under any of such plans;

  –
  hire or terminate any officer who reports to Crystal Decisions' chief executive officer (other than terminations for cause) or encourage any officer who would report or does report to such chief executive officer to resign, or increase the number of employees in the aggregate beyond that number set forth in Crystal Decisions' fiscal 2004 plan; or

  –
  materially amend any existing plan, agreement or arrangement in a manner inconsistent with the above restrictions;

  •
  permit to be cancelled or terminated, without reasonable efforts to maintain coverage, or cancel or terminate any insurance policy naming it as a beneficiary or loss payee;

  •
  materially modify, amend or terminate any of certain identified contracts that are material to the business of Crystal Decisions and its subsidiaries, taken as a whole;

  •
  waive, release or assign any material rights on claims under any of certain identified contracts that are material to the business of Crystal Decisions and its subsidiaries, taken as a whole;

  •
  enter into any material commitment or transaction including entering into any material purchase, sale or lease of assets or real estate;

  •
  enter into any agreement, including any material strategic alliance, material joint development or joint marketing agreement, any borrowing, capital expenditure or purchase, sale or material lease of assets or real estate, other than in the ordinary course of business consistent with past practices;

  •
  enter into any agreement pursuant to which Business Objects, Business Objects Americas, Crystal Decisions or of their respective subsidiaries, will be subject to any material exclusivity,

    non-compete or other similar restriction on their respective businesses following the closing of the transaction;

  •
  enter into any agreement or assignment which has the effect of transferring or licensing to any person or entity or otherwise extending or modifying in any material respect the rights of any person to use material intellectual property rights of Crystal Decisions (including the associated financial terms other than non-exclusive licenses in the ordinary course of business consistent with past practices);

  •
  disclose to any person, other than Crystal Decisions employees and certain representatives of Business Objects any material trade secret except pursuant to non-disclosure agreements or in the ordinary course of business consistent with past practices;

  •
  transfer, modify or terminate any agreement pursuant to which Crystal Decisions has licensed intellectual property rights material to the conduct of its business from any person other than in the ordinary course of business consistent with past practices;

  •
  disclose any material source code to any third party except in the ordinary course of business consistent with past practices;

  •
  fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

  •
  make any change in any material method of accounting, method of accounting principles or practice, except as required by U.S. GAAP or a change in law;

  •
  make any tax election or change any tax election already made, adopt any tax accounting method;

  •
  enter into any closing agreement or settle any claim or assessment relating to taxes other than settlements or assessments the result of which would not be material to Crystal Decisions and its subsidiaries, taken as a whole, or consent to any claim or assessment relating to taxes or any waiver of the statute of limitations for any such claim or assessment;

  •
  file its 2003 U.S. federal income tax return for the taxable year ending June 27, 2003 without Business Objects' consent, which shall not be unreasonably withheld;

  •
  revalue any material assets, except as required by U.S. GAAP or applicable law other than in the ordinary course of business consistent with past practices;

  •
  pay, discharge or satisfy any material claims, material liabilities or material obligations (whether absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practices, or of claims, liabilities or obligations reflected or reserved against in Crystal Decisions consolidated financial statements;

  •
  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization other than the transaction and those that would not have a material effect on the business of Crystal Decisions and its subsidiaries, taken as a whole;

  •
  acquire or agree to acquire by purchasing any equity interest in or a material portion or all of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Crystal Decisions and its subsidiaries, taken as a whole;

  •
  sell, transfer, lease, mortgage, pledge, license, encumber, or otherwise dispose of, any of its properties or assets that are material, individually or in the aggregate, to Crystal Decisions and its subsidiaries, taken as a whole;

  •
  take any action that would or is reasonably likely to result in any of the conditions to the transaction not being satisfied, or would make any representation or warranty of Crystal Decisions contained in the merger agreement inaccurate in any material respect at, or as of any time prior to, the closing of the transaction, or that would impair the ability of Crystal Decisions to complete the transaction in accordance with the terms of the merger agreement or materially delay such consummation;

  •
  commence any litigation (except actions commenced in the ordinary course of business against third parties) or settle any litigation except in the ordinary course of business consistent with past practices or as required by law; or

  •
  enter into any written or oral agreement, contract, commitment or arrangement to take any of the actions described above.

        Conduct of Business of SSCH.    SSCH has agreed that, until the earlier of the closing of the transaction or termination of the merger agreement, it will not conduct any business activities other than administrative activities in connection with the transaction.

No Solicitation of Transactions by Crystal Decisions

        Crystal Decisions has agreed that it will not, and will not authorize or permit its representatives or authorize its employees to, directly or indirectly:

  •
  initiate or solicit the making of any offer or proposal which constitutes, or is reasonably likely to lead to, any company acquisition proposal;

  •
  enter into or participate in negotiations or provide any information to any person (other than Business Objects, Business Objects Americas, Borg Merger Sub I or Borg Merger Sub III, or any of their respective affiliates or representatives) relating to any company acquisition proposal, except as to the existence of these provisions;

  •
  make any statement in support of, or approve, any company acquisition proposal;

  •
  enter into any letter of intent or any contract or commitment contemplating or otherwise relating to any company acquisition proposal; or

  •
  grant any waiver or release under any standstill or similar agreement with respect to any equity securities of Crystal Decisions or any of its subsidiaries.

        In addition, Crystal Decisions has agreed that it will and will cause its representatives to terminate, and will not authorize its employees to continue, any existing discussions, negotiations and communications with any persons with respect to any company acquisition proposal. The merger agreement defines a company acquisition proposal to mean any offer or proposal for:

  •
  a merger, consolidation or other business combination involving Crystal Decisions;

  •
  any acquisition of a substantial amount of the capital stock (or securities convertible into, or exchangeable or exercisable for, capital stock) or assets of Crystal Decisions;

  •
  any recapitalization with respect to Crystal Decisions; or

  •
  any other transaction similar to any of the foregoing with respect to the Crystal Decisions other than pursuant to the transactions contemplated by the merger agreement.

        Crystal Decisions has agreed to promptly notify Business Objects if it receives any proposals or requests for information, or any negotiations or discussions are sought to be initiated or continued with Crystal Decisions or any of its representatives, in each case in connection with any company acquisition proposal or a written indication that a company acquisition proposal is under consideration. Such notice is required to indicate the name of the person making such proposal and the material terms and conditions thereof.

        Notwithstanding the foregoing, nothing in the merger agreement prohibits Crystal Decisions or the board of directors of Crystal Decisions from taking and disclosing to Crystal Decisions' stockholders a position contemplated by rules 14d-9 or 14e-2 of the Exchange Act, or from complying with its disclosure obligations under applicable law.

No Solicitation of Transactions by Business Objects

        Business Objects has agreed that it will not, and will not authorize or permit its representatives or authorize its employees to, directly or indirectly:

  •
  initiate or solicit or the making of any offer or proposal which constitutes, or is reasonably likely to lead to, any parent acquisition proposal;

  •
  enter into or participate in negotiations or provide any information to any person relating to any parent acquisition proposal, except as to the existence of these provisions;

  •
  make any statement in support of, or approve, any parent acquisition proposal; or

  •
  enter into any letter of intent or any contract or commitment relating to any parent acquisition proposal.

        In addition, Business Objects has agreed that it will, and will cause its representatives to terminate, and will not authorize its employees to continue, any existing discussions, negotiations and communications with any persons with respect to any parent acquisition proposal. The merger agreement defines a parent acquisition proposal to mean any offer or proposal for a merger, consolidation or other business combination resulting in a change of control of Business Objects or a sale of all or substantially all of the shares assets or shares of Business Objects that would be reasonably likely to:

  •
  materially adversely affect the ability of Business Objects to complete the transactions contemplated by the merger agreement without material delay; or

  •
  require a vote of Business Objects' shareholders prior to the shareholders' meeting to be held to approve the mergers and the other proposals set forth in this document.

        Business Objects has agreed to promptly notify Crystal Decisions if it receives any offer or proposal which constitutes, or is reasonably likely to lead to, a parent acquisition proposal. Nevertheless, Business Objects may furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement and may take any of the actions referred to in the last three of the four bullets above, which action will not affect the validity of the merger agreement, but only if:

  •
  such person has on an unsolicited basis, submitted a bona fide written parent acquisition proposal to Business Objects; and

  •
  in the good faith judgment of Business Objects' board of directors, based on the advice of independent outside legal counsel, the failure to take any such action would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

        In addition, the merger agreement does not prohibit Business Objects from responding to any unsolicited proposal or inquiry or engaging in negotiations or discussions or entering into any agreement with respect to any transaction that is not a parent acquisition proposal as long as any agreement relating to such transaction does not and will not affect the validity or enforceability of the merger agreement.

        Notwithstanding the foregoing, nothing in the merger agreement prohibits Business Objects or the board of directors of Business Objects from taking and disclosing to Business Objects' stockholders a position contemplated by rules 14d-9 or 14e-2 of the Exchange Act or any similar situation provided for under similar applicable French law.

Additional Agreements

        The merger agreement contains a number of covenants, including the following:

        Approval by Crystal Decisions and SSCH.    Crystal Decisions has agreed that, immediately following the execution of the merger agreement, its would submit to SSCH for its approval and adoption of the merger agreement, the mergers to which Crystal Decisions is a party and the other transactions contemplated by the merger agreement. SSCH agreed that promptly following its domestication, it would submit to its shareholder, New SAC, for its approval and adoption of the merger agreement, the mergers to which SSCH is a party and the other transactions contemplated the merger agreement. Crystal Decisions further agreed that its would use its best efforts to obtain the approval and adoption of these proposals by New SAC and SSCH, respectively. Each of SSCH and New SAC approved and adopted the merger agreement, the mergers, as applicable, and the other transactions contemplated by the merger agreement. See the section entitled "Actions by Written Consent of Crystal Decisions Stockholders" beginning on page 47 of this document.

        Approval by Business Objects.    Business Objects has agreed that as promptly as practicable, Business Objects, through its board of directors, will convene a meeting of its shareholders to vote on, and will use its reasonable best efforts to solicit approval of, the transaction, the capital increase, the appointment of an additional member to its board of directors and such other matters as reasonably believed are necessary to complete the transaction. Business Objects further agreed that unless the merger agreement is terminated, a shareholders' meeting will be called, held and convened for the purpose of considering the approval of these proposals. Business Objects' board of directors agreed that it will recommend that Business Objects shareholders vote in favor of these proposals and neither the board of directors nor any board committee will amend, modify, withdraw, condition or qualify the recommendation in a manner adverse to Crystal Decisions unless Business Objects' board of directors determines in good faith, based on the advice of independent outside legal counsel, that the failure to so amend, modify or withdraw, condition or qualify the recommendation would be reasonably likely to result in a violation of its fiduciary duties under applicable law. Business Objects also agreed that immediately following the execution of the merger agreement, in its capacity as the sole stockholder of each of Business Objects Americas, Borg Merger Sub I and Borg Merger Sub III, it would approve and adopt the merger agreement and approve the mergers.

        Proxy Statement and Prospectus.    Business Objects has agreed, as promptly as practicable after the execution of the merger agreement, to:

  •
  prepare and file with SEC a registration statement for the registration of its shares to be issued pursuant to the transaction;

  •
  use all reasonable efforts to cause the registration statement to become effective as promptly as practicable;

  •
  keep the registration statement effective as long as necessary to complete the transactions contemplated by the merger agreement;

  •
  seek the appointment of independent appraisers (commissaires aux apports) in connection with the transaction;

  •
  prepare, publish and/or make available, to the extent required, and in accordance with the applicable French law and regulations, to its shareholders the text of the resolutions related to the proposals, the report of the board of directors to the shareholders and the report of the appraiser and other documents as prescribed by French law in connection with the shareholders' meeting to be held to consider approval of the proposals, which together are referred to herein as the French proxy statement; and

  •
  prepare and file with the French stock exchange authorities all filings required in connection with the transaction.

        Listing of Shares.    Business Objects has agreed to use all reasonable efforts to cause its ADSs to be issued in the transaction to be authorized for quotation on the Nasdaq National Market prior to the closing of the transaction. Business Objects further agreed to use all reasonable efforts to cause its ordinary shares to be issued in the transaction to be authorized for listing on the Premier Marché of Euronext Paris prior to the closing of the transaction.

        Form S-8.    Business Objects has agreed to file a registration statement on Form S-8 with respect to its shares subject to the Crystal Decisions' 1999 stock option plan, to the extent Form S-8 registration is available for such shares, as soon as practicable but, in any event, within five business days following the closing of the transaction. Business Objects further agreed to maintain the effectiveness of such registration statement for so long as such options remain outstanding.

        Board of Directors.    Business Objects has agreed to take all necessary action, subject to applicable law, to cause the number of members of its board of directors to be increased by one as of the closing of the transaction, and to use reasonable best efforts to cause the Business Objects shareholders to elect David J. Roux, or such other person as may be designated in writing by New SAC, and reasonably satisfactory to Business Objects. In addition, Business Objects has agreed to use its reasonable best efforts to cause its shareholders to elect one additional independent director as of the completion of the transaction or as soon as practicable and, in any event, no later than at Business Objects' annual meeting of shareholders to be held in 2004.

        Affiliates.    Crystal Decisions has agreed to use all reasonable efforts to obtain an agreement from all affiliates of Crystal Decisions within the meaning of rule 145 of the Securities Act, other than New SAC and its affiliates, pursuant to which such affiliates would, among other things, agree not to transfer Business Objects shares they receive in the transaction in violation of the Securities Act and related rules and regulations.

        Access to Information.    SSCH and Crystal Decisions have agreed to provide Business Objects and its agents and representatives reasonable access to its properties, records and personnel during the period prior to the closing of the transaction to obtain information reasonably requested by Business Objects. Crystal Decisions has also agreed to provide a copy of any report or other document filed by it during such period pursuant to the requirements of federal or state securities laws and reasonably cooperate with Business Objects with respect to the transition of employees following the closing of the transaction.

        Regulatory Filings; Reasonable Efforts.    The parties to the merger agreement have agreed to certain terms regarding regulatory filings, exchange of information, notification and reasonable efforts including:

  •
  coordinate and cooperate with one another and use all reasonable efforts to comply with all legal requirements;

  •
  make all filings required by any governmental entity in connection with the transaction and the other transactions contemplated the merger agreement as promptly as practicable after the execution of the merger agreement;

  •
  obtain all necessary consents from governmental entities and make all necessary filings with governmental entities;

  •
  obtain all necessary consents from third parties; and

  •
  contest any legal proceedings relating to the transaction.

        Rescission Offer.    Crystal Decisions has agreed to use all reasonable efforts to complete, prior to the closing of the transaction, a rescission offer to optionees and stockholders of Crystal Decisions who received options to purchase shares of its common stock under the Crystal Decisions 1999 stock option plan while such persons were residents of the States of California, Maryland or New York.

        In connection with such rescission offer, Crystal Decisions will offer to repurchase with funds from its available cash balances:

  •
  outstanding shares of Crystal Decisions common stock at the exercise price at which such person acquired the stock upon exercise of an option plus applicable statutory interest; and

  •
  outstanding options to acquire Crystal Decisions common stock at 20% of the amount equal to the exercise price of the subject options multiplied by the total number of shares of common stock then subject to such options plus applicable statutory interest.

        Employee Benefits.    Business Objects has agreed that, upon the closing of the transaction, for a one-year period following the closing date of the transaction, or if shorter, until the applicable continuing Crystal Decisions employees cease to be employed by Business Objects or the surviving corporation, Business Objects or the surviving corporation will provide to continuing Crystal Decisions employees (i) employee benefits that are substantially similar in the aggregate to those benefits provided to such employees by Crystal Decisions immediately prior to July 18, 2003, or (ii) at the election of Business Objects, employee benefits that are substantially similar in the aggregate to those benefits provided by Business Objects (or its applicable subsidiary) to similarly situated employees of Business Objects (or its applicable subsidiary). Business Objects has agreed to allow continuing Crystal Decisions employees to be eligible to participate in the Business Objects 401(k) and employee stock purchase plans to the extent permitted by applicable law and the terms of these plans. Continuing Crystal Decisions employees will be given credit for such employees' periods of service with Crystal Decisions or its subsidiaries for purposes of eligibility and vesting under applicable Business Objects benefit plans and for determination of benefit levels under any vacation policy provided that if Crystal Decisions maintained a comparable benefit plan, the employees will only be credited to the extent that service was or would have been credited under that comparable plan. To the extent consistent with applicable law, tax qualification requirements and Business Objects' benefit plans, Business Objects has also agreed to give credit for co-payments, credits toward deductibles and out-of-pocket maximums and time accrued against applicable waiting periods under Business Objects' welfare benefit plans.

        Business Objects and Crystal Decisions have agreed to together develop retention programs for continuing Crystal Decisions employees who are key employees whom Business Objects desires to continue employment and severance plans for continuing Crystal Decisions employees who cease employment within one year of the closing of the transaction.

        Nothing in the merger agreement confers upon any Crystal Decisions' employee the right to continued employment with Crystal Decisions, the surviving corporation or Business Objects.

        VERITAS Agreement.    Crystal Decisions has agreed to use all reasonable efforts to procure from VERITAS a written release of Crystal Decisions from its obligations under that certain indemnification agreement, dated as of March 29, 2000, as amended, to which Crystal Decisions is a party.

        SSCH Domestication.    SSCH has agreed to effect a domestication into a Delaware corporation or a limited liability company promptly following the execution of the merger agreement. SSCH became a Delaware corporation on July 21, 2003.

        Crystal Decisions Stock Options.    Prior to the closing of the transaction, SSCH will take such action as may be necessary to:

  •
  amend and restate its certificate of incorporation to authorize the issuance of the SSCH preferred stock;

  •
  cause the option subsidiary, a wholly-owned subsidiary of SSCH, to be formed as a limited liability company;

  •
  issue and contribute to the capital of the option subsidiary shares of SSCH preferred stock that will, upon the consummation of the SSCH merger, result in the option subsidiary owning Business Objects shares that will be issuable upon exercise of all outstanding options of Crystal Decisions in accordance with the terms of the merger agreement; and

  •
  to the extent necessary or advisable, take such reasonable action such that, upon exercise of any Crystal Decisions option after the closing of the transaction, the Business Objects shares to be issued to the holder of such option will be delivered by the option subsidiary.

        Section 16 Matters.    Prior to the closing of the transaction, Business Objects and Crystal Decisions have agreed to use all reasonable efforts to adopt a resolution to provide that the receipt of Business Objects shares in the transaction by officers or directors of Crystal Decisions and Business Objects who are subject to section 16 of the Exchange Act will be an exempt transaction for purposes of section 16 of the Exchange Act.

        Transaction Expenses.    The fees and expenses paid or payable by Crystal Decisions in connection with its previously proposed initial public offering, the merger agreement, the mergers and the other transactions contemplated by the merger agreement will be reasonable and customary for such transactions and will not include any fees payable to New SAC or any of its stockholders, partners or affiliates.

  Indemnification and Insurance.

        Indemnity.    Business Objects has agreed that it will, and will cause the surviving corporation to, fulfill and honor the indemnification obligations of Crystal Decisions to its directors and officers. Business Objects has further agreed that the certificate of incorporation and bylaws of the surviving corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties as those contained in the certificate of incorporation and bylaws of Crystal Decisions as in effect on the date of the execution of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the closing of the transaction in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the closing of the transaction, were directors, officers, employees or agents of Crystal Decisions, unless such modification is required by law.

        Insurance.    For a period of six years after the closing of the transaction, Business Objects agreed to cause the surviving corporation to use all reasonable efforts to cause to be maintained in effect, if available, directors' and officers' liability insurance maintained by Crystal Decisions covering those persons who are covered by its directors' and officers' liability insurance policy as of the date of the execution of the merger agreement on terms comparable to those applicable to the current directors and officers of Crystal Decisions for a period of six years. However, Business Objects is not required to expend in any year an amount in excess of 150% of the current premium paid by Crystal Decisions. If the aggregate expenditure on coverage exceeds that amount, Business Objects will purchase as much insurance as can be obtained for that amount.

        Treatment as Reorganization.    Crystal Decisions and Business Objects have agreed to:

  •
  cause each of the SSCH merger and the Crystal Decisions merger to constitute a reorganization under section 368(a) of the Internal Revenue Code;

  •
  refrain from taking any action that would prevent or impede the SSCH merger and the Crystal Decisions merger from qualifying as reorganizations under section 368(a) of the Internal Revenue Code; and

  •
  refrain from taking any action that would cause Business Objects not to be considered a corporation under section 367(a) of the Internal Revenue Code for purposes of the mergers.

        Withdrawal of Crystal Decisions' Form S-1.    Crystal Decisions has agreed to take such action as required to formally withdraw its Form S-1, with such withdrawal to be effective at or prior to the closing of the transaction. Crystal Decisions has also agreed that it will not further amend such Form S-1.

        280G Approval.    Crystal Decisions has agreed to use its reasonable best efforts to obtain the approval by SSCH prior to the closing of the transaction of any payments or benefits that may not be deductible by reason of section 280G of the Internal Revenue Code, in a manner which meets Business Objects' approval and in a manner which would satisfy all applicable requirements of section 280G(b)(5)(B) of the Internal Revenue Code and the related treasury regulations thereunder.

        Transaction Structure.    The parties to the merger agreement have agreed to consider alternative transaction structures that may be desirable to effectuate the parties' intent that the SSCH merger and the Crystal Decisions merger constitute tax-free reorganizations under section 368(a) of the Internal Revenue Code.

Conditions to the Completion of the Transaction

        Mutual Conditions.    The respective obligations of each of the parties to complete the transaction are subject to the satisfaction or waiver of the following conditions:

  •
  approval of the proposals described in the subsection entitled "—Additional Agreements—Approval by Business Objects' Shareholders" above;

  •
  approval of the proposals described in the subsection entitled "—Additional Agreements—Approval by Crystal Decisions' Stockholders" above;

  •
  the absence of any statute, rule, regulation, injunction or other governmental order which has the effect of making the transaction illegal or otherwise prohibiting the completion of the transaction;

  •
  the registration statement having been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the registration statement having been issued and no proceeding for that purpose having been initiated by the SEC;

  •
  approval of the French filings by the COB;

  •
  expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and similar merger modification laws or regulations of foreign governmental entities; and

  •
  the authorization for listing on the Nasdaq National Market of the Business Objects ADSs to be issued in the transaction and the authorization for listing on the Premier Marché of Euronext Paris of the ordinary shares to be issued in the transaction.

        Additional Conditions to Obligations of Business Objects to Complete the Transaction.    The conditions to the obligations of Business Objects, Borg Merger Sub I, Business Objects Americas and Borg Merger Sub III to complete the transaction are also subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of Crystal Decisions and SSCH contained in the merger agreement being true and correct, except to the extent the aggregate of all breaches of those representations and warranties does not constitute a material adverse effect on Crystal Decisions, as such term is defined below;

  •
  each of the agreements and covenants of Crystal Decisions and SSCH contained in the merger agreement having been performed or complied with in all material respects;

  •
  no material adverse effect on Crystal Decisions having occurred and be continuing;

  •
  Crystal Decisions and SSCH having each delivered to Business Objects an officer's certificate;

  •
  Business Objects having received the written tax opinions set forth in the merger agreement; and

  •
  no suit, action or proceeding being asserted by any governmental entity challenging or seeking to restrain or prohibit the completion of the transaction that, if obtained, would cause a condition to closing not to be satisfied, or seeking to require Business Objects, Crystal Decisions or any of their respective subsidiaries to effect any action of divestiture.

        Additional Conditions to Obligations of Crystal Decisions and SSCH to Complete the Transaction.    The conditions to the obligations of Crystal Decisions and SSCH to complete the transaction are also subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of Business Objects and each of Borg Merger Sub I, Business Objects Americas, and Borg Merger Sub III contained in the merger agreement being true and correct, except to the extent the aggregate of all breaches of those representations and warranties does not constitute a material adverse effect on Business Objects, as such term is defined below;

  •
  each of the agreements and covenants of Business Objects and each of Borg Merger Sub I, Business Objects Americas, and Borg Merger Sub III contained in the merger agreement having been performed or complied with in all material respects;

  •
  no material adverse effect on Business Objects having occurred and continuing;

  •
  Business Objects and each of Borg Merger Sub I, Business Objects Americas and Borg Merger Sub III having delivered to Crystal Decisions an officer's certificate; and

  •
  Crystal Decisions having received the written tax opinions set forth in the merger agreement.

        Additional Conditions to Obligations of the Parties to Complete the Transaction.    In addition to the conditions set forth above, it shall be a condition to the respective obligations of each party to the merger agreement:

  •
  to effect the second SSCH merger, that the first SSCH merger has been completed;

  •
  to effect the first Crystal Decisions merger, that the first SSCH merger and the second SSCH merger have been completed; and

  •
  to effect the second merger involving Crystal Decisions, that the first SSCH merger and the second SSCH merger and the first Crystal Decisions merger have been completed.

        Definition of Material Adverse Effect.    Under the terms of the merger agreement, a material adverse effect on either Business Objects or Crystal Decisions is defined to mean any change, event, violation, inaccuracy, circumstance or effect, individually or when taken together with all other effects that have occurred during the applicable measurement period prior to the date of determination of the occurrence of the material adverse effect, that is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of the company and its subsidiaries, taken as a whole. However, under the terms of the merger agreement, none of the following will be taken into account in determining whether there has been or will be a material adverse effect on Business Objects or Crystal Decisions, as the case may be:

  •
  any effect to the extent resulting from compliance with the terms and conditions of the merger agreement;

  •
  any effect to the extent resulting from the announcement or pendency of the transaction;

  •
  any effect to the extent resulting from changes affecting the industry in which the company operates generally which changes do not have a disproportionate effect on the company;

  •
  any effect to the extent resulting from changes affecting general worldwide economic or capital market conditions which changes do not have a disproportionate effect on the company; or

  •
  any stockholder litigation arising from allegations of a breach of fiduciary duty relating to the merger agreement.

        In addition, any failure by Business Objects to meet published revenue or earnings projections, where such failure occurs in the absence of any material deterioration in its business or financial condition that would otherwise constitute a material adverse effect on Business Objects will not be taken into account in determining whether there has been or will be a material adverse effect on Business Objects.

Termination

        The merger agreement may be terminated at any time in accordance with its terms before the completion of the transaction in the following ways:

  •
  by mutual written consent of Business Objects, SSCH and Crystal Decisions;

  •
  by either Business Objects, SSCH or Crystal Decisions if:

  –
  the transaction has not been completed by January 31, 2004, unless either party extends such date to March 31, 2004, if the transaction has not been completed as the result of a failure to satisfy certain conditions;

  –
  the shareholders of Business Objects do not approve the merger agreement at the Business Objects' shareholders meeting;

  –
  any governmental order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transaction has become final and non-appealable; or

  •
  by Business Objects:

  –
  if the action by written consent of SSCH approving the merger agreement is revoked or if a court rules that such action by written consent is invalid and such ruling has become final and non-appealable, or if either Crystal Decisions or SSCH challenges the validity of the action by written consent;

    –
    if Crystal Decisions breaches any representation, warranty, covenant or agreement set forth in the merger agreement, or if any representation or warranty becomes untrue, in either case that would result in a failure of either of the first two conditions set forth in the subsection entitled "—Additional Conditions to the Obligations of Business Objects to Complete of the Transaction" above and, if curable, such breach is not cured within 30 days after receipt by Crystal Decisions of written notice of such breach, so long as Business Objects has not breached any of its obligations contained in the merger agreement in any material respect;

    –
    if a material adverse effect on Crystal Decisions has occurred and is continuing; or

    –
    at any time prior to the approval of the merger agreement by the stockholders of Crystal Decisions, if a triggering event with respect to Crystal Decisions has occurred, as such term is defined below; or

  •
  by either Crystal Decisions or SSCH if Business Objects breaches any representation, warranty, covenant or agreement set forth in the merger agreement, or if any representation or warranty becomes untrue, in either case that would result in a failure of either of the first two conditions set forth in the subsection entitled "—Additional Conditions to the Obligations of Crystal Decisions and SSCH to Complete the Transaction" above and, if curable, such breach is not cured within 30 days after receipt by Business Objects of written notice of such breach, so long as Crystal Decisions has not breached any of its obligations contained the merger agreement in any material respect; or

  •
  by Crystal Decisions:

  –
  if a material adverse effect on Business Objects has occurred and is continuing;

  –
  at any time prior to the approval of the merger agreement by the shareholders of Business Objects, if a triggering event with respect to Business Objects has occurred, as such term is defined below; or

  –
  if Business Objects' board of directors recommends or Business Objects completes a merger or similar transaction in which Business Objects shares are or would be converted into the right to receive non-cash consideration which Crystal Decisions' board of directors determines, in good faith based on the advice of an independent financial advisor and taking into account market value, liquidity and exchange listing, would be less valuable to Crystal Decisions' stockholders than the Business Objects shares that would otherwise be issued to the Crystal Decisions stockholders in the transaction with Business Objects in absence of such other transaction.

        A "triggering event" with respect to Crystal Decisions will have occurred if:

  •
  Crystal Decisions' board of directors has withdrawn or amended, or fails to reaffirm within 10 days of a written request, its recommendation in favor of the merger agreement and the other related proposals; or

  •
  Crystal Decisions' board of directors has approved or recommended any company acquisition proposal, as such term is defined in the subsection entitled "—No Solicitation of Transactions by Crystal Decisions" above.

        A "triggering event" with respect to Business Objects will have occurred if:

  •
  Business Objects' board of directors has withdrawn or amended, or fails to reaffirm within 10 days of a written request, its recommendation in favor of the merger agreement and the other related proposals;

  •
  Business Objects fails to include the recommendation of its board of directors in favor of the merger agreement and the related proposals in this registration statement and the French filings to the extent required or customarily included; or

  •
  Business Objects' board of directors approved or recommended, or entered into any letter of intent or agreement relating to, any parent acquisition proposal as such term is defined in the subsection entitled "—No Solicitation of Transactions by Business Objects" above.

Termination Fees

        Under the terms of the merger agreement, Crystal Decisions has agreed to promptly pay to Business Objects a termination fee of $21 million if the merger agreement is terminated:

  •
  by Business Objects, if the action by written consent of SSCH approving the merger agreement is revoked or if a court rules that such action by written consent is invalid and such ruling has become final and non-appealable, or if either Crystal Decisions or SSCH challenges the validity of the action by written consent; or

  •
  by Business Objects, at any time prior to the approval of the merger agreement by the stockholders of Crystal Decisions, if a triggering event with respect to Crystal Decisions has occurred.

        Also under the terms of the merger agreement, Business Objects has agreed to promptly pay to Crystal Decisions a termination fee of $21 million if the merger agreement is terminated:

  •
  by Crystal Decisions, at any time prior to the approval of the merger agreement by the shareholders of Business Objects, if a triggering event with respect to Business Objects has occurred; or

  •
  by either Crystal Decisions or Business Objects, if the shareholders of Business Objects do not approve the merger agreement at the Business Objects shareholder meeting, but only if:

  –
  following July 18, 2003, and prior to such Business Objects shareholders meeting, there has been publicly disclosed an offer or proposal with respect to an acquisition of Business Objects, as such term is defined below, by a third party and such third party publicly discloses its lack of support for the transaction; and

  –
  within 12 months following the termination of the merger agreement Business Objects enters into an agreement with respect to an acquisition of Business Objects and an acquisition is completed within 24 months following termination of the merger agreement, provided that the termination fee will be payable only upon the completion of an acquisition of Business Objects.

        An "acquisition" with respect to Business Objects includes the following transactions:

  •
  a merger or other transaction pursuant to which Business Objects' shareholders immediately prior to such transaction hold less than 51% of the aggregate ownership in the surviving corporation;

  •
  a sale or other disposition of assets constituting more than 50% of the fair market value of Business Objects' business immediately prior to such transaction; or

  •
  the acquisition by any person or group of beneficial ownership of more than 50% of the voting power of the outstanding shares of Business Objects' capital stock.

Costs and Expenses

        In general, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses whether or not the transaction is completed, except those expenses incurred in connection with making the required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other similar foreign merger notification laws will be shared equally by Business Objects and Crystal Decisions.

Amendment, Extension and Waiver

        The parties to the merger agreement may amend the merger agreement in writing by action taken by their respective boards of directors at any time subject to applicable law, but, after approval of the merger agreement by Business Objects shareholders, no amendment may be made that by law or the rules of the Nasdaq National Market requires further approval by Business Objects' shareholders without the further approval of those shareholders.

        At any time before the completion of the transaction, each party may by action taken by their respective boards of directors, subject to applicable law:

  •
  extend the time for the performance of any obligations or other acts of the other parties;

  •
  waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

  •
  waive compliance with any of the agreements or conditions contained in the merger agreement.

RELATED AGREEMENTS

        The following is a summary of the material terms of the additional agreements that Business Objects, Crystal Decisions and some of their shareholders entered into in connection with the merger agreement but does not purport to describe all of the terms of these agreements. The provisions of these agreements are complicated and not easily summarized. This summary may not contain all of the information about these additional agreements that is important to you. The full text of some these agreements are attached as annexes to this document and are incorporated herein by reference and we encourage you to read them carefully in their entirety for a more complete understanding of these agreements.

Stockholders Agreement

        In connection with the execution of the merger agreement, Business Objects, New SAC, and affiliates of Silver Lake, Texas Pacific Group, August Capital and certain other shareholders of New SAC entered into a stockholders agreement which will become effective upon the completion of the transaction. The stockholders agreement sets forth the rights and obligations of the parties to the stockholders agreement with respect to various corporate matters of Business Objects following the consummation of the transaction. Upon completion of the transaction, it is expected that New SAC and its affiliates will beneficially own between 23% and 26% of the outstanding Business Objects shares.

        Standstill Restrictions.    Under the terms of the stockholders agreement, New SAC and its shareholders have agreed to some restrictions referred to as standstill restrictions. Subject to exceptions, until New SAC and its shareholders cease to collectively beneficially own 10% or more of the then-outstanding Business Objects shares, New SAC and its shareholders have agreed that they would not, among other things:

  •
  purchase or acquire additional Business Objects shares if such acquisition would result in New SAC and its shareholders beneficially owning more than:

  –
  the number of Business Objects shares that they collectively beneficially owned upon completion of the transaction, plus

  –
  the number of Business Objects shares that they acquire during any period for which the standstill restrictions are suspended (as further described below);

  •
  join or in any way participate in or encourage the formation of a group with any person or entity (other than with each other or their affiliates) with the purpose or effect of changing or influencing the control of Business Objects;

  •
  make or in any way participate in, directly or indirectly, any solicitation of proxies, including participating in any election contest of Business Objects, or otherwise communicate with the shareholders of Business Objects (other than to each other or to their affiliates) in connection with or in relation to a proxy solicitation;

  •
  advise or seek to influence any person or entity (other than each other or their affiliates) with respect to the voting of any voting stock of Business Objects;

  •
  initiate or propose one or more shareholder proposals at a meeting of the Business Objects shareholders;

  •
  call, request or otherwise attempt to convene or cause management of Business Objects to convene a meeting of the shareholders of Business Objects;

  •
  initiate, propose or solicit any proposal with respect to:

  –
  any merger, consolidation or business combination involving Business Objects;

  –
  any tender or exchange offer for equity securities of Business Objects;

    –
    any sale or purchase of a substantial amount of the assets of Business Objects;

    –
    any purchase of equity securities of Business Objects (other than as permitted in the first bullet above); or

    –
    any dissolution, liquidation, reorganization or recapitalization or similar business transaction involving Business Objects; or

  •
  deposit any shares of voting stock of Business Objects in a voting trust or subject any such voting stock to any arrangement or agreement with respect to the voting of such voting stock (other than arrangements or agreements solely involving each other or their affiliates).

        The stockholders agreement provides that upon the occurrence of any of the following events, the standstill restrictions described above will be suspended:

  •
  Business Objects agrees to enter into an agreement for, or makes a public announcement of its intention to pursue, or the Business Objects board of directors authorizes management to solicit proposals from third parties for:

  –
  the sale or other disposition of 33 1/3% or more of Business Objects' outstanding shares;

  –
  the sale or disposition of all or substantially all of Business Objects' assets or a similar sale or change of control transaction; or

  –
  any merger, consolidation or other similar business combination transactions that:

  •
  result in the outstanding Business Objects shares being converted into cash or securities of another entity;

  •
  would result in a third party beneficially owning, when combined with any other Business Objects shares owned by such third party, 33 1/3% or more of the then-outstanding Business Objects shares; or

  •
  would result in all or a substantial portion of Business Objects' assets being sold to any entity;

  •
  the public announcement of a proposal by a third party (other than Business Objects, New SAC or its shareholders or any of their affiliates) to acquire voting stock of Business Objects (including pursuant to a tender or exchange offer or merger), which, if successful, would result in such third party beneficially owning, when combined with any other voting stock of Business Objects owned by such third party, 33 1/3% or more of the outstanding voting stock of Business Objects; provided, however, that the Business Objects board of directors either has approved or recommended that the shareholders of Business Objects accept such offer, or has not rejected or recommended that the shareholders of Business Objects refrain from accepting such offer;

  •
  a third party successfully consummates a proposal of the type described above; or

  •
  the Business Objects board of directors adopts a plan of liquidation or dissolution with respect to Business Objects.

        The stockholders agreement provides that the standstill restrictions will be reinstated upon the discontinuance of the event or events that lead to the suspension of the standstill restrictions.

        Transfer Restrictions.    Under the terms of the stockholders agreement, during the initial 90-day period following the completion of the transaction, referred to as the initial lock-up period, New SAC may not transfer any Business Objects shares that it receives in connection with transaction.

        At any time following the initial lock-up period, New SAC may distribute all or a portion of the Business Objects shares it receives in connection with the transaction to its shareholders. In addition, at any time following the initial lock-up period, New SAC and, to the extent that New SAC distributes the Business Objects shares to its shareholders, each of its shareholders, may transfer all or a portion of the shares held by it to any permitted transferee of such party. In the stockholders agreement, the term permitted transferee generally means:

  •
  any controlled affiliate (other than an individual) of such party or any affiliate (other than an individual) which controls such party; or

  •
  any stockholder, general or limited partner, director, officer, managing or non-managing member or employee of such party or controlled affiliate of such party.

Each permitted transferee will be required, as a condition to such transfer, to sign an assumption agreement, to become a party to the stockholders agreement and subject to all of its terms, including the transfer restrictions.

        Under the terms of the stockholders agreement, during the period commencing as of the end of the 90-day initial lock-up period and ending one year later, New SAC and its shareholders agreed that they would not collectively transfer more than 7.5% of the then-outstanding Business Objects shares in the aggregate during any six-month period. Any Business Objects shares transferred by New SAC to its shareholders through a distribution or transferred by New SAC or its shareholders to any of their permitted transferees during the six-month period will not be counted against this 7.5% volume limitation. In addition, this 7.5% volume limitation excludes any Business Objects shares that New SAC or its shareholders sell during the six-month period pursuant to underwritten public offerings.

        Further, during the period commencing as of the end of the 90-day initial lock-up period and ending one year later, New SAC and its shareholders agreed that they would not collectively transfer more than 15% of the then-outstanding Business Objects shares in the aggregate during any six-month period. Any Business Objects shares transferred by New SAC to its shareholders through a distribution or transferred by New SAC or its shareholders to any of their permitted transferees during the six-month period will not be counted against this 15% volume limitation. Any Business Objects shares sold by New SAC or its shareholders in underwritten offerings during each six month period will count against this 15% volume limitation.

        Following the initial lock-up period, and subject to the transfer restrictions described above, New SAC and its shareholders may transfer the Business Objects shares acquired in connection with the transaction in the following ways:

  •
  in compliance with rules 144 and 145 under the Securities Act;

  •
  pursuant to any public offerings (underwritten or otherwise) or any other resale under an effective registration statement;

  •
  in private transactions subject to applicable exemptions from the registration requirements of the Securities Act to individuals or entities that have not filed and will not have to file:

  –
  a Schedule 13D under the Exchange Act with the SEC; provided that no more than 5% of the then-outstanding Business Objects shares may be transferred to any such individual or entity in a single transaction or series of transactions; or

  –
  a Schedule 13G under the Exchange Act with the SEC that discloses beneficial ownership of 10% or more the then-outstanding Business Objects shares; provided that no more than 5% of the then-outstanding Business Objects shares may be transferred to any such individual or entity in a single transaction or series of transactions;

  •
  in private transactions subject to applicable exemptions from the registration requirements of the Securities Act to individuals or entities that have filed or will have to file:

  –
  a Schedule 13D under the Exchange Act with the SEC provided that no more than 5% of the then-outstanding Business Objects shares may be transferred to any such individual or entity in a single transaction and that prior to any such transfer, the shareholder will have offered Business Objects a right of first refusal on such transfer; or

  –
  a Schedule 13G under the Exchange Act with the SEC that discloses beneficial ownership of 10% or more the outstanding shares; provided that no more than 5% of the then-outstanding Business Objects shares may be transferred to any such individual or entity in a single transaction and that prior to any such transfer, the shareholder will have offered Business Objects a right of first refusal on such transfer;

  •
  in transactions outside the United States subject to applicable exemptions from the registration requirements of the Securities Act;

  •
  pursuant to any tender or exchange offer or any merger, consolidation, sale or other business combination transaction involving Business Objects;

  •
  pursuant to any distributions by New SAC to its shareholders;

  •
  pursuant to any transfer by New SAC or a shareholder of New SAC to its permitted transferees; or

  •
  in bona fide transactions that constitute a hedge against changes in the market price of the shares.

        New SAC and its shareholders are subject to the transfer restrictions set forth in the stockholders agreement until they cease to collectively beneficially own 10% or more of the then-outstanding Business Objects shares.

        Registration Rights.    Under the stockholders agreement, during the period commencing after the initial lock-up period and ending on the 10-year anniversary of the consummation of the transaction, New SAC and, to the extent that New SAC distributes Business Objects shares to its shareholders, each of Silver Lake, Texas Pacific Group and August Capital, can demand that Business Objects effect the registration of all or a part of such party's Business Objects shares. None of New SAC, Silver Lake or Texas Pacific Group may exercise its demand rights on more than two occasions. August Capital may only exercise its demand right on one occasion. Business Objects is not obligated to file a registration statement relating to any such demand request if, among other things:

  •
  Business Objects would have to file such registration statement within a period of 180 days after the effective date of any other registration statement relating to any other registration request permitted under the stockholders agreement;

  •
  the requested registration involves:

  –
  a registration on a form other than Form S-3 or an underwritten offering; and

  –
  the Business Objects shares to be registered would be sold to the public at an aggregate price of less than $20.0 million; or

  •
  the Business Objects shares to be registered would be sold to the public at an aggregate price of less than $5.0 million.

        In addition to the demand rights discussed above, during the same time period, New SAC and, to the extent that New SAC distributes Business Objects shares to its shareholders, each of Silver Lake, Texas Pacific Group and August Capital, may request that Business Objects effect the registration of all or a part of such party's Business Objects shares on a Form S-3. Business Objects is not obligated to file a registration statement relating to any such Form S-3 request if, among other things:

    •
    Business Objects has, within the 12-month period preceding the date of such request, already effected two registration statements, pursuant to requests made under the stockholders agreement;

    •
    the use of a Form S-3 is not available to Business Object for such registration;

    •
    the requested registration involves an underwritten offering, and the Business Objects shares to be registered would be sold to the public at an aggregate price of less than $20.0 million; or

    •
    the Business Objects shares to be registered would be sold to the public at an aggregate price of less than $5.0 million.

        In addition to the above demand and Form S-3 registration rights, Business Objects agreed, subject to exceptions, to include the Business Objects shares held by New SAC, its shareholders or any of their permitted transferees on any registration statement that Business Objects files after the initial lock-up period. In the case of an underwritten offering, the amount of cutbacks is subject to the managing underwriter. However, if the managing underwriter limits the number of shares that can be included in any underwritten offering initiated by Business Objects, the shares to be offered by Business Objects would be included prior to the shares being offered by New SAC, its shareholders and their permitted transferees. Further, the shares to be offered by New SAC would be included prior to the shares being offered by New SAC's shareholders and their permitted transferees.

        New SAC, its shareholders and their permitted transferees will cease to retain registration rights on the earlier of:

  •
  the 10-year anniversary of the completion of the transaction; or

  •
  such time that all of the Business Objects shares held by the registration rights holders cease to be registrable securities.

        Board Representation.    Under the terms of the stockholders agreement, upon completion of the transaction, subject to applicable law, New SAC may designate one person to be a director on the Business Objects board of directors; provided that such designee must be reasonably satisfactory to Business Objects. Subject to exceptions, any person who is a managing director of Silver Lake Partners, L.P., as of the date of the stockholders agreement, has been deemed to be satisfactory to Business Objects and the Business Objects board of directors for such purpose.

        Business Objects agreed to increase the size of the its board of directors and to take certain other actions, including, subject to applicable law, to cause David J. Roux (or such other individual as is designated by New SAC) to be New SAC's initial board representative, to be elected by Business Objects' shareholders.

        New SAC will lose its right to designate a member of the Business Objects board of directors when New SAC and its shareholders collectively beneficially own less than 10% of the then-outstanding Business Objects shares. In the event that New SAC distributes the Business Objects shares it receives in connection with the transaction to its shareholders, New SAC may assign its right to designate the board representative to Silver Lake.

        A copy of the stockholders agreement is attached as Annex B this document. You should read it in its entirety.

Support Agreements

        New SAC Support Agreement.    In connection with the execution of the merger agreement, Business Objects, Borg Merger Sub I, Business Objects Americas, Borg Merger Sub III, and New SAC entered into a support agreement, under which New SAC, as the sole stockholder of SSCH, agreed to cause SSCH to deregister as an exempted limited liability company under the laws of the Cayman Islands and to domesticate as a Delaware corporation. On July 21, 2003, SSCH filed a certificate of domestication and a certificate of incorporation with the Secretary of State of the State of Delaware and became a Delaware corporation.

        Under the terms of the New SAC support agreement, immediately following the domestication of SSCH, New SAC agreed to deliver to Business Objects an action by written consent approving the merger agreement and approving the mergers to which SSCH is a party. New SAC delivered the action by written consent to Business Objects on July 22, 2003. As of July 22, 2003, New SAC beneficially owned 2,000 shares of SSCH's common stock representing 100% of the voting power of SSCH.

        Under the terms of the New SAC support agreement, New SAC also granted Bernard Liautaud and John Olsen of Business Objects an irrevocable proxy to vote all of the shares of SSCH capital stock beneficially owned by New SAC as of the date of the New SAC support agreement and any shares of SSCH capital stock acquired by New SAC prior to the termination of the New SAC support agreement:

  •
  in favor of the approval and adoption of the merger agreement and the approval of the mergers to which SSCH is a party;

  •
  against approval of any proposal made in opposition to, or in competition with, the mergers to which SSCH is a party; and

  •
  against any actions (other than those actions that relate to the mergers to which SSCH is a party and the related transactions) that are intended to, or could reasonably be expected to impair the ability of SSCH to complete the mergers to which SSCH is a party.

        The New SAC support agreement will terminate on the earliest of:

  •
  termination of the merger agreement;

  •
  completion of the first SSCH merger; or

  •
  agreement by the parties to terminate the New SAC support agreement.

        In addition, prior to the termination of the New SAC support agreement, New SAC agreed that it would not, without the written consent of Business Objects:

  •
  sell, transfer or otherwise dispose of any shares of SSCH capital stock beneficially owned by New SAC as of the date of the New SAC support agreement and any shares acquired by New SAC prior to the termination of the New SAC support agreement;

  •
  grant any proxy, power of attorney, or enter into a voting agreement or arrangement;

  •
  take any other action that would make any representation or warranty of New SAC untrue or incorrect or have the effect of preventing or disabling New SAC from performing its obligations under the New SAC support agreement; or

  •
  enter into any agreement or arrangement providing for any of the actions described above.

        A copy of the New SAC support agreement is attached as Annex C to this document. You should read it in its entirety.

        SSCH Support Agreement.    In connection with the execution of the merger agreement, Business Objects, Borg Merger Sub I, Business Objects Americas, Borg Merger Sub III, and SSCH entered into a support agreement, under which SSCH, as the majority stockholder of Crystal Decisions, agreed to deliver to Business Objects an action by written consent approving the merger agreement and approving the mergers to which Crystal Decisions is a party. SSCH delivered the action by written consent to Business Objects on July 18, 2003. As of July 18, 2003, SSCH beneficially owned 75,001,000 shares of Crystal Decisions common stock representing 98.6% of the voting power of Crystal Decisions.

        Under the terms of the SSCH support agreement, SSCH also granted Bernard Liautaud and John Olsen of Business Objects an irrevocable proxy to vote all of the shares of Crystal Decisions common stock beneficially owned by SSCH as of the date of the SSCH support agreement and any shares of Crystal Decisions common stock acquired by SSCH prior to the termination of the SSCH support agreement:

  •
  in favor of the approval and adoption of the merger agreement and the mergers to which Crystal Decisions is a party;

  •
  against approval of any proposal made in opposition to, or in competition with, the mergers to which Crystal Decisions is a party; and

  •
  against any actions (other than those actions that relate to the mergers to which Crystal Decisions is a party and the related transactions) that are intended to, or could reasonably be expected to impair the ability of Crystal Decisions to complete the mergers to which Crystal Decisions is a party.

        The SSCH support agreement will terminate on the earliest of:

  •
  termination of the merger agreement;

  •
  completion of the first Crystal Decisions merger; or

  •
  agreement by the parties to terminate the SSCH support agreement.

        In addition, prior to the termination of the SSCH support agreement, SSCH agreed that it would not, without the written consent of Business Objects:

  •
  sell, transfer or otherwise dispose of any shares of Crystal Decisions common stock beneficially owned by SSCH as of the date of the SSCH support agreement and any shares acquired by SSCH prior to the termination of the SSCH support agreement;

  •
  grant any proxy, power of attorney, or enter into a voting agreement or arrangement;

  •
  take any other action that would make any representation or warranty of SSCH untrue or incorrect or have the effect of preventing or disabling SSCH from performing its obligations under the SSCH support agreement; or

  •
  enter into any agreement or arrangement providing for any of the actions described above.

        A copy of the SSCH support agreement is attached as Annex D this document. You should read it in its entirety.

Voting Agreements

        In connection with the execution of the merger agreement, each of the directors and certain executive officers of Business Objects entered into voting agreements with Crystal Decisions and Business Objects, under which each granted Eric Patel and Susan J. Wolfe of Crystal Decisions an irrevocable proxy to vote all of the voting securities of Business Objects beneficially owned by such individual as of the date of the voting agreements and any voting securities acquired by such individual prior to the termination of the voting agreements:

  •
  in favor of the mergers and such other matters as Business Objects reasonably believes are necessary to be approved under applicable law to complete the transaction; and

  •
  against any actions (other than those actions that relate to the transaction) that would adversely affect Business Objects' ability to complete the transaction without material delay.

        As of July 18, 2003, these shareholders of Business Objects collectively held approximately 1,780,900 ordinary shares of Business Objects representing approximately 2.82% of the voting power of Business Objects.

        The voting agreements will terminate on the earliest of:

  •
  termination of the merger agreement;

  •
  completion of the transaction; or

  •
  agreement by the parties to terminate the voting agreement.

        In addition, these shareholders of Business Objects have agreed in the voting agreements that they will not, without the written consent of Crystal Decisions:

  •
  sell, transfer or otherwise dispose of any Business Objects shares beneficially owned by them as of the date of the voting agreement and any shares acquired by them prior to the termination of the voting agreements;

  •
  grant any proxy, power of attorney, or enter into a voting agreement or arrangement;

  •
  take any other action that would make any representation or warranty of the shareholders untrue or incorrect or have the effect of preventing or disabling them from performing their obligations under the voting agreement; or

  •
  enter into any agreement or arrangement providing for any of the actions described above.

        A form of the voting agreement is attached as Annex E to this document. You should read it in its entirety.

Indemnification Letter Agreement

        In connection with the November 2000 transactions in which New SAC acquired 75,001,000 shares of Crystal Decisions common stock, New SAC and its affiliates, including Crystal Decisions, agreed to assume and indemnify VERITAS and its affiliates for substantially all liabilities arising in connection with operating assets of Seagate Technology, Inc. and Crystal Decisions and for selected tax liabilities. Further, in July 2002, Crystal Decisions and SSCH entered into a reimbursement agreement with Seagate Technology and its affiliates which allocates the respective liabilities and obligations of the parties under the indemnification agreement. For indemnification obligations other than tax liabilities, the parties agreed that the responsible entity will reimburse any entity that satisfies the obligation on its behalf. For a more complete description of the November 2000 transactions and the indemnification and reimbursement agreements, please see the section entitled "Crystal Decisions Management—Crystal Decisions' Relationships and Arrangements with New SAC, Seagate Technology, Its Officers and Its Directors—Sale of Seagate Technology" beginning on page 203 of this document.

        In connection with the execution of the merger agreement, New SAC entered into an indemnification letter agreement with Crystal Decisions whereby New SAC agreed to reimburse Crystal Decisions and SSCH (and Business Objects as the successor to those parties upon completion of the transaction) for any claims arising prior to March 31, 2006 and related to tax matters under the reimbursement agreement or the indemnification agreement. The indemnification letter agreement becomes effective upon completion of the transaction and has no force or effect prior to such date.

BUSINESS OBJECTS BUSINESS

        This section contains selected information about the business of Business Objects. This section may not contain all the information about the business of Business Objects that is important to you. For more information, you should review Business Objects' filings with the SEC that are incorporated herein by reference. See the section entitled "Where You Can Find More Information" beginning on page     •    of this document.

Business Objects

        Business Objects S.A. is a leading worldwide provider of business intelligence, or BI, solutions. It develops, markets and distributes software that enables organizations to track, understand and manage enterprise performance within and beyond the enterprise to make better, more informed business decisions. Users can view and interact with key performance indicators in a dashboard, create new queries or reports, access catalogs of reports and do simple or complex analysis of the data. Instead of struggling with complex and technical database terminology, users interact with data using business representations of information, or "business objects", with which they are familiar. This patented technology is commonly referred to as the "semantic layer." Business Objects' products are designed to be easy to use and architected to be secure, scalable and extensible.

        Business Objects was incorporated in France in 1990. Its principal executive offices are located at 157-159, rue Anatole France, Levallois-Perret, France and 3030 Orchard Parkway, San Jose, California. Its web site is www.businessobjects.com.

Business Strategy

        Business Objects' business strategy is focused on four key areas:

        Lead the market in enterprise standardization.    Companies are beginning the phase of selecting a business intelligence solution for enterprise standardization and this is a significant business opportunity. As enterprises realize the benefits of deploying business intelligence software, they look to standardize on a single enterprise-wide solution that can maximize their return on investment. To capitalize on this opportunity, Business Objects intends to ensure that its software can be used throughout the enterprise by the maximum number of users.

        Offer a best-of-breed, end-to-end, business intelligence stack.    Business Objects believes that corporations are increasingly looking to source all the components necessary for their business intelligence deployment from a single supplier. In 2002, Business Objects acquired Acta Technology Inc., a privately held data integration software vendor. Data integration software, often referred to as Extraction, Transformation and Loading, or ETL, software, is used to extract data from corporate databases and enterprise applications. The software then transforms the data into the desired format and loads it into a data warehouse or data marts for reporting and analysis by business intelligence software. Business Objects intends to continue to integrate this software into its overall offering to provide a tightly integrated solution for customers looking to meet all their business intelligence requirements from a single supplier—from data integration to business intelligence platform to analytic applications.

        Expand the analytic applications strategy.    Business Objects believes that corporate information technology, or IT, departments are providing their users with packaged solutions to their business intelligence needs through both the purchase of off-the-shelf analytic applications and the development of applications in-house. Business Objects meets this dual need for "build and buy" by providing an analytic applications framework consisting of BusinessObjects Application Foundation, a software tool for building packaged applications and a set of thirteen pre-packaged application modules built using Application Foundation and grouped into the five domains of: Customer Intelligence; Product and Service Intelligence; Supply Chain Intelligence; Human Resources Intelligence and Finance Intelligence.

        Exploit the wave of Enterprise Performance Management (EPM).    One significant application of BI technology is EPM. EPM is the combination of BI, metrics and methodologies to improve enterprise performance. EPM has become a significant force in the market due to a number of factors. First, the economic downturn is driving the focus on operational dashboards to help companies more closely monitor their performance. Second, there is a general increase in demand for financial transparency and control. Third, there is pressure for companies to show a real return on their investments in Enterprise Resource Planning, or ERP, and Customer Relationship Management, or CRM, systems. Lastly, while the concepts of EPM are not new, the ability for companies to implement EPM applications is finally possible. Today, the enabling infrastructure of data warehouses and ERP/CRM systems are in place to make EPM meaningful. Business Objects believes that it is well-positioned to take advantage of the interest in EPM applications.

Products

        Business Objects offers a complete suite of business intelligence software, which includes data integration, query, reporting, online analytical processing, information broadcasting, business alerts for end users, analytic application framework and pre-packaged analytic applications. It also includes administration tools that enable information technology professionals to set up and deploy its products across the enterprise. To provide greater flexibility, the software can be deployed in web, Windows or mobile environments. In April 2003 Business Objects released the newest version of its complete product suite, Business Objects Enterprise 6.

        Business Objects™ Enterprise 6 is the new suite of integrated business intelligence (BI) products from Business Objects. Enterprise 6 builds upon the industry's leading BI platform to enable organizations to track, understand, and manage their enterprise performance. It is the business intelligence industry's only product suite that features best-of-breed technologies tightly integrated to deliver a complete end-to-end, enterprise-class BI solution. Enterprise 6 represents the most comprehensive suite of integrated BI technology available on the market today, and it offers an excellent platform for organizations looking to standardize on a single BI solution so as to reduce total cost of ownership.

        Enterprise 6 is an update to the entire Business Objects product line, which was commercially released in April 2003. It encompasses the Business Objects BI platform, data integration products, and enterprise analytic applications and provides organizations with:

        Integrated Query, Reporting, and Analysis.    Enterprise 6 presents organizations with a consistent basis for decision making, meeting the needs of all users through a wide range of deployment options.

        Intelligent Information Delivery.    Enterprise 6 offers cost-effective and reliable BI distribution (tailored to the individual) for the enterprise and beyond.

        Centralized Security, Administration, and Auditing.    With Enterprise 6, security, administration, and system auditing are centrally managed to allow reduced development, deployment, and maintenance timeframes that ultimately lower total cost of ownership.

        Enterprise 6 includes updates to all products within Business Objects' BI platform, including: Business Objects, WebIntelligence®, InfoView, Broadcast Agent, Designer, Supervisor, Developer Suite, and Auditor. It provides the most sophisticated, yet easy-to-use, web reporting solution on the market enabling customers to benefit from an even lower total cost of ownership through enhanced enterprise deployment capabilities.

        Enterprise 6:

  •
  Remains the leading integrated end-user query, reporting, and analysis environment available on the market today.

  •
  Provides enhanced web reporting and analysis capabilities, bringing more traditional full-client analytical power to large communities of thin-client users.

  •
  Reduces time to value and total cost of ownership by tightly integrating the metadata between data integration products and the business intelligence platform to provide an integrated, end-to-end BI environment.

  •
  Allows organizations to track key business metrics through management dashboards and receive alerts on changes in real time.

  •
  Makes it easier and faster for customers to deploy customized business intelligence solutions and embed them into web applications and enterprise portals.

  •
  Makes it easier than ever to create custom dashboards to support enterprise performance management strategies.

  •
  Provides the most comprehensive suite of analytic applications which allow companies to build customized analytic solutions through Business Objects' application foundation framework, or buy best-practice pre-packaged analytics from Business Objects. These applications are supported by powerful analytic engines which provide for segmentation, business rules and alerts, and predictive analysis capabilities.

  •
  Supports leading performance management initiatives such as Balanced Scorecard©, Six Sigma, and Enterprise Performance Management, through enhanced dashboarding and scorecarding capabilities, including the ability to connect corporate strategies with goals and metrics management throughout the organization.

Data Integration

        A key component of BusinessObjects™ Enterprise 6, BusinessObjects Data Integrator enables organizations to integrate data from multiple disparate enterprise systems to create and load a high-performance data warehouse.

        Data Integrator helps organizations create an agile infrastructure by:

  •
  Managing metadata and providing impact analysis across the BI platform

  •
  Providing high-performance data warehousing products that simplify complex integrations

  •
  Integrating more data in less time

  •
  Supporting the IT infrastructure of large enterprises

        Data Integrator provides enterprise-class performance, easy administration, and ease of use for IT users. Combined, these capabilities ultimately lead to faster deployment times and a lower cost of ownership.

Services

        Post-Sales Customer Support and Software Maintenance.    Business Objects' five customer support centers (Americas—San Jose and Atlanta, USA; Europe—Maidenhead, United Kingdom; and Asia/Pacific—Tokyo, Japan and Sydney, Australia) are staffed by highly trained support engineers who answer customer inquiries by telephone and email. All customer support centers use a common global case tracking, knowledge base and problem reporting system designed to enable engineers to share their knowledge and experience, improve the quality of responses to customers, and reduce response time for customer inquiries. Business Objects' value-added resellers, systems integrators, consulting partners and distributors, supported by its regional support centers, may also provide technical support.

        Business Objects offers two levels of customer support programs, Standard and Premium Support, to better meet customers' needs. All registered support customers who are current on their maintenance plan have access 24 hours a day, 7 days a week to Business Objects' online customer support website. This website provides customers with access to up-to-date technical information and helps customers independently resolve inquiries. Customers can query multiple technical repositories to find a solution to their inquiries, participate in an online forum to discuss their business intelligence strategies or issues with other users, download service packs and documentation or log a case directly from the site to their local support center. Premium customers are assigned a specific team of customer advocates who focus on the customer's individual deployment and provide extended service hours.

        Software maintenance releases and post-sales technical support are provided to customers for an annual maintenance fee, which is charged in addition to the initial product license fee.

        Customer Education and Training.    Business Objects offers a comprehensive education and training program to customers and third-party consultants who support its products. Business Objects Education Services encourages customers to follow its recommended approach to training to ensure that customers get the most value out of their BI investment. The approach starts with a training program to plan for maximizing business value by training both IT and end users through the appropriate education services and delivery options, as well as providing the right services for continuous on-demand learning. This comprehensive plan enables each audience to obtain the knowledge and skills needed to minimize training time, maximize solution capabilities, and increase overall business value.

        Education Services offers training via standard or customized courses delivered through classroom and/or on-site training as well as virtual classrooms delivered via webcasts. Business Objects recently launched Knowledge Accelerator, a new web-based learning solution. Knowledge Accelerator can be customized to meet the specific needs of end users of different skill levels within an organization. It allows customers to quickly deploy out-of-the-box training and performance support on a variety of Business Objects products via their intranet, server, or on a CD.

        As users become proficient with Business Objects products, they can benefit from continuous learning on a variety of topics to keep up with the evolution of the products and continue to maximize the value they get from BI. These courses are offered as a series of webcasts on specific topics such as technical updates, migration training, optimization best practices, and custom sessions.

        Consulting Services.    Business Objects' consulting services provide expertise in the design, development and deployment of enterprise BI systems that meet the technical and business requirements of its customers. Consulting resources are located in major countries around the world, supplemented by third-party certified consulting partners. With in-depth knowledge of enterprise BI systems, analytic application deployment and data integration, its consultants ensure that customers can quickly benefit from the business value that BI systems provide.

        Business Objects' worldwide consulting organization has developed three main consulting practices to support the deployment of its product line—its enterprise business intelligence practice, analytic applications practice and data integration practice. Each practice area shares a common consulting methodology and best practices to allow delivery of an end-to-end BI solution that is scalable, reliable and delivers measurable business value. Its consultants have implemented BI systems into multiple vertical markets. Consulting services are generally charged to a customer on a per consultant per day basis.

Sales and Marketing

        Business Objects markets and sells its products and services directly through its direct sales organizations and indirectly through sales channels, such as value-added resellers, system integrators, consulting partners and distributors. Its sales and marketing organization is comprised of sales teams, each consisting of employees engaged in field sales, field technical support and field marketing. Each sales and marketing organization is responsible for the coordination of both direct and indirect sales in its assigned territory. Business Objects believes that focusing direct sales efforts on identified customers while supporting indirect sales channels to service its channel partners' customers maximizes the utilization of its direct sales personnel.

        Business Objects' sales cycle varies from customer to customer, typically requiring several months from the time of initial contact until closing a sale. For large customers or larger deals, the sales cycle can be over a year.

        To support its sales efforts, Business Objects conducts marketing programs, including advertising, direct mail, public relations, web-based and face-to-face seminars and demonstrations at customer sites and at its offices, appearances at trade shows and ongoing customer communications programs and events.

Product Development

        Business Objects believes that innovation, timeliness of product releases and high product quality are essential to maintain a competitive position. Consequently, it dedicates considerable resources to development efforts to enhance existing products and to develop new products. To date, Business Objects has relied primarily on internal development of its products, but has in the past and may in the future continue to license or acquire technology or products from third parties. The product development group is responsible for the design, development and release of product enhancements, upgrades and new products and is based primarily in Levallois-Perret, France, with a significant team in San Jose, California, and smaller groups located in Canada, the U.K. and, through an independent third party, India. Research and development expenses were $75.0 million in 2002, $55.2 million in 2001 and $40.7 million in 2000.

Customers

        As of June 30, 2003, Business Objects had sold to more than 18,000 customers in over 80 countries. Its customers represent a wide, cross-industry spectrum of corporations and major governmental and educational institutions. During each of the last three fiscal years, no customer accounted for 10% or more of consolidated revenues. A partial list of customers, by industry segment, who have made purchases of software licenses in excess of $100,000 in 2002 include:

Consumer/Retail	Healthcare/Pharmaceuticals	Transportation/Automotive	Technology
7-Eleven America Online Anheuser-Busch Burger King Coors Brewing Company General Mills Home Shopping Network Kraft Foods Neiman Marcus TruServ Unilever Vivendi	Astra Zeneca Blue Cross Blue Shield CareFirst of Maryland, Inc. Delta Dental GlaxoSmithKline Medtronic Pfizer, Inc. Philips Medical Systems	Air France
Audi AG
The Boeing Company
Canadian Pacific Railway
Central Japan Railway
Daimler Chrysler
Japan Airlines Co. LTD
Peugeot Citroen Automobiles
Virgin Atlantic Airways Ltd.
Volvo
		Yamaha Motor Corporation	Brocade Cisco Systems Hewlett-Packard Hitachi Data Systems Ingram Micro Mercury Interactive Sanyo Electric Sharp Corporation Toshiba

Telecommunications	Government/Educational	Financial Services/Insurance
BellSouth Cingular Nextel Communications Nokia Telecom Italia Mobile Telefonica De Espana US CellularVodafone Voicestream	French Ministry of Agriculture
Stanford University
State of Louisiana
State of Vermont
United Nations
University of Pennsylvania
U.S. Department of Commerce
U.S. Department of Justice
U.S. Food & Drug Administration
	Societe De La Bourse	Abbey National PLC Banco Do Brasil Banque De France Citibank Credit Suisse First Boston Dresdner Bank ING Bank JP Morgan Chase National Australia Bank Royal & Sun Alliance Insurance Wells Fargo

Competition

        The market for Business Objects' software is highly competitive, rapidly evolving and subject to rapidly changing technology. Business Objects competes principally with providers of business intelligence software, analytic applications, query and reporting software, ETL software and data warehousing software. Its direct competitors for business intelligence suites include Actuate Corporation, Brio Software, Inc., Cognos Incorporated, Crystal Decisions, MicroStrategy, Inc. and Oracle Corporation. Business Objects also indirectly competes with suppliers of enterprise application software encompassing both enterprise resource planning and customer relationship management, including Microsoft Corporation, Siebel Systems, Inc., PeopleSoft, Inc., SAP AG and Oracle Corporation. Competitors for analytic applications include: Cognos Incorporated, E.piphany, Inc., Hyperion Solutions Corporation, SAS Institute and SAP AG. Competitors for ETL products include Informatica Corporation, Ascential Software Corporation and Sagent. A number of Business Objects' competitors and potential competitors have significantly greater financial and other resources than it has, which may enable them to more effectively address more effectively new competitive opportunities. In addition, some of Business Objects' competitors, particularly companies that offer relational database management software systems and enterprise resource planning software systems, have well-established relations with some of its existing and targeted customers.

        Business Objects believes that the principal competitive factors that impact the market it serves include: price, performance, scalability, ease of use, functionality, product architecture, product quality and reliability, scope of distribution, customer support and name recognition. Business Objects believes that it is successfully addressing each of these competitive factors. Nonetheless, it expects to face increasing competitive pressures from both current and future competitors in the markets it serves.

BUSINESS OBJECTS MANAGEMENT

Information about Nominees, Other Directors and Executive Officers Following the Transaction

        Set forth below is information regarding the current directors and executive officers of Business Objects whose term of office is expected to continue after the meeting. In addition, in accordance with the terms of the merger agreement, Business Objects proposes to increase the size of its board of directors by one member, and has nominated David J. Roux, who is currently a director of Crystal Decisions, for appointment to Business Objects' board of directors. Further, certain of the current executive officers of Crystal Decisions may become executive officers of the combined company after the completion of the transaction. For more information about Mr. Roux and the current executive officers of Crystal Decisions, see the section entitled "Crystal Decisions Management" beginning on page 185 of this document.

Name	Age	Principal Occupation and Business Experience
Bernard Liautaud	41	Chairman of the Board and Chief Executive Officer. Mr. Liautaud is a founder of Business Objects and has served as chairman of the board and chief executive officer of Business Objects since its inception in August 1990. Prior to the founding of Business Objects, Mr. Liautaud was the Sales Marketing Manager with Oracle France. Mr. Liautaud is the son-in-law of Mr. Silverman, a director of Business Objects. Mr. Liautaud does not hold directorships other than in subsidiaries of Business Objects, including Business Objects (U.K.) Ltd., Business Objects Schweiz A.G., Business Objects Nihon B.V., Business Objects Belux N.V., Business Objects Deutschland GmbH, Business Objects Iberica S.L., Set Analyzer Ltd., Business Objects Canada Inc., Business Objects Canada Co., Business Objects Holding Inc., Business Objects Data Integration Inc., Acta Technology GmbH, Acta Benelux B.V. and Acta Technology Ltd. Mr. Liautaud's term of office on the board of directors will expire in 2006.
Bernard Charlès	46
		President of Dassault Systèmes. Mr. Charlès has been President of Dassault Systèmes, a worldwide leader in computer aided design (CAD), since September 1995. From 1988 to September 1995, he was president of the Dassault Systèmes Research & Development. Mr. Charlès joined the Board of Directors in 1998. Mr. Charlès is also a member of the audit committee and chairman of the compensation committee. Mr. Charlès is also a director of Dassault Systèmes Provence S.A., Dassault Data Services S.A., Dassault Systèmes of America Corp, Dassault Systèmes Corp, Dassault Systèmes K.K., DELMIA Corp., Enovia Corp., Solidworks Corp., SmarTeam Corporation Ltd and Invention Machine Corp. Mr. Charlès' term of office on the board of directors will expire in 2004.
Albert Eisenstat	73
		Consultant and Private Investor. Mr. Eisenstat has been a consultant and private investor since 1993. Mr. Eisenstat was a director and executive vice president for corporate development and corporate secretary of Apple Computer Inc. from 1988 to 1993. Mr. Eisenstat is a director of Sungard Data Systems and the Benham Funds of the American Century Mutual Funds Group. Mr. Eisenstat joined the Business Objects board of directors in June 1995. Mr. Eisenstat's term of office on the board of directors will expire in 2004.

Jean-François Heitz	53
		Consultant and Private Investor. Mr. Heitz joined the board of directors on May 15, 2003, as well as its audit committee as chairman and financial expert. Jean-François Heitz was deputy chief financial officer at Microsoft Corporation from April 2000 to June 2003, and was responsible for a broad range of activities within Microsoft's finance organization. He headed the development of long-term organizational strategy for the finance organization as well as a comprehensive services and integration strategy for investments and acquisitions. He focused on cross-groups issues and acted as Microsoft's chief financial officer proxy when needed. Mr. Heitz joined Microsoft in 1989 as deputy general manager, and was promoted in 1991 to general manager, business operations for Microsoft France and director of finance and administration for southern Europe. Mr. Heitz moved to Microsoft's corporate headquarters in 1994 to become assistant treasurer and was named treasurer in 1998. Mr. Heitz joined the board of directors of Infowave Software in June 2003 and is also a member of Infowave's audit committee. Mr. Heitz was also a director and member of the audit committee of the SCO Group from 1994 to 1999. Prior to Microsoft, he spent nine years at Matra SA (Group Lagardère), a French multinational high-tech conglomerate, in various business and finance positions. Mr. Heitz was a director and member of the compensation committee of Clearant Inc. through June 2002 and a director of EH Ventures. Mr. Heitz's term of office on the board of directors will expire in 2006.
Gerald Held	55
		Consultant. Dr. Held joined the Company's Board on October 30, 2002. Dr. Held has been appointed further as chairman of the compensation committee, as well as a member of the corporate governance committee and the nominating committee. He is currently a consultant, helping accelerate the growth of early stage ventures. In 1998, Dr. Held was "CEO-in-residence" at the venture capital firm Kleiner Perkins Caufield & Byers. Through 1997, Dr. Held was senior vice president of Oracle Corporation's server product division, leading a division of 1,500 people. Prior to Oracle, Dr. Held spent 18 years at Tandem Computer. Throughout his tenure at Tandem, Dr. Held was appointed to several senior management positions, including chief technology officer, senior vice president of strategy, and vice president of new ventures. During his early years at Tandem, Dr. Held led numerous product development efforts including the design and implementation of Tandem's original relational database products. Dr. Held is a director of 4charity.com Inc and was a director of Cantiga Systems through June 2002 and pdqVet.com Corp through April 2002. Dr. Held's term of office on the board of directors will expire in 2005.

John Olsen	52
		President and Chief Operating Officer. Mr. Olsen became a director of Business Objects in October 2000. He joined Business Objects as President and Chief Operating Officer in July 2001. Mr. Olsen runs Business Objects global operations, worldwide marketing, alliances, professional services, and the Business Objects e-store. Prior to joining Business Objects, he was president and chief executive officer of Marimba, Inc., a provider of Internet infrastructure management solutions. Prior to joining Marimba in July 2000, he served as President of the Design Realization Group of Cadence Design Systems, Inc. Mr. Olsen also spearheaded new business initiatives for Cadence, such as electronic commerce, which targeted the distribution of design productivity software over the Internet. In addition, Mr. Olsen had previously served as executive vice president of Cadence's Worldwide Field Operations, overseeing the sales, marketing and services functions and a staff of 2,400. Before joining Cadence in 1993, Mr. Olsen had held the position of partner, Strategic Services, at KPMG Peat Marwick. Mr. Olsen had previously served as regional director of sales and marketing for Electronic Data Systems (EDS). Mr. Olsen is a director of Zamba Solutions, Inc and Business Objects Iberica S.L. Mr. Olsen's term of office on the board of directors will expire in 2006.
David Peterschmidt	56
		Consultant and Private Investor. Mr. Peterschmidt joined the board of directors on May 15, 2003, as well as its nominating committee as chairman and its audit committee as a member. Mr. Peterschmidt served as president, chief executive officer and a director of Inktomi from July 1996 to March 2003, and served as chairman of the board from December 1997 to March 2003. From 1991 until joining Inktomi, he served as chief operating officer and executive vice president of Sybase, Inc., a database company. From 1988 to 1991, Mr. Peterschmidt was a consultant with The Kappa Group, a management consulting firm, where he provided senior level sales and marketing training to a variety of companies. He currently serves as a director of Zambeel and Electronics For Imaging, Inc. He also currently serves as a director and a member of the compensation committee of Active Decisions, Inc. He also served on the board of directors and the compensation committee of Portal Software until September 2002. Mr. Peterschmidt's term of office on the board of directors will expire in 2006.
Arnold Silverman	64
		Consultant and Private Investor. Mr. Silverman is a venture capital investor. Mr. Silverman was a director of Oracle Corporation from 1984 to 1991. Mr. Silverman is a director in Times Ten Performance Software Company, Nishan Systems, e-Intelligence, Exemplary Software, MAE Software and Panscopic. Mr. Silverman is the father-in-law of Mr. Liautaud. Mr. Silverman joined the Business Objects board of directors in February 1991, and he is also a member of the corporate governance committee. Mr. Silverman's term of office on the board of directors will expire in 2004.

Jim Tolonen	54
		Senior Group Vice-President and Chief Financial Officer. Mr. Tolonen joined Business Objects as senior group vice-president and chief financial officer on January 2, 2003. Mr. Tolonen is responsible for all finance and administration functions at Business Objects. He has more than 30 years of experience in finance and financial management. Before joining Business Objects, he served as chief operating officer and chief financial officer of IGN Entertainment from October 1999 to December 2002. Prior to that, Mr. Tolonen was Chief Financial Officer and a member of the Office of the President at Novell from 1989 to 1998. Mr. Tolonen is a director of IGN Entertainment, a director and member of the compensation committee of Closed Loop Solutions, as well as a director of Business Objects Japan KK, Business Objects Asia Pacific Pte. Ltd., Business Objects Greater China Ltd., and Business Objects Australia Ltd.
David Kellogg	41
		Senior Group Vice-President, Marketing. Mr. Kellogg joined Business Objects in May 1995 as vice president of product marketing, was promoted to senior group vice president, corporate marketing in May 1999 and was further promoted to senior group vice president of Worldwide Marketing in January 2002. Mr. Kellogg is responsible for marketing at Business Objects, including product, product line, strategic marketing, market intelligence and field marketing, as well as corporate communications. Mr. Kellogg has more than 15 years of experience in the database and business intelligence software tools industry. Before joining Business Objects, he was vice president of marketing at Versant Object Technology, a provider of enterprise database management systems, from June 1992 to April 1995.
Hervé Couturier	44
		Group Vice President, Products. Mr. Couturier joined Business Objects in May 2002 to lead its product management and development organization at Business Objects, including enterprise products and analytic applications. Prior to joining Business Objects, he was senior vice president of product development at S1 Corporation, a leading global provider of financial software solutions for banking, brokerage, and insurance companies. In this position, he managed a global team of more than 550 engineers in the U.S., Europe, and Asia-Pacific. Before S1, Mr. Couturier spent more than 10 years at IBM in several positions, including sales and business unit management. He also worked for Xrt, a France-based enterprise software company in the banking market. Mr. Couturier is a director of Clestophe S.A.R.L.

Corporate Governance

        In accordance with French corporate law and Business Objects' articles of association, the Business Objects board of directors, which is elected by the shareholders, is the ultimate decision-making body of the company except for matters reserved to its shareholders. The board of directors determines the directions of Business Objects' activities and oversees their implementation. Within the limits of Business Objects' corporate purpose and the powers expressly reserved by law to shareholders, the board of directors addresses and resolves through its deliberations all questions relating to the company's good standing. The board of directors implements all controls and verifications that it deems appropriate. Each director receives information necessary to the fulfillment of his or her duties and may request communication of all documents he or she deems appropriate.

        The board of directors is led by its chairman. The chairman of the board represents the board of directors. The chairman directs and organizes the activities of the board of directors and reports to the shareholders on such activities. The chairman sees that the various bodies of the company operate correctly and, in particular, that directors are each able to fulfill their duties.

        The general management of Business Objects is carried out, under the responsibility of and at the election of the board of directors, by either the chairman of the board or by the chief executive officer, also known as the Directeur Général. The board of directors selects between these two alternatives at each election or renewal of the chairman, or at each election or renewal of the chief executive officer if the office of the chairman and the office of the chief executive officer are separate. The board of directors does not have a policy on whether the roles of the chief executive officer and chairman should be separate. It believes it should be free to make that determination any way that seems best for Business Objects at a given point in time.

        The chief executive officer, or the chairman if he or she assumes the duties of the chief executive officer, is vested with the most extensive powers to act under all circumstances on behalf of Business Objects within the limits of the company's corporate purpose, except for those powers expressly granted by law to the meetings of shareholders and those specially reserved to the board of directors. The chief executive officer represents the company vis-à-vis third parties. Any limitation of the chief executive officer's powers imposed by the board of directors is not enforceable vis-à-vis third parties.

        The corporate governance principles established by the board of directors provide a structure within which directors and management can effectively pursue Business Object's objectives for the benefit of its shareholders. The board continually reviews Business Objects' corporate governance practices and policies. The board of directors will adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act and any rule changes applicable to the company made by the SEC and the Nasdaq National Market.

        Principal Functions of the Board.    The board's principal functions are to:

  •
  review and approve the company's strategic direction and annual operating plan, and to monitor the company's performance;

  •
  evaluate the performance of the chairman and chief executive officer;

  •
  review management performance and compensation, based on the compensation committee recommendations;

  •
  review management succession planning;

  •
  advise management;

  •
  monitor and manage potential conflicts of interests of management, board members and shareholders;

  •
  ensure the integrity of financial information with the input of the audit committee; and

  •
  monitor the effectiveness of the governance practices under which it operates and make changes to such practices as needed.

        Board Structure and Composition.    The board of directors' charter provides that it shall have a majority of directors who meet the criteria for independence established by listing standards of the Nasdaq National Market.

        Functioning of the Board.    The board of directors usually meets six times per year in regularly scheduled meetings but meets more often if necessary. The items on the agenda are typically determined by the chairman in consultation with the board. Any director may request that an item be included on the agenda.

        Generally, board members receive information well in advance of board meetings so they will have an opportunity to prepare for discussion of the items at the meeting. Information may include management reports, a comparison of performance to operating and financial plans, reports on stock performance and operations prepared by third parties.

        Board Access to Management.    Board members have complete access to Business Objects' management. Furthermore, the board encourages the management to, from time to time, bring managers into board meetings who can provide additional insight into the items being discussed because of personal involvement in these areas, and/or are managers with future potential that the senior management believes should be given exposure to the board.

        Board Meetings and Committees.    The board of directors held a total of 13 meetings, including four quarterly meetings and nine technical meetings during fiscal 2002. Mr. Bourigeaud attended five meetings out of 11 held until his resignation from the board of directors on October 30, 2002. No other incumbent director during the last fiscal year attended in person or via conference call fewer than 75% of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees on which such director served.

        On October 30, 2002, the board of directors appointed Mr. Gerald Held as a director of Business Objects and the shareholders meeting of May 15, 2003, ratified this appointment in compliance with French corporate law.

        On May 15, 2003, the shareholders elected Mr. Jean-François Heitz and Mr. David Peterschmidt as directors of Business Objects.

        The audit committee currently consists of Messrs. Heitz, Charlès and Peterschmidt. The audit committee held four meetings during fiscal 2002.

        The board of directors of Business Objects has four standing committees: an audit committee, a compensation committee, a nominating committee and a corporate governance committee. The composition and the members of the Business Objects committees currently meet the rules of the Nasdaq National Market and the Sarbanes-Oxley Act criteria relating to independence.

        Business Objects currently meets the rules of the Nasdaq National Market which require the audit committee to comprise at least three independent members, as Messrs. Heitz, Charlès and Peterschmidt meet the independence requirements of the listing standards of the Nasdaq National Market. Moreover, Mr. Heitz meets the Sarbanes-Oxley Act and requirement of the Nasdaq National Market relating to the financial expert quality criteria.

        In compliance with the rules of the Nasdaq National Market, the board of directors adopted a written audit committee charter on June 5, 2000, which was last amended on October 30, 2002. The audit committee is responsible for, among other things:

  •
  retaining, evaluating and terminating Business Objects' independent auditors subject to the powers that are expressly reserved under French corporate law to the board of directors and to the shareholders meetings;

  •
  reviewing the annual report of the independent auditors describing: the firm's internal quality-control procedures; any material issues and all relationships between the independent auditors and Business Objects;

  •
  reviewing the audit plan and scope with the independent and internal auditors;

  •
  reviewing with management, the independent and internal auditors Business Objects' quarterly interim financial statements, semi-annual financial statements, annual financial statements and disclosures, including disclosure controls and procedures, under "Management's Discussion and Analysis of Financial Condition and Results of Operations," prior to the filing of these statements;

  •
  consulting with auditors and reviewing with them the results of their quarterly review, annual audit and other examinations;

  •
  reviewing and approving in advance the annual budget for independent audit services and review and pre-approve all non-audit services rendered by Business Objects' independent auditors;

  •
  reviewing and approving any material accounting policy changes affecting Business Objects' operating results;

  •
  reviewing Business Object's system of internal controls;

  •
  reviewing and approving, subject to board and shareholders ratification if applicable, all related party transactions; and

  •
  establishing procedures for the receipt and treatment of complaints regarding accounting, controls or auditing matters and/or corporate attorneys' reports of evidence of a material violation of securities laws.

        The compensation committee, which currently consists of Messrs. Held and Charlès, is responsible for reviewing the compensation and benefits for Business Objects' chief executive officer and other executive officers. The compensation committee held four meetings during fiscal 2002. None of the compensation committee members is an officer or employee of Business Objects. In compliance with the rules of the Nasdaq National Market and the Sarbanes-Oxley Act, the board of directors adopted a written compensation committee charter on May 14, 2003.

        The board of directors created a nominating committee and adopted a written nominating committee charter on May 14, 2003. The nominating committee, which currently consists of Messrs. Peterschmidt and Held, is responsible for assisting the board, the chairman and chief executive officer in directors and officers selection and making recommendations to the board regarding director nominees. None of the corporate governance committee members is an officer or employee of Business Objects.

        The board of directors created a corporate governance committee and adopted a written corporate governance committee charter on May 14, 2003. The corporate governance committee, which currently consists of Messrs. Silverman and Held, is responsible for assisting the board, the chairman and chief executive officer in developing principles of corporate governance including the establishment of a corporate code of ethics and business conduct, reviewing shareholder proposals submitted to the company (excluding any proposal relating to the nomination of a member of the board of directors, which will be reviewed by the nominating committee), reviewing and assessing the adequacy of Business Objects' articles of association, and reviewing and assessing committee assignments and rotation practices. None of the corporate governance committee members is an officer or employee of Business Objects.

        In accordance with the French legal requirements, each of the committees makes recommendations to the board of directors, for final decision by the board or by the shareholders.

Compensation of Directors

        With the exception of Mr. Liautaud and Mr. Olsen, directors received cash remuneration for serving on the board of directors, consisting in fiscal 2002 of fees of $4,500 per quarterly board meeting attended, $1,000 for each additional board meeting attended and a $3,000 quarterly retainer. Directors are also reimbursed for reasonable expenses incurred in attending board and committee meetings. Directors do not receive additional compensation for serving on a committee.

        Mr. Gerald Held has entered into a consulting agreement with Business Objects. This agreement is for, among other things, advising the company's management team on research and development organization, software development process, product strategy and more generally provide the board of directors with technical perspective. In accordance with the terms of the agreement, Mr. Held received an aggregate of $15,000 in fiscal year 2002. The aggregate amount Mr. Held is eligible to receive under the agreement in fiscal year 2003 amounts to $15,000.

Warrants Issued to Certain Directors

        On July 22, 2003, Business Objects' board of directors approved the issuance of warrants to subscribe to a total of 45,000 shares at an exercise price of €19.45 per share to three directors in accordance with the authorization of the Business Objects shareholders meeting of May 15, 2003.

Executive Officer Compensation

        Summary Compensation Table.    The following table shows certain information concerning the compensation of (i) Business Objects' chief executive officer, and (ii) Business Objects' four most highly compensated executive officers other than the chief executive officer determined as of the end of the company's last fiscal year, referred to herein as the named executive officers, for the fiscal years ended December 31, 2002, 2001 and 2000.

Name and Principal Position	Fiscal Year	Salary(1)	Bonus(1)	Other Annual Compensation (1)(2)		Shares Underlying Options	All Other Compensation (1)(3)
Bernard Liautaud Chairman of the Board and Chief Executive Officer	2002 2001 2000	$450,141 424,219 366,664	$294,962 321,884 356,780		$37,489 48,860 35,000	250,000 175,000 150,000		— — —
John Olsen(4) President and Chief Operation Officer	2002 2001 2000	$315,000 143,269 —	$166,557 112,285 —		— — —	— 632,500 —		— — —
Clifton T. Weatherford Retired Executive Vice President, Chief Financial Officer(5)	2002 2001 2000	$315,000 300,000 275,000	$101,691 93,184 127,037		— — —	75,000 59,600 —		— — —
Herve Couturier Senior Group Vice President, Product Group(6)	2002 2001 2000	$229,305 — —	$101,550 — —		$57,499 — —	150,000 — —		$45,371 — —
David Kellogg Senior Group Vice-President, Worldwide Marketing	2002 2001 2000	$260,000 230,000 186,186	$77,789 67,102 82,311	$	— 18,000 13,832	65,000 45,000 750	$	— — 23,851

(1)
All amounts are stated in U.S. dollars. For executive officers paid in total or in part in currencies other than the U.S. dollar, translation of compensation into U.S. dollars is made using the average exchange rate for the relevant year. Executive officers paid in total or in part in currencies other than the U.S. dollar are Bernard Liautaud (French francs and euros), and Herve Couturier (euros). David Kellogg was paid in part in French francs for fiscal year 2000. Due to the variation of the exchange rate of the U.S. dollar against the French franc and the euro, the dollar values in this Summary Compensation Table do not reflect actual compensation raises.

(2)
Other annual compensation for Mr. Liautaud includes (i) tax return preparation fees of 15,000 in 2002, $15,000 in 2001 and $10,000 in 2000, (ii) life insurance premiums of $4,765 in 2002, $3,887.03 in 2001, and $3,608 in 2000 (iii) unemployment coverage of $2,901 in 2002, $2,729 in 2001, and $2,720 in 2000 and (iv) family airfare costs of $14,823 in 2002, $27,244 in 2001 and $18,672 in 2000. Other annual compensation paid to other executive officers corresponds to company car and/or housing expenses and/or and relocation allowance for moving back to the U.S. (David Kellogg) paid by Business Objects on their behalf.

(3)
All other compensation paid to Mr. Couturier includes $36,602 of relocation allowance, and $8,769 of a contingent profit-sharing program payable to employees of Business Objects S.A. in accordance with French laws. All other compensation paid to Mr. Kellogg corresponds to such contingent profit-sharing.

(4)
John Olsen joined as president and chief operating officer in July 2001.

(5)
Mr. Weatherford retired from his position as chief financial officer on December 31, 2002.

(6)
Mr. Couturier joined Business Objects in May 2002.

        Option Grants in Fiscal 2002.    The options granted in fiscal year 2002 vest at a rate of 25% of the shares subject to the option after 12 months, and then 1/48th of the shares subject to the option vest each month thereafter, except for the options granted to Mr. Weatherford which vest at a rate of 33% of the shares subject to the option after 12 months, and then 1/36th of the shares subject to the option vest each month thereafter. Upon a change in control, 50% of the unvested shares subject to options granted to named executive officers will automatically vest. The options granted to holders subject to French social security regulations are subject to a minimum holding period under which shares purchased pursuant to exercise of the option may not be sold, or otherwise disposed of, or converted into ADS before the expiration of a period of four years from the grant date. The following table contains information concerning the grant of stock options to the named executive officers during fiscal 2002.

	Individuals Grants
	Number of Securities Underlying Options Granted in Fiscal Year				Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(1)
		% of Total Options Granted in Fiscal Year	Exercise or Base Price ($/share) (2)
Name				Expiration Date
					5%($)	10%($)
Bernard Liautaud	250,000	7.91%	39.06	1/11/2012	6,140,755	15,561,879
John Olsen	—	—	—	—	—	—
Clifton Weatherford(3)	75,000	2.37%	39.06	—	—	—
David Kellogg(3)	65,000	2.06%	39.06	—	—	—
Hervé Couturier(3)	150,000	4.74%	33.89	—	—	—

(1)
In accordance with SEC rules, these columns show gains that might exist for the respective options over the period of the option terms. This valuation model is hypothetical. If the stock price does not increase over the exercise price, compensation to the named executive officer would be zero.

(2)
All stock options have been granted at no less than the fair market value on the date of grant, in accordance with the terms of Business Objects' 1999 and 2001 Stock Option Plans.

(3)
In connection with the Offer to Grant Certain Option Holders the Opportunity to Renounce the Right to the Benefit of Certain Unexercised Options dated October 11, 2002 and described in the Report of the Compensation Committee, this option was cancelled on November 20, 2002. Subject to the terms and conditions of the Offer to Grant, new options for a lesser number of shares determined by the applicable exchange ratio were granted on May 22, 2003.

        Aggregated Option Exercises in Fiscal 2002 and Fiscal Year-End Option Values.    The following table sets forth the value of in-the-money options held by each of the named executive officers as of December 31, 2002.

			Number of Securities Underlying Unexercised Options at FY-End(2)		Value of Unexercised In-The-Money Options at FY-End($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Bernard Liautaud	—	—	453,123	421,877	81,837	2,559,387
John Olsen	—	—	231,040	401,460	—	—
Clifton Weatherford	25,000	738,390	124,699	37,500	541,926	—
Herve Couturier	—	—	—	—	—	—
David Kellogg	43,911	1,374,623	35,281	18,750	188,315	—

(1)
These values represent the spread between the respective exercise prices of outstanding options and the closing price of Business Objects' ADSs on the Nasdaq National Market on December 31, 2002 ($15.00). Option prices are set in euros, in accordance with French law, and are converted, for purposes of this table, at the year-end exchange rate of the euro versus U.S. dollar.

(2)
Does not include options to purchase 110,750, 150,000 and 134,600 shares held by Mr. Kellogg, Mr. Couturier and Mr. Weatherford, respectively. In connection with the Offer to Grant Certain Option Holders the Opportunity to Renounce the Right to the Benefit of Certain Unexercised Options dated October 11, 2002 and described in the Report of the compensation committee, each of these options was cancelled on November 20, 2002. Subject to the terms and conditions of the Offer to Grant, Mr. Kellogg, Mr. Couturier and Mr. Weatherford were granted an option to purchase 44,139, 75,000 and 54,551 shares, respectively, on May 22, 2003.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2002 with respect to ordinary shares of Business Objects that may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of its board of directors under all of existing equity compensation plans, including the Business Objects 1995 international employee stock purchase plan, or IESPP, the French employee savings plan, or French ESPP, the 1993 stock option plan, or 1993 Plan, the 1994 stock option plan, or 1994 Plan, the 1999 stock option plan, or 1999 Plan, and the 2001 stock option plan, 2001 Plan, as well as warrants issued to members of the board of directors.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	€8,211,196	€27.63	€4,703,659	(2)(3)
Equity compensation plans not approved by security holders	—	—	—

Total	€8,211,196	€27.63	€4,703,659

(1)
On November 20, 2002, 2,773,279 shares subject to issuance under outstanding grants were canceled by Business Objects under the Offer to Grant Certain Option Holders the Opportunity to Renounce the Right to the Benefit of Certain Unexercised Options dated October 11, 2002 and described in the Report of Compensation Committee. Subject to the terms of the offer, Business Objects granted new options to subscribe to or purchase 1,034,126 shares on May 22, 2003.

(2)
Includes 273,570 shares available for issuance under the IESPP and 274,475 shares available for issuance under the French ESPP.

(3)
No further options can be granted under the 1993 Plan which expired in 1998 and the 1994 Plan which expired in 1999. The 2001 Plan is subject to an annual increase on June 30 of each year equal to the lesser of (i) 4,500,000 shares of €0.10 nominal value each, (ii) 5% of the total shares of Business Objects outstanding on such date, or (iii) a lesser amount determined by the board of directors.

Report of the Compensation Committee on Executive Compensation1

        Business Objects' executive pay programs are designed to:

  •
  attract and retain executives who will contribute to the Company's long-term success by paying compensation that is competitive with the practices of other leading high technology companies;

1
The compensation committee report contained in this document shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall the report be incorporated by reference into any past or future filing under the Securities Act, or the Exchange Act, except to the extent Business Objects specifically incorporates it by reference into such filing.

•
mesh executive and shareholders' interests through stock option-based plans; and

•
set challenging performance goals and provide short-term incentives through variable compensation based upon achievement of these goals.

        Business Object's general compensation philosophy is that total cash compensation should vary with the performance of the company in attaining financial and non-financial goals.

        Base Salary.    The base salaries of executive officers are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions in technology-based companies of reasonably similar size. The committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in the market conditions and individual performance and responsibility. The committee has engaged the services of outside consultants from time to time to determine appropriate compensation levels.

        Stock Options.    Under Business Objects' stock option plans, stock options may be granted to executive officers and other employees of the company. Upon joining Business Objects, an individual's initial option grant is based on the individual's responsibilities and position, and the competitive marketplace. The size of stock option awards is based primarily on an individual's performance and responsibilities. Because of the competitive nature of the technology industry in which Business Objects competes, the committee believes stock option grants are an effective method of incenting executives to take a longer term view of the company's performance and to ensure that the executive's and the stockholder's interests are in alignment. All Business Objects stock options have an exercise price at least equal to the fair market value of Business Objects stock on the grant date. In 2002, individual grants were based on internal factors, such as the size and vesting schedule of prior grants, and an estimate of the potential value of the options.

        Bonuses.    The bonuses awarded to executive officers are determined based on achievement of individual Business Objects' performance goals. Target bonuses for each executive officer is based on the company results and his potential impact on Business Objects' operating and financial results and based on market competitive practices.

        Other.    Other elements of executive compensation include company-wide medical and life insurance benefits and the ability to defer compensation pursuant to a 401(k) plan, with, effective January 1999, the benefit of the company matching employee contribution up to a maximum of $1,500 per year vesting over three years. Executive officers employed with Business Objects in France are entitled to participate in a profit-sharing plan, which provides for contingent compensation, based on the company's achievement of certain revenues and operating profit targets. Executive officers in the United States can participate in a deferred compensation plan.

        Chief Executive Officer Compensation for 2002.    During fiscal 2002, Business Objects' chief executive officer's compensation was comprised of a base salary of $450,141 and a variable salary of up to 100% of his base if certain performance criteria were met, with the ability to overachieve these performance criteria. Variable salary is based on Business Objects' achievement of certain revenues, operating income and customer loyalty thresholds as well as personal objectives. For fiscal 2002, based on objectives achieved, the amount of the variable compensation to be awarded to the chief executive officer is $294,962. Business Objects' chief executive officer has not received any other special or additional compensation other than as described in the compensation table.

        The committee has considered the potential impact of section 162(m) of the Internal Revenue Code, and the regulations thereunder. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1,000,0000 in any taxable year for any of the named executive officers, unless such compensation is performance-based. Since the cash compensation of each of the named executive officers is below the $1,000,0000 threshold and the committee believes that any options granted under Business Objects' option plans will meet the requirements of being performance-based, the committee believes that section 162(m) will not reduce the tax deduction available to the company. Business Objects' policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to Business Objects' success. Consequently, the committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

        Stock Option Offer.    The committee believes that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of Business Objects. To address these needs, on October 11, 2002 the committee recommended and the board of directors approved a voluntary stock option exchange program for its eligible employees. By offering eligible employees the opportunity to have their eligible options cancelled for new options that will have an exercise price based on the trading price of the shares on the grant date, the committee intends to provide the company's eligible employees with the benefit of owning options that over time may have a greater potential to increase in value and therefore create better performance incentives for employees.

        This program included two separate offers: one to eligible France-based employees and the other to eligible international employees including employees in the United States. Pursuant to the terms and conditions of each program, as amended, eligible employees were given the opportunity to renounce the right to the benefit of all outstanding stock options having an exercise price of €30 or higher granted under the Business Objects 1999 and 2001 Stock Option Plans, as amended. In exchange, new options were granted on or about May 22, 2003 equal to the amount obtained by multiplying the number of shares to which a benefit has been renounced by the applicable percentage as outlined below:

Exercise Price of Cancelled Options	Applicable Percentage
€30.00 to 39.99	50%
€40.00 to 49.99	33%
€50.00 to 59.99	25%
€60.00 and above	20%
Options Granted Since April 10, 2002 with an exercise price of less than €30.00	67%

        If an eligible employee renounced the right to the benefit of any one option, the employee was required to renounce the right to the benefit of all options granted to the employee during the six month period prior to the commencement of the offer regardless of its exercise price. The exercise price of the new options may not be less than the higher of (i) 100% of the closing price of Business Objects shares as reported on the Premier Marché of Euronext Paris on the last trading day before the date of grant, or (ii) 80% of the average of the closing prices of Business Objects shares on the Premier Marché of Euronext Paris over the 20 trading days preceding the grant date. In addition, for eligible employees who are Italy-based employees, the exercise price per share may not be less than 100% of the average of the closing prices of Business Objects ordinary shares on the Premier Marché of Euronext Paris over the 30 days preceding the grant date.

        For the new options granted pursuant to the terms and conditions of the international program, each new option will retain the vesting schedule of the old option it replaces. For the new options granted pursuant to the terms and conditions of the French program, each new option will substantially retain the vesting schedule of the old option it replaces, except that the new options will not become exercisable until one year following the date of grant of the new options.

        The programs were not available to (i) officers who are also members of the board of directors of Business Objects, (ii) former employees and (iii) any Business Objects employees who are resident in Sweden or Switzerland. In addition, new options will not be granted to individuals who are not employees of Business Objects or one of its affiliates (meaning entities in which Business Objects owns directly or indirectly 10% or more of the voting rights of such entities) as of the grant date of the new options.

        On May 22, 2003, under this program Business Objects' board resolved to grant a total of 674,443 new options to subscribe a total of 674,443 shares under the 1999 option plan and to grant a total of 359,683 new options to subscribe a total of 359,683 shares under the 2001 option plan.

  COMPENSATION COMMITTEE OF THE
  BOARD OF DIRECTORS

  Gerald Held
  Bernard Charlès

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        Business Objects' compensation committee currently consists of Messrs Held and Charlès. No interlocking relationship exists between any member of Business Objects' board of directors or compensation committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the compensation committee is or was formerly an officer or an employee of Business Objects or its subsidiaries.

Business Objects Relationships and Related Transactions

        None.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

        Section 16(a) of the Exchange Act requires Business Objects executive officers, directors and persons who own more than 10% of a registered class of Business Objects' equity securities to file reports of ownership and changes in ownership with the SEC. Such executive officers, directors and 10% shareholders are also required by SEC rules to furnish Business Objects with copies of all forms that they file pursuant to section 16(a).

        Based solely on its review of copies of Forms 3 and 4 and amendments thereto furnished to Business Objects pursuant to rule 16a-3 and Forms 5 and amendments thereto furnished to Business Objects with respect to the last fiscal year, and any written representations referred to in item 405(b)(2)(i) of Regulation S-K stating that no Forms 5 were required, Business Objects believes that, during the fiscal year ended December 31, 2002, all section 16(a) filing requirements applicable to its officers and directors were complied with, except as follows: one late report filed by Mr. Silverman regarding the sale of shares acquired through the exercise of share warrants. A corrective filing has been made for this incidence of noncompliance.

        Business Objects has revised its insider trading policy to allow its directors, officers and other employees covered under such policy to establish, under the limited circumstance contemplated by rule 10b5-1 promulgated under the Exchange Act, written programs that permit automatic trading of Business Objects stock or trading of Business Objects stock by an independent person (such as an investment bank) who is not aware of material inside information at the time of the trade. Since 2001, Bernard Liautaud, Business Object's chairman and chief executive officer and his wife have adopted rule 10b5-1 trading plans. Business Objects believes that additional directors, officers and employees may establish such programs in the future.

Comparison of Total Cumulative Shareholder Return

        The following graph sets forth Business Objects' total cumulative shareholder return as compared to the NASDAQ Market Index and the MG Group Index, which includes application software companies. The total shareholder return assumes $100 invested on December 31, 1997 in shares of Business Objects, the Nasdaq Index and the MG Group Index. Total return assumes reinvestment of dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG BUSINESS OBJECTS S.A.,
NASDAQ MARKET INDEX AND MG GROUP INDEX

ASSUMES $100 INVESTED ON DECEMBER 31, 1997
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DECEMBER 31, 2002

	1997	1998	1999	2000	2001	2002
Business Objects S.A.	100.0	313.25	1,287.94	1,091.56	976.85	433.51
MG Group Index	100.0	175.76	336.28	183.79	175.13	124.92
NASDAQ Market Index	100.0	141.04	248.76	156.35	124.64	86.94

BUSINESS OBJECTS' PRINCIPAL SHAREHOLDERS

        The following table sets forth the beneficial ownership of ADSs or ordinary shares of Business Objects for the following: (i) each person or entity who is known by Business Objects to own beneficially more than 5% of the outstanding shares of Business Objects; (ii) each of the Business Objects' directors and nominees for director; (iii) Business Objects' chief executive officer and each of the executive officers named in the section entitled "Business Objects Management—Executive Officer Compensation—Summary Compensation Table" beginning on page 141 of this document; and (iv) all directors and executive officers of Business Objects as a group. Information related to holders of more than 5% of the outstanding shares was obtained from filings made with the SEC pursuant to sections 13(d) or 13(g) of the Exchange Act and/or filings made in France with the Conseil des Marchés Financiers. Information related to directors and executive officers is as of July 18, 2003.

5% Shareholders, Directors and Executive Officers	Shares Beneficially Owned	Percentage Beneficially Owned
5% Shareholders
None	—	*
Directors and Nominee for Director
Gerald Held	2,000	*
Albert Eisenstat(1)	52,003	*
Arnold Silverman(2)	209,879	*
Bernard Charles(3)	80,003	*
David Peterschmidt	2,000	*
Jean-François Heitz	2,000	*
David J. Roux	—	*
Executive Officers
Bernard Liautaud(4)	2,088,788	3.31%
John Olsen(5)	353,919	*
James Tolonen	—	*
David Kellogg(6)	93,533	*
Herve Couturier	—	*
All directors and executive officers as a group (11 persons)(8)	2,869,125	4.54%

*
Less than 1%.

(1)
Includes 10,000 shares issuable upon the exercise of share warrants exercisable as of July 18, 2003 or within 60 days of such date.

(2)
Includes 10,000 shares issuable upon the exercise of share warrants exercisable as of July 18, 2003 or within 60 days of such date.

(3)
Includes 10,000 shares issuable upon the exercise of share warrants exercisable as of July 18, 2003 or within 60 days of such date.

(4)
Mr. Liautaud is also chairman and chief executive officer of Business Objects. Includes 630,727 shares issuable upon the exercise of stock options exercisable as of July 18, 2003 or within 60 days of such date.

(5)
Mr. Olsen is also president and chief operating officer and a director of Business Objects. Includes 352,916 shares issuable upon the exercise of share warrants as of July 18, 2003 or within 60 days of such date.

(6)
Includes 74,563 shares issuable upon the exercise of stock options exercisable as of July 18, 2003 or within 60 days of such date.

(7)
Includes 1,035,706 shares issuable upon the exercise of stock options exercisable as of February 28, 2003 or within 60 days of such date.

        Applicable percentage ownership in the above table is based on 63,191,429 shares outstanding as of July 18, 2003, which excludes 1,067,675 shares held in treasury. The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of July 18, 2003, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes to the table above, Business Objects believes each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

CRYSTAL DECISIONS BUSINESS

Crystal Decisions

        Crystal Decisions provides business intelligence software and services that enable the effective use and management of information within and among organizations. Crystal Decisions develops, markets and supports products that allow organizations of all sizes to access data from disparate systems, create useful, interactive information from that data through analysis and reporting and reliably deliver that information to the users that need it. Crystal Decisions' products are designed to meet the needs of a wide range of end users, from non-technical users to sophisticated analysts and application developers. In addition, Crystal Decisions' products can be used to deliver reports to customers and suppliers of the organizations that use Crystal Decisions' products. Crystal Decisions' products can serve as an information infrastructure that empowers users to extract more value from data that has already been captured by existing information technology systems in order to improve decision-making, lower overall information technology costs and enhance competitiveness.

        Crystal Decisions' products are used by organizations of all sizes across almost all segments of the economy. As of June 27, 2003, Crystal Decisions had delivered more than 15 million product licenses and had registered users in more than 170 countries. As a result, Crystal Decisions has a diverse customer base that includes software developers, approximately 350 independent software vendors and numerous well established companies, such as Aetna Life Insurance Company, Automatic Data Processing, Inc., Citigroup Inc., The Coca-Cola Company, JP Morgan Chase Bank, Kraft Foods, Inc. and Northrop Grumman Corporation.

        Crystal Decisions was incorporated in 1984 as Crystal Computer Services. Crystal Computer Services was acquired by Seagate Software Holdings, Inc. in 1994. Seagate Software Holdings was a subsidiary of Seagate Technology, Inc., or Old Seagate, throughout these transactions. In June 1999, Seagate Software Holdings sold the shares of certain of its subsidiaries and the assets of its network storage and management group business to VERITAS Software Corporation for approximately 128 million shares of VERITAS' common stock. In November 1999, Seagate Software Holdings contributed to Crystal Decisions the stock of its subsidiaries and a substantial majority of its assets, other than the shares of VERITAS common stock. Crystal Decisions is the successor to Seagate Software Holdings' business intelligence software business.

        In a series of transactions that took place in November 2000, New SAC purchased the operating business of Old Seagate, including the business intelligence software business that Crystal Decisions now operates. New SAC was formed for the purpose of completing these transactions and its principal stockholders include Silver Lake, Texas Pacific Group, August Capital, J.P. Morgan Partners, LLC, investment partnerships of which the general partner, managing general partner or investment manager is affiliated with Goldman Sachs and the former officers and employees of Old Seagate's disc drive business was continued by Seagate Technology, of which New SAC is the majority shareholder, and other direct and indirect subsidiaries of New SAC acquired Old Seagate's removable tape storage, investment and other businesses. The November 2000 transaction is described more fully in the section entitled "Crystal Decisions' Management Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 163 of this document.

        As part of the November 2000 transaction, SSCH acquired 75,001,000 shares, or 99.7%, of Crystal Decisions' common stock outstanding on that date under the terms of a stock purchase agreement with Old Seagate and Seagate Software Holdings. SSCH is a wholly-owned subsidiary of New SAC.

Industry Background

        Organizations of every size need to analyze and assess their performance quickly and effectively. As a result, every organization has a fundamental and widespread need for useful information. The burden on organizations to make more effective use of information is increasing rapidly in today's environment, which is characterized by increasing data volume, uncertain economic trends, increasing competition and heightened legislative and regulatory requirements for data collection, reporting and disclosure.

        Organizations have spent billions of dollars implementing software systems to effectively capture, organize, store and protect data that measures their performance, including customer sales, expenses, inventory management and employee data. However, these transactional software systems were not primarily designed to facilitate easy access, viewing, manipulation and broad dissemination of data. Employees and customers often do not have access to the information within these systems. If they do, employees and customers do not typically have the ability to customize the information or analyze it from multiple perspectives. As a result, there is a basic need to access, analyze, understand and deliver information more effectively within and among organizations.

        A broad category of software known as business intelligence has been developed to help organizations address the need to transform the organizations' growing amount of data into useful information. In 2003, IDC estimated that the market for business intelligence software would be $4.5 billion in 2007.

        Organizations have typically deployed business intelligence products that are custom developed or purchased as stand-alone products in a specific department or for an individual project. This approach has resulted in a proliferation of products and systems that are often not integrated with each other or existing enterprise systems and, as a result, only provide a fragmented view of the overall business. Many of these products and systems are costly and complex to maintain and support. In addition, many business intelligence products are designed primarily for sophisticated analytical users and are difficult for the non-technical user to master. Most non-technical users require intuitive and seamless access to data as part of their regular work tasks, regardless of where the data is stored in an organization.

        To allow broad user access to data within and among organizations and to maximize the organizations' return on investment, a business intelligence product should meet a range of complex needs. A business intelligence product should integrate data from disparate systems and applications, scale to support large numbers of users and offer flexible reporting that is easy to use and provides a full range of presentation, formatting and interactivity. Crystal Decisions believes there is a significant opportunity to provide organizations with a different approach to business intelligence software by focusing on the most common information and reporting needs. In order to accomplish this objective, Crystal Decisions believes business intelligence products should serve as an underlying information infrastructure that allows every user to access information in a form appropriate for the user.

The Crystal Decisions Solution

        Crystal Decisions develops, markets and supports products that enable users to access data, add value to it through analysis and reporting and reliably manage and deliver the results within business applications or processes. Crystal Decisions' business is driven by a primary guiding principle to help organizations bring together their people and information to improve decision-making and performance. Crystal Decisions' products focus first on solving the most common business intelligence need, which is for information reporting and delivery. To achieve its goals, Crystal Decisions designed its products as a core reporting and analysis infrastructure for an organization's data systems and applications. Crystal Decisions' products allow organizations to maximize the value of the data they have without requiring extensive re-engineering or creation of additional systems that cannot work with the existing transactional software systems.

  Crystal Decisions' products offer the following benefits to its customers:

        Lower overall information technology costs through standardization.    Crystal Decisions' products have been designed to access data from, and integrate with, a wide range of existing transactional software, database and custom-built systems. Crystal Decisions' products facilitate data access, analysis and reporting in a consistent, standardized manner. This standardization empowers more users to access more information in a more usable form and allows organizations to integrate functions and applications more easily. As a result, organizations can better use and increase the return on their existing information technology investments. Crystal Decisions also believes that its products are able to lower the overall information technology purchase, maintenance and training costs for organizations by consolidating those data analysis and reporting systems into Crystal Decisions' single platform.

        Meet essential information management demands.    Crystal Decisions believes that information reporting, analysis and delivery are essential parts of almost every application in every organization. As organizations increasingly depend on using their information for most processes, the business intelligence infrastructure upon which they rely is subject to increased technological demands. Crystal Decisions has developed its products to meet these demands and to be:

  •
  scalable in terms of concurrent user volume, capacities, processing, throughput and use of hardware assets;

  •
  reliable by providing high levels of uptime, high fault tolerance, disaster recovery and redundancy capability;

  •
  high performance in terms of response and processing times for users and requests;

  •
  manageable in terms of ease of deployment and cost of maintenance and ownership;

  •
  flexible enough to be used in any size deployment; and

  •
  extensible as organizational needs change over time.

        Address the information requirements of all users and organizations.    Crystal Decisions' products can be used by technical and non-technical staff to improve decision-making and enhance competitiveness. Crystal Decisions' products are flexible enough to provide users with an appropriate level of interactivity and sophistication. Crystal Decisions believes that its products create a complete and integrated reporting, analysis, query and information delivery infrastructure to satisfy the requirements of sophisticated analysts and technical users while also providing the ease of use necessary to appeal to non-technical users. To address the specific requirements of customers of all sizes and their projects, Crystal Decisions' products are available individually or together as an integrated suite.

        Ease of integration with existing systems.    Crystal Decisions' products are designed to be easy to deploy, customize and integrate into a customer's existing information technology environment and processes. As the needs of each customer are unique, Crystal Decisions' products are open and flexible enough to provide developers and systems integrators with the means to complete deployments on an organizational or departmental basis. As a result, Crystal Decisions' customers can use its products in the manner that best suits their requirements and generates value from their systems and software investments.

Products

        Crystal Decisions offers an integrated suite of business intelligence products that include:

        Crystal Reports.    Crystal Reports is an integrated software package for query, report design, application development and report publishing functions. Crystal Reports is used to generate data driven, highly formatted, interactive reports which are stored in a proprietary file format. Crystal

Reports is designed in a range of versions to meet the needs of report authors, analysts and application developers. Crystal Reports allows these users to:

  •
  access most types of structured data;

  •
  format, design and process a variety of reports; and

  •
  integrate these reports into .NET, Java, COM and other development environments.

        Reports can be published in a variety of formats including DHTML, RTF, Microsoft Excel, PDF and XML. Crystal Reports is deployed on the Windows operating system and is available in Simplified Chinese, English, French, German, Italian, Japanese, Korean and Spanish.

        To build a common business report, such as a sales report, a technical report author could use Crystal Reports to access relevant sales and customer databases, organize and format the appropriate information, such as customer name, sales amount, product selection and shipping dates. The report could include tables of information, graphs, maps and/or images, conditional formatting, advanced business logic and summarized calculations. The finished report could be viewed and used by any end user, who could navigate the report by page or by clicking on charts or summaries for more detail and could also print or e-mail the report. An application developer could use one of the reporting components embedded within Crystal Reports to include this sales report as a seamless part of another application, such as a sales management system.

        Crystal Analysis.    Crystal Analysis consists of software that includes functions for user ad hoc analysis, analytic reporting, analytic application development and online analytical processing for multidimensional data. Crystal Decisions provides Crystal Analysis products in a range of client and server versions for a variety of users including non-technical users, analysts and developers. Crystal Decisions' client-based analysis product provides powerful and guided data navigation and enables the creation of interactive report applications. Crystal Decisions' analytic server product can be used to consolidate large amounts of data with complex business logic to facilitate sophisticated analysis by the end user.

        All Crystal Analysis components can integrate with Crystal Enterprise and Crystal Reports. Crystal Decisions' client-based analysis product can be deployed on Windows. Crystal Decisions' analytic server product can be deployed on servers using the Windows, Solaris, AIX, HP-UX and Linux operating systems. Crystal Analysis is available in English, French, German and Japanese.

        A business analyst could use the client-based Crystal Analysis product to access a large multidimensional data warehouse and track key information, such as product sales by region over time. The business analyst could simultaneously integrate key variables, such as margin and pipeline, and interactively explore sales results using different views of the data to identify trends in the information and forecast the impact of changes on the sales model or product mix.

        Crystal Enterprise.    Crystal Enterprise is infrastructure software that integrates Crystal Decisions' products and fosters efficient management and delivery of report information. It offers a customizable solution for providing interactive information to employees, customers and suppliers. Crystal Enterprise addresses a range of information management needs including the need for:

  •
  a scalable, reliable platform to manage, process, store and deliver information to a large number of internal and external users; and

  •
  standardized reporting, analysis and information delivery across multiple business applications.

        Crystal Enterprise can be deployed on servers using the Windows, Solaris and AIX operating systems. Almost any web-browser or standards-based application can serve as the Crystal Enterprise user interface. Crystal Enterprise is available in English, French, German and Japanese.

        A customer could use Crystal Enterprise to build, deploy and maintain a web-based sales information application or to deliver specific sales reports as part of a packaged customer relationship management system. Crystal Enterprise would store report content from Crystal Reports or Crystal Analysis, integrate with the customer's existing user security protocols and process reports on demand for any user. The user interface could be presented as a user customized summary page with navigation, scheduling and viewing capabilities to enable easy use by any type of user.

        Crystal Applications.    Crystal Applications are software templates that provide reports, user interface components and data models to support common processes, such as performance management, sales force management, e-commerce and telecommunications billing analyses. These templates are built using the Crystal Enterprise platform and are functional examples of how Crystal Decisions products can be combined to address specific issues. Crystal Decisions believes that these templates help accelerate customer adoption and deployment of its products.

        A customer could customize, complete and deploy Crystal Decisions' performance management application template with Crystal Enterprise to provide a management scorecard to help track corporate performance against key metrics, such as number of new orders booked by month, days' sales outstanding, customer shipments and sales representative turnover.

        Crystal Enterprise Partner Kits.    Crystal Enterprise partner kits are a series of software toolkits and packages that enable customers to integrate Crystal Decisions' products with those of other independent software vendors by providing an interface to the transactional software system's data structures and security regimes. Most kits include data access drivers, sample reports and data structures and may include special documentation, support and services. Crystal Decisions currently offers packages for many transactional software systems including SAP R/3, SAP BW, Siebel CRM, PeopleSoft and Baan ERP.

Services

        Crystal Decisions believes that high quality, real time customer support is important to the successful marketing, sales and implementation of its products. Accordingly, in addition to offering its software products, Crystal Decisions offers its customers a broad range of post-sale support services such as technical support, training and consulting. These services are designed to help Crystal Decisions to optimize customer satisfaction and influence customers' future purchasing decisions. Crystal Decisions is committed to developing and sustaining long-term relationships with its customers and has dedicated substantial resources to customer service and support, including 476 dedicated staff members as of June 27, 2003.

        Maintenance.    Crystal Decisions offers maintenance programs for most of its products, which generally consist of product enhancements and upgrades when and as Crystal Decisions makes them available. Crystal Decisions generally sells maintenance in 12-month increments.

        Professional Services.    To speed end user adoption of its products, Crystal Decisions' professional services organization provides consulting and training to plan and execute their deployment. Crystal Decisions has a dedicated team in North America and England who perform these services for Crystal Decisions alone or in combination with other consultants, system integrators or value added resellers.

        Technical Support.    Crystal Decisions' technical support services are designed to assist its customers to use Crystal Decisions' products to their full potential. Crystal Decisions believes effective technical support during product evaluations and implementations benefits its customers and that post-sales support has been and will continue to be a means to achieve greater customer satisfaction. Crystal Decisions provides a range of technical support services to match the needs of different organizations including fee-for-service offerings. Crystal Decisions operates technical support groups that are located at various sites around the world, including North America and Europe. Crystal Decisions also offers 24-hour, seven-day toll-free telephone services with some types of technical support packages.

        Strategic Relationships.    Crystal Decisions has developed relationships with a wide range of technology vendors and service providers including industry leaders and influencers such as Microsoft and SAP. In many cases, Crystal Decisions has integrated its products with those of the other party and Crystal Decisions' products are delivered with theirs. Crystal Decisions believes these relationships generate new sales opportunities, increase its deployment capacity and enhance Crystal Decisions' products' features.

        Microsoft.    Crystal Decisions began its relationship with Microsoft in 1993. Microsoft currently integrates Crystal Decisions' products into Microsoft's developer product suite, Visual Studio.NET and Business Solutions products. Crystal Decisions receives advance notice of planned upgrades and improvements to Microsoft's products so that Crystal Decisions can integrate its products before shipment. Crystal Decisions has a full time staff at Microsoft's Redmond, Washington facilities. Crystal Decisions also coordinates sales and marketing efforts where possible. Through Microsoft's Business Solutions value-added reseller channel, Microsoft resells Crystal Decisions' products with Microsoft's customer relationship management and enterprise resource planning products.

        SAP.    Crystal Decisions has an original equipment manufacturer and reseller arrangement with SAP whereby SAP incorporates its Crystal Enterprise and Crystal Reports products into SAP's BW 3.0 product, its data warehouse product. Crystal Decisions receives advance notice of planned upgrades and improvements to SAP's products so that Crystal Decisions can integrate its products before shipment. Crystal Decisions has full time staff at a site adjacent to SAP's Walldorf, Germany facility.

        Other Strategic Relationships.    Crystal Decisions also has original equipment manufacturer relationships with approximately 350 independent software vendors. These companies sell and support Crystal Decisions' products and/or integrate Crystal Decisions' products into their applications. As a result of these relationships, Crystal Decisions believes its customers may derive incremental value from the other applications by using Crystal Decisions' integrated reporting and analysis products without a separate deployment or integration cycle. Crystal Decisions considers its relationships with these companies to be of strategic importance to Crystal Decisions because they are generally industry leaders and influence adoption of products and technologies by customers.

Customers

        As of June 27, 2003, Crystal Decisions had delivered more than 15 million product licenses and had registered users in more than 170 countries. Crystal Decisions' products are used by organizations of all sizes in almost every segment of the economy. As a result, Crystal Decisions has a diverse customer base that includes a broad community of software developers and a number of well established companies. The following table lists some of Crystal Decisions' top 50 end user customers who purchased products and services directly from Crystal Decisions by revenues Crystal Decisions recognized from July 3, 1999 to June 27, 2003.

Consumer/Retail
The Coca-Cola Company
Kraft Foods, Inc.
Pepsi-Cola Company
Safeway, Inc.

 Financial Services/Insurance
Aetna Life Insurance Company
Automatic Data Processing, Inc.
Bank of America
Citigroup, Inc.
Insurance Corporation of British Columbia
J.P. Morgan Chase Bank
Morgan Stanley & Co. Inc.
R+V Allegemeine Versicherung AG
Suntrust Banks, Inc.

 Healthcare/Pharmaceuticals
Genentech, Inc.
Johnson & Johnson
Pfizer Inc.

 Information and Other Technology
Microsoft Corporation
Seagate Technology	Manufacturing/Industrials
Air Products & Chemicals Inc.
The Boeing Company
Ford Motor Company
International Paper Company
Northrop Grumman Corporation
Toyota Motor Manufacturing
North America, Inc.
Trans-Canada Pipelines Limited

 Professional Services
KPMG International

 Telecommunications
AT&T Corp.
AT&T Wireless Services, Inc.
SBC Operations, Inc.
Verizon Wireless

        Crystal Decisions derived a substantial portion of its revenues from one distributor, Ingram Micro, during the last three fiscal years. As a percentage of Crystal Decisions' total revenues, Ingram Micro accounted for 16% in fiscal 2001, 10% in fiscal 2002 and less than 10% in fiscal 2003. No other customer or distributor accounted for 10% or more of Crystal Decisions' total revenues in fiscal 2001, fiscal 2002 or fiscal 2003. In fiscal 2001, Crystal Decisions' revenues were $123.5 million, or 74% of total revenues, from customers in North America, $31.8 million, or 19% of total revenues, from customers in Europe, the Middle East and Africa and $12.5 million, or 7% of total revenues, from customers the Asia Pacific region. In fiscal 2002, Crystal Decisions' revenues were $159.8 million, or 74% of total revenues, from customers in North America, $41.8 million, or 19% of total revenues, from customers in Europe, the Middle East and Africa and $15.6 million, or 7% of total revenues, from customers in the Asia Pacific region. In fiscal 2003, Crystal Decisions' revenues were $212.0 million, or 74% of total revenues, from customers in North America, $54.6 million, or 19% of total revenues, from customers in Europe, the Middle East and Africa and $20.9 million, or 7% of total revenues, from customers in the Asia Pacific region. See Crystal Decisions' Consolidated Financial Statements and note 16 to Crystal Decisions' Consolidated Financial Statements beginning on page F-1 of this document for more information.

        Crystal Decisions' customers often purchase licenses for a single location, department or division and may later expand their use of Crystal Decisions' products to other parts of their organizations. Crystal Decisions believes it can sell additional licenses of Crystal Decisions' existing products to its existing customer base and also sell those customers new products as Crystal Decisions expands its product line.

Customer Case Study

        The following case study illustrates how one of Crystal Decisions' customers, Aetna, a health insurance and benefits provider, adopted Crystal Decisions' products to solve a business problem. Aetna's management needed to pull financial and operational data from disparate systems throughout the company, analyze that data quickly and present the resulting information in a form that would assist management in making effective business decisions. Aetna integrated Crystal Enterprise 8.5 and Crystal Reports 8.5 products into its existing information systems, allowing Aetna to extract and present a unified view of financial and operational data from 50 different data sources that feed into its Microsoft SQL Server and IBM DB2 databases. Previously, in order for Aetna to tabulate monthly financial information from dozens of geographically dispersed offices, a full month was required using a combination of Microsoft Excel spreadsheets and Microsoft Word documents. With Crystal Decisions' products in place, Aetna was able to cut the time it takes to generate such monthly financial data from a full month to only 12 to 14 days. The reports created with Crystal Decisions' products present the information to Aetna's management in a unified, flexible view that can break down financial and operational information based on business units, geography or customer segments. Additionally, by providing Aetna's management with a one-company view of the organization, Crystal Decisions' software provides Aetna with a better view of the performance and profitability of its various products.

Sales and Marketing

        Crystal Decisions organizes its sales and marketing programs by geographic regions, including North America, Japan, the Asia Pacific region and the European region, which includes the Middle East and Africa. In most cases, Crystal Decisions sells its English language products. In some cases, Crystal Decisions adapts certain products for foreign markets, including translation of documentation and user interfaces to local languages.

        To reach its customers, Crystal Decisions utilizes a direct sales force and indirect sales channels, such as its original equipment manufacturer relationships and a network of resellers and distributors. Crystal Decisions' sales channels are supported by its pre-sales and technical specialists. Customers can also purchase some of Crystal Decisions' products by downloading them over the Internet.

        Direct Sales.    Crystal Decisions sells its products primarily through a direct sales force that is comprised of field sales personnel, inside sales personnel, telesales personnel and eStore staff. Crystal Decisions' field sales force, consisting of customer account managers, professional service account coordinators and support managers, focus on mid-sized and large enterprises. Crystal Decisions' inside sales force, consisting of customer account managers, professional services account coordinators and support managers, focus their efforts on small and mid-sized enterprises, with most selling conducted over the telephone. Crystal Decisions' inside sales force most often contacts sales prospects who already use its Crystal Reports product. Crystal Decisions' telesales group serves as a direct telephone link to customers who call Crystal Decisions' offices, affording Crystal Decisions the opportunity to address customer issues and make additional sales. Crystal Decisions' eStore provides it with an opportunity to test pricing and promotional strategies and conduct low-cost sales via the world wide web. Crystal Decisions' direct sales force for North America is managed from its Vancouver, Canada offices. Crystal Decisions also has a direct sales presence throughout the world managed from its offices in England, Japan and Singapore.

        Indirect Sales.    Crystal Decisions' indirect revenues include sales to distributors, other resellers and original equipment manufacturers and as a percentage of total revenues were 37% in fiscal 2001, 33% in fiscal 2002 and 34% in fiscal 2003. Crystal Decisions has established indirect sales channels through distributors and resellers, who primarily focus their sales efforts on small and mid-sized organizations. Crystal Decisions sells its products through original equipment manufacturers that bundle Crystal

Decisions' products with theirs. Crystal Decisions has a sales team targeted at developing and maintaining relationships with original equipment manufacturers.

        Marketing.    Crystal Decisions' marketing activities consist of several key components:

  •
  targeted print advertising in trade, technical and business publications;

  •
  online advertising on Crystal Decisions' web site;

  •
  cooperative marketing programs with original equipment manufacturers, distributors and other resellers;

  •
  participation in seminars and tradeshows;

  •
  direct mailings to both prospective and existing customers; and

  •
  extensive public relations activities and programs to build relationships with key information technology community analysts and influencers.

        Crystal Decisions' marketing groups produce, or oversee the production of, substantially all of its online and print product literature, brochures, advertising and similar marketing and promotional material.

Research and Development

        Since Crystal Decisions' inception, Crystal Decisions has devoted significant resources to the development of its products and technology. Crystal Decisions believes that its future success depends in large part on continued innovation and rapid product development. Crystal Decisions conducts a majority of its research and development operations in Vancouver, Canada and Ipswich, England. As of June 27, 2003, Crystal Decisions' research and development team consisted of 450 persons.

        Crystal Decisions had research and development expenses of $29.2 million in fiscal 2001, $30.5 million in fiscal 2002 and $41.9 million in fiscal 2003. Crystal Decisions' customers did not fund any of its research and development expenses in fiscal 2001, fiscal 2002 or fiscal 2003. Crystal Decisions pursues its product development objectives by developing new software products and product enhancements internally, but may from time to time acquire products, technologies and businesses complementary to Crystal Decisions' or form alliances with other companies. Crystal Decisions recently began to outsource some of the final quality assurance testing for its products and anticipates that it may outsource other development functions in the future.

Patents and Intellectual Property Rights

        Crystal Decisions' success and ability to compete is dependent in part on its ability to develop and maintain the proprietary aspects of Crystal Decisions' technology and operate without infringing upon the proprietary rights of others. Crystal Decisions relies primarily on a combination of copyright, trade secret and trademark laws, confidentiality procedures, contractual provisions and other similar measures to protect its proprietary information. Due to the rapidly changing nature of applicable technologies, Crystal Decisions believes that the improvement of existing products, reliance upon trade secrets and unpatented proprietary know-how and development of new products are generally more important than patent protection. As of June 27, 2003, Crystal Decisions had two United States issued patents, eight patent applications pending in the United States and one foreign patent application pending. Crystal Decisions also has an ongoing trademark registration program pursuant to which Crystal Decisions registers some of its product names, slogans and logos in the United States and in some foreign countries.

        Crystal Decisions also uses contractual provisions to protect its intellectual property rights. Crystal Decisions licenses its software to be integrated or sold with the products of numerous independent software vendors, as well as licensing directly to end users. These license agreements, which address Crystal Decisions' technology, documentation and other proprietary information, include restrictions intended to protect and defend Crystal Decisions' intellectual property. These licenses are generally non-transferable and are typically perpetual. Crystal Decisions also requires all of its employees, contractors and many of those with whom Crystal Decisions has business relationships to sign non-disclosure and confidentiality agreements.

        Crystal Decisions' products also include third party software that Crystal Decisions obtains the rights to use through license agreements. Crystal Decisions uses this software primarily to add features that Crystal Decisions does not choose to develop internally.

Competition

        The market for Crystal Decisions' products is highly competitive, rapidly evolving and subject to changing technology, customer needs and new product introductions. Crystal Decisions competes principally with vendors of integrated query, reporting, analysis and information delivery software, such as Actuate, Brio Software, Business Objects, Cognos, Hummingbird, Information Builders and MicroStrategy. Crystal Decisions also faces or expects to face some competition from the SAS Institute and Informatica and expects increased competition from additional market entrants, including companies that specialize in the development, marketing and support of software products that assist users to access, analyze and interpret data to make business decisions. Crystal Decisions also faces competition from database and application vendors, such as Microsoft, Oracle, SAP and IBM, who offer reporting and analysis tools with their products.

        The competitive factors affecting the market for Crystal Decisions' products include:

  •
  product functionality;

  •
  performance and reliability;

  •
  quality of customer support;

  •
  ease of use and installation;

  •
  availability and quality of consulting and implementation services;

  •
  vendor reputation;

  •
  demonstrable cost-effective benefits for users;

  •
  price;

  •
  sales and marketing capabilities; and

  •
  financial stability of the software provider.

        Crystal Decisions believes that it currently competes effectively with its competitors on the basis of these factors. Crystal Decisions' ability to remain competitive will depend to a great extent upon its ongoing performance in the areas of product development and customer support. To be successful in the future, Crystal Decisions believes that it must respond promptly and effectively to the challenges technological change and Crystal Decisions' competitors' innovations by continually enhancing its product offerings. Performance in these areas will in turn depend upon Crystal Decisions' ability to attract and retain highly qualified technical personnel in a competitive market for experienced and talented software developers.

Employees

        As of June 27, 2003, Crystal Decisions had 1,769 full-time employees, including 618 in sales and marketing, 476 in services and support, 450 in research and development and 225 in general and administrative functions. None of Crystal Decisions' employees are represented by a labor union or are the subject of a collective bargaining agreement. Crystal Decisions has never experienced a work stoppage and believes that its employee relations are good. Crystal Decisions believes its future success will depend in large part upon its ability to attract and retain highly skilled managerial, product development, sales and marketing personnel.

Properties

        Crystal Decisions' principal executive offices are located in Palo Alto, California. Crystal Decisions' properties consist of leased facilities for sales and marketing, research and development, services and support and administrative personnel. The majority of Crystal Decisions' facilities are occupied under leases that expire at various times through fiscal 2015. At June 27, 2003, Crystal Decisions' leased space approximated 362,000 square feet with approximately 220,000 square feet located in Canada, 61,000 square feet located in the United States, 60,000 square feet located in Europe and 21,000 square feet located in the Asia Pacific region. These figures exclude approximately 105,000 square feet of unoccupied space in Canada and approximately 3,000 square feet leased to others in the United States. Crystal Decisions has continued to lease additional space in its Vancouver, Canada location and is currently in the process of building out unoccupied space in this location.

        Crystal Decisions believes that its facilities are adequate for its current needs and that suitable additional or substitute space will be available as needed to accommodate expansion of Crystal Decisions' operations.

Legal Proceedings

        In November 1997, Vedatech commenced an action in the Chancery Division of the High Court of Justice in the United Kingdom against Crystal Decisions (UK) Limited, Crystal Decisions' wholly-owned subsidiary. The liability phase of the trial was completed in March 2002, and Crystal Decisions prevailed on all claims except for a quantum merit claim. The court ordered the parties to mediate the amount of that claim and Crystal Decisions (UK) Limited and the plaintiff came to a mediated settlement with Vedatech in August 2002. The mediated settlement was not material to Crystal Decisions' operations and contained no continuing obligations. In September 2002, however, Crystal Decisions (UK) Limited received notice that Vedatech is seeking to set aside the settlement. In April 2003, Crystal Decisions (UK) Limited filed an action in the High Court of Justice seeking a declaration that the mediated settlement agreement is valid and binding. Although Crystal Decisions believes that Vedatech's basis for seeking to set aside the mediated settlement is meritless, the outcome cannot be determined at this time. If the mediated settlement were to be set aside, a negative outcome could adversely affect Crystal Decisions' business, results of operations and financial condition.

        In addition to the foregoing, Crystal Decisions is subject to other litigation in the ordinary course of its business. While Crystal Decisions believes that the ultimate outcome of these matters will not have a material adverse effect on Crystal Decisions, the outcome of these matters is not determinable and negative outcomes may adversely affect business, results of operations and Crystal Decisions' financial condition.

CRYSTAL DECISIONS SELECTED
HISTORICAL FINANCIAL DATA

        The selected financial data set forth below for Crystal Decisions should be read together with "Crystal Decisions' Management's Discussion and Analysis of Financial Condition and Results of Operations" and Crystal Decisions' consolidated financial statements and related notes beginning on page F-1 of this document. Crystal Decisions has derived the statement of operations data for the fiscal years ended June 27, 2003, June 28, 2002 and June 29, 2001 and the balance sheet data as of June 27, 2003 and June 28, 2002 from the audited financial statements included elsewhere in this document. The statement of operations data for the fiscal years ended June 30, 2000 and July 2, 1999 and the balance sheet data as of June 29, 2001, June 30, 2000 and July 2, 1999 were derived from the audited financial statements that are not included in this document. Historical results are not necessarily indicative of results to be expected for future periods.

	Fiscal Years Ended
	June 27, 2003	June 28, 2002	June 29, 2001	June 30, 2000	July 2, 1999
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues:
Licensing	$185,532	$140,009	$107,028	$74,182	$92,013
Maintenance, support and services	101,976	77,161	60,694	52,727	50,552

Total revenues	287,508	217,170	167,722	126,909	142,565
Cost of revenues:
Licensing	5,617	4,993	5,504	3,906	3,938
Maintenance, support and services	56,313	46,377	41,996	41,346	37,374
Amortization of developed technologies	—	5,078	3,050	198	4,545
Write-off of developed technologies	—	—	—	—	4,700

Total cost of revenues	61,930	56,448	50,550	45,450	50,557

Gross profit	225,578	160,722	117,172	81,459	92,008
Operating expenses:
Sales and marketing	108,470	94,449	73,888	65,752	65,488
Research and development	41,924	30,515	29,236	27,377	23,657
General and administrative	29,434	18,464	15,465	17,659	10,334
Amortization of goodwill and other intangible assets	—	2,358	2,023	3,038	4,772
Write-off of in-process research and development	—	—	7,073	—	—
Unusual items	—	—	1,851	242,569	86,714
Restructuring costs	—	—	573	1,301	—

Total operating expenses	179,828	145,786	130,109	357,696	190,965

Income (loss) from operations	45,750	14,936	(12,937)	(276,237)	(98,957)
Interest and other income (expense), net	896	1,319	2,651	20	56

Income (loss) before income taxes	46,646	16,255	(10,286)	(276,217)	(98,901)

Provision for (benefit from) income taxes	13,191	3,300	1,183	(55,055)	(2,526)

Net income (loss)	$33,455	$12,955	$(11,469)	$(221,162)	$(96,375)

Basic net income (loss) per share	$0.44	$0.17	$(0.15)	$(2.95)	$(1.28)

Diluted net income (loss) per share	$0.42	$0.17	$(0.15)	$(2.95)	$(1.28)

Weighted average number of shares used in basic net income (loss) per share	75,978	75,601	75,253	75,001	75,001
Weighted average number of shares used in diluted net income (loss) per share	80,317	76,806	75,253	75,001	75,001
	As of
	June 27, 2003	June 28, 2002	June 29, 2001	June 30, 2000	July 2, 1999
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$104,703	$71,451	$34,379	$3,621	$7,419
Restricted cash	2,019	—	—	—	—
Working capital (deficit)	49,762	26,426	10,750	8,860	(11,163)
Total assets	208,698	136,846	105,126	72,545	79,820
Long-term liabilities	3,090	2,575	3,600	381	459
Total stockholders' equity	75,756	41,452	35,609	23,113	2,883

CRYSTAL DECISIONS' MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following information should be read together with the audited consolidated financial statements of Crystal Decisions and the notes thereto and other information included elsewhere in this document.

Overview

        General.    Crystal Decisions provides business intelligence software and services that enable the effective use and management of information within and among organizations. Crystal Decisions' revenues are derived primarily from licensing fees for software products and, to a lesser extent, fees for services relating to these products, including maintenance, technical support, training and consulting. Crystal Decisions sells its software products through two channels: directly to end user customers through its sales force and indirectly through resellers, original equipment manufacturers, systems integrators and distributors, including independent software vendors. Original equipment manufacturers, which are independent software vendors and hardware vendors, generally integrate Crystal Decisions' products with theirs or resell them with their products. Crystal Decisions' other indirect vendors resell its software products to end user customers.

        Crystal Decisions operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30. Accordingly, fiscal 2001 ended on June 29, 2001, fiscal 2002 ended on June 28, 2002 and fiscal 2003 ended on June 27, 2003. Fiscal 2001, 2002 and 2003 were each comprised of 52 weeks.

  Sources of Revenues.

        Licensing revenues.    Crystal Decisions generates licensing revenues from the sale of licenses to use its software products. Crystal Decisions prices its products on a per user, processor or concurrent user basis. Crystal Decisions generally does not sell licenses for its products on a time or subscription basis.

        Crystal Decisions currently operates with virtually no order backlog because its software products are typically delivered shortly after orders are received. Licensing revenues in any quarter are substantially dependent on orders booked and delivered in that quarter. Historically, Crystal Decisions has recognized a substantial portion of its revenues in the last month of a quarter. As Crystal Decisions sells more large-scale deployments of its products, orders may become larger and the impact of the longer sales cycle of these deployments may make Crystal Decisions' revenues harder to predict.

        Maintenance, support and services revenues.    Crystal Decisions' maintenance revenues are derived from selling rights to existing customers to receive product upgrades, when and if Crystal Decisions makes them available. Crystal Decisions' maintenance agreements generally have a term of one year. Customers may renew their maintenance agreements for additional consecutive periods.

        Crystal Decisions' technical support revenues are derived from fees charged to customers for post-sales efforts. Crystal Decisions sells technical support services under several different programs generally on a 12-month basis, on a fee for use, fixed price or a per incident basis.

        Crystal Decisions' professional services organization generates revenues for training and consulting to plan and execute the deployment of its products and accelerate end user adoption. In addition, Crystal Decisions provides training to its customers' employees to enhance their ability to utilize fully the features and functionality of the product purchased. Crystal Decisions provides training and consulting services related to the use of its products and receives project- or time-based fees as a result.

        Costs of Revenues.    Crystal Decisions' cost of licensing revenues consists primarily of materials, product packaging, distribution costs, related fulfillment personnel and third-party royalties. Crystal Decisions' cost of maintenance, support and services revenues consists primarily of personnel and related overhead costs for technical support, training, consulting and the cost of materials delivered with product upgrades and enhancements. Prior to the end of fiscal 2002, Crystal Decisions' total cost of revenues also included the amortization of the fair value of developed technologies on its balance sheet that arose as the result of certain transactions described further in the subsection entitled "—Change in Control of Crystal Decisions" below.

        Operating Expenses.    Sales and marketing expenses include salaries, benefits, commissions and bonuses earned by sales and marketing personnel, advertising, product promotional campaigns, promotional materials, travel, facilities and other overhead costs. Research and development expenses are expensed as incurred and consist primarily of personnel and related costs associated with development of new products, the enhancement and localization of existing products, quality assurance and testing, as well as facilities and other overhead costs. General and administrative expenses consist primarily of personnel costs for finance, legal and human resources, as well as other administrative costs.

        In May 2003, Crystal Decisions pledged $1.0 million to the Community Foundation of Silicon Valley, which it accrued and expensed in fiscal 2003 and paid on June 30, 2003. Crystal Decisions also agreed to match employee contributions to the Community Foundation of Silicon Valley up to 1% of its income before interest, taxes and amortization for the prior fiscal year. The maximum amount of Crystal Decisions' matching contribution in fiscal 2003 was approximately $220,000, which it accrued and expensed in fiscal 2003 and paid in July 2003. The maximum amount that Crystal Decisions could pay under this matching plan for fiscal 2004 would be approximately $453,000. The Community Foundation of Silicon Valley is an independent, public benefit organization that provides grants to charitable groups in areas such as education, arts and cultural participation and neighborhoods and civic engagement. The Community Foundation of Silicon Valley also works with independent, public benefit organizations to provide grants that are used in communities outside of the San Francisco bay area. The Community Foundation of Silicon Valley awards grants equal to at least 5% of its endowment annually.

        Foreign Exchange.    Crystal Decisions conducts the majority of its business and collects the majority of its revenues in U.S. dollars, which is the currency in which it report its financial results. Crystal Decisions also earns approximately 20% of its revenues in currencies other than the U.S. dollar including the euro, the British pound and the Canadian dollar. Crystal Decisions' total revenues are affected by changes in the exchange rates for these currencies relative to the U.S. dollar.

        Crystal Decisions incurs a significant portion of its expenses in Canadian dollars. Crystal Decisions' total expenses fluctuate according to the changes in the exchange rate of the Canadian dollar relative to the U.S. dollar. With the exception of Crystal Decisions' Canadian dollar expenses, the impact of fluctuations in foreign exchange rates on its net operating income is nominal as its foreign denominated expenses are substantially offset by its foreign denominated revenues. For fiscal 2003, a 10% increase in the exchange rate for the Canadian dollar would have increased Crystal Decisions' revenues by less than 1% but would have increased its expenses by approximately 4%. Crystal Decisions recently implemented a partial hedging strategy for these exposures. Crystal Decisions may experience substantial foreign exchange gains or losses due to the volatility of the Canadian dollar, to the extent its hedging activities are ineffective, or other currencies compared to the U.S. dollar.

Critical Accounting Policies and Estimates

        Crystal Decisions' financial statements have been prepared in accordance with accounting principles generally accepted in the United States and form the basis for the following discussion and analysis of critical accounting policies and estimates. Crystal Decisions makes estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities during the course of preparing these financial statements.

On a regular basis, Crystal Decisions evaluates its estimates and assumptions including those related to the recognition of revenues, allowance for doubtful accounts, contingent liabilities and income taxes. Crystal Decisions bases its estimates on historical experience and on various other assumptions that it believes to be reasonable. These estimates form the basis of Crystal Decisions' judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Crystal Decisions' actual results may differ from these estimates.

        The following critical accounting policies reflect the more significant estimates and assumptions Crystal Decisions has used in the preparation of its financial statements:

        Recognition of Revenues.    Crystal Decisions follows specific and detailed guidelines in measuring revenues; however, certain judgments and estimates affect the application of the policy. Revenues in any given period are difficult to predict and any shortfall in revenues or delay in recognizing revenues could cause Crystal Decisions' results of operations to vary significantly from quarter to quarter.

        Crystal Decisions sells licenses for software products separately or with services as part of a bundled arrangement. Crystal Decisions sells maintenance and technical support contracts with licenses in a bundled arrangement or separately as a contract renewal. Crystal Decisions provides training and consulting services as part of a bundled arrangement or separately based on a project or time and materials basis.

        For each sales transaction, Crystal Decisions determines whether evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collection is probable. If any of these criteria are not met, Crystal Decisions defers recognition of revenues until such time as all of the criteria are met.

        In bundled software arrangements that include rights to multiple software products and/or services, Crystal Decisions recognizes revenues using the residual method as prescribed by the Statement of Position 98-9 "Modification of SOP No. 97-2 Software Revenue Recognition with Respect to Certain Transactions." Under the residual method, revenues are allocated to the undelivered elements based on vendor specific objective evidence of fair value of the undelivered elements and the residual amount of revenues are allocated to the delivered elements. Vendor specific objective evidence of the fair value of maintenance and technical support contracts is based on renewal rates as determined by the prices paid by Crystal Decisions' customers when maintenance is sold separately. Vendor specific objective evidence of fair value of training and consulting services is based upon daily rates as determined by the prices paid by Crystal Decisions' customers when these services are sold separately.

        For all bundled arrangements, Crystal Decisions assesses whether the service elements of the arrangement are essential to the functionality of the other elements of the arrangement. When services are considered essential or the arrangement involves customization or modification of the software, both the license and service revenues under the arrangement are recognized under the percentage of completion method of contract accounting, based on cost of labor inputs. Crystal Decisions accrues expected losses, if any, with respect to consulting services once they become known.

        For those arrangements for which Crystal Decisions has concluded that the service elements are not essential to the other elements of the arrangement, it uses vendor specific objective evidence of fair value for the service elements to account for the arrangement using the residual method, regardless of any separate prices stated within the contract for each element. Crystal Decisions recognizes revenues allocable to maintenance and technical support contracts ratably over the term of the respective contracts, which is typically one year. Maintenance contracts include rights to unspecified software product enhancements and upgrades when and as Crystal Decisions makes them available. Crystal Decisions recognizes revenues allocable to training and consulting services as the services are performed.

        For sales to distributors and resellers, Crystal Decisions recognizes revenues upon the delivery of its products to these parties. Crystal Decisions reserves an amount equal to its estimate of all products held by such parties which are subject to rights of return and resale contingencies. Crystal Decisions considers several factors in determining these estimates including historical experience, level of inventory in the distribution channels, nature of the product, fixed or determinable fees and payment terms. Crystal Decisions reduces its revenues and the related receivables by this estimate.

        For sales to original equipment manufacturers, Crystal Decisions recognizes revenues when the original equipment manufacturer reports sales that have occurred to an end user customer, provided that collection is probable. Some original equipment manufacturer arrangements include the payment of an upfront arrangement fee which is deferred and recognized either ratably over the contractual period or when the original equipment manufacturer reports sales that have occurred to an end user customer, in accordance with the contractual terms. If Crystal Decisions determines, through royalty audits or other means, that an original equipment manufacturer did not report revenues accurately, it attempts to reconcile the discrepancies and, if appropriate, record additional revenues upon resolution.

        Deferred revenues represent amounts under license and service arrangements for which the earnings process has not been completed. These amounts relate primarily to provision of maintenance and technical support services with future deliverables and arrangements where specified customer acceptance has not yet occurred. Deferred revenues classified as long-term in nature represent revenues that will not be realized for more than 12 months after the date of the balance sheet.

        Allowance for Doubtful Accounts.    The allowance for doubtful accounts, which is netted against Crystal Decisions accounts receivable on its balance sheets, totaled $2.1 million as of June 28, 2002 and $2.6 million as of June 27, 2003. The allowance for doubtful accounts represents estimated losses resulting from the inability of Crystal Decisions' customers to make required payments. Crystal Decisions bases its estimates on specific identification of probable bad debts based on collection efforts, aging of accounts receivable, Crystal Decisions' historical experience including bad write-offs and other factors. If the financial condition of Crystal Decisions' customers were to deteriorate, resulting in an impairment of their ability to make payments, Crystal Decisions may be required to record additional allowances. If the data Crystal Decisions uses to calculate the allowance does not reflect the future ability to collect outstanding receivables, Crystal Decisions may be required to record additional allowances and the future results of its operations could be materially impacted. Crystal Decisions' bad debt expenses are reflected in general and administrative expenses.

        Contingencies and Litigation.    Crystal Decisions evaluates contingent liabilities including threatened or pending litigation in accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies." Crystal Decisions assesses the likelihood of any adverse judgments or outcomes to a potential claim or legal proceeding, as well as potential ranges of probable losses, when the outcome of the claims or proceedings are probable and reasonably estimable. A determination of the amount of accrued liabilities required, if any, for these contingencies is made after analysis of each matter. Because of uncertainties related to these matters, Crystal Decisions bases its estimates on the information available at the time. As additional information becomes available, Crystal Decisions reassesses the potential liability related to its pending claims and litigation and may revise its estimates. Any revisions in the estimates of potential liabilities could have a material impact on Crystal Decisions' results of operations and financial position.

        Income Taxes.    Crystal Decisions is subject to income taxes in both the United States and numerous foreign jurisdictions and it uses estimates in determining its worldwide provision for income taxes. This process involves estimating actual current tax liabilities together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities which are recorded on the balance sheet. Crystal Decisions' deferred tax assets consist primarily of net operating losses carried forward. Crystal

Decisions assesses the likelihood that deferred tax assets will be recovered from future taxable income, and, a valuation allowance is recognized if it is more likely than not that some portion of the deferred tax assets will not be recognized. Crystal Decisions provided a full valuation allowance against all of its deferred tax assets as of June 29, 2001 and June 28, 2002. During fiscal 2003, Crystal Decisions released a portion of its valuation allowance against its deferred tax assets and has recorded current and long-term deferred tax assets at June 27, 2003. To the extent Crystal Decisions establishes any valuation allowance against its deferred tax assets or change this valuation allowance in a period, it reflects the impact in the provision for (benefit from) income taxes in its statements of operations. Although Crystal Decisions believes that its tax estimates are reasonable, the ultimate tax determination involves significant judgment that could become subject to audit by tax authorities in the ordinary course of business.

        Stock-Based Compensation.    Crystal Decisions measures compensation expense for the majority of its stock option plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations. The fair market value of Crystal Decisions' common stock on the date of grant is determined by the compensation committee of its board of directors. Because there has been no public market for Crystal Decisions' stock, the compensation committee determined the fair value of Crystal Decisions' common stock by considering a number of factors, including, but not limited to, contemporaneous valuations, Crystal Decisions' current financial performance and prospects for future growth and profitability, the status of product releases and product integration, the absence of a resale market for Crystal Decisions' common stock, the control position held by New SAC and comparisons to certain of Crystal Decisions' key valuation metrics with similar metrics for comparable publicly traded companies, including measures of market capitalization based on revenue multiples, price-to-earnings ratios and operating margins.

        Crystal Decisions has elected not to apply fair value-based accounting provided under SFAS No. 123 "Accounting for Stock-Based Compensation" because it requires the use of option valuation models, which in Crystal Decisions' opinion, do not provide a reliable measure of the fair value of its employee stock options.

        As required by SFAS 123, as modified by SFAS No. 148 "Accounting for Stock Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123," Crystal Decisions provides pro forma disclosure of the effect of using the fair value-based method of measuring compensation expense. For purposes of the pro forma disclosure, Crystal Decisions estimates the fair value of stock options issued to employees using the Black-Scholes option valuation model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected life of options and Crystal Decisions' expected stock price volatility. Therefore, the estimated fair value of Crystal Decisions' employee stock options could vary significantly as a result of changes in the assumptions used.

Change in Control of Crystal Decisions

        Crystal Decisions became an indirect subsidiary of New SAC on November 22, 2000 when New SAC indirectly acquired 75,001,000 shares, or 99.7% of Crystal Decisions' common stock outstanding on that date, under the terms of a stock purchase agreement with Old Seagate and Seagate Software Holdings. In the acquisition, New SAC purchased all of the operating assets of Old Seagate and its consolidated subsidiaries for cash and borrowings of $1.84 billion, including transaction costs of $25 million. This included Old Seagate's rigid disc drive, storage area network, removable tape storage solutions businesses and operations, Crystal Decisions' common stock, and certain cash balances, but excluded the approximately 128 million shares of VERITAS common stock then held by Seagate Software Holdings and certain of Old Seagate's equity investments.

        The November 2000 transaction resulted in a change in control of Crystal Decisions. Under rules and regulations of the SEC, because more than 95% of Crystal Decisions was acquired and a change of control occurred, Crystal Decisions restated all its assets and liabilities in its financial statements as of November 22, 2000 on a push down accounting basis, which involved the application of the purchase method of accounting to the financial statements of Crystal Decisions in the business combination. Push down accounting had a significant impact on Crystal Decisions' financial statements because the long-lived tangible and intangible assets and liabilities were measured at allocated fair values at the date of the transaction.

        The table below lists the net purchase price allocation to Crystal Decisions of the tangible and intangible assets acquired by New SAC.

Purchase Price Allocation	Net Purchase Price Allocation at November 22, 2000
(in thousands)
Net current assets acquired	$9,138
Tangible long-lived assets acquired	5,130
Intangible assets acquired:
Developed technologies	15,234
Assembled work force	7,073
In-process research and development	7,073
Deferred tax liability	(2,126)

Total	$41,522

        The purchase price paid by New SAC under the stock purchase agreement was fixed and no contingencies were identified that would have resulted in a change in the overall purchase price. However, in allocating the purchase price, New SAC recorded a full valuation allowance against deferred tax assets in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," or SFAS 109. The deferred tax assets subject to this valuation allowance were based on the excess of tax bases over the fair values of acquired property, plant and equipment and liabilities assumed, for which New SAC expected to receive tax deductions in U.S. federal and state returns in future periods based on their ability to generate taxable income in the United States.

        As of June 28, 2002, Crystal Decisions reduced to zero the net carrying values of the intangible assets pushed down to its financial statements in connection with the November 2000 transaction. The reduction in Crystal Decisions' recorded intangible assets resulted from an allocation of the tax benefits recognized by Old Seagate in its U.S. income tax returns attributable to acquisition related deferred tax assets in accordance with SFAS 109. There was no impact on Crystal Decisions' valuation allowance. Crystal Decisions' share of the reduction in intangibles was allocated as follows:

Allocated to Crystal Decisions at June 28, 2002
(in thousands)
Reduction in the net carrying values of developed technologies	$7,194
Reduction in the net carrying values of assembled workforce	3,340

Total reduction in intangible assets	10,534

Less deferred tax liability related to intangible assets	(1,403)

Total reduction in intangible assets, net of deferred tax liability	$9,131

        The following summarizes the impact of push down accounting on Crystal Decisions' results:

  •
  Revenues.    Deferred revenues were reduced by $1.3 million and revenues were reduced on a declining basis during the 12 months following the November 2000 transaction. Consequently, revenues were lower by $1.2 million for fiscal 2001 and $128,000 for fiscal 2002 than they would have been had the push down adjustments not occurred. There was no impact during fiscal 2003.

  •
  Depreciation.    Crystal Decisions' long-lived tangible assets were reduced by $4.3 million on November 22, 2000. Consequently, Crystal Decisions recorded $1.5 million less depreciation expense for each of fiscal 2001 and fiscal 2002 and $775,000 less for fiscal 2003 than it would have recorded had the push down adjustments not been made.

  •
  Amortization.    Crystal Decisions recorded additional amortization expense of $3.3 million for fiscal 2001 and $5.6 million for fiscal 2002 from recording the incremental fair value of intangible assets pushed down to its financial statements on November 22, 2000.

  •
  In-process research and development.    Crystal Decisions wrote off in-process research and development of $7.1 million as an expense in fiscal 2001. Crystal Decisions did not have any similar expenses in fiscal 2002 or fiscal 2003.

  •
  Elimination of intangible assets, net of deferred tax liability.    Crystal Decisions reduced intangible assets, net of deferred tax liability, by $9.1 million to zero at June 28, 2002.

        While Crystal Decisions has adopted SFAS No. 142 "Goodwill and Other Intangible Assets" at the beginning of fiscal 2003, the non-amortization provisions and the impairment tests will not be applicable until such time as Crystal Decisions has recorded goodwill and other intangible assets on its balance sheet.

Results of Operations

        The following table sets forth certain statements of operations data expressed as a percentage of total revenues for the periods indicated. In view of Crystal Decisions' significant growth in recent years and as a result of the application of pushdown accounting to its financial statements, Crystal Decisions believes that fiscal year-to-year comparisons of its financial results are not necessarily meaningful and you should not rely upon them as an indication of future performance.

	Fiscal Years Ended
	June 29, 2001	June 28, 2002	June 27, 2003
Revenues:
Licensing	64%	64%	65%
Maintenance, support and services	36	36	35

Total revenues	100	100	100

Cost of revenues:
Licensing	3	3	2
Maintenance, support and services	25	21	20
Amortization of developed technologies	2	2	—

Total cost of revenues	30	26	22

Gross profit	70	74	78
Operating expenses:
Sales and marketing	44	43	38
Research and development	17	14	15
General and administrative	9	9	10
Amortization of goodwill and other intangible assets	1	1	—
Write-off of in-process research and development	4	—	—
Unusual items	1	—	—
Restructuring costs	—	—	—

Total operating expenses	78	67	63

Income (loss) from operations	(8)	7	16
Interest and other income, net	2	1	—

Income (loss) before income taxes	(6)	8	16
Provision for income taxes	1	2	4

Net income (loss)	(7)%	6%	12%

Fiscal Years Ended June 28, 2002 and June 27, 2003

        Revenues.    The following table sets forth information regarding the composition of Crystal Decisions' revenues and fiscal period-to-period changes (dollars in thousands):

	Fiscal Year Ended
	June 28, 2002	Percent Change	June 27, 2003
Licensing revenues	$140,009	33%	$185,532
Percentage of total revenues	64%		65%
Maintenance, support and services revenues	$77,161	32%	$101,976
Percentage of total revenues	36%		35%
Total revenues	$217,170	32%	$287,508

        The majority of Crystal Decisions' revenues were derived from licensing fees for its products and Crystal Decisions anticipates that licensing fees will continue to represent the majority of its revenues for the foreseeable future. Crystal Decisions revenues have increased as a result of the continued delivery of new products, better sales training, the increased size and productivity of its sales force and its targeted marketing campaigns. Additionally, Crystal Decisions continued to add new customers with its Crystal 8 and 9 product offerings, which included the release of Crystal Enterprise 8.5 in May 2002, Crystal Analysis 8.5 in June 2002, Crystal Reports 9.0 in August 2002 and Crystal Enterprise 9 in January 2003.

        During fiscal 2002, revenues from a distributor, Ingram Micro, accounted for $21.0 million, or approximately 10% of total revenues. Revenues from Ingram Micro represented less than 10% of total revenues during fiscal 2003. No other customer or distributor accounted for 10% or more of Crystal Decisions' total revenues during these periods.

        In fiscal 2002, Crystal Decisions' revenues were $159.8 million, or 74% of total revenues, from customers in North America, $41.8 million, or 19% of total revenues, from customers in Europe, the Middle East and Africa and $15.6 million, or 7% of total revenues, from customers in the Asia Pacific region. In fiscal 2003, Crystal Decisions' revenues were $212.0 million, or 74% of total revenues, from customers in North America, $54.6 million, or 19% of total revenues, from customers in Europe, the Middle East and Africa and $20.9 million, or 7% of total revenues, from customers in the Asia Pacific region.

        Licensing revenues.    The increase in licensing revenues occurred across most sales channels and all regions, and was primarily the result of the increased size and productivity of Crystal Decisions' sales force and the addition of new customers purchasing through Crystal Decisions' direct channel.

        Maintenance, support and services revenues.    The increase in maintenance, support and services revenues was primarily attributable to increased maintenance fees associated with sales of new licenses of Crystal Decisions' products and to increased technical support revenues. Because many of Crystal Decisions' customers renew maintenance agreements each year, increased maintenance revenues are generated from the cumulative growth in Crystal Decisions' customer base.

        Cost of Revenues.    The following table sets forth information regarding the composition of Crystal Decisions' cost of revenues and fiscal period-to-period changes (dollars in thousands):

	Fiscal Year Ended
	June 28, 2002	Percent Change	June 27, 2003
Cost of licensing revenues	$4,993	12%	$5,617
Percentage of licensing revenues	4%		3%
Cost of maintenance, support and services revenues	$46,377	21%	$56,313
Percentage of maintenance, support and services revenues	60%		55%
Amortization of developed technologies	$5,078	(100)%	$—
Percentage of total revenues	2%		—
Total cost of revenues	$56,448	10%	$61,930
Percentage of total revenues	26%		22%

        The absolute dollar increase in cost of licensing revenues was equally due to increased license volume and cost associated with new product releases. Cost of licensing revenues vary depending on the volume, distribution method and mix of software licenses shipped. Cost of maintenance, support and services revenues increased as Crystal Decisions continued to expand its customer support and professional services organizations to meet the demands of its growing customer base. These costs included increases in salary and benefit costs of $7.4 million, additional overhead cost allocations associated with increased headcount of $4.0 million, a decrease in outside service costs of $933,000 and cost savings of $857,000 associated with travel and entertainment. Crystal Decisions' overheads, which increased as the result of additional facilities and information technology costs, are generally allocated across departments based on headcount. Amortization of developed technologies for fiscal 2002 related to the fair value of developed technologies of $15.2 million pushed down to Crystal Decisions' financial statements as a result of the November 2000 transaction. There was no amortization during fiscal 2003 as a result of the reduction in June 2002 in the net carrying values of the developed technologies that were pushed down to Crystal Decisions' financial statements.

        Gross Margin.    Crystal Decisions' gross profit as a percentage of total revenues, or gross margin, increased from 74% for fiscal 2002 to 78% for fiscal 2003. The increase was primarily attributable to the elimination of amortization of developed technologies in fiscal 2003. Crystal Decisions' gross margin from licensing revenues increased from 96% for fiscal 2002 to 97% for fiscal 2003. Crystal Decisions' gross margin from maintenance, support and services revenues increased from 40% for fiscal 2002 to 45% for fiscal 2003. The increase was primarily the result of improved margins in maintenance and technical support, which was partially offset by decreased margins in Crystal Decisions' professional services organization. Crystal Decisions' maintenance, support and services margins are impacted by the rate of utilization of its personnel and personnel costs relating to the use of its employees versus outside contractors, who are generally more expensive than Crystal Decisions' personnel.

        Operating Expenses.    The following table sets forth information regarding the composition of Crystal Decisions' operating expenses and fiscal period-to-period changes (dollars in thousands):

	Fiscal Year Ended
	June 28, 2002	Percent Change	June 27, 2003
Sales and marketing	$94,449	15%	$108,470
Percentage of total revenues	43%		38%
Research and development	$30,515	37%	$41,924
Percentage of total revenues	14%		15%
General and administrative	$18,464	59%	$29,434
Percentage of total revenues	9%		10%
Amortization of other intangible assets	$2,358	(100)%	$—
Percentage of total revenues	1%		—
Total operating expenses	$145,786	23%	$179,828
Percentage of total revenues	67%		63%

        Sales and marketing.    The increase in sales expenses in absolute dollars was primarily associated with increased salary and benefits expense of $8.7 million related to an overall increase in Crystal Decisions' sales force of approximately 60 people and the resultant higher total commissions. In addition, ancillary costs such as travel and entertainment increased by $2.1 million. Marketing expenses increased in absolute dollars of $1.1 million as the result of additional headcount in the department and the related costs associated with increased marketing campaigns and promotional material associated with major releases. The decrease in Crystal Decisions' sales and marketing expenses as a percentage of total revenues resulted primarily from increased productivity in Crystal Decisions' direct sales force in addition to a higher total percentage of sales through Crystal Decisions' indirect channels.

        Research and development.    The increase in research and development expenses in absolute dollars primarily resulted from increased salary and benefits costs of $5.6 million associated with increased headcount. Expenses also increased by $945,000 as a result of incremental outsourcing costs for research and development related to final quality assurance testing for Crystal Decisions' products. In addition, as research and development headcount comprises approximately 25% of Crystal Decisions' headcount, allocations for increases in facilities and overhead costs accounted for $5.0 million of the increase. Crystal Decisions expects research and development costs to increase in absolute dollars in future periods as Crystal Decisions invests in new products and improvements to its existing products.

        General and administrative.    The increase in general and administrative expenses in absolute dollars and as a percentage of total revenues were primarily due to increases in salary and benefits expense of $5.4 million relating to increased staffing to support Crystal Decisions' growth and its enterprise resource planning system implementation. Expenses also increased by $2.8 million as a result of increased professional service fees, a non-recurring termination fee of $625,000 paid to Seagate Technology for the benefit of New SAC related to a previous consulting and advisory contract and recruiting fees and relocation fees of $781,000 associated with the hiring of several strategic positions. In addition, Crystal Decisions accrued and expensed a charitable contribution to the Community Foundation of Silicon Valley of $1.2 million.

        Amortization of other intangible assets.    Amortization of other intangible assets for fiscal 2002 related to the fair value of assembled workforce of $7.1 million pushed down to Crystal Decisions' financial statements as a result of the November 2000 transaction. There was no amortization during fiscal 2003 as a result of the reduction in June 2002 in the net carrying values of the intangible assets that were pushed down to Crystal Decisions' financial statements.

        Interest and Other Income (Expense), Net.    Interest and other income (expense), net was comprised of the following (dollars in thousands):

	Fiscal Year Ended
	June 28, 2002	Percent Change	June 27, 2003
Net interest income	$1,723	(21)%	$1,354
Other income (expense)	(404)	13%	(458)
Interest and other income, net	$1,319	(32)%	$896

        Net interest income for fiscal 2002 included $301,000 of interest received on the net receivable balance from Seagate Technology and $450,000 of non-recurring interest received on tax refunds. Since October 2001, Crystal Decisions has earned the majority of its net interest income from its cash and cash equivalents at interest rates that were generally lower than those earned from Seagate Technology, which managed Crystal Decisions' cash prior to October 2001. Net interest income fluctuates depending on movements in the general level of interest rates, Crystal Decisions' average cash and available-for-sale securities balances, and, previously, its net position under the revolving loan agreement it had with Seagate Technology and the interest rates applied thereon.

        Other income (expense) was largely comprised of net foreign exchange gains and losses, which represent the impact of foreign exchange rate fluctuations on the translation of foreign exchange transactions and balances into U.S. dollars and varies depending upon movements in currency exchange rates. During fiscal 2003, Crystal Decisions incurred a net foreign exchange loss of $503,000, which was the result of an $1.2 million loss primarily as the result of the translation of Canadian dollar payables at quarter end, offset by a $660,000 gain as a result of the change in functional currency of certain foreign subsidiaries from their respective local currency to the U.S. dollar. Crystal Decisions recently implemented a partial hedging strategy for the Canadian exposures.

  Income Taxes.

	Fiscal Year Ended
	June 28, 2002	June 27, 2003
	(dollars in thousands)
Provision for income taxes	$3,300	$13,191
Effective tax rate	20%	28%

        The change in effective tax rate was due primarily to the effect of continuing growth in profitability, a decrease in available foreign research and development tax credits and utilization of U.S. net operating losses in fiscal 2002 that had previously been subject to a valuation allowance.

Fiscal Years Ended June 29, 2001 and June 28, 2002

        Revenues.    The following table sets forth information regarding the composition of Crystal Decisions' revenues and fiscal year-to-year changes (dollars in thousands):

	Fiscal Year Ended
	June 29, 2001	Percent Change	June 28, 2002
Licensing revenues	$107,028	31%	$140,009
Percentage of total revenues	64%		64%
Maintenance, support and services revenues	$60,694	27%	$77,161
Percentage of total revenues	36%		36%
Total revenues	$167,722	29%	$217,170

        Revenues from Ingram Micro accounted for $27.7 million, or 16% of total revenues, for fiscal 2001 and $21.0 million, or 10% of total revenues, for fiscal 2002. The primary reason for the decrease during fiscal 2002 was the transition of one of Crystal Decisions' products from the distributor channel to direct sales. No other customer accounted for 10% or more of Crystal Decisions' total revenues during fiscal 2001 or fiscal 2002.

        In fiscal 2001, Crystal Decisions' revenues were $123.5 million, or 74% of total revenues, from customers in North America, $31.8 million, or 19% of total revenues, from customers in Europe, the Middle East and Africa and $12.5 million, or 7% of total revenues, from customers in the Asia Pacific region. In fiscal 2002, Crystal Decisions' revenues were $159.8 million, or 74% of total revenues, from customers in North America, $41.8 million, or 19% of total revenues, from customers in Europe, the Middle East and Africa and $15.6 million, or 7% of total revenues, from customers in the Asia Pacific region.

        Licensing revenues.    The increase in licensing revenues was primarily attributable to an increase in the size and productivity of Crystal Decisions' direct sales force. Crystal Decisions' direct sales force continued to add new customers, while continuing to make additional sales to Crystal Decisions' existing customers. In addition, Crystal Decisions increased revenues from indirect sales, primarily from original equipment manufacturers. All of Crystal Decisions' channels benefited from the releases of its Crystal 8 product suite throughout fiscal 2001 and fiscal 2002.

        Maintenance, support and services revenues.    The absolute dollar increase in maintenance, support and services revenues was attributable to a higher cumulative installed customer base receiving maintenance. In addition, both consulting and technical support revenues increased as a result of new and existing agreements with Crystal Decisions' customers and the initiation of new pricing arrangements for these services.

        Cost of Revenues.    The following table sets forth information regarding the composition of Crystal Decisions' cost of revenues and fiscal year-to-year changes (dollars in thousands):

	Fiscal Year Ended
	June 29, 2001	Percent Change	June 28, 2002
Cost of licensing revenues	$5,504	(9)%	$4,993
Percentage of licensing revenues	5%		4%
Cost of maintenance, support and services	$41,996	10%	$46,377
Percentage of maintenance, support and services revenues	69%		60%
Amortization of developed technologies	$3,050	66%	$5,078
Percentage of total revenues	2%		2%
Total cost of revenues	$50,550	12%	$56,448
Percentage of total revenues	30%		26%

        Crystal Decisions realized cost savings in cost of licensing revenues due to initiatives to reduce its production, fulfillment and shipping costs as a percentage of revenues. The absolute dollar increase in cost of maintenance, support and services revenues was the result of costs associated with increased headcount of $2.8 million and an increase in the use of external services to support Crystal Decisions' professional services organization of $2.1 million. The decline in cost of maintenance, support and services as a percentage of maintenance, support and services revenues was primarily attributable to the continued increase in maintenance revenues which had nominal associated costs, increased pricing for Crystal Decisions' technical support and cost control initiatives. At November 22, 2000, existing developed technologies were revalued and effective November 23, 2000, Crystal Decisions began amortizing over 36 months the $15.2 million of developed technologies pushed down to its financial statements. The absolute dollar increase for fiscal 2002 was the result of amortization for fiscal 2001 being charged on a different and smaller intangible asset base up to and including the five months ended November 22, 2000.

        Gross Margin.    Crystal Decisions' gross margin increased from 70% for fiscal 2001 to 74% for fiscal 2002. The increase in Crystal Decisions' gross margin was primarily attributable to an increase in the margins for maintenance, services and support from 31% in fiscal 2001 to 40% in fiscal 2002.

        Operating Expenses.    The following table sets forth information regarding the composition of Crystal Decisions' operating expenses and fiscal year-to-year changes (dollars in thousands):

	Fiscal Year Ended
	June 29, 2001	Percent Change	June 28, 2002
Sales and marketing	$73,888	28%	$94,449
Percentage of total revenues	44%		43%
Research and development	$29,236	4%	$30,515
Percentage of total revenues	17%		14%
General and administrative	$15,465	19%	$18,464
Percentage of total revenues	9%		9%
Amortization of goodwill and other intangible assets	$2,023	17%	$2,358
Percentage of total revenues	1%		1%
Write-off of in-process research and development	$7,073	(100)%	$—
Percentage of total revenues	4%		—
Unusual items	$1,851	(100)%	$—
Percentage of total revenues	1%		—
Restructuring costs	$573	(100)%	$—
Percentage of total revenues	—		—
Total operating expenses	$130,109	12%	$145,786
Percentage of total revenues	78%		67%

        Sales and marketing.    The absolute dollar increase in sales and marketing expenses was primarily associated with increased salary and benefits expense of $11.3 million related to an overall increase in Crystal Decisions' sales force headcount and $7.1 million related to higher total commissions associated with increased revenues. In support of Crystal Decisions' sales efforts, travel and entertainment costs increased by $1.1 million. The decrease as a percentage of revenues resulted from increased productivity of Crystal Decisions' sales force.

        Research and development.    The absolute dollar increase was primarily associated with costs associated with increased headcount of $1.4 million, offset by targeted reductions in discretionary spending of $355,000. The decrease in research and development costs as a percentage of total revenues was the result of revenues increasing at a greater rate than research and development costs due to cost control measures.

        General and administrative.    The increase in absolute dollars was primarily attributable to higher salary expense associated with Crystal Decisions' headcount growth of $755,000 and increased outside service costs of $1.9 million, which was offset in part by cost management initiatives.

        Amortization of goodwill and other intangible assets.    At November 22, 2000, existing goodwill and other intangible assets were revalued and effective November 23, 2000, Crystal Decisions began amortizing over 36 months the $7.1 million of assembled workforce pushed down to its financial statements. The absolute dollar increase was the result of amortization for fiscal 2001 being charged on a different and smaller intangible asset base up to and including the five months ended November 22, 2000.

        Write-off of in-process research and development.    As part of the push down of the purchase price allocation of the November 2000 transaction, $7.1 million of in-process research and development was recorded. This amount, which was 4% of total revenues for fiscal 2001, was written off in its entirety in fiscal 2001 because the acquired technologies had not yet reached technological feasibility and there were no future alternative uses. Crystal Decisions had no write-off of in-process research and development for fiscal 2002.

        Unusual items.    Unusual items were comprised of non-cash compensation expense arising from the acceleration and net exercise of Old Seagate options to purchase 51,500 shares of Old Seagate common stock held by Crystal Decisions' employees on November 22, 2000. Crystal Decisions had no unusual items for fiscal 2002.

        Restructuring costs.    The restructuring costs for fiscal 2001 related to the closure of eight offices in Europe and were part of a restructuring plan announced in September 2000 to consolidate Crystal Decisions' European sales organization. The restructuring costs were primarily comprised of costs related to the termination of office leases and other related office closure costs, as well as severance and benefits for nine sales and marketing employees who were terminated in September 2000. As of June 28, 2002, no material amount remained outstanding. Crystal Decisions had no restructuring charges during fiscal 2002.

        Interest and Other Income (Expense), Net.    Interest and other income (expense), net was comprised of the following (dollars in thousands):

	Fiscal Year Ended
	June 29, 2001	Percent Change	June 28, 2002
Net interest income	$1,950	(12)%	$1,723
Other income (expense)	701	(158)%	(404)
Interest and other income (expense), net	$2,651	(50)%	$1,319

        Interest income earned on the net receivable balance under Crystal Decisions' agreements with Old Seagate and its successor, Seagate Technology, was approximately $1.8 million for fiscal 2001 and $301,000 for fiscal 2002. Since October 2001, Crystal Decisions has earned the majority of its net interest income from its cash and cash equivalent balances. While Crystal Decisions' cash and cash equivalents balances increased, the average interest rate was lower, which resulted in a decrease in net interest income for fiscal 2002.

        Other income (expense) was largely comprised of net foreign exchange gains and losses, which represented the impact of foreign exchange rate fluctuations on the translation of foreign exchange transactions into U.S. dollars and varied depending upon movements in currency exchange rates. During fiscal 2002, Crystal Decisions had a net foreign exchange loss of $434,000 primarily as the result of the strengthening of the Canadian dollar relative to the U.S. dollar.

  Income Taxes.

	Fiscal Year Ended
	June 29, 2001	June 28, 2002
	(dollars in thousands)
Provision for income taxes	$1,183	$3,300
Effective tax rate	—	20%

        The change in the effective tax rate was due primarily to Crystal Decisions' achievement of profitability and the absence of certain non-cash charges associated with the November 2000 transaction. In addition, the income tax provision for fiscal 2001 included benefits recorded during the period from July 1, 2000 to November 22, 2000 under the tax allocation agreement Crystal Decisions had with Old Seagate. Crystal Decisions provided a valuation allowance for fiscal 2001 and fiscal 2002 against the deferred tax assets arising primarily from temporary differences and net operating losses carried forward due to the uncertainty of their realizability.

        The effective rate used to record the income tax provision differed from the 35% U.S. federal statutory rate in fiscal 2001 due primarily to the fact that Crystal Decisions operates in various foreign jurisdictions, as well as an increase in the valuation allowance for U.S. deferred tax assets arising subsequent to the termination of the tax allocation agreement on November 22, 2000 and non-deductible charges arising from push down accounting. Other significant items impacted by the above were the recognition of previously deferred revenues and an adjustment to the acquisition related intangible assets.

        The effective rate used to record the income tax provision differed from the 35% U.S. federal statutory rate in fiscal 2002 due primarily to the benefits of operating in various foreign jurisdictions, including the availability of research and development investment tax credits in Canada, an increase in the valuation allowance and the inclusion of a reconstituted net operating loss. The increase in the valuation allowance and the inclusion of a reconstituted net operating loss are the results of filing the U.S. federal and state income tax returns for the year ended June 29, 2001 and reflecting a final revised purchase price allocation schedule regarding the November 2000 transaction.

Selected Quarterly Financial Data

        The table below shows Crystal Decisions' unaudited quarterly statements of operations data for each of the eight quarters in the period ended June 27, 2003. This information has been derived from Crystal Decisions' unaudited financial statements, which, in Crystal Decisions' opinion, have been prepared on the same basis as its audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the quarters presented. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

	Quarters Ended
	Sept. 28, 2001	Dec. 28, 2001	March 29, 2002	June 28, 2002	Sept. 27, 2002	Dec. 27, 2002	March 28, 2003	June 27, 2003
	(in thousands, except per share data)
Revenues:
Licensing	$30,855	$32,916	$36,737	$39,501	$41,787	$46,966	$46,309	$50,470
Maintenance, support and services	17,196	18,654	19,438	21,873	23,261	24,206	26,737	27,772

Total revenues	48,051	51,570	56,175	61,374	65,048	71,172	73,046	78,242
Cost of revenues:
Licensing	1,469	1,063	1,296	1,165	1,732	1,379	1,334	1,172
Maintenance, support and services	10,153	11,092	11,903	13,229	13,907	13,249	14,196	14,961
Amortization of developed technologies	1,269	1,270	1,270	1,269	—	—	—	—

Total cost of revenues	12,891	13,425	14,469	15,663	15,639	14,628	15,530	16,133

Gross profit	35,160	38,145	41,706	45,711	49,409	56,544	57,516	62,109
Operating expenses:
Sales and marketing	21,373	23,101	23,996	25,979	23,900	27,501	29,007	28,062
Research and development	6,945	7,217	7,527	8,826	9,403	10,095	10,360	12,066
General and administrative	4,059	4,213	5,270	4,922	6,580	7,589	6,564	8,701
Amortization of goodwill and other intangible assets	589	589	589	591	—	—	—	—

Total operating expenses	32,966	35,120	37,382	40,318	39,883	45,185	45,931	48,829

Income from operations	2,194	3,025	4,324	5,393	9,526	11,359	11,585	13,280
Interest and other income (expense), net	729	116	359	115	452	252	(518)	710

Income before income taxes	2,923	3,141	4,683	5,508	9,978	11,611	11,067	13,990
Provision for income taxes	502	501	660	1,637	2,895	3,273	2,942	4,081

Net income	$2,421	$2,640	$4,023	$3,871	$7,083	$8,338	$8,125	$9,909

Basic net income per share	$0.03	$0.03	$0.05	$0.05	$0.09	$0.11	$0.11	$0.13

Diluted net income per share	$0.03	$0.03	$0.05	$0.05	$0.09	$0.11	$0.10	$0.12

Weighted average number of shares used in basic net income per share	75,445	75,490	75,620	75,848	75,895	75,950	76,008	76,061
Weighted average number of shares used in diluted net income per share	75,445	75,817	76,739	78,947	79,677	79,194	79,823	82,258

        Crystal Decisions' total revenues and gross profit increased in each of the eight quarters ended June 27, 2003, reflecting the growth of its business and increased customer base. Sales and marketing expenses generally increased each quarter as Crystal Decisions steadily invested in its sales and marketing personnel and resources to address market opportunities. Sales and marketing expenses decreased in the quarter ended September 27, 2002 due to reduced marketing expenses in the quarters, following the release of products in the prior two quarters, a reduction in sales and marketing systems development expenses and reduced sales expenses. Sales expense decreased in the three months ended June 27, 2003, due to reduced commission expense in the quarter. Research and development expenses have increased in each of the quarters ending June 27, 2003, reflecting Crystal Decisions' commitment to continuing investment in product development and technology advancement. The quarterly fluctuation in general and administrative expenses was due to a variety of factors. In the three months ended March 29, 2002, general and administrative expenses increased due primarily to increased salary expenses, legal fees and other outside services expenses. In the three months ended September 27, 2002, general and administrative expenses increased due primarily to recruiting and relocation expenses for Crystal Decisions' senior executives, an additional bonus awarded by Crystal Decisions' board of directors to a senior executive officer and increased outside services costs, including consulting and legal fees. In the three months ended December 27, 2002, general and administrative expenses increased due primarily to increased personnel costs and consulting fees related to the implementation of Crystal Decisions' new enterprise resource planning system, a one-time payment of $625,000 to Seagate Technology for the benefit of New SAC relating to the termination of a consulting and advisory arrangement and increased outside services expenses, including legal fees. In the three months ended March 28, 2003, Crystal Decisions had $801,000 of foreign exchange expense due to the strengthening of the Canadian dollar relative to the U.S. dollar. In the three months ended June 27, 2003, $1.2 million of donation expense was accrued which was related to Crystal Decisions' donation commitment to the Community Foundation of Silicon Valley.

Liquidity and Capital Resources

	As of
	June 29, 2001	June 28, 2002	June 27, 2003
	(in thousands)
Cash and available-for-sale securities*	$34,379	$71,451	$107,918
Working capital	10,750	26,426	49,762

*
Includes cash equivalents and short and long-term investments, and for June 27, 2003 excludes restricted cash of approximately $2.0 million.

        The majority of Crystal Decisions' cash and available-for-sale securities are held in U.S. dollar denominated bank deposits or highly liquid investments in accordance with Crystal Decisions' investment policy. The remaining portion of Crystal Decisions' cash balances is denominated in the local currencies of its foreign operations, including Canadian dollars, British pounds, Japanese yen, euros and other currencies. All of Crystal Decisions' cash is maintained in accounts with high credit quality financial institutions and Crystal Decisions' available-for-sale securities are maintained in highly rated instruments.

	Fiscal Years Ended
	June 29, 2001	June 28, 2002	June 27, 2003
	(in thousands)
Net cash provided by operating activities	$13,037	$41,069	$57,028
Net cash (used) in investing activities	(9,594)	(9,877)	(27,538)
Net cash provided by (used in) financing activities	27,810	5,294	(1,103)

        Operating Activities.    Crystal Decisions' principal source of liquidity is its cash and available-for-sale securities, as well as the cash it generates from operations. For fiscal 2001, fiscal 2002 and fiscal 2003, Crystal Decisions has generated more cash from its operating activities than it used. Crystal Decisions earned more revenues year-over-year, including deferred revenues, and improved cash collections to 65 average days sales outstanding for fiscal 2003 from 68 days for fiscal 2002. In addition, Crystal Decisions increased its gross margins and reduced its overall operating costs as a percentage of total revenues.

        In fiscal 2003, Crystal Decisions began a extensive implementation of an enterprise resource planning system for its North America and Asia Pacific regions. The system included modules for use by Crystal Decisions' financial and administrative functional departments including human resources, payroll, project management, budgeting, order management, accounts receivable, accounts payable, general ledger and other financial functions. To date, Crystal Decisions has incurred approximately $6.6 million of expenditures in connection with the implementation of its enterprise resource planning system. The implementation of the enterprise resource planning system and the adjustment of Crystal Decisions' procedures to adapt to the new system has been slower and more costly than it anticipated. Crystal Decisions expects to implement the system in Europe in the first half of fiscal 2004 and expects to have the entire implementation completed by the end of calendar 2003.

        Investing Activities.    Prior to fiscal 2003, Crystal Decisions' investing activities consisted solely of the purchase of property and equipment to support the growth of its business. In fiscal 2001, investing activities were primarily for the purchase of leaseholds improvements, computers, furniture and office equipment. During fiscal 2002, investing activities were primarily for the purchase of computer equipment and costs related to the purchase and implementation of a global enterprise resource planning system. Crystal Decisions' investing activities in fiscal 2003 included costs related to implementation of new systems, including Crystal Decisions' enterprise resource planning system, leasehold improvements and furniture related to the expansion of existing leased space and other computer purchases.

        Crystal Decisions anticipates that its capital expenditures will be approximately $22 million for fiscal 2004. The majority of Crystal Decisions' capital expenditures are denominated in Canadian dollars. The amount Crystal Decisions spends on capital expenditures will vary significantly depending on a number of factors including the timing of Crystal Decisions' facilities expansion, its information technology and telecommunications systems upgrades and build outs and Crystal Decisions' completion of its enterprise resource planning system implementation.

        Prior to fiscal 2003, Crystal Decisions did not invest in securities with maturities of 90 days or more. In addition, prior to October 2001, the majority of Crystal Decisions' cash balances were managed for it by Old Seagate and Seagate Technology, and represented a net receivable balance on the consolidated financial statements, on which Crystal Decisions earned interest. During fiscal 2003, Crystal Decisions purchased $14.2 million of short-term investments and received $9.3 million on maturity of some of these investments. In addition, Crystal Decisions purchased $3.3 million of long-term investments, which had not matured as of June 27, 2003.

        Financing Activities.    Prior to fiscal 2001, some of Crystal Decisions' working capital requirements were financed by borrowings from Old Seagate available under a revolving loan agreement that was subsequently amended on July 4, 2001 and renewed with Seagate Technology. The revolving loan agreement originally provided for maximum outstanding borrowings of up to $60.0 million, with the amount being reduced to $15.0 million on renewal. The revolving loan agreement expired on July 4, 2002 and was not renewed. There was no outstanding receivable or payable balance under this agreement upon its expiration.

        Crystal Decisions borrowed $24.0 million from Old Seagate in fiscal 2000 under the revolving loan agreement to fund its operations. During fiscal 2001, Crystal Decisions repaid $4.8 million to Old Seagate under the revolving loan agreement. As a result of the receivable that arose in conjunction with the tax allocation agreement with Old Seagate, Crystal Decisions received $31.0 million. During fiscal 2002, in conjunction with the expiration of the revolving loan agreement, Seagate Technology repaid the remaining balance of $4.3 million on the receivable balance, which was offset by nominal borrowing of $871,000 during fiscal 2002.

        Crystal Decisions receives cash payments on the issuance of common stock on the exercise of stock options by its employees and directors. Cash received from this source was $1.6 million in fiscal 2001, $1.9 million in fiscal 2002 and $916,000 in fiscal 2003. Crystal Decisions cannot predict when its employees or directors will exercise their stock options and as such this source of cash is expected to vary.

        During fiscal 2003, Crystal Decisions' Canadian subsidiary deposited $2.0 million into a guaranteed investment certificate to secure an overdraft credit facility and foreign exchange forward trading line. The balance and interest earned thereon is classified as restricted cash.

        The following table summarizes Crystal Decision's facilities operating lease commitments as of June 27, 2003 (in thousands):

		Fiscal Years
	Total	2004	2005-2006	2007-2008	2009-2015
Operating leases	$48,009	$8,361	$11,275	$8,141	$20,232

        In May 2003, Crystal Decisions agreed to pledge $1.0 million to the Community Foundation of Silicon Valley, which Crystal Decisions accrued and expensed in fiscal 2003 and paid on June 30, 2003. Crystal Decisions also agreed to match employee contributions to the Community Foundation of Silicon Valley up to 1% of Crystal Decisions' income before interest, taxes and amortization for the prior fiscal year. The amount accrued for Crystal Decisions' matching contribution in fiscal 2003 was approximately $220,000 which was expensed in fiscal 2003 and paid in July 2003. The maximum amount that Crystal Decisions could pay under this matching plan for fiscal 2004 would be approximately $453,000.

        Certain shares issued and option grants made under Crystal Decisions' 1999 stock option plan to residents of California, Maryland and New York may not have complied with all applicable securities laws of those states. Accordingly, Crystal Decisions is planning to make a rescission offer to these stockholders and optionees which will allow the holders to elect, during a limited period of time, to return their shares or options to Crystal Decisions in return for a payment equal to their purchase price or 20% of their aggregate exercise price, plus any applicable interest. As of June 27, 2003 approximately 291,010 outstanding shares of Crystal Decisions' common stock and approximately 1,361,928 shares subject to outstanding options will be subject to the rescission offer. The shares and options had purchase and exercise prices ranging from $4.00 to $8.00 per share. Crystal Decisions does not believe that the holders of these shares of Crystal Decisions' common stock and options to purchase its common stock will accept its offer because the prices at which it will offer to repurchase them are less than the estimated fair market value of the Business Objects ADSs and cash that Crystal Decisions' stockholders will receive and estimated fair market value of the options to acquire Business Objects ADSs Crystal Decisions' optionees will receive if Business Objects' proposed acquisition of Crystal Decisions is completed. However, in the unlikely event that all of these persons accepted Crystal Decisions offer, Crystal Decisions would make total payments of approximately $2.9 million, which it would fund from its existing cash balances.

        Financing Agreements.    In October 2002, Crystal Decisions executed an agreement with Comerica for a $15.0 million revolving line of credit. The revolving line provides for interest to be calculated at U.S. prime rate or LIBOR plus 2.5% per annum. Borrowings under the revolving line are limited to 80% of eligible accounts receivable, with an additional $2.0 million available in any month in which Crystal Decisions maintains $15.0 million in its investment accounts with Comerica or some of its affiliates. On September 30, 2004, any outstanding principal and interest under the line of credit will be immediately due and payable. Upon notice to Comerica and without penalty, Crystal Decisions may terminate the agreement at any time provided that all obligations have been paid in full. The revolving line is collateralized by substantially all of Crystal Decisions' personal property, excluding its intellectual property. The agreement also required Crystal Decisions' U.S. and Canadian subsidiaries to pledge all of their assets in support of Crystal Decisions' obligations under the agreement. Crystal Decisions pledged shares of most of its subsidiaries.

        The terms of the revolving line require Crystal Decisions, among other things, to maintain the following quarterly financial covenants on a consolidated basis:

  •
  a ratio of unrestricted cash and cash equivalents plus 80% of eligible accounts receivable to current liabilities less deferred revenue of at least 1.25 to 1.0;

  •
  a tangible net worth of at least $28.0 million plus 50% of the net income for each quarter ending after October 1, 2002 plus 75% of the gross proceeds received by Crystal Decisions from the sale of its equity securities; and

  •
  positive free cash flow for the four quarter period then ended and positive free cash flow for at least two of the four quarters in such period.

        Crystal Decisions is restricted from selling, leasing or otherwise disposing of any part of its business or property under most circumstances. In addition, the agreement places restrictions on entering into arrangements that will result in a change of control, places restrictions on Crystal Decisions' ability to pay dividends and restricts its ability to incur other forms of indebtedness. Crystal Decisions is also restricted from making some types of distributions or investments. Crystal Decisions is also required to maintain at least an aggregate of $10 million in investment accounts with Comerica and some of its affiliates. No amounts were outstanding under the revolving line at June 27, 2003 or as of the date of this document. As of June 27, 2003, Crystal Decisions maintained $57.1 million of its cash equivalents balance with Comerica.

        Crystal Decisions' Canadian subsidiary entered into a overdraft credit facility with The Bank of Nova Scotia during fiscal 2002 whereby The Bank of Nova Scotia will provide up to Canadian $2.0 million credit for certain overdrafts plus a foreign exchange forward trading line generally supporting notional contracts in the range of $4.0 million to $6.0 million. Any overdraft balances are subject to interest computed at the bank's prime lending rate payable monthly. During fiscal 2003, there were no balances outstanding under this agreement. On September 26, 2002, Crystal Decisions' Canadian subsidiary placed $2.0 million on deposit with The Bank of Nova Scotia as a general hypothecation to the overdraft credit facility and the foreign exchange line. The funds held and the interest earned thereon are classified as restricted cash on Crystal Decisions' balance sheet.

        Crystal Decisions' future liquidity and capital requirements will depend on numerous factors, including:

  •
  the amount and timing of Crystal Decisions' revenues;

  •
  the extent to which Crystal Decisions' existing and new products gain market acceptance;

  •
  the extent to which customers continue to renew maintenance agreements;

  •
  the extent of required and planned capital expenditures required to support Crystal Decisions' current operations and growth; and

  •
  available borrowings under future credit arrangements, if any.

        Crystal Decisions believes that its current cash, cash equivalents, short-term investments and the cash generated from its operations, the overdraft agreement with The Bank of Nova Scotia, and the available borrowings under the line of credit with Comerica will be sufficient to meet Crystal Decisions' operating and capital requirements for at least the next 12 months. Crystal Decisions anticipates that its capital expenditures will be approximately $22.0 million in fiscal 2004. Crystal Decisions has no current plans, and it is not currently negotiating, to obtain additional financing. The factors described above will affect Crystal Decisions' future capital requirements and the adequacy of its available funds. If Crystal Decisions needs to raise funds in the future, it may be required to raise those funds through public or private financings, strategic relationships or other arrangements. Crystal Decisions cannot assure you that the funding, if needed, will be available on terms attractive to Crystal Decisions, or at all. Furthermore, any additional equity financing may be dilutive to stockholders and debt financing, if available, may involve restrictive covenants. Crystal Decisions' failure to raise capital as and when needed could have a negative impact on its ability to pursue its business strategy and maintain profitability.

CRYSTAL DECISIONS MANAGEMENT

Directors and Executive Officers

        Set forth below is certain information regarding Crystal Decisions' directors and executive officers as of June 27, 2003.

Name	Age	Principal Occupation and Business Experience
Directors
Jonathan J. Judge	49
		President, Chief Executive Officer and Director. Mr. Judge has served as Crystal Decisions' president and chief executive officer since October 2002 and a director since November 2002. From 1976 until he joined Crystal Decisions, Mr. Judge held various management positions with IBM, most recently as general manager of IBM's personal computing division.
Gregory B. Kerfoot	43
		Chairman of the Board of Directors. Mr. Kerfoot has served as a director since August 1999 and has served as the chairman of Crystal Decisions board of directors since July 2002. Mr. Kerfoot served as Crystal Decisions' chief executive officer from August 2000 until October 2002, and as president from August 1999 to October 2002. Mr. Kerfoot also served as Crystal Decisions' chief operating officer from August 1999 until August 2000. Mr. Kerfoot joined Old Seagate in May 1994 when Old Seagate acquired Crystal Computer Services. He continued as director of research and development for Crystal Computer Services. In May 1996, he was appointed president of Crystal Computer Services and later in 1996 was named executive vice president and general manager of Crystal Computer Services. From September 1997 to September 1999, Mr. Kerfoot served as the chief strategic officer for Seagate Software Holdings, as well as executive vice president and general manager of Seagate Software Holdings.
Fred D. Anderson	59
		Executive Vice President and Chief Financial Officer of Apple Computer, Inc. Mr. Anderson has served as a member of Crystal Decisions board of directors since August 2002. Mr. Anderson is executive vice president and chief financial officer of Apple Computer, Inc., which he joined in April 1996. Mr. Anderson is also a member of the board of directors of 3Com Corporation.
Robert L. Bailey	46
		President and Chief Executive Officer of PMC–Sierra, Inc. Mr. Bailey has served as a member of Crystal Decisions board of directors since April 2003. Mr. Bailey is the president and chief executive officer of PMC-Sierra, Inc. in which capacity he has served since July 1997. Mr. Bailey has served as a director for PMC-Sierra since October 1996 and as chairman of PMC-Sierra's board of directors from February 2000 to February 2003.
Justin T. Chang	36
		Partner and Executive of Texas Pacific Group. Mr. Chang has served as a member of Crystal Decisions board of directors since February 2001. Mr. Chang is a partner of Texas Pacific Group and has been an executive of Texas Pacific Group since 1993. Prior to joining Texas Pacific Group, Mr. Chang was a financial analyst in the Merchant Banking Group and the Mergers and Acquisitions Group of Wasserstein Perella & Co., Inc. Mr. Chang is also a member of the board of directors of ON Semiconductor.

Stephen J. Luczo	46
		Chief Executive Officer of Seagate Technology and New SAC. Mr. Luczo has served as a member of Crystal Decisions board of directors since August 1999. Mr. Luczo served as the chairman of Crystal Decisions board of directors from August 1999 to July 2002 and served as Crystal Decisions' chief executive officer from August 1999 to November 2000. Mr. Luczo became the chief executive officer and a director of Seagate Technology and New SAC in November 2000. From July 1998 to May 2000, he served as president and chief executive officer of Old Seagate and was a director of Old Seagate from July 1998 to November 2000. He joined Old Seagate in October 1993 as senior vice president, corporate development. In March 1995, he became Old Seagate's executive vice president, corporate development and chief operating officer of the software group. Mr. Luczo is a member of the Listed Company Advisory Committee of the New York Stock Exchange.
David J. Roux	46
		Managing Member of Silver Lake Partners. Mr. Roux has served as a member of Crystal Decisions board of directors since February 2001. Mr. Roux is a managing member of Silver Lake Partners, a private equity firm he co-founded in January 1999. Since November 2000, Mr. Roux has served as chairman of New SAC and as a director of Seagate Technology. Mr. Roux is also currently serving as a director and compensation committee member of SubmitOrder.com Inc. and a director of EConnections, Inc. From November 2000 until June 2002, Mr. Roux also served as chairman of Seagate Technology. From February 1998 to November 1998, he served as the chief executive officer and president of Liberate Technologies. From September 1994 until December 1998, Mr. Roux held various management positions with Oracle Corporation, most recently as executive vice president of corporate development. Before joining Oracle, Mr. Roux served as senior vice president, marketing and business development at Central Point Software from April 1992 to July 1994. Mr. Roux is a member of the boards of directors of Gartner, Inc. and VERITAS.
John W. Thompson	54
		Chairman of the Board and Chief Executive Officer of Symantec Corporation. Mr. Thompson has served as a member of Crystal Decisions board of directors since February 2001. Mr. Thompson has served as a director of Seagate Technology since November 2000. Mr. Thompson is chairman of the board of directors and chief executive officer of Symantec Corporation, which he joined in April 1999. From 1971 to April 1999, Mr. Thompson held various executive and management positions with IBM. Mr. Thompson is a member of the boards of directors of NiSource Inc. and United Parcel Service, Inc.

Donald L. Waite	70
		Executive Vice President and Chief Administrative Officer of New SAC and Seagate Technology. Mr. Waite has served as a member of Crystal Decisions board of directors since August 1999. Since November 2000, Mr. Waite has served as executive vice president and chief administrative officer of New SAC and Seagate Technology. Mr. Waite also serves as officer and/or director of several subsidiaries and affiliates of Seagate Technology. From March 1995 to November 2000, Mr. Waite served as executive vice president and chief administrative officer of Old Seagate. Mr. Waite also served as chief financial officer of Old Seagate from October 1983 to February 1998. Mr. Waite joined Old Seagate in 1983. Mr. Waite also serves as a member of the board of directors of California Micro Devices Corporation.
Executive Officers
William G. Gibson	54
		Chief Operating Officer. Mr. Gibson has served as Crystal Decisions' chief operating officer since September 2000. From April 1998 to September 2000, Mr. Gibson served as the president, western region, of Rogers Wireless, Inc. From August 1997 to March 1998, Mr. Gibson served as vice president-business units at Lucent Technologies, Inc. Mr. Gibson served as vice president and general manager at Sprint PCS from April 1997 to August 1997. Mr. Gibson served as vice president and general manager of Ameritech Cellular and Paging from June 1993 to April 1997.
Eric Patel	46
		Chief Financial Officer. Mr. Patel has served as Crystal Decisions' chief financial officer since November 1999. From February 1997 to November 1999, Mr. Patel served in various capacities at University Games, a board game manufacturing company, the most recent of which was chief financial officer and vice president of operations and international sales and marketing. From May 1993 to November 1996, Mr. Patel served as director of strategy for Dreyers Ice Cream.
Anthony L. Wind	41
		Chief Technology Officer. Mr. Wind has served as Crystal Decisions' chief technology officer since July 2001. From December 1999 to July 2001, Mr. Wind served as Crystal Decisions' vice president of products and research and development. From February 1998 to December 1999, Mr. Wind served as Crystal Decisions' predecessor's vice president of products. Mr. Wind served as director of research and development for Crystal Decisions' predecessors from September 1994 to February 1998.
Andrew L. Handford	36
		Vice President of Products and Research and Development. Mr. Handford has served as Crystal Decisions' vice president of products and research and development since July 2001. From June 1999 to July 2001, Mr. Handford served as Crystal Decisions' director of product management. From July 1995 to June 1999, Mr. Handford held a series of management roles in Crystal Decisions and its predecessors.

Board Composition

        Crystal Decisions' board of directors consists of nine members, each of whom is currently subject to election at its annual meeting of stockholders.

        Executive officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of Crystal Decisions' directors or executive officers.

Committees of the Board of Directors

        Crystal Decisions' board of directors has a nominating and corporate governance committee, an audit committee and a compensation committee. Each of Crystal Decisions' committees will have the composition and responsibilities described below:

        Nominating and Corporate Governance Committee.    Crystal Decisions' nominating and corporate governance committee is comprised of Messrs. Chang, Kerfoot and Roux, each of whom is a non-management member of Crystal Decisions' board of directors. The nominating and corporate governance committee is responsible for, among other things:

  •
  recommending to Crystal Decisions' board of directors a slate of directors for nomination;

  •
  developing and recommending to Crystal Decisions' board of directors a set of corporate governance principles applicable to Crystal Decisions;

  •
  overseeing the process for evaluating Crystal Decisions' board of directors and management;

  •
  evaluating the current composition, organization and governance of Crystal Decisions' board of directors and its committees, determining future requirements and making recommendations to Crystal Decisions' board of directors for approval; and

  •
  reviewing and evaluating, at least annually, the performance of the nominating and corporate governance committee and its members, including the compliance of the nominating and corporate governance committee with its charter.

        Audit Committee.    Crystal Decisions' audit committee is comprised of Messrs. Anderson, Bailey, Thompson and Waite, each of whom is a non-management member of Crystal Decisions' board of directors. Messrs. Anderson, Bailey and Thompson are independent directors.

        Compensation Committee.    Crystal Decisions' compensation committee is comprised of Messrs. Anderson, Luczo, Roux and Thompson, each of whom is a non-management member of Crystal Decisions' board of directors. In accordance with Crystal Decisions' compensation committee charter, at least two members of the compensation committee are outside directors as that term is defined in section 162(m) of the Internal Revenue Code, and at least two members are non-employee directors within the meaning of rule 16b-3 promulgated under the Exchange Act. The compensation committee is responsible for, among other things:

  •
  reviewing and making recommendations to Crystal Decisions' board of directors relating to the compensation policy for its employees, officers, directors and consultants;

  •
  reviewing and making recommendations to Crystal Decisions' board of directors regarding all forms of compensation to be provided to its chief executive officer and all equity compensation grants to its officers;

  •
  reviewing and making recommendations to Crystal Decisions' board of directors regarding general compensation goals and guidelines for its employees and the criteria by which bonuses to its employees are determined;

  •
  making recommendations to Crystal Decisions' board of directors with respect to amendments to its benefit plans and changes to the number of shares reserved for issuance under its benefit plans; and

  •
  producing an annual report on executive compensation for inclusion in Crystal Decisions' annual proxy statement.

Director Compensation

        Beginning in June 2003, Crystal Decisions began paying its directors cash compensation of $25,000 per year for their service as members of its board of directors. Crystal Decisions began paying the chairperson of its audit committee an additional $10,000 per year and the other members of that committee an additional $5,000 per year. Crystal Decisions reimburses its directors for reasonable travel expenses in connection with attendance at board and committee meetings. Prior to June 2003, Crystal Decisions did not pay any cash compensation to its directors, except for reimbursement for reasonable travel expenses in connection with attendance at board and committee meetings.

        Under Crystal Decisions' 1999 stock option plan, non-employee directors are eligible to receive stock option grants at the discretion of the board of directors. In May 2003, Crystal Decisions granted each of Messrs. Anderson, Chang, Luczo, Roux, Thompson and Waite an option to acquire 20,000 shares of Crystal Decisions' common stock at $8.00 per share. In May 2003, Crystal Decisions granted Mr. Bailey an option to purchase 50,000 shares of Crystal Decisions' common stock at $8.00 per share. In August 2002, Crystal Decisions granted Mr. Anderson an option to purchase 50,000 shares of Crystal Decisions' common stock at $5.50 per share. In May 2001, Crystal Decisions granted each of Messrs. Chang, Roux and Thompson an option to purchase 50,000 shares of Crystal Decisions' common stock at $4.00 per share. In November 1999, Crystal Decisions granted Mr. Luczo an option to purchase 275,000 shares and granted Mr. Waite an option to purchase 50,000 shares of Crystal Decisions' common stock at an exercise price of $4.00 per share. Each of the grants vest as to 25% of the shares at the first anniversary of grant and as to 1/48th of the shares monthly thereafter.

Executive Compensation

        Summary Compensation Table.    The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to Crystal Decisions during fiscal years 2001, 2002 and 2003, to its chief executive officer and its four next most highly compensated executive officers, to whom Crystal Decisions refers to collectively as Crystal Decisions' named executive officers in this document, each of whose compensation exceeded $100,000 in fiscal 2003. Crystal Decisions' former chief executive officer, Gregory B. Kerfoot, is also included in the following table.

	Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary($)	Bonus($)		Other Annual Compensation ($)		Securities Underlying Options(1)
Jonathan J. Judge President and Chief Executive Officer(3)	2003 2002 2001	$301,533 — —	$450,000 — —		$56,457 — —	(2)	2,000,000 — —
Gregory B. Kerfoot Chairman of the Board(4)	2003 2002 2001	69,095 262,500 235,386	100,000 500,000 231,800	(5)	— — —		— 500,000 —
William G. Gibson Chief Operating Officer(6)	2003 2002 2001	257,229 245,223 218,259	135,946 97,580 120,620		— — —		90,000 200,000 400,000
Eric Patel Chief Financial Officer(7)	2003 2002 2001	207,627 189,172 188,024	111,287 97,853 102,976		1,645 2,017 82,690	(8)	56,250 100,000 100,000
Anthony L. Wind Chief Technology Officer(9)	2003 2002 2001	199,092 180,467 167,001	71,972 52,548 55,050		1,655 1,592 1,670		56,250 57,000 50,000
Andrew L. Handford Vice President of Products and Research and Development(10)	2003 2002 2001	174,301 131,900 115,787	68,451 49,013 22,144		1,666 1,592 1,617		100,000 28,125 27,000

(1)
The stock options listed in the table represent options to purchase Crystal Decisions' common stock. See the subsection entitled "—Option Grants in Fiscal 2003" below for additional information regarding options to purchase Crystal Decisions' stock granted during fiscal 2003.

(2)
Mr. Judge became Crystal Decisions' president and chief executive officer in October 2002 and is paid an annual base salary of $400,000 with a maximum bonus payout of $800,000. Mr. Judge's compensation for fiscal 2003 included amounts since joining Crystal Decisions in October 2002. Mr. Judge's compensation includes amounts contributed by Mr. Judge to the group registered retirement savings plan in the amount of $3,387 for fiscal 2003. Included in Mr. Judge's Other Annual Compensation is the employer match made by Crystal Decisions under the group registered retirement savings plan, which was $1,693 for fiscal 2003. See the subsection entitled "—Employment Contracts, Change-of-Control Arrangements and Separation Agreements" below for additional information regarding Mr. Judge's agreement.

(3)
Includes $46,795 of cost of living allowances paid to Mr. Judge under his agreement. See the subsection entitled "—Employment Contracts, Change-of-Control Arrangements and Separation Agreements" below for additional information regarding Mr. Judge's agreement.

(4)
Mr. Kerfoot was Crystal Decisions' chief executive officer from August 2000 to October 2002, Crystal Decisions' president from August 1999 to October 2002 and Crystal Decisions' chief operating officer from August 1999 to August 2000.

(5)
Mr. Kerfoot donated his bonus to the Crystal Decisions Foundation, a non-profit charitable foundation.

(6)
Mr. Gibson's compensation for fiscal 2001 included amounts since joining Crystal Decisions in September 2000 as Crystal Decisions' chief operating officer.

(7)
Mr. Patel's compensation includes amounts contributed by Mr. Patel to the group registered retirement savings plan in the amounts of $2,449 for fiscal 2001, $9,342 for fiscal 2002 and $9,635 for fiscal 2003. Included in Other Annual Compensation is the employer match made by Crystal Decisions under the group registered retirement savings plan, of $1,225 for fiscal 2001, $2,017 for fiscal 2002 and $1,645 for fiscal 2003.

(8)
Fiscal 2001 Other Annual Compensation included approximately $76,900 related to a one-time net tax equalization amount that was paid by Crystal Decisions on Mr. Patel's behalf after his repayment of certain advances for Canadian tax liabilities.

(9)
Mr. Wind's compensation includes amounts contributed by Mr. Wind to the group registered retirement savings plan in the amounts of $3,817 for fiscal 2001, $3,640 for fiscal 2002 and $3,780 for fiscal 2003. Included in Other Annual Compensation is the employer match made by Crystal Decisions under the group registered retirement savings plan of $1,670 for fiscal 2001, $1,592 for fiscal 2002 and $1,655 for fiscal 2003.

(10)
Mr. Handford's compensation includes amounts contributed by Mr. Handford to the group registered retirement savings plan in the amounts of $3,367 for fiscal 2001, $3,210 for fiscal 2002 and $3,358 for fiscal 2003. Included in Other Annual Compensation is the employer match made by Crystal Decisions under the group registered retirement savings plan, of $1,617 for fiscal 2001, $1,592 for fiscal 2002 and $1,666 for fiscal 2003.

        All named executive officers are employed in Canada and paid in Canadian dollars. The amounts shown in the above table are expressed in U.S. dollars converted from Canadian dollars using the weighted average annual exchange rate for the relevant fiscal year.

        Option Grants in Fiscal 2003.    The following table sets forth certain information concerning grants of stock options to each of Crystal Decisions' named executive officers during fiscal 2003. All stock options to the named executive officers were granted at the fair market value of Crystal Decisions' common stock at November 19, 2002, which was $5.50 per share.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year
Name			Exercise or Base Price Per Share	Expiration Date
					5%	10%
Jonathan J. Judge	2,000,000	35.62%	$5.50	11/19/12	$6,917,841	$17,531,167
Gregory B. Kerfoot	—	—	—	—	—	—
William G. Gibson	90,000	1.60%	5.50	11/19/12	311,303	788,903
Eric Patel	56,250	1.00%	5.50	11/19/12	194,564	493,064
Anthony L. Wind	56,250	1.00%	5.50	11/19/12	194,564	493,064
Andrew L. Handford	100,000	1.78%	5.50	11/19/12	345,892	876,558

        All stock options granted to named executive officers in fiscal 2003 vest as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/48th per month thereafter. Under Crystal Decisions' 1999 stock option plan, Crystal Decisions' board retains discretion to modify the terms of outstanding options. The percentage of total options granted was based on aggregate grants of options to purchase 5,614,225 shares of common stock to Crystal Decisions' employees, non-employee directors and named executive officers in fiscal 2003. See the subsection entitled "—Employment Contracts, Change in Control Agreements and Severance Agreements" below for option acceleration provisions relating to these stock options.

        The foregoing options were granted to Crystal Decisions' named executive officers at an exercise price equal to the fair market value of its common stock on the grant date, as determined by the compensation committee of its board of directors. Because there is no public market for Crystal Decisions' stock, the compensation committee determined the fair market value of its common stock by considering a number of factors, including, but not limited to, contemporaneous valuations, Crystal Decisions' current financial performance and prospects for future growth and profitability, the status of product releases and product integration, the absence of a resale market for Crystal Decisions' common stock, the control position held by New SAC and comparisons of certain of Crystal Decisions' key metrics with similar metrics for comparable publicly traded companies, including measures of market capitalization based on revenue multiples, price-to-earnings ratios and operating margins.

        The table sets forth the hypothetical gains or option spreads that would exist for the options at the end of their respective 10-year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted until the expiration of the 10-year option term. The disclosure of 5% and 10% assumed rates is required by the rules of the SEC and does not represent Crystal Decisions' estimate or projection of future common stock prices or stock price growth.

        Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values.    The following table sets forth certain information regarding the exercise of stock options in fiscal 2003 by the named executive officers and the value of options held by these individuals at June 27, 2003.

			Number of Securities Underlying Unexercised Options at June 27, 2003		Value of Unexercised In-the-Money Options at June 27, 2003
	Number of Shares Acquired on Exercise
Name		Value Received
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jonathan J. Judge	—	—	—	2,000,000	$—	$5,000,000
Gregory B. Kerfoot	—	—	2,758,332	541,668	10,981,245	2,093,755
William G. Gibson	—	—	358,332	331,668	1,412,495	1,162,505
Eric Patel	—	—	332,289	173,961	1,318,740	596,886
Anthony L. Wind	—	—	286,249	127,001	1,139,059	415,317
Andrew L. Handford	—	—	121,384	133,741	482,607	380,862

        The value received is calculated as the market value of Crystal Decisions' common stock at the exercise date minus the exercise price. The value of unexercised in-the-money options is deemed to be the fair market value of Crystal Decisions' common stock at fiscal year end minus the exercise price. The fair market value of Crystal Decisions' common stock at June 27, 2003, as determined by the compensation committee of Crystal Decisions' board of directors, was $8.00 per share.

        The foregoing options were granted to Crystal Decisions' named executive officers at an exercise price equal to the fair market value of its common stock on the grant date, as determined by the compensation committee of its board of directors. Because there is no public market for Crystal Decisions' stock, the compensation committee determined the fair market value of Crystal Decisions' common stock by considering a number of factors, including, but not limited to, contemporaneous valuations, Crystal Decisions' current financial performance and prospects for future growth and profitability, the status of product releases and product integration, the absence of a resale market for Crystal Decisions' common stock, the control position held by New SAC and comparisons of certain of Crystal Decisions' key metrics with similar metrics for comparable publicly traded companies, including measures of market capitalization based on revenue multiples, price-to-earnings ratios and operating margins.

Equity Compensation Plan Information as of June 27, 2003

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	17,828,827	$4.62	3,780,592
Equity compensation plans not approved by security holders(2)	—	—	—

Total	17,828,827	$4.62	3,780,592

(1)
Equity compensation plans approved by security holders include the following:

(i)
The 1999 stock option plan, under which Crystal Decisions may grant stock options to employees, directors, officers and consultants, with an exercise price that is no less than fair market value of the stock on date of grant. Options generally vest as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/48th per month thereafter. There are currently 17,725,377 shares to be issued upon exercise of the outstanding options under the 1999 stock option plan and 3,684,042 shares remain available for future issuance.

(ii)
The 2000 stock option plan, under which Crystal Decisions may grant stock options to employees, directors, officers and consultants, with an exercise price that is no less than fair market value of the stock on the date of grant. The term of each option is determined by the board of directors and is generally 10 years. Options that have been granted under the 2000 stock option plan become fully vested and immediately exercisable upon a merger or asset sale as described in the 2000 stock option plan. There are currently 103,450 shares to be issued upon exercise of the outstanding options under the 2000 stock option plan and 96,550 shares remain available for future issuance.

(2)
The 2002 stock option plan and the 2002 director option plan were originally adopted in May 2002, except for the number of shares to be issued thereunder. Each plan was amended in May 2003 to become effective on the closing of Crystal Decisions' proposed initial public offering and therefore there are no numbers included in the above with respect to each plan.

Employment Contracts, Change-of-Control Arrangements and Separation Agreements

        In September 2002, Crystal Decisions entered into an agreement with Mr. Judge in connection with Mr. Judge's employment as Crystal Decisions' president and chief executive officer. Crystal Decisions agreed to pay Mr. Judge a base salary of $400,000 with additional performance-based bonus compensation of up to a maximum of $800,000 per year. Mr. Judge also received an option grant of 2,000,000 shares at a per share exercise price of $5.50 in November 2002. Mr. Judge's initial option vests as to 25% of the shares on the first anniversary of his employment with Crystal Decisions and as to 1/48th of the total number of shares monthly thereafter. In addition, Crystal Decisions agreed to recommend to its board of directors that the board of directors grant Mr. Judge an option to purchase 250,000 shares of its stock upon successful completion of an initial public offering, as well as an option to purchase an additional 250,000 shares of stock upon completion of four successive quarters of attaining 100% of its revenues and profitability targets after completion of an initial public offering. These additional options will be granted at a fair market value to be determined by the board of directors on the date of grant and will be subject to four-year vesting from the date of grant.

        Mr. Judge also is entitled to health benefits as well as reimbursement for reasonable premium costs for a $1.0 million term life insurance policy, up to a maximum annual premium of $20,000. Crystal Decisions agreed to provide Mr. Judge with coverage for typical relocation expenses, reasonable attorneys' fees in connection with the negotiation of his letter agreement and reasonable annual tax and financial planning expenses.

        Crystal Decisions has agreed to pay Mr. Judge a severance payment of $400,000 upon termination of his employment for any reason after five years as a Crystal Decisions' employee. Crystal Decisions has also agreed to assist Mr. Judge in establishing a Canadian immigrant trust. Mr. Judge agreed to place his Georgia residence in the trust during his employment with Crystal Decisions for up to one day less than five years. In return, Crystal Decisions agreed to pay or reimburse Mr. Judge for any Canadian departure taxes arising from his residence relating to the employment period of up to one day less than five years. If Crystal Decisions employs Mr. Judge for at least five years, Crystal Decisions has agreed to pay or reimburse him for any Canadian departure taxes related to his residence whenever the departure tax liability may arise, including following termination of his employment for any reason. However, if Crystal Decisions terminates his employment without cause prior to his five-year employment anniversary, Crystal Decisions will not be obligated to cover his Canadian departure taxes related to his residence. Crystal Decisions refers to these payments as the residence tax payments.

        In the event that Crystal Decisions terminates Mr. Judge for any reason other than for cause or if he resigns as a result of involuntary termination on or before his one-year anniversary of employment, Crystal Decisions has agreed to pay Mr. Judge, in lieu of any other severance other than the severance payment or the residence tax payments, if due, 1.5 times his base salary and target bonus for the year and to cover his COBRA premiums for the full period provided by law or provide up to $2,500 per month for the same period in reimbursement for healthcare premiums if COBRA is not available. In the event that this termination occurs after his one-year anniversary of his employment with us, Crystal Decisions has agreed to pay him the sum of his base salary and target bonus for the year in addition to the coverage for the COBRA premiums discussed above. In the event that Crystal Decisions terminates Mr. Judge for cause or if he voluntarily resigns other than pursuant to involuntary termination, Crystal Decisions may elect, in its sole discretion, to provide him with the benefits described in this paragraph subject to Mr. Judge entering into a non-competition agreement and a release of all claims against us, its directors and its employees.

        In the event of a change of control, Crystal Decisions has agreed to provide Mr. Judge with immediate vesting of 50% of his then unvested shares with respect to his initial option grant of 2,000,000 shares and his pending grant of 250,000 options to be granted upon the successful completion of an initial public offering, as well as one additional year of vesting on any of his other options. In the event that he resigns within three months following a change of control in which he is not made the chief executive officer of the surviving entity, Crystal Decisions has agreed to pay Mr. Judge, in lieu of any other severance other than the accelerated vesting described above and the severance and residence tax payments, if due, a lump sum cash payment equal to two times the sum of his base salary and target bonus. In the event of an involuntary termination or termination by Crystal Decisions without cause within 12 months following a change of control, Crystal Decisions has agreed to pay Mr. Judge, in lieu of any other severance other than the accelerated vesting and the severance and residence tax payments, if due, a lump sum cash payment equal to two times the sum of his base salary and target bonus for the year, as well as providing full acceleration of his initial option grant of 2,000,000 shares and his pending grant of 250,000 shares and acceleration of one year of vesting for all of his other options, if any.

        In August 2003, Crystal Decisions and Mr. Judge entered into an amendment to his employment agreement that contemplates the transaction. Mr. Judge has relinquished his right to the 250,000 share option grants to be made to him upon the successful completion of an initial public offering and upon four consecutive quarters of achievement of revenue and profitability targets for two cash payments of $500,000, less applicable withholding taxes. Provided that Mr. Judge is an employee of the combined company upon the closing of the transaction and he executes a release of claims in Crystal Decisions' favor he is eligible to receive $1.0 million in retention payments. The first $500,000 payment will be made upon the closing of the transaction. The second $500,000 payment will be made to Mr. Judge on his last day of employment with the combined company as long as he continues to be an employee of the combined company for a transition period of no more than six months following the closing of the transaction. In addition, upon the closing of the transaction, Mr. Judge will be entitled to receive all benefits due to him upon an involuntary termination without cause within 12 months following a change of control; provided, however, that for purposes of calculating any severance payments due to him, Mr. Judge's salary and target bonus will be deemed to equal $1.0 million per year. Provided that he executes a release of claims, Mr. Judge will be entitled to the payment of $2.0 million and the two $500,000 payments described above upon the closing of the transaction. In the event that he is terminated without cause or he resigns as a result of an involuntarily termination prior to the closing of the transaction if the transaction is completed subsequently, Mr. Judge will be entitled to the payment of $2.0 million, the two $500,000 payments and all the benefits that would be due to him upon an involuntary termination without cause within 12 months following a change of control described above provided that he executes a release of claims. If Mr. Judge is terminated without cause or he resigns as a result of an involuntarily termination after the closing of the transaction but prior to the payment of the second $500,000 payment, Mr. Judge will receive the second $500,000 payment on his last day of employment with the combined company provided that he executes a release of claims.

        In July 2000, Crystal Decisions entered into an agreement with Mr. Gibson in connection with Mr. Gibson's employment as Crystal Decisions' chief operating officer. Crystal Decisions agreed that if it terminated Mr. Gibson's employment without just cause for which Crystal Decisions has agreed to provide him written notice, Crystal Decisions would pay him his then current base salary for one year, an amount equal to his bonus for the calendar year immediately preceding his termination and an allowance of 10% of his annual base salary in lieu of all other benefits. Crystal Decisions would be required to pay these amounts to Mr. Gibson monthly over a one-year period.

        Crystal Decisions is a party to management retention agreements with each of the members of its executive committee other than Mr. Judge including: William G. Gibson, chief operating officer, Andrew L. Handford, vice president of products and research and development, Eric Patel, chief financial officer, and Anthony L. Wind, chief technology officer. Under the management retention agreements, each of the members of Crystal Decisions executive committee will be entitled to:

  •
  continued employment for a period of three months following the closing of the transaction, and for a period of 11 months in the case of Mr. Gibson; and

  •
  accelerated vesting of options as a result of the transaction as follows:

  –
  50% of all unvested shares subject to each such option to acquire Crystal Decisions common stock outstanding as of July 18, 2003 will become vested and exercisable upon the closing of the transaction; and

  –
  the remaining 50% of all unvested shares subject to each option outstanding as of July 18, 2003 will become vested and exercisable on (i) the first anniversary of the closing of the transaction provided he continues in employment and (ii) his termination date if he is terminated without cause or resigns for good reason, as defined in the management retention agreements, within 12 months after the closing of the transaction and he executes a release of claims.

        The management retention agreements for Messrs. Gibson, Handford, Patel and Wind will provide that a termination will be:

  •
  by the employer, without cause if Crystal Decisions or its successor were to terminate the applicable officer's employment without cause (as such term is defined by the common law of British Columbia); or

  •
  by the employee, for good reason if the applicable officer were to terminate the officer's employment for any of the following reasons:

  –
  a significant reduction in the officer's duties (not including title) or responsibilities; provided, however, that a reduction of duties, position or responsibilities solely by virtue of Crystal Decisions being acquired and being made part of a larger entity shall not constitute grounds for a termination for good reason;

  –
  a reduction in the officer's base salary or target bonus opportunity (other than pursuant to a proportional reduction applying to all senior executives of Crystal Decisions or its successor);

  –
  a material reduction in kind or level of the officer's benefits (other than pursuant to a proportional reduction applying to all senior executives of Crystal Decisions or its successor); and

  –
  the relocation of his principal place of employment to a place outside of the Lower Mainland region of British Columbia; or

  –
  any action by Crystal Decisions that would constitute a constructive dismissal under the common law of British Columbia.

        The management retention agreements provide that if within 12 months of the closing of the transaction an officer is terminated without cause or resigns for good reason, or, in the case of Mr. Gibson, upon the expiration of his employment 11 months after the closing of the transaction or his termination without cause or resignation for good reason within 11 months of the closing of the transaction, and the officer executes a release of claims in Crystal Decisions' favor, then the officer is entitled to receive:

  •
  a lump sum payment of 12 months of the officer's base salary and 100% of the officer's target bonus, in each case, as in effect at the time of such termination and welfare benefits for up to 12 months following termination and in the case of Mr. Patel, continuation of certain health care benefits for up to 12 months;

  •
  accelerated vesting of all of the officer's outstanding options that were in existence as of July 18, 2003; and

  •
  reimbursement of reasonable expenses of up to $5,000 for individual executive outplacement services.

        The management retention agreement for Mr. Handford also provides that if Mr. Handford voluntarily terminates his employment without good reason within 15 months after the transaction and he executes a release of claims, then he is entitled to receive:

  •
  a lump sum payment of 12 months of his base salary and 100% of his target bonus, in each case, as in effect at the time he entered into his management retention agreement, in the case of termination within six months, and his base salary and target bonus at the time of such termination, in the case of termination between six and 15 months, together with welfare benefits for up to 12 months following termination;

  •
  in the case of termination between nine and 15 months, accelerated vesting of all of his outstanding options that were in existence as of July 18, 2003; and

  •
  reimbursement of reasonable expenses of up to $5,000 for individual executive outplacement services.

        In addition to the benefits listed above, the management retention agreements for Messrs. Gibson, Handford, Patel and Wind also provide that the officer's benefits will be increased such that his lump sum payment will be 18 months of his base pay and target bonus and his employee benefits and in the case of Mr. Patel certain health care benefits will continue for 18 months if the officer agrees that for a period of 12 months after the termination of his employment not to:

  •
  directly or indirectly, alone or as a partner, officer, director, lender, shareholder, employee, or consultant of any other person, firm or entity, render any services in Canada or the United States any of the certain competitors of Crystal Decisions with respect to business intelligence software or services;

  •
  solicit directly, or assist anyone else in the solicititation of any employee to leave his or her employment with Crystal Decisions or any person, firm or corporation in the habit of dealing with Crystal Decisions; and

  •
  in the event the officer provides services to any business intelligence software or services entity, solicit business or any orders for business intelligence software or services from any person or entity that has been a client of Crystal Decisions or its successor within the 18 months preceding his termination of employment.

        The management retention agreements for Messrs. Gibson, Handford, Patel and Wind also provide for a reduction in the benefits payable to the officer under his management retention agreement to the extent his benefits, together with any other payments he is eligible to receive in connection with the transaction, would exceed 2.99 times his "base amount," as such term is defined in section 280G of the Internal Revenue Code and the proposed treasury regulations thereunder, unless requisite stockholder approval is obtained in accordance with section 280G of the Internal Revenue Code to exempt such benefits from the application of section 280G of the Internal Revenue Code.

        Other than Crystal Decisions' agreements with Messrs. Judge, Gibson, Handford, Patel and Wind, Crystal Decisions currently does not have change of control or separation agreements with any of the named executive officers nor does Crystal Decisions have any employment agreements that require its named executive officers to provide services to it for any specific term.

Incentive Plans

        1999 Stock Option Plan.    Crystal Decisions' board of directors adopted its 1999 stock option plan in August 1999 and reserved 22,500,000 shares of common stock for issuance under the 1999 plan. Crystal Decisions' stockholders approved the 1999 plan in August 1999.

        The 1999 plan provides for grants of incentive stock options to employees, including officers and employee directors of Crystal Decisions, its parent and subsidiaries and nonstatutory stock options to employees, consultants and non-employee directors of Crystal Decisions, its parent and its respective subsidiaries. The purposes of Crystal Decisions' 1999 plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to its employees and consultants to perform future services and to promote the success of its business. At the direction of the board of directors, the compensation committee administers Crystal Decisions' 1999 plan and determines, among other things, the optionees and the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability thereof.

        The term of the options granted under the 1999 plan is set forth in the option agreement. The term of an option may not exceed 10 years and, in the case of an incentive stock option granted to an optionee who owns more than 10% of the voting power of all the classes of stock of Crystal Decisions, parent or subsidiaries at the time of grant, the term of an option may not exceed five years. The exercise price for options granted under the 1999 plan is determined in the option agreement. However, in the case of options granted to an employee who owns stock representing more than 10% of the voting power of all classes of voting stock of Crystal Decisions, parent or subsidiaries, the exercise price may be no less than 110% of the fair market value of a share of its common stock at the time of the grant. For all other employees, the exercise price may not be less than fair market value of Crystal Decisions' common stock for an incentive stock option and may not be less than 85% of the fair market value for a nonstatutory stock option. Generally, options granted under the 1999 plan vest as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/48th per month thereafter of the shares subject to the option.

        No incentive stock options may be granted to an optionee, which, when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000. In any fiscal year, Crystal Decisions may not grant any employee options to purchase more than 5,000,000 shares. However, in connection with his or her initial employment, an employee may be granted options to purchase up to an additional 3,000,000 shares that will not count against the 5,000,000 share limit.

        The 1999 plan provides that in the event of a merger of Crystal Decisions' or a sale of substantially all of its assets, any option which is not assumed or substituted by a successor will fully vest and then terminate after 15 days from the date that the notice is sent to the optionee informing him or her of such vesting acceleration.

        The 1999 plan will terminate in August 2009, unless Crystal Decisions' board of directors terminates it sooner. Other than options held by non-employee members of Crystal Decisions' board of directors or outstanding under the United Kingdom sub-plan of the 1999 plan, at the effective time of the proposed acquisition options then outstanding under the 1999 plan will become options to acquire Business Objects ADSs pursuant to an exchange ratio and adjustment to the per share exercise price determined at the effective time. Options held by non-employee members of Crystal Decisions' board of directors or granted under the United Kingdom sub-plan will become fully exercisable prior to Crystal Decisions' proposed acquisition by Business Objects. Any of those options not exercised prior to the effective time of the proposed acquisition will terminate and will no longer be exercisable or represent the right to purchase Business Objects shares.

        As of June 27, 2003, Crystal Decisions had issued 1,090,581 shares of common stock upon the exercise of options under the 1999 plan. In addition, there were 17,725,377 options to purchase shares of Crystal Decisions' common stock outstanding and 3,684,042 shares available for grant under the 1999 plan as of June 27, 2003.

        2000 Stock Option Plan.    Crystal Decisions' board of directors adopted its 2000 stock option plan in June 2000 and reserved 200,000 shares of common stock for issuance under the 2000 plan. Crystal Decisions' stockholders approved the 2000 plan in June 2000.

        The 2000 plan provides for grants of incentive stock options to employees, including officers and employee directors, of Crystal Decisions, its parent or subsidiaries and nonstatutory stock options to employees, consultants and non-employee directors of Crystal Decisions, its parent or subsidiaries. The purposes of Crystal Decisions' 2000 plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Crystal Decisions' employees, consultants and non-employee directors and to promote the success of Crystal Decisions' business. At the request of the board of directors, the compensation committee administers Crystal Decisions' 2000 plan and determines, among other things, the optionees and the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability thereof.

        The term of the options granted under the 2000 plan is set forth in the option agreement. The term of an option may not exceed 10 years and, in the case of an incentive stock option granted to an optionee who owns more than 10% of the voting power of all of the classes of stock of Crystal Decisions, its parent or subsidiaries at the time of grant, the term of an option may not exceed five years. The exercise price for options granted under the 2000 plan is determined in the option agreement. However, in the case of options granted to an employee who owns stock representing more than 10% of the voting power of all classes of voting stock of Crystal Decisions, parent or subsidiaries, the exercise price may be no less than 110% of the fair market value of a share of Crystal Decisions' common stock at the time of the grant. For all other employees, the exercise price may not be less than fair market value of Crystal Decisions' common stock for an incentive stock option and may not be less than 85% of the fair market value for a nonstatutory stock option. Under the terms of the stock option agreements under which the outstanding stock options were granted, the options were granted at fair market value and become fully vested and exercisable immediately prior to a merger or sale of substantially all of Crystal Decisions' assets, or on the date upon which a registration statement related to an initial public offering is declared effective by the SEC. Crystal Decisions expects to record a non-cash dividend upon vesting of these options at some time prior to its proposed acquisition by Business Objects, as all of the options under this plan have been granted to employees of its parent or a company under common control.

        The 2000 plan will terminate in June 2010, unless Crystal Decisions' board of directors terminates it sooner. Prior to Crystal Decisions' proposed acquisition by Business Objects, options outstanding under the 2000 plan will become fully exercisable. Any options not exercised at the effective time of the proposed acquisition will terminate and will no longer be exercisable or represent the right to receive an option to purchase Business Objects ADSs.

        As of June 27, 2003, Crystal Decisions had granted options to purchase 161,450 shares of its common stock under the 2000 plan of which 103,450 options were outstanding; however, no shares have been issued upon the exercise of options under the 2000 plan. As of June 27, 2003, 96,550 shares remained available for grant under the 2000 plan.

        Registered Retirement Savings Plan.    Crystal Decisions' regular full- and part-time employees in Canada are entitled to participate in a group registered retirement savings plan that Crystal Decisions sponsors. This plan is established by contractual arrangement between participating employees and the Royal Bank of Canada, who operates the plan. The plan is registered under section 146 of the Income Tax Act (Canada) and provides that employees may contribute, on a pre-tax basis, funds for investment on their behalf by Royal Bank of Canada. Crystal Decisions contributes, on behalf of each participating employee, fifty cents for every dollar that the employee contributes to his or her plan account, up to an annual maximum of Canadian $2,500 or 6% of the employee's annual salary, whichever is less. Employee participation in the plan is voluntary. Crystal Decisions made matching contributions to the plan of an aggregate of Canadian $1.3 million in fiscal 2001, Canadian $1.5 million in fiscal 2002 and Canadian $1.7 million in fiscal 2003.

        401(k) Plan.    Crystal Decisions' employees in the United States are eligible to participate in the Seagate Technology 401(k) plan, if they have attained the age of 21 and have completed one month of service with Crystal Decisions. The Seagate Technology 401(k) plan excludes from participation employees of affiliated employers, employees subject to collective bargaining agreements and nonresident alien employees. The Seagate Technology 401(k) plan is intended to qualify under sections 401(a), 401(m) and 401(k) of the Internal Revenue Code, and the Seagate Technology 401(k) plan trust is intended to qualify under section 501(a) of the Internal Revenue Code. All contributions to the Seagate Technology 401(k) plan by eligible employees, and the investment earnings thereon, are not taxable to these employees until withdrawn and are 100% vested immediately. Crystal Decisions' eligible employees may elect to reduce their current compensation up to the maximum statutorily prescribed annual limit, and to have these salary reductions contributed on their behalf to the Seagate Technology 401(k) plan. In connection with the transaction, Crystal Decisions' employees who participated in Seagate Technology's 401(k) plan will be provided the opportunity to roll their Seagate Technology 401(k) plan interests into Business Objects 401(k) plan, to the extent that the rollover is available under the terms of the Business Object 401(k) plan and applicable law. After the closing of the transaction, Crystal Decisions' employees will no longer be eligible to make new contributions to Seagate Technology's 401(k) plan but generally may maintain their existing balances in the Seagate Technology 401(k) plan if they so choose. Crystal Decisions made matching contributions to the Seagate Technology 401(k) plan of an aggregate of $295,000 in fiscal 2001, $367,000 in fiscal 2002 and $426,000 in fiscal 2003.

Limitations on Liability and Indemnification Matters

        Crystal Decisions has adopted provisions in its certificate of incorporation that limit the liability of its directors and executive officers for monetary damages for breach of their fiduciary duties to the maximum extent permitted by Delaware law. Under Delaware law, a certificate of incorporation may provide that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors except liability for:

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  any breach of their duty of loyalty to Crystal Decisions' or its stockholders;

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  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in section 174 of the DGCL; or

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  any transaction from which the director derived an improper personal benefit.

        The limits on a director's or officer's liability in Crystal Decisions' certificate of incorporation do not apply to liabilities arising under the federal securities laws and will not affect the availability of equitable remedies such as injunctive relief or rescission.

        Crystal Decisions' certificate of incorporation, together with its bylaws, provide that Crystal Decisions must indemnify its directors and officers and may indemnify its other employees and agents to the fullest extent permitted by law. Crystal Decisions' bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether Crystal Decisions' bylaws would otherwise permit indemnification. Crystal Decisions believes that the indemnification provisions of its certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers. Crystal Decisions also maintains directors' and officers' liability insurance.

        Crystal Decisions has entered into agreements to indemnify its directors, executive officers and other employees as determined by the board of directors. These agreements provide for indemnification for related expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Crystal Decisions believes that these provisions and agreements are necessary to attract and retain qualified persons as its directors and executive officers. Messrs. Luczo, Roux, Thompson and Waite have entered into indemnification agreements with New SAC. In addition, Mr. Roux, one of Crystal Decisions' directors, has entered into an indemnification agreement with an affiliate of Silver Lake Partners. An affiliate of Silver Lake Partners also maintains directors' and officers' liability insurance that covers Mr. Roux's membership on Crystal Decisions' board.

        At present Crystal Decisions is not aware of any pending litigation or proceeding involving any director, officer, employee or agent of Crystal Decisions in such person's capacity with Crystal Decisions where indemnification will be required or permitted. Crystal Decisions is also not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

Compensation Committee Interlocks and Insider Participation

        Crystal Decisions' board of directors established its compensation committee in November 1999. Prior to establishing the compensation committee, Crystal Decisions' board of directors as a whole performed the functions delegated to the compensation committee. Mr. Luczo, a member of Crystal Decisions' board and compensation committee, is an executive officer of Seagate Technology. Mr. Luczo is also a former officer of Crystal Decisions. Mr. Roux, a member of Crystal Decisions' board and compensation committee, is a principal of Silver Lake Partners. In addition, Crystal Decisions previously paid New SAC, of which Mr. Roux is a director and Mr. Luczo is a director and chairman and chief executive officer, management fees. These fees were discontinued in December 2002. Seagate Technology, of which Mr. Roux is a director and Mr. Luczo is a director and chairman and chief executive officer, provided various administrative services to Crystal Decisions under several service agreements. In addition, Crystal Decisions has licensed Seagate Technology some of its products. See the subsection entitled "—Crystal Decisions' Relationships and Arrangements with New SAC, Seagate Technology, Its Officers and Its Directors" below for more information about transactions between Crystal Decisions and Mr. Luczo and Mr. Roux.

Crystal Decisions' Relationships and Arrangements with New SAC, Seagate Technology, Its Officers and Its Directors

        Transactions with Seagate Technology.    In December 2000, Crystal Decisions signed a software license agreement with Old Seagate, whose obligations were assigned to Seagate Technology. Under the terms of the license agreement, Crystal Decisions granted Seagate Technology a non-exclusive, non-transferable, perpetual license to use certain business intelligence products and receive related maintenance and support services for one year. The total value of the license agreement was $1.6 million. The license agreement was priced at an approximate 50% discount to Crystal Decisions' established list price. Crystal Decisions recognized $1.5 million of the revenues from the license agreement in fiscal 2001 and the remaining $151,000 in fiscal 2002. Crystal Decisions also earned consulting revenues of $327,000 in fiscal 2001 and $30,000 in fiscal 2002.

        The maintenance and support services related to the license agreement were renewed for one year during the three months ended December 28, 2001 and for an additional year in the three months ended March 28, 2003. Revenues from maintenance and support services are being recognized ratably over the term of the contract, which is one year. Crystal Decisions recognized $282,000 in fiscal 2002 and $455,000 in fiscal 2003 in connection with these maintenance and support services. At June 27, 2003, there were no amounts in accounts receivable due from Seagate Technology as a result of the renewal of maintenance and support services.

        Historically, Old Seagate and Seagate Technology, either directly or indirectly, provided substantial administrative and financial services to Crystal Decisions under a general services agreement between Seagate Software Holdings and Old Seagate dated June 28, 1997. During fiscal 2001, the general services agreement was replaced by the following agreements between Crystal Decisions and Seagate Technology and its affiliates: a corporate services agreement, a payroll services agreement and a management services agreement. Under substantially the same terms as the general services agreement, Seagate Technology and its affiliates continued to provide various cash management, taxation, administrative, accounting and similar corporate and managerial services as requested by us. Seagate Software Holdings contributed its rights, and Crystal Decisions assumed Seagate Software Holdings' obligations under the general services agreement in connection with the asset contribution in fiscal

2000. Seagate Technology assumed Old Seagate's rights and obligations under the general services agreement in connection with the closing of the November 2000 transactions.

        For various corporate services performed on Crystal Decisions' behalf, Old Seagate and Seagate Technology charged Crystal Decisions an aggregate of $1.2 million in fiscal 2001 and Seagate Technology charged Crystal Decisions an aggregate of $865,000 in fiscal 2002 and an aggregate of $348,000 in fiscal 2003. The amounts Crystal Decisions paid to Old Seagate and Seagate Technology represented a reasonable estimate of Old Seagate or Seagate Technology's direct and indirect costs incurred in performing services for us. The cost allocated to Crystal Decisions was intended to be on a basis no less favorable than what Crystal Decisions could obtain from an unaffiliated third party. Crystal Decisions has audit rights with respect to the computation and analysis of service fees pursuant to the general services agreement and the agreements that replaced the general services agreement in fiscal 2001.

        In December 2002, Crystal Decisions paid a non-recurring termination fee of $625,000 to Seagate Technology for the benefit of New SAC related to a previous consulting and advisory contract.

        Additionally, on July 4, 2000, Crystal Decisions signed a revolving loan agreement with Seagate Technology on substantially the same terms and conditions as the prior agreement, which was dated July 4, 1998, between Seagate Software Holdings and Seagate Technology. In connection with the asset contribution, Seagate Software Holdings' rights and obligations under the 1998 intercompany revolving loan agreement were contributed to and assumed by Crystal Decisions. Under the revolving loan agreement, Seagate Technology financed some of Crystal Decisions' working capital requirements. The revolving loan agreement provided for maximum borrowings of up to $60.0 million and expired on July 4, 2001. On July 4, 2001, Crystal Decisions renewed this revolving loan agreement with Seagate Technology. The July 4, 2001 revolving loan agreement provided for maximum borrowings of up to $15.0 million and expired on July 4, 2002. Crystal Decisions did not renew the revolving loan agreement and it expired on July 4, 2002.

        Crystal Decisions had no receivables from Seagate Technology as of June 28, 2002 or June 27, 2003 under the revolving loan agreement. Borrowings from Old Seagate and Seagate Technology were used primarily to fund Crystal Decisions' operating activities. During fiscal 2001, there were $4.8 million of net repayments under the revolving loan agreement. In addition during fiscal 2001, Seagate Technology repaid $31.0 million of the loan receivable under the revolving loan agreement. During fiscal 2002, Seagate Technology made $3.4 million of net repayments under the revolving loan agreement. There were no borrowings from Seagate Technology or repayments to Seagate Technology during fiscal 2003.

        Crystal Decisions was included in the consolidated federal and certain combined and consolidated foreign and state income tax returns of Old Seagate until November 22, 2000. Old Seagate and Seagate Software Holdings entered into a tax allocation agreement dated April 4, 1996 pursuant to which Crystal Decisions computed hypothetical tax returns as if it were not joined in consolidated or combined returns with Old Seagate and assuming the maximum marginal federal corporate income tax rate. Generally, Crystal Decisions was required to pay Old Seagate the positive amount of any hypothetical taxes. If the hypothetical tax returns showed entitlement to refunds, including any refunds attributable to a carryback, then Old Seagate would pay Crystal Decisions the amount of any refunds. The amounts relating to the tax allocation agreement were included in the net intercompany revolving loan balance. The tax allocation agreement terminated upon the closing of the November 2000 transactions.

        Crystal Decisions entered into a state tax allocation agreement with several New SAC affiliates effective as of November 23, 2000. Under the terms of the state tax allocation agreement, each entity that is included in any state unitary and combined return with the other New SAC affiliates must compute hypothetical tax returns, with certain modifications, as if the entity were not included in combined returns with the other New SAC affiliates. Each entity must pay the positive amount of any such hypothetical taxes. If the hypothetical tax returns show entitlement to refunds, including any refunds attributable to carrybacks, then the other New SAC affiliates will pay the entitled entities the amount of such refunds within 30 days of the close of the fiscal year in which the entitled entities otherwise would have been able to utilize the net operating losses or tax credits on a separate return filing basis. Crystal Decisions has not been included in any state unitary and combined return with the other New SAC affiliates since June 30, 2001. As of June 27, 2003, there were no tax-related receivables due to Crystal Decisions from certain New SAC affiliates.

        Crystal Decisions occupies two facilities leased by Seagate Technology for which Crystal Decisions pays Seagate Technology fair value rent and related costs in aggregate of approximately $340,000 per year. One of the subleases is expected to end in September 2003.

        Transactions with VERITAS.    VERITAS and a subsidiary of VERITAS Software Corporation entered into a three year cross license and original equipment manufacturer agreement with Crystal Decisions, Corp., a wholly-owned subsidiary, on May 28, 1999. Messrs. Luczo and Kerfoot were members of the board of directors of VERITAS at that time. The cross license agreement provided for the licensing of certain products between the parties. Crystal Decisions recognized no revenues from VERITAS in fiscal 2001, fiscal 2002 or fiscal 2003.

        On June 21, 2002, the cross license agreement was terminated and Crystal Decisions entered into two software license and services agreements with VERITAS Software Global Corporation. Messrs. Luczo and Roux were members of the board of directors of VERITAS at that time. Under one of the agreements, VERITAS granted Crystal Decisions a perpetual, irrevocable, non-exclusive, nontransferable worldwide license to use given products in specified amounts, solely in support of Crystal Decisions' internal business operations. The software license agreement provided for the purchase of annual maintenance and support, which was calculated as a percentage of the actual list price of the licensed software. In July 2002, Crystal Decisions recorded approximately $622,000 as a prepaid expense related to the annual maintenance and support contract, which was being expensed ratably in fiscal 2003. In July 2003, the maintenance and support agreement was renewed for selected products of the software and Crystal Decisions recorded approximately $111,000 as a prepaid expense, which is being expensed ratably in fiscal 2004. In a separate agreement, Crystal Decisions granted VERITAS a perpetual software license to use given products in specified amounts and 18 months of maintenance and support services for no consideration. The fair value of the license and maintenance and support services was approximately $126,000. Crystal Decisions recognized no revenues under this agreement.

        Sale of Seagate Technology.    Crystal Decisions' majority shareholder is New SAC, an exempted limited liability company organized under the laws of the Cayman Islands. New SAC was formed by affiliates of Silver Lake Partners, Texas Pacific Group, August Capital, J.P. Morgan Partners LLC, investment partnerships of which the general partner, managing general partner or investment manager is affiliated with Goldman Sachs and other investors.

        Prior to November 22, 2000, Crystal Decisions was a majority owned subsidiary of Seagate Software Holdings, a Delaware corporation and wholly-owned subsidiary of Old Seagate.

        Crystal Decisions became an indirect subsidiary of New SAC on November 22, 2000 when SSCH acquired 75,001,000 shares, or 99.7% of Crystal Decisions' common stock outstanding on that date, under the terms of a stock purchase agreement with Old Seagate and Seagate Software Holdings. Upon completion of the transaction, New SAC purchased all of the operating assets of Old Seagate and its consolidated subsidiaries for cash and borrowings of $1.84 billion, including transaction costs of $25 million. This included Old Seagate's rigid disc drive, storage area network, removable tape storage solutions businesses and operations, Crystal Decisions' common stock, and certain cash balances, but excluded the approximately 128 million shares of VERITAS common stock then held by Seagate

Software Holdings and certain of Old Seagate's equity investments, which were subsequently transferred to VERITAS through a merger of a wholly-owned subsidiary of VERITAS into Old Seagate.

        Messrs. Luczo, Kerfoot and Waite, who are members of Crystal Decisions' board of directors, each invested in the equity component of the financing for the November 2000 transaction with New SAC and each is a shareholder of New SAC. Mr. Luczo and Mr. Waite also participated in the financing of the transaction through the roll-over of a portion of their outstanding stock and options in Old Seagate to equity interests in New SAC and deferred compensation in a subsidiary of New SAC.

        In addition, Mr. Luczo and Mr. Waite entered into employment agreements with Seagate Technology (US) Holdings, Inc. Each employment agreement has a three-year term, subject to automatic successive one year renewals thereafter. Under the employment agreements, Mr. Luczo was appointed and serves as chief executive officer of New SAC and Seagate Technology, and Mr. Waite was appointed and serves as executive vice president and chief administrative officer of New SAC, Seagate Technology and SSCH, as well as the president and chief operating officer of Certance Holdings. Mr. Luczo also became a director of New SAC and Seagate Technology and Certance Holdings and chief executive officer, president and chief operating officer of SSCH.

        Messrs. Luczo, Kerfoot and Waite also received shares of VERITAS common stock and cash to the extent of their outstanding common stock and options in Old Seagate, net of any amounts rolled over into equity and deferred compensation in New SAC and its affiliates. The per share amounts paid to these board members were the same as the amounts paid to other holders of Old Seagate common stock.

        In connection with the November 2000 transactions, New SAC and its affiliates, including Crystal Decisions, agreed to assume and indemnify VERITAS and its affiliates for substantially all liabilities arising in connection with Old Seagate's and Crystal Decisions' operating assets and for selected tax liabilities. In return, VERITAS, Old Seagate and their affiliates agreed to indemnify New SAC and its affiliates, including us, for certain liabilities, including all taxes of Old Seagate for which New SAC and its affiliates are not obligated to indemnify VERITAS and its affiliates. VERITAS deposited $150 million in an escrow account. This amount will reduce these tax liabilities, including those of Crystal Decisions and its subsidiaries. To the extent any part of the $150 million is not utilized to satisfy these tax liabilities, it will be paid to the former stockholders of Old Seagate.

        In July 2002, Crystal Decisions entered into a reimbursement agreement with Seagate Technology and its affiliates which allocates the respective liabilities and obligations of the parties under the indemnification agreement. Under the reimbursement agreement, if Crystal Decisions and Seagate Technology became obligated to indemnify VERITAS or Old Seagate under the indemnification agreement, a subsidiary of Seagate Technology will be responsible for the first $125 million of the tax liabilities. Any amount in excess of the first $125 million will be allocated pro rata in accordance with the portion of the purchase price allocated to each entity in connection with the November 2000 transaction among various subsidiaries and affiliates Seagate Technology and Crystal Decisions. For indemnification obligations other than tax liabilities, the parties agreed that the responsible entity will reimburse any entity that satisfies the obligation on its behalf.

        In connection with the merger agreement that Crystal Decisions entered into on July 18, 2003 with Business Objects, Crystal Decisions agreed to use its reasonable efforts to obtain from VERITAS a written release from its obligations to indemnify VERITAS for matters arising prior to the November 2000 transaction.

        In addition, on July 18, 2003, New SAC entered into a letter agreement with Crystal Decisions whereby New SAC agreed to reimburse Crystal Decisions for any claims arising prior to March 31, 2006 and related to tax matters under the reimbursement agreement or the indemnification agreement.

The letter agreement will become effective only upon the closing of the proposed acquisition of Crystal Decisions by Business Objects and will not be of any force or effect if the proposed acquisition is not completed.

        New SAC Shareholders Agreement.    As of the date of the closing of the November 2000 transactions, Crystal Decisions' parent company, New SAC, entered into a shareholders agreement with its shareholders, certain members of Crystal Decisions' board of directors and specified members of Seagate Technology's management. The New SAC shareholders agreement will terminate in the event that 50% or more of New SAC's shares are sold or distributed to the public or are actively traded on a national securities exchange.

        Corporate Governance.    New SAC's board of directors consists of nine members, three of whom are designated by Silver Lake Partners, two of whom are designated by Texas Pacific Group, one of whom is an executive officer of New SAC whose appointment is reasonably acceptable to a majority of the directors, one of whom is an independent director proposed by Silver Lake Partners, approved by Texas Pacific Group and reasonably acceptable to a majority of the directors, one of whom is the chief executive officer of New SAC and one of whom is a director elected pursuant to the provisions of New SAC's governing documents. The consent of at least seven members of New SAC's board of directors is required before New SAC may voluntarily commence a bankruptcy proceeding, enter into a material business combination, sell a material amount of assets, enter into a material transaction with some of the shareholders of New SAC or any of its affiliates, authorize, issue or sell equity securities or options or warrants to purchase equity securities, pay dividends or redeem equity securities or amend its memorandum and articles of association. Accordingly, Crystal Decisions' ability to engage in some transactions requiring stockholder approval will effectively be limited without the consent of New SAC shareholders. In addition, the consent of eight directors is required to increase or decrease the size of New SAC's board, and the consent of seven directors is required for the exercise of the drag-along rights described below, and the consent of at least five directors, with no Seagate Technology management directors participating, is required to terminate the chief executive officer of New SAC or appoint his successor.

        Preemptive Rights.    The parties to the New SAC shareholders agreement have preemptive rights allowing them to acquire for cash, in proportion to their respective shareholdings in New SAC, additional securities proposed to be issued and sold by New SAC, excluding shares issued upon the exercise of outstanding options granted under employee benefit plans or similar arrangements. If a New SAC shareholder fails to exercise that shareholder's preemptive rights, New SAC has the right to sell these additional securities.

        Transfer Restrictions; Tag-Along Rights; Drag-Along Rights.    No party to the New SAC shareholders agreement is permitted to sell, transfer or otherwise dispose of any of New SAC's shares until the earlier of November 22, 2003 or 180 days after New SAC's initial public offering without the prior consent of both Silver Lake Partners and Texas Pacific Group, subject to specific exceptions. After the earlier of November 22, 2003 or 180 days after New SAC's initial public offering, each New SAC shareholder subject to the agreement will have a right of first offer to acquire any New SAC shares that another New SAC shareholder to the agreement proposes to sell or otherwise transfer, and any third-party buyer will be subject to approval of New SAC's board of directors, excluding those directors affiliated with the transferring shareholder. In addition, each New SAC shareholder and member of Seagate Technology management who is a party to the New SAC shareholder's agreement has tag-along rights, which are the rights to include a proportionate number of shares, on the same terms and conditions, in any sale by another party to the agreement to a third party. Beginning after the earlier of November 22, 2003 or 180 days after New SAC's initial public offering, any New SAC shareholder holding a majority of the outstanding shares of New SAC will also have drag-along rights, meaning that if the shareholder receives an offer from a third party to purchase a majority of New SAC's outstanding shares or enter into a business combination, the shareholder will have the right to cause New SAC's other shareholders to join in the sale or business combination on the same terms and conditions.

        Registration Rights.    Subject to limitations specified in the New SAC shareholders agreement, New SAC agreed to include New SAC shares held by the New SAC shareholders in any public offering, other than New SAC's initial public offering by granting:

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  to each shareholder to the agreement unlimited rights to participate in an offering initiated by New SAC;

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  to all shareholders holding at least 20% of New SAC's outstanding shares three demand registrations; and

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  to any single shareholder holding at least 10% of New SAC's outstanding shares one demand registration right with respect to that shareholder.

        In addition, subject to certain conditions, all New SAC shareholders may require New SAC to register New SAC shares they hold on Form S-3 without limits to the number of those registrations. New SAC agreed to pay all registration expenses relating to these registrations and to indemnify the selling shareholders.

        Distribution Upon Initial Public Offering of Certain Subsidiaries; New Shareholders Agreement.    At any time 190 days after the initial public offering of the shares of designated subsidiaries of New SAC, Silver Lake Partners or Texas Pacific Group, or both, can require that New SAC distribute to its shareholders the remaining shares New SAC holds of the newly public subsidiary's stock. Upon the distribution of a newly public subsidiary's shares, the newly public subsidiary is required to enter into a new agreement with the New SAC shareholders, on substantially the same terms as the New SAC shareholders agreement. In connection with the transaction, Silver Lake Partners and Texas Pacific Group have agreed not to exercise this right in the future with respect to the combined company. Instead, New SAC, New SAC's shareholders, certain Seagate Technology officers and some of Crystal Decisions' directors have entered into a new agreement with Business Objects that will become effective only upon the completion of the transaction.

CRYSTAL DECISIONS' PRINCIPAL STOCKHOLDERS

        The following table sets forth information known to Crystal Decisions with respect to the beneficial ownership of its common stock as of June 27, 2003 by the following:

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  each stockholder known by Crystal Decisions to own beneficially more than 5% of its common stock;

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  each of Crystal Decisions' named executive officers;

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  each of Crystal Decisions' directors; and

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  all directors and named executive officers as a group.

        Except as otherwise noted below, the address of the beneficial owners is c/o Crystal Decisions, Inc., 895 Emerson Street, Palo Alto, California 94301.

        Crystal Decisions has determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated, Crystal Decisions believes that the beneficial owners of the common stock listed below, based on the information furnished by these owners, have sole voting power and investment power with respect to these shares, subject to applicable community property laws. New SAC, affiliates of Silver Lake Partners, affiliates of Texas Pacific Group and affiliates of August Capital are parties to a shareholders agreement and other arrangements that result in these persons acting as a group with respect to all matters submitted to Crystal Decisions' stockholders. Crystal Decisions has based its calculation of the percentage of beneficial ownership of 76,091,581 shares of common stock outstanding as of June 27, 2003.

        In computing the number of shares of common stock beneficially owned by a person and the percent ownership of that person, Crystal Decisions deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 27, 2003. Crystal Decisions did not deem these shares outstanding for purposes of computing the percent ownership of any other person.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner
	Number	Percentage
New SAC(1) c/o M&C Corporate Services Limited P.O. Box 309GT, Ugland House South Church Street George Town Grand Cayman, Cayman Islands	75,001,000	98.6%
Affiliates of Silver Lake Partners, L.P.(2) c/o Silver Lake Partners, L.P. 2725 Sand Hill Road, Suite 150 Menlo Park, California 94025	75,001,000	98.6
TPG SAC Advisors III Corp.(3) c/o Texas Pacific Group 301 Commerce Street, Suite 3300 Fort Worth, Texas 76102	75,001,000	98.6
Affiliates of August Capital III, L.P.(4) c/o August Capital 2480 Sand Hill Road, Suite 101 Menlo Park, California 94025	75,001,000	98.6
Named Executive Officers and Directors:
Jonathan J. Judge	—	*
Eric Patel(5)	351,040	*
Anthony L. Wind(6)	301,123	*
Andrew L. Handford(7)	127,847	*
William G. Gibson(8)	383,332	*
Fred D. Anderson(9)	12,500	*
Robert L. Bailey	—	*
Justin T. Chang(10)	75,032,249	98.6
Gregory B. Kerfoot(11)	3,104,165	3.9
Stephen J. Luczo(12)	75,271,000	98.8
David J. Roux(13)	75,032,249	98.6
John W. Thompson(14)	31,249	*
Donald L. Waite(15)	75,051,000	98.6
All directors and executive officers as a group (13 persons)(16)	79,667,671	99.2

*
Less than 1%.

(1)
A wholly-owned subsidiary of New SAC acquired 75,001,000 shares of Crystal Decisions' outstanding common stock in November 2000. Messrs. Luczo and Roux, in their capacities as directors of New SAC, and Mr. Waite, in his capacity as an officer of New SAC, may be deemed to have shared voting or dispositive power over these shares. Each of them disclaims this beneficial ownership.

(2)
Includes 75,001,000 shares of Crystal Decisions' common stock beneficially owned by New SAC, over which affiliates of Silver Lake Partners, L.P. may be deemed, as a result of their ownership of approximately 31.8% of New SAC's total outstanding shares, to have shared voting or dispositive power. The affiliates of Silver Lake Partners, L.P. are Silver Lake Partners Cayman, L.P., Silver Lake Investors Cayman, L.P. and Silver Lake Technology Investors Cayman, L.P. The sole general partner of each of Silver Lake Partners Cayman, L.P. and Silver Lake Investors Cayman, L.P. is Silver Lake Technology Associates Cayman, L.P. and the sole general partners of each of Silver Lake Technology Associates Cayman, L.P. and Silver Lake Technology Investors Cayman, L.P. is Silver Lake (Offshore) AIV GP LTD. The shareholders of Silver Lake (Offshore) AIV GP LTD are James A. Davidson, Glenn H. Hutchins, David J. Roux, Integral Capital Partners SLP LLC, Yolande Jun and Karl Schade. Ms. Jun and Mr. Schade are employees of an affiliate of Silver Lake Partners, L.P. All persons identified above disclaim beneficial ownership of these shares.

(3)
Includes 75,001,000 shares of Crystal Decisions' common stock beneficially owned by New SAC, over which affiliates of TPG SAC Advisors III Corp. may be deemed, as a result of their ownership of approximately 22.1% of New SAC's total outstanding shares, to have shared voting or dispositive power. TPG SAC Advisors III Corp. is the sole general partner of TPG SAC GenPar, L.P., which is the sole general partner of SAC Investments, L.P. The shareholders of TPG SAC Advisors III Corp. are David Bonderman, James G. Coulter, William S. Price, Justin T. Chang and John Marren. Each of them, however, disclaims beneficial ownership of these shares, except to extent of his pecuniary interest therein.

(4)
Includes 75,001,000 shares of Crystal Decisions' common stock beneficially owned by New SAC, over which affiliates of August Capital III, L.P., may be deemed, as a result of their ownership of 11.4% of New SAC's outstanding shares, to have shared voting or dispositive power. The members of August Capital Management III, L.L.C. may be deemed to have shared voting or dispositive power over those shares. August Capital Management III, L.L.C. is the general partner of August Capital III, L.P. The members of August Capital Management III, L.L.C. are Andrew S. Rapaport, John Johnston, David F. Marquardt and Andrew Anker. Each of them, however, disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(5)
Includes 351,040 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after June 27, 2003.

(6)
Includes 301,123 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after June 27, 2003.

(7)
Includes 127,847 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after June 27, 2003.

(8)
Includes 383,332 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after June 27, 2003.

(9)
Includes 12,500 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after June 27, 2003.

(10)
Represents 75,001,000 shares of common stock beneficially owned by New SAC to which Mr. Chang may be deemed, in his capacity as a principal of Texas Pacific Group, to have shared voting or dispositive power. Includes 31,249 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after June 27, 2003. TPG SAC Advisors III Corp., which owns approximately 22.1% of New SAC's total outstanding shares, is the sole general partner of TPG SAC GenPar, L.P., which is the sole general partner of SAC Investments, L.P.

  Mr. Chang is also a shareholder of TPG SAC Advisors III Corp., which is the sole general partner of TPG SAC GenPar, L.P., which is the sole general partner of SAC Investments, L.P., which owns approximately 22.1% of New SAC's total outstanding shares. Mr. Chang disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(11)
Includes 2,904,165 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after June 27, 2003. Mr. Kerfoot also owns 170,000 shares of New SAC, representing 1.5% of New SAC's total outstanding shares.

(12)
At June 27, 2003, Crystal Decisions held repurchase rights on 12,917 shares. Also, includes 95,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after June 27, 2003. Includes 75,001,000 shares of common stock beneficially owned by New SAC to which Mr. Luczo may be deemed, in his capacity as the chief executive officer and director of New SAC, to have shared voting or dispositive power. Mr. Luczo disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Mr. Luczo owns 556,904 shares of New SAC, representing 4.9% of New SAC's total outstanding shares.

(13)
Represents 75,001,000 shares of common stock beneficially owned by New SAC to which Mr. Roux may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Roux disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Includes 31,249 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after June 27, 2003.

(14)
Includes 4,166 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after June 27, 2003. Mr. Thompson owns 13,000 shares of New SAC, representing 0.1% of New SAC's total outstanding shares.

(15)
At June 27, 2003, Crystal Decisions held repurchase rights on 4,168 shares. Also includes 75,001,000 shares of common stock beneficially owned by New SAC to which Mr. Waite may be deemed, in his capacity as an officer of New SAC, to have shared voting or dispositive power. Mr. Waite disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Mr. Waite owns 124,738 shares of New SAC, representing 1.1% of New SAC's total outstanding shares.

(16)
See notes 2 through 15.

DESCRIPTION OF BUSINESS OBJECTS SHARE CAPITAL

        The following describes Business Objects' share capital pursuant to its articles of association and applicable French law. This description of Business Objects' share capital and the related summary information is qualified in their entirety by reference to Business Objects' articles of association which have been filed as an exhibit to the registration statement of which this document is a part.

Composition of Share Capital

        Business Objects has only one class of share capital. As of July 18, 2003, this class consisted of 64,259,104 ordinary shares, nominal value €0.10 per share, including 1,067,675 shares held in treasury. The shares are fully paid.

        A holder of Business Objects ordinary shares may obtain ADSs if the holder desires to trade the shares on the Nasdaq National Market. In order to obtain the ADSs, a shareholder is required to deposit his or her shares with Business Objects' custodian, BNP Paribas, or, Business Objects' depositary, The Bank of New York. Upon deposit of the ordinary shares, the depositary will issue the corresponding number of ADSs. The shareholder is also required to pay a per share fee to the depositary, as well as any applicable taxes and governmental charges. Holders of ADSs may also obtain ordinary shares by surrendering the ADSs, along with the payment of applicable fees, taxes and governmental charges to the depositary. Under French law, no fractional shares may be issued.

Changes in Share Capital

        Except as set forth below, Business Objects' share capital may be increased only with the approval of its shareholders at an extraordinary general meeting, following a recommendation by the Business Objects board of directors, as well as by owners of ordinary shares holding, either alone or together with other owners of ordinary shares, a defined percentage of Business Objects' share capital, or by the workers committee of Business Objects in compliance and within the limits of French company law. Increases in Business Objects' share capital may be effected either by the issuance of additional shares, including the creation of a new class of shares, or by an increase in the nominal value of existing shares. Additional shares may be issued as follows:

  •
  for cash;

  •
  in satisfaction of indebtedness incurred by Business Objects;

  •
  for assets contributed in kind;

  •
  upon the conversion, exchange or redemption of debt securities previously issued by us;

  •
  upon the exercise of stock options, warrants or other similar securities comprising rights to subscribe for shares; or

  •
  by capitalization of reserves.

        French law permits different classes of shares to have different liquidation, voting and dividend rights. Business Objects' articles of association provide that share dividends may be distributed in lieu of payment of cash dividends.

        Business Objects' share capital may be decreased only with the approval of the shareholders at an extraordinary general meeting. This may be accomplished either by decreasing the nominal value of the shares or by reducing the number of outstanding shares. The conditions under which Business Objects' share capital may be reduced will vary depending on whether the reduction is attributable to losses incurred by Business Objects. Under French company law, all shareholders must be treated equally. If the reduction is not attributable to losses, each shareholder will be offered an opportunity to participate in the capital reduction. The number of outstanding capital shares may be reduced either by an exchange of shares or by a repurchase and cancellation of its shares by Business Objects. Further, if, as a consequence of losses, Business Objects' net equity (capitaux propres) are reduced below one-half of Business Objects' share capital, the Business Objects board of directors must, within four months from the approval of the accounts showing this loss, convene an extraordinary general meeting of shareholders to decide whether Business Objects should be dissolved before its statutory term. If dissolution is not declared, the capital must, by no later than the end of the second fiscal year following the fiscal year during which the losses were acknowledged, and subject to the legal provisions concerning the minimum share capital of sociétés anonymes, be reduced by an amount at least equal to the losses which could not be charged on reserves, unless during that period the net assets have been restored up to an amount at least equal to one half of Business Objects' share capital.

        Business Objects has been authorized by its shareholders to effect increases in its share capital by issuing new shares, bonds convertible, exchangeable or redeemable into Business Objects shares, or warrants to subscribe for Business Objects shares. Business Objects has also been authorized to increase its share capital by incorporation of share premiums, reserves or retained earnings. This authorization to increase Business Objects' share capital could be used in the context of a tender offer. At the discretion of the Business Objects board of directors, these issuances may be subject to the referential subscription rights of Business Objects' shareholders, or, in the event shares are offered to the public, without shareholder prererential subscription rights. The Business Objects board of directors does not have the authority to issue shares to a particular party, which limits the anti-takeover effect of a share issuance made in the context of a tender offer or exchange offer. The total aggregate amount of the nominal value of the ordinary shares issued or to be issued upon conversion, exchange or redemption of bonds or exercise of warrants, or upon incorporation of share premiums, reserves or retained earnings, may not exceed €500,000, corresponding to 5,000,000 ordinary shares. Except as described above, the authorizations described in this paragraph cannot be used to effect non-public offerings of Business Objects' shares, to issue shares for a consideration other than cash or in satisfaction of indebtedness, or to issue securities in connection with a merger or acquisition.

Preferential Subscription Rights

        Unless previously waived, holders of shares have prererential subscription rights to subscribe for additional shares issued by Business Objects for cash on a pro rata basis. Shareholders may waive these preferential subscription rights at an extraordinary general meeting under certain circumstances. Preferential subscription rights, if not previously waived, are transferable during the subscription period.

Attendance and Voting at Shareholders' Meetings

        French law provides for two types of general meetings of shareholders, ordinary and extraordinary. Ordinary general meetings of shareholders are required for matters such as the following:

  •
  the election of directors;

  •
  the appointment of statutory auditors;

  •
  the approval of Business Objects' annual accounts;

  •
  the declaration of dividends and the issuance of bonds;

  •
  the authorization to purchase shares held in treasury; and

  •
  in general, those matters not specifically reserved by French law to ordinary general meetings.

        Extraordinary general meetings of shareholders are required for approval of matters such as the following:

  •
  amending articles of association;

  •
  amending shareholders' rights;

  •
  increases or decreases in Business Objects' share capital, including the possible waiver by its shareholders of their preferential subscription rights;

  •
  the creation of a new class of capital stock;

  •
  the authorization to issue investment certificates or securities convertible or exchangeable into Business Objects' shares; and

  •
  the approval of mergers, acquisitions for stock, and the like.

        In particular, shareholder approval is required for any and all mergers in which Business Objects is not the surviving entity or in which Business Objects is the surviving entity and it issues a portion of its share capital to the acquired entity. In addition, the rights of a holder of shares of any class of capital stock can be amended only after an extraordinary general meeting of all shareholders of the affected class has taken place and the proposal to amend the rights has been approved by the holders of two-thirds of the shares of the affected class present in person or represented by proxy at the meeting.

        At an ordinary general meeting, a simple majority of the votes cast is required to pass a resolution. At an extraordinary general meeting, a two-thirds majority of the votes cast is required. However, a unanimous vote is required to increase the liabilities of shareholders. Abstention by those present or represented by proxy is deemed a vote against the resolution submitted to a vote.

        Business Objects' board of directors is required to convene an annual ordinary general meeting of shareholders, to be held within six months of the end of its fiscal year. However, the president of the commercial court (tribunal de commerce) may extend this six-month period. Other ordinary or extraordinary meetings may be convened at any time during the year. Meetings of shareholders may be convened by the board of directors or, if the board of directors fails to call any, by Business Objects' statutory auditors, currently Ernst & Young, and Deloitte & Touche Thomatsu, or by a court-appointed agent. The court may be requested to appoint an agent either by one or more shareholders holding at least 5% of Business Objects' share capital, by a duly authorized association of shareholders having held their shares in registered form for at least two years holding at least a defined percentage of Business Objects' share capital or by any interested party in cases of emergency.

        The presence in person or by proxy of shareholders holding not less than 25%, in the case of an ordinary general meeting, or 33 1/3%, in the case of an extraordinary general meeting, of the shares entitled to vote is necessary for a quorum. If a quorum is not present at any meeting, then the meeting is adjourned. There is no quorum requirement in the case of a reconvened ordinary general meeting; however, the presence in person or by proxy of shareholders holding not less than 25% of the shares entitled to vote is necessary for a quorum in the case of a reconvened extraordinary general meeting.

        Shareholders' meetings must be announced by a preliminary notice (avis de réunion) at least 30 days prior to the meeting date. The preliminary notice must set forth certain information, including the agenda for the meeting, a draft of the resolutions to be submitted to the shareholders, the procedures which holders of bearer shares must follow to attend the meeting and the procedure for voting by proxy or at a distance, including by electronic means. The preliminary notice must also be published in the Bulletin des Annonces Légales Obligatoires, or BALO, a French legal publication.

        A final notice (avis de convocation) must be sent to the COB and to all holders of registered shares who have held their shares for more than one month, and published in a qualified newspaper and in the BALO, at least 15 days prior to the shareholders' meeting upon first call, and at least six days prior to the shareholders' meeting upon second call. This final notice must set forth the procedures for voting by holders of bearer shares, by proxy and at a distance, as well as the time, date, place and agenda of the meeting.

        Within 10 days of publication of the preliminary notice, shareholders or groups of shareholders holding a defined number of Business Objects shares held in the form of ordinary shares may submit proposed resolutions for meetings of shareholders. The minimum number of shares required depends on the amount of the share capital of Business Objects and is equal to 1,718,865 ordinary shares based on Business Objects share capital as of July 18, 2003. Similarly, a duly qualified association, registered with the COB and Business Objects, of shareholders having held their shares in registered form for at least two years, and together holding at least a defined percentage of Business Objects' voting rights, equivalent to 1,895,608 ordinary shares based on Business Objects' voting rights as of July 18, 2003, may propose additional resolutions.

        In addition to being entitled to certain information regarding Business Objects, any holder of ordinary shares may, during the two-week period preceding a shareholders' meeting, submit to the Business Objects board of directors written questions relating to the agenda for the meeting. The board of directors is required to respond to these questions during the meeting, unless it is in the company's best interests not to—for example, to avoid the disclosure of confidential information or trade secrets.

        Attendance and the exercise of voting rights at ordinary and extraordinary general meetings of shareholders are subject to the following:

  •
  holders of registered ordinary shares must have the ordinary shares registered in their name at least one Paris (France) business day prior to the date of the shareholders' meeting; and

  •
  holders of bearer ordinary shares must, at least one Paris (France) business day prior to the date of the shareholders' meeting, evidence that the bearer ordinary shares are being held in a blocked account by producing a certificate issued by the financial intermediary holding the ordinary shares.

        This requirement necessarily excludes holders of ADSs who have not properly registered their shares as ordinary shares. See the section entitled "The Ordinary and Extraordinary General Meeting of the Business Objects Shareholders—Voting Procedures For Holders of Business Objects ADSs" beginning on page 44 of this document. Shareholders who have properly registered their ordinary shares may participate in general meetings in person, by proxy or by mail, and may vote in proportion to the number of shares held. Each share carries the right to one vote except for shares held by entities controlled directly or indirectly by Business Objects that are not entitled to any voting rights under French law. Proxies may be granted by a shareholder as follows:

  •
  to his or her spouse;

  •
  to another shareholder;

  •
  to a legal representative, in the case of a corporation; or

  •
  automatically, by sending a proxy in blank to Business Objects without designating any representative.

        In the case of a blank proxy, the chairman of the meeting of shareholders will vote the shares, with respect to which the blank proxy has been given, in favor of all resolutions proposed or approved by the Business Objects board of directors and against all others.

        Business Objects' ADSs are voted by the depositary in accordance with the depositary agreement. Holders of ADSs receive notices of shareholder meetings and other reports and communications, in English, as are generally made available to the holders of Business Objects ordinary shares. Shareholder meeting notices are distributed to holders of ADSs in general at least 30 days prior to the meeting date. The holders of ADSs vote their shares by completing and submitting a voting instruction card to the depositary. If a voting instruction card is not returned to the depositary, or if the voting instruction card is returned but it is improperly completed, the depositary will vote the shares in favor of each proposal recommended or approved by the Business Objects board of directors and against each other proposal. Alternatively, a holder may exchange his or her ADSs for ordinary shares at least one day before the shareholders' meeting and vote the ordinary shares directly.

Dividend and Liquidation Rights

        Net profits in each fiscal year, after deduction for depreciation and reserves, as increased or reduced, as the case may be, by any profit or loss carried forward from prior years, are available for distribution to Business Objects' shareholders as dividends, subject to the requirements of French law and Business Objects' articles of association. Dividends may also be distributed from reserves, subject to approval by Business Objects' shareholders and as described more fully below.

        Business Objects is legally required under French law to establish and maintain a legal reserve by making a minimum transfer of 5% of its net profits each year to a legal reserve as may be necessary to maintain it at a level equal to 10% of the aggregate nominal value of its share capital, as may be increased or reduced from time to time. The legal reserve is distributable only upon the liquidation of Business Objects. Business Objects' articles of association also provide that its distributable profits, after deduction of any amounts required to be allotted to the legal reserve, can be allocated to one or more special purpose reserves or distributed as dividends, as may be determined at an ordinary general meeting of shareholders.

        Dividends are paid if approved by the shareholders at an ordinary general meeting of shareholders at which the annual accounts are approved. Dividends are distributed to shareholders pro rata based on their respective holdings of shares. The dividend payment date is determined by the shareholders at the ordinary general meeting approving the declaration of the dividends, or by the board of directors in the absence of a determination by the shareholders. If authorized, payment of the dividends must occur within nine months of the end of Business Objects' fiscal year. Under French law, dividends not claimed within five years of their payment date revert to the French State. Business Objects' articles of association authorize its shareholders, at an annual ordinary general meeting, to grant each shareholder an option to receive all or part of any annual or interim dividends in cash or shares. A shareholder may not request that his or her dividends be paid partly in shares and partly in cash.

        If Business Objects' net profits for the year in which dividends are paid are sufficient, its board of directors has the authority, subject to French law and regulations, to distribute interim dividends without prior approval of its shareholders. Interim dividends may not exceed Business Objects' net income.

        Business Objects has not paid any cash dividends on its ordinary shares since its inception. Business Objects currently anticipates that it will retain all future earnings for use in its business and Business Objects does not anticipate paying any dividends in the foreseeable future.

        If Business Objects were liquidated, the assets remaining after payment of its debts, liquidation expenses and all of its remaining obligations would first be used to repay in full the nominal value of its ordinary shares, and the surplus, if any, would be distributed among the holders of ordinary shares in proportion to the nominal value of their shareholding subject to any special rights granted to holders of priority shares, if any.

Repurchase of Ordinary Shares

        Under French law, a company may acquire its own shares for the following reasons:

  •
  to reduce its share capital under certain circumstances with the approval of the shareholders at an extraordinary general meeting;

  •
  to provide shares for distribution to employees under a profit-sharing or stock option plan; and

  •
  for a specific purpose approved by the shareholders at an ordinary general meeting, such as keeping shares in treasury or providing consideration in the context of an acquisition.

        Share repurchases for a specific purpose may be made only by companies whose shares are admitted for trading on a "regulated market." Under French law, the term "regulated market" does not currently include Nasdaq but includes the Premier Marché of Euronext Paris on which Business Objects shares are listed. Further, purchases by a company of its own shares may not result in the company holding more than 10% of its own shares. If a repurchase were to result in the company holding more than 10% of its issued shares, it would be required to transfer any shares in excess of the 10% threshold within one year. French law further requires that any shares in excess of the 10% limit, not transferred within the one year period, be cancelled. Shares purchased for a specific purpose may be cancelled by an extraordinary general shareholders' meeting, although no more than 10% of the registered capital may be cancelled within any single 24-month period.

        French law requires listed companies to prepare a prospectus (note d'information), which must receive a visa from the COB, prior to any shareholders' meeting called to authorize the purchase of shares for a specific purpose. The COB must be notified by the company in advance and on a monthly basis thereafter of any trading program in its own shares. A company is also required to report all trades made in its own shares to the COB, and, on a monthly basis, to the Conseil des Marchés Financiers, or CMF.

        Shares repurchased must be held in registered form and be fully paid. They are deemed to be outstanding under French law, but are not entitled to any dividends or voting rights. In addition, no preferential subscription rights may be exercised in connection with the repurchased shares. Further, the shareholders, at an extraordinary general meeting, may decide not to take the repurchased shares into account in determining the preferential subscription rights attached to other shares. In the absence of such a decision, the rights attached to any shares held by the company itself must either be sold on the market before the end of the subscription period or distributed to other shareholders on a pro rata basis.

        At the shareholders' meeting held on May 15, 2003, Business Objects shareholders authorized the repurchase of its ordinary shares or ADSs for a specific purpose in accordance with French law.

        Under this authorization, the board of directors may purchase a maximum of 5,000,000 shares of Business Objects with a nominal value of €0.10 each, each at a maximum purchase price of €25.00 per share, provided that the amount of funds dedicated to the share repurchase program may not exceed €75 million. The shares may be repurchased, upon a decision of the board of directors, for any purpose, including in order to:

  •
  provide consideration in the context of an acquisition or an exchange of the Business Objects' shares (including in the context of external growth);

  •
  implement stock purchase plans for the benefit of the employees or executives of the Company or its subsidiaries and according to the terms set by the law, in particular with regards to profit sharing, stock options or by means of a company savings plan or voluntary employee-employer partnership savings plan (plan partenarial d'épargne salariale volontaire);

  •
  minimize the dilutive effect of securities issuances;

  •
  deliver shares upon the exercise of rights attached to securities giving right, by reimbursement, conversion, exchange, presentation of a coupon, or in any other way, to the allotment of shares of Business Objects;

  •
  use of excess cash balances;

  •
  make sales and purchases of shares in compliance with applicable regulations, depending on market conditions;

  •
  keep such repurchase shares in treasury; and

  •
  cancel such repurchased shares, subject to the approval of a specific resolution by the extraordinary shareholders' meeting.

        Business Objects is aware that U.S. and French securities laws impose certain restrictions on its ability to repurchase its own shares. Business Objects intends to fully comply with these laws in connection with any repurchases it may make.

Cross Shareholdings and Holding of Business Objects Shares by its Subsidiaries

        French law prohibits a company from holding Business Objects shares if Business Objects holds more than 10% of that company's share capital. Likewise, Business Objects may not own any interest in a French company holding more than 10% of its share capital. In the event of a cross shareholding violation, the company owning the smaller percentage of shares in the other company must sell its interest. Until sold, the shares are deprived of their voting rights. Failure by the officers and directors of a company to sell the shares is a criminal offense.

Requirements for Holdings Exceeding Certain Percentages

        French law provides that any individual or entity directly or indirectly holding more than 5%, 10%, 20%, 33 1/3%, 50% or 66 2/3% of the outstanding voting shares or voting rights of a company listed on a regulated market, such as the Premier Marché of Euronext Paris, or that increases or decreases its shareholding or voting rights by any of the percentage thresholds, is required to notify the company by registered letter with return receipt, within five trading days of crossing any of the applicable percentage thresholds, of the number of shares and voting rights held by it. The individual or entity must also notify the CMF, which, along with the COB, has general regulatory authority over the French stock exchanges, and whose members include representatives of French stockbrokers, by registered letter with return receipt within five trading days of crossing any of the percentage thresholds. Any shareholder who fails to comply with these requirements will have the voting rights for all shares in excess of the relevant thresholds suspended for two years following the completion of the required notification and may have all or part of such voting rights suspended for up to five years by the relevant commercial court at the request of the company's chairman, any of its shareholders or the COB.

        The thresholds applicable under the above mandatory regulations may be lowered in a company's articles of association upon approval by the shareholders. Business Objects' articles of association provide that the notification obligation will apply under the same conditions each time the percentage reaches 5% of the share capital or voting rights, or any multiple thereof. The notification obligation also applies each time the percentage of capital or voting rights falls under 5%, or a multiple thereof. Further, in the event a shareholder fails to notify Business Objects within 15 days of crossing any applicable threshold, one or several shareholders holding together at least 5% of its share capital or voting rights may request that the shares or voting right certificates be deprived from voting rights until notification is completed and for a two-year period thereafter.

        In addition, any individual or legal entity acquiring more than 10% or 20% of the outstanding shares or voting rights of Business Objects must file a notice with Business Objects, the COB and the CMF within 15 days. The CMF makes such notice available to the public. This report must state whether the acquiror acts alone or in concert with others and must indicate the acquiror's intention for the following 12-month period, including whether or not it intends to continue its purchases, to acquire control of Business Objects or to seek nomination (for itself or for others) to Business Objects' board of directors. The acquiror must also publish a press release stating its intentions in a financial newspaper of national circulation in France.

        Under the regulations of the CMF, and subject to limited exemptions granted by the CMF, any person or persons acting in concert who comes to own more than 33 1/3% of the share capital or voting rights of a listed company must initiate a public tender offer for the remainder of the share capital of such company.

Form and Holding of Ordinary Shares

        Form of Ordinary Shares.    Business Objects shares may be held in either registered or bearer form at the option of each shareholder, subject to applicable regulations regarding the form of the shares held by certain legal or natural persons.

        Shares of companies listed on the Premier Marché of Euronext Paris are cleared and settled through Euroclear France S.A., a continuous net settlement system. These companies may use the procedure known as titres au porteur identifiable according to which Euroclear France may, upon request, disclose the name, nationality, address, and number of shares held by each shareholder. This information may only be requested by the listed company itself and may not be disclosed to third parties.

        Holding of Ordinary Shares.    In accordance with the provisions of French law regarding uncertificated securities, the ownership rights of shareholders are represented by book entries instead of share certificates. Shares are registered in the name of their respective owners in individual shareholder accounts maintained by or on behalf of Business Objects.

        Each shareholder's account shows the name of the holder and the number of shares held by it. Business Objects will issue or cause to be issued confirmations (attestations d'inscription en compte) as to holdings of shares registered in a shareholder's account to the persons in whose names the shares are registered. These confirmations do not constitute documents of title.

        Shares of a listed company may also be issued in bearer form. Shares held in bearer form are held and registered on the shareholder's behalf in an account maintained by an accredited financial intermediary and are credited to an account at Euroclear France maintained by the intermediary. Each accredited financial intermediary maintains a record of shares held through it and issues certificates of inscription for the shares it holds. Transfers of shares held in bearer form may only be made through accredited financial intermediaries and Euroclear France.

DESCRIPTION OF BUSINESS OBJECTS AMERICAN DEPOSITARY SHARES
AND AMERICAN DEPOSITARY RECEIPTS

        Business Objects ADSs are securities created under the terms of a deposit agreement between Business Objects and The Bank of New York, as depositary. Each Business Objects ADS represents an ownership interest in one Business Objects ordinary share which is deposited with the custodian, as agent of the depositary, under the deposit agreement. Following any distribution with respect to Business Objects ordinary shares, or any change affecting such shares, each Business Objects ADS will also represent any additional Business Objects ordinary shares and any other securities, cash or other property deposited with the depositary in respect of that Business Objects ADS but not distributed by it directly to holders of Business Objects ADSs. Business Objects ADSs will be evidenced by what are known as American depositary receipts, or ADRs, which are issued by the depositary with respect to a deposit of Business Objects ordinary shares. The Bank of New York's office is located at 101 Barclay Street, New York, NY 10286.

        Business Objects ADSs may be held either directly by a holder having Business Objects ADRs registered in the holder's name on the books of the depositary or indirectly through a broker or other financial institution. The following description assumes Business Objects ADSs are held directly. If Business Objects ADSs are held through a broker or financial institution nominee, the procedures of the broker or financial institution must be relied upon to assert the rights of a Business Objects ADS holder described in this section. Persons who hold Business Objects ADSs through a broker or financial institution nominee should consult with their broker or financial institution to find out what those procedures are.

        The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to holders of Business Objects ADSs. For more complete information, holders of Business Objects ADSs should read the deposit agreement which describes the terms of their Business Objects ADSs. Holders of Business Objects ADSs can read a copy of the deposit agreement which is incorporated by reference as an exhibit to the registration statement of which this document forms a part.

Share Dividends and Other Distributions

        Business Objects may make various types of distributions with respect to its securities. The depositary has agreed to pay to holders of Business Objects ADSs the cash dividends or other distributions it or the custodian receives on Business Objects ordinary shares or other deposited securities, after deducting its expenses. Holders of Business Objects ADSs will receive these distributions in proportion to the number of underlying Business Objects ordinary shares their Business Objects ADSs represent.

        Except as stated below, to the extent the depositary is legally permitted, it will deliver distributions to Business Objects ADS holders in proportion to their interests in the following manner:

  •
  Cash. The depositary will convert cash distributions from foreign currency to U.S. dollars if this is permissible and can be done on a reasonable basis. The depositary will endeavor to distribute the cash in a practicable manner, and may deduct any taxes required to be withheld, any expenses of converting foreign currency and transferring funds to the United States, and other expenses and adjustments. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, holders of Business Objects ADSs may lose some or all of the value of the distribution. If funds cannot be converted on a reasonable basis to U.S. dollars, the depositary may distribute the foreign currency to the Business Objects ADS holders or hold the foreign currency uninvested and without interest for the Business Objects ADS holders.

  •
  Shares. In the case of a distribution in Business Objects ordinary shares, the depositary will issue additional Business Objects ADRs to evidence the number of Business Objects ADSs representing these ordinary shares. If a distribution of Business objects ordinary shares would require the distribution of ADSs representing fractional ordinary shares, the depositary will sell the amount of ordinary shares corresponding to the aggregate of such fractions and distribute the net proceeds to any Business Objects ADS holders entitled to receive such net proceeds.

  •
  Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional Business Objects ordinary shares or other rights, including preferential subscription rights, the depositary may distribute those rights if Business Objects provides satisfactory evidence that the depositary may lawfully do so. Business Objects will not be obligated to furnish such evidence. However, if Business Objects does not furnish satisfactory evidence that the depositary may lawfully distribute these rights or if the depositary determines it is not practicable to distribute these rights, the depositary may:

  –
  sell the rights if practicable and distribute the net proceeds as cash; or

  –
  allow the rights to lapse, in which case Business Objects ADS holders will receive nothing.

        The depositary will not offer rights to holders of Business Objects ADSs unless both the rights and the securities to which they relate, including Business Objects ordinary shares, are either exempt from registration under the Securities Act or are registered under the Securities Act. Business Objects has no obligation to file a registration statement under the Securities Act in order to make any rights available to Business Objects ADS holders.

  •
  Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may:

  –
  distribute such securities or property in any manner it deems equitable and practicable;

  –
  sell such securities or property and distribute any net proceeds in the same way it distributes cash; or

  –
  hold the distributed property in which case the Business Objects ADSs will also represent the distributed property.

        The depositary may choose any practical method of distribution for any Business Objects ADS holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the Business Objects ADS holder as deposited securities.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders.

        There can be no assurances that the depositary will be able to convert any currency at any particular exchange rate or sell any property, rights, shares or other securities at any particular price, nor that any of the transactions can be completed within any particular time period.

Deposit and Withdrawal

        Deposit.    The depositary will execute, deliver and register one or more Business Objects ADRs evidencing Business Objects ADSs to any person who deposits or causes to be deposited with the custodian Business Objects ordinary shares or evidence of rights to receive Business Objects ordinary shares. Business Objects ordinary shares deposited with the custodian must be accompanied by specified documents, including instruments showing that the Business Objects ordinary shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

        The custodian will hold all deposited Business Objects ordinary shares for the account of the depositary. Business Objects ADS holders thus have no direct ownership interest in the Business Objects ordinary shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional deposited ordinary shares and other securities, property and cash received on or in substitution for the deposited ordinary shares

        Upon each deposit of Business Objects ordinary shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue a Business Objects ADR or ADRs in the name of the entitled person evidencing the number of Business Objects ADSs to which such person is entitled. Certificated Business Objects ADRs will be delivered at the depositary's principal New York office or any other location that it may designate as its transfer office.

        Withdrawal.    When any holder of Business Objects ADSs turns in the holder's Business Objects ADSs at the depositary's office for withdrawal, the depositary will, upon payment of applicable fees, charges and taxes, and upon receipt of proper instructions, request that the custodian of the ordinary shares underlying the ADSs register such holder in the share register of Business Objects.

        The depositary may restrict the withdrawal of deposited securities for:

  •
  temporary delays caused by closing the transfer books of Business Objects or those of the depositary, or the deposit of Business Objects ordinary shares for voting at a shareholders' meeting, or the payment of dividends;

  •
  the payment of fees, taxes and similar charges; or

  •
  compliance with any U.S. or foreign laws or governmental regulations relating to Business Objects ADRs or to the withdrawal of deposited securities.

Voting Rights

        If the depositary asks a holder of Business Objects ADSs to provide it with voting instructions, such holder may instruct the depositary how to exercise the voting rights for the Business Objects ordinary shares which underlie the holder's Business Objects ADSs. After receiving voting materials from Business Objects, the depositary will notify the Business Objects ADS holders of any shareholders' meeting or solicitation of consents or proxies. This notice will describe how holders of Business Objects ADSs may instruct the depositary to exercise the voting rights for the Business Objects ordinary shares which underlie their Business Objects ADSs. For instructions to be valid, the depositary must receive them on or before the required date. The depositary will try, as far as is practicable, to vote or to have its agents vote the Business Objects ordinary shares or other deposited securities as holders of Business Objects ADSs instruct. If no instructions are received by the depositary from a holder of Business Objects ADSs with respect to the voting of the Business Objects ordinary shares on or before the date such instructions are to be received, or if the depositary receives improperly completed voting instructions or receives a blank proxy from an owner of Business Objects ADSs the depositary will, as far as permitted under French law, the articles of association of Business Objects and the Business Objects ordinary shares, deem such owner to have instructed the depositary to give a proxy to vote such deposited securities in favor of the resolutions presented or approved by the board of directors of Business Objects and against any other resolution not so presented or approved. Neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, except in the event of bad faith, for the manner in which any vote is cast or for the effect of any vote.

        Under French law and Business Objects' articles of association, only shareholders holding ordinary shares may vote the ordinary shares, attend shareholders' meetings or, subject to certain limitations, submit proposals to be considered at such meetings. Holders of ADSs may only cause their ADSs to be voted through the depositary unless the holder follows the procedures described above for withdrawal of the Business Objects ordinary shares underlying the holder's ADSs at least one day before the shareholders' meeting.

Record Dates

        The depositary will fix record dates for the determination of the Business Objects ADS holders who will be entitled:

  •
  to receive a dividend, distribution or rights;

  •
  to give instructions for the exercise of voting rights at a meeting of holders of Business Objects ordinary shares or other deposited securities; or

  •
  to receive any notice or to act in respect of other matters, all subject to the provisions of the deposit agreement.

Fees and Expenses

        The depositary will charge a fee for each issuance of Business Objects ADSs, including issuances resulting from distributions of ordinary shares, rights and other property, and for each surrender of Business Objects ADSs in exchange for deposited securities. ADS holders or persons depositing ordinary shares may also be charged the following expenses:

  •
  taxes and other governmental charges;

  •
  stock transfer or other taxes and other governmental charges;

  •
  cable, telex and facsimile transmission and delivery charges;

  •
  transfer or registration fees for the registration of transfer of deposited securities on any applicable register for the deposit or withdrawal of deposited securities; and

  •
  expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

Public Market For Business Objects ADSs

        Business Objects ADSs are traded in the United States on the Nasdaq National Market under the symbol "BOBJ."

COMPARISON OF RIGHTS OF BUSINESS OBJECTS SHAREHOLDERS,
CRYSTAL DECISIONS STOCKHOLDERS
AND SSCH STOCKHOLDERS

        As a result of the transaction, holders of Crystal Decisions common stock and SSCH common stock will receive ADSs representing ordinary shares or, upon election by a holder, ordinary shares of Business Objects, a société anonyme organized under the laws of the Republic of France. The following is a summary comparison of the material differences between the rights of a holder of Crystal Decisions common stock or SSCH common stock and a holder of Business Objects ordinary shares arising from the differences between the French Commercial Code and the DGCL, certain instruments and agreements governing the rights of holders of Business Objects ordinary shares and Crystal Decisions common stock or SSCH common stock, respectively, and the securities laws and regulations governing Business Objects, Crystal Decisions and SSCH. For information as to where the Business Objects articles of association, the certificate of incorporation and bylaws of Crystal Decisions and the agreements governing the rights of holders of Crystal Decisions common stock may be obtained, see the section entitled "Where You Can Find More Information" beginning on page 274 of this document. Holders of shares of Crystal Decisions common stock and SSCH common stock are encouraged to obtain and read these documents.

Authorized Capital Stock

        Business Objects.    The share capital of Business Objects as of July 18, 2003 was €6,425,910.4 divided into 64,259,104 shares, with a nominal value of €0.10 per share, which includes 1,067,675 shares held in treasury. In addition, 9,158,381 shares were authorized for issuance pursuant to outstanding options, 2,591,439 were authorized for issuance pursuant to the 1999 and 2001 Stock Option Plans, 683,030 were authorized for issuance pursuant to the IESPP and the French ESPP, 67,050 were authorized for issuance pursuant to outstanding directors warrants and 5,000,000 were authorized for issuance of securities giving immediate or deferred access to the share capital with or without shareholder preferential subscription rights.

        Crystal Decisions.    Crystal Decisions' certificate of incorporation authorizes the issuance of 150,000,000 shares of Crystal Decisions common stock, $0.001 par value per share.

        SSCH.    SSCH's certificate of incorporation authorizes the issuance of 50,000 shares of common stock of SSCH, par value $1.00 per share.

Size of Board of Directors

        Business Objects.    Business Objects' articles of association provide that its board of directors is composed of individuals and/or legal entities, the number of which is determined at the ordinary meeting of the shareholders, within the limits of French law. The French Commercial Code provides that there can be no fewer than three and no more than 18 directors. Business Objects' board of directors currently consists of eight members.

        Crystal Decisions.    Crystal Decisions' certificate of incorporation does not provide for a minimum number of directors of which the board of directors must consist. Its bylaws provide that the board of directors shall consist of one or more directors, the number thereof to be determined from time to time by resolution of the board of directors. Crystal Decisions' board of directors currently consists of nine members.

        SSCH.    SSCH's certificate of incorporation does not provide for a minimum number of directors of which the board of directors must consist. Its bylaws provide that the board of directors shall consist of a minimum of one director and a maximum of 10 directors, the number thereof to be determined from time to time by the board of directors or by the stockholders. SSCH's board of directors currently consists of nine members.

Nomination, Election and Removal of Officers

        Business Objects.    The general management of Business Objects is carried out, under the responsibility of and at the election of the board of directors, by either the chairman of the board or by another natural person named chief executive officer (Directeur Général) by the board of directors. The board of directors selects between these two alternatives at each election or renewal of the chairman, or at each election or renewal of the chief executive officer if the office of the chairman and the office of the chief executive officer are separate. The board of directors determines the term of office and the compensation of the chairman of the board and chief executive officer. The chief executive officer may be removed with or without cause by the board of directors at any time. The board of directors may also, upon the proposal of the chief executive officer or the chairman of the board if he or she assumes the duties of the chief executive officer, appoint one or more natural persons, each a directeur général délégué, subject to limitations set forth by French law, to assist the chief executive officer. Assistants to the chief executive officer may be dismissed at any time by the board of directors, but shall remain in office in the event of the death, resignation or dismissal of the chief executive officer or chairman of the board until a new chief executive officer is appointed, unless the board of directors resolves otherwise.

        Crystal Decisions.    The board of directors elects a president or secretary, and may choose a chairman of the board and a vice chairman of the board from among its members. The board of directors may also choose one or more vice presidents, one or more assistant secretaries, a treasurer and one or more assistant treasurers. Each such officer shall hold office until the first meeting of the board of directors following the annual meeting of shareholders first succeeding his or her election, and serve for a period of one year or until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may be removed with or without cause at any time.

        SSCH.    SSCH's board of directors may elect a president, one or more vice presidents, a secretary, a treasurer and such other additional officers with such titles as the board of directors shall determine, all of whom are subject to the supervision and direction of the board of directors. The president may suspend the authority, duties or responsibilities of any officer of SSCH with or without cause. Any officer may be removed by the board of directors with or without cause.

Nomination, Election and Removal of Directors; Term of Office

        Business Objects.    Directors on Business Objects' board are elected by shareholders at annual ordinary shareholders meeting and serve for three-year terms, or until the earlier of their death, resignation or revocation by shareholders. Under Business Objects articles of association, there is no limitation, other than applicable age limits, on the number of terms that a director may serve. The board of directors elects the chairman of the board.

        Crystal Decisions.    Directors on Crystal Decisions' board of directors serve for one year terms, or until a successor is elected and qualified or until the earliest of such director's death, disability or resignation. Each director may serve an unlimited number of terms. Directors are elected by stockholders at each annual meeting of shareholders and serve until a successor is elected and qualified or until the earlier of death, disability or resignation. The board of directors may appoint the chairman and the vice chairman of the board.

        SSCH.    Directors are elected by stockholders at each annual meeting of stockholders. A director may be removed with or without cause by the stockholders.

Qualification of Board Members and Employee Board Members

        Business Objects.    Directors can be individuals or legal entities, including corporations. If an entity is a board member, it must appoint an individual to act as its permanent representative on the board.

        Business Objects' articles of association provide that each director must own at least one share during his or her term of office. Further, the Business Objects board charter provides that each director must own at least 1,000 shares.

        Business Objects' articles of association provide that no more than one-third of the board members may be over 70 years of age. In the event such limit is exceeded, the oldest board member is automatically retired at the close of the nearest general meeting of shareholders. The age limit also applies to the permanent representatives of legal entities on the board of directors.

        Business Objects' articles of association provide that the chairman of the board, the chief executive officer and any directeur général délégué cannot be more than 65 years old. In the event such limit is exceeded, the term of the chairman of the board, the chief executive officer or any directeur général délégué, respectively, would automatically terminate. However, the term of chief executive officer or any directeur général délégué would be prolonged until the next meeting of Business Objects' board of directors during which a new chief executive officer or directeur général délégué, as the case may be, will be appointed.

        Under the French Commercial Code, a director of Business Objects is prohibited from obtaining a remunerated employment contract with Business Objects during his term of office. Nevertheless, a salaried employee of Business Objects may, under certain conditions, be appointed as a member of its board of directors and continue to perform his or her pre-existing employment contract during his or her term of office as a director; provided, however, that the number of directors having an employment contract with Business Objects does not exceed one-third of the number of directors in office.

        Crystal Decisions and SSCH.    The DGCL provides that directors must be natural persons. Neither the DGCL, nor Crystal Decisions' or SSCH's certificate of incorporation or bylaws require board members to have any specific qualifications. In particular, directors are not required to be stockholders or employees of Crystal Decisions or SSCH, as the case may be.

Duties and Powers of the Board Members

        Business Objects.    Business Objects' articles of association, in accordance with the French Commercial Code, provide that the board of directors determines the directions of the company's activities and oversees their implementation. Within the limits of the company's corporate purpose and the powers expressly reserved by law to shareholders, the board of directors addresses and resolves through its deliberations all questions relating to the company's good standing. The board of directors implements all controls and verifications that it deems appropriate. Each director receives information necessary to the fulfillment of his or her duties and may request communication of all documents he or she deems appropriate. Pursuant to the French Commercial Code, members of the board of directors are deemed to act jointly.

        The chairman of the board represents the board of directors. The chairman directs and organizes the activities of the board and reports to the shareholders on such activities. The chairman sees that the various bodies of the company operate correctly and, in particular, that directors are each able to fulfill their duties.

        The chief executive officer, or the chairman if he or she assumes the duties of the chief executive officer, is vested with the most extensive powers to act under all circumstances on behalf of the company within the limits of the corporate purpose of the company, except for those powers expressly granted by law to the meetings of shareholders and those specially reserved to the board of directors. The chief executive officer represents the company vis-à-vis third parties. Any limitation of his or her powers imposed by the board of directors is not enforceable vis-à-vis third parties.

        Actions taken by Business Objects' board of directors which are outside the scope of its corporate purpose are enforceable by third parties against Business Objects, unless Business Objects can prove that the third party knew or should have known the act was beyond the scope of Business Objects' corporate purpose. The fact that Business Objects' articles of association are publicly available is not sufficient evidence of that knowledge.

        Crystal Decisions and SSCH.    The DGCL provides that the board of directors has the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of Delaware corporations owe fiduciary duties of care and loyalty to the corporations for which they serve as directors. Directors of Delaware corporations also owe fiduciary duties of care and loyalty to stockholders. Delaware courts have held that the directors of a Delaware corporation are required to exercise an informed business judgment in the performance of their duties. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them.

Removal of Directors and Filling of Vacancies

        Business Objects.    Any member of Business Objects' board of directors may, with or without cause, be removed at any time prior to the expiration of his or her term of office by a majority vote of the general ordinary meeting of shareholders. In case of a vacancy resulting from resignation or death, the board of directors may make provisional appointments between two general meetings of shareholders. Such provisional appointments must be approved by Business Objects' shareholders at their next general meeting. The term of office of a director appointed to fill a vacancy created by resignation or death expires at the end of his or her predecessor's term. If less than three directors remain on Business Objects' board, an ordinary general shareholders' meeting must be called immediately to elect new directors.

        Crystal Decisions and SSCH.    There are no provisions in the certificate of incorporation or bylaws of Crystal Decisions or SSCH providing for the removal of a director from office, either with or without cause. Any vacancy occurring in the board of directors for any cause may be filled by a majority of the remaining members of the board of directors, although such majority is less than a quorum, or by a plurality of votes cast at a meeting of stockholders.

Classification of Board

        Business Objects.    Business Objects' articles of association do not allow a board of directors to be classified.

        Crystal Decision and SSCH.    The DGCL permits the certificate of incorporation or an initial stockholder-adopted bylaw to provide that directors be divided into one, two or three classes, with the term of office of one class of directors to expire each year. Neither Crystal Decisions' nor SSCH's certificate of incorporation provides for a classified board.

Liability of Board Members

        Business Objects.    Under the French Commercial Code, directors of a company can be civilly liable to the company or to third parties for violations of the French Commercial Code, violations of the company's articles of association or for mismanaging the company. The indemnification of the company shall be proportionate to the damage suffered by the company. If mismanagement results in the company's bankruptcy, the directors themselves, in their individual capacities, may be subject to the bankruptcy proceedings.

        Members of the board of directors are generally jointly and severally liable for misconduct by the board, unless misconduct can only be attributed to certain directors. In particular, all of a company's board members will be jointly and severally liable for actions taken by the company's board of directors unless individual board members can prove they did not attend the meeting in which such action was approved or they were against the action, made their opposition known in the minutes of the meeting and took all steps available to them to prevent the action from being taken. Third parties, including a company's shareholder, bringing suit against one or more board members must prove they have suffered a loss, either personally or through the company, and the directors' action caused the loss.

        Members of the board of directors can incur criminal liability for violating certain provisions of the French Commercial Code and other laws and regulations, including employment laws and securities laws and regulations specific to a company's business. In particular, the French Commercial Code provides that a company's director can be fined and/or sentenced to prison if he or she, in bad faith and for his or her own direct or indirect benefit, uses the company's assets or credit for purposes which he or she knows are not to the company's benefit.

        The French Commercial Code prohibits the articles of association of the company from providing for limitation of liability of a member of the board of directors.

        Crystal Decisions and SSCH.    The DGCL provides that the duty of the board of directors of a Delaware corporation may be enforced directly by the corporation or by a stockholder on behalf of the corporation through a derivative action against the board of directors.

        A Delaware corporation may limit a director's personal liability, with certain exceptions. Such a limitation must be set forth in the corporation's certificate of incorporation. The certificate of incorporation of both Crystal Decisions and SSCH currently eliminate a director's personal liability for monetary damages to the fullest extent permitted under the DGCL. As a result, directors of Crystal Decisions and SSCH presently have no monetary liability except for liability for:

  •
  breach of the duty of loyalty;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  •
  declaration of an improper dividend or an improper redemption of stock; or

  •
  any transaction from which the director derived an improper personal benefit.

        In addition, a director of a Delaware corporation, in the performance of his or her duties, is fully protected in relying, in good faith, upon the records of the corporation and upon the information, opinions, reports or statements presented to the corporation by any of the corporation's officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within the other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

Indemnification of Directors, Officers and Employees

        Business Objects.    French law prohibits Business Objects from entering into indemnification agreements with its directors providing for limitations on personal liability for damages and other costs and expenses that may be incurred by directors and officers arising out of or related to acts or omissions in such capacity. If a director or officer is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys' fees and costs, the company can in some circumstances reimburse those fees and costs. Any such reimbursement must be approved by the board of directors, with the interested director abstaining from the vote. In addition, at the next shareholders meeting, any such decision must be ratified.

        Business Objects has entered into an agreement with each of its directors, its chairman and chief executive officer, and other members of senior management designated by the board of directors pursuant to which the company agreed to contract for and maintain liability insurance against liabilities which may be incurred by such persons in their respective capacities, including liabilities which may be incurred under the U.S. federal and state securities laws, subject to certain limitations.

        Crystal Decisions and SSCH.    The bylaws require indemnification of each of Crystal Decisions' and SSCH's directors, officers and employees to the fullest extent permitted under the DGCL.

        Under the DGCL, a corporation may indemnify any director, officer, employee or agent involved in a third-party action by reason of his or her serving or formerly serving as an officer, director, employee or agent of the corporation, or serving or formerly serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, judgments, fines and amounts paid in settlement which are actually and reasonably incurred by the person in connection with such action if the director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In addition, a corporation may indemnify any director, officer, employee or agent involved in a derivative action brought by or on behalf of the corporation against expenses actually and reasonably incurred with the defense or settlement of the derivative action, if the director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. However, no indemnification for expenses in derivative actions is permitted where the person has been adjudged liable to the corporation, unless a court finds him or her entitled to indemnification. If a present or former director or officer of a corporation has been successful in defending a third-party or derivative action, indemnification for expenses actually and reasonably incurred is mandatory under Delaware law.

        The statutory provisions for indemnification are nonexclusive with respect to any other rights, such as contractual rights, to which a person seeking indemnification may be entitled. Crystal Decisions has entered into contractual indemnity arrangements with its directors and officers.

Shareholders Meetings

        Business Objects.    The French commercial code provides for two types of general shareholder meetings, ordinary general meetings and extraordinary general meetings. Business Objects is required to hold an ordinary general meeting of shareholders within six months of the end of each financial year to approve the prior year's financial statements. This period may be extended by an order of the President of the Tribunal de Commerce. Shareholders meetings whether ordinary or extraordinary may be convened at any time of the year. Ordinary general meetings of shareholders are required for matters that are not specifically reserved by law to extraordinary general meetings, such as:

  •
  the election of directors;

  •
  the appointment of statutory auditors;

  •
  the declaration of dividends and the issuance of bonds; and

  •
  the authorization to repurchase shares.

        Extraordinary general meetings of shareholders are required among other things, to:

  •
  amend the articles of association;

  •
  amend shareholders' rights;

  •
  increase or decrease the share capital, including the possible waiver by Business Objects' shareholders of their preferential subscription rights;

  •
  create a new class of capital stock;

  •
  authorize the issuance of investment certificates or securities convertible or exchangeable into Business Objects shares;

  •
  approve of mergers, acquisitions for stock, in kind contributions and the like; and

  •
  decide the anticipated dissolution of Business Objects.

        Each of Business Objects' ordinary shares carries the right to cast one vote at shareholder meetings.

        Crystal Decisions and SSCH.    The DGCL and each of Crystal Decisions' and SSCH's bylaws provide for two types of meetings, annual meetings and special meetings. Crystal Decisions and SSCH each are required to hold an annual meeting on a date set by the board of directors in order to elect directors and conduct any other business as may properly come before the meeting.

        A special meeting may be held for any purpose or purposes, such as the approval and adoption of a merger, charter amendment, sale of substantially all of the assets of the corporation or any other matter requiring shareholder approval; however, the Crystal Decisions' bylaws specifically provide that business transacted at any special meeting of stockholders is limited to the purposes stated in the notice of special meeting.

Right to Call Meeting

        Business Objects.    The French Commercial Code requires the board of directors to convene an annual meeting of Business Objects' shareholders for approval of the financial statements. The board of directors may also convene an ordinary or extraordinary meeting of shareholders for any other purpose upon proper notice at any time during the year. If the Business Objects board of directors fails to call the annual ordinary meeting, Business Objects' independent auditors or a court-appointed agent may then call the annual meeting. In addition, the following persons may request that the Commercial Court appoint an agent:

  •
  one or a group of shareholders holding at least 5% of Business Objects' share capital;

  •
  in cases of an emergency, the workers council of Business Objects or any interested party (such as a creditor of Business Objects if such creditor demonstrates a valid purpose for the meeting);

  •
  duly qualified associations of shareholders registered with the COB and Business Objects who have held their shares in registered form for at least two years, who together hold a defined percentage of the voting rights of Business Objects equivalent to 1,895,608 ordinary shares, based on Business Objects voting rights as of July 18, 2003; and

  •
  in bankruptcy, the liquidator or court-appointed agent may also call a shareholders' meeting.

        Crystal Decisions.    A special meeting of Crystal Decisions' stockholders may only be called by the board of directors, the president or by a committee of the board of directors which has been duly designated by the board of directors, and whose powers and authority, as expressly provided in a resolution of the board of directors, include the power to call such meetings.

        SSCH.    A special meeting of SSCH's stockholders may only be called by the president or any vice president for any purpose and shall be called by the president or secretary if directed by the board of directors or requested in writing by the holders of not less than 30% of the capital stock of SSCH.

Notice of Meeting

        Business Objects.    Shareholders' meetings must be announced by a preliminary notice (avis de réunion) at least 30 days prior to the meeting date. The preliminary notice must set forth certain information, including the agenda for the meeting, a draft of the resolutions to be submitted to the shareholders, the procedures which holders of bearer shares must follow to attend the meeting and the procedure for voting by proxy or at a distance, including by electronic means. The preliminary notice must also be published in the Bulletin des Annonces Légales Obligatoires, or BALO, a French legal publication.

        A final notice (avis de convocation) must be sent to the COB and to all holders of registered shares who have held their shares for more than one month, and published in a qualified newspaper and in the BALO, at least 15 days prior to the shareholders' meeting upon first call, and at least six days prior to the shareholders' meeting upon second call. This final notice must set forth the procedures for voting by holders of bearer shares, by proxy and at a distance, as well as the time, date, place and agenda of the meeting.

        A notice of each general shareholders' meeting must be sent by mail to all holders of registered shares who have held their shares for more than one month, at least 15 days before the date of the meeting. If a quorum is not obtained, a second notice must be distributed at least six days prior to the meeting date. The notice must be published in a local legal newspaper (journal d'annonces legales) unless all shares issued and outstanding are in registered form, in which case sending a letter to each registered shareholder is sufficient.

        Crystal Decisions.    Notices of meetings of Crystal Decisions' stockholders must generally be sent or otherwise given in accordance with Delaware law not less than 10 nor more than 60 days before the date of the meeting (although meetings called to approve certain actions require 20 days prior notice). The notice must specify the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

        SSCH.    Notices of meetings of SSCH's stockholders must generally be sent or otherwise given in accordance with Delaware law not less than 10 nor more than 60 days before the date of the meeting. The notice must specify the time, date and place of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Attendance and Voting

        Business Objects.    Shareholders may attend ordinary and extraordinary shareholders meetings and exercise their voting rights subject to the conditions specified in the French Commercial Code and Business Objects' articles of association. There is no requirement that shareholders must have a minimum number of shares in order to attend or to be represented at an ordinary or extraordinary general meeting.

        To participate in any general meeting, a holder of shares held in registered form must have shares registered in his or her name in a shareholder account maintained by Business Objects or on Business Objects' behalf by an agent appointed by Business Objects at least one (Paris) business day prior to the date set for the meeting. A holder of bearer shares must obtain a certificate from the accredited intermediary with whom the holder has deposited his or her shares. This certificate must be deposited as indicated in the final notice (avis de convocation) at least one business day prior to the date set forth for the meeting and must indicate the number of bearer shares the holder owns and must state that these shares are not transferable until the time fixed for the meeting.

        In general, all shareholders who have properly registered their shares or duly presented a certificate from their accredited financial intermediary may participate in general shareholder meetings.

Shareholders may participate in general meetings either in person or by proxy. Shareholders may vote in person, by proxy or by mail.

        Proxies will be sent to any shareholder on request. To be counted, such proxies must be received at Business Objects' registered office, or at any other address indicated on the notice convening the meeting, one business day prior to the date of the meeting. A shareholder may grant proxies to his or her spouse or to another shareholder. A shareholder that is a corporation may grant proxies to a legal representative. Alternatively, the shareholder may send Business Objects a blank proxy without nominating any representative. In this case, the chairman of the meeting will vote blank proxies in favor of all resolutions proposed or approved by the board of directors and against all others.

        With respect to votes by mail, Business Objects is required to send shareholders a voting form. The completed form must be returned to Business Objects at least one business day prior to the date of the shareholder meeting.

        Crystal Decisions and SSCH.    Stockholders of record may vote in person or by written proxy signed by such stockholders. Each share of Crystal Decisions and SSCH common stock has one vote.

Quorum

        Business Objects.    The French Commercial Code requires that shareholders having at least one-fourth of the shares entitled to voting rights must be present in person or be voting by mail or by proxy to fulfill the quorum requirement for:

  •
  an ordinary general meeting; or

  •
  an extraordinary general meeting where an increase in Business Objects' share capital is proposed through incorporation of reserves, profits or share premium.

        The quorum requirement is one-third of the shares entitled to voting rights, on the same basis, for any other extraordinary general meeting.

        If a quorum is not present at a meeting, the meeting is adjourned. When an adjourned meeting is resumed, there is no quorum requirement for an ordinary meeting or for an extraordinary general meeting where an increase in Business Objects' share capital is proposed through incorporation of reserves, profits or share premium. However, only items that were on the agenda of the adjourned meeting may be discussed and voted upon. In the case of any other reconvened extraordinary general meeting, shareholders having at least one-fourth of outstanding voting rights must be present in person or be voting by mail or proxy for a quorum. If a quorum is not present, the reconvened meeting may be adjourned for a maximum of two months. Any deliberation by the shareholders taking place without a quorum is void.

        Crystal Decisions.    The DGCL provides that the presence in person or by proxy of the holders of a majority of the shares entitled to vote at any meeting shall constitute a quorum for the transaction of business.

        If a quorum is not obtained the stockholders present may, by majority vote, adjourn the meeting until a quorum is present. Any shares of stock owned by Crystal Decisions shall not be counted for purposes of quorum.

        SSCH.    The DGCL provides that the presence in person or by proxy of the holders of a majority of the shares entitled to vote at any meeting shall constitute a quorum for the transaction of business.

        If a quorum is not obtained any officer entitled to preside at or to act as secretary of the meeting shall have power to adjourn the meeting until a quorum is present.

Vote Required

        Business Objects.    Holders of a simple majority of the voting power present in person or voting by mail or proxy at the shareholders meeting may pass any resolution on matters required to be considered at an ordinary general meeting, or concerning a capital increase by incorporation of reserves, profits or share premium at an extraordinary general meeting. At any other extraordinary general meeting, a two-thirds majority of the voting power present in person or voting by mail or proxy at the shareholders meeting is required.

        A unanimous shareholder vote is required to increase liabilities of shareholders.

        Abstention from voting by those present or from voting by mail or proxy is counted as a vote against the resolution submitted to the shareholders' vote.

        In general, a shareholder is entitled to one vote per share at any general meeting. Under the French Commercial Code, shares of Business Objects held directly or indirectly by Business Objects not entitled to voting rights and are not considered for quorum and majority purposes.

        Crystal Decisions and SSCH.    Except as otherwise provided by applicable Delaware law or as set forth in other parts of this discussion, when a quorum is present at any stockholders' meeting, the affirmative vote of the holders of a majority of the voting rights represented by the outstanding shares of Crystal Decisions common stock or SSCH common stock, as the case may be, present in person or represented by proxy at the stockholders' meeting, and entitled to vote on the subject matter, is required to approve any action taken at an annual or special stockholders' meeting.

Shareholder Action by Written Consent

        Business Objects.    Shareholder action by written consent, in lieu of a shareholders meeting, is not allowed under the French Commercial Code.

        Crystal Decisions.    The DGCL and Crystal Decisions' bylaws provide that stockholders may take any action required or permitted to be taken at a stockholders' meeting without a meeting if consented to in writing by the same number of votes that would be required if the action were to be taken at a stockholders' meeting at which all shares entitled to vote thereon were present and voted.

        SSCH.    The DGCL provides that stockholders may take any action required or permitted to be taken at a stockholders' meeting without a meeting if consented to in writing by the same number of votes that would be required if the action were to be taken at a stockholders' meeting at which all shares entitled to vote thereon were present and voted.

Shareholders Proposals

        Business Objects.    Generally, only actions listed on the agenda for shareholders meetings may be discussed at a shareholders meeting. However, under some circumstances, shareholders may discuss and act on the dismissal and replacement of board members that have not been included in the agenda for the meeting. Additional resolutions to be submitted for approval by the shareholders at the meeting may be proposed to the board of directors (within 10 days of the publication of the preliminary notice in the BALO) by:

  •
  the workers' council of Business Objects;

  •
  one shareholder or a group of shareholders holding a defined percentage of Business Objects' share capital which varies with the amount of share capital; or

  •
  a duly qualified association of shareholders, registered with the COB and Business Objects, who have held their shares in registered form for at least two years, who together hold a defined percentage of Business Objects' voting rights which varies with the amount of share capital.

        The board of directors must submit properly proposed resolutions to a vote of the shareholders.

        During the two weeks preceding a meeting of shareholders, any shareholder may submit written questions to the board of directors relating to the agenda for the meeting. The board of directors must respond to these questions during the meeting.

        Crystal Decisions.    At an annual meeting of the stockholders, only business which has been properly brought before the meeting may be conducted. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting given by or at the direction of the board of directors, and (ii) otherwise properly brought before the meeting by a stockholder who is a holder of record at the time notice is given and who complies with the procedures set forth in the Crystal Decisions' bylaws or as otherwise required by law.

        SSCH.    At an annual meeting of the stockholders, only business which has been properly brought before the meeting may be conducted.

Amendment of Governing Instruments

        Business Objects.    Business Objects' articles of association can be amended only by action of an extraordinary meeting of the shareholders. Two-thirds of the shares voting either in person or by mail or proxy must approve any proposal to amend the articles of association.

        Except as described under the subsection entitled "—Anti-Takeover Measures" below, Business Objects' articles of association do not contain any provisions that discriminate against existing or prospective holders of a substantial amount of Business Objects' shares.

        Under the French Commercial Code, the change of a company's nationality or the increase of the liabilities of its shareholders requires unanimous consent of the shareholders.

        Crystal Decisions and SSCH.    Unless the certificate of incorporation requires a greater vote, the DGCL provides that an amendment to the certificate of incorporation requires:

  •
  the recommendation of the board of directors;

  •
  the affirmative vote of a majority of the outstanding stock entitled to vote thereon; and

  •
  the affirmative vote of a majority of the outstanding stock of each class entitled to vote thereon as a class.

        Both Crystal Decisions' and SSCH's certificate of incorporation does not require a more stringent requirement than the DGCL.

        Pursuant to the DGCL, stockholders have the power to adopt, amend or repeal bylaws. Crystal Decisions' and SSCH's certificate of incorporation also authorizes the board of directors to adopt, amend or repeal the bylaws.

Preferred Stock

        Business Objects.    Business Objects' articles of association do not authorize the issuance of preferred shares.

        Crystal Decisions.    Crystal Decisions' certificate of incorporation does not authorize the issuance of preferred stock.

        SSCH.    SSCH's certificate of incorporation does not authorize the issuance of preferred stock. Pursuant to the merger agreement, SSCH will amend its certificate of incorporation to authorize the issuance of preferred stock prior to the closing of the transaction.

Stock Class Rights

        Business Objects.    Under the French Commercial Code, any change in the rights attached to a class of stock must be approved by an extraordinary shareholders meeting composed of the holders of the shares of such class. Any such change must be approved by a two-thirds majority of the votes cast.

        Crystal Decisions and SSCH.    The DGCL provides that any change to the rights of holders of the Crystal Decisions or SSCH common stock requires an amendment to the certificate of incorporation of either Crystal Decisions or SSCH. A majority of the stockholders entitled to vote on the matter and a majority of outstanding stock of each class entitled vote thereon must approve any such change.

Shareholders Votes on Certain Transactions

        Business Objects.    Under the French Commercial Code, the following transactions, among others, require approval by the shareholders at an extraordinary general meeting:

  •
  selling or transferring all or substantially all of Business Objects' assets to the extent Business Objects' purpose stated in its articles of association would be affected;

  •
  voluntary liquidation of Business Objects;

  •
  completion of a merger or consolidation; and

  •
  extending the term of Business Objects' existence.

        Crystal Decisions and SSCH.    Pursuant to the DGCL, the following transactions, among others, require the approval by the stockholders either at an annual or special meeting:

  •
  selling or transferring all or substantially all of the assets of Crystal Decisions or SSCH, as the case may be;

  •
  completion of a merger or consolidation, subject to certain statutory exceptions; and

  •
  voluntary liquidation of Crystal Decisions or SSCH, as the case may be.

Rights of Inspection

        Business Objects.    Under the French Commercial Code, any shareholder is entitled to inspect copies of the following documents pertaining to the three most recent fiscal periods at any time:

  •
  the meeting minutes and the attendance sheets from shareholders meetings;

  •
  the inventories (no copy may be obtained) and the annual financial statements;

  •
  the list of directors;

  •
  the consolidated financial statements;

  •
  the reports of the board of directors;

  •
  the reports of the statutory auditors;

  •
  the text and the statement of the purpose of the resolutions proposed;

  •
  information concerning candidates for the board of directors;

  •
  the total amount (certified by the statutory auditors) of the remuneration paid to the 10 most well-paid employees;

  •
  the total amount of money on which Article 238bis AA of the French General Tax Code allows deductions to be taken and the list of sponsoring and patronage assured by the company; and

  •
  if applicable, the labor audit reports of the company.

        In addition, shareholders also have inspection rights relating specifically to information relating to shareholders meetings. No later than 15 days prior to any shareholder meeting, Business Objects must make available to any shareholder who makes such a request at its offices a list of shareholders with the name and address of its registered shareholders.

        Crystal Decisions and SSCH.    The DGCL provides that, any stockholder, upon written demand under oath stating the purpose reasonably related to such person's interest as a stockholder, has the right during the usual business hours to inspect, and to make copies and extracts of and from the following documents:

  •
  the corporation's stock ledger;

  •
  a list of its stockholders; and

  •
  its other books and records.

Appraisal Rights

        Business Objects.    The French Commercial Code does not provide for an appraisal procedure allowing dissenting shareholders to have their shares appraised in the context of a merger or consolidation. The French Commercial Code provides that, in certain circumstances, including mergers and spin-offs, an independent expert must be appointed to pass upon the fairness of the consideration being offered. The COB recommends that an independent expert be appointed to complete such mission in the case of asset contributions and transactions where shareholders are given stock in exchange for their interests in the company.

        Crystal Decisions.    The rights of stockholders to demand payment in cash of the fair value of their shares from a corporation under certain circumstances are called appraisal rights under Delaware law. In accordance with the DGCL, stockholders of Crystal Decisions will have appraisal rights in connection with the transaction.

        SSCH.    The rights of stockholders to demand payment in cash of the fair value of their shares from a corporation under certain circumstances are called appraisal rights under Delaware law. Because SSCH approved the mergers, however, it is unable to exercise any such appraisal rights.

Rights Upon Liquidation

        Business Objects.    In the event of liquidation of Business Objects, any assets remaining after payment of its debt, liquidation expenses and all of its remaining obligations will be distributed first to repay in full the nominal value of its outstanding shares. Any surplus will be distributed pro rata among its shareholders in proportion to the aggregate nominal value of the shareholdings.

        Crystal Decisions and SSCH.    In the event of any liquidation, dissolution or winding-up of the affairs of Crystal Decisions or SSCH, whether voluntary or involuntary, assets remaining after payment of debt and expenses shall be distributed among the holders of Crystal Decisions or SSCH common stock, as the case may be.

Preferential Subscription or Preemptive Rights

        Business Objects.    Under the French Commercial Code, if Business Objects issues additional shares, or any equity securities or other specific kinds of additional securities carrying a right, directly or indirectly, to subscribe or purchase equity securities issued by Business Objects for cash, its current shareholders will have preferential subscription rights to these securities on a pro rata basis. Similar to preemptive rights, these preferential rights will require Business Objects to give priority treatment to those shareholders over other persons wishing to subscribe for the securities. The rights entitle the individual or entity that holds them to subscribe to an issue of any securities that may increase Business Objects' share capital by means of a cash payment or a set-off of debt. Preferential subscription rights are transferable during the subscription period relating to a particular offering. These rights may also be listed on Euronext Paris. A two-thirds majority of Business Objects' shares present or represented at the meeting may vote to waive preferential subscription rights with respect to any particular offering. The French Commercial Code requires a company's board of directors and statutory auditors to present reports that specifically address any proposal to waive preferential subscription rights. A shareholder may also individually notify Business Objects that he or she individually wishes to waive his or her own preferential subscription rights with respect to any particular offering if he or she so chooses. A two-thirds majority of the shares entitled to vote at an extraordinary general meeting may also grant to existing shareholders a non-transferable priority right to subscribe to any new securities that may affect Business Objects' share capital.

        Crystal Decisions and SSCH.    No preferential subscription rights exist with respect to Crystal Decisions or SSCH common stock.

Stock Repurchases

        Business Objects. A French company may acquire its own shares subject to the provisions of French law and up to a maximum of 10% of its shares, for the following reasons:

  •
  to reduce its share capital under certain circumstances with the approval of the shareholders at an extraordinary general meeting;

  •
  to provide shares for distribution to employees under a profit-sharing or stock option plan; and

  •
  for a specific purpose approved by the shareholders at an ordinary general meeting.

        Crystal Decisions and SSCH.    A Delaware corporation may not purchase or redeem its own shares of capital stock for cash or other property when the capital of the corporation is impaired or when the purchase or redemption would cause any impairment of the capital of the corporation. The certificates of incorporation of each of Crystal Decisions and SSCH do not provide for redemption upon any specified event.

Anti-Takeover Measures

        Business Objects.    The French Commercial Code provides that any individual or entity directly or indirectly holding more than 5%, 10%, 20%, 33 1/3%, 50% or 66 2/3% of the share capital or voting rights of a company listed on a regulated market, such as Euronext Paris or that increases or decreases its shareholding or voting rights by any of the percentage thresholds, is required to notify the company by registered letter with return receipt, within five trading days of crossing any of the applicable percentage thresholds, of the number of shares and voting rights held by it. The individual or entity must also notify the Conseil des Marchés Financiers, or CMF, which has general regulatory authority over the French stockbrokers, within five trading days of crossing any of the percentage thresholds. The CMF makes each notice available to the public. Any shareholder who fails to comply with these requirements will have the voting rights for all shares in excess of the relevant thresholds suspended for two years following the completion of the required notification and may have all or part of such voting rights suspended for up to five years by the relevant commercial court at the request of the company's chairman, any of its shareholders or the COB.

        The thresholds applicable under the above mandatory regulations may be lowered in a company's articles of association upon approval by the shareholders. Business Objects' articles of association provide that the notification obligation will apply each time the percentage reaches 5% of the share capital or voting rights, or any multiple thereof. The notification obligation also applies each time the percentage of capital or voting rights falls under 5%, or a multiple thereof. Further, in the event a shareholder fails to notify Business Objects within 15 days of crossing any of the applicable thresholds, one or several shareholders holding together at least 5% of Business Objects' share capital or voting rights may request that the shares or voting rights certificates be deprived from voting rights until notification is completed and for a two-year period thereafter with respect to the shares in excess of the threshold.

        In addition, any individual or legal entity acquiring more than 10% or 20% of the outstanding shares or voting rights of Business Objects must file a notice with Business Objects, the COB and the CMF within 15 days. The CMF makes such notice available to the public. This report must state whether the acquiror acts alone or in concert with others and indicate its intention for the following 12-month period, including whether or not it intends to continue its purchases, to acquire control of Business Objects or to seek nomination (for itself or for others) to Business Objects' board of directors. The acquiror must also publish a press release stating its intentions in a financial newspaper of national circulation in France.

        Under the regulations of the CMF, and subject to limited exemptions granted by the CMF, any person or persons acting in concert who comes to own more than 33 1/3% of the share capital or voting rights of a listed company must initiate a public tender offer for the remainder of the share capital of such company.

        Crystal Decisions and SSCH.    The DGCL provides that a corporation which has securities that are traded on a national stock exchange or listed for quotation on the Nasdaq National Market is subject to statutory anti-takeover provisions unless the corporation elects in its certificate of incorporation or bylaws not to be governed by these anti-takeover provisions. Although neither Crystal Decisions nor SSCH is currently subject to the Delaware anti-takeover statute because its securities are not traded on a national securities exchange or listed for quotation on the Nasdaq National Market, neither Crystal Decisions' nor SSCH's certificate of incorporation nor either of their bylaws contain an election not to be governed by these provisions of Delaware law in the event that it were to satisfy these requirements in the future. Therefore, if either Crystal Decisions or SSCH were to be governed by the anti-takeover provisions under Delaware law, it would be precluded from engaging in any "business combination" (i.e., mergers, consolidations and certain asset sales) with any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that owns 15% or more of the outstanding voting stock of the corporation (except for any person whose ownership of shares in excess of the 15% limitation is the result of action taken solely by the corporation) for a period of three years following the time that the shareholder obtained ownership of more than 15% of the outstanding voting stock of the corporation.

Conflict of Interest Transactions

        Business Objects.    Pursuant to the French Commercial Code and Business Objects' articles of association, any agreement to be entered into, directly or indirectly, between the company and its directors, chief executive officer, directeur général délégué, a shareholder owning at least 5% of the voting rights, or if such shareholder is a company, the company controlling such shareholder, must be submitted to the prior authorization of the board of directors and submitted to ratification of shareholders at the next general meeting of shareholders.

        Such prior authorization and shareholder ratification are also required for:

  •
  transactions in which one of the above persons has an indirect interest; and

  •
  agreements between the company and another enterprise, should one of the company's director, chief executive officer or directeur général délégue own such other enterprise or be an unlimited liability partner, director, general manager, member of the supervisory board or more generally a member of the management of the other enterprise.

        Any such transaction concluded without the prior consent of the board of directors can be nullified if it causes prejudice to the company. An interested director, or a person acting on such director's behalf, can be held liable on this basis.

        The statutory auditors must be informed of the transaction within one month following its conclusion and must prepare a report to be submitted to the shareholders for approval at their next meeting. At the meeting, the interested director may not vote on the resolution approving the transaction, nor may his or her shares be taken into account in determining the outcome of the vote or whether a quorum is present. The interested director must abstain from voting at the shareholders' meeting ratifying such transaction. In the event the shareholders do not ratify the transaction, it will remain enforceable by third parties against the company, but the company may in turn hold the interested director and, in some circumstances, the other directors liable for any damages it may suffer as a result.

        Agreements which are entered into in the ordinary course of business and with terms and conditions which are not out of the ordinary, are not subject to the prior authorization of the board of directors. Nevertheless, such agreements must be disclosed by the interested party to the chairman of the board. The list and purpose of such agreements must be communicated by the chairman to the board of directors and to the statutory auditors.

        Crystal Decisions and SSCH.    The DGCL generally permits transactions between a corporation and a director of that corporation if:

  •
  material facts as to the director's interest are disclosed to the board of directors and a majority of disinterested directors approve the transaction;

  •
  the material facts as to the director's interest are disclosed to the stockholders and the transaction is specifically approved in good faith by a vote of the stockholders; or

  •
  the transaction is fair to the corporation at the time it is authorized by the board of directors or the stockholders.

Loans to Directors

        Business Objects.    The French Commercial Code does not allow a company to make any loan to any individual member of the board of directors or their dependents.

        In addition, pursuant to the Sarbanes-Oxley Act, Business Objects is generally prohibited from making personal loans to or for any of its directors or executive officers.

        Crystal Decisions.    Pursuant to the Sarbanes-Oxley Act, Crystal Decisions is generally prohibited from making personal loans to or for any of its directors or executive officers.

        SSCH.    SSCH is not subject to the provisions of the Sarbanes-Oxley Act and therefore is not prohibited from making personal loans to or for any of its directors or executive officers.

Dividends

        Business Objects.    Dividends on Business Objects' shares are distributed to shareholders pro rata pursuant to the resolution of an ordinary meeting of shareholders. Subject to certain conditions, Business Objects' board of directors can decide the distribution of interim dividends during the course of the fiscal year, but in any case before the approval of the annual accounts by the annual ordinary general meeting of shareholders. Dividends on shares that are not claimed within five years of the date declared revert to the French government.

        Under the French Commercial Code, the ordinary shareholders meeting at which annual dividends may be declared must be held within six months of the end of a company's fiscal year unless otherwise authorized by court order. Annual dividends must be paid within nine months of the end of a company's fiscal year, unless otherwise authorized by court order. Business Objects has not declared or paid any dividends to date.

        Crystal Decisions and SSCH.    The DGCL permits a corporation to pay dividends out of (i) surplus, which is the excess of net assets of the corporation over capital, or (ii) net profits for the current and/or immediately preceding fiscal year if the corporation does not have adequate surplus, unless the net assets are less than the capital of any outstanding preferred stock. In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Crystal Decisions has not declared or paid dividends to date.

Shareholder Suits

        Business Objects.    Under the French Commercial Code, one or more shareholders can bring an action against the directors of the company, on behalf of the company, for damages suffered by the company. Any damages awarded are paid to the company. One or more shareholders can also bring an action against the directors of the company for damages personally suffered by such shareholder. In such a case, any damages awarded are paid to the dissenting shareholder or shareholders. There are no class action lawsuits permitted under the French Commercial Code.

        Crystal Decisions and SSCH.    The DGCL provides that a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. A person may institute and maintain a derivative suit only if such person was a stockholder at the time of the transaction which is the subject of the suit or the stock was transferred to such holder by operation of law.

        Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction, which is the subject of the suit, but also through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand of the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless the demand would be futile.

Short-Swing Profits and Trading By Insiders

        Business Objects.    Directors and officers of Business Objects are governed by rules under the Exchange Act that may require directors and officers to forfeit any "short-swing" profits realized from purchases and sales, as determined under the Exchange Act and the rules thereunder, of Business Objects equity securities.

        The French Commercial Code provides that the chairman of the board of directors, the board members, the officers and the permanent representatives of legal entities exercising the aforementioned functions, are required to register or deposit with a bank or a broker their shares in the company, its subsidiaries, its parent company or other subsidiaries thereof. This requirement is intended to permit the COB to identify and verify the validity of any transactions on the company's shares made by these persons.

        The COB recommends that the chairman of the board of directors, the board members, the officers and the permanent representatives of legal entities exercising the aforementioned functions:

  •
  register their shares in the company at the date of their appointment and at any time they purchase shares;

  •
  disclose to the company any sale or purchase of securities; and

  •
  that the company file with the COB a quarterly form describing, on an anonymous basis, the total number of shares transferred, the number of concerned persons and the average price of transfer.

        This COB recommendation is also applicable to any security giving the right to receive shares.

        Crystal Decisions.    Directors and officers of Crystal Decisions are governed by rules under the Exchange Act that may require directors and officers to forfeit any "short-swing" profits realized from purchases and sales, as determined under the Exchange Act and the rules thereunder, of Crystal Decisions securities, although no active trading market in Crystal Decisions' securities exists.

        SSCH.    SSCH is not subject to the Exchange Act and is therefore not governed by the rules governing short-swing profits and trading by insiders. No active trading market in SSCH securities exists.

Proxy Statements and Reports Notices and Reports to Shareholders

        Business Objects.    Under the French Commercial Code and U.S. securities laws, Business Objects must comply with notice and disclosure requirements prior to any shareholders' meetings.

        Crystal Decisions and SSCH.    The DGCL and U.S. securities laws require that both Crystal Decisions and SSCH comply with notice and disclosure requirements prior to any stockholder meetings.

Reporting Requirements

        Business Objects.    Under the French Commercial Code, within one month of its annual ordinary shareholder meeting, a French company is required to file the following with the appropriate French Commercial Court:

  •
  the annual financial statements;

  •
  the management report;

  •
  the statutory auditors' report on the annual financial statements; and

  •
  the proposal for the allocation of the result submitted to the shareholders and the resolution passed.

        As a company at the head of a group of companies, Business Objects must also file consolidated financial statements, a group management report, and the statutory auditors' report on the consolidated financial statements.

        As a company listed on a regulated market, Business Objects is also required to file the inventory of the securities listed in the corporate portfolio as of the close of the fiscal year.

        In addition, as a publicly-held company, Business Objects is required to:

  •
  publish annually, in the BALO, within four months of the close of the fiscal year and at least 15 days prior to the annual ordinary shareholder meeting, the following documents and, in the event they have not been verified by the independent auditor, to clearly manifest on the face thereof that they have not been verified by the independent auditor:

  –
  the annual financial statements;

  –
  the proposal for the allocation of the result, in table format proposed by the general accounting form; and

  –
  the consolidated financial statements;

  •
  publish, within 45 days following the approval of the annual financial statements by the annual ordinary general shareholders meeting, a separate insertion in the BALO of:

  –
  the approved annual financial statements;

  –
  the decision of the allocation of the result; and

  –
  the consolidated accounts reviewed by the independent auditor;

  •
  publish within four months of the end of the first six months of a fiscal year a table of activity and results and a report on the activity in that six-month period;

  •
  publish, within 45 days of the end of each quarter, broken down by each segment of activity:

  –
  the amount of revenues for the quarter, and, if applicable, the amount of revenues for the previous quarters in that fiscal period and a comparison of those figures with those from the preceding year; and

  –
  a consolidated statement of the net amount of revenues.

        Further, as a domestic filer with securities registered under section 12(g) of the Exchange Act, Business Objects must file with the SEC, among other reports and notices:

  •
  an annual report on Form 10-K within the period prescribed by applicable regulations;

  •
  quarterly reports on Form 10-Q within the period prescribed by applicable regulations; and

  •
  current reports on Form 8-K upon the occurrence of important corporate events.

        Crystal Decisions.    As a U.S. company with securities registered under section 12(g) of the Exchange Act, Crystal Decisions must file with the SEC, among other reports and notices:

  •
  an annual report on Form 10-K within the period prescribed by applicable regulations;

  •
  quarterly reports on Form 10-Q within the period prescribed by applicable regulations; and

  •
  current reports on Form 8-K upon the occurrence of important corporate events.

        SSCH.    SSCH is not subject to the reporting requirements of the Exchange Act.

Disclosure of Interests

        Business Objects.    The French Commercial Code provides that any individual or entity directly or indirectly holding more than 5%, 10%, 20%, 33 1/3%, 50% or 66 2/3% of the share capital or voting rights of a company listed on a regulated market, such as Euronext Paris or that increases or decreases its shareholding or voting rights by any of the percentage thresholds, is required to notify the company by registered letter with return receipt, within five trading days of crossing any of the applicable percentage thresholds, of the number of shares and voting rights held by it. The individual or entity must also notify the CMF, which has general regulatory authority over the French stockbrokers, within five trading days of crossing any of the percentage thresholds. The CMF makes each notice available to the public. Any shareholder who fails to comply with these requirements will have the voting rights for all shares in excess of the relevant thresholds suspended for two years following the completion of the required notification and may have all or part of such voting rights suspended for up to five years by the relevant commercial court at the request of the company's chairman, any of its shareholders or the COB.

        The thresholds applicable under the above mandatory regulations may be lowered in a company's articles of association upon approval by the shareholders. Business Objects' articles of association provide that the notification obligation will apply each time the percentage reaches 5% of the share capital or voting rights, or any multiple thereof. The notification obligation also applies each time the percentage of capital or voting rights falls under 5%, or a multiple thereof. Further, in the event a shareholder fails to notify Business Objects within 15 days of crossing any of the applicable thresholds, one or several shareholders holding together at least 5% of Business Objects' share capital or voting rights may request that the shares or voting rights certificates be deprived from voting rights until notification is completed and for a two-year period thereafter with respect to the shares in excess of the threshold.

        In addition, any individual or legal entity acquiring more than 10% or 20% of the outstanding shares or voting rights of Business Objects must file a notice with the Company, the COB and the CMF within 15 days. The CMF makes such notice available to the public. This report must state whether the acquiror acts alone or in concert with others and must indicate its intention for the following 12-month period, including whether or not it intends to continue its purchases, to acquire the control of the Company or to seek nomination (for itself or for others) to Business Objects' board of directors. The acquiror must also publish a press release stating its intentions in a financial newspaper of national circulation in France.

        Acquirers of Business Objects' equity securities are also subject to the disclosure requirements under section 13(d)(1) of the Exchange Act and rule 13d-1 thereunder, which provide that any person who becomes the beneficial owner of more than 5% of the outstanding common stock must, within 10 days after such acquisition:

  •
  file a Schedule 13D with the SEC disclosing specified information; and

  •
  send a copy of the Schedule 13D to Business Objects.

        Crystal Decisions.    Acquirers of Crystal Decisions' equity securities are subject to disclosure requirements under section 13(d)(1) of the Exchange Act and rule 13d-1 thereunder, which provide that any person who becomes the beneficial owner of more than 5% of the outstanding common stock must, within 10 days after such acquisition:

  •
  file a Schedule 13D with the SEC disclosing specified information; and

  •
  send a copy of the Schedule 13D to Crystal Decisions.

        SSCH.    SSCH is not subject to the reporting requirements of the Exchange Act.

UNAUDITED PRO FORMA
CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA
OF BUSINESS OBJECTS AND CRYSTAL DECISIONS

        The following unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2003 and the unaudited pro forma condensed combined consolidated statements of income for the year ended December 31, 2002 and for the six months ended June 30, 2003 are based on the historical financial statements of Business Objects and Crystal Decisions after giving effect to the acquisition as a purchase of Crystal Decisions by Business Objects using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

        The unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2003 is presented to give effect to the proposed acquisition as if it occurred on June 30, 2003 and, due to different fiscal period ends, combines the historical unaudited balance sheet of Business Objects at June 30, 2003 and the historical audited balance sheet of Crystal Decisions at June 27, 2003. The unaudited pro forma condensed combined consolidated statement of income of Business Objects and Crystal Decisions for the six months ended June 30, 2003 is presented as if the proposed acquisition had taken place on January 1, 2003 and, due to different fiscal period ends, combines the historical results of Business Objects for the six months ended June 30, 2003 and the historical results of Crystal Decisions for the six months ended June 27, 2003, which represented the third and fourth quarters of fiscal 2003 for Crystal Decisions. The unaudited pro forma condensed combined consolidated statement of income of Business Objects and Crystal Decisions for the year ended December 31, 2002 is presented as if the combination had taken place on January 1, 2002 and, due to different fiscal period ends, combines the historical results of Business Objects for the year ended December 31, 2002 and the historical results of Crystal Decisions for the twelve months ended December 27, 2002, which represents the third and fourth quarters of fiscal 2002 and the first and second quarters of fiscal 2003 for Crystal Decisions.

        Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined consolidated financial statements, is allocated to the net tangible and intangible assets of Crystal Decisions acquired in connection with the acquisition, based on their relative fair values as of the completion of the acquisition. A preliminary valuation was conducted in order to assist management of Business Objects in determining the fair values of a significant portion of these assets. This preliminary valuation has been considered in management's estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements. A final determination of these fair values, which cannot be made prior to the completion of the acquisition, will include management's consideration of a final valuation. This final valuation will be based on the actual net tangible and intangible assets of Crystal Decisions that exist as of the date of completion of the acquisition. The total purchase price consideration is subject to change based on changes in the market price of Business Objects ordinary shares or ADSs which will result in differences between the preliminary and final valuation. The valuation is also subject to change due to changes in the stage of development of Crystal Decisions' new products between the preliminary and final valuation.

        Further, the unaudited pro forma condensed combined consolidated financial statements do not include any adjustments for liabilities resulting from integration planning, as management of Business Objects is in the process of making these assessments and estimates of these costs are not currently known. However, liabilities ultimately will be recorded for severance or relocation costs related to Crystal Decisions employees, costs of vacating some facilities of Crystal Decisions, or other costs associated with exiting activities of Crystal Decisions that would affect amounts in the pro forma financial statements.

        These unaudited pro forma condensed combined consolidated financial statements have been prepared based on preliminary estimates of fair values. Amounts allocated to intangible assets may increase significantly, which could result in a material increase in amortization of intangible assets. Therefore, the actual amounts recorded as of the completion of the acquisition may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. In addition to the receipt of the final valuation, the impact of ongoing integration activities, the timing of completion of the acquisition, and other changes in Crystal Decisions' net tangible and intangible assets, which occur prior to completion of the acquisition could cause material differences in the information presented. The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements and accompanying notes of Business Objects and which are incorporated by reference into this document and historical audited financial statements and accompanying notes of Crystal Decisions included elsewhere in this document, and the summary selected historical consolidated financial data included elsewhere in this document. The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Business Objects that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Business Objects.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
BALANCE SHEET
As of June 30, 2003
(in thousands)

	Historical
	Business Objects June 30, 2003	Crystal Decisions June 27, 2003	Pro Forma Adjustments			Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$286,854	$99,823		$18,867	(j)	$98,127
				(307,417	)(k)
Short-term investments	76,129	4,880				81,009
Restricted cash	18,073	2,019				20,092
Accounts receivable, net	81,575	51,436				133,011
Income taxes receivable	—	77				77
Inventories, net	—	515				515
Deferred tax assets	11,707	10,229		(10,229	)(i)	11,707
Prepaid and other current assets	18,460	10,635				29,095

Total current assets	492,798	179,614		(298,779)		373,633
Goodwill	75,682	—		753,581	(c)	829,263
Other intangible assets, net	9,405	—		54,426	(a)	107,279
				43,448	(b)
Property and equipment, net	35,735	24,817				60,552
Deferred tax assets	—	1,052		(1,052	)(i)
Other non-current assets	3,517	—				3,517
Long-term investments	—	3,215				3,215

Total assets	$617,137	$208,698		$551,624		$1,377,459

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$18,476	$17,464	$			$35,940
Accrued payroll and related expenses	46,957	20,267				67,224
Accrued expenses and other current liabilities	32,004	15,217		13,231	(d)	60,452
Deferred revenues	102,709	48,245		(30,292	)(g)	120,662
Income taxes payable	4,315	28,659				32,974
Notes payable-current portion	10,612	—				10,612

Total current liabilities	215,073	129,852		(17,061)		327,864
Deferred tax liabilities	—	1,284		(1,284	)(i)	—
Deferred revenues	—	1,806		(1,806	)(g)	—
Deferred rent	7,456	—				7,456

Total liabilities	222,529	132,942		(20,151)		335,320
Shareholders' equity	394,608	75,756		583,372	(e)	1,042,139
				(20,467	)(f)
				(9,997	)(i)
				18,867	(j)

Total liabilities and shareholders' equity	$617,137	$208,698		$551,624		$1,377,459

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
STATEMENT OF INCOME
For the six months ended June 30, 2003
(in thousands, except per ordinary share and ADS data)

	Historical
	Business Objects Six Months Ended June 30, 2003	Crystal Decisions Six Months Ended June 27, 2003	Pro Forma Adjustments		Pro Forma Combined
Total revenues	$247,511	$151,288	$—		$398,799
Cost of revenues	42,452	31,663	6,803	(a)	85,851
			1,101	(f)
			3,832	(b)

Gross Margin	205,059	119,625	(11,736)		312,948
Operating expenses
Sales and marketing	114,730	57,069	1,430	(f)	173,229
Research and development	46,119	22,426	1,041	(f)	69,586
General and administrative	18,760	15,265	521	(f)	34,546
Amortization of other intangible assets	—	—	513	(b)	513

Total operating expenses	179,609	94,760	3,505		277,874

Income from operations	25,450	24,865	(15,241)		35,074
Interest and other income, net	7,356	192	(4,654	)(l)	2,894

Income before income taxes	32,806	25,057	(19,895)		37,968
Income tax provision	(12,466)	(7,023)	7,560	(h)	(11,929)

Net income	$20,340	$18,034	$(12,335)		$26,039

Net income per ordinary share, ADS and common share—basic	$0.32	$0.24			$0.30

Ordinary shares, ADSs and common shares used in computing net income per ordinary share, ADS and common share—basic	62,765	76,035	(52,398)		86,402

Net income per ordinary share, ADS and common share—diluted	$0.32	$0.22			$0.29

Ordinary shares, ADSs, common shares and common share equivalents used in computing net income per ordinary share, ADS, common share and common share equivalent—diluted	64,075	81,128	(55,867)		89,336

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
STATEMENT OF INCOME
For the year ended December 31, 2002
(in thousands, except per ordinary share and ADS data)

	Historical
	Business Objects Year Ended December 31, 2002	Crystal Decisions Twelve Months Ended December 27, 2002	Pro Forma Adjustments		Pro Forma Combined
Total revenues	$454,799	$253,769	$—		$708,568
Cost of revenues	74,591	60,399	13,607	(a)	158,463
			2,203	(f)
			7,663	(b)

Gross Margin	380,208	193,370	(23,473)		550,105
Operating expenses
Sales and marketing	222,243	101,376	2,860	(f)	326,479
Research and development	74,991	35,851	2,082	(f)	112,924
General and administrative	29,387	24,361	1,041	(f)	54,789
Amortization of other intangible assets	2,000	1,180	1,027	(b)	4,207
Restructuring	3,871	—			3,871

Total operating expenses	332,492	162,768	7,010		502,270

Income from operations	47,716	30,602	(30,483)		47,835
Interest and other income, net	18,959	1,178	(9,342	)(l)	10,795

Loss before income taxes	66,675	31,780	(39,825)		58,630
Income tax provision	(26,095)	(8,465)	15,133	(h)	(19,427)

Net income	$40,580	$23,315	$(24,692)		$39,203

Net income per ordinary share, ADS and common share—basic	$0.66	$0.31			$0.46

Ordinary shares, ADSs and common shares used in computing net income per ordinary share, ADS and common share—basic	61,888	75,828	(52,315)		85,401

Net income per ordinary share, ADS and common share—diluted	$0.63	$0.30			$0.44

Ordinary shares, ADSs, common shares and common share equivalents used in computing net income per ordinary share, ADS common share and common share equivalent—diluted	63,933	78,673	(54,316)		88,290

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS

Note 1    Basis of Pro Forma Presentation

        Business Objects and Crystal Decisions have entered into an Agreement and Plan of Merger, dated as of July 18, 2003, as amended as of August 29, 2003, which will result in Crystal Decisions becoming a wholly-owned subsidiary of Business Objects in a transaction to be accounted for using the purchase method.

        The total estimated purchase price of approximately $1,008 million includes approximately $307 million of cash, approximately 26.5 million Business Objects ordinary shares, based on the average of the closing prices of Business Objects ordinary shares for two days before, the day of, and two days after the assumed measurement date of July 30, 2003, and fair value of stock options to be assumed in connection with the transaction and transaction costs. Previously Business Objects announced an aggregate purchase price of approximately $820 million which was calculated using approximately 26.5 million at the closing price of $19.63 on July 17, 2003 and cash consideration of $300 million. The market price of Business Objects' ordinary shares may fluctuate substantially between July 30, 2003 and the closing date, which could impact the aggregate value of the proposed acquisition. The number of Business Objects ADSs or ordinary shares and the cash payable for each share of Crystal Decisions common stock will be determined shortly before the consummation of the transaction and will depend on the average market price of Business Objects ADSs for the 10 trading day period ending three trading days prior to the consummation date and the number of shares of common stock and the number of stock options to acquire Crystal Decisions common stock outstanding at the closing of the transaction. As a result, the measurement date is expected to be the date the shareholders of Business Objects approve the transaction. For purposes of preparing the unaudited pro forma condensed combined consolidated financial statements, Business Objects assumed a measurement date of July 30, 2003.

        The average market price per share of Business Objects common stock of $24.49 is based on an average of the closing prices for two days before, the day of, and two days after the assumed measurement date of July 30, 2003 (July 28, 29, 30, 31, and August 1).

        Based in part on the total number of options to acquire Crystal Decisions common stock outstanding at July 30, 2003, Business Objects will assume stock options of Crystal Decisions entitling the holders to purchase approximately 6.2 million Business Objects ADSs at a weighted average exercise price of $10.21 per share. The number of stock options assumed by Business Objects has been adjusted for the assumed exercise of Crystal Decisions common stock options issued under the Crystal Decisions 2000 stock option plan, the Crystal Decisions 1999 stock option plan—United Kingdom sub-plan, and stock options issued to Crystal Decisions' non-employee directors. Crystal Decisions common stock options issued under the Crystal Decisions 2000 stock option plan, the Crystal Decisions 1999 stock option plan—United Kingdom sub-plan, and stock options issued to Crystal Decisions' non-employee directors accelerate and become fully vested prior to the merger closing date. These options are assumed to be exercised in full as the options are in-the-money and would terminate if not exercised prior to the transaction closing date. The actual number of stock options, both vested and unvested, to be assumed will be determined based in part on the actual number of options to acquire Crystal Decisions common stock outstanding at the closing of the transaction. The fair value of the outstanding options, both vested and unvested, was determined using a Black-Scholes valuation model with the following assumptions: no dividend yield; a weighted average expected volatility of 85%; and a risk-free interest rate of 1.95%. The model assumed a weighted average expected life of 2.5 years for assumed stock options.

        The estimated total purchase price of the Crystal Decisions acquisition is as follows (in thousands):

Value of Business Objects ordinary shares or ADSs issued(1)	$579,589
Cash	307,417
Assumption of Crystal Decisions' vested stock options(2)	63,595
Assumption of Crystal Decisions' unvested stock options(3)	43,877
Estimated direct transaction costs	13,231

Total estimated purchase price	$1,007,709

(1)
Ordinary shares or ADSs to be issued include approximately 2.1 million of options that accelerate and become fully vested prior to the closing date. For purposes of the pro forma combined consolidated financial statements, it is assumed these stock options will be exercised to purchase shares of Crystal Decisions prior to the closing date. To the extent that these stock options are not exercised as of the closing date, the stock options will terminate.

(2)
The vested stock options were valued using a Black-Scholes valuation model. This amount includes 3.9 million stock options that accelerate upon close of the merger under the provisions of certain employment agreements.

(3)
The unvested stock options were valued using a Black-Scholes valuation model.

        Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Crystal Decisions' net tangible and intangible assets based on their estimated fair values as of the date of the completion of the acquisition. Based on the preliminary valuation, and subject to material changes upon development of a final valuation and other factors as described in the introduction to these unaudited pro forma condensed combined consolidated financial statements, the preliminary estimated purchase price is allocated as follows (in thousands):

Cash and cash equivalents	$118,690
Short-term investments	4,880
Restricted cash	2,019
Accounts receivable, net	51,436
Income tax receivable	77
Inventories, net	515
Prepaid and other current assets	10,635
Property and equipment, net	24,817
Long-term investments	3,215
Accounts payable	(17,464)
Accrued liabilities	(64,143)
Deferred revenues	(17,953)

Net tangible assets assumed	116,724
Amortizable intangible assets to be acquired	97,874
Goodwill	753,581
Deferred compensation on unvested stock options	20,467 *
In-process research and development	19,063

Total preliminary estimated purchase price allocation	$1,007,709

*
Deferred compensation on unvested stock options converted was based on the portion of the intrinsic value (fair value less the exercise price) at July 30, 2003 related to the future vesting period as follows: intrinsic value multiplied by the remaining vesting period divided by total vesting period.

        Of the total estimated purchase price, a preliminary estimate of $116.7 million has been allocated to net tangible assets assumed and approximately $97.9 million has been allocated to amortizable intangible assets acquired. The depreciation and amortization related to the fair value adjustment to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined consolidated statements of income.

        Developed technology, which comprises products that have reached technological feasibility, includes products in most of Crystal Decisions product lines, principally the Crystal Enterprise and Crystal Reports. Core technology represents a combination of Crystal Decisions processes and trade secrets developed through years of experience in design and development of Crystal Enterprise and Crystal Reports. Business Objects expects to amortize the developed and core technology on a straight-line basis over a weighted average estimated life of 4 years.

        The value assigned to developed and core technology was determined by discounting the estimated future cash flows of the Crystal Decisions' existing products to their present value. The revenue estimates used to value the developed and core technology were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Crystal Decisions and its competitors.

        The rates utilized to discount the net cash flows of developed and core technology to their present value were based on Crystal Decisions weighted average cost of capital. The weighted average cost of capital reflected the anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. Based on these factors, a discount rate of 20% was deemed appropriate for valuing developed and core technology.

        Of the total estimated purchase price, approximately $753.6 million was allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. Goodwill is not deductible for tax purposes.

        In accordance with the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," or SFAS 142, goodwill resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

        Of the total estimated purchase price, a preliminary estimate of $19.1 million has been allocated to in-process research and development and will be charged to expense in the period during which the transaction is completed. Due to its non-recurring nature, the in-process research and development expense was excluded in the unaudited pro forma condensed combined consolidated statements of income. However, this amount is included in the unaudited pro forma condensed combined consolidated balance sheet.

        Crystal Decisions is currently developing new products that qualify as in-process research and development in certain product areas. Projects which qualify as in-process research and development represent those that have not yet reached technological feasibility. Technological feasibility is defined as being equivalent to completion of a beta-phase working prototype in which there is no significant remaining risk relating to the development.

        Crystal Decisions is currently involved in numerous research and development projects, which are focused on developing new products, integrating new technologies, improving product performance and broadening the features and functionalities. The principal research and development efforts of Crystal Decisions are focused on the development of future generations of Crystal Enterprise and Crystal Reports. There is a risk that these developments and enhancements will not be competitive with other products using alternative technologies that offer comparable functionality.

        The value assigned to in-process research and development was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the purchased in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Crystal Decisions and its competitors.

        The rates utilized to discount the net cash flows to their present value were based on Crystal Decisions' weighted average cost of capital. The weighted average cost of capital was adjusted to reflect the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, the percentage of completion of each project, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. Based on these factors, a discount rate of 25% was deemed appropriate for valuing the in-process research and development.

        The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur. In addition, some projects which are currently in process may not be in process at completion of the transaction and new projects may be started prior to completion of the transaction which may remain in process at the completion of the transaction. Accordingly, actual results may vary from the projected results.

Note 2    Pro Forma Adjustments

        Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Crystal Decisions' net tangible and intangible assets to a preliminary estimate of those assets fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, to reflect changes in depreciation, interest income and amortization expense resulting from the estimated fair value adjustments to net tangible assets, and to reflect the income tax effect related to the pro forma adjustments.

        The unaudited pro forma condensed combined consolidated financial statements do not include any adjustments for liabilities relating to Emerging Issues Task Force No. 95-3 (EITF 95-3), "Recognition of Liabilities in Connection with a Purchase Business Combination." Business Objects is in the process of making these assessments and estimates of these costs are not currently known. However, liabilities ultimately will be recorded for severance or relocation costs related to Crystal Decisions employees, costs of vacating some facilities of Crystal Decisions, or other costs associated with exiting activities of Crystal Decisions that would affect amounts in the unaudited pro forma condensed combined consolidated financial statements. The expected result of recording liabilities relating to EITF 95-3 will be primarily related to accrued liabilities (severance and facilities costs) with an offsetting increase in goodwill.

        Business Objects has not identified any preacquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

        The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

  (a)
  Adjustment to reflect the preliminary estimate of the fair value of developed technology. The preliminary fair value was $54.4 million with an estimated useful life of four years, resulting in increased amortization expense of $13.6 million and $6.8 million for the year ended December 31, 2002, and the six months ended June 30, 2003, respectively.

  (b)
  Adjustments to reflect the preliminary estimate of trade name and customer related intangibles. The preliminary fair value was $43.4 million with an estimated useful life of five years, resulting in amortization expense of $8.7 million and $4.3 million for the year ended December 31, 2002, and the six months ended June 30, 2003, respectively.

  (c)
  Adjustment to reflect the preliminary estimate of the fair value of goodwill.

  (d)
  Adjustment to reflect the estimated direct transaction costs.

  (e)
  Adjustments to shareholders' equity (in thousands):

June 30, 2003
To record the estimated value of Business Objects ordinary shares and ADSs to be issued for Crystal Decisions common stock and Crystal Decisions stock options to be assumed in the transaction	$687,061
To record the preliminary estimate of the fair value of in-process research and development	(19,063)
To adjust the pro forma deferred tax liability of the combined company	9,997
To eliminate the equity amount derived from the estimated proceeds received upon the assumed exercise of certain stock options disclosed in note (j) below	(18,867)
To eliminate Crystal Decisions' historical shareholders' equity	(75,756)

$583,372

  (f)
  Adjustment to record the deferred compensation and amortization related to unvested stock options assumed. The preliminary estimate was based on the intrinsic value of the stock options on July 30, 2003 for stock options outstanding on July 30, 2003. The deferred compensation related to the unvested stock options is being amortized on a straight line basis over a 2 1/2 year period, which is the estimated vesting period of these stock options.

  (g)
  Adjustment to reflect the preliminary estimate of the fair value of Business Objects' legal performance obligations under Crystal Decisions' software maintenance and support contracts and to eliminate historical amounts of Crystal Decisions' deferred revenue that does not represent a legal performance obligation to the combined company.

  (h)
  To adjust the pro forma tax provision to reflect the estimated effective tax rate of the combined company.

  (i)
  To adjust the pro forma deferred tax asset and deferred tax liability of the combined company.

  (j)
  Adjustment to cash and cash equivalents and shareholders' equity for the estimated proceeds to be received upon the exercise of 0.3 million and 1.7 million stock options outstanding under Crystal Decisions' 1999 stock options plan—United Kingdom Sub-Plan and issued to non-employee directors, respectively, and exercise of approximately 48,000 stock options issued under Crystal Decisions' 2000 stock option plan. Pursuant to the merger agreement, these stock options outstanding under these plans accelerate and become fully vested prior to the merger closing date and will expire at the closing of the transaction to the extent they are not exercised prior thereto. For purposes of the pro forma combined consolidated financial statements, it is assumed these stock options will be exercised to acquire shares of Crystal

    Decisions common stock prior to the transaction closing date as they are in the money at the measurement date, July 30, 2003, and to the extent they are not exercised as of the closing date, the stock options will terminate and be of no force and effect.

  (k)
  Adjustment to record cash consideration paid to Crystal Decisions' shareholders as partial consideration for their shares of Crystal Decisions common stock.

  (l)
  Net adjustment to reduce interest income that would not have been earned if the transaction had taken place on January 1, 2002 and 2003.

Note 3    Pro Forma Earnings Per Ordinary Share and ADS

        The pro forma basic earnings per ordinary share and ADSs is based on (1) the historical weighted average number of ordinary shares and ADSs of Business Objects common stock outstanding, (2) historical weighted average number of Crystal Decisions common stock outstanding multiplied by the common stock exchange ratio and (3) the weighted average number of stock options issued under the Crystal Decisions 2000 stock option plan, the Crystal Decisions 1999 stock option plan—United Kingdom sub-plan, and stock options issued to Crystal Decisions' non-employee directors that accelerate and become fully vested prior to the transaction closing date, multiplied by the common stock exchange ratio. These stock options are assumed to be exercised as the options are in-the-money and would terminate if not exercised prior to the transaction closing date. The pro forma diluted earnings per share is based on the historical weighted average number of ordinary shares and ADSs of Business Objects common stock outstanding adjusted for the items noted above plus the historical weighted average diluted effect of Business Objects' outstanding stock options, and the historical weighted average number of shares of Crystal Decisions common stock outstanding multiplied by the common stock exchange ratio plus the weighted average dilutive effect of Crystal Decisions stock options outstanding multiplied by the option exchange ratio.

Note 4    Summary of Differences Between Pro Forma Condensed Combined Consolidated Financial Statements Prepared Under U.S. GAAP and French GAAP

        As the Business Objects ordinary shares are listed on both the Premier Marché Euronext in France and Business Objects ADSs are listed for quotation on the Nasdaq National Market in the United States, Business Objects is required to separately report consolidated financial statements prepared in accordance with accounting principles generally accepted in France ("French GAAP") and in accordance with U.S. GAAP. The following is a summary of significant differences between U.S. GAAP and French GAAP as they affect the pro forma condensed combined consolidated financial statements for the six months ended June 30, 2003 and the year ended December 31, 2002.

Determination of goodwill

        Due to certain differences between U.S. GAAP and French GAAP relating to the calculation of goodwill, the estimated goodwill related to the acquisition of Crystal Decisions amounts to $661.5 million under French GAAP. The differences in recording of goodwill under U.S. GAAP and French GAAP primarily relate to the exclusion of the fair value of assumed options from the purchase price consideration and tax affecting the direct transactions costs for French GAAP purposes.

Amortization of Goodwill

        Under U.S. GAAP, in accordance with SFAS 142, Business Objects will not amortize goodwill and other indefinite lived intangibles assets, but will review them annually for impairment, or more frequently if indicators of impairment arise. Under French GAAP, Business Objects amortizes goodwill on a straight-line basis over its estimated useful life, which will be a 5-year period.

        An additional expense relating to goodwill amortization would be recorded under French GAAP as follows:

  •
  Pro forma condensed combined consolidated statement of income for the six months ended June 30, 2003:

  –
  Amortization of goodwill amounting to $66.2 million generated by the acquisition of Crystal Decisions

  –
  Amortization of goodwill amounting to $12.5 million generated by other acquisitions, net of tax

  •
  Pro forma condensed combined consolidated statement of income for the year ended December 31, 2002:

  –
  Amortization of goodwill amounting to $132.3 million generated by the acquisition of Crystal Decisions

  –
  Amortization of goodwill amounting to $5.3 million generated by other acquisitions, net of tax

Reversal of Crystal Decisions push down accounting

        On November 22, 2000, New SAC purchased substantially all of the operating assets of Old Seagate and its consolidated subsidiaries, including Crystal Decisions. This transaction resulted in a change in control of Crystal Decisions. Under U.S. GAAP, the net purchase price under this transaction was allocated to the assets and liabilities of Old Seagate and its subsidiaries, including Crystal Decisions, based on their fair values at the date of the closing of the New SAC Transaction. The accounting for the purchase transaction has been "pushed down" from New SAC to Crystal Decisions' consolidated financial statements in accordance with U.S. Staff Accounting Bulletin No. 54.

        Under French GAAP, "push down" accounting is not adopted and thus the "push down" accounting entries are reversed, resulting in the following entries:

  •
  Pro forma condensed combined consolidated statement of income for the six months ended June 30, 2003:

  –
  Additional amortization, depreciation and tax expense of $1.0 million

  •
  Pro forma condensed combined consolidated statement of income for the year ended December 31, 2002:

  –
  Reduced amortization, depreciation and tax expense of $0.5 million

In-process research and development

        A preliminary estimate of $19.1 million has been allocated to in-process research and development and will be charged to expense in the period during which the acquisition is completed. Due to its non-recurring nature, the in-process research and development expense has been excluded from the unaudited pro forma condensed combined consolidated statement of income prepared under U.S. GAAP.

        It is likely that this amount will be expensed in the unaudited pro forma condensed combined consolidated statement of income prepared under French GAAP and therefore this amount has been excluded from the table below.

        The impact to the unaudited pro forma financial statements resulting from differences between U.S. GAAP and French GAAP is summarized as follows:

	Pro Forma Combined
	Six months ended June 30, 2003	Year ended December 31, 2002
	(unaudited)
	(in thousands)
Pro forma net income, per U.S. GAAP	$26,039	$39,203
Goodwill amortization—Crystal Decisions	(66,200)	(132,300)
Goodwill amortization—other acquisitions (net of tax)	(12,500)	(5,300)
Reversal of push down accounting	(1,000)	500

	(79,700)	(137,100)

Pro forma net income, per French GAAP	$(53,661)	$(97,897)

REPORT OF THE BOARD OF DIRECTORS
OF BUSINESS OBJECTS

TO THE ORDINARY AND EXTRAORDINARY GENERAL SHAREHOLDERS'
MEETING TO BE HELD ON    •    , 2003

PROPOSAL 1

        To approve (i) the acquisition (by means of in-kind contributions) of Crystal Decisions, Inc., by Business Objects S.A., and the other the transactions contemplated by the Agreement and Plan of Merger, dated as of July 18, 2003, as amended as of August 29, 2003, by and among Business Objects S.A., Crystal Decisions, Inc., Seagate Software (Cayman) Holdings Corporation, Borg Merger Sub I, Inc., Business Objects Americas, Inc. (as assignee of Borg Merger Sub II, Inc.), and Borg Merger Sub III, Inc.; (ii) the contribution to Business Objects S.A. of the equity interests representing 100% of the capital and voting rights of Seagate Software (Cayman) Holdings Corporation, a company holding more than 95% of the capital and voting rights of Crystal Decisions, Inc.; (iii) the contribution to Business Objects S.A. of the equity interests representing the remaining portion of the capital and voting rights of Crystal Decisions Inc.; and (iv) the value of the contributions and of the consideration for the contributions, in each case subject to condition precedent.

General

        The Business Objects board of directors met on July 18, 2003 to approve the terms and conditions of the proposed acquisition of Crystal Decisions by Business Objects. Upon this approval, Business Objects entered into an agreement and plan of merger, dated July 18, 2003, which was subsequently amended as of August 29, 2003.

        A French information document (Document E), describing the terms and conditions of the proposed transaction and the companies involved, will be filed with the French Commission des opérations de bourse, or COB. Business Objects will also file a registration statement on Form S-4 with the U.S. Securities and Exchange Commission, or SEC.

The Merger Transaction; The Merger Agreement; Other Transaction Agreements

        Business Objects has agreed to acquire Crystal Decisions under the terms of an Agreement and Plan of Merger, dated as of July 18, 2003, as amended on August 29, 2003 (the "Merger Agreement"), by and among Business Objects, Crystal Decisions, Seagate Software (Cayman) Holdings Corporation, a Delaware corporation (as successor to Seagate Software (Cayman) Holdings, a Cayman Island company) ("SSCH"), Borg Merger Sub I, Inc., Business Objects Americas, Inc., (as assignee of Borg Merger Sub II, Inc.), and Borg Merger Sub III, Inc., (each of which is a Delaware corporation 100% owned by Business Objects).

        In connection with the transaction, Business Objects also entered into the following agreements: (i) the Stockholder Agreement, dated as of July 18, 2003, by and among Business Objects, New SAC, a Cayman Islands corporation ("New SAC"), and certain stockholders of New SAC; (ii) the Support Agreement, dated as of July 18, 2003, by and among Business Objects, Borg Merger Sub I, Inc., Business Objects Americas, Inc. (as assignee of Borg Merger Sub II, Inc.), Borg Merger Sub III, Inc., and New SAC; (iii) the Company Support Agreement, dated as of July 18, 2003, by and among Business Objects, Borg Merger Sub I, Inc., Business Objects Americas, Inc. (as assignee of Borg Merger Sub II, Inc.), Borg Merger Sub III, Inc., and SSCH; and (iv) the Voting Agreements, dated as of July 18, 2003, each entered into by and among Business Objects, Crystal Decisions and a stockholder of the Company.

        Under the terms of the Merger Agreement, a transaction will take place pursuant to which, (i) Borg Merger Sub I, Inc., will merge with and into SSCH, (ii) immediately following the first SSCH merger, the surviving corporation of the first SSCH merger will merge with and into Business Objects Americas, Inc., (iii) immediately following the second SSCH merger, Borg Merger Sub III, Inc., will merge with and into Crystal Decisions, and (iv) immediately following the first Crystal Decisions merger, the surviving corporation of the first Crystal Decisions merger will merge with and into the surviving corporation of the second SSCH merger. Upon completion of the transaction, Crystal Decisions and SSCH will have been merged into Business Objects Americas, Inc., which will continue to be a wholly-owned subsidiary of Business Objects.

Reasons for the Transaction

        See the section entitled "The Transaction—Business Objects' Reasons for the Transaction and Recommendation of the Business Objects Board of Directors" beginning on page 57 of this document.

The Merger Consideration

        See the section entitled "The Merger Agreement—Merger Consideration" beginning on page 97 of this document.

Closing Date; Conditions Precedent

        See the section entitled "The Merger Agreement—Conditions to the Completion of the Transaction" beginning on page 114 of this document.

In-Kind Contributions; French Appraisal Process

        Pursuant to French company law, the transaction shall be treated as an in-kind capital contribution (apports en nature) by the stockholders of SSCH and the stockholders of Crystal Decisions (other than stockholders who exercise their appraisal rights under the Delaware General Corporation Law) of their equity interests in SSCH and Crystal Decisions, respectively, in exchange for newly-issued shares of Business Objects.

        The effect of the Merger Agreement is to transfer to Business Objects ownership of the equity interest representing 100% of the capital and voting rights of SSCH, which directly holds more than 95% of the capital and voting rights of Crystal Decisions, as well as ownership of the equity interest representing the remaining portion of the capital and voting rights of Crystal Decisions.

        The aggregate value of the contributed equity interest which comes to an amount of U.S. $820 million (equivalent to €729.6 million based on the dollar-to-euro exchange rate as of July 18, 2003). The value of the contributed equity interest has been determined on the basis of the estimated financial contribution of Crystal Decisions to the combined company and has been calculated by reference to the consideration for the direct and indirect equity interests in Crystal Decisions under the Merger Agreement, calculated on the basis of the market price of Business Objects shares on the Nasdaq National Market at the time of the execution of the Merger Agreement.

        On August 14, 2003, at the request of Business Objects, the President of the Commercial Court of Nanterre (France) officially appointed Mr. Jean-Pierre Colle, partner at RSM Salustro Reydel (Paris) and Mr. Jean-Charles de Lasteyrie, partner at Ricol, Lasteyrie & Associés (Paris), as independent appraisers (commissaires aux apports), to review the value of the contributed equity interest and to issue an opinion on the fairness of the transaction to Business Objects' shareholders.

        The report of the French independent appraisers will be read at the ordinary and extraordinary general meeting of the Business Objects shareholders. It will also be available at Business Objects'

registered office, at the offices of BNP Paribas, and it will be filed with the Commercial Court registry (greffe) of Nanterre in accordance with French company law.

        Business Objects' board of directors has unanimously determined that the consummation of the mergers and the other transactions contemplated by the Merger Agreement, is advisable and in the best interests of Business Objects and its shareholders.

        The first resolution sets forth the full text of the shareholder action to which this proposal relates.

        Approval of this first resolution is conditioned upon the approval by the Business Objects shareholders of the second resolution of this ordinary and extraordinary general meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FIRST RESOLUTION.

PROPOSAL 2

        To acknowledge the maximum amount of the capital increase by in-kind contributions and of the method for the determination of the number of shares to be issued in connection with such capital contributions; to approve the definitive amount of the capital increase by in-kind contributions and of the number of shares to be issued in connection with such capital contributions, as determined by the board of directors in its meeting of    •    , 2003, in accordance with the stipulations of the merger agreement; to approve the definitive amount and the recording of the contribution premium; and to acknowledge the completion of the capital increase and to approve the amendment of the articles of association, in each case subject to condition precedent.

General

        The Business Objects board of directors recommends an increase to Business Objects' share capital and the issuance of new shares, with a nominal value of €0.10 each, to be allocated among the stockholders of SSCH and the stockholders of Crystal Decisions (other than SSCH and other than Crystal Decisions stockholders who exercise appraisal rights under Delaware law) in consideration for the in-kind contributions to which proposal 1 relates.

Determination of the Number of Shares to be Issued in Connection with the In-Kind Contributions

        In accordance with the provisions of the Merger Agreement, the number of shares to be issued by Business Objects in consideration for the in-kind contributions will be determined at a meeting of the Business Objects board of directors on the second business day before the transaction closing date, in order to take into account (a) the exercise of Crystal Decisions stock options between the date of execution of the Merger Agreement and the third trading day prior to the closing date of the transaction, (b) the receipt by Crystal Decisions of the aggregate cash proceeds relating to the exercise of such stock options, (c) the resulting increase in the number of shares of Crystal Decisions common stock, (d) the number of remaining Crystal Decisions stock options, and (e) the average closing price for Business Objects ADSs on the Nasdaq National Market for the 10 trading days ending on the third trading day prior to the closing of the transaction.

Maximum Amount of the Capital Increase

        The capital increase will, in all circumstances, be limited to a nominal amount of €3,400,000, corresponding to the issuance of a maximum number of 34,000,000 new shares.

Final Amount of the Capital Increase and Definitive Number of Shares to be Issued

        The Business Objects board of directors will meet on the second business day before the ordinary and extraordinary general meeting of Business Objects shareholders in order to determine, in accordance with the terms of the Merger Agreement, the final amount of the capital increase and the definitive number of shares to be issued in consideration for the in-kind contributions, and to finalize the terms of its supplemental report to the ordinary and extraordinary general meeting.

        The supplemental report of the Business Objects board of directors will be read at the ordinary and extraordinary general meeting, informing the shareholders of (a) the number of shares of Crystal Decisions common stock and stock options outstanding as of the closing date of the transaction; (b) the net proceeds received by Crystal Decisions in connection with option exercises between July 18, 2003 and the closing date of the transaction; and (c) the average closing prices for Business Objects ADSs on the Nasdaq National Market for the 10 trading days ending on the third trading day prior to the closing of the transaction.

        The supplemental report of the Business Objects board of directors will be set forth in a press release, which will be published on the second business day before the ordinary and extraordinary general meeting.

Characteristics of the New Shares

        The new shares will entitle the holder thereof to the rights attached to a share from the effective date of their issuance, and will be subject to all provisions of the articles of association and to the decisions of the shareholder meetings. The new shares will be negotiable as of the completion of the capital increase.

Contribution Premium (prime d'apport)

        The difference between the aggregate value of the in-kind contributions made to Business Objects and the definitive amount of the capital increase resulting from such capital contributions will be recorded under a "contribution premium" account (prime d'apport).

        The amount of the contribution premium will be set forth in the supplemental report of the Business Objects board of directors.

        Business Objects' shareholders will be asked to approve the amount of the contribution premium, and to authorize the Business Objects board of directors, if it deems necessary, to deduct from the contribution premium all expenses and costs incurred by Business Objects required under French company law to be allocated to the legal reserve.

Completion of the Capital Increase and Amendment of the Articles of Association

        Business Objects' shareholders will be asked to acknowledge the completion of the capital increase relating to the in-kind contributions and to authorize the Business Objects board of directors to amend Article 6 of Business Objects' articles of association to reflect such capital increase. The supplemental report of the Business Objects board of directors will set forth the text of the proposed amendment to be made to Business Objects' articles of association.

        The second resolution sets forth the full text of the shareholder action to which this proposal relates.

        Approval of this second resolution is conditioned upon the approval by the Business Objects shareholders of the first resolution of the ordinary and extraordinary general meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE SECOND RESOLUTION.

PROPOSAL 3

        To authorize the board of directors to issue warrants to subscribe to a maximum number of 15,000 shares reserved for issuance to Mr. David J. Roux, subject to condition precedent.

        Pursuant to article L.228-95 of the French Commercial Code, the shareholders are being asked to authorize the Business Objects board of directors to issue warrants giving the right to subscribe to a maximum number of 15,000 Business Objects shares to Mr. David J. Roux, subject to the condition that shareholders approve the first, second and eighth resolutions of the ordinary and extraordinary general meeting.

        This proposal requires that shareholders waive their preferential subscription rights related to such warrants and to the ordinary shares which may be issued upon exercise of such warrants.

Exercise Price

        The exercise price per share will be equal to the estimated market value of one Business Objects share, determined using the closing price of such shares on the last trading day prior to the date of the ordinary and extraordinary general meeting, as reported on the Premier Marché of Euronext Paris S.A.

Report from the Independent Auditor

        The issuance of warrants without payment as consideration may be viewed as a "special advantage" granted to the recipient within the meaning of French corporate law. As a result, an independent auditor appointed by the courts will consider, in a specific report, the nature and the consequences, if any, on the situation of the shareholders, of the special advantages granted to the recipient of the warrants. The special advantage by which the recipient of the warrants would benefit consists of the benefit of a fixed exercise price per share on the date of grant, which may be lower than the fair market value at the time of exercise, and the granting of such warrants without payment as consideration.

Vesting and Exercise

        The Business Objects board of directors intends to provide for the following provisions. The right to subscribe for the shares underlying the warrants to be granted to Mr. David J. Roux would vest within three years, with one-third of the warrants exercisable on or after June 1, 2004, one-third of the warrants exercisable on or after June 1, 2005, and one-third of the warrants exercisable on or after June 1, 2006.

        The share warrants would expire on the earlier of five years after the date of their issuance, or ninety days after the director's termination or resignation.

Transferability

        Mr. David J. Roux would be required to agree that the warrants are not transferable, except that vested warrants may be transferred to a spouse, a direct descendant or ascendant, or a sibling of the warrant holder.

Dilutive Effect

        The following is an analysis of the dilutive effect of the issuance of the proposed warrants, based on the unconsolidated equity of Business Objects as of June 30, 2003.

        In the event that none of the warrants to subscribe for 67,500 shares already issued and outstanding as of June 30, 2003 to certain directors are exercised, and that the 15,000 additional warrants to be issued are exercised at a price per share of €22.19, the percentage ownership interest of a shareholder holding 1% of the outstanding Business Objects shares will, after the completion of the capital increase, have decreased to 0.9998%. If all of the warrants to subscribe for 67,500 shares were exercised before the exercise of the new warrants mentioned above, such shareholder's percentage ownership would decrease to 0.9987%.

        In addition, assuming an issue price per share equal to €22.19, the net equity per share, which was €4.44 at June 30, 2003, would increase to €4.45 per share (before taking into account the assumed exercise of the aforementioned warrants to subscribe for 67,500 shares).

        Furthermore, the theoretical effect of the issuance of the proposed warrants would decrease the current share market value from €22.19 to (i) €22.18 before taking into account the assumed exercise of the warrants to subscribe to 67,500 shares, or (ii) €22.16 after taking into account the aforementioned assumed exercise of warrants.

        If the shareholders authorize the Business Objects board of directors to issue the proposed warrants, the aforementioned figures will be updated each time the board of directors makes use of this authorization in accordance with the provisions of article 155 and seq. of Decree of March 23, 1967.

Other Consequences of Issuing Warrants

        Should Business Objects shareholders authorize the board of directors to issue the proposed warrants, Business Objects shall, in accordance with French law, and for as long as any warrant is outstanding, refrain from redeeming its share capital and modifying the allocation of profits without reserving the rights of the warrant holders.

        The third resolution sets forth the full text of the shareholder action to which this proposal relates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE THIRD RESOLUTION.

PROPOSAL 4

        To authorize the board of directors to increase the share capital by issuance of a maximum number of 250,000 shares reserved for subscription by Business Objects S.A. Employee Benefits Trust under the 1995 International Employee Stock Purchase Plan, subject to condition precedent.

Terms and Conditions of the Issuance of New Shares

        In order to allow employees of Crystal Decisions to participate in Business Objects' International Employee Stock Purchase Plan (the "IESPP"), subject to the condition that shareholders approve the first and second resolutions of the ordinary and extraordinary general meeting.

        The board of directors proposes to waive the preferential subscription right granted to shareholders pursuant to French law and to reserve the 250,000 new shares for issuance under the IESPP to the Business Objects S.A. Employee Benefits Trust, acting on behalf of employees of Business Objects and its affiliates.

        The authorization to issue the 250,000 shares under the IESPP would be granted for a period of two years from the date of the ordinary and extraordinary general meeting and would therefore expire in                •                2005.

        The board of directors will determine the issue price of shares approved for issuance under the IESPP in accordance with the terms and conditions of the IESPP described below.

Dilutive Effect

        Set forth below is an analysis of the dilutive effect of the issuance of the 250,000 shares referred to in this proposal, based on the unconsolidated equity of Business Objects as of June 30, 2003.

        In the event that none of the warrants to subscribe for 67,500 shares already issued to certain directors as of June 30, 2003 are exercised, and that the 250,000 additional shares are issued at a price of €22.19 per share, the percentage ownership interest of a shareholder holding 1% of the outstanding shares of Business Objects will, after the completion of the capital increase, have decreased to 0.9961%. If all of the warrants to subscribe for 67,500 shares already issued were exercised, such shareholder's percentage ownership interest would decrease to 0.9951%.

        In addition, assuming an issue price per share equal to €22.19, the net equity per share, which was €4.44 at June 30, 2003, would increase to €4.51 per share (before taking into account the assumed exercise of the aforementioned warrants to subscribe for 67,500 shares).

        Furthermore, the theoretical effect of the issuance of the proposed warrants would decrease the current share market value from €22.19 to (i) €22.10 before taking into account the assumed exercise of the warrants to subscribe for 67,500 shares, or (ii) €22.08 after taking into account the aforementioned assumed exercise of the warrants.

        If the Business Objects' shareholders authorizes the board of directors to issue 250,000 shares pursuant to this proposal, the figures above will be updated each time the board of directors makes use of this authorization in accordance with the provisions of article 155 and seq. of Decree of March 23, 1967.

Summary of the 1995 International Employee Stock Purchase Plan

        Purpose.    The purpose of the IESPP is to attract and retain the best available personnel, to provide additional incentive to Business Objects' employees and to promote the success of its business.

        Administration.    Business Objects' board of directors administers the IESPP. Subject to the other provisions of the IESPP, the board of directors has full and exclusive authority to construe, interpret and apply the terms of the IESPP, and to determine eligibility thereunder.

        Eligibility.    Any employee of Business Objects or a subsidiary designated by the board of directors on a given enrollment date is eligible to participate in the IESPP.

        Participation.    An eligible employee may become a participant in the IESPP by completing a subscription agreement authorizing payroll deductions and filing it with Business Objects or a designated subsidiary prior to the applicable enrollment date.

        Payroll Deductions.    At the time a participant files his or her participation agreement, he or she elects to have payroll deductions made on each pay day during the offering period in an amount not to exceed 10% of the compensation which he or she receives on each pay day during the offering period. No participant may subscribe for more than 500 shares per subscription period. A participant may discontinue, increase or decrease his or her participation during the offering period by filing a new subscription agreement. No interest accrues on payroll deductions.

        Offering Periods.    The offering period is a period of approximately six months, commencing on the first trading day on or after April 1 and terminating on the last trading day in the period ending September 30, or commencing on the first trading day on or after October 1 and terminating on the last trading day in the period ending March 31.

        Issue Price.    The issue price per share is set in euros and may not be less than 85% of the lowest closing price for one share as quoted on the Premier Marché of Euronext Paris S.A. on the last trading day prior to the first day of the offering period or on the last trading day of the offering period.

        Withdrawal; Termination of Employment.    A participant may withdraw all but not less than all of the payroll deductions credited to his or her account at any time prior to the exercise date. A participant's withdrawal from an offering period has no effect on his or her eligibility to participate in any succeeding offering period. Upon a participant ceasing to be an employee for any reason, he or she is deemed to have elected to withdraw from the IESPP and the payroll deductions not yet used to exercise the option are returned to such participant.

        Tax Information.    The IESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the United States Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

        Under these provisions, no income will be taxable to a participant until the shares purchased under the IESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and more than one year from the date of the shares are purchased, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss of such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. Under current French tax regulations, Business Objects is not entitled to a deduction for ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

        The foregoing is only a summary of the effect of federal income taxation upon the participant and Business Objects with respect to the shares purchased under the IESPP. Reference should be made to the applicable provisions of the Internal Revenue Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

        Plan Benefits.    Given that the number of shares that may be purchased under the IESPP is determined, in part, on the compensation received by an employee and given that participating in the IESPP is voluntary on the part of the employee, the actual number of shares that may be purchased by any individual is not determinable.

        The fourth resolution sets forth the full text of the shareholder action to which this proposal relates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOURTH RESOLUTION.

PROPOSAL 5

        To authorize the board of directors to increase the share capital by issuance of a maximum number of 50,000 shares reserved for subscription by employees under the French Employee Savings Plan, subject to condition precedent.

General

        The French Employee Savings Plan (the "Savings Plan") was approved at the shareholders meeting held on June 21, 1995. The Savings Plan is a plan under which France-based employees may invest personal savings as well as profit-sharing payments, if any, received from Business Objects. As part of the Savings Plan, employees may subscribe for securities of Business Objects through a mutual fund, if and when an offering period is open. The Savings Plan is intended to qualify under the provisions of French tax regulations and is specifically designed to enable the employees to benefit from the French statutory and tax provisions relating to employee stock purchase plans.

        Since its adoption in 1995 through December 31, 2002, Business Objects has issued 841,446 shares under the Savings Plan, of which 109,204 shares were issued in the fiscal year 2002 with a subscription price of €18.30.

Proposal

        At the shareholders meeting held on June 5, 2002, the shareholders authorized 260,000 shares reserved for issuance under the Savings Plan, of which 42,451 have been issued during the offering period ended on March 31, 2003.

        In order to allow the continuance of the Savings Plan, shareholders are requested to approve the issuance of 50,000 shares under the Savings Plan, to establish the mechanism for setting the issue price of the shares reserved under the Savings Plan, and to authorize the board of directors within the limits set forth by the shareholders, to set the dates of subscription and the conditions under which the subscribed shares will be paid for and issued.

        If approved, this reservation for the issuance of 50,000 shares would be effective for a period of 26 months following the date of the ordinary and extraordinary general meeting. Approval of this proposal constitutes a waiver by the shareholders of their preferential subscription right with respect to the shares to be issued under the Savings Plan.

        This proposal is conditioned upon the approval by the Business Objects' shareholders of the first resolution and second resolution of the ordinary and extraordinary general meeting.

Summary of the French Employee Savings Plan

        Purpose.    The purpose of the Savings Plan is to attract and retain the best available personnel, to provide additional incentive to Business Objects employees and to promote the success of Business Objects' business.

        Administration.    The board of directors administers the Savings Plan. Subject to the other provisions of the Savings Plan, the board of directors has full and exclusive authority to construe, interpret and apply the terms of the Savings Plan, and to determine eligibility.

        Eligibility and Participation.    Any person employed by Business Objects for at least three months is eligible to participate in the Savings Plan. The number of shares that a given employee may subscribe to is determined as a percentage of 10% of the compensation received by said employee over a period of six months as determined by the Savings Plan. No participant may subscribe for more than 500 shares per subscription period. All employees participating in the Savings Plan have the same rights and privileges, except for the number of shares that each employee may subscribe to. The right to subscribe for the shares may be exercised only by the employee and is not transferable.

        Offering Periods.    The board of directors may, from time to time, and provided that the price setting conditions described below are met, open offering periods of up to approximately six weeks, generally ending on September 30 and March 31.

        Subscription Price.    The issue price of one share is calculated in euros and may not be less than the higher of (i) 85% of the closing price for one share as quoted on the Premier Marché of Euronext Paris S.A. on the last trading day prior to the date of the decision to set the opening date for subscription and (ii) 80% of the average of the closing prices quoted on such stock exchange on the twenty days of quotation preceding the day of the decision to set the opening date for subscription. The issue price may not exceed 100% of the average set forth in clause (ii) above.

        Withdrawals.    Funds invested by employees cannot be disposed of for a period of five years from the investment, except under limited circumstances defined by French law.

        Tax information.    The Savings Plan is intended to qualify under the provisions of French law regulating employee savings plans, which provides for the exemption from income tax and social security contributions on gains realized. The Savings Plan is also intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code.

        The fifth resolution sets forth the full text of the shareholder action to which this proposal relates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FIFTH RESOLUTION.

PROPOSALS 6 AND 7

        To delegate to the board of directors powers to issue Business Objects securities giving immediate or deferred access to Business Objects share capital, with or without preferential subscription right, in each case subject to condition precedent.

General

        Under applicable French company law, shareholders must approve the issuance of securities that provide, or may provide, access to the share capital of a corporation. This shareholders' approval may be given with respect to a specific transaction. Alternatively, the authority to issue this type of security may be delegated to the board of directors who may then issue securities without further shareholder action subject, in some instances, to the shareholders' preferential subscription right. The preferential subscription right is a statutory pre-emptive right of a shareholder to subscribe to a pro rata portion of securities being issued. The right is transferable by a shareholder during the subscription period and may be waived automatically by law or by consent of the shareholders depending on the securities being issued.

        At the shareholders' meeting held on June 5, 2002, the issuance of securities corresponding to 5,000,000 shares with or without preferential subscription rights was approved by shareholders.

        Considering the amount of cash to be used in connection with the proposed transaction, the Business Objects board of directors believes it is important that it has the authority to issue one or more types of securities in response to the combined company's funding and development needs if any. Accordingly, shareholders are requested to replace the June 2002 authorizations by new authorizations to issue securities with or without preferential subscription rights for up to 13,000,000 shares, representing approximately 16.83% of the expected combined company's share capital. These authorizations shall replace those previously granted and will be valid for a period of 26 months following the date of the ordinary and extraordinary general meeting.

        Proposals 6 and 7 seek to delegate to the Business Objects board of directors full authority to effect, at its discretion, various securities issuances, it being specified that the board of directors may delegate to its chairman all of the powers to carry out the share capital increase(s).

Limitations on Issuances

        Pursuant to proposals 6 and 7, the Business Objects board of directors seeks authorization to issue new securities having an aggregate nominal value of up to €1,300,000 (corresponding to 13,000,000 shares). Where the transaction involves securities, which do not give immediate access to the share capital of Business Objects but are convertible into or exchangeable or redeemable for securities with such access, the €1,300,000 limit applies to the underlying securities providing the right to participate in the share capital.

        As part of the €1,300,000 limit, shareholders are requested to set specific limits applicable to the following securities:

  (a)
  No "preferred shares" which have preferred dividend rights but no voting rights (actions à dividende prioritaire sans droit de vote) and no "investment certificates" (certificats d' investissement) which have dividend rights only would be authorized. Given the complexity of these two types of securities, the Business Objects board of directors recommends not issuing these types of securities.

  (b)
  A limit of €1,300,000 for the issuance of bonds convertible into or exchangeable for shares of Business Objects.

  (c)
  A limit of €1,300,000 for the issuance of bonds with stock warrants attached thereto (obligations à bons de souscription d'actions).

        In addition, the aggregate nominal value of debt securities could not exceed €300,000,000.

Proposal 6:	To delegate to the board of directors powers to issue Business Objects securities giving immediate or deferred access to Business Objects share capital with preferential subscription right, subject to condition precedent.

        Under this proposal, and subject to the limitations discussed under the headings "General" and "Limitations on Issuances" above, the Business Objects board of directors will be granted the right to issue, on one or more occasions, all types of securities giving immediate or deferred access to Business Objects' share capital. Securities which could be issued include ordinary shares, warrants, debt securities or other securities, which are convertible into, exchangeable for or redeemable with equity securities of Business Objects.

        Owners of ordinary shares would have preferential subscription rights with respect to any securities proposed to be issued under the authority sought in this proposal. While shareholders would have the right to subscribe for convertible or similar securities in the original issuance, they would have no right with respect to shares issuable upon later conversion, exercise or redemption of such convertible or similar securities.

        At the ordinary and extraordinary general meeting, Business Objects' shareholders will be asked to: (i) delegate to the Business Objects board of directors the authority to issue securities which immediately or in the future give right to access to the share capital of Business Objects; and (ii) waive preferential subscription rights with respect to any securities that may later be issued upon exercise, conversion, redemption, presentation of a warrant or any other means or other exchange of the securities referred to in clause (i).

        The issue price of the securities issued under this proposal will be determined by the Business Objects board of directors provided that the sum paid to Business Objects for each of the shares issued or to be issued shall be at least equal to the nominal value of Business Objects' ordinary shares.

        The authorization under this proposal would replace the authorization granted at the shareholders meeting of June 5, 2002 and would be valid for a period of 26 months following the date of the ordinary and extraordinary general meeting.

        This proposal is conditioned upon the approval by the Business Objects shareholders of the first resolution and the second resolution of the ordinary and extraordinary general meeting.

        The sixth resolution sets forth the full text of the shareholder action to which this proposal relates.

Proposal 7:	To delegate to the board of directors powers to issue Business Objects securities giving immediate or deferred access to Business Objects share capital without preferential subscription right, subject to condition precedent.

        Under this proposal, and subject to the limitations discussed under the headings "General" and "Limitations on Issuances," the Business Objects board of directors will be granted the right to issue, on one or more occasions, all types of securities that immediately or in the future give right to access to Business Objects' share capital. As with proposal 6, securities which could be issued under this proposal include ordinary shares, warrants, debt securities or other securities which are convertible into, exchangeable for or redeemable with equity securities of Business Objects.

        In contrast to proposal 6, owners of ordinary shares would not have preferential subscription rights with respect to any securities issued under the authority sought in this proposal, or to the shares issuable upon later conversion, exercise or redemption of such convertible or similar securities.

        The Business Objects board of directors may, however, in its discretion, provide "priority rights" with respect to issuances covered by this proposal. Such priority rights would provide owners of ordinary shares which would provide such owners the right to subscribe for new securities on a pro rata basis before such securities are offered in connection with a public offering of such securities. Unlike the preferential subscription right, however, a priority right is not a statutory pre-emptive right and may not be transferred during the subscription period.

        In addition, the Business Objects board of directors may use the authorization solely in connection with public offerings. Any issuance reserved to specific persons would require the prior authorization of shareholders at an extraordinary shareholders' meeting.

        At the ordinary and extraordinary general meeting, Business Objects' shareholders will be asked to: (i) delegate to the Business Objects board of directors the authority to issue securities which immediately or may in the future give the right to access to the share capital of Business Objects; (ii) to waive preferential subscription rights with respect to the issuance of any securities issued by Business Objects with the authority described in clause (i); and (iii) to further waive preferential subscription rights with respect to securities that may later be issued upon exercise, conversion, redemption, exchange, presentation of a warrant or any other means or other exchange, of the securities referred to in clause (i).

        The issue price for securities issued under this proposal would be set in accordance with applicable law and would be at least equal to the average price of Business Objects ordinary shares during 10 consecutive days occurring within the 20 trading days preceding the beginning of issuance, as quoted on the Premier Marché of Euronext Paris S.A.

        The authorization under this proposal would replace the authorization granted at the shareholders meeting of June 5, 2002 and would be valid for a period of 26 months following the ordinary and extraordinary general meeting.

        This proposal is conditioned upon the approval by the Business Objects shareholders of the first resolution, second resolution and sixth resolution of the ordinary and extraordinary general meeting.

        The seventh resolution sets forth the full text of the shareholder action to which this proposal relates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RESOLUTIONS TO
WHICH PROPOSALS 6 AND 7 RELATE.

PROPOSAL 8

        To appoint Mr. David J. Roux as director, subject to condition precedent.

General

        Business Objects' board of directors is currently comprised of eight members. Each director is elected for a three-year term. Directors are elected by shareholders and serve in office until the expiration of their respective term, their death or their resignation, or until their removal, with or without cause, by the shareholders. There is no limitation, other than applicable age limits, on the number of terms that a director may serve.

        Information regarding the nominee and other directors of Business Objects is set forth in the section entitled "Business Objects Management" beginning on page     •    of this document.

        Business Objects' board of directors proposes to appoint Mr. David J. Roux as a director, subject to the condition precedent that shareholders approve the first and second resolutions of the ordinary and extraordinary general meeting. Mr. Roux would be elected for a term expiring at the close of the annual shareholders meeting called to deliberate upon the financial statements for the fiscal year ending December 31, 2005, i.e., at the annual shareholders meeting to be held in 2006.

        The eighth resolution sets forth the full text of the shareholder action to which these proposals relates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE EIGHTH RESOLUTION.

PROPOSAL 9

        To increase the aggregate amount of authorized directors' fees, subject to condition precedent.

        In accordance with French corporate law, only shareholders may decide the aggregate amount of directors' fees which may be paid to directors. The board of directors then has full discretionary authority to decide the allocation of directors' fees authorized by the shareholders amongst the members of the board of directors.

        At the shareholders' meeting held on May 15, 2003, the shareholders authorized the payment of €290,000 (approximately $U.S. 315,600) as directors fees per year, starting with the year ended December 31, 2003.

        To take into account the addition of one new director at this shareholders meeting, Business Objects' board of directors proposes to increase the aggregate amount of annual directors' fees to €350,000 (approximately U.S.$380,900) for the fiscal year ending December 31, 2004, as well as for each next fiscal year, until the shareholders resolve otherwise.

        The ninth resolution sets forth the full text of the shareholder action to which this proposal relates.

        Approval of the ninth resolution is conditioned upon the approval by the Business Objects shareholders of the first resolution, second resolution and eighth resolution of the ordinary and extraordinary general meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NINTH RESOLUTION.

PROPOSAL 10

        To grant full powers of attorney to carry out registrations and formalities.

        The Business Objects board of directors proposes to grant full powers to the bearer of an original, a copy or an extract of the minutes of this shareholders meeting to make all filings and registrations in connection with its adopted resolutions.

        The tenth resolution sets forth the full text of the shareholder action to which this proposal relates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE TENTH RESOLUTION.

MARKET PRICE AND DIVIDEND INFORMATION

U.S. Market Information

        Business Objects sponsors a program that provides for the trading of its ordinary shares in the United States in the form of ADSs. Each ADS represents one ordinary share placed on deposit with The Bank of New York, as depositary and is issued and delivered by the depositary through its principal office in New York City at 101 Barclay Street, New York, New York, 10286. Under the terms of Business Objects' deposit agreement with the depositary, ordinary shares may also be deposited with the Paris office of BNP Paribas, as custodian. Business Objects' ADSs have been quoted on the Nasdaq National Market since September 1994 under the symbol "BOBJ."

        There is no public market for Crystal Decisions' common stock.

French Market Information

        Business Objects' ordinary shares have been listed on the Premier Marché of Euronext Paris since November 1999 and now trade under the ISIN NUMBER FR0006026250 (previously Euroclear code 012074). The Premier Marché is a regulated market managed and operated by Euronext Paris, the organization that manages and operates the following three markets: Premier Marché, Second Marché and Nouveau Marché. The securities of most large public companies are listed on the Premier Marché, with the Second Marché available for small and medium-sized companies. Trading on the Nouveau Marché was introduced in 1996 to allow companies seeking development capital to access the stock market. In addition, securities of certain other companies are traded on a non-regulated over-the-counter market, the Marché Libre OTC.

The Premier Marché of Euronext Paris S.A.

        Admission to the Premier Marché is subject to certain capital adequacy and liquidity requirements determined by Euronext Paris. In addition, companies applying for listing on the Premier Marché are required to publish comprehensive information regularly and to keep the public informed of events likely to affect the market price of the securities.

        Official trading of listed securities on Euronext Paris is transacted through authorized financial institutions that are members of Euronext Paris. Trading on the Premier Marché takes place continuously on each business day from 9:00 a.m. through 5:25 p.m. (Paris, France time), with a pre-opening session from 7:15 a.m. through 9:00 a.m. (Paris, France time) and a pre-closing session from 5:25 p.m. to 5:30 p.m. (Paris, France time) during which transactions are recorded but not executed and a closing auction at 5:30 p.m. Any trade that occurs after the close of a stock exchange session is recorded on the next business day at the previous session's closing price for that security.

        Euronext Paris has introduced continuous electronic trading during trading hours for most actively listed securities. Euronext Paris publishes a daily official price list that includes, among other things, price information on listed securities.

        Euronext Paris places securities listed on the Premier Marché in one of three categories depending on their trading volume. Business Objects' shares are placed in the category known as Continu, which includes the most actively traded securities. To be placed in the category Continu, Euronext Paris requires that a company already listed on a regulated market of Euronext Paris be the object of a minimum of 2,500 trades per year.

        Since September 25, 2000, all trading on the Premier Marché of Euronext Paris is performed on a cash settlement basis on the third day following the trade. However, a Deferred Settlement Service (Service de Règlement Différé or SRD) allows investors who elect this service to benefit from leverage and other special features of the previous monthly settlement market. The service is only available for trades in securities that either are SBF 120 components or have both a total market capitalization of at least €1 billion and represent a minimum daily average trading volume of €1 million on Euronext Paris and that are cited in a list published by Euronext Paris. Investors in shares eligible for SRD can elect on the determination date (date de liquidation), which is, at the latest, the fifth trading day before the end of the month, either to settle the trade by the last trading day of the month or to pay an additional fee and postpone the settlement decision to the determination date of the following month. Business Objects' shares are eligible for the SRD.

        Ownership of equity securities traded on a deferred settlement basis is considered to have been transferred only after they have been registered in the purchaser's account. In accordance with French securities regulations, any sale of securities executed on a deferred settlement basis during the month of a dividend is deemed to occur after payment of the dividend. The account of the purchaser having purchased the securities prior to the date of the dividend payment, but during the month of a dividend payment date, is credited with an amount equal to the dividend paid and the seller's account is debited by the same amount.

        Prior to any transfer of securities held in registered form on the Premier Marché, the securities must be converted into bearer form and accordingly inscribed in an account maintained by an accredited intermediary with Euroclear France S.A., a registered clearing agency. Transactions in securities are initiated by the owner giving instruction (through an agent, if appropriate) to the relevant accredited intermediary. Trades of securities listed on the Premier Marché are cleared and settled through Euroclear France S.A. using a continuous net settlement system. A fee or commission is payable to the broker-dealer or other agent involved in the transaction.

        Trading in securities listed on the Premier Marché may be suspended by Euronext Paris if quoted prices exceed certain price limits defined by the regulations of Euronext Paris. In particular, if the quoted price of a Continu security varies by more than 10% from the previous day's closing price, Euronext Paris may suspend trading for up to four minutes. Further suspensions for up to four minutes are also possible if the price again varies by more than 10% from the threshold at which the suspension was initiated. During the continuous trading session, Euronext Paris may also suspend trading for a four minute period if the price varies by more than 2% from the last traded price. Euronext Paris may also suspend trading of a security listed on the Premier Marché in certain other limited circumstances, including for example, the occurrence of unusual trading activity in the security. In addition, in exceptional cases, the Conseil des Marchés Financiers (the self-regulatory authority over French stock exchanges) and the COB may also suspend trading.

High and Low Price Range

        The following table sets forth the range of quarterly high and low closing prices in U.S. dollars for Business Objects' ADSs on the Nasdaq National Market and in euros for Business Objects' ordinary shares on the Premier Marché of Euronext Paris for each full quarterly period within the two most recent fiscal years. All prices have been adjusted retroactively to reflect the three-for-two stock split effected on March 12, 2001.

	Price per ADS		Price per Ordinary Share
	High	Low	High	Low
	(U.S.$)		(EUR€)
2003:
Third Quarter (through August 28, 2003)	$26.37	$19.46	€23.68	€17.67
Second Quarter	$26.14	$16.32	€21.90	€15.30
First Quarter	$19.14	$14.93	€17.95	€14.47
2002:
Fourth Quarter	$19.99	$9.28	€20.92	€ 9.36
Third Quarter	$27.15	$10.62	€28.00	€10.25
Second Quarter	$44.25	$22.88	€48.33	€22.80
First Quarter	$44.27	$34.50	€50.35	€37.70
2001:
Fourth Quarter	$36.89	$19.11	€41.01	€20.95
Third Quarter	$29.19	$18.35	€33.20	€19.00
Second Quarter	$41.75	$22.07	€43.50	€24.71
First Quarter	$54.75	$28.56	€58.86	€31.15

        As of July 31, 2003, there were 64,309,693 ordinary shares outstanding (including 21,259,519 ordinary shares underlying the outstanding ADSs held by 46 shareholders of record and 1,067,675 treasury shares). Business Objects has never declared or paid any cash dividends on its ordinary shares. Business Objects currently intends to retain earnings to finance future growth and, therefore, does not anticipate paying any cash dividends on ordinary shares in the foreseeable future.

SUBMISSION OF FUTURE BUSINESS OBJECTS SHAREHOLDER PROPOSALS

        Under the French Commercial Code, shareholders representing, individually or collectively, a specified percentage (which in any event will be no more than 5%) of a company's capital may request that a resolution they propose for adoption at a shareholder meeting be included in the agenda. This request must be made within 10 days of the publication of the initial notice of the shareholders' meeting in the BALO and may specify the reasons for the resolution. Properly submitted requests will be considered at the meeting. The French Commercial Code requires a company's board of directors to respond at the meeting to any questions submitted in writing by any shareholder.

LEGAL MATTERS

        The validity of the shares of stock offered hereby will be passed upon for Business Objects by Skadden, Arps, Slate, Meagher & Flom LLP, Paris, France. United States federal income tax consequences relating to the mergers will be passed upon for Business Objects by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, United States and for Crystal Decisions and SSCH by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, United States.

        Wilson Sonsini Goodrich & Rosati, Professional Corporation, has in the past represented Business Objects, S.A. and its U.S. subsidiaries as outside general counsel and continues to do so except with respect to the proposed acquisition of Crystal Decisions, Inc. Investment partnerships comprised of members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, own an interest representing less than 1% of the capital commitments of Silver Lake.

EXPERTS

        The consolidated financial statements and schedule of Business Objects appearing in Business Objects Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements and schedules of Crystal Decisions contained in this document as of June 28, 2002 and June 27, 2003 and for each of the three years in the period ended June 27, 2003 have been audited by Ernst & Young LLP, independent auditors, as indicated in their reports. Such consolidated financial statements and schedules are included in this document in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This document incorporates documents by reference which are not presented in or delivered with this document. You should rely only on the information contained in this document and in the documents that we have incorporated by reference into this document. We have not authorized anyone to provide you with information that is different from or in addition to the information contained in this document and incorporated by reference into this document.

        The following documents, which were filed by Business Objects with the SEC, are incorporated by reference into this document:

  •
  Form 10-K, filed on March 24, 2003;

  •
  Form 10-Q, filed on May 12, 2003

  •
  Form 10-Q, filed on August 14, 2003;

  •
  Form 8-K, filed on April 23, 2003;

  •
  Form 8-K, filed on July 18, 2003;

  •
  Form 8-K, filed on July 21, 2003;

  •
  Form 8-K, filed on July 25, 2003; and

  •
  Form 8-K, filed on July 31, 2003.

        In addition, all documents filed by Business Objects pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the date of the Business Objects special meetings are deemed to be incorporated by reference into, and to be a part of, this document from the date of filing of those documents.

        Any statement contained in this document or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

        Business Objects has supplied all information contained or incorporated by reference in this document about Business Objects and Crystal Decisions has supplied all information contained in this document about Crystal Decisions.

        The documents incorporated by reference into this document are available from Business Objects upon request. Business Objects will provide a copy of any and all of the information that is incorporated by reference in this document (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this document) to any person, without charge, upon written or oral request. In order for Business Objects shareholders to receive timely delivery of the documents in advance of the Business Objects special meeting, Business Objects should receive your request no later than    •     , 2003.

        Business Objects shareholders and Crystal Decisions stockholders may request a copy of Business Objects' information incorporated by reference into this document by contacting:

D.F. King & Co., Inc.
North America, Inc.	Europe
48 Wall Street New York, New York 10005 Toll Free: • Banks and Brokers: •	No. 2 London Wall Buildings London Wall, London EC2M 5PP Toll Free, France: • Toll Free, U.K.: • Call Collect: •

        In addition, Business Objects shareholders and Crystal Decisions stockholders may obtain copies of Crystal Decisions' information by contacting:

Crystal Decisions, Inc.
895 Emerson Street
Palo Alto, California 94301
Attention: Investor Relations
Telephone Number: (800) 877-2340 ext. 2003
Internet Website: www.crystaldecisions.com

        Business Objects and Crystal Decisions file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Copies of the reports, proxy and information statements and other information filed by Business Objects and Crystal Decisions with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at:

450 Fifth Street, N.W.
Washington, D.C. 20549

        Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a Website that contains reports, proxy statements and other information regarding each of us. The address of the SEC web site is http://www.sec.gov.

        Business Objects has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to the shares of Business Objects to be issued to Crystal Decisions' stockholders in connection with the transaction. This document constitutes the prospectus of Business Objects filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

        Business Objects shareholders and Crystal Decisions stockholders may obtain further information regarding the transaction by contacting either D.F. King & Co. or Crystal Decisions at the addresses or telephone numbers listed below:

Crystal Decisions:	D.F. King & Co., Inc.
Crystal Decisions, Inc.	North America, Inc.	Europe
895 Emerson Street Palo Alto, California 94301 Attention: Investor Relations Telephone Number: (800) 877-2340 ext. 2003 www.crystaldecisions.com	48 Wall Street New York, New York 10005 Toll Free: • Banks and Brokers: •	No. 2 London Wall Buildings London Wall, London EC2M 5PP Toll Free, France: • Toll Free, U.K.: • Call Collect: •

        In addition, any Business Objects shareholder who needs additional copies of this document or voting materials should contact D.F. King & Co. Inc. at the above address or phone number.

        This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in our affairs since the date of this document.

TEXT OF RESOLUTIONS SUBMITTED FOR APPROVAL
TO BUSINESS OBJECTS' SHAREHOLDERS BY THE BOARD OF DIRECTORS

FIRST RESOLUTION

        To approve (i) the acquisition (by means of in-kind contributions) of Crystal Decisions, Inc., by Business Objects S.A., and the other transactions contemplated by the Agreement and Plan of Merger, dated as of July 18, 2003, as amended on August 29, 2003 by and among Business Objects S.A., Crystal Decisions, Inc., Seagate Software (Cayman) Holdings Corporation, Borg Merger Sub I, Inc., Business Objects Americas, Inc. (as assignee of Borg Merger Sub II, Inc.), and Borg Merger Sub III, Inc.; (ii) the contribution to Business Objects S.A. of the equity interests representing 100% of the capital and voting rights of Seagate Software (Cayman) Holdings Corporation, a company holding more than 95% of the capital and voting rights of Crystal Decisions, Inc.; (iii) the contribution to Business Objects S.A. of the equity interests representing the remaining portion of the capital and voting rights of Crystal Decisions, Inc.; and (iv) the value of the contributions and of the consideration for the contributions, in each case subject to condition precedent.

        WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

        WHEREAS, this general meeting has reviewed the report of the board of directors, the Document E filed with the French Commission des opérations de bourse under no.    •    , and the original executed version of the Agreement and Plan of Merger, dated as of July 18, 2003 as amended on August 29, 2003 (the "Merger Agreement"), by and among Business Objects S.A., Crystal Decisions, Inc., a Delaware corporation ("Crystal Decisions"), Seagate Software (Cayman) Holdings Corporation, a Delaware corporation (as successor to Seagate Software (Cayman) Holdings, a Cayman Islands company, "SSCH") and Borg Merger Sub I, Inc., Business Objects Americas, Inc. (as assignee of Borg Merger Sub II, Inc.), and Borg Merger Sub III, Inc., (each of which is a Delaware corporation 100% owned by Business Objects S.A.), together with the certified French translation of Articles I, II, VII to X of the Merger Agreement,

        WHEREAS, it is acknowledged that the effect of the Merger Agreement is to transfer to Business Objects ownership of the equity interest representing 100% of the capital and voting rights of SSCH, which directly holds more than 95% of the capital and voting rights of Crystal Decisions, as well as ownership of the equity interest representing the remaining portion of the capital and voting rights of Crystal Decisions,

        WHEREAS, this general meeting has heard the report dated    •    , 2003, prepared by Messrs. Jean-Pierre Colle and Jean-Charles de Lasteyrie, in their capacity as independent appraisers (commissaires aux apports), and acting as such pursuant to an order of the President of the Commercial Court of Nanterre dated August 14, 2003, and

        WHEREAS, this general meeting has heard the supplemental report of the board of directors, dated    •    , 2003,

        NOW, THEREFORE, subject to the approval by the extraordinary shareholders' meeting of the following "second resolution" of this general meeting,

        RESOLVED, that the acquisition (by means of in-kind contributions) of Crystal Decisions by Business Objects and the other transactions contemplated by the Merger Agreement, are hereby approved, and

        RESOLVED FURTHER, that the terms and conditions of the in-kind contributions, the valuation of the contributed equity interest which comes to an aggregate amount of €     •    , and the consideration for the capital contributions set forth in Article II of the Merger Agreement, are hereby approved.

        A copy of the Merger Agreement and of the aforementioned French translation will remain attached to the minutes of this general meeting.

SECOND RESOLUTION

        To acknowledge the maximum amount of the capital increase by in-kind contributions and of the method for the determination of the number of shares to be issued in connection with such capital contributions; to approve the definitive amount of the capital increase by in-kind contributions and of the number of shares to be issued in connection with such capital contributions, as determined by the board of directors in its meeting of    •    , 2003, in accordance with the stipulations of the merger agreement; to approve the definitive amount and the recording of the contribution premium; and to acknowledge the completion of the capital increase and to approve the amendment of the articles of association, in each case subject to condition precedent

        WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

        WHEREAS, this general meeting has reviewed the report of the board of directors, and heard the report of the independent appraisers dated    •    , 2003, as well as the supplemental reports of the board of directors, dated    •    , 2003,

        WHEREAS, it is acknowledged that, in accordance with the provisions of the Merger Agreement, the final amount of the capital increase and the number of shares to be issued in consideration for the in-kind contributions have been determined at a meeting of the Business Objects board of directors on the second day before the closing of the transaction, in order to take into account the exercise of Crystal Decisions stock options between the date of execution of the Merger Agreement and third trading day prior to the closing of the transaction, the receipt by Crystal Decisions of the aggregate net cash proceeds relating to the exercise of such stock options, the resulting increase in the number of Crystal Decisions outstanding shares, the number of remaining Crystal Decisions stock options, and the average closing price of Business Objects ADSs on the Nasdaq National Market for the 10 trading days ending on the third trading day prior to the closing of the transaction, and

        WHEREAS, it is further acknowledged that the capital increase shall, in all circumstances, be limited to a nominal amount of €3,400,000, corresponding to the issuance of a maximum number of 34,000,000 new shares,

        WHEREAS, this general meeting has been informed of the number of shares of common stock of Crystal Decisions outstanding on the date of this general meeting, the number of Crystal Decisions stock options exercised since the date of execution of the Merger Agreement, the aggregate cash proceeds received by Crystal Decisions in relation to the exercise of such stock options, the number of Crystal Decisions stock options remaining outstanding on the date of this general meeting, and the average closing price of Business Objects ADSs on the Nasdaq National Market for the 10 trading days ending on the third trading day prior to the closing of the transaction, and

        WHEREAS, this general meeting has been made aware of the final amount of the capital increase and of the definitive number of shares to be issued in consideration for the contributions approved in the "first resolution" of this general meeting, as determined by the board of directors in its meeting of    •    , 2003, in accordance with the stipulations of Article II of the Merger Agreement,

        NOW, THEREFORE, subject to the approval by the extraordinary shareholders' meeting of the preceding "first resolution" of this general meeting,

        RESOLVED, that the increase of the share capital and the issuance of new shares, with a nominal value of €0.10 each, to be allocated among the stockholders of SSCH and the stockholders of Crystal

Decisions (other than SSCH and other than Crystal Decisions stockholders who exercise appraisal rights under Delaware law) in consideration for their respective contributions are hereby approved, and

        RESOLVED FURTHER, that the share capital of Business Objects be increased in the amount approved by the board of directors, in its meeting of    •    , 2003, being an amount of €    •    , and to issue such number of new shares, fully paid-up, as has been determined by the board of directors, during the same meeting, in accordance with the provisions of Article II of the Merger Agreement, being    •    new shares, and

        RESOLVED FURTHER, that the new shares will entitle the holder thereof to the rights attached to a share from the effective date of their issuance, and will be subject to all provisions of the articles of association and to the decisions of the shareholder meetings, and

        RESOLVED FURTHER, that these new shares will be negotiable as of the completion of the capital increase, and

        RESOLVED FURTHER, to approve the definitive amount of the contribution premium (prime d'apport) set by the board of directors during its meeting of    •    , 2003, amounting to €    •    [this amount will be inserted in the text of the present resolution at the time of the shareholders' meeting prior to the vote of the shareholders], and corresponding to the difference between the aggregate value of the contributions approved in the preceding "first resolution" of this general meeting and the definitive amount of the capital increase approved in this "second resolution" of this general meeting, and

        RESOLVED FURTHER, that the contribution premium will be recorded on the liability side of the balance sheet, under a "Contribution Premium" account in respect of which Business Objects old and new shareholders will enjoy the same rights, and

        RESOLVED FURTHER, that the board of directors is hereby authorized, if it so deems necessary, to deduct from the contribution premium all expenses and costs incurred in connection with the contributions approved in the "first resolution" of this general meeting and to withhold the amounts required to be allocated to the legal review (réserve légale), and

        RESOLVED FURTHER, to acknowledge that the capital increase resulting therefrom is duly completed, and

        RESOLVED FURTHER, to amend the first two paragraphs of Article 6 of the articles of association as follows:

  "Article 6—Capital

        The share capital is fixed at the sum of €    •    .

        It is divided into    •    shares    •    with a nominal value of ten cents of a euro (€0.10) each."

THIRD RESOLUTION

        To authorize the board of directors to issue warrants to subscribe to a maximum number of 15,000 shares reserved for issuance to Mr. David J. Roux, subject to condition precedent.

        WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

        WHEREAS, this general meeting has heard the report of the board of directors, the statutory auditors' special report, and the report of the special advantages auditor,

        NOW, THEREFORE, pursuant to articles L. 225-138 and L. 228-95 of the French Commercial Code subject to the approval by the extraordinary shareholders' meeting of the previous "first resolution" and "second resolution" of this general meeting, and subject to the approval by the ordinary shareholders' meeting of the "eighth resolution" of this general meeting,

        RESOLVED, to authorize the issuance, in one or more issues, of warrants giving the right to subscribe to a maximum number of 15,000 new shares of a nominal value of €0.10 each, and the related share capital increase by a maximum nominal amount of €1,500, it being specified that this amount does not take into account the adjustments regarding the preservation of the warrant holder's rights provided for in the applicable statutory provisions, and

        RESOLVED FURTHER, to waive the statutory preferential right of the shareholders to subscribe to the warrants and to reserve the right to subscribe to such warrants to Mr. David J. Roux, and

        RESOLVED FURTHER, that the issuance of the warrants entails, for the benefit of the holder of such warrants, the express waiver by the shareholders of their preferential right to subscribe to the new shares to be issued upon the exercise of such warrants, and

        RESOLVED FURTHER, that the warrants must be exercised within a five-year period following their issuance, and

        RESOLVED FURTHER, that the warrants will be granted free of charge to the holder, and

        RESOLVED FURTHER, that the amount to be received by Business Objects for each share issued upon the exercise of the warrants, fully payable upon exercise in cash or by way of cancellation of claims against Business Objects, will be equal to the closing price for one share of the Company on the Premier Marché of Euronext Paris S.A. on the last trading day preceding the date of this general meeting, and

        RESOLVED FURTHER, to approve the special advantages granted to the holder consisting of (i) the granting of these warrants free of charge and (ii) the benefit of a fixed exercise price per warrant, and

        RESOLVED FURTHER, that the new shares shall be subject to all provisions of the articles of association and shall entitle the holder thereof to the rights attached to a share from the effective date of their issuance, and

        RESOLVED FURTHER, to grant to the board of directors full powers, including the right to delegate to the chairman, to implement this resolution, including in order to:

  •
  determine the dates and terms of the issuance(s);

  •
  set the price, terms and conditions of such issuance of warrants and shares to be issued upon the exercise of the warrants within the limits set by this resolution;

  •
  carry out all necessary measures in order to protect the rights of the holders of warrants upon the occurrence of an event mentioned in Article 171 et seq. of the Decree of March 23, 1967;

  •
  acknowledge the completion of the share capital increases resulting from the exercise of the warrants; and

  •
  modify the articles of association accordingly and, in particular, Article 6 of the Company's articles of association in accordance with Article 55 of Decree no. 67-236 of March 23, 1967 in order to indicate the recipient of the beneficiary of the special advantages and the nature of such advantages and more generally to take all necessary measures.

        This authorization will remain effective for a period of one year from the date of this general meeting.

FOURTH RESOLUTION

        To authorize the board of directors to increase the share capital by issuance of a maximum number of 250,000 shares reserved for subscription by Business Objects S.A. Employee Benefits Trust under the 1995 International Employee Purchase Plan, subject to condition precedent.

        WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

        WHEREAS, this general meeting has heard the report of the board of directors and the statutory auditors' special report,

        NOW, THEREFORE, subject to the approval by the extraordinary shareholders' meeting of the previous "first resolution" and "second resolution" of this general meeting,

        RESOLVED, that the board of directors is hereby delegated full powers to increase the Company's share capital, on one or more occasions and in its sole discretion, by means of an issuance of up to 250,000 shares with a nominal value of €0.10 each, reserved for issuance to Business Objects S.A. Employee Benefits Trust, and

        RESOLVED FURTHER, to waive the preferential right of shareholders to subscribe to the new shares that would be allocated by virtue of this resolution, and to reserve the subscription to such new shares to Business Objects S.A. Employee Benefit Trust, and

        RESOLVED FURTHER, that the issue price of one share shall be at least equal to 85% of the lowest closing price of one share of the company as reported on the Premier Marché of Euronext Paris S.A. on the last trading day preceding the first day of the offering period and the last day of the offering period, and

        RESOLVED FURTHER, that the new shares will be subject to all provisions of the articles of association and will entitle the holders thereof to the rights attached to a share from the effective date of their issuance, and

        RESOLVED FURTHER, that the board of directors is hereby granted full powers, with the right to sub-delegate to its chairman, in accordance with applicable statutory provisions, to carry out this delegation and set the amounts of the issuances that will be realized by virtue of this authorization as well as characteristics of the shares to be issued and, in particular, to fix the issue price, dates, offering periods, the terms and conditions of the subscription, the payment terms, the delivery, and to request, if necessary, the listing of the new shares on the Premier Marché of Euronext Paris S.A. or another market, and

        RESOLVED FURTHER, that the board of directors is hereby granted full powers, with the right to sub-delegate to its chairman, to finalize the completion of the capital increases up to the amount of shares subscribed, to take, either directly or by proxy, all measures and to carry out all formalities required for the capital increases and to modify the articles of association accordingly, and at its own discretion and if it deems necessary, to offset the expenses of the capital increases against the premiums associated with such issuances and to deduct from this amount the sums necessary to increase the legal reserve to a tenth of the capital following each capital increase and more generally to take all necessary actions.

        This delegation is valid for a period of two years from the date of this general meeting.

FIFTH RESOLUTION

        To authorize the board of directors to increase the share capital by issuance of a maximum number of 50,000 shares reserved for subscription by employees under the French Employee Savings Plan, subject to condition precedent.

        WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

        WHEREAS, this general meeting has heard the report of the board of directors and the statutory auditors' special report, in accordance with articles L443-1 et seq. of the French Labor Code and articles L225-129 VII and L225-138 of the French Commercial Code,

        NOW THEREFORE, subject to the approval by the extraordinary shareholders' meeting of the previous "first resolution" and "second resolution" of this general meeting,

        RESOLVED, to delegate full powers to the board of directors to increase the share capital of Business Objects, on one or more occasions and in its sole discretion, by means of an issuance of shares up to 50,000 shares with a nominal value of €0.10 each, that is reserved for the members of a savings plan of the Company and of its French affiliates as defined under Article L444-3 of the French Labor Code (the "Members"), and

        RESOLVED FURTHER, that the issue price shall be at least equal to the highest of the following prices:

    •
    80% of the average of the closing prices for shares of Business Objects as reported on the Premier Marché of Euronext Paris S.A. over the twenty consecutive trading days preceding the day of the decision to set the opening date for subscription;

    •
    85% of the closing price of one share of Business Objects as reported on the above-mentioned market, the last trading day preceding the day of the decision to set the opening date for subscription, and

        RESOLVED FURTHER, that the issue price of a share shall not exceed 100% of the average of the closing prices for shares of Business Objects as reported on the Premier Marché of Euronext Paris S.A. over the twenty consecutive trading days preceding the day of the decision to set the opening date for subscription, and

        RESOLVED FURTHER, to waive the preferential subscription right of shareholders in favor of the Members and to renounce to any right to the shares that would be issued by virtue of this resolution, and

        RESOLVED FURTHER, that the new shares will be subject to all provisions of the articles of association and will entitle the holders thereof to the rights attached to a share from the effective date of their issuance; and

        RESOLVED FURTHER, that the board of directors is hereby granted full powers, with the right to sub-delegate to its chairman in accordance with statutory provisions, to carry out this delegation and to set the amounts of the issuances that will be realized by virtue of this authorization as well as the characteristics of the shares to be issued and, in particular, to fix the issue price, dates, subscription periods, terms and conditions of the subscription, the payment terms, the delivery of the new shares and to request, if necessary, the listing of the new shares on the Premier Marché of Euronext Paris S.A. or another market, and

        RESOLVED FURTHER, that the board of directors is hereby granted full powers, with the right to sub-delegate to its Chairman, to finalize the completion of the capital increases up to the amount of shares subscribed, to take, either directly or by proxy, all measures and to carry out all formalities required for the capital increases and to modify the articles of association accordingly, and at its own discretion and if it deems necessary, to offset the expenses of the capital increases with the premiums associated with such issuances and to deduct from this amount the sums necessary to increase the legal reserve to a tenth of the capital following each capital increase and more generally to take all necessary actions.

        This authorization will remain effective for a period of twenty-six months from the date of this general meeting.

SIXTH RESOLUTION

        To delegate to the board of directors powers to issue Business Objects securities giving immediate or deferred access to Business Objects share capital with preferential subscription right, subject to condition precedent

        WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

        WHEREAS, this general meeting has acknowledged the report of the board of directors and the special report of the statutory auditors, and has noted that the share capital has been fully paid-up,

        NOW THEREFORE pursuant to the provisions of Article L.225-129 III of the Commercial Code and subject to the approval by the extraordinary shareholders meeting of the previous "first resolution" and "second resolution" of this general meeting.

        RESOLVED, to delegate to the board of directors full authority to issue various securities with preferential subscription rights, in one or more offerings, in France and/or abroad, either in euros, a foreign currency, or any other accounting unit established with reference to a group of currencies, it being specified that the chairman of the board of directors may be delegated all powers deemed necessary to carry out the share capital increase, and

        RESOLVED FURTHER that the nominal value of the share capital increases which may be carried out, either immediately or in the future, by virtue of this delegation shall not exceed €1,300,000 or the exchange value of this sum, with the understanding that this amount does not take into account any adjustments which may be made in compliance with current legislation to protect the rights of security holders giving access to a portion of the share capital of Business Objects, and

        RESOLVED FURTHER that the board of directors may issue:

          a)    shares,

          b)    all securities, subordinated or not in the case of debentures, which entitle the bearer, whether at any time, on a determined date or during defined periods, through subscription, conversion, exchange, redemption, presentation of a warrant or in any other manner, to securities which represent a portion of the share capital of Business Objects, and which may take any of the forms mentioned in articles L.225-150 to L.225-176 or L.228-91 of the French Commercial Code,

          c)     unattached warrants entitling their holders to subscribe for securities representing a portion of the share capital of Business Objects. These warrants may be distributed at no cost or for consideration, and

        RESOLVED FURTHER that, no preferred shares and no investment certificates may be issued by virtue of this delegation, and

        RESOLVED FURTHER, that the aggregate nominal value of the securities issued as debt securities giving access to the share capital of Business Objects may not exceed €300,000,000 or the equivalent thereof in the case of issues in foreign currency or units of account based on several currencies, and

        RESOLVED FURTHER that shareholders may exercise, under the terms and conditions provided for by current legislation, their preferential subscription right for new securities. Furthermore, the board of directors may grant shareholders the right to subscribe for securities in addition to those to which they are entitled as a matter of law, in proportion to their subscription rights and limited to the number of securities requested. Such additional right to subscribe is a reducible right, and

        RESOLVED FURTHER that the board of directors may decide that the un-subscribed balance of the share capital increase be distributed totally or partially at its discretion, or offered to the public totally or partially, or that the amount of the capital increase be restricted to the number of subscriptions received provided that the legal requirements are met, it being stipulated that the Board of Directors may, at its discretion, and in the order it shall deem appropriate, exercise all of the rights listed above or only some of them.

        This decision automatically entails a waiver by the shareholders of their preferential subscription rights with respect to other securities to which these securities entitle them, in favor of the holders of the securities mentioned in (b) above issued by virtue of this delegation other than convertible bonds, and

        RESOLVED FURTHER to waive the preferential subscription rights to shares issued upon conversion of convertible bonds and securities mentioned in section (b) above and to which the warrants referred to in section (c) above may entitle their holders, and

        RESOLVED FURTHER that in the event Business Objects effects a share capital increase by way of incorporation of premiums, reserves or profits, resulting either in an increase of the nominal value of the shares or in the creation and free allocation of shares, or effects a stock split or reverse stock split, the board of directors is granted to the extent necessary full powers to adjust the number of securities and nominal value thereof set forth in this resolution, to reflect the change in capitalization, and

        RESOLVED FURTHER to grant full authority to the board of directors, with the right to sub-delegate to its chairman, to carry out such authorization, in order, namely, to determine the form and characteristics of the securities to be created, as well as the dates and terms and conditions of the issue, to set the amount to be issued, to set, even retroactively, the issuance date, to determine, as required the appropriate means for protecting the rights of holders of securities providing access to the share capital of Business Objects and, with the understanding that in any event, the sum paid or which may later be paid to Business Objects for each of the shares issued or to be issued by virtue of this resolution, must be at least equal to the par value of the shares.

        In the event of securities being issued entitling their bearers to an allotment of securities which represent a portion of the share capital of Business Objects upon presentation of a warrant, the board of directors shall be granted full authority to determine the terms and conditions according to which Business Objects may purchase said warrants, at any time or within defined periods, in view of their cancellation, and

        RESOLVED FURTHER that the board of directors may at its sole discretion, and with the rights to sub-delegate to its chairman:

  •
  at its sole initiative and if it deems appropriate, impute all expenses, taxes and fees incurred in connection with the issuance of the shares to the issue premium and affect to the legal reserve the necessary funds up to one-tenth of the new share capital subsequent to each issue,

  •
  take all actions necessary for the listing of the securities issued, and more generally,

  •
  take all measures necessary in furtherance of the proposed issue, to record the resulting increase in share capital and to amend the articles of association accordingly.

        If debt securities are issued, the board of directors shall have the power, with the right to sub-delegate to its chairman, to decide whether or not they are subordinate, set their interest rate, term and redemption price (fixed or variable), and determine whether they should be issued at a premium and the method of redemption on the basis of market conditions and the conditions under which these securities grant subscription rights to Business Objects shares, and

        RESOLVED FURTHER that this authorization replaces the "twelfth resolution" adopted by the extraordinary shareholders meeting on June 5, 2002.

        This authorization will remain effective for a period of twenty-six months starting from the date of this general meeting.

SEVENTH RESOLUTION

        To delegate to the board of directors powers to Business Objects to issue securities giving immediate or deferred access to Business Objects share capital without preferential subscription right, subject to condition precedent.

        WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

        WHEREAS, this general meeting has acknowledged the report of the board of directors and the special report of the statutory auditors, and has noted that the share capital has been fully paid up,

        NOW THEREFORE, pursuant to the provisions of Article L.225-129 III of the Commercial Code and subject to the approval by the extraordinary shareholders meeting of the previous "first resolution" and "second resolution" of this general meeting,

        RESOLVED, to delegate to the board of directors full authority to issue securities with preferential subscription rights waived, in one or more public offerings, in France and/or abroad whether in euros, a foreign currency, or any other accounting unit established with reference to a group of currencies, it being specified that the chairman of the board of directors may be delegated all powers deemed necessary to carry out the share capital increase, and

        RESOLVED FURTHER that the nominal value of the share capital increases which may be carried out, either immediately or in the future, by virtue of this delegation shall not exceed €1,300,000 or the exchange value of this sum, with any use of this delegation being imputed to the €1,300,000 ceiling set in the sixth resolution here above, with the understanding that this amount does not take into account any adjustments which may be made in compliance with current legislation then in effect to protect the rights of holders of securities giving access to a portion of the share capital of Business Objects, and

        RESOLVED FURTHER that, no preferred shares and no investment certificates may be issued by virtue of this delegation, and

        RESOLVED FURTHER, that the aggregate nominal value of the securities issued as debt securities giving access to the share capital of Business Objects may not exceed €300,000,000 or the equivalent thereof in the case of issues in foreign currency or units of account based on several currencies, and

        RESOLVED FURTHER that the board of directors may issue:

          a)    shares,

          b)    all securities, subordinated or not in the case of debentures, which entitle the bearer, whether at any time, on a determined date or during defined periods, through subscription, conversion, exchange, redemption, presentation of a warrant or in any other manner, to securities which represent a portion of the share capital of Business Objects, and which may take any of the forms mentioned in articles L.225-150 to L.225-176 or L.228-91 of the Commercial Code,

          c)     unattached warrants entitling their holders to subscribe for securities which represent a portion of the share capital of Business Objects; these warrants may be distributed at no cost or for a consideration, and

        RESOLVED FURTHER, that any sum paid or to be paid to Business Objects in consideration for each of the shares issued or to be issued through the exercise of rights attached to securities shall be determined in accordance with article L.225-136 2° of the Commercial Code and shall be at least equal to the average of the reported prices for the shares of Business Objects on the Premier Marché of Euronext Paris S.A. for a consecutive period of 10 days chosen from among the 20 trading days preceding the beginning of issuance of said securities, after adjustment of this average to account for the date from which dividends are earned, and

        RESOLVED FURTHER, to waive the preferential right of subscription to the securities referred to in (a), (b) and (c) above.

        This decision automatically entails a waiver by the shareholders of their preferential subscription right with respect to other securities to which these securities entitle them, in favor of the holders of the securities mentioned in (b) hereabove issued by virtue of this delegation other than convertible bonds.

        For issues on the Premier Marché of Euronext Paris S.A. or a foreign exchange market, the board of directors may implement a priority right to the benefit of shareholders, for a period and under terms to be determined by the board of directors, entitling such shareholders to subscribe for securities referred to in (a), (b), and (c) above, in proportion to the number of shares held by each shareholder, it being specified that the priority right shall not entail the creation of transferable rights. Securities not subscribed for by shareholders shall be offered to the public. The priority right shall be exercisable, as the board of directors deems advisable, in respect of non-reducible subscription rights or reducible excess subscription rights, and

        RESOLVED FURTHER to waive the preferential subscription right with respect to shares issued upon conversion of convertible bonds and securities to which the warrants referred to in section c) above may entitle holders, and

        RESOLVED FURTHER to grant full authority to the board of directors, with the right to sub-delegate to its chairman, to carry out such authorization, in order to namely, to determine the form and characteristics of the securities to be created, as well as the dates and terms and conditions of the issue, to set the amounts to be issued, to set, even retroactively, the issuance date to determine, as required, the appropriate means for protecting the rights of holders of securities providing access to the share capital of Business Objects, it being stipulated that in the event of an issue of shares with stock warrants, the issue price of ordinary or priority shares issued or issuable upon presentation of said warrants shall be determined in accordance with article L.225-136 2° of the Commercial Code and shall be at least equal to the average of the prices reported for the ordinary shares of Business Objects on the Premier Marché of Euronext Paris S.A. for a consecutive period of 10 days chosen from among the 20 trading days which precede the beginning of issuance, after adjustment of this average to account for the date from which dividends are earned.

        In the event of securities being issued entitling their bearers to an allotment of securities which represent a portion of the share capital of the company upon presentation of a warrant, the board of directors shall be granted full authority to determine the terms and conditions according to which the company may purchase said warrants, at any time or within defined periods, in view of their cancellation, and

        RESOLVED FURTHER that in the event Business Objects effects a share capital increase by way of incorporation of premiums, reserves or profits, resulting either in an increase of the nominal value of the shares or in the creation and free allocation of shares, or effects a stock split or reverse stock split, the board of directors is granted to the extent necessary full powers to adjust the number of securities and nominal value thereof set forth in this resolution, to reflect the change in capitalization, and

        RESOLVED FURTHER that the board of directors may, with the right to sub-delegate to its chairman:

  •
  at its sole initiative and if it deems appropriate, impute all expenses, taxes and fees incurred in connection with the issue to the total amount of the corresponding issue premium, and effect to the legal reserve the necessary funds up to one-tenth of the new total share capital subsequent to each issue;

  •
  take all action necessary to the listing of the securities to be issued and, more generally;

  •
  take all measures, conclude all agreements and undertake all formalities necessary to ensure the outcome of the proposed issue, to record the resulting increase in share capital and to amend the articles of association accordingly.

        If debt securities are issued, the board of directors shall have the power, with the right to sub-delegate to its chairman, to decide whether or not they are subordinate, set their interest rate, term and redemption price (fixed or variable), and determine whether they should be issued at a premium and the method of redemption on the basis of market conditions and the conditions under which these securities grant subscription rights shares of Business Objects, and

        RESOLVED FURTHER that, this authorization replaces the "thirteenth resolution" adopted by the extraordinary shareholders' meeting on June 5, 2002.

        This authorization will remain effective for a period of twenty-six months starting from the date of this general meeting.

EIGHTH RESOLUTION

        To appoint Mr. David J. Roux, as director, subject to condition precedent.

        WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,

        WHEREAS, this general meeting has heard the report of the board of directors,

        NOW, THEREFORE, subject to the approval by the extraordinary shareholders' meeting of the previous "first resolution" and "second resolution" of this general meeting,

        RESOLVED, that Mr. David J. Roux is hereby appointed as director for a term expiring at the close of the ordinary shareholders' meeting called to deliberate upon the financial statements for the fiscal year ending December 31, 2005.

NINTH RESOLUTION

        To increase of the aggregate amount of authorized directors' fees, subject to condition precedent.

        WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,

        WHEREAS, this general meeting has heard the report of the board of directors,

        NOW, THEREFORE, subject to the approval by the extraordinary shareholders' meeting of the previous "first resolution" and "second resolution" and the approval by the ordinary shareholders' meeting of the previous "eighth resolution,"

        RESOLVED, to increase the aggregate amount of authorized directors' fees to be allocated to the directors for the fiscal year ended December 31, 2004 and for each future fiscal year, to €350,000 or the equivalent in U.S. dollars, until shareholders resolve otherwise, and

        RESOLVED FURTHER, that the board of directors is hereby granted all powers to allocate such directors fees, in full or in part, and as it determines in its sole discretion.

TENTH RESOLUTION

        To grant full powers of attorney to carry out registrations and formalities

        WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,

        RESOLVED, that the bearer of an original, a copy or an extract of the minutes of this shareholders' meeting for the purposes of carrying out all necessary registrations and formalities.

CRYSTAL DECISIONS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of
Crystal Decisions, Inc.:

        We have audited the accompanying consolidated balance sheets of Crystal Decisions, Inc., as of June 28, 2002 and June 27, 2003 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 27, 2003. These consolidated financial statements are the responsibility of Crystal Decisions, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Crystal Decisions, Inc. at June 28, 2002 and June 27, 2003 and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 27, 2003, in conformity with accounting principles generally accepted in the United States.

                      /s/ ERNST & YOUNG LLP

Vancouver, Canada
July 18, 2003

CRYSTAL DECISIONS, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 28, 2002	June 27, 2003
ASSETS (notes 14 and 15)
Current assets:
Cash and cash equivalents (note 4)	$71,451	$99,823
Short-term investments (note 4)	—	4,880
Restricted cash (note 5)	—	2,019
Accounts receivable, net of allowance of $2,148 and $2,560, respectively	40,391	51,436
Income taxes receivable	1,048	77
Inventories, net	607	515
Deferred tax assets (note 11)	—	10,229
Prepaid and other current assets (notes 3 and 11)	5,748	10,635

Total current assets	119,245	179,614
Property and equipment, net (note 6)	15,901	24,817
Deferred tax assets (note 11)	—	1,052
Other non-current assets (note 11)	1,700	—
Long-term investments (note 4)	—	3,215

Total assets	$136,846	$208,698

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable (note 8)	$14,518	$17,464
Accrued employee compensation	13,066	20,267
Accrued expenses (note 3)	11,842	15,217
Deferred revenues	38,895	48,245
Income taxes payable	14,498	28,659

Total current liabilities	92,819	129,852
Deferred tax liabilities (note 11)	583	1,284
Deferred revenues	1,992	1,806

Total liabilities	95,394	132,942
Commitments and contingencies (notes 2, 3, 8, 14, 15, 17, 18 and 19)
Stockholders' equity:
Common stock—150,000,000 shares authorized; issued and outstanding—75,863,896 and 76,091,581 at $0.001 par value per share, respectively	76	76
Additional paid-in capital	34,814	35,771
Retained earnings	6,438	39,893
Accumulated other comprehensive income (note 3)	124	16

Total stockholders' equity	41,452	75,756

Total liabilities and stockholders' equity	$136,846	$208,698

See accompanying notes.

CRYSTAL DECISIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Fiscal Years Ended
	June 29, 2001	June 28, 2002	June 27, 2003
	(note 2)
Revenues:
Licensing (note 8)	$107,028	$140,009	$185,532
Maintenance, support and services (note 8)	60,694	77,161	101,976

Total revenues	167,722	217,170	287,508
Cost of revenues:
Licensing	5,504	4,993	5,617
Maintenance, support and services	41,996	46,377	56,313
Amortization of developed technologies	3,050	5,078	—

Total cost of revenues	50,550	56,448	61,930

Gross profit	117,172	160,722	225,578
Operating expenses:
Sales and marketing	73,888	94,449	108,470
Research and development	29,236	30,515	41,924
General and administrative (note 8)	15,465	18,464	29,434
Amortization of goodwill and other intangible assets (note 2)	2,023	2,358	—
Write-off of in-process research and development (note 2)	7,073	—	—
Unusual items (note 9)	1,851	—	—
Restructuring costs (note 10)	573	—	—

Total operating expenses	130,109	145,786	179,828

Income (loss) from operations	(12,937)	14,936	45,750
Interest income	1,970	1,780	1,378
Interest expense	(20)	(57)	(24)
Other income (expense)	701	(404)	(458)

Interest and other income (expense), net	2,651	1,319	896

Income (loss) before income taxes	(10,286)	16,255	46,646
Provision for income taxes (note 11)	1,183	3,300	13,191

Net income (loss)	$(11,469)	$12,955	$33,455

Basic net income (loss) per share (note 12)	$(0.15)	$0.17	$0.44

Diluted net income (loss) per share (note 12)	$(0.15)	$0.17	$0.42

See accompanying notes.

CRYSTAL DECISIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands, except per share data)

	Common Stock			Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)
			Additional Paid-In Capital
	Shares	Amount				Total
Balance at June 30, 2000	75,002,050	$75	$407,893	$(384,688)	$(167)	$23,113
Components of comprehensive loss:
Foreign currency translation adjustments	—	—	—	—	46	46
Net loss	—	—	—	(11,469)	—	(11,469)

Total comprehensive loss	—	—	—	—	—	(11,423)
Issuance of common stock eligible for repurchase (note 13)	225,000	—	900	—	—	900
Income tax benefit from Old Seagate stock option exercises (note 11)	—	—	33	—	—	33
Compensation expense for Old Seagate Stock Options (note 9)	—	—	1,851	—	—	1,851
Elimination of accumulated deficit and other comprehensive loss (note 2)	—	—	(389,731)	389,640	91	—
Push down adjustments reflecting new bases of net assets (note 2)	—	—	20,452	—	—	20,452
Issuance of common stock upon exercise of employee stock options	170,865	—	683	—	—	683

Balance at June 29, 2001 (note 2)	75,397,915	$75	$42,081	$(6,517)	$(30)	$35,609
Components of comprehensive income:
Foreign currency translation adjustments	—	—	—	—	154	154
Net income	—	—	—	12,955	—	12,955

Total comprehensive income	—	—	—	—	—	13,109
Elimination of intangible assets, net of deferred tax liability (note 2)	—	—	(9,131)	—	—	(9,131)
Issuance of common stock upon exercise of employee stock options	466,231	1	1,865	—	—	1,866
Repurchase of common stock	(250)	—	(1)	—	—	(1)

Balance at June 28, 2002	75,863,896	$76	$34,814	$6,438	$124	$41,452
Components of comprehensive income:
Foreign currency translation adjustments	—	—	—	—	(88)	(88)
Unrealized loss on derivative financial instruments	—	—	—	—	(20)	(20)
Net income	—	—	—	33,455	—	33,455

Total comprehensive income	—	—	—	—	—	33,347
Stock-based compensation	—	—	41	—	—	41
Issuance of common stock upon exercise of employee stock options	227,685	—	916	—	—	916

Balance at June 27, 2003	76,091,581	$76	$35,771	$39,893	$16	$75,756

See accompanying notes.

CRYSTAL DECISIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Years Ended
	June 29, 2001	June 28, 2002	June 27, 2003
	(note 2)
Operating activities
Net income (loss)	$(11,469)	$12,955	$33,455
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	4,373	5,241	9,082
Amortization of goodwill and other intangible assets including developed technologies	5,073	7,436	—
Amortization of other non-current assets	—	—	1,700
Bad debt expense and other reserves	773	32	682
Deferred income taxes expense (recovery) (note 11)	1,529	(2,314)	(9,839)
Stock based compensation expense on Old Seagate exchange of shares (note 9)	1,851	—	—
Write-off of in-process research and development (note 2)	7,073	—	—
Changes in operating assets and liabilities:
Accounts receivable	(13,465)	(10,948)	(11,854)
Income taxes receivable	1,868	5,119	733
Income taxes receivable from Old Seagate (note 11)	(3,978)	—	—
Inventories	(51)	118	92
Prepaid and other current assets	918	(944)	(4,684)
Accounts payable	1,079	2,257	4,699
Accrued employee compensation	2,674	4,408	7,146
Accrued expenses	(237)	(6)	3,295
Deferred revenues	10,110	12,653	9,101
Income taxes payable	4,916	5,062	13,420

Net cash provided by operating activities	13,037	41,069	57,028

Investing activities
Purchases of property and equipment	(9,594)	(9,877)	(19,377)
Purchases of short-term investments	—	—	(14,157)
Maturity of short-term investments	—	—	9,265
Purchase of long-term investments	—	—	(3,269)

Net cash used in investing activities	(9,594)	(9,877)	(27,538)

Financing activities
Issuance of common stock and common stock subject to repurchase	1,583	1,865	916
Deposit to secure overdraft credit facility	—	—	(2,019)
Net repayments to Seagate Technology (note 14)	(4,773)	(871)	—
Payment from Seagate Technology on intercompany revolving loan receivable (note 14)	31,000	4,300	—

Net cash provided by (used in) financing activities	27,810	5,294	(1,103)
Effect of foreign exchange rates on cash and cash equivalents	(495)	586	(15)

Net increase in cash and cash equivalents	30,758	37,072	28,372
Cash and cash equivalents at the beginning of the period	3,621	34,379	71,451

Cash and cash equivalents at the end of the period	$34,379	$71,451	$99,823

Supplemental cash flow information:
Cash received for interest income	$2,952	$1,780	$1,235
Cash paid for interest expense	$1,437	$57	$24
Cash paid (received) for income taxes, net of refunds	$(615)	$(5,374)	$7,342

See accompanying notes

CRYSTAL DECISIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Description of Business, Development of Business and Basis of Presentation

  Description of Business

        Crystal Decisions, Inc. ("Crystal Decisions" or the "Company") provides business intelligence software and services that enable the effective use and management of information within and among organizations. Crystal Decisions develops, markets and supports products that allow organizations of all sizes to access data from disparate systems, create useful, interactive information from that data through analysis and reporting and deliver that information to users. Crystal Decisions is incorporated in Delaware and headquartered in Palo Alto, California.

        While Crystal Decisions' primary market is North America, the Company has over 30 offices and operations in 10 countries, through which the Company markets and distributes its products. The Company has significant operations and certain administrative functions in Vancouver, Canada. The Company's products are sold through a direct sales force and certain indirect sales channels, such as distributors and original equipment manufacturers ("OEMs").

        Crystal Decisions is a majority owned subsidiary of Seagate Software (Cayman) Holdings Corporation, a Delaware corporation, which is a wholly owned subsidiary of New SAC, a Cayman Islands limited corporation ("New SAC"), which is also the majority shareholder of Seagate Technology ("Seagate Technology"), whose predecessor was Seagate Technology, Inc. ("Old Seagate"). Prior to November 22, 2000, the Company was a majority owned subsidiary of Seagate Software Holdings, Inc. ("Seagate Software Holdings", formerly known as Seagate Software, Inc.), a Delaware corporation and wholly owned subsidiary of Old Seagate.

        The minority interests in the Company's capital stock amounted to approximately 13.0%, 16.1% and 20.1% on a fully converted basis as of June 29, 2001, June 28, 2002 and June 27, 2003, respectively. These minority interests are comprised of the Company's outstanding common stock held by current and former employees and nonemployee directors of the Company, as well as the outstanding unexercised options granted to purchase the Company's common stock.

        New SAC is owned by a group of investors including affiliates of Silver Lake Partners, Texas Pacific Group, August Capital, J.P. Morgan Partners, LLC, investment partnership affiliates of Goldman, Sachs & Co. and certain individuals, including members of the Company's Board of Directors.

  Development of Business

        Seagate Software Holdings commenced operations in May 1994 when Old Seagate acquired Crystal Computer Services, Inc., a company engaged in developing and marketing report writing software.

        Prior to May 28, 1999, Seagate Software Holdings comprised two business units, the Information Management Group business ("IMG business") and the Network Storage and Management Group business ("NSMG business"). The NSMG business developed and marketed software products and provided related services enabling information technology professionals to manage distributed network resources and to secure and protect enterprise data. On May 28, 1999, Seagate Software Holdings contributed its NSMG business to VERITAS Software Corporation ("VERITAS") in exchange for VERITAS common stock.

        On August 23, 1999, Crystal Decisions (formerly Seagate Software Information Management Group Holdings, Inc.) was formed specifically to acquire the operating assets and assume the liabilities of the IMG business. To incorporate, Crystal Decisions issued 1,000 shares of its common stock to Seagate Software Holdings for aggregate consideration of $1,000.

        On October 20, 1999, Old Seagate acquired all outstanding shares and options of Seagate Software Holdings. The acquisition was completed through the merger of Seagate Daylight Merger Corp., a wholly owned subsidiary of Old Seagate, with and into Seagate Software Holdings. On the closing of the merger, Seagate Software Holdings became a wholly owned subsidiary of Old Seagate. On November 16, 1999, Seagate Software Holdings contributed the operating assets, liabilities and interests in subsidiaries of its IMG business to Crystal Decisions. As consideration, Crystal Decisions issued 75,000,000 shares of its common stock to Seagate Software Holdings. Seagate Software Holdings retained the shares of VERITAS common stock and other non-operating assets. On November 22, 2000, 75,001,000 shares, or 99.7% of the then outstanding common stock of Crystal Decisions, was purchased by New SAC, through Seagate Software (Cayman) Holdings, and resulted in a change in control of Crystal Decisions as described in note 2.

  Basis of Presentation

        The consolidated financial statements of Crystal Decisions have been prepared by the Company in accordance with United States generally accepted accounting principles ("GAAP"). The accompanying financial statements present the consolidated financial position of Crystal Decisions and its wholly owned subsidiaries after elimination of intercompany transactions and balances. These consolidated financial statements have been prepared using the historical cost basis of accounting adjusted for the reorganization of the IMG business on November 16, 1999 and the application for push down accounting at November 22, 2000 as the result of the change in control of Crystal Decisions.

        Under rules and regulations of the Securities and Exchange Commission, because more than 95% of Crystal Decisions was acquired on November 22, 2000 and a change of control occurred as described in note 2, Crystal Decisions restated all its assets and liabilities in the financial statements as of November 22, 2000 on a "push down" accounting basis. Accordingly, results of operations prior to November 22, 2000 do not reflect these adjustments.

        Crystal Decisions operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30. Fiscal 2001 ended on June 29, 2001 ("fiscal 2001"), fiscal 2002 ended on June 28, 2002 ("fiscal 2002") and fiscal 2003 ended on June 27, 2003 ("fiscal 2003"). Fiscal 2001, 2002 and 2003 were each comprised of 52 weeks.

        Certain comparative period figures have been reclassified to conform to the current basis of presentation. Such reclassifications had no effect on net income (loss) as previously reported.

Note 2.    Change in Control of Crystal Decisions, Inc.

        At November 22, 2000, as the result of the completion of transactions under a stock purchase agreement (the "Stock Purchase Agreement") Crystal Decisions became a majority owned subsidiary of New SAC. New SAC indirectly acquired 75,001,000 shares, or 99.7% of Crystal Decisions' outstanding common stock on November 22, 2000. The Stock Purchase Agreement was entered into on March 29, 2000 by Old Seagate, Seagate Software Holdings and Suez Acquisition Company (Cayman) Limited ("Suez Acquisition Company"), an entity affiliated with, among others, Silver Lake Partners L.P. and Texas Pacific Group. Suez Acquisition Company was a limited corporation organized under the laws of the Cayman Islands and was formed solely for the purpose of entering into the Stock Purchase Agreement and related acquisitions with Old Seagate and Seagate Software Holdings. Prior to the closing of the transactions under the Stock Purchase Agreement, Suez Acquisition Company assigned all of its rights under the Stock Purchase Agreement to New SAC, an exempted limited liability company organized under the laws of the Cayman Islands.

        Upon closing of the transactions under the Stock Purchase Agreement, on November 22, 2000, New SAC purchased substantially all of the operating assets of Old Seagate and its consolidated subsidiaries for cash and borrowings of $1.84 billion, including transactions costs of $25 million. This included Old Seagate's rigid disc drive, storage area network, removable tape storage solutions businesses and operations, Crystal Decisions' common stock and certain cash balances, but excluded the approximately 128 million shares of VERITAS common stock then held by Seagate Software Holdings and certain of Old Seagate's equity investments. In addition, the wholly owned subsidiaries of New SAC assumed substantially all of the operating liabilities of Old Seagate, Seagate Software Holdings and their consolidated subsidiaries. New SAC also acquired certain strategic equity investments in various companies owned by Old Seagate. This transaction is referred to hereafter as the New SAC Transaction.

  Allocation of Purchase Price to Crystal Decisions Pursuant to the Application of Push Down Accounting

        The New SAC Transaction constituted a purchase of Old Seagate and resulted in a change in control of Crystal Decisions. Under purchase accounting rules, the net purchase price under this transaction was allocated to the assets and liabilities of Old Seagate and its subsidiaries, including Crystal Decisions, based on their fair values at the date of the closing of the New SAC Transaction. The accounting for the purchase transaction has been "pushed down" from New SAC to Crystal Decisions' consolidated financial statements.

        The table below summarizes the $41.5 million net purchase price allocation to Crystal Decisions of the tangible and intangible assets acquired based on their fair values. The fair values of the tangible and intangible assets, including in-process research and development, were determined based upon independent appraisals provided by New SAC. The net purchase price allocation to Crystal Decisions exceeded the book value of the net assets acquired by $20.5 million. This excess of $20.5 million was recorded as an increase to additional paid-in capital to reflect the revaluation of the net tangible and intangible assets acquired.

Purchase Price Allocation for Crystal Decisions	Net Purchase Price Allocation
(in thousands)
Net current assets acquired	$9,138
Tangible long-lived assets acquired	5,130
Intangible assets acquired:
Developed technologies(1)	15,234
Assembled work force(2)	7,073
In-process research and development(3)	7,073
Deferred tax liability	(2,126)

Total	$41,522

(1)
The value of the developed technologies was estimated by discounting the expected future cash flows attributable to all existing technology, taking into account risks related to the characteristics and applications of the technology, existing and future markets and assessments of the life cycle stage of the technology. The analysis resulted in a valuation for developed technologies, which had reached technological feasibility and therefore was capable of being capitalized. The developed technologies were amortized on the straight-line basis over its estimated useful life (36 months) and the amortization was included in cost of revenues.

(2)
The estimated value of the assembled work force was determined by estimating the costs to replace the existing employees, including the recruiting, hiring and training costs for each category of employee. The assembled workforce was amortized on a straight-line basis over its estimated useful life (36 months) and the amortization was included in amortization of goodwill and other intangible assets.

(3)
As the basis for identifying the in-process research and development ("IPR&D"), Crystal Decisions' developmental projects were evaluated in the context of Financial Accounting Standards Board Interpretation 4 and paragraph 11 of Statement of Financial Accounting Standards ("SFAS") No. 2 "Accounting for Research and Development Costs" ("SFAS 2") and SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed" ("SFAS 86"). At the valuation date, the Company was in the process of developing three next generation versions of existing technologies which were estimated to be approximately 85%, 70% and 75% complete based on total man-hours and absolute time. The value of the IPR&D was determined by New SAC by (a) obtaining management estimates of future revenues and operating profits associated with existing development projects (b) projecting the cash flows and costs to completion of the underlying technologies and resultant future revenues to be earned on commercialization of products and (c) discounting these cash flows to their net present value. At November 23, 2000, while the Company expected that the IPR&D would be successfully developed, the entire amount was charged to expense because related technologies had not reached technological feasibility and they had no alternative future use. The nature of the efforts required to develop the IPR&D into commercially viable products principally related to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. The Company completed these projects in the fourth quarter of fiscal 2001 with all expenses related to the period of development charged to research and development expense.

        The purchase price paid by New SAC under the stock purchase agreement was fixed and no contingencies were identified that would have resulted in a change in the overall purchase price. However, in allocating the purchase price, New SAC recorded a full valuation allowance against deferred tax assets in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes", or SFAS 109. The deferred tax assets subject to this valuation allowance were based on the excess of tax bases over the fair values of acquired property, plant and equipment and liabilities assumed, for which New SAC expected to receive tax deductions in U.S. federal and state returns in future periods based on their ability to generate taxable income in the United States.

        As of June 28, 2002, the Company reduced to zero the net carrying values of the intangible assets pushed down to the financial statements in connection with the New SAC Transaction. The reduction in the recorded intangible assets resulted from an allocation of the tax benefits recognized by Old Seagate in its U.S. income tax returns attributable to acquisition related deferred tax assets in accordance with SFAS 109. There was no impact on the Company's valuation allowance. The Company's share of the reduction in intangibles, net of income taxes, was allocated as follows:

Allocated to Crystal Decisions at June 28, 2002
(in thousands)
Reduction in the net carrying values of developed technologies	$7,194
Reduction in the net carrying values of assembled workforce	3,340

Total reduction in intangible assets	10,534

Less deferred tax liability related to intangible assets	(1,403)

Total reduction in intangible assets, net of deferred tax liability	$9,131

        As a result of the New SAC Transaction and the push down accounting, the Company's results of operations after November 22, 2000, particularly the depreciation and amortization charges, are not necessarily comparable to the results of operations prior to that date. The following summarizes the impact of push down accounting, resulting from the New SAC Transaction, on the Company's financial statements for the periods presented:

  •
  Revenues. Deferred revenues were reduced by $1.3 million and revenues were reduced on a declining basis during the 12 months following the New SAC Transaction. Consequently, revenues were lower by $1.2 million for fiscal 2001 and $128,000 for fiscal 2002, than they would have been had the push down adjustments not occurred. There was no impact during fiscal 2003.

  •
  Depreciation. Long-lived tangible assets were reduced by $4.3 million on November 22, 2000. Consequently, depreciation expense recorded was $1.5 million less for each of fiscal 2001 and 2002 and $775,000 less for fiscal 2003, than would have been recorded had the push down adjustments not occurred.

  •
  Amortization. Additional amortization expense of $3.3 million and $5.6 million for fiscal 2001 and fiscal 2002, respectively, was recorded resulting from the incremental fair value of intangible assets pushed down to the Company's consolidated financial statements on November 22, 2000.

  •
  Elimination of intangible assets, net of deferred taxes. As a result of the application of SFAS 109, the net carrying values of the intangible assets pushed down to Crystal Decisions' consolidated financial statements were reduced to zero at June 28, 2002 by a charge of $9.1 million against additional paid-in capital on the statement of stockholders' equity. Therefore, commencing in the first quarter of fiscal 2003, there was no amortization charged to the Company's statement of operations related to intangible assets.

  •
  In-process research and development. During fiscal 2001, $7.1 million of in-process research and development costs were expensed. There was no similar expense in fiscal 2002 or fiscal 2003.

  Selected Financial Information for Fiscal 2001 Pre- and Post- New SAC Transaction

        Because the statement of operations, cash flows and stockholders' equity reflect the comprehensive revaluation of Crystal Decisions' assets and liabilities from November 22, 2000, the following presents the statement of operations, cash flows and stockholders' equity for the period from July 1, 2000 to November 22, 2000, which represents the activity before the New SAC Transaction ("Pre-New SAC Transaction"), and the period from November 23, 2000 to June 29, 2001, which represents that activity after the New SAC Transaction ("Post-New SAC Transaction").

CRYSTAL DECISIONS, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR ENDED JUNE 29, 2001
(In thousands)

	Pre-New SAC Transaction	Post-New SAC Transaction	Fiscal Year Ended June 29, 2001
Revenues:
Licensing	$34,239	$72,789	$107,028
Maintenance, support and services	23,219	37,475	60,694

Total revenues	57,458	110,264	167,722
Cost of revenues:
Licensing	1,656	4,084	5,740
Maintenance, support and services	17,048	24,712	41,760
Amortization of developed technologies	88	2,962	3,050

Total cost of revenues	18,792	31,758	50,550

Gross profit	38,666	78,506	117,172
Operating expenses:
Sales and marketing	28,111	45,777	73,888
Research and development	11,443	17,793	29,236
General and administrative	5,802	9,663	15,465
Amortization of goodwill and other intangible assets	648	1,375	2,023
Write-off of in-process research and development	—	7,073	7,073
Unusual items	1,851	—	1,851
Restructuring costs	559	14	573

Total operating expenses	48,414	81,695	130,109

Loss from operations	(9,748)	(3,189)	(12,937)
Interest and other income (expense), net	891	1,760	2,651

Loss before income taxes	(8,857)	(1,429)	(10,286)
Provision for (benefit from) income taxes	(3,905)	5,088	1,183

Net loss	$(4,952)	$(6,517)	$(11,469)

CRYSTAL DECISIONS, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE FISCAL YEAR ENDED JUNE 29, 2001
(In thousands)

	Pre-New SAC Transaction	Post-New SAC Transaction	Fiscal Year Ended June 29, 2001
Net cash provided by operating activities	$2,820	$10,217	$13,037
Investing activities
Purchase of property and equipment	(1,901)	(7,693)	(9,594)

Net cash used in investing activities	(1,901)	(7,693)	(9,594)
Financing activities
Issuance of common stock and common stock subject to repurchase	949	634	1,583
Net (repayments to) Seagate Technology	(180)	(4,593)	(4,773)
Payment from Seagate Technology on intercompany revolving loan receivable	—	31,000	31,000

Net cash provided by financing activities	769	27,041	27,810
Effect of foreign exchange rate changes on cash and cash equivalents	(394)	(101)	(495)

Increase in cash and cash equivalents	1,294	29,464	30,758
Cash and cash equivalents at the beginning of the period	3,621	4,915	3,621

Cash and cash equivalents at the end of the period	$4,915	$34,379	$34,379

CRYSTAL DECISIONS, INC.
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE FISCAL YEAR ENDED JUNE 29, 2001
(In thousands, except share data)

	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount				Total
Balance at June 30, 2000	75,002,050	$75	$407,893	$(384,688)	$(167)	$23,113
Components of comprehensive loss:
Foreign currency translation adjustments	—	—	—	—	76	76
Net loss to November 22, 2000	—	—	—	(4,952)	—	(4,952)

Total comprehensive loss	—	—	—	—	—	(4,876)
Issuance of common stock eligible for repurchase	225,000	—	900	—	—	900
Issuance of common stock upon exercise of employee stock options	12,241	—	49	—	—	49
Income tax benefit from Old Seagate stock option exercises	—	—	33	—	—	33
Compensation expense for Old Seagate stock options	—	—	1,851	—	—	1,851

Balance at November 22, 2000	75,239,291	$75	$410,726	$(389,640)	$(91)	$21,070
Elimination of accumulated deficit and other comprehensive loss	—	—	(389,731)	389,640	91	—
Push down adjustments reflecting new bases of net assets	—	—	20,452	—	—	20,452

Adjusted balance at November 22, 2000	75,239,291	$75	$41,447	$—	$—	$41,522
Components of comprehensive loss:
Foreign currency translation adjustments	—	—	—	—	(30)	(30)
Net loss	—	—	—	(6,517)	—	(6,517)

Total comprehensive loss	—	—	—	—	—	(6,547)
Issuance of common stock upon exercise of employee stock options	158,624	—	634	—	—	634

Balance at June 29, 2001	75,397,915	$75	$42,081	$(6,517)	$(30)	$35,609

  VERITAS Merger and Indemnification Agreement

        Immediately following the closing of the transactions under the Stock Purchase Agreement, and under the terms of the agreement and plan of merger and reorganization, VERITAS acquired the remainder of Old Seagate by way of the merger of a wholly owned subsidiary of VERITAS with and into Old Seagate, with Old Seagate becoming a wholly owned subsidiary of VERITAS. At the time of the merger, Old Seagate's assets included a specified amount of cash, an investment in VERITAS, and certain specified investments and liabilities. This transaction is referred to hereafter as the VERITAS merger.

        In connection with the New SAC Transaction, New SAC and its subsidiaries, including Crystal Decisions, entered into an Indemnification Agreement on March 29, 2000 with VERITAS under which the parties agreed to assume and indemnify VERITAS and its affiliates for substantially all liabilities arising in connection with Old Seagate's and Crystal Decisions operating assets and for selected tax liabilities indefinitely. In return, VERITAS, Old Seagate and their affiliates agreed to indemnify New SAC and its consolidated subsidiaries, including Crystal Decisions, for certain liabilities, including all taxes of Old Seagate for which New SAC and its subsidiaries are not obligated to indemnify VERITAS and its affiliates. VERITAS deposited $150 million into an escrow account, of which the full amount remains as of June 27, 2003. This amount may be withdrawn by New SAC to satisfy these liabilities indemnified by VERITAS, including those of Crystal Decisions and its subsidiaries. To the extent that any part of the $150 million is not utilized to satisfy these liabilities, the monies will be paid to the former stockholders of Old Seagate. The terms of the indemnification provide for no limitation to the maximum potential future payments, if any. Accordingly, the maximum potential future payments, if any, cannot be reasonably estimated.

        In July 2002, Crystal Decisions entered into a Reimbursement Agreement with Seagate Technology and its affiliates, which allocates the respective liabilities and obligations of New SAC and its affiliates including the Company, under the Indemnification Agreement. Under the Reimbursement Agreement, if Old Seagate and its affiliates, including Crystal Decisions, became obligated to indemnify VERITAS or Old Seagate under the Indemnification Agreement, Seagate Technology HDD Holdings will be responsible for the first $125 million of tax liabilities. Any amount in excess of the first $125 million will be allocated on a pro rata basis in accordance with the portion of the purchase price allocated to each entity in connection with the New SAC Transaction among Seagate Technology HDD Holdings, Seagate Technology SAN Holdings, Certance Holdings and the Company's direct majority shareholder, Seagate Software (Cayman) Holdings. Except for Seagate Software (Cayman) Holdings, these entities were either directly or indirectly held subsidiaries of Old Seagate. The portion of the purchase price allocated to Seagate Software (Cayman) Holdings in connection with the New SAC Transaction for United States federal income tax purposes was 7.8%. For indemnification obligations other than tax liabilities, the agreement provides that the responsible entity will reimburse any entity that satisfies that obligation on its behalf.

        In connection with the agreement and plan of merger that Crystal Decisions entered into on July 18, 2003 with Business Objects S.A. (see note 19), Crystal Decisions agreed to use its reasonable efforts to obtain from VERITAS a written release from its obligations to indemnify VERITAS for matters arising prior to the New SAC Transaction.

        In addition, on July 18, 2003, New SAC entered into a letter agreement with Crystal Decisions whereby New SAC agreed to reimburse Crystal Decisions for any claims arising prior to March 31, 2006 and related to tax matters under the Reimbursement Agreement or the Indemnification Agreement. The letter agreement will become effective only upon the closing of the proposed acquisition of Crystal Decisions by Business Objects and will not be of any force or effect if the proposed acquisition is not completed.

Note 3.    Summary of Significant Accounting Policies

  Use of Estimates

        The preparation of the consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates are used for, but are not limited to, allowance for doubtful accounts, certain reserves, useful lives for equipment and intangible assets, employee benefits, income taxes and litigation. Actual results could differ materially from those estimates.

  Recognition of Revenues

        The Company derives revenues from the sale of licenses for software products and services such as maintenance, technical support, training and consulting services. Licenses for software products are sold separately or with services as part of a bundled arrangement. Maintenance and technical support contracts are sold with licenses in a bundled arrangement or sold separately as a contract renewal. Training and consulting services are provided as part of a bundled arrangement or sold separately based on a project or time and materials basis.

        For each sales transaction, the Company determines whether evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collection is probable. If any of these criteria are not met, recognition of revenues is deferred until such time as all of the criteria are met.

        In bundled software arrangements that include rights to multiple software products and/or services, the Company recognizes revenues using the residual method as prescribed by the Statement of Position 98-9 "Modification of SOP No. 97-2 Software Revenue Recognition with Respect to Certain Transactions." Under the residual method, revenues are allocated to the undelivered elements based on vendor specific objective evidence of fair value of the undelivered elements and the residual amount of revenues are allocated to the delivered elements. Vendor specific objective evidence of the fair value of maintenance and technical support contracts is based on renewal rates as determined by the prices paid by the Company's customers when maintenance is sold separately. Vendor specific objective evidence of fair value of training and consulting services is based upon daily rates as determined by the prices paid by the Company's customers when these services are sold separately.

        For all bundled arrangements, the Company assesses whether the service elements of the arrangement are essential to the functionality of the other elements of the arrangement. When services are considered essential or the arrangement involves customization or modification of the software, both the license and service revenues under the arrangement are recognized under the percentage of completion method of contract accounting, based on cost of labor inputs. Expected losses, if any, in respect of consulting services are accrued once they become known.

        For those arrangements for which the Company has concluded that the service elements are not essential to the other elements of the arrangement, the Company uses vendor specific objective evidence of fair value for the service elements to account for the arrangement using the residual method, regardless of any separate prices stated within the contract for each element. Revenues allocable to maintenance and technical support contracts are recognized ratably over the term of the respective contracts, which are typically one year. Maintenance contracts include rights to unspecified software product enhancements and upgrades when and as the Company makes them available. Revenues allocable to training and consulting services are recognized as the services are performed.

        For sales to distributors and resellers, revenues are recognized upon product delivery. The Company reserves an amount equal to its estimate of all product subject to rights of return and resale contingencies. Some of the factors that are considered in determining this estimate include historical experience, level of inventory in the distribution channels, nature of the product, fixed or determinable fees and payment terms. The reserve reduces the revenues and the related receivables.

        For sales to OEMs, revenues are recognized when the OEM reports sales that have occurred to an end user customer, provided that collection is probable. Some OEM arrangements include the payment of an upfront arrangement fee which is deferred and recognized either ratably over the contractual period or when the OEM reports sales that have occurred to an end user customer, in accordance with the contractual terms. If the Company determines, through royalty audits or other means, that an OEM did not report revenues accurately, the Company attempts to reconcile the discrepancies and, if appropriate, records additional revenues upon resolution.

        Deferred revenues represent amounts under license and service arrangements for which the earnings process has not been completed. These amounts relate primarily to provision of maintenance and technical support services with future deliverables and arrangements where specified customer acceptance has not yet occurred. Deferred revenues classified as long-term in nature represent revenues that will not be realized for more than 12 months after the date of the consolidated balance sheet.

        Effective on the adoption of Emerging Issues Task Force ("EITF") Issue No. 01-14, "Income Statement Characterization of Reimbursements Received for "Out-of-Pocket" Expense Incurred" ("EITF 01-14"), by the Company on December 29, 2001, the Company began to record out-of-pocket expense reimbursements as revenues versus a reduction of costs of revenues incurred. Comparative consolidated statements of operations have been reclassified. The adoption of EITF 01-14 has not affected net income (loss) in any past or current period.

  Foreign Currency Translation

        The functional currency of the Company and its subsidiaries is determined in accordance with SFAS No. 52, "Foreign Currency Translation" ("SFAS 52"). The Company's reporting currency is the U.S. dollar. Historically, the functional currency of a majority of our foreign subsidiaries' was their local currency and, at the end of every period, their financial statements were translated to the U.S. dollar at the rates of exchange in effect at the end of the period with the resulting translation adjustments recorded directly to accumulated comprehensive income (loss), a separate component of stockholders' equity. Revenues and expenses were translated at the weighted average monthly rates for the period with any transaction gains or losses reflected in net income (loss). Effective March 29, 2003, the Company changed the functional currency of the remainder of its foreign subsidiaries from their respective local currency to the U.S. dollar due to their integration into the Company's U.S. operation. Accordingly, with the U.S. dollar as the functional currency for the subsidiaries, foreign currency monetary assets and liabilities are remeasured at the U.S. dollar at end-of-period exchange rates with non-monetary assets and liabilities remeasured at historical exchange rates. Revenue and expenses are remeasured at average exchange rates in effect during each period, except for those expenses related to non-monetary assets and liabilities, which are remeasured at historical exchange rates. Gains or losses from foreign currency remeasurement are included in net income or loss. The foreign exchange loss recorded in income for fiscal 2003 was $503,000.

        Due to the number of currencies involved, the constant change in currency exposures, and the substantial volatility of currency exchange rates, the effect of exchange rate fluctuations upon future operating results could be significant. As of June 27, 2003, the Company had begun implementing hedging transactions to cover certain currency and translation exposures.

  Comprehensive Income (Loss)

        Accumulated other comprehensive income (loss) is comprised of foreign currency translation gains and losses and unrealized gains and losses on derivative financial instruments qualifying for cash flow hedging relationships. Crystal Decisions has reported the components of comprehensive income (loss) on the consolidated statements of stockholders' equity.

  Cash and Cash Equivalents, Short-Term Investments, Long-Term Investments and Restricted Cash

        Cash equivalents consist of cash deposited with banks and highly liquid, high quality debt securities with original maturities of 90 days or less at the time of purchase. Investments with maturity dates greater than 90 days but less than one year at the time of purchase are classified as short-term investments. Investments with maturity dates of greater than one year at the time of purchase are classified as long-term investments. In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and based on the Company's intention to have the marketable securities available to support its current operations, the Company classifies all marketable securities as available-for-sale. All investments are carried at amortized cost, which approximates fair market value. Restricted cash consists of amounts held on deposit that are required as collateral under an overdraft credit facility.

  Derivative Financial Instruments

        The Company accounts for derivatives in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133, as amended, requires companies to recognize all derivative instruments as either assets or liabilities in the statement of financial position at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether the derivative has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation.

        The Company enters into forward exchange contracts to hedge forecasted Canadian dollar payroll costs against U.S. and Canadian currency fluctuations. The purpose of the Company's foreign currency hedging activities is to protect the Company from the risk that the eventual dollar cash flows resulting from Canadian dollar expenses will be adversely affected by changes in the exchange rates. The Company designates its foreign exchange forward contracts as cash flow hedges. These contracts generally expire within one year.

        For foreign currency forward contracts designated as cash flow hedges, hedge effectiveness is measured based on changes in the fair value of the contract attributable to changes in the forward exchange rate. Changes in the expected future cash flows on the forecasted transaction and changes in the fair value of the forward contract are both measured from the contract rate to the current forward exchange rate associated with the forward contract's maturity date.

        To receive hedge accounting treatment, cash flow hedges must be highly effective in achieving offsetting changes to expected future cash flows on hedged transactions. For derivative instruments that are designated and qualify as cash flow hedges, the net gain or loss resulting from the effective portion of the change in fair value of the instrument is reported as a component of other comprehensive income in stockholder's equity and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings and in the same line items as payroll costs. The ineffective portion of the change in fair value is recognized in current earnings as a component of other income (loss). When a cash flow hedge is terminated because it is probable that the forecasted transaction is no longer likely to occur within the specified time period, the gain or loss recorded in other comprehensive income related to this transaction is reclassified to earnings. When a cash flow hedge is terminated because the hedging instrument is settled the gain or loss recorded in other comprehensive income remains until the forecasted transaction occurs.

        Beginning in May 2003, the Company began hedging the exposure of the foreign currency exchange risk on forecasted Canadian payroll costs. During fiscal 2003, all hedges were effective. As a result, no gains or losses related to hedge ineffectiveness were included in earnings during fiscal 2003. As of June 27, 2003, a forward contract asset of approximately $75,000 existed and was classified as part of prepaid and other current assets. A forward contract liability of approximately $95,000 existed and was classified as part of accrued expenses. For fiscal 2003, the Company recognized a net loss of approximately $20,000 related to these forecasted transactions, which was included in accumulated other comprehensive income. There was no transition adjustment related to the implementation of SFAS 133 during fiscal 2003 and no beginning balance in accumulated other comprehensive income as a result of hedged transactions. The net amount of loss that was reclassified into payroll costs during fiscal 2003 was $174,000.

        As of June 27, 2003, the Company held Canadian dollar foreign exchange forward contracts with a notional amount of $27.4 million. The forward contracts have semi-monthly maturities from July 15, 2003 through January 2, 2004, coinciding with Canadian payroll periods. Subsequent to June 27, 2003, the Company entered into additional Canadian dollar forward exchange contracts with a notional amount of $26.5 million. These forward contracts have semi-monthly maturities from January 15, 2004 to July 2, 2004.

  Concentration of Credit Risk

        Financial instruments that potentially subject the Company to credit risk consist primarily of cash, available-for-sale investments and accounts receivable. Crystal Decisions places its cash and available-for-sale investments with high credit quality financial institutions. The Company invests its excess cash primarily in money market funds, commercial paper, U.S. government and government sponsored securities and other debt securities.

        The Company sells its products to many companies in various industries throughout the world, with the majority of receivables from companies located in North America. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. The Company bases its estimated losses on historical experience including bad debt write-offs, specific identification of probable bad debts based on collection efforts, aging of accounts receivable and other factors. Historically, such losses have been within management's expectations. The Company generally requires no collateral from its customers. At June 28, 2002 and June 27, 2003, respectively, receivables due from Ingram Micro, Inc. ("Ingram Micro"), a distributor, were approximately 7% and 6% of the Company's accounts receivable balance before allowances and reserves.

  Inventories

        Inventories are stated at the lower of cost (first in, first out method) or market and consist primarily of materials used in software products, related supplies and packaging materials. There were no revaluations of inventory to the lower of cost or market during fiscal 2001, fiscal 2002 or fiscal 2003.

  Property and Equipment

        Equipment and leasehold improvements are stated at cost less accumulated depreciation. Equipment is depreciated using the straight-line method over the estimated useful lives of the assets ranging from two to four years. Leasehold improvements are depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the remaining terms of the lease. Where assets are fully depreciated and are no longer in use, the fully depreciated cost and related accumulated amortization is written off.

  Goodwill and Other Intangible Assets

        As described in note 2, all intangible assets at June 28, 2002 were revalued and reduced to zero by a charge to additional paid-in capital. Prior to June 28, 2002, amortization of goodwill and purchased intangible assets was provided on a straight line basis over the respective useful lives of the assets, which ranged from three to five years.

  Impairment of Long-Lived Assets

        In October 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). Crystal Decisions adopted SFAS 144 effective June 29, 2002. SFAS 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 144 retains the requirements of SFAS 121 to (a) recognize an impairment loss if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and (b) measure an impairment loss as the difference between the carrying amount and the fair value of the asset. The adoption of SFAS 144 had no impact on the Company's financial position or results of operations because there were no impaired long-lived assets as of the date of adoption. There were no long-lived assets that were considered to be impaired during the periods presented.

  Developed Technologies

        Crystal Decisions applies SFAS 86 "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed" ("SFAS 86") to software technologies developed internally, acquired in business acquisitions or purchased. SFAS 86 requires the capitalization of certain internal development costs once technological feasibility is established, which generally occurs upon the completion of a working model. Internal development costs incurred prior to the establishment of technical feasibility are expensed as incurred and are included as research and development expense. As the time period between the completion of a working model and the general availability of software has been short, costs qualifying for capitalization were insignificant. Accordingly, there were no capitalized software development costs at June 28, 2002 or June 27, 2003.

        As described in note 2, all purchased developed technologies at June 28, 2002 were revalued and reduced to zero by a charge to additional paid-in capital. Purchased developed technologies were amortized based on a straight-line basis over the estimated useful life (three to four years). The recoverability of the carrying value of purchased developed technologies was reviewed periodically. The carrying value of purchased developed technologies was compared to the estimated future gross revenues from that product including maintenance revenues and customer support revenues reduced by the estimated future costs of completing and disposing of that product, including the costs of performing maintenance and customer support (net undiscounted cash flows) and to the extent that the carrying value exceeded the net undiscounted cash flows, the difference is written off.

  Advertising Expense

        Advertising costs are expensed as incurred. Advertising costs totaled $13.1 million, $12.1 million and $12.3 million for fiscal 2001, fiscal 2002 and fiscal 2003, respectively.

  Shipping and Handling

        Shipping and handling costs for all software delivered to customers for new licenses and upgrades of existing licenses are included in cost of licensing revenues.

  Stock-Based Compensation

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123" ("SFAS 148"). This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based compensation under SFAS 123. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 and Accounting Principles Board Opinion No. 28, "Interim Financial Reporting" ("APB 28") to require prominent disclosure of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income (loss) and net income (loss) per share in annual and interim financial statements.

        At June 27, 2003, the Company had two approved stock-based employee compensation plans, which are described in note 13. Crystal Decisions measures compensation expense for its 1999 Stock Option Plan using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations.

        The following table provides the required pro forma disclosures of the effect on net income (loss) and net income (loss) per share as if the fair value-based method had been applied in measuring compensation expense (in thousands, except per share amounts):

	Fiscal Years Ended
	June 29, 2001	June 28, 2002	June 27, 2003
Net income (loss)—as reported	$(11,469)	$12,955	$33,455
Add: Stock-based employee compensation expense included in reported net income, net of tax	—	—	41
Deduct: Stock-based employee compensation expense determined under the fair value based method for all awards, net of tax	(7,184)	(6,691)	(8,448)

Net income (loss)—pro forma	$(18,653)	$6,264	$25,048

Net income (loss) per share—as reported
Basic	$(0.15)	$0.17	$0.44

Diluted	$(0.15)	$0.17	$0.42

Net income (loss) per share—pro forma
Basic	$(0.25)	$0.08	$0.33

Diluted	$(0.25)	$0.08	$0.31

        Aside from a one-time charge of approximately $41,000 in connection with certain stock options issued to employees in England, no stock-based employee compensation cost was reflected in net income for the periods presented as all other stock options granted under the 1999 Stock Option Plan and 2000 Stock Option Plan (the "Plans") had an exercise price equal to the market value of the underlying common stock at the date of grant. During fiscal 2001, the reported net loss included $1.9 million related to compensation expense for Old Seagate stock options on the sale of Old Seagate (note 9).

        The pro forma effects of applying SFAS 123 for the periods presented are not likely to be representative of the pro forma effects of future periods as the stock options usually vest over a period of four years, no stock options were issued under the Plans prior to November 1999, the number of stock options awarded varies from one period to another and the Black-Scholes fair value of each award depends on the assumptions at the grant date.

        See note 13 for discussion of the assumptions used in the Black-Scholes option pricing model and the resulting estimated fair value of employee stock options.

  Income Taxes

        The Company is subject to income taxes in both the United States and numerous foreign jurisdictions and the use of estimates is required in determining the Company's provision for income taxes. The Company accounts for its income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 prescribes the liability method. Under this method deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities, and are measured using the enacted statutory tax rates that will be in effect for the year in which the differences are expected to reverse. The Company records a valuation allowance to reduce its deferred tax assets when uncertainty regarding their realizability exists. Although the Company believes its tax estimates are reasonable, the ultimate tax determination involves significant judgment that could be subject to audit by tax authorities in the ordinary course of business.

  Net Income (Loss) Per Share

        Under the provisions of SFAS No. 128, "Earnings per share", basic net income (loss) per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of shares of common stock outstanding and dilutive common stock equivalents outstanding during the period using the treasury stock method. The incremental shares included as common stock equivalents result from the weighted average fair market values of stock options being in excess of the exercise prices for the stock options outstanding. Potential dilutive securities are excluded from the computation of diluted net income (loss) per share where their inclusion would not be dilutive.

  Guarantor's Accounting for Guarantees

        The Company from time to time enters into certain types of contracts that contingently require the Company to indemnify parties against third party claims. These contracts primarily relate to: (i) certain agreements with the Company's officers and directors, under which the Company may be required to indemnify such persons for liabilities arising out of their duties to the Company; (ii) the pledge of certain assets and shares in connection with the Revolving Line agreement with Comerica described in note 14; (iii) certain real estate leases, under which the Company may be required to indemnify property owners for environmental and other liabilities, and other claims arising from the Company's use of the applicable premises; and (iv) agreements under which the Company indemnifies customers and partners for claims arising from intellectual property infringement. In addition, as described in note 2, Crystal Decisions entered into certain indemnification and reimbursement agreements related to the New SAC Transaction.

        Because the obligated amounts of these types of agreements often are not explicitly stated, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, the Company has not been obligated to make significant payments for these obligations, there is no pending litigation or claims related to these obligations, and no liabilities have been recorded for these obligations on the balance sheet as of June 27, 2003.

        The Company warrants that its software products will operate substantially in conformity with product documentation and that the physical media will be free from defect. The specific terms and conditions of the warranties vary depending upon the type of agreement and the product sold, ranging from 30 to 90 days. The Company provides for the costs of warranty when specific problems are identified. The Company has not experienced any significant warranty claims to date and no liabilities related to warranty costs were recorded on the balance sheet as of June 27, 2003.

Note 4. Cash, Cash Equivalents, Short-Term and Long-Term Investments

        The Company's cash, cash equivalents, short-term and long-term investments are summarized in the table below. Crystal Decisions classifies its investments in debt securities as available-for-sale and records these investments at the amortized cost, which approximates their fair value. Gains and losses on available-for-sale securities held at June 28, 2002 and June 27, 2003 and gross realized gains or losses on sales of available-for-sale securities during fiscal 2002 and fiscal 2003 were not significant.

	June 28, 2002	June 27, 2003
	(in thousands)
Cash	$2,945	$9,852
Cash equivalents:
Money market funds	38,537	73,127
Commercial paper	22,957	16,844
Other debt securities	7,012	—

Total cash equivalents	68,506	89,971

Total cash and cash equivalents	71,451	99,823

Short-term investments:
Commercial paper	—	1,878
U.S. government and government sponsored securities	—	3,002

Total short-term investments	—	4,880

Long-term investments:
U.S. government and government sponsored securities	—	3,215

Total long-term investments	—	3,215

Total cash, cash equivalents, short-term and long-term investments	$71,451	$107,918

        The above figures as of June 27, 2003 did not include $2.0 million of restricted cash on deposit with The Bank of Nova Scotia (note 5). Under the Revolving Loan Agreement with Comerica described in note 14, the Company is required to maintain $10.0 million of its investments with Comerica or its affiliates. The balances at Comerica are included in "Cash Equivalents" above.

Note 5. Restricted Cash

        On September 26, 2002, the Company placed $2.0 million on deposit with The Bank of Nova Scotia as a general hypothecation to an overdraft credit facility. The monies held and the interest earned thereon were classified as restricted cash as of June 27, 2003. The overdraft credit facility provides up to Canadian $2.0 million credit for certain overdrafts plus a foreign exchange forward trading line supporting notional contracts of between $4.0 million and $6.0 million. At June 27, 2003, there was no balance outstanding under this overdraft credit facility and foreign exchange forward trading line.

Note 6. Property and Equipment

        Property and equipment consisted of the following (in thousands):

	June 28, 2002	June 27, 2003
	(in thousands)
Equipment	$18,766	$32,853
Leasehold improvements	4,142	6,643

	22,908	39,496
Less accumulated depreciation	(7,007)	(14,679)

Total property and equipment	$15,901	$24,817

        During the fiscal 2003, fully depreciated assets were written off resulting in a reduction of both cost and accumulated depreciation of $2.2 million.

        Depreciation and amortization expense on property and equipment was $4.4 million, $5.2 million and $9.1 million for fiscal 2001, fiscal 2002 and fiscal 2003, respectively. Depreciation and amortization expense was $2.2 million for the five-month period ended November 22, 2000 and $2.2 million for the period from November 23, 2000 to June 29, 2001.

Note 7. Intangible Assets

        Intangible assets consisted of the following (in thousands):

	June 28, 2002	June 27, 2003
	(in thousands)
Developed technologies	$15,234	$—
Assembled workforce	7,073	—

Total intangible assets	22,307	—
Accumulated amortization	(11,773)	—

Reduction in the net carrying values of intangible assets pursuant to the application of SFAS 109 (note 2)	$(10,534)	$—

	$—	$—

        As described in note 2, Crystal Decisions revalued its intangible assets as a result of the New SAC Transaction. Commencing on November 23, 2000, these intangible assets were amortized on a straight-line basis over their estimated useful lives (three years). Amortization on these intangible assets was $4.3 million and $7.4 million, respectively, for the period from November 23, 2000 to June 29, 2001 and for fiscal 2002.

        In July 2001, the FASB issued SFAS No. 141 "Business Combinations" ("SFAS 141") and SFAS No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). Crystal Decisions adopted SFAS 141 effective July 1, 2001 and SFAS 142 effective June 29, 2002. Under SFAS 142, goodwill and indefinite life intangible assets are no longer amortized but are reviewed for impairment annually or more frequently if impairment indicators arise. Certain intangible assets, such as assembled workforce, are no longer considered intangible assets under SFAS 142 and would instead be classified as goodwill.

Separate intangible assets that are deemed to have definite lives continue to be amortized over their estimated useful lives. There was no goodwill or remaining definite or indefinite life intangible assets on the consolidated balance sheet as of June 28, 2002 or June 27, 2003.

        Had the Company been accounting for its intangible assets under SFAS 142 for all periods presented, the Company's net income (loss) and net income (loss) per share would have been as follows (in thousands, except per share amounts):

	Fiscal Years Ended
	June 29, 2001	June 28, 2002	June 27, 2003
Reported net income	$(11,469)	$12,955	$33,455
Add back assembled workforce amortization, net of tax	1,357	2,285	—
Add back goodwill and indefinite life intangible asset amortization, net of tax	556	—	—

Adjusted net income	$(9,556)	$15,240	$33,455

Reported net income per share—basic	$(0.15)	$0.17	$0.44
Add back assembled workforce amortization, net of tax	0.02	0.03	—
Add back goodwill and indefinite life intangible asset amortization, net of tax	—	—	—

Adjusted net income per share—basic	$(0.13)	$0.20	$0.44

Reported net income per share—diluted	$(0.15)	$0.17	$0.42
Add back assembled workforce amortization, net of tax	0.02	0.03	—
Add back goodwill and indefinite life intangible asset amortization, net of tax	—	—	—

Adjusted net income per share—diluted	$(0.13)	$0.20	$0.42

        The balances amortized to November 22, 2000 related to goodwill and intangible assets, including assembled workforce and trademarks, related to the June 1999 Old Seagate exchange offer and the October 1999 Old Seagate exchange of shares. The amortization expense related to these assets was $648,000 for the period from July 1, 2000 to November 22, 2000.

Note 8. Related Party Transactions

  Transactions with Old Seagate and Seagate Technology

        In December 2000, Crystal Decisions signed a software license agreement (the "License Agreement") with Old Seagate, whose obligations were assigned to Seagate Technology. Under the terms of the License Agreement, Crystal Decisions granted Seagate Technology a nonexclusive, non-transferable, perpetual license to use certain business intelligence products and receive related maintenance and support services for one year. The total value of the License Agreement was $1.6 million. The License Agreement was priced at an approximate 50% discount to Crystal Decisions' established list price. During fiscal 2001 and fiscal 2002, respectively, Crystal Decisions recognized approximately $1.5 million and $151,000 of revenues from the License Agreement. The License

Agreement also provided for consulting revenues of which Crystal Decisions earned $327,000 and $30,000 in fiscal 2001 and fiscal 2002, respectively (adjusted for the application of EITF 01-14).

        The maintenance and support services related to the License Agreement were renewed for one year during the three months ended December 28, 2001 and for an additional year in the three months ended March 28, 2003. Revenues from the maintenance and support services are being recognized ratably over the term of the contract, which is one year. Crystal Decisions recognized maintenance and support revenues from Seagate Technology of $282,000 in fiscal 2002 and $455,000 in fiscal 2003.

        Historically, Old Seagate provided substantial administrative and financial services to Crystal Decisions under a General Services Agreement dated June 28, 1997. During fiscal 2001, the General Services Agreement was replaced by the following agreements between Crystal Decisions and Seagate Technology and its affiliates: a Corporate Services Agreement, a Payroll Services Agreement and a Management Services Agreement under substantially the same terms as the General Services Agreement with Old Seagate. The term of the new agreements are each three years with successive renewal periods of one year. Seagate Technology provides various services as requested by Crystal Decisions for which it charges Crystal Decisions through corporate expense allocations. The amount of corporate expense charges depends upon the total amount of allocable costs incurred by Seagate Technology on behalf of Crystal Decisions less amounts charged as a specific cost or expense rather than by allocation. Such costs have been proportionately allocated to Crystal Decisions based on detailed inquiries and estimates of time incurred by Seagate Technology's corporate general and administrative departmental managers. Crystal Decisions' management believes that the allocation methods applied to the costs provided under the agreements in place are reasonable. Seagate Technology has charged Crystal Decisions the fair market value of these services and thus no material additional costs would have been incurred had Crystal Decisions obtained these services from a third party.

        Amounts charged to Crystal Decisions' general and administrative expense were $1.2 million, $865,000 and $348,000 for fiscal 2001, fiscal 2002 and fiscal 2003, respectively. Commencing November 23, 2000 up to and including the three months ended December 27, 2002, these balances included a quarterly charge of $25,000 for consulting and advisory fees under an annual monitoring agreement that were paid on Crystal Decisions' behalf by Seagate Technology to certain New SAC investors. In December 2002, Seagate Technology discontinued the annual monitoring agreement. In settlement for the remaining term of the agreement, Crystal Decisions paid $625,000, which was included in general and administrative expense on the statement of operations for the three months ended December 27, 2002. Management believes Seagate Technology charged Crystal Decisions the fair market value of these services and thus no material additional costs would have been incurred had Crystal Decisions obtained these services from a third party.

        Until October 22, 2000, certain employees of Crystal Decisions also participated in the Old Seagate Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan permitted eligible employees who had completed thirty days of employment prior to the inception of the offering period to purchase common stock of Old Seagate through payroll deductions at the lower of 85% of the fair market value of the common stock at the beginning or at the end of each six-month offering period. Under the Purchase Plan, Crystal Decisions employees purchased 24,181 shares of Old Seagate common stock in fiscal 2001. The Company did not make matching payments for such employee stock purchases. The Purchase Plan terminated prior to the closing of the New SAC Transaction.

        As of June 28, 2002 and June 27, 2003, there were no amounts outstanding from Seagate Technology included in accounts receivable. As of June 28, 2002 and June 27, 2003, respectively, there were approximately $1.3 million and $195,000 due to Seagate Technology included in accounts payable.

  Transactions with VERITAS

        VERITAS and a subsidiary of VERITAS Software Corporation entered into a three-year cross license and original equipment manufacturer agreement with Crystal Decisions, Corp., a wholly owned subsidiary, on May 28, 1999. Two members of the Company's board of directors were also members of the board of directors of VERITAS at that time. The cross license agreement provided for the licensing of certain products between the parties. The Company recognized no revenues from VERITAS in fiscal 2001, fiscal 2002 or fiscal 2003.

        On June 21, 2002, the cross license agreement was terminated and the Company entered into two software license and services agreements with VERITAS Software Global Corporation. Two members of the Company's board of directors were also members of the board of directors of VERITAS at that time. Under one of the agreements, VERITAS granted the Company a perpetual, irrevocable, non-exclusive, non-transferable worldwide license to use given products in specified amounts, solely in support of the Company's internal business operations. The software license agreement provided for the purchase of annual maintenance and support, which was calculated as a percentage of the actual list price of the licensed software. In July 2002, the Company recorded approximately $622,000 as a prepaid expense related to the annual maintenance and support contract, which was expensed ratably in fiscal 2003. In July 2003, the maintenance agreement was renewed for selected products of the software and the Company recorded approximately $111,000 as a prepaid expense, which is being expensed ratably in fiscal 2004. In a separate agreement, the Company granted VERITAS a perpetual software license to use given products in specified amounts and 18 months of maintenance and support services for no consideration. The fair value of the license and maintenance and support services was approximately $126,000. The Company has not recognized any revenues under this agreement.

        See also notes 2, 9, 11, 14, 15, 17 and 19 for other related party transactions.

Note 9. Unusual Items

  Compensation Expense for Seagate Technology Stock Options on Sale of Seagate Technology

        On November 22, 2000, the date of the closing of the New SAC Transaction, vesting of Seagate Technology options were accelerated and each share was net exercised for merger consideration of 0.4465 shares of VERITAS common stock and $8.55 cash per share of Seagate Technology. The accelerated vesting and net exercise of these options resulted in compensation expense to Old Seagate. At November 22, 2000, options to purchase 51,500 shares of Old Seagate common stock were held by certain Crystal Decisions' employees. As a result, the Company recorded approximately $1.9 million of non-cash compensation expense attributable to its employees as a capital contribution from Old Seagate. The compensation expense was recorded as an unusual item in the consolidated statement of operations for fiscal 2001.

Note 10. Restructuring Costs

        During fiscal 2001, Crystal Decisions incurred $573,000 of restructuring charges. The charges related to the closure of eight offices in Europe and were part of a restructuring plan announced in September 2000 to consolidate the European sales organization into fewer locations. The charges were primarily comprised of costs related to the termination of office leases and other related closure costs, as well as severance and benefits due to nine sales and marketing employees who were terminated in September 2000. At June 28, 2002 and June 27, 2003, no amounts remained outstanding.

Note 11. Income Taxes

        Net income (loss) before provision for income taxes consisted of the following (in thousands):

	Fiscal Years Ended
	June 29, 2001	June 28, 2002	June 27, 2003
U.S.	$(12,110)	$4,837	$24,843
Foreign:
Canada	331	10,952	7,625
Ireland	—	—	12,198
Other	1,493	466	1,980

Net income (loss) before provision for income taxes	$(10,286)	$16,255	$46,646

        The provision for income taxes consisted of the following (in thousands):

	Fiscal Years Ended
	June 29, 2001	June 28, 2002	June 27, 2003
Current tax expense (benefit):
U.S. Federal	$(1,418)	$803	$13,890
U.S. State	(1,056)	97	1,678
Foreign	2,128	4,714	7,462

Total current tax expense (benefit)	(346)	5,614	23,030

Deferred tax expense (benefit)
U.S. Federal	—	—	(8,224)
U.S. State	—	—	(994)
Foreign	1,529	(2,314)	(621)

Total deferred tax expense (benefit)	1,529	(2,314)	(9,839)

Provision for income taxes	$1,183	$3,300	$13,191

        Undistributed earnings of the Company's foreign subsidiaries are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes was provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for applicable foreign tax credits) and withholding taxes payable as imposed by the tax authorities of those foreign countries.

        The Company is subject to income taxes in both the United States and numerous foreign jurisdictions and the use of estimates are required in determining the Company's worldwide provision for income taxes. Although the Company believes its tax estimates are reasonable, the ultimate tax determination involves significant judgment that could be subject to audit by tax authorities in the ordinary course of business.

        A reconciliation of income taxes computed at the U.S. statutory rate to the provision for income taxes is as follows (in thousands):

	Fiscal Years Ended
	June 29, 2001	June 28, 2002	June 27, 2003
Income tax provision for (benefit from) computed at the U.S. statutory rate of 35%	$(3,600)	$5,689	$16,326
State income taxes (benefits), net	(435)	141	1,973
Tax differential related to foreign operations	2,942	(2,117)	(1,167)
Write-off of in-process research and development	693	—	—
Reinstatement of net operating losses	—	(53,492)	—
Valuation allowance	1,913	53,324	(5,094)
Other	(330)	(245)	1,153

	$1,183	$3,300	$13,191

        Prior to the close of the New SAC Transaction, Crystal Decisions was included in the consolidated federal and certain combined and consolidated foreign and state income tax returns of Old Seagate. Old Seagate and Crystal Decisions had entered into a tax sharing agreement (the "Tax Allocation Agreement") pursuant to which Crystal Decisions computed hypothetical taxes as if Crystal Decisions was not joined in the combined or consolidated returns with Old Seagate. Crystal Decisions paid Old Seagate the positive amount of any such hypothetical taxes. If the hypothetical taxes showed entitlement to refunds, including any refunds attributable to a carryback, then Old Seagate would pay Crystal Decisions the amount of such refunds. In prior periods, Crystal Decisions generated substantial cash payments from the Company's tax losses utilized by Old Seagate, which were used to reduce the obligation under the revolving loan agreement ("Revolving Loan Agreement") (note 14). As of the end of fiscal 2001 $4.0 million of intercompany tax related balances due to Crystal Decisions from Old Seagate were offset against amounts due to Old Seagate under the Revolving Loan Agreement. On November 22, 2000, the Tax Allocation Agreement was terminated.

        Until October 22, 2000, certain employees of Crystal Decisions participated in the Old Seagate Employee Stock Purchase Plan. During fiscal 2001, $33,000 of income tax benefits relating to the exercise of stock options under this plan by the Company's employees were credited to additional paid-in capital. The offsetting entry increased amounts due to Old Seagate pursuant to the Tax Allocation Agreement.

        On November 23, 2000, the Company entered into a state tax allocation agreement with several New SAC affiliates. The computation of taxes was similar to that under the Tax Allocation Agreement. Effective June 30, 2001 the state tax allocation agreement ceased to apply. As of June 27, 2003, there were no tax-related receivables due to Crystal Decisions from certain New SAC affiliates.

        During fiscal 2002, the Company's Canadian subsidiary transferred intellectual property to another foreign subsidiary. The transaction resulted in current taxes of $3.4 million, which were classified as assets on the consolidated balance sheet and are being amortized over the life of the transferred asset, which the Company has determined to be two years. As of June 27, 2003, $1.7 million of the asset remained on the consolidated balance sheet in "Prepaid and other current assets." As of June 28, 2002, $1.7 million was classified in "Prepaid and other current assets" and $1.7 million was classified in "Other non-current assets."

        Deferred income taxes reflect the net tax effects of loss carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of Crystal Decisions' deferred tax assets and liabilities consisted of the following (in thousands):

	June 28, 2002	June 27, 2003
Deferred tax assets
U.S. net operating loss carryforwards	$56,170	$42,017
Foreign net operating loss carryforwards	1,440	3,684
Accrued expenses and reserves	3,849	7,349
Excess of tax bases over book bases of assets	6,779	6,531
Other	691	1,383

Total deferred tax assets	68,929	60,964
Valuation allowance	(68,929)	(49,683)

Net deferred tax assets	—	11,281

Deferred tax liabilities
Excess of book bases over tax bases of assets	583	1,284

Total deferred tax liabilities	583	1,284

Total deferred tax assets (liabilities)	$(583)	$9,997

        Net deferred tax assets were comprised of $10.2 million of current deferred tax assets and $1.1 million of long-term deferred tax assets as of June 27, 2003.

        During fiscal 2003, the Company reduced its valuation allowance against deferred tax assets to reflect the amount of the future tax benefit that is more likely than not to be realized. A valuation allowance continues to be provided against those deferred tax assets for which there is uncertainty of future realization.

        The Company had foreign net operating losses of approximately $12.3 million at June 27, 2003, which may be used to offset future foreign taxable income. The $12.3 million of net operating losses, except as may be provided in the applicable tax laws, may be carried forward into the future indefinitely.

Note 12. Net Income (Loss) Per Share

        Below is a reconciliation of the numerator and denominator used to calculate net income (loss) per share (in thousands, except per share data):

	Fiscal Years Ended
	June 29, 2001	June 28, 2002	June 27, 2003
Basic net income (loss) per share computation:
Numerator:
Net income (loss)	$(11,469)	$12,955	$33,455

Denominator:
Weighted average number of common shares outstanding	75,253	75,601	75,978

Basic net income (loss) per share	$(0.15)	$0.17	$0.44

Diluted net income (loss) per share computation:
Numerator:
Net income (loss)	$(11,469)	$12,955	$33,455

Denominator:
Weighted average number of common shares outstanding	75,253	75,601	75,978
Dilutive effect of stock options under the treasury stock method	—	1,205	4,339

Weighted average number of common shares outstanding on a diluted basis	75,253	76,806	80,317

Diluted net income (loss) per share	$(0.15)	$0.17	$0.42

        The number of anti-dilutive stock options excluded from the net income calculation was 949,850 for fiscal 2002 and 565,978 for fiscal 2003.

Note 13. Stockholders' Equity

        As at June 27, 2003, Crystal Decisions' authorized capital stock consisted of 150,000,000 shares of common stock at $0.001 par value per share. No dividends have been declared or paid to date by Crystal Decisions.

  1999 and 2000 Stock Option Plans

        The Crystal Decisions 1999 and 2000 Stock Option Plans (the "Crystal Decisions Plans") provide for the issuance of incentive and nonstatutory stock options to employees, directors and consultants of Crystal Decisions, New SAC and subsidiaries of the consolidated group.

  1999 Stock Option Plan

        Crystal Decisions reserved 22,500,000 shares under the 1999 Stock Option Plan. Options granted under this plan are generally granted at fair market value, expire 10 years from the date of the grant and vest over 48 months, with the shares subject to the option vesting as to 25% on the first anniversary of the vesting commencement date and as to 1/48th of the option per month thereafter. As of June 29, 2001, June 28, 2002 and June 27, 2003 respectively, 10,680,856, 13,391,242 and 17,725,377 options were outstanding under the 1999 stock option plan and 11,422,229, 8,245,862 and 3,684,042 options remained available for grant.

  2000 Stock Option Plan

        Crystal Decisions reserved 200,000 shares under the 2000 Stock Option Plan. Options granted under this plan were granted at fair market value, expire 10 years from the date of grant and become fully vested and exercisable immediately prior to a merger or asset sale, other than the New SAC Transaction, or on the date an initial public offering of Crystal Decisions' common stock is declared effective by the Securities and Exchange Commission. A dividend will be recorded upon the vesting of these options at fair value under SFAS 123. All of the options under this plan were granted to employees of Seagate Technology before the New SAC Transaction. As of June 29, 2001 and June 28, 2002, respectively, 106,450 options were outstanding under the 2000 stock option plan and 93,550 options remained available for grant. As of June 27, 2003, 103,450 options were outstanding under the 2000 stock option plan and 96,550 options remained available for grant.

        Following is a summary of stock option activity of Crystal Decisions' Plans:

		Options Outstanding
	Shares Available for Grant	Number of Common Shares Issuable	Weighted Average Exercise Price
Balance at June 30, 2000	13,910,621	8,788,329	$4.00

Granted	(3,305,615)	3,305,615	4.00
Exercised	—	(395,865)	4.00
Cancelled	910,773	(910,773)	4.00

Balance at June 29, 2001	11,515,779	10,787,306	4.00

Granted	(3,820,338)	3,820,338	4.49
Exercised	—	(466,231)	4.00
Cancelled	643,721	(643,721)	4.07
Repurchased	250	—	4.00

Balance at June 28, 2002	8,339,412	13,497,692	$4.14

Granted	(5,614,225)	5,614,225	5.79
Exercised	—	(227,685)	4.03
Cancelled	1,055,405	(1,055,405)	4.77

Balance at June 27, 2003	3,780,592	17,828,827	$4.62

        The following table summarizes the status of the Company's stock options outstanding and exercisable at June 27, 2003:

Options Outstanding				Exercisable Options
Exercise Price	Number of Shares	Weighted Average Remaining Contractual Life (In Years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$4.00	9,609,674	6.8	$4.00	7,940,671	$4.00
4.25	2,260,792	8.3	4.25	952,762	4.25
5.00	243,309	8.5	5.00	97,049	5.00
5.50	4,655,687	9.4	5.50	127,168	5.50
6.00	493,387	9.2	6.00	79,453	6.00
8.00	565,978	9.9	8.00	—	—

	17,828,827	7.9	$4.62	9,197,103	$4.07

  Pro Forma Effect of Stock-Based Compensation

        Crystal Decisions has elected to measure compensation expense for its 1999 Stock Option Plan using the intrinsic value method prescribed by APB 25 and related interpretations.

        As required by SFAS 123, as modified by SFAS 148, the Company is required to present pro forma disclosure of the effects of using the fair value method and has done so in note 3 "Stock-Based Compensation". For purposes of the pro forma disclosure, management estimates the fair value of stock options issued to employees using the Black-Scholes option valuation model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of options and the Company's expected stock price volatility. Therefore, the estimated fair value of the Company's employee stock options could vary significantly as a result in changes in the assumptions used.

        The weighted average assumptions used and the resulting estimates of weighted-average fair value of options granted during the following periods were as follows:

	Fiscal Years Ended
	June 29, 2001	June 28, 2002	June 27, 2003
Volatility factor	99%	101%	98%
Expected life of stock options	2.82 years	3 years	3 years
Risk-free interest rate	5.6%	4.0%	1.7%
Dividend yields	0.0%	0.0%	0.0%
Weighted-average fair value of options granted during the period	$3.06	$2.88	$3.59

        Until October 22, 2000, the employees of Crystal Decisions were eligible to participate in the Old Seagate Employee Stock Purchase Plan ("Purchase Plan"). The weighted average fair value of shares granted under Purchase Plan was $11.47 in fiscal 2000. The fair value was estimated assuming no dividends and the following weighted average assumptions: an expected life of six months, a risk-free interest rate of 5.7% and a volatility of 78%. The weighted average purchase price of shares granted under the Purchase Plan was $23.38 per share in fiscal 2000. The estimated fair value of the options was amortized over the six-month purchase period for stock purchases under the Purchase Plan ending October 22, 2000.

        For purposes of pro forma disclosures pursuant to SFAS 123, the expected volatility assumptions used by the Company have been based on an average of the Company's competitors' historical volatilities over the expected life of the stock options.

  Common Stock Subject to Repurchase

        Under the provisions of the 1999 Stock Option Plan, a former employee and certain nonemployee directors have exercised certain of their options to purchase common stock, including the unvested portion. At the option of Crystal Decisions and within 30 days of termination of these individuals, Crystal Decisions may, but is not obligated to, repurchase the unvested shares at the original purchase price. As of June 29, 2001, June 28, 2002 and June 27, 2003, respectively, there were 129,001, 70,834 and 17,085 unvested shares that could become subject to repurchase at an aggregate repurchase price of $516,004, $283,336 and $68,340, respectively.

Note 14. Revolving Loan Agreements

  Seagate Technology

        On July 4, 2001, Crystal Decisions and Seagate Technology renewed the Revolving Loan Agreement originally dated June 28, 1996, which was previously with Old Seagate. The renewed Revolving Loan Agreement provided for maximum outstanding borrowings of up to $15.0 million, which was reduced from the amended loan dated July 4, 2000, which provided for maximum outstanding borrowings of up to $60.0 million. As explained in note 11, the Company also had amounts receivable from (or payable to) Old Seagate under the Tax Allocation Agreement for income tax loss benefits utilized by Old Seagate relative to Crystal Decisions' tax loss position.

        The loan balance due to Old Seagate was offset against the net receivable pursuant to the Tax Allocation Agreement in accordance with the terms of the contractual agreements.

        The Revolving Loan Agreement expired on July 4, 2002 and was not renewed. The net receivable or net payable balance was presented on the consolidated balance sheets in accordance with the terms of the Revolving Loan Agreement and Tax Allocation Agreement.

        Prior to fiscal 2001, certain of Crystal Decisions' working capital requirements were financed through the revolving loan agreements and at July 2, 1999 there was a net payable balance due to Old Seagate. At June 30, 2000, there was a net receivable balance due from Old Seagate of $25.7 million, largely as the result of amounts due from Old Seagate Under the Tax Allocation Agreement for income tax loss benefits utilized by Old Seagate relative to Crystal Decisions' tax loss position.

        During the three months ended June 29, 2001, Seagate Technology repaid $31.0 million of the net balance receivable under the Revolving Loan Agreement, thereby decreasing the receivable balance at June 29, 2001 to $3.4 million. During the three months ended September 28, 2001, Seagate Technology repaid the remaining portion of the receivable balance. At June 28, 2002, or on the expiration of the Revolving Loan Agreement on July 4, 2002, there was no net balance receivable or payable under the Revolving Loan Agreement.

        During all periods, interest income or expense was calculated on a monthly basis on the outstanding net receivable or net payable revolving loan balance. During fiscal 2001, net interest income of $1.8 million was earned at an average rate of 6.46%. During fiscal 2002, net interest income of $301,000 was earned at an average rate of 3.71% for the first fiscal quarter of 2002. During fiscal 2001 and 2002, interest income was earned at Seagate Technology's in-house portfolio yield rate.

  Comerica Bank-California

        In October 2002, Crystal Decisions executed an accounts receivable-based revolving facility (the "Revolving Line") with Comerica Bank-California ("Comerica"). The Revolving Line provides up to $15.0 million in borrowings for general working capital purposes. Interest is calculated, depending on the nature of the advance, at either the U.S. prime rate or LIBOR plus 2.5% per annum. On prime rate advances, interest is payable monthly. On LIBOR advances, interest is payable on a quarterly basis and at the end of each LIBOR period. Borrowings under the Revolving Line are limited to 80% of eligible accounts receivable, with an additional $2.0 million available in any month in which Crystal Decisions maintains $15.0 million of its investment accounts with Comerica or its affiliates. The Revolving Line expires on September 30, 2004 at which time the outstanding principal and interest payable balances are due immediately. Upon notice to Comerica and without penalty, Crystal Decisions may terminate the agreement at any time provided that all obligations have been paid in full. The Revolving Line is collateralized by substantially all the Company's personal property, excluding intellectual property. The agreement also required the Company's U.S. and Canadian subsidiaries to pledge their assets in support of Crystal Decisions' obligations under the agreement. The Company was required to pledge shares of most of its subsidiaries to Comerica.

        The terms of the Revolving Line require Crystal Decisions to maintain certain quarterly financial covenants related to liquidity, minimum tangible net worth and quarterly free cash flow. The agreement restricts certain of the Company's activities. For example, it restricts the Company from selling, leasing or otherwise disposing of any part of the business or property under most circumstances. In addition, the agreement prohibits the Company from entering into arrangements which will result in a change of control or in which the Company would incur certain forms of indebtedness without Comerica's consent. The Company is also restricted from making certain types of distributions and investments. The Company is required to maintain at least an aggregate of $10.0 million in investment accounts with Comerica and some of its affiliates. No amounts were outstanding under the Revolving Line at June 27, 2003. At June 27, 2003, Crystal Decisions maintained $57.1 million of its cash equivalents balance with Comerica. During fiscal 2003, Crystal Decisions earned interest of $281,000 on its deposits with Comerica at an average rate of 1.6% for the year.

Note 15. Debt Guarantees and Pledge of Assets

        On November 22, 2000, as part of the financing of the New SAC Transaction, New SAC, through an indirect subsidiary Seagate Technology (U.S.) Holdings, Inc., entered into a credit agreement for senior credit facilities with a syndicate of banks and other financial institutions (the "Credit Agreement"). The senior credit facilities negotiated under the Credit Agreement provided senior secured financing of up to $900 million, consisting of $700 million of term loans and a $200 million revolving credit facility. In addition, Seagate Technology International, which is an indirect subsidiary of New SAC, issued unsecured senior subordinated notes (the "Notes") under an Indenture dated November 22, 2000, at a discount to the aggregate principal amount of $210 million, for gross proceeds of approximately $201 million. The Notes had an original maturity date of November 15, 2007 and incurred interest payable semi-annually at a rate of 12.5% per annum.

        Under these agreements, New SAC and certain of its subsidiaries, including Crystal Decisions and certain of its subsidiaries, were guarantors on a joint and several, whole and unconditional basis, of the senior credit facilities and the Notes. In addition, the majority of New SAC's and certain of its subsidiaries' assets, including certain of Crystal Decisions' assets and its capital stock, were pledged against the term loans under the Credit Agreement. Also, New SAC, and certain of its subsidiaries, including Crystal Decisions and certain of its subsidiaries, had agreed to certain covenants under the Credit Agreement and the Notes, including restrictions on future equity and borrowing transactions, business acquisitions and disposals, making certain restricted payments and dividends, making certain capital expenditures, incurring guarantee obligations and engaging in mergers or consolidations.

        As New SAC did not require Crystal Decisions' cash flow to be used to service the obligations pursuant to the Credit Agreement or the Notes, and as the Company believed that none of the guarantees or pledges of assets under the term loans or its guarantee obligations under the Indenture were likely to be invoked, Crystal Decisions' consolidated financial statements did not reflect any of the proportionate debt and interest charges related to the financing of the New SAC Transaction.

        On May 13, 2002, New SAC and its affiliates completed a refinancing of the secured credit facilities and a tender offer for all of the outstanding Notes and repaid the remaining balance outstanding on the terms loans under the former senior secured credit facilities. Crystal Decisions and its subsidiaries were released from all of the guarantees, pledge of assets and restrictive covenants that existed under the Credit Agreement and Indenture. Crystal Decisions did not fund any debt or interest repayments in respect to the Credit Agreement during the period the credit remained outstanding.

Note 16. Business Segment and Geographic Information

        Crystal Decisions operates in a single business segment—information management software. Crystal Decisions' markets its products and services in the United States and in foreign countries through its direct sales force and indirect distribution channels. Within the segment, the chief operating decision maker, Crystal Decisions' chief executive officer, evaluates the performance of the business based upon revenues from product and services, revenues by geographic regions and revenues by product channels.

  Product and services revenues (in thousands):

	Fiscal Years Ended
	June 29, 2001	June 28, 2002	June 27, 2003
Licensing	$107,028	$140,009	$185,532
Maintenance, support and services	60,694	77,161	101,976

Total revenues	$167,722	$217,170	$287,508

  Geographic revenues (in thousands)(1):

	Fiscal Years Ended
	June 29, 2001	June 28, 2002	June 27, 2003
North America	$123,450	$159,836	$211,944
Europe (2)	31,812	41,770	54,649
Asia Pacific	12,460	15,564	20,915

Total revenues	$167,722	$217,170	$287,508

  Channel revenues (in thousands):

	Fiscal Years Ended
	June 29, 2001	June 28, 2002	June 27, 2003
Direct	$106,104	$145,944	$191,023
Indirect (3)	61,618	71,266	96,485

Total revenues	$167,722	$217,170	$287,508

  Long-lived tangible assets (in thousands):

	June 28, 2002	June 27, 2003
United States	$587	$416
Canada	14,933	21,903
Other	381	2,498

Total long-lived tangible assets	$15,901	$24,817

  Reconciliation of total assets (in thousands):

	June 28, 2002	June 27, 2003
Total long-lived tangible assets	$15,901	$24,817
Other assets, including current	120,945	183,881

Total assets	$136,846	$208,698

(1)
Revenues are attributed to geographic locations based on the location of the customer.

(2)
Europe includes the Middle East and Africa.

(3)
Includes distributors, resellers and OEMs.

        A third-party customer, Ingram Micro, accounted for a total of $27.7 million, $21.0 million and $24.6 million, of total revenues during fiscal 2001, fiscal 2002 and fiscal 2003, respectively. No other customer accounted for 10% or more of Crystal Decisions total revenues during fiscal 2001, fiscal 2002 or fiscal 2003.

Note 17. Commitments

  Leases

        Crystal Decisions leases its facilities under lease agreements. Rent expense for facilities under operating leases was $6.4 million, $7.8 million and $8.4 million for fiscal 2001, fiscal 2002 and fiscal 2003, respectively. Facility operating leases expire at various dates through fiscal 2015 and contain various provisions for rental adjustments. The leases require Crystal Decisions to pay property taxes, insurance and normal maintenance costs. Crystal Decisions also occupies two facilities leased by Seagate Technology for which fair value rent and related costs of approximately $340,000 per annum are charged. One of these subleases is expected to end in September 2003. Approximate minimum lease payments for the Company's facilities were as follows at June 27, 2003 (in thousands):

Fiscal Years
2004	$8,361
2005	6,349
2006	4,926
2007	4,236
2008	3,905
Thereafter	20,232

Total future minimum lease payments	$48,009

  Donation of Cash

        On May 12, 2003, the Company's Board of Directors approved a pledge of $1.0 million in cash as an endowment to the Community Foundation of Silicon Valley. The pledge was accrued and expensed at June 27, 2003 and was paid on June 30, 2003.

        In addition, the Company's Board approved that a charitable matching plan be established pursuant to which the Company will match employee donations to the charitable organization described above. The matching of contributions will be on a dollar for dollar basis subject to a maximum annual charitable contribution by the Company in any fiscal year of an amount equal to 1% of the Company's income before interest, taxes and amortization for the prior fiscal year. This plan shall continue from fiscal year to fiscal year. The amount accrued by Crystal Decisions under this matching plan for fiscal 2003 was approximately $220,000 which was paid to the Foundation in July 2003. The maximum amount that could be paid by Crystal Decisions under this matching plan for fiscal 2004 is approximately $453,000.

        The Community Foundation of Silicon Valley is an independent, public benefit organization that provides grants to charitable groups in areas such as education, arts and cultural participation and neighborhoods and civic engagement. The Community Foundation of Silicon Valley also works with independent, public benefit organizations to provide grants that are used in communities outside of the San Francisco bay area. The Community Foundation of Silicon Valley awards grants equal to at least 5% of its endowment annually.

Note 18. Litigation

        In November 1997, Vedatech Corporation ("Vedatech") commenced an action in the Chancery Division of the High Court of Justice in the United Kingdom against Crystal Decisions (UK) Limited, a wholly owned subsidiary of Crystal Decisions. The liability phase of the trial was completed in March 2002, with Crystal Decisions prevailing on all claims except for a quantum meruit claim. The court ordered the parties to mediate the amount of that claim and, in August 2002, the parties came to a mediated settlement. The mediated settlement was not material to Crystal Decisions' operations and contained no continuing obligations. In September 2002, however, the Company received a notice that Vedatech is seeking to set aside the settlement. The mediated settlement and related costs are accrued in the consolidated financial statements. In April 2003, Crystal Decisions fled an action in the High Court of Justice seeking a declaration that the mediated settlement agreement is valid and binding. In connection with this request for declaratory relief Crystal Decisions paid the agreed settlement amount into the court. Although Crystal Decisions believes that Vedatech's basis for seeking to set aside the mediated settlement is meritless, the outcome cannot be determined at this time. If the mediated settlement were to be set aside, a negative outcome could adversely affect Crystal Decisions' financial position and results of operations.

        In addition to the foregoing, Crystal Decisions is subject to other litigation in the ordinary course of its business. Where the Company believes a loss is probable and can be reasonably estimated, the estimated loss is accrued in the consolidated financial statements. Where the outcome of these matters is not determinable no provision is made in the financial statements until the loss, if any, is probable and can be reasonably estimated or the outcome becomes known.

        While Crystal Decisions believes that the ultimate outcome of these matters will not have a material adverse effect on the Company, the outcome of these matters is not determinable and negative outcomes may adversely effect Crystal Decisions' financial position or results of operations.

Note 19. Subsequent Events

  Acquisition by Business Objects S.A.

        On July 18, 2003, the Company, Business Objects S.A., a society anonyme organized under the laws of the Republic of France ("Business Objects"), Borg Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Business Objects ("Merger Sub 1"), Borg Merger Sub II, Inc., a Delaware corporation and wholly-owned subsidiary of Business Objects ("Merger Sub 2"), Borg Merger Sub III, Inc., a Delaware corporation and wholly-owned subsidiary of Business Objects ("Merger Sub 3"), and Seagate Software (Cayman) Holdings Corp. ("HoldCo"), entered into an Agreement and Plan of Merger (the "Merger Agreement"). Subject to satisfaction or waiver of the conditions in accordance with the Merger Agreement, (i) Merger Sub 1 will merge with and into HoldCo (the "HoldCo Merger"), (ii) immediately following the HoldCo Merger, the surviving corporation of the HoldCo Merger will merge with and into Merger Sub 2 (the "Second HoldCo Merger"), (iii) immediately following the Second HoldCo Merger, Merger Sub 3 will merge with and into the Company (the "Crystal Merger"), and (iv) immediately following the Crystal Merger, the surviving corporation of the Crystal Merger will merge with and into the surviving corporation of the Second HoldCo Merger (the "Second Crystal Merger" and together with the HoldCo Merger, the Second HoldCo Merger and Crystal Merger, the "Mergers"). Upon completion of the Mergers, Crystal Decisions and HoldCo will be merged with subsidiaries of Business Objects and the surviving company will be a wholly owned subsidiary of Business Objects.

        Under the terms of the Merger Agreement, upon consummation of the Mergers, holders of common stock of HoldCo and holders of the Company's common stock (other than HoldCo and other than the Company's stockholders who exercise appraisal rights under Delaware law), in each case issued and outstanding immediately prior to the consummation of the Mergers, will receive, subject to certain adjustments, (i) a number of newly issued Business Objects American depositary shares ("ADSs"), each ADS representing one ordinary share of Business Objects, (or, at the election of any such stockholder, ordinary shares of Business Objects) calculated in accordance with the provisions of the Merger Agreement based on the number of shares of the Company's common stock issued and outstanding immediately prior to the consummation of the Mergers, and (ii) a proportionate share of $300 million in cash, without interest. In addition, other than as set forth in the next sentence options to acquire the Company's common stock outstanding immediately prior to the consummation of the Mergers will, upon consummation of the Mergers, be converted into options to acquire Business Objects ADSs. Stock options held by nonemployee members of the Company's Board of Directors, or that have been granted under the Company's 1999 Plan—UK sub-plan or the Company's 2000 Plan will vest in full prior to the closing of the Mergers and will not be assumed or converted. Based on the shares of the Company's common stock outstanding on a fully diluted basis (calculated using the treasury share method) as of the close of business on July 18, 2003 and the market price of Business Objects ADSs as of such date, as a result of the Mergers, Business Objects would issue approximately 26.5 million ordinary shares (whether initially in the form of ordinary shares or ADSs). Holders of the Company's common stock will also receive cash in lieu of fractional shares of Business Objects ADSs to which they would otherwise be entitled.

        The Mergers are conditioned upon, among other things, (i) the approval of the stockholders of Business Objects and the Company, as applicable, (ii) clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of any other material approvals under applicable foreign antitrust laws, and (iii) other customary conditions. In lieu of a meeting of the stockholders of the Company, on July 18, 2003, HoldCo, which held approximately 98.6% of the outstanding shares of the Company's common stock on such date, executed an action by written consent approving and adopting the Merger Agreement and approving the Crystal Merger and the Second Crystal Merger.

        In connection with the execution of the Merger Agreement, Business Objects, New SAC, the sole stockholder of HoldCo, and certain stockholders of New SAC, entered into a stockholders agreement (the "Stockholders Agreement"), which will become effective upon the completion of the Mergers. The Stockholders Agreement sets forth the rights and obligations of the parties thereto with respect to various corporate matters of Business Objects following the completion of the Mergers. Among other things, the Stockholders Agreement contains provisions that address standstill restrictions, transfer restrictions, registration rights and board representation.

        In connection with the execution of the Merger Agreement, Business Objects, Merger Sub 1, Merger Sub 2, Merger Sub 3, and New SAC, entered into a support agreement (the "Support Agreement"), pursuant to which, among other things, New SAC agreed to execute an action by written consent approving the Merger Agreement and approving the HoldCo Merger and the Second HoldCo Merger. New SAC delivered such executed action by written consent to Business Objects on July 22, 2003.

        In connection with the execution of the Merger Agreement, Business Objects, Merger Sub 1, Merger Sub 2, Merger Sub 3 and HoldCo, entered into a support agreement (the "Company Support Agreement"), pursuant to which, among other things, HoldCo agreed to execute an action by written consent approving the Merger Agreement and approving the Crystal Merger and the Second Crystal Merger. HoldCo delivered such executed action by written consent to Business Objects on July 18, 2003.

        In connection with the execution of the Merger Agreement, Business Objects, the Company and certain stockholders of Business Objects entered into voting agreements (the "Voting Agreements"), pursuant to which, among other things, such Business Objects stockholders agreed to vote their shares in favor of the Mergers and certain related matters.

        The parties intend for the merger to be considered a tax-free reorganization under the Internal Revenue Code with respect to the Business Objects ADSs, or ordinary shares, issued to the Company's stockholders. The Merger Agreement has been approved by the board of directors of both companies. The Mergers are currently expected to close before the end of calendar 2003. In the event that the Company fails to close the proposed merger due to the occurrence of certain events, the Company may be required to pay Business Objects a termination fee equal to $21 million.

  Initial Public Offering

        On May 12, 2003, the Company's Board of Directors approved an initial public offering of shares of common stock of Crystal Decisions under the Securities Act of 1933. The Company filed a registration statement on Form S-1 with the Securities and Exchange Commission on May 23, 2003. Prior to the proposed initial public offering, there has been no public market for the common stock of Crystal Decisions. On July 18, 2003, the Company's Board of Directors elected to defer the proposed initial public offering and related matters pending the closing of the proposed acquisition of the Company by Business Objects.

  Reverse Stock Split

        On May 12, 2003, the Company's Board of Directors approved a one for two reverse stock split of the Company's stock subject to the approval by the Company's stockholders. The reverse split was not to become effective until approved by the Company's stockholders, however, the financial statements filed in the Company's Registration Statement on Form S-1 (file No. 333-105559), as amended, gave retroactive effect to the one for two reverse stock split. In connection with the Company's proposed acquisition by Business Objects, the Company's Board of Directors determined not to proceed with the reverse stock split and these consolidated financial statements are stated on a pre-split basis.

  New Stock Option Plans

        On May 12, 2003, the Company's Board of Directors approved, subject to stockholder approval, the following actions to occur concurrent with the effectiveness of the Company's planned initial public offering:

  •
  Termination of the 1999 Stock Option Plan and 2000 Stock Option Plan as to future option grants other than pursuant to subplans for certain of the Company's subsidiaries outside of the United States until such time as new sub-plans for these foreign subsidiaries have received any necessary qualification under applicable foreign laws.

  •
  Adoption of the 2002 Stock Option Plan—5,000,000 shares of common stock will be reserved for issuance under the 2002 Stock Option Plan. On the first day of each fiscal year, starting with July 3, 2004, the number of shares in the reserve will increase by the lesser of 7,500,000 shares of common stock; 5.0% of outstanding shares of common stock on the last day of the previous fiscal year; or an amount determined by the Board of Directors. The plan will terminate in May 2013, unless the Board of Directors terminates it sooner.

  •
  Adoption of the 2002 Director Option Plan—250,000 shares of common stock will be reserved for issuance under the 2002 Director Option Plan. On the first day of each fiscal year, starting with July 3, 2004, the number of shares in the reserve will increase by the lesser of 300,000 shares of common stock; 0.2% of outstanding shares of common stock on the last day of the previous fiscal year; or an amount determined by the Board of Directors. The plan will terminate in May 2013, unless the Board of Directors terminates it sooner.

  Rescission Offer

        Certain shares issued and option grants made under the 1999 Stock Option Plan to residents of California, Maryland and New York may not have complied with all applicable securities laws of those states. Accordingly, the Company is planning to make a rescission offer to these stockholders and optionees which will allow the holders to elect, during a limited period of time, to return their shares or options to the Company in return for a payment equal to their purchase price or 20% of their aggregate exercise price, plus any applicable interest. As of June 27, 2003, approximately 291,010 outstanding shares of the Company's common stock and approximately 1,361,928 outstanding options will be subject to the rescission offer. The shares and options had purchase and exercise prices ranging from $4.00 to $8.00 per share. The Company does not believe that the holders of these shares of the Company's common stock and options to purchase the Company's common stock will accept the Company's offer because the prices at which the Company is offering to repurchase them are less than the fair market value of the Business Objects ADSs and cash that the Company's stockholders will receive and estimated fair value market value of the options to acquire Business Objects ADSs the Company's optionees will receive if Business Objects proposed acquisition of the Company is completed. However, in the unlikely event that all of these persons accepted the Company's offer, the Company would make total payments of approximately $2.9 million, which the Company would fund from the Company's existing cash balances.

        At the time the rescission offer is mailed to stockholders and optionees, Crystal Decisions will reclassify the share capital and related additional paid-in capital associated with the redeemable stock on the consolidated balance sheets as "Redeemable Common Stock", outside of stockholders' equity. The carrying value of the redeemable common stock will be equal to the exercise price of the stock subject to the rescission offer plus applicable interest from the date of exercise until acceptance by stockholders of the rescission offer. At the date the rescission offer expires, which is a period of no longer than 30 days from the offer date, the eligible shares of common stock that were not redeemed and the related additional paid-in capital will be reinstated. The interest paid on the repurchase of shares on acceptance of the offer, if any, will be charged as additional paid-in capital. In addition, on the expiration of the offer, the Company will record compensation cost and a related liability equal to the purchase price of outstanding options for which the rescission offer has been accepted.

Note 20. Summary of Differences between the Consolidated Financial Statements Prepared Under U.S. GAAP and French GAAP

        The following is a summary of the significant differences between U.S. GAAP and French generally accepted accounting principles ("French GAAP") as they apply to the consolidated financial statements for the fiscal years ended June 29, 2001, June 28, 2002 and June 27, 2003.

  Reversal of Push Down Accounting

        On November 22, 2000, New SAC purchased substantially all of the operating assets of Old Seagate and its consolidated subsidiaries, including Crystal Decisions. This transaction resulted in a change in control of Crystal Decisions. Under U.S. GAAP, the net purchase price under this transaction was allocated to the assets and liabilities of Old Seagate and its subsidiaries, including Crystal Decisions, based on their fair values at the date of the closing of the New SAC Transaction. The accounting for the purchase transaction has been "pushed down" from New SAC to Crystal Decisions' consolidated financial statements in accordance with U.S. Staff Accounting Bulletin No. 54.

        Under French GAAP, the concept of "push down" accounting is not recognized and thus the "push down" entries are reversed.

  Stock-Based Compensation Expense

        Under U.S. GAAP, the Company measures compensation expense using the intrinsic value method prescribed by APB 25 and related interpretations. In accordance with these accounting pronouncements, the Company recorded non-cash compensation expense attributable to its employees under certain awards.

        Under French GAAP, no compensation expense related to stock options is charged to earnings.

        The impact to the consolidated financial statements resulting from differences between U.S. GAAP and French GAAP is summarized as follows:

	Fiscal Years Ended
	June 29, 2001	June 28, 2002	June 27, 2003
	(in thousands)
Net income (loss), per U.S. GAAP	$(11,469)	$12,955	$33,455
Adjustments to conform to French GAAP:
Reversal of push down accounting	9,859	3,472	(2,304)
Reversal of stock-based compensation	1,851	—	—

Net income, per French GAAP	$241	$16,427	$31,151

Schedule II Valuation and Qualifying Accounts

REPORT OF INDEPENDENT AUDITORS ON FINANCIAL STATEMENT SCHEDULES

To the Board of Directors and Stockholders of
Crystal Decisions, Inc.:

        We have audited the consolidated balance sheets of Crystal Decisions, Inc., as of June 28, 2002 and June 27, 2003 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 27, 2003 and have issued our report thereon dated July 18, 2003 included elsewhere in this document. Our audits also included the financial statement schedules presented on page S-2 of this document. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

        In our opinion, the financial statement schedules referred to above, when considered in relation to the consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                      /s/  ERNST & YOUNG LLP

Vancouver, Canada
July 18, 2003

S-1

Schedule II Valuation and Qualifying Accounts

Description	Balance at Beginning of Period	Additions Charged to Return Reserves	Reductions from Return Reserves	Balance at End of Period
	(in thousands)
Return Reserves:
Fiscal Years Ended
June 27, 2003	$475	$1,913	$1,754	$634

June 28, 2002	$1,097	$1,551	$2,173	$475

June 29, 2001	$1,015	$1,730	$1,648	$1,097

Description	Balance at Beginning of Period	Additions Charged to Allowance for Doubtful Accounts	Reductions from Allowance for Doubtful Accounts	Balance at End of Period
	(in thousands)
Allowance for Doubtful Accounts:
Fiscal Years Ended
June 27, 2003	$2,148	$647	$235	$2,560

June 28, 2002	$1,779	$644	$275	$2,148

June 29, 2001	$1,679	$801	$701	$1,779

Description	Balance at Beginning of Period	Additions Charged to Valuation Allowance	Reductions from Valuation Allowance	Balance at End of Period
	(in thousands)
Deferred Tax Asset, Valuation Allowance:
Fiscal Years Ended
June 27, 2003	$68,929	$2,036	$21,282	$49,683

June 28, 2002	$15,605	$56,564	$3,240	$68,929

June 29, 2001	$38,301	$15,605	$38,301	$15,605

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in Crystal Decisions' consolidated financial statements or notes thereto.

S-2

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BUSINESS OBJECTS S.A.

AND

BORG MERGER SUB I, INC.

AND

BORG MERGER SUB II, INC.

AND

BORG MERGER SUB III, INC.

AND

SEAGATE SOFTWARE (CAYMAN) HOLDINGS

AND

CRYSTAL DECISIONS, INC.

Dated as of July 18, 2003

A-i

A-ii

A-iii

INDEX OF EXHIBITS

Exhibit A	Stockholder Agreement
Exhibit B-1	HoldCo Stockholder Support Agreement
Exhibit B-2	HoldCo Support Agreement
Exhibit C	Form of Voting Agreement

A-iv

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), is entered into as of July 18, 2003 by and among Business Objects S.A., a société anonyme organized under the laws of the Republic of France ("Parent"), Borg Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 1"), Borg Merger Sub II, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 2"), Borg Merger Sub III, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 3"), Seagate Software (Cayman) Holdings, an exempted company incorporated in the Cayman Islands ("HoldCo"), and Crystal Decisions, Inc., a Delaware corporation (the "Company").

RECITALS

        WHEREAS, the parties to this Agreement contemplate a transaction pursuant to which (1) Merger Sub 1 will merge with and into HoldCo (the "HoldCo Merger"), (2) immediately following the HoldCo Merger, the surviving corporation of the HoldCo Merger will merge with and into Merger Sub 2 (the "Second HoldCo Merger"), (3) immediately following the Second HoldCo Merger, Merger Sub 3 will merge with and into the Company (the "Company Merger"), and (4) immediately following the Company Merger, the surviving corporation of the Company Merger will merge with and into the surviving corporation of the Second HoldCo Merger (the "Second Company Merger," and together with the HoldCo Merger, the Second HoldCo Merger and the Company Merger, the "Mergers");

        WHEREAS, the board of directors of each of Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3, HoldCo and the Company has approved, and deems it advisable and in the best interests of such corporation and its stockholders to consummate, to the extent applicable, the Mergers upon the terms and subject to the conditions set forth herein;

        WHEREAS, the board of directors of each of Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3, HoldCo and the Company has unanimously approved this Agreement and the transactions contemplated hereby, including, to the extent applicable, the Mergers, in accordance with applicable law and upon the terms and subject to the conditions set forth herein;

        WHEREAS, the board of directors of Parent has resolved to recommend to its stockholders the approval and adoption of this Agreement and the approval of the Mergers and the other transactions contemplated hereby;

        WHEREAS, New SAC, a Cayman Islands corporation (the "HoldCo Stockholder"), as the sole stockholder of HoldCo, has approved and adopted this Agreement and approved the HoldCo Merger;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 to enter into this Agreement, HoldCo Stockholder is entering into (i) a stockholder agreement in the form attached hereto as Exhibit A and (ii) a support agreement in the form attached hereto as Exhibit B-1;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 to enter into this Agreement, HoldCo is entering into a support agreement in the form attached hereto as Exhibit B-2;

        WHEREAS, Parent, as the sole stockholder of Merger Sub 1, Merger Sub 2 and Merger Sub 3, has approved and adopted this Agreement and approved the Mergers;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of HoldCo and the Company to enter into this Agreement, certain of Parent's stockholders are entering into voting agreements in the form attached hereto as Exhibit C (the "Voting Agreements");

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, HoldCo Stockholder is entering into an indemnification agreement;

        WHEREAS, for United States federal income tax purposes, the parties intend that the HoldCo Merger when taken together with the Second HoldCo Merger and the Company Merger when taken together with the Second Company Merger each qualify as a "reorganization" under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), and the parties intend, by executing this Agreement, that this Agreement constitute a "plan of reorganization" for each such merger within the meaning of Treasury Regulation Section 1.368-2(g); and

        WHEREAS, Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3, HoldCo and the Company each desires to make certain representations, warranties, covenants and agreements in connection with the Mergers and the other transactions contemplated hereby and also to prescribe certain conditions to the Mergers.

        NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, intending to be legally bound, the parties agree as follows:

ARTICLE I

THE MERGERS

          Section 1.1    The Mergers.

            (a)    HoldCo Merger.    Subject to the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the "DGCL"), at the HoldCo Merger Effective Time, Merger Sub 1 will be merged with and into HoldCo. As a result of the HoldCo Merger, the separate corporate existence of Merger Sub 1 will cease and HoldCo will continue as the surviving corporation in the HoldCo Merger (the "HoldCo Merger Surviving Corporation").

            (b)    Second HoldCo Merger.    Subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, immediately after the HoldCo Merger, the HoldCo Merger Surviving Corporation will be merged with and into Merger Sub 2. As a result of the Second HoldCo Merger, the separate corporate existence of the HoldCo Merger Surviving Corporation will cease and Merger Sub 2 will continue as the surviving corporation in the Second HoldCo Merger (the "Second HoldCo Merger Surviving Corporation").

            (c)    Company Merger.    Subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, immediately after the Second HoldCo Merger, Merger Sub 3 will be merged with and into the Company. As a result of the Company Merger, the separate corporate existence of Merger Sub 3 will cease and the Company will continue as the surviving corporation in the Company Merger (the "Company Merger Surviving Corporation").

            (d)    Second Company Merger.    Subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, immediately after the Company Merger, the Company Merger Surviving Corporation will be merged with and into the Second HoldCo Merger Surviving Corporation. As a result of the Second Company Merger, the separate corporate existence of the Company Merger Surviving Corporation will cease and the Second HoldCo Merger Surviving Corporation will continue as the surviving corporation in the Second Company Merger (the "Surviving Corporation").

          Section 1.2    Effective Times.    On the Closing Date, Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and the Company will cause the Mergers to be consummated by filing the following certificates of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and other applicable law:

            (a)   a certificate of merger with regard to the HoldCo Merger (the "HoldCo Certificate of Merger") and, immediately thereafter, a certificate of merger with regard to the Second HoldCo Merger (the "Second HoldCo Certificate of Merger"); and

            (b)   a certificate of merger with regard to the Company Merger (the "Company Certificate of Merger") and, immediately thereafter, a certificate of merger with regard to the Second Company Merger (the "Second Company Certificate of Merger").

            The HoldCo Merger will become effective on the date that the HoldCo Certificate of Merger is filed with the Secretary of State of the State of Delaware, or such other time as agreed in writing by Parent and the Company and specified in the HoldCo Certificate of Merger (such time, the "HoldCo Merger Effective Time"). The Second HoldCo Merger will become effective immediately after the HoldCo Merger Effective Time, or such other time as agreed in writing by Parent and the Company and specified in the Second HoldCo Certificate of Merger (such time, the "Second HoldCo Merger Effective Time"). The Company Merger will become effective on the date that the Company Certificate of Merger is filed with the Secretary of State of the State of Delaware, or such other time as agreed in writing by Parent and the Company and specified in the Company Certificate of Merger (such time, the "Company Merger Effective Time"). The Second Company Merger will become effective immediately after the Company Merger Effective Time, or such other time as agreed in writing by Parent and the Company and specified in the Second Company Certificate of Merger (such time, the "Second Company Merger Effective Time").

          Section 1.3    Closing.

            (a)    Closing Date.    Subject to the terms of Article IX, the closing of the Mergers (the "Closing") will take place at 6:00 a.m. California time at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California, 94301, as soon as practicable, but in any event within two (2) business days after the satisfaction or waiver of all of the conditions set forth in Article IX (other than the condition specified in Section 9.1(a) and those conditions which by their terms are to be satisfied at the Closing) unless Parent, HoldCo and the Company agree in writing to another time, date or location (the "Closing Date").

            (b)    Closing Actions.

              (i)    On the Closing Date the following shall occur in the following order:

                (1)   the HoldCo Certificate of Merger shall be filed with the Secretary of State of the State of Delaware and 100% of the HoldCo Stockholder's equity interest in HoldCo, together with 100% of Option Sub's equity interest in HoldCo will be transferred to Parent (the transfer of the HoldCo's Stockholder's equity interest in HoldCo, the "HoldCo Stockholder's Contribution," the transfer of Option Sub's equity interest in HoldCo, the "Option Sub's Contribution" and, collectively with the HoldCo Stockholder's Contribution, the "HoldCo Contributions");

                (2)   the Second HoldCo Certificate of Merger shall be filed with the Secretary of State of the State of Delaware;

                (3)   the Company Certificate of Merger shall be filed with the Secretary of State of the State of Delaware and 100% of the equity interest of the Contributing

        Company Common Stockholders' interest in the Company (the "Contributing Company Common Stockholders' Contributions" and, collectively with the HoldCo Contributions, the "Contributions") will be transferred to Parent; and

                (4)   the Second Company Certificate of Merger shall be filed with the Secretary of State of the State of Delaware;

              (ii)   In addition, on the Closing Date the following shall also occur:

                (1)   The Parent stockholders shall meet and approve (x) the Mergers, (y) the issuance of Parent Shares to the HoldCo Common Stockholders, Option Sub and the Contributing Company Common Stockholders in the amounts to which such stockholders are entitled pursuant to Sections 2.1(a), 2.1(b) and 2.3(a)(i) hereof in consideration of the Contributions (the "Capital Increase"), and (z) the appointment of two additional members to Parent's board of directors; and

                (2)   Parent's board of directors shall take the necessary steps to implement the Capital Increase and cause the payment of the Per Share Cash Consideration.

          Section 1.4    Effects of the Mergers.

            (a)    HoldCo Merger.    At the HoldCo Merger Effective Time, the HoldCo Merger will have the effects as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the HoldCo Merger Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub 1 will vest in the HoldCo Merger Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub 1 will become the debts, liabilities, obligations, restrictions, disabilities and duties of the HoldCo Merger Surviving Corporation.

            (b)    Second HoldCo Merger.    At the Second HoldCo Merger Effective Time, the Second HoldCo Merger will have the effects as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Second HoldCo Merger Effective Time, all the property, rights, privileges, powers and franchises of the HoldCo Merger Surviving Corporation will vest in the Second HoldCo Merger Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the HoldCo Merger Surviving Corporation will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Second HoldCo Merger Surviving Corporation.

            (c)    Company Merger.    At the Company Merger Effective Time, the Company Merger will have the effect as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub 3 will vest in Company Merger Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub 3 will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Company Merger Surviving Corporation.

            (d)    Second Company Merger.    At the Second Company Merger Effective Time, the Second Company Merger will have the effect as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Second Company Merger Effective Time, all the property, rights, privileges, powers and franchises of the Company Merger Surviving Corporation will vest in Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company Merger Surviving Corporation will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          Section 1.5    Certificates of Incorporation and Bylaws.

            (a)    HoldCo Merger.    At the HoldCo Merger Effective Time, (i) the certificate of incorporation of Merger Sub 1, as in effect immediately prior to the HoldCo Merger Effective Time, will be the certificate of incorporation of the HoldCo Merger Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation, and (ii) the bylaws of Merger Sub 1, as in effect immediately prior to the HoldCo Merger Effective Time, will be the bylaws of the HoldCo Merger Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the HoldCo Merger Surviving Corporation and such bylaws.

            (b)    Second HoldCo Merger.    At the Second HoldCo Merger Effective Time, (i) the certificate of incorporation of Merger Sub 2, as in effect immediately prior to the Second HoldCo Merger Effective Time, will be the certificate of incorporation of the Second HoldCo Merger Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation, and (ii) the bylaws of Merger Sub 2, as in effect immediately prior to the Second HoldCo Merger Effective Time, will be the bylaws of the Second HoldCo Merger Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Second HoldCo Merger Surviving Corporation and such bylaws.

            (c)    Company Merger.    At the Company Merger Effective Time, (i) the certificate of incorporation of Merger Sub 3, as in effect immediately prior to the Company Merger Effective Time, will be the certificate of incorporation of the Company Merger Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation, and (ii) the bylaws of Merger Sub 3, as in effect immediately prior to the Company Merger Effective Time, will be the bylaws of the Company Merger Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Company Merger Surviving Corporation and such bylaws.

            (d)    Second Company Merger.    At the Second Company Merger Effective Time, (i) the certificate of incorporation of the Second HoldCo Merger Surviving Corporation, as in effect immediately prior to the Second Company Merger Effective Time, will be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation, and (ii) the bylaws of the Second HoldCo Surviving Corporation, as in effect immediately prior to the Second Company Merger Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such bylaws.

          Section 1.6    Directors and Officers.

            (a)    HoldCo Merger.    The directors of Merger Sub 1 immediately prior to the HoldCo Merger Effective Time will be the initial directors of the HoldCo Merger Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the HoldCo Merger Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub 1 immediately prior to the HoldCo Merger Effective Time will be the initial officers of the HoldCo Merger Surviving Corporation until their respective successors are duly appointed.

            (b)    Second HoldCo Merger.    The directors of the HoldCo Merger Surviving Corporation immediately prior to the Second HoldCo Merger Effective Time will be the initial directors of the Second HoldCo Merger Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Second HoldCo Merger Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of the HoldCo Merger Surviving Corporation immediately prior to the

    Second HoldCo Merger Effective Time will be the initial officers of the Second HoldCo Merger Surviving Corporation until their respective successors are duly appointed.

            (c)    Company Merger.    The directors of Merger Sub 3 immediately prior to the Company Merger Effective Time will be the initial directors of the Company Merger Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Company Merger Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub 3 immediately prior to the Second Company Merger Effective Time will be the initial officers of Merger Sub 3 until their respective successors are duly appointed.

            (d)    Second Company Merger.    The directors of the Second HoldCo Merger Surviving Corporation immediately prior to the Second Company Merger Effective Time will be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of the Second HoldCo Merger Surviving Corporation immediately prior to the Second Company Merger Effective Time will be the initial officers of the Surviving Corporation until their respective successors are duly appointed.

ARTICLE II

CONVERSION OF SECURITIES

          Section 2.1    HoldCo Merger – Treatment of Securities.    At the HoldCo Merger Effective Time, by virtue of the HoldCo Merger and without any action on the part of any party, the following will occur:

            (a)    HoldCo Common Stock.    Each share of HoldCo's common stock, par value $1.00 per share (the "HoldCo Common Stock"), issued and outstanding immediately prior to the HoldCo Merger Effective Time, will be automatically converted into the right to receive the Common Stock Merger Consideration multiplied by a fraction, (i) the numerator of which shall equal the Majority Shares and (ii) the denominator of which shall be the number of issued and outstanding shares of HoldCo Common Stock.

            (b)    HoldCo Preferred Stock.    Each share of HoldCo preferred stock, par value $0.001 per share (the "HoldCo Preferred Stock"), issued in accordance with the provisions of Section 8.19 and held by Option Sub immediately and outstanding prior to the HoldCo Merger Effective Time, will be automatically converted into the right to receive a number of Parent Shares equal to the product of the Closing Stock Option Number and the Option Exchange Ratio.

            (c)    Capital Stock of Merger Sub 1.    Each share of common stock, par value $0.001, of Merger Sub 1 issued and outstanding immediately prior to the HoldCo Merger Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the HoldCo Merger Surviving Corporation.

          Section 2.2    Second HoldCo Merger – Treatment of Securities.    At the Second HoldCo Merger Effective Time, by virtue of the Second HoldCo Merger and without any action on the part of any party, the following will occur:

            (a)    Capital Stock of HoldCo Merger Surviving Corporation.    All of the shares of the HoldCo Merger Surviving Corporation common stock, par value $0.001 per share, issued and outstanding immediately prior to the Second HoldCo Merger Effective Time, will be automatically converted into the right to receive the equal number of shares of common stock, par value $0.001 per share, of Merger Sub 2; and

            (b)    Capital Stock of Merger Sub 2.    Each share of common stock, par value $0.001, of Merger Sub 2 issued and outstanding immediately prior to the Second HoldCo Merger Effective Time shall remain issued and outstanding immediately after the Second HoldCo Merger Effective Time.

          Section 2.3    Company Merger – Treatment of Securities.    At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any party, the following will occur:

            (a)    Company Common Stock.    Each share of the Company's common stock, par value $0.001 per share (the "Company Common Stock"), issued and outstanding immediately prior to the Company Merger Effective Time, other than Dissenting Shares (as defined in Section 2.6(i)), held by stockholders of the Company subject to French approval other than the Second HoldCo Merger Surviving Corporation (the "Contributing Company Common Stockholders"), will be automatically converted into the right to receive:

              (i)    such number of validly issued and fully paid American depositary shares ("Parent ADSs"), each Parent ADS representing one validly issued and fully paid ordinary share, nominal value EUR 0.10 per share, of Parent (a "Parent Ordinary Share," referred to interchangeably with a Parent ADS in this Agreement as a "Parent Share") as is equal to the Common Stock Exchange Ratio); provided, however, that each holder of shares of Company Common Stock may elect to receive, with respect to any or all Parent ADSs to which it is entitled pursuant to this Article II, in lieu of each Parent ADS, one Parent Ordinary Share; and

              (ii)   an amount in cash, without interest, equal to the Per Share Cash Consideration.

            (b)    Certain Definitions.    As used in this Agreement, the following terms shall be described as set forth in this Section 2.3(b).

              (i)    "Closing Common Stock Number" shall mean the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the HoldCo Merger Effective Time.

              (ii)   "Closing Option Exercise Proceeds" shall mean the aggregate gross cash proceeds actually received by the Company from the exercise of Company Stock Options between the date hereof and the HoldCo Merger Effective Time.

              (iii)  "Closing Options Intrinsic Value" shall mean (i) the product of (A) the Common Stock Closing Value and (B) the Closing Stock Option Number, minus (ii) the Unexercised Options Proceeds Amount.

              (iv)  "Common Stock Closing Value" shall mean a fraction (i) the numerator of which shall be the sum of (A) the Closing Treasury Common Stock Amount, plus (B) $300,000,000, plus (C) the Unexercised Options Proceeds Amount, plus (D) the Closing Option Exercise Proceeds, and (ii) the denominator of which shall be the sum of (A) the Closing Common Stock Number and (B) the Closing Stock Option Number.

              (v)   "Common Stock Exchange Ratio" shall mean a fraction (i) the numerator of which shall equal the total of Factor One minus Factor Two minus Factor Three plus Factor Four, and (ii) the denominator of which shall equal the Closing Common Stock Number.

              (vi)  "Common Stock Merger Consideration" shall mean the Per Share Cash Consideration and the Common Stock Exchange Ratio.

              (vii) "Closing Stock Option Number" shall mean the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Stock Options granted and outstanding whether or not vested immediately prior to the HoldCo Merger Effective Time other than those that terminate as a result of the transactions contemplated hereby.

              (viii)   "Closing Treasury Common Stock Amount" shall mean the product of (i) the difference of Factor One minus Factor Two, and (ii) the Parent Share Closing Date Price.

              (ix)  "Factor One" shall mean 40,488,135.

              (x)   "Factor Two" shall mean a fraction (i) the numerator of which shall be $300,000,000 and (ii) the denominator of which shall be the Parent Share Signing Date Price.

              (xi)  "Factor Three" shall mean a fraction (i) the numerator of which shall be the Closing Options Intrinsic Value and (ii) the denominator of which shall be the Parent Share Closing Date Price.

              (xii) "Factor Four" shall mean a fraction (i) the numerator shall be the product of (A) 0.609537 and (B) the Closing Option Exercise Proceeds and (ii) the denominator of which shall be the Parent Share Closing Date Price.

              (xiii)   "Option Exchange Ratio" shall mean a fraction (i) the numerator of which shall be the Common Stock Closing Value and (ii) the denominator of which shall be the Parent Share Closing Date Price.

              (xiv)   "Parent Share Closing Date Price" shall mean the average of the closing sale prices of Parent ADSs on the Nasdaq National Market for the ten (10) trading days ending on, and including, the third trading day prior to the HoldCo Merger Effective Time.

              (xv) "Parent Share Signing Date Price" shall mean the average of the closing sale prices of Parent ADSs on the Nasdaq National Market for the ten (10) trading days ending on, and including, the third trading day prior to the date hereof.

              (xvi)   "Per Share Cash Consideration" shall mean a fraction (i) the numerator of which shall mean the sum of (A) $300,000,000 and (B) the product of (1) 0.390463 and (2) the Closing Option Exercise Proceeds, and (ii) the denominator of which shall be the Closing Common Stock Number.

              (xvii)   "Unexercised Options Proceeds Amount" shall mean the aggregate gross cash proceeds that would be received by the Company upon exercise of all Company Stock Options, vested or unvested, granted and outstanding immediately prior to the HoldCo Merger Effective Time other than those that terminate as a result of the transactions contemplated hereby.

            (c)    Capital Stock of Merger Sub 3.    Each share of common stock, par value $0.001, of Merger Sub 3 issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Company Merger Surviving Corporation.

            (d)    Company Merger Surviving Corporation Stock Options.    At the Company Merger Effective Time, each option to acquire shares of Company Common Stock outstanding immediately prior to the Company Merger Effective Time (the "Company Stock Options")

    granted pursuant to the Company's 1999 Stock Option Plan, other than options granted under the U.K. Subplan, whether vested or unvested, will be converted into an option to acquire such number of validly issued and fully paid Parent ADSs in accordance with this Section 2.3(d). At the Company Merger Effective Time, each Company Stock Option so converted will be deemed to constitute an option to acquire, on substantially the same terms and conditions as were applicable to such Company Stock Option, a number of Parent ADSs equal to the product (rounded down to the nearest whole Parent ADS) of (i) the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Company Merger Effective Time multiplied by (ii) the Option Exchange Ratio; and the per share exercise price of each such Company Stock Option shall be adjusted by dividing (y) the per share exercise price of each such Company Stock Option by (z) the Option Exchange Ratio, and rounding up to the nearest cent. Except as provided in the immediately preceding sentence, the Company Stock Options will continue to be exercisable upon the same terms and conditions as were applicable to such Company Stock Options immediately prior to the Company Merger Effective Time except that, upon exercise of such Company Stock Options, the holders thereof will receive Parent ADSs held by a wholly-owned subsidiary initially formed by HoldCo (the "Option Sub"). Merger Sub 2, as holder of Option Sub, shall be obligated to distribute Option Sub to its stockholder as soon as practicable after consummation of the Mergers. It is the intention of the parties that the Company Stock Options so assumed by Parent qualify, to the maximum extent permissible following the Company Merger Effective Time as incentive stock options as defined in Section 422 of the Code, to the extent the Company Stock Options so assumed qualified as incentive stock options prior to the Company Merger Effective Time. Notwithstanding the foregoing, as of the Company Merger Effective Time, all options outstanding under the 2000 Stock Option Plan and the U.K. Subplan under the 1999 Stock Option Plan shall not be assumed and shall accelerate and become fully vested and exercisable and to the extent not exercised as of the Company Merger Effective Time, together with the 2000 Stock Option Plan, shall terminate and be of no force and effect. Notwithstanding the foregoing, as of the Company Merger Effective Time, each Company Stock Option granted to each member of the board of directors of the Company pursuant to the Company Option Plans (each, a "Director Stock Option") shall accelerate and become fully vested and exercisable as to one hundred percent (100%) of the shares subject to each Director Stock Option.

            (e)    Stock Option Notice.    As soon as practicable (but in no event later than five (5) business days) after the Effective Time, Parent will, or will cause the Surviving Corporation to, deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the 1999 Stock Option Plan and that the agreements evidencing the grants of such options will continue in effect on the same terms and conditions (subject to the adjustments required by this Article II after giving effect to the Mergers).

            (f)    Reclassifications, Stock Splits, etc.    Without duplication of any required adjustments under applicable law, if after the date hereof and prior to the Effective Time, any change in the outstanding shares of capital stock of any party, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Common Stock Exchange Ratio, Per Share Cash Consideration, Option Exchange Ratio and any other amounts payable to holders of shares of capital stock of HoldCo or the Company pursuant to this Agreement will be appropriately adjusted to provide such holders the same economic effect as contemplated by this Agreement prior to such event.

          Section 2.4    Second Company Merger – Treatment of Securities.    At the Second Company Merger Effective Time, by virtue of the Second Company Merger and without any action on the part of any party, the following will occur:

            (a)    Capital Stock of Company Merger Surviving Corporation.    All of the shares of the Company Merger Surviving Corporation common stock, par value $0.001 per share, issued and outstanding immediately prior to the Second Company Merger Effective Time, will be automatically converted into the right to receive the equal number of shares of the Surviving Corporation, par value $0.001 per share; and

            (b)    Capital Stock of the Surviving Corporation.    Each share of common stock, par value $0.001, of the Second HoldCo Merger Surviving Corporation issued and outstanding immediately prior to the Second Company Merger Effective Time shall remain issued and outstanding immediately after the Second Company Merger Effective Time.

          Section 2.5    Exchange and Payment.

            (a)    Depositary; Exchange Agent.    Promptly following the Capital Increase, Parent shall deliver to BNP Paribas, as depositary ("BNP Paribas"), for the benefit of holders of Certificates, the Parent Ordinary Shares being issued pursuant to the Capital Increase, cash in an amount sufficient to pay the aggregate cash consideration payable pursuant to this Article II and to make any payment in lieu of fractional Parent Shares and any dividends or distributions to which holders of Certificates may be entitled. BNP Paribas, from time to time and to the extent required, shall deposit with The Bank of New York, as exchange agent ("The Bank of New York"), for the benefit of the holders of Certificates that elect to receive Parent ADSs, Parent Ordinary Shares, the underlying cash in an amount sufficient for payment in lieu of fractional Parent ADSs pursuant to Section 2.6(b) and any dividends or distributions to which holders of Certificates electing to receive Parent ADSs are entitled to receive pursuant to this Article II in exchange for Certificates (Parent Shares and cash provided to BNP Paribas, whether held by the BNP Paribas or The Bank of New York, the "Exchange Fund").

            (b)    Exchange Procedures.    Except as set forth in Section 2.6, promptly after the Effective Time, the Surviving Corporation will cause BNP Paribas to deliver to each holder of record of a certificate or certificates that, immediately prior to the Closing, represented outstanding shares of Company Common Stock or HoldCo Common Stock (as the case may be, the "Certificates") (i) a letter of transmittal that will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the BNP Paribas and which will be in the form and have such other provisions as Parent and BNP Paribas may reasonably specify and which letter of transmittal will include a form of election by which each such holder is entitled to elect to receive Parent Ordinary Shares rather than all or any portion of the Parent ADSs which such holder is entitled to receive upon surrender of a Certificate in accordance with this Section 2.5 and (ii) instructions for use in effecting the surrender of the Certificates in exchange for a number of whole Parent Shares, amount of Per Share Cash Consideration, cash in lieu of fractional Parent Shares pursuant to the terms hereof and dividends or distributions pursuant to Section 2.6(c), if any, into which the number of shares of Company Common Stock or HoldCo Common Stock, as the case may be, previously represented by such Certificate will have been converted pursuant to this Agreement. Upon surrender of a Certificate for cancellation to BNP Paribas, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by BNP Paribas, the holder of such Certificates will be entitled to receive in exchange therefor the number of whole Parent Shares for each share of Company Common Stock or HoldCo capital stock, as the case may be, formerly represented by such Certificate (after taking into account all Certificates surrendered by such holder) to which the holder is entitled pursuant to the terms hereof, which will be delivered in uncertificated form, the amount of Per Share Cash Consideration, cash in lieu of fraction of Parent Shares which the holder has the right to receive and any dividends or distributions payable, and the Certificate so surrendered will be cancelled. BNP Paribas will accept such Certificates upon compliance with such reasonable terms and conditions as BNP Paribas may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates on the Per Share Cash Consideration or cash payable pursuant to Section 2.6(b) and (c) below upon the surrender of the Certificates.

            (c)    HoldCo Preferred Stock Exchange Procedures.    Promptly after the Effective Time, BNP Paribas will cause to be delivered to the holder of all outstanding shares of HoldCo Preferred Stock, as reflected in the books and records of the Company at the HoldCo Merger Effective Time, the number of Parent ADSs determined pursuant to Section 2.1(b).

          Section 2.6    Parent Shares.

            (a)   The Parent Shares to be issued in exchange for the shares of HoldCo Common Stock and Company Stock pursuant to this Article II will be (i) registered in the name of The Bank of New York and delivered in the form of Parent ADSs, and such Parent ADSs will be issued in accordance with the Amended and Restated Deposit Agreement, dated as of May 8, 1996, as amended and restated as of December 30, 1998, among Parent, The Bank of New York, as depositary, and the holders of Parent ADSs (as such agreement may be amended to deposit Parent Ordinary Shares being issued pursuant to this Article II and to deliver Parent ADSs being delivered hereto) or (ii) if and to the extent elected by any holder of a Certificate in the manner provided in Section 2.5(b), registered in the name of BNP Paribas and delivered in the form of Parent Ordinary Shares, in book-entry form, rather than Parent ADSs.

            (b)    Fractional Shares.    Notwithstanding any other provision of this Agreement, no fraction of a Parent Share will be issued and no dividend or other distribution, stock split or interest with respect to Parent Shares will relate to any fractional Parent Share, and no such fractional interest will entitle the owner thereof to any rights as a holder of a Parent Share. In lieu of any such fractional security, each holder of shares of HoldCo capital stock and Company Stock otherwise entitled to a fraction of Parent Share will be entitled to receive in accordance with the provisions of this Section from BNP Paribas or The Bank of New York, as the case may be (as appropriate, referred to herein as the "Exchange Agent") a cash payment representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of the aggregate of the fractions of Parent Shares which would otherwise be issued (the "Excess Parent Shares"). The sale of the Excess Parent Shares by the Exchange Agent will be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the former holders of shares of HoldCo capital stock and Company Stock, the Exchange Agent will hold such proceeds in trust for the holders of shares of HoldCo capital stock and Company Stock. Parent will pay all commissions, transfer Taxes (other than those transfer Taxes for which the stockholders of HoldCo and the Common are solely liable) and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Parent Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of HoldCo capital stock and Company Stock in lieu of any fractional Parent Shares, the Exchange Agent will make available such amounts to such holders of shares of HoldCo capital stock and Company Stock without interest.

            (c)    Distributions with Respect to Unexchanged HoldCo Capital Stock and Company Stock.    No dividends, interest payments or other distributions declared or paid after the Effective Time with respect to Parent Shares with a record date after the Effective Time will be paid to any former holder of shares of HoldCo capital stock and Company Stock with respect to Parent Shares represented thereby until the amounts contemplated by Article II have been delivered to such holder by the Exchange Agent. Subject to escheat, Tax or other applicable law following such delivery, the Exchange Agent will deliver to the holders of Parent Shares, without interest (i) at the time of such delivery, the amount of dividends or other distributions payable in respect of such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such delivery and (ii) at the appropriate payment date, the amount of dividends, interest payments or other distributions, with a record date after the Effective Time but a payment date occurring after delivery, payable with respect to such Parent Shares.

            (d)    Transfers of Ownership.    If amounts contemplated by Article II to be paid such that Parent Shares are to be issued to, or cash is to be remitted to, a Person other than the Person in whose name the surrendered Certificate is registered, it will be a condition of such exchange that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will pay to the Exchange Agent any transfer or other Taxes required by reason of the issuance of Parent Shares or payment of cash to a Person other than the registered holder of the Certificate surrendered, or established to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

            (e)    Transfer Books; No Further Ownership Rights In HoldCo Common Stock.    At the HoldCo Merger Effective Time, the stock transfer books of HoldCo will be closed and thereafter there will be no further registration of transfers of shares of HoldCo capital stock on the records of HoldCo. From and after the HoldCo Merger Effective Time, the former holders of shares of HoldCo capital stock will cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable law. If, after the HoldCo Merger Effective Time, Certificates in respect of HoldCo capital stock are presented for any reason, they will be cancelled and exchanged as provided in this Article II.

            (f)    Transfer Books; No Further Ownership Rights In Company Stock.    At the Company Merger Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of shares of Company Stock on the records of the Company. From and after the Company Merger Effective Time, the former holders of shares of Company Stock will cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable law. If, after the Company Merger Effective Time, Certificates in respect of Company Common Stock are presented to for any reason, they will be cancelled and exchanged as provided in this Article II.

            (g)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time will, at the request of Parent, be delivered to Parent to be held in trust for such holders. Such holders of Certificates will be entitled thereafter only to look to Parent (subject to abandoned property, escheat, statute of limitations or other similar laws) only as general creditors thereof with respect to the Common Stock Merger Consideration and any cash in lieu of fractional Parent Shares and any dividends or distributions payable upon due surrender of the Certificates. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock or HoldCo capital stock immediately prior to such time as such amounts otherwise would escheat to or become property of any Governmental Entity will, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding anything to the contrary in this Section, neither BNP Paribas, The Bank of New York, Parent nor any party hereto will be liable to a holder of share of Company Common Stock or HoldCo capital stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (h)    Required Withholding.    Each of BNP Paribas, The Bank of New York, Parent and the surviving corporation of any of the Mergers will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Stock or HoldCo capital stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable law. To the extent such amounts are so deducted or withheld, the amount of such consideration will be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

            (i)    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Company Merger Effective Time and held by a holder who has not voted in favor of the Company Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL (collectively, the "Dissenting Shares") will not be converted into the right to receive the Common Stock Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses such holder's rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with applicable law. If, after the Company Merger Effective Time, such holder fails to perfect or withdraws or loses such holder's right to appraisal, or if it is determined that such holder does not have an appraisal right, such shares of Company Common Stock will be treated as if they had been converted as of the Company Merger Effective Time into the right to receive the Common Stock Merger Consideration. The Company will give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent will have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable law. The Company will not, except with prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable law. The Exchange Agent will withhold the Common Stock Merger Consideration with respect to each Dissenting Share and, upon Parent's request, will promptly return to Parent the Common Stock Merger Consideration made available to the Exchange Agent by Parent pursuant to Section 2.5(a) to pay for shares for which appraisal rights are perfected.

            (j)    Lost, Stolen or Destroyed Certificates.    In the event any Certificates have been lost, stolen or destroyed, the Exchange Agent will issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Common Stock Merger Consideration, cash for fractional shares, if any, and any dividends or distributions payable pursuant in each case, pursuant hereto; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

ARTICLE III

COMPANY REPRESENTATIONS AND WARRANTIES

        The Company represents and warrants to Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3, subject to such exceptions as are set forth in the disclosure schedule delivered by Company to Parent on the date hereof (the "Company Disclosure Schedule"), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Company specifically referred to in the applicable numbered and lettered sections and subsections of this Article III to which each exception refers as well as such other representations and warranties to the extent that it is reasonably apparent on the face of the Company Disclosure Schedule that such disclosure is applicable.

          Section 3.1    Organization.

            (a)   The Company and each Company Subsidiary (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in the cases of clauses (ii) and (iii) above, where such failure to have such power or authority or to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect. Section 3.1(a) of the Company Disclosure Schedule sets forth each jurisdiction where the Company or any Company Subsidiary so qualified, licensed or admitted to do business.

            (b)   The Company has made available to Parent or its counsel complete and correct copies of the certificate of incorporation and bylaws or equivalent governing instruments of the Company and each Company Subsidiary, as is in effect on the date hereof. None of the Company or any of the Company Subsidiaries is in material violation of any provision of its certificate of incorporation or bylaws or equivalent governing instruments.

            (c)   Section 3.1(c) of the Company Disclosure Schedule sets forth a true and complete list of all of the Company Subsidiaries as of the date hereof, indicating the name, jurisdiction of organization and the Company's equity interest in, each such entity, and each of such entity's officers and directors. Other than with respect to the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation, partnership, joint venture or other business association or entity, other than securities of any publicly-traded equity in amounts less than one percent (1%), which the Company holds in its investment portfolio. Other than directors' qualifying shares required under applicable law, all of the outstanding capital stock of each Company Subsidiary is owned directly or indirectly by the Company free and clear of all mortgages, pledges, claims, liens, charges, encumbrances, options or security interests of any kind or nature whatsoever (collectively, "Encumbrances"), except for restrictions imposed by applicable securities laws, and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities (or securities convertible into or exchangeable for securities having such rights) of any such Company Subsidiary to any Person except the Company.

          Section 3.2    Capitalization.

            (a)   As of the date hereof, the authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock, of which 76,106,805 shares were issued and outstanding as of July 17, 2003 and 250 shares are issued and held in the treasury of the Company. As of the date hereof, 22,700,000 shares were reserved for issuance pursuant to the

    Company Option Plans, and 17,764,694 shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Stock Options as of July 17, 2003. As of the date hereof, 5,250,000 shares are reserved for issuance pursuant to the Company's 2002 Stock Option Plan and 2002 Director Option Plan, and no options to acquire shares of the Company Common Stock are outstanding under the 2002 Stock Option Plan and the 2002 Director Option Plan. As of the date hereof, there are no warrants outstanding to purchase shares of Company Common Stock. All of the outstanding shares of the Company Common Stock are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Company Stock Options, prior to the Company Merger Effective Time will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights.

            (b)   Section 3.2(b) of the Company Disclosure Schedule sets forth a complete list of options under the 1999 Stock Option Plan and the 2000 Stock Option Plan (collectively, the "Company Option Plans") outstanding as of the date hereof, showing the date of grant, whether or not such Company Stock Option is intended to be an incentive stock option or a non-qualified stock option, the exercise price of each Company Stock Option, and the number of shares of Company Common Stock issuable upon exercise of each Company Stock Option. All of such Company Stock Options have been granted to employees, directors, or consultants of the Company or a Company Subsidiary in the ordinary course of business consistent with past practices. All Company Stock Options granted under the Company Option Plans have been granted pursuant to option award agreements in substantially the form attached as an exhibit to Section 3.2(b) of the Company Disclosure Schedule. The Company has made available to Parent or its counsel complete and correct copies of the Company Option Plans and all forms of option agreements.

            (c)   There are no bonds, debentures, notes or other indebtedness having general voting rights or which are convertible into or exchangeable for equity securities (any of the foregoing, "Convertible Debt") of the Company or any Company Subsidiary issued and outstanding as of the date hereof. As of the date hereof, (i) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Convertible Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (ii) there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any Company Subsidiary or any affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity.

            (d)   All outstanding shares of Company Common Stock, all outstanding Company Stock Options and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (i) all applicable laws, including applicable securities laws, and (ii) all material requirements set forth in applicable agreements or instruments.

          Section 3.3    Authority; Consents and Approvals; No Violations.

            (a)   Subject to the approval of the Company Merger by the Company's stockholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Company Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the Company Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Company Merger and the other transactions contemplated hereby, the approval and adoption of this Agreement and the approval of the Company Merger by the requisite vote of the Company's stockholders and the filing of the Company Certificate of Merger pursuant to the DGCL. The affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Common Stock to approve and adopt this Agreement and approve the Company Merger is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and approve the Company Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and HoldCo, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

            (b)   The execution and delivery of this Agreement by the Company, and the performance of this Agreement by the Company and the consummation by the Company of the Company Merger and the other transactions contemplated by this Agreement, do not and will not, (i) conflict with or violate the certificate of incorporation or bylaws of the Company or the equivalent organizational documents of any of the Company Subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Company Merger by the Company's stockholders as contemplated in Section 8.1, and compliance with the requirements set forth in Section 3.3(c) below, conflict with or violate any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, guidance, code, order, judgment, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity ("Legal Requirement") applicable to the Company or any of the Company Subsidiaries or by which the Company or any of the Company Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any of the Company Subsidiaries pursuant to any Company Identified Contract.

            (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the Company Merger and the other transactions contemplated hereby, except for (i) the filing of the Company Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of an information statement or proxy statement, as the case may be (the "Company Information Statement"), with the Securities Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the filing and effectiveness of the Registration Statement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and the filings as may be required under applicable federal, foreign and state securities (or related) laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and, if applicable, any other antirust or competition laws of other jurisdictions (the "Foreign Antitrust Filings"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or "blue sky" laws and the securities laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made individually or in the aggregate would not be material to the Company, Parent or the Surviving Corporation or materially adversely affect the ability of the parties hereto to consummate the Company Merger within the time frame in which the Company Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iv) are referred to herein as the "Company Necessary Consents."

          Section 3.4    Company SEC Filings; Financial Statements.

            (a)   The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since June 30, 2000 and has made available to Parent or its counsel such forms, reports and documents in the form filed with the SEC (including the Company's registration statement on Form S-1 filed on May 23, 2003, as amended (the "Company Form S-l")), and as those documents have been amended and including such documents that the Company may file subsequent to the date hereof (the "Company SEC Filings"). As of their respective dates, the Company SEC Filings (i) were prepared and timely filed in accordance with and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder and (ii) did not at the time they were filed (or if amended or superceded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

            (b)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Filings (including such financial statements as were incorporated by reference) (the "Company Financial Statements") (i) complied in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any similar or successor form under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated therein, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The reserves reflected in the Company Financial Statements have been calculated in accordance with GAAP. The balance sheet of the Company contained in the Company SEC Filings as of March 28, 2003 is hereinafter referred to as the "Company Balance Sheet."

            (c)   The Company has made available to Parent or its counsel (i) a complete and correct copy of any amendments or modifications to the Company Form S-1 or other Company SEC Filings, which have not yet been filed with the SEC but that the Company intends to file as of the date hereof, and (ii) complete and correct copies of any correspondence with, and inquiries from, the SEC with respect to previously filed Company SEC Filings since June 30, 2000 other than ministerial correspondence generated in connection with the submission of filings under Section 16 of the Exchange Act and requests for and responses to requests for Edgar identification codes.

            (d)   The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

            (e)   All accounts receivable of the Company, whether reflected in the Company Balance Sheet or otherwise, are current and arose from valid transactions in the ordinary course of business and consistent with past practices with unrelated third parties.

            (f)    The Company has implemented "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed to ensure that material information relating to the Company and the Company Subsidiaries is made known to the Company's chief executive officer and chief financial officer. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by the Company's chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true, accurate and complete, and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

            (g)   Since June 30, 2000, neither the Company nor any Company Subsidiary nor, to the Company's Knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company's board of directors or any committee thereof or to any director or officer of the Company.

          Section 3.5    Absence of Certain Changes.    Except as disclosed in the Company SEC Filings filed since the date of the Company Balance Sheet and through the date hereof and, as contemplated by this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in all material respects only in the ordinary course of business consistent with past practices and in compliance in all material respects with all applicable laws and regulations and, specifically and without limitation of the foregoing, there has not been, with respect to the Company or any Company Subsidiaries:

            (a)   a Company Material Adverse Effect;

            (b)   (i) any split, combination or reclassification of any capital stock, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the shares of capital stock, or any purchase, redemption or other acquisition of any of the shares of capital stock or any other securities or other partnership interests or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees or consultants following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, or (iii) any amendment of any material term of any outstanding security;

            (c)   any (i) change in pricing or royalties set or charged to customers or licensees by the Company or any Company Subsidiary or in pricing or royalties set or charged by Persons who have licensed technology to the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practices, (ii) any disposing or impairment of or permitting to lapse of any Company Intellectual Property Rights, (iii) disposing of or disclosing (except as necessary in the conduct of its business) to any Person other than Representatives of Parent any Trade Secret or other Intellectual Property Rights not theretofore a matter of public knowledge, or (iv) any material change to the Company's or any Company Subsidiary's rights to use an Intellectual Property Rights licensed from a third party, except, in the case of (i) through (iv) in the aggregate, as would not be material to the Company and the Company Subsidiaries, taken as a whole;

            (d)   any sale, transfer, or other disposition of any material properties or assets (whether real, personal or mixed, tangible or intangible) except in the ordinary course of business consistent with past practices;

            (e)   (i) any assumption, guarantee, endorsement or liability otherwise incurred (whether directly, contingently or otherwise) for the obligations of any other Person other than those of the Company or any Company Subsidiary, or (ii) any making of any loan, advance or capital contribution to or investment in any Person, including any director, officer or other affiliate of the Company, other than (A) loans, advances or capital contributions to or investments in wholly-owned Company Subsidiaries or entities that became wholly-owned Company Subsidiaries made in the ordinary course of business, (B) investments made in accordance with the Company's investment guidelines, a copy of which has been made available to Parent or its counsel, and in the ordinary course of business and consistent with past practices, and (C) travel and entertainment expense advances in the ordinary course of business;

            (f)    (i) any material Tax election or material change in any Tax election, any material change in annual Tax accounting period or method of Tax accounting other than as required by applicable laws or regulations, any filing of any material amended Tax Returns, any entering into of a closing agreement, settlement of or consent to any Tax claim, any surrendering of any right to claim a material refund of Taxes, or any consent to any extension or waiver of the statutory period of limitation applicable to any material Tax claim, (ii) any material change in any method of accounting, method of accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the rules and regulations promulgated by the SEC, or (iii) any revaluation of any material assets, including, without limitation, writing-off notes or accounts receivable other than in the ordinary course of business;

            (g)   any loss of, or receipt of written notice of any intention to cancel or otherwise terminate, any Identified Contract that would be reasonably likely, individually or in the aggregate, to be material to the Company other than in the ordinary course of business consistent with past practices;

            (h)   (i) any increase or change in any compensation, benefits or bonus paid or made payable to any of their executive officers or directors or employees earning more than $150,000 in base salary annually, or any increase in severance or termination pay, or any material modification or amendment of any currently effective employment, severance, termination or indemnification agreement or any agreement or policy the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated hereby, in each case other than (A) in connection with periodic compensation or performance reviews, (B) for severance and release agreements made in connection with the termination of employment, (C) promotions, or (D) to the compensation of the sales force in the case of each of (A) through (D), in the ordinary course of business consistent with past practices, or (ii) any action taken to accelerate, amend or change the period of vesting or exercisability of options or restricted stock, or reprice options granted under any Company Option Plans or authorization of cash payments in exchange for any options granted under any Company Option Plans; or

            (i)    any agreement, whether in writing or otherwise, to take any action described in this Section 3.5.

          Section 3.6    No Undisclosed Liabilities.    Except as and to the extent disclosed in the Company Financial Statements or the Company SEC Filings and except for liabilities and obligations incurred in the ordinary course of business since the date of the Company Balance Sheet and through the date hereof, neither the Company nor any Company Subsidiary has incurred any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise) which would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

          Section 3.7    Real and Personal Property.

            (a)   The Company and the Company Subsidiaries do not own any real property.

            (b)   Section 3.7(b) of the Company Disclosure Schedule sets forth a complete list of all real property leased or occupied as of the date hereof by the Company or any of the Company Subsidiaries (the "Real Property"), for each of which the Company has made available a complete and accurate copy of the lease agreement, along with all amendments to Parent or its counsel. The leases for Real Property in which the amount of rental payments that the Company or any Company Subsidiary is required to make on an annual basis exceeds $500,000 are identified on Section 3.7(b) of the Company Disclosure Schedule with an asterisk (*) (the "Identified Leases").

            (c)   Neither the Company nor any Company Subsidiary is a party to any lease, sublease, assignment or similar arrangement under which the Company or any Company Subsidiary is a lessor, sublessor, assignor or otherwise makes available for use by any third party any portion of the Real Property.

            (d)   All leases of the Company and the Company Subsidiaries (i) are valid, binding and enforceable in accordance with their terms, (ii) are in full force and effect, and (iii) to the Company's Knowledge, were negotiated on an arms' length basis, and there are no existing material defaults by the Company or any Company Subsidiary thereunder and no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder.

            (e)   The Company and each of the Company Subsidiaries has good and valid title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the date of the Company Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Company Balance Sheet in the ordinary course of business, consistent with past practices), or with respect to Real Properties and assets, valid leasehold interests in, free and clear of all Encumbrances, except (i) Encumbrances for current Taxes not yet due, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) liens securing debt which are reflected on the Company Balance Sheet.

          Section 3.8    Litigation.    As of the date hereof, there is no action, suit, claim, binding arbitration proceeding or binding alternative dispute resolution proceeding, or investigation or proceeding by or before any court or Governmental Entity pending, or, to the Company's Knowledge, overtly threatened against, naming the Company or any Company Subsidiary or any of the Company's officers or directors (in their capacities as such) or any other party that the Company or any of the Company Subsidiaries may be obligated to indemnify as a party thereto or seeking to restrain, enjoin, alter or delay the consummation of the Company Merger or the other transactions contemplated hereby. There is no pending or effective judgment, decree or order against the Company, any Company Subsidiary or any of the Company's officers or directors (in their capacities as such). There is no litigation that the Company or any Company Subsidiary has pending against other parties. There have been no claims made or, to the Company's Knowledge, overtly threatened against the Company or any Company Subsidiary under any indemnification, contribution or reimbursement agreement to which the Company or any Company Subsidiary is a party or otherwise bound.

          Section 3.9    Compliance with Laws.

            (a)   The Company and the Company Subsidiaries are in compliance in all material respects with all material Legal Requirements. No investigation or review by any Governmental Entity is pending or, to the Company's Knowledge, has been overtly threatened against the Company or any Company Subsidiary. Neither the Company nor any of the Company Subsidiaries has received any written communication from a Governmental Entity (excluding routine inspections) that alleges that any of them is not in compliance with all material federal, state, foreign or local laws, rules and regulations. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of the Company Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company or the Company Subsidiaries, any acquisition of property material to the operation or conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted. The Company and the Company Subsidiaries hold, to the extent legally required, all licenses, permits and approvals from Government Entities that are material to the operation of the Company's and the Company Subsidiaries' business, taken as a whole, as currently conducted. The Company and the Company Subsidiaries are in compliance in all material respects with such licenses, permits and approvals.

            (b)   None of the Company, any Company Subsidiary or, to the Company's Knowledge, any directors or officers, agents or employees of the Company or any Company Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any payment in the nature of criminal bribery.

          Section 3.10    Intellectual Property; Privacy.

            (a)   Section 3.10(a) of the Company Disclosure Schedule lists as of the date hereof all Registered Company Intellectual Property Rights (excluding patent applications).

            (b)   Section 3.10(b) of the Company Disclosure Schedule lists as of the date hereof all existing License Agreements other than (i) Inbound License Agreements for Non-Material Computer Software, (ii) Outbound License Agreements which are nonexclusive software licenses of Computer Software to distributors, OEMs and end-users (other than the top 20 end-users by revenue) in the ordinary course of the business of the Company or any Company Subsidiary, and (iii) other License Agreements which are not material to the business of the Company or any Company Subsidiary. None of the Outbound License Agreements grant any third party exclusive rights to or under any material Company Intellectual Property Rights. To the Company's Knowledge, the Company and all Company Subsidiaries are in compliance with, and have not breached any material term of any of the License Agreements listed on Section 3.10(b) and, to the Company's Knowledge, all other parties to such License Agreements are in compliance with, and have not breached any term of, such License Agreements.

            (c)   There are no judgments or orders naming the Company or any Company Subsidiary which restrict the conduct of the business of the Company or any of the Company Subsidiaries in order to accommodate a third party's Intellectual Property Rights, other than such judgments or orders that would not have a Company Material Adverse Effect.

            (d)   The Company or one of the Company Subsidiaries is the sole owner of all right, title, and interest, free and clear of all Encumbrances (other than non-exclusive licenses), in and to all Registered Company Intellectual Property Rights registered in the United States and listed in Section 3.10(a) of the Company Disclosure Schedule.

            (e)   To the Company's Knowledge, the conduct of the business of the Company (including the design, development, marketing and sale of the products or services of the Company or the Company Subsidiaries) does not (except as may have been resolved) infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party or to constitute unfair competition or unfair trade practices under the laws of any jurisdiction, in each case to an extent which would reasonably be expected to have a Company Material Adverse Effect.

            (f)    In the one (1) year period preceding the date hereof, neither the Company nor any of the Company Subsidiaries has received any written communications from any third party alleging, or which reasonably could be construed as an allegation, that the operation of the business of the Company or any of the Company Subsidiaries or any act, product or service of the Company or any of the Company Subsidiaries, has infringed or misappropriated or does infringe or misappropriate the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction, in each case to an extent which is likely to have a Company Material Adverse Effect.

            (g)   To the Company's Knowledge, there is no pending or threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal or registration authority in any jurisdiction alleging that the conduct of the business of the Company or any Company Subsidiary has infringed or misappropriated or does infringe or misappropriate the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the laws of such jurisdiction.

            (h)   To the Company's Knowledge, no Person has infringed or misappropriated, or is infringing or misappropriating, any Company Intellectual Property Rights in a manner that would have a Company Material Adverse Effect. The Company is not a joint owner of any material Company Intellectual Property Rights.

            (i)    The Registered Company Intellectual Property Rights have not been cancelled or abandoned and have not expired or lapsed, except where the Company or a Company Subsidiary has elected, in the exercise of reasonable business judgment, not to pursue or maintain such Registered Company Intellectual Property Rights or where such rights have expired in the ordinary course. To the Company's Knowledge, all necessary registration, maintenance and renewal fees currently due in connection with any Registered Company Intellectual Property Rights have been made and all necessary documents, recordations and certificates in connection with such Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights.

            (j)    To the extent that any material Computer Software or patentable inventions have been developed or created by a third party (including any current or former employee of the Company or any of the Company Subsidiaries) for the Company or any Company Subsidiary, the Company or one of the Company Subsidiaries, as the case may be, has a written agreement with such third party with respect thereto, and the Company or one of the Company Subsidiaries thereby either (i) has, pursuant to such agreement or by operation of law, obtained ownership of the Intellectual Property Rights in such Computer Software or patentable inventions in, or (ii) has obtained a valid right to exploit the Intellectual Property Rights in such Computer Software or patentable inventions, in each case sufficient for the ongoing business of the Company or the Company Subsidiaries.

            (k)   The Company and the Company Subsidiaries have taken all reasonably necessary steps to protect their respective material Trade Secrets and any Trade Secrets of third parties provided to the Company or any of the Company Subsidiaries consistent with industry practice and otherwise to the extent deemed necessary by the Company or the Company Subsidiaries in the exercise of reasonable business judgment. Without limiting the foregoing, the Company and each of the Company Subsidiaries have enforced and do enforce a policy requiring all employees, contractors and other parties having access to such Trade Secrets to execute a proprietary information/confidentiality agreement, in substantially the form made available to Parent, with the Company or one of the Company Subsidiaries, as the case may be.

            (l)    To the Company's Knowledge, (i) the consummation of the Company Merger will not result in Parent being bound by any non-compete or other material restriction on the operation of Parent's business or the granting by Parent of any Parent Intellectual Property Rights to a third party (including a covenant not to sue).

            (m)  The Company and the Company Subsidiaries are in compliance with all applicable Legal Requirements relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of the Company or any of the Company Subsidiaries except where such failure to comply would not have a Company Material Adverse Effect. No claims have been asserted in writing against the Company or any of the Company Subsidiaries by any Person or entity alleging a violation of such Person's or entity's privacy, personal or confidentiality rights under any such Legal Requirements that could reasonably be expect to have a Company Material Adverse Effect.

            (n)   Section 3.10(n)(i) of the Company Disclosure Schedule lists as of the date hereof all agreements pursuant to where the Company has licensed, or provided copies of, material source code of the Company to third parties. Section 3.10(n)(ii) of the Company Disclosure Schedule lists as of the date hereof all agreements pursuant to which the Company has placed material source code into escrow. The license agreement set forth in Section 3.10(n)(iii)(a), if executed prior to the date hereof, would not have been required to have been disclosed in any section of the Company Disclosure Schedule. The source code agreement set forth in Section 3.10(n)(iii)(b) is not material to the business of the Company.

          Section 3.11    Taxes.

            (a)   The Company and all Company Subsidiaries (i) have timely filed (or there have been timely filed on their behalf) with the appropriate Tax Authority all material Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete in all material respects, and (ii) have timely paid in full (or there has been timely paid on their behalf), all material Taxes that are due and payable on such Tax Returns to the appropriate Tax Authorities.

            (b)   There are no liens for Taxes upon any property or assets of the Company or any Company Subsidiary thereof, except for liens for Taxes not yet due.

            (c)   No Federal, state, local or foreign Audits are pending with regard to any material Taxes or Tax Returns of the Company or any Company Subsidiary and, to the knowledge of the Company and the Company Subsidiaries, no such Audit is threatened.

            (d)   The Federal income Tax Returns of the Company and the Company Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired) for all periods through and including June 28, 2001 and as of the date hereof no deficiencies or adjustments have been threatened, proposed, asserted or assessed as a result of an Audit which have not been (x) resolved and fully paid or (y) reserved on the Company Financial Statements in accordance with GAAP.

            (e)   Neither the Company nor any Company Subsidiary is a party to any agreement providing for the allocation, indemnification, or sharing of Taxes or liabilities or losses related to Taxes and has not assumed the Tax liability (or liability or losses related thereto) of any other Person under contract or otherwise.

            (f)    Neither the Company nor any Company Subsidiary has been a member of any "affiliated group" (as defined in Section 1504(a) of the Code) other than the affiliated group of which Company is the "parent" and is not subject to Treasury Regulation Section 1.1502-6 (or any similar provision under foreign, state, or local law) for any period other than in connection with the affiliated group of which the Company is the "parent."

            (g)   No member of the "affiliated group" (as defined in Section 1504(a) of the Code) of which the Company is the common parent has recognized any material gain in connection with any intercompany transaction that has been and is as of the date hereof deferred for Federal, state, local or foreign income Tax purposes.

            (h)   The charges, accruals and reserves for Taxes with respect to the Company and the Company Subsidiaries reflected on the Company Financial Statements (excluding any provision for deferred income Taxes reflecting either differences between the treatment of items for accounting and income Tax purposes or carryforwards) are adequate under GAAP to cover Tax liabilities accruing through the date of such Company Financial Statements.

            (i)    Neither the Company nor any Company Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            (j)    The Company has made available to Parent or its counsel complete and correct copies of each of (i) all Audit reports, letter rulings, technical advice memoranda and similar documents issued by a Tax Authority relating to Taxes due from the Company or any

    Company Subsidiary and (ii) all closing agreements entered into by the Company or any Company Subsidiary with any Tax Authority, in each case existing on the date hereof.

            (k)   Neither the Company nor any Company Subsidiary has received written notice of any claim made by a Tax Authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

            (l)    Neither the Company nor any Company Subsidiary has granted any power of attorney (or similar authority) as to any matters regarding Taxes, Audits, or Tax Returns that will have effect as of the Closing Date.

            (m)  Neither the Company nor any Company Subsidiary has waived any statutory period of limitations for the assessment of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, which is currently outstanding, nor is any request to so waive or extend currently outstanding.

            (n)   The Company and all Company Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes (including maintenance of records), as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper Tax Authority all such amounts required.

            (o)   No issue relating to Taxes has been raised by any Tax Authority in any Audit, that by application of the same or similar principals, reasonably could be expected to result in a proposed deficiency for the Company or any of the Company Subsidiaries for any period not so examined. Further, to the knowledge of the Company and the Company Subsidiaries, no state of facts exist or has existed which would constitute grounds for the assessment of any material Tax liability for the Company or any of the Company Subsidiaries with respect to periods that have not been subject to an Audit, except for Tax liabilities that are adequately reflected on the Financial Statements in accordance with GAAP.

            (p)   To the knowledge of the Company and the Company Subsidiaries, no direct or indirect stockholder of the Company will be a five percent (5%) transferee shareholder (as defined in Treasury Regulation Section 1.367(a)- 3(c)(5)(ii)).

          Section 3.12    Employee Benefits.

            (a)   Since the date of the Company Balance Sheet through the date of this Agreement, there has not been any adoption or amendment (or an agreement to adopt or amend) in any material respect by the Company or any Company Subsidiary of any of the Benefit Plans. There exist, as of the date hereof, no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or the Company Subsidiaries, and any current or former officer or director of the Company or any Company Subsidiary. The Company does not have any commitment to establish any new Benefit Plan, to modify any Benefit Plan (except to the extent required by law or to conform any such Benefit Plan to the requirements of any applicable law), or to adopt any Benefit Plan.

            (b)   Section 3.12(b) of the Company Disclosure Schedule lists all Pension Plans, "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans sponsored, maintained, contributed to or required to be contributed to, by the Company or any Commonly Controlled Entity for the benefit of any current or former employees, officers, consultants or directors of the Company or any Company Subsidiary. The Company has made available to Parent or its counsel true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required (together with all summaries of modifications issued with respect thereto), (iv) each trust agreement and group annuity contract relating to any Benefit Plan, (v) the most recent actuarial valuation report with respect to each Benefit Plan (if any such report was required) and (vi) all material contracts and material written employee communications relating to each Benefit Plan. Each Benefit Plan has been administered in accordance with its terms and the Company and all the Benefit Plans are all in material compliance with all applicable provisions of ERISA, the Code and other applicable laws, including without limitation, applicable federal and state securities laws.

            (c)   All Pension Plans have been the subject of determination, notification, advisory and/or opinion letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code or have remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Benefit Plan, a true, complete and correct copy of each such determination, notification, advisory and/or opinion letter has been provided to Parent, and no such determination notification, advisory and/or opinion letter has been revoked nor has any event occurred since the date of the most recent determination, notification, advisory and/or opinion letter or application therefor for each Pension Plan that would adversely affect its qualification or materially increase its costs.

            (d)   Neither the Company, nor any Company Subsidiary, nor any Commonly Controlled Entity has at any time maintained, contributed or been obligated to contribute to any Benefit Plan that is subject to Title IV of ERISA, including any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

            (e)   No current or former employee, officer, or director of the Company or any Company Subsidiary will be entitled to any additional compensation or benefits or any acceleration of the time of payment, vesting or exercisability or any other enhancement of any compensation or benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

            (f)    The deduction of any amount payable pursuant to the terms of the Benefit Plans will not be subject to disallowance under Section 280G or 162(m) of the Code.

            (g)   No amount that could be received (whether in cash or property or the vesting of property) by any employee, consultant, officer or director of the Company or any Company Subsidiary would be an Excess Parachute Payment. No such person is entitled to receive any Parachute Gross-Up Payment and the Company's board of directors has not granted to any officer, director, consultant or employee of the Company any right to receive any Parachute Gross-Up Payment.

            (h)   No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees, officers, consultants or directors of the Company, any Company Subsidiary or any Commonly Controlled Entity after retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death, termination of service, or retirement benefits under any Pension Plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, such Company Subsidiary or any Commonly Controlled Entity, (iv) benefits, the full cost of which is borne by the current or former employee, officer, consultant or director

    (or his beneficiary or dependent), (v) life insurance benefits for which the employee, officer, consultant or director dies while in service with the Company, or (vi) any stock options that may be exercised after termination of employment or the director or consulting engagement.

            (i)    There are no pending or, to the Company's Knowledge, threatened claims by or on behalf of any Benefit Plan, by any employee or beneficiary under any Benefit Plan or otherwise involving any Benefit Plan (other than routine claims for benefits).

            (j)    Neither the Company nor any Company Subsidiary, nor any Commonly Controlled Entity, nor any of the Benefit Plans, nor any trust created thereunder nor any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company or any Company Subsidiary could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) or ERISA or a Tax imposed pursuant to Section 4975, 4976, or 4980B of the Code.

            (k)   With respect to each Benefit Plan that is subject to the laws or applicable customs or rules of relevant jurisdictions other than the United States, each such Benefit Plan has been administered in all material respects in accordance with its terms and applicable law.

          Section 3.13    Labor.

            (a)   There are no actions, suits, claims, charges, labor disputes or grievances pending, or to the Company's Knowledge, threatened involving the Company or any Company Subsidiary and any of their respective employees. There are no complaints, charges, lawsuits, arbitrations or other proceedings pending, or to the Company's Knowledge, threatened by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries alleging any claim for material damages including breach of any express or implied contract of employment, wrongful termination, infliction of emotional distress or violation of any federal, state or local statutes or regulations concerning terms and conditions of employment, including wages and hours, employee safety, termination of employment and/or workplace discrimination and harassment. To the Company's Knowledge, no employee of the Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company and disclosing to the Company or using Trade Secrets of any other Person. Since June 30, 2000, to the Company's Knowledge, there has been (i) no labor union organizing or attempting to organize any employees of the Company or any Company Subsidiary into one or more collective bargaining units, or (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Company or any Company Subsidiary, or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreements or other agreement with any labor organization applicable to the employees of the Company or any Company Subsidiary and no such agreement is currently being negotiated.

            (b)   To the Knowledge of the Company, (i) no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law involving the Company or any Company Subsidiary, and (ii) neither the Company nor any Company Subsidiary nor any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

            (c)   Since June 30, 2000, neither the Company nor any of the Company Subsidiaries has effectuated (i) a "plant closing" as defined in the WARN Act, affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of the Company Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of the Company Subsidiaries; nor has the Company or any of the Company Subsidiaries engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation similar to the WARN Act. To the Company's Knowledge, neither the Company's nor any of the Company Subsidiaries' employees has suffered an "employment loss" (as defined in the WARN Act) in the ninety (90) days prior to the date of this Agreement.

          Section 3.14    Environmental Matters.

            (a)   The Company and the Company Subsidiaries are in compliance in all material respects with Environmental Laws, including compliance with any permits or other governmental authorizations or the terms and conditions thereof and, to the Company's Knowledge, there are no circumstances that may be expected to prevent or interfere with such compliance in the future.

            (b)   To the Company's Knowledge, there are no past or present facts or circumstances that are reasonably likely to form the basis of any Environmental Claim against the Company or any Company Subsidiary or against any Person or entity whose liability for any Environmental Claim the Company or such Company Subsidiary has retained or assumed either contractually or by operation of law.

            (c)   The Company has made available to Parent or its counsel all assessments, reports, data, results of investigations or audits, or other information that is in the possession of, or, to the Company's Knowledge, reasonably available to, the Company relating to environmental matters at, or the environmental condition of, the Real Property.

          Section 3.15    Transactions with Affiliates.

            (a)   Except as set forth in the Company SEC Filings filed prior to the date hereof, there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and their respective affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursements of ordinary expenses).

            (b)   Except as set forth in the Company SEC Filings filed prior to the date hereof, to the Company's Knowledge, (i) no officer of the Company or any Company Subsidiary owns, directly or indirectly, any interest in (excepting not more than one percent (1%) stock holdings for investment purposes in securities of publicly-held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of the Company, and (ii) no officer or director of the Company or any of Company Subsidiary (x) has made, on behalf of the Company or any Company Subsidiary, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of the Company or any Company Subsidiary, or, to the Company's Knowledge, a relative of any of the foregoing, is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies), or (y) owes any money to the Company or any Company Subsidiary (except for reimbursement of advances in the ordinary course of business consistent with past practices).

            (c)   Since June 30, 2000, the Company has not, directly or indirectly, including through a Company Subsidiary, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company.

          Section 3.16    Insurance.    Each of the Company and each Company Subsidiary has policies of insurance and bonds of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Company and the Company Subsidiaries. There is no material claim pending under any insurance policies or bonds of the Company or any Company Subsidiary as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable prior to the date hereof under all such policies and bonds have been paid and the Company and the Company Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any such policies. Section 3.16 of the Company Disclosure Schedule sets forth as of the date hereof (a) a list of all policies of fire, liability, workers' compensation, and other forms of insurance maintained by the Company and each Company Subsidiary and (b) the annual premium for the directors' and officers' liability insurance maintained by the Company.

          Section 3.17    Certain Identified Contracts and Relationships.

            (a)   Except as filed as an exhibit to any of the Company SEC Filings, neither the Company nor any of the Company Subsidiaries is a party to or is bound by or any commitments or understandings regarding:

              (i)    any employment agreement or contract with any director, officer, employee or consultant, other than those that are terminable at-will by the Company or any of the Company Subsidiaries on no more than thirty (30) days' notice and without contractual liability or financial obligation (except for obligations imposed by applicable foreign laws) other than accrued wages, salary or benefits and other than any such agreement, contract or commitment pursuant to which the Company or the Company Subsidiaries have contractual liability of less than $150,000;

              (ii)   any agreement of indemnification or guaranty outside the ordinary course of the Company's business;

              (iii)  any agreement, contract or commitment containing any covenant limiting in any material respect the right of the Company or any of the Company Subsidiaries (i) to engage in any material line of business, (ii) to develop, market or distribute material products or services, or (iii) to compete with any Person, or granting any exclusive distribution rights with respect to a product or service material to the business of the Company and the Company Subsidiaries, taken as a whole;

              (iv)  any lease for personal property other than those entered into in the ordinary course of business on customary terms;

              (v)   any agreement, contract or commitment involving annual revenues to the Company or any of the Company Subsidiaries in excess of $500,000 which has not been terminated or performed in its entirety and not renewed and which may be, by its terms, terminated, without penalty, or which may, by its terms, have any of the obligations of the Company or any of the Company Subsidiaries adjusted, as a result of the execution of this Agreement or the consummation of the Company Merger, where such right of termination or adjustment would not have arisen or existed but for such execution or consummation;

              (vi)  any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company or any of the Company Subsidiaries after the date hereof of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of the Company Subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company Subsidiaries, and other than securities of any publicly- traded entity in amounts less than one percent (1%), which the Company holds in its investment portfolio as reflected in the Company SEC Filings;

              (vii) any agreement, contract or commitment to which the Company or any of the Company Subsidiaries is a party which expressly provides for payments by the Company or any of the Company Subsidiaries on an annual basis in an amount in excess of $250,000 other than agreements, contracts and commitments which may not be cancelled by the Company or any of the Company Subsidiaries, as the case may be, without penalty in excess of $250,000 upon notice of thirty (30) days or less; or

              (viii)   any agreements, contracts, commitments or understandings, whether written or unwritten, formal or informal, between the Company or any Company Subsidiary, on the one hand, and any of the HoldCo Stockholder, Seagate Technology LLC, VERITAS Software Corporation (or any predecessors to the respective businesses of the foregoing) or any of their respective directors, officers or affiliates (the "Seagate Affiliates"), on the other hand.

            (b)   Set forth in Section 3.17(b) of the Company Disclosure Schedule is (i) a list as of the date hereof of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company or any of the Company Subsidiaries in a principal amount in excess of $500,000 is outstanding or may be incurred on the terms thereof and (ii) the respective principal amounts currently outstanding thereunder as of the date hereof.

            (c)   All contracts, policies, agreements, leases, licenses, documents, instruments, arrangements and other commitments required to be listed in Section 3.17(a) and 3.17(b) of the Company Disclosure Schedule (together with the agreements required to be filed as an exhibit to any of the Company SEC Filings and the Identified Leases (the "Identified Contracts")) are in all material respects valid and binding agreements of the Company or a Company Subsidiary and, to the Company's Knowledge, each Identified Contract (other than those which expire prior to the Company Merger Effective Time) is in full force and effect, and neither the Company, any of the Company Subsidiaries nor, to the Company's Knowledge, any other party thereto, is in default in any material respect under the terms of any such Identified Contracts. The Company has made available to Parent or its counsel true and correct copies of all Identified Contracts that are material to the Company and the Company Subsidiaries, taken as a whole.

            (d)   During the twelve (12) month period preceding the date hereof, no customer individually accounted for more than five percent (5%) of the Company's gross revenues during such twelve (12) month period. Neither the Company nor any of the Company Subsidiaries has engaged in any fraudulent conduct with respect to any customer or supplier of the Company or any of the Company Subsidiaries.

          Section 3.18    Brokers' and Finders' Fees.    Except for the fees payable to Goldman, Sachs & Co., Inc. ("Goldman Sachs") pursuant to the engagement letter dated June 14, 2003, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders' financial advisors' or financial sponsors' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. A copy of the Company's engagement letter with Goldman Sachs has been previously provided to Parent and such engagement letter reflects the entire terms of engagement with the Company.

          Section 3.19    Opinion of Financial Advisor.    The Company has received the written opinion of Goldman Sachs, to the effect that, as of the date of such opinion, the Merger Consideration was fair to the Company's stockholders from a financial point of view, and a true and complete copy of such opinion will be delivered to Parent when available.

ARTICLE IV

HOLDCO REPRESENTATIONS AND WARRANTIES

        HoldCo represents and warrants to Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3, subject to such exceptions as are set forth in the disclosure schedule delivered by HoldCo to Parent on the date hereof (the "HoldCo Disclosure Schedule"), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of HoldCo specifically referred to in the applicable numbered and lettered sections and subsections of this Article IV to which each exception refers as well as such other representations and warranties to the extent that it is reasonably apparent on the face of the HoldCo Disclosure Schedule that such disclosure is applicable.

          Section 4.1    Organization.

            (a)   HoldCo (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the Cayman Islands, (ii) has the requisite power and authority to own its properties and to carry on its business as it is now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in the cases of clauses (ii) and (iii) above, where such failure to have such power or authority or to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

            (b)   HoldCo has made available to Parent or its counsel complete and correct copies of its certificate of incorporation and memorandum and articles of association, as is in effect on the date hereof. HoldCo is not in material violation of any provision of its memorandum and articles of association.

            (c)   HoldCo does not own, directly or indirectly, any capital stock or other equity securities of any corporation, partnership, joint venture or other business association or entity, other than (i) directors' qualifying shares required under applicable law and (ii) 75,001,000 shares of Company Common Stock, which are owned directly by HoldCo free and clear of all Encumbrances.

          Section 4.2    Capitalization.

            (a)   As of the date hereof, the authorized share capital of HoldCo consists of 50,000 shares of HoldCo, of which 2,000 shares are issued and outstanding. All of the outstanding shares of HoldCo are, and prior to the HoldCo Merger Effective Time will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights.

            (b)   There is no Convertible Debt of HoldCo issued and outstanding. There are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued share capital of HoldCo obligating HoldCo to issue, transfer or sell or cause to be issued, transferred or sold any shares or Convertible Debt of, or other equity interest in, HoldCo or securities convertible into or exchangeable for such shares or equity interests, or obligating HoldCo to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (ii) there are no outstanding contractual obligations of HoldCo to repurchase, redeem or otherwise acquire any shares of HoldCo or any affiliate of HoldCo or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any entity.

            (c)   All outstanding shares of HoldCo have been issued and granted in compliance with (i) all applicable laws, including applicable securities laws and (ii) all material requirements set forth in applicable agreements or instruments.

          Section 4.3    Authority; Consents and Approvals; No Violations.

            (a)   HoldCo has all requisite corporate power and authority to enter into this Agreement and to consummate the HoldCo Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the HoldCo of the HoldCo Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of HoldCo, have been approved with respect to the de-registration of HoldCo from the Cayman Islands to the State of Delaware by the requisite number of voting shares of HoldCo in accordance with the Companies Law (2003 Revision) of the Cayman Islands (the "Companies Law") and HoldCo's memorandum and articles of association, and other corporate proceedings on the part HoldCo are necessary to authorize this Agreement or to consummate the HoldCo Merger and the other transactions contemplated hereby, subject only to the filing of the HoldCo certificate of domestication, certificate of incorporation, and HoldCo Certificate of Merger pursuant to the DGCL and the filing of the special resolution, affidavit and payment of fees required by Section 226 of the Companies Law to de-register HoldCo from the Cayman Islands. This Agreement has been duly executed and delivered by HoldCo and, assuming the due authorization, execution and delivery hereof by Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and the Company, constitutes a valid and binding agreement of HoldCo, enforceable against HoldCo in accordance with its terms.

            (b)   The execution and delivery of this Agreement by HoldCo, and the performance of this Agreement by HoldCo and the consummation by HoldCo of the HoldCo Merger and the other transactions contemplated by this Agreement, do not and will not, (i) conflict with or violate HoldCo's memorandum and articles of association, (ii) conflict with any Legal Requirement applicable to HoldCo or by which HoldCo or any of its properties is bound or affected.

            (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by HoldCo in connection with the execution and delivery of this Agreement or the consummation by HoldCo of the HoldCo Merger and the other transactions contemplated hereby, except for (i) the filing of the special resolution, affidavit and payment of fees required by Section 226 of the Companies Law to de-register HoldCo from the Cayman Islands, (ii) the filing of the certificate of domestication and certificate of incorporation with the Secretary of State of the State of Delaware, and (iii) the filing of the HoldCo Certificate of Merger with the Secretary of State of the State of Delaware.

          Section 4.4    Business Operations.    HoldCo was formed solely for the purpose of owning shares of Company Common Stock. HoldCo does not own, and has never owned, any property or assets other than the shares of Company Common Stock and has not incurred any liabilities whatsoever other than in connection with the transactions contemplated by this Agreement. HoldCo has never engaged in any business other than owning the shares of Company Common Stock.

          Section 4.5    Authority; Consents and Approvals; No Violations.    HoldCo has timely filed (or there has been timely filed on its behalf) with the appropriate Tax Authority all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects.

ARTICLE V

PARENT REPRESENTATIONS AND WARRANTIES

        Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3, jointly and severally, represent and warrant to the Company, subject to such exceptions as are set forth in the disclosure schedule delivered by Parent to the Company on the date hereof (the "Parent Disclosure Schedule"), which disclosure schedule shall provide an exception to or otherwise qualify the representations or warranties of Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3, as the case may be, specifically referred to in the applicable numbered and lettered sections and subsections of this Article V to which each exception refers as well as such other representations and warranties to the extent that it is reasonably apparent on the face of the Parent Disclosure Schedule that such disclosure is applicable.

          Section 5.1    Organization.

            (a)   Parent is a société anonyme duly organized and validly existing under the laws of France. Each of Merger Sub 1, Merger Sub 2 and Merger Sub 3 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and each Parent Subsidiary (i) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (ii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except where such failure to have such power or authority or to be so qualified or licensed would not reasonably be expected to have a Parent Material Adverse Effect.

            (b)   Parent has made available to the Company or its counsel complete and correct copies of the certificate of incorporation and bylaws or equivalent governing instruments of Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3, as is in effect on the date hereof. Neither Parent nor any of Merger Sub 1, Merger Sub 2 or Merger Sub 3 is in material violation of any provision of its certificate of incorporation or bylaws or equivalent governing instruments.

          Section 5.2    Capitalization.

            (a)   As of July 17, 2003, the capital stock of Parent consisted of 63,189,929 Parent Ordinary Shares, of which (i) 24,484,011 are in the form of Parent ADSs, and (ii) 1,067,675 are held in the treasury of Parent. In addition, (i) 9,158,381 Parent Shares are authorized for issuance pursuant to outstanding options ("Parent Options"), (ii) 2,591,439 Parent Shares are available for issuance pursuant to Parent's 1999 Stock Option Plan and 2001 Stock Option Plan (the "Parent Option Plans"), (iii) 67,500 Parent Shares are authorized for issuance pursuant to outstanding warrants, (iv) 683,030 are authorized for issuance pursuant to the 1995 International Employee Stock Purchase Plan and the French Employee Stock Purchase Plan, and (v) 5,000,000 Parent Shares are authorized for issuance of securities of Parent giving immediate or deferred access to share capital of Parent with or without preferential subscription rights. All of the outstanding Parent Shares are, and all Parent Shares which may be issued pursuant to the exercise of outstanding stock options and warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid and not subject to preemptive rights.

            (b)   There is no Convertible Debt of Parent or any Parent Subsidiary issued and outstanding. Except as set forth in this Section 5.2 as of the date hereof, (i) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of Parent or any Parent Subsidiary obligating Parent or any Parent Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Convertible Debt of, or other equity interest in, Parent or any Parent Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent or any Parent Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (ii) there are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of the capital stock of Parent or any Parent Subsidiary or any affiliate of Parent or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Parent Subsidiary or any other entity.

            (c)   All outstanding Parent Shares, all outstanding Parent Options and all outstanding shares of capital stock of each Parent Subsidiary have been issued and granted in compliance in all material respects with (i) all applicable laws, including applicable securities laws and (ii) all requirements set forth in applicable material agreements or instruments.

          Section 5.3    Authority; Consents and Approvals; No Violations.

            (a)   Subject to the approval of the Mergers and the Capital Increase by Parent's stockholders, each of Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 has all requisite corporate power and authority to enter into this Agreement and to consummate the Mergers and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 of the Mergers and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 and no other corporate proceedings on the part of Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 are necessary to authorize this Agreement or to consummate the Mergers and the other transactions contemplated hereby, subject to the approval of the Mergers and the Capital Increase by the requisite vote of Parent's stockholders, the filing of the HoldCo Certificate of Merger, the Second HoldCo Certificate of Merger, the Company Certificate of Merger and the Second Company Merger Certificate of Merger (together, the "Certificates of Merger") pursuant to the DGCL. The affirmative vote of the holders of at least two-thirds of Parent Shares present or represented at Parent's stockholders meetings to approve the Mergers is the only vote of the holders of any class or series of Parent capital stock necessary to approve the Mergers. This Agreement has been duly executed and delivered by Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 and, assuming the due authorization execution and delivery hereof by the Company, constitutes a valid and binding agreement of Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3, enforceable against each of them in accordance with its terms. The Parent Shares to be issued pursuant to the Capital Increase and the Mergers, when issued in accordance with the terms hereof, will be duly authorized, validly issued and fully paid and will not be subject to preemptive rights.

            (b)   The execution and delivery of this Agreement by Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 do not, and the performance of this Agreement by Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 and the consummation by Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 of the Mergers and the other transactions contemplated by this Agreement will not, (i) subject to obtaining the approval of the Mergers and the approval of the Capital Increase, conflict with or violate the organizational documents of Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3, (ii) subject to obtaining the approval of the Mergers and the approval of the Capital Increase and issuance of Parent Shares pursuant to or in connection with the Mergers and compliance with the requirements set forth in Section 4.3(c) below, conflict with or violate any Legal Requirement applicable to Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3 or by which Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3 or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's, Merger Sub 1's, Merger Sub 2's or Merger Sub 3's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the material properties or assets of Parent or any of Parent Subsidiaries pursuant to any Parent Material Contract other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, terminations, amendments, accelerations, cancellations or Encumbrances that individually or in the aggregate would not have a Parent Material Adverse Effect or prevent or materially adversely affect the ability of Parent to consummate the Mergers within the time frame in which the Mergers would otherwise be consummated in the absence of such conflict, violation, breach, default, right, termination, amendment, acceleration, cancellation or Encumbrance.

            (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the Mergers and the transactions contemplated hereby, except for (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (ii) the filing of the Registration Statement and the Proxy Statements with the SEC in accordance with the Exchange Act and Securities Act and compliance with any other applicable requirements of the Exchange Act, the Securities Act and Nasdaq, and compliance with applicable requirements of the Commission des opérations de bourse (the "COB"), Euronext Paris ("Euronext") and the Conseil des marchés financiers (the "CMF," and collectively with the COB and Euronext, the "French Stock Exchange Authorities") relating to Parent Shares to be issued pursuant to the Capital Increase and compliance with any other applicable French securities or takeover laws and regulations, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws, the HSR Act and, if applicable, any Foreign Antitrust Filings, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or "blue sky" laws and the securities laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made individually or in the aggregate would not be material to the Company, Parent or the Surviving Corporation or materially adversely affect the ability of the parties hereto to consummate the Mergers within the time frame in which the Mergers would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iv) are referred to herein as the "Parent Necessary Consents."

          Section 5.4    Parent SEC Filings; Financial Statements.

            (a)   Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 2000 and has made available to the Company or its counsel such forms, reports and documents in the form filed with the SEC (as those documents have been amended and including those that Parent may file subsequent to the date hereof, the "Parent SEC Filings"). As of their respective dates, Parent SEC Filings (i) were prepared and timely filed in accordance with and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact or disclose any matter or proceeding required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC.

            (b)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Filings, (i) complied in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any similar or successor form under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of Parent and Parent Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated therein, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The reserves reflected in the Parent Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner in accordance with GAAP. The balance sheet of Parent contained in its quarterly report on Form 10-Q for the quarterly period ended March 31, 2003 is hereinafter referred to as the "Parent Balance Sheet."

            (c)   Parent has made available to the Company or its counsel (i) a complete and correct copy of any amendments or modifications to the Parent SEC Filings, which have not yet been filed with the SEC but that Parent intends to file as of the date hereof, (ii) complete and correct copies of any correspondence with, and inquiries from, the SEC with respect to previously filed Parent SEC Filings since June 30, 2000 other than ministerial correspondence generated in connection with the submission of filings under Section 16 of the Exchange Act and requests for and responses to requests for Edgar identification codes, and (iii) complete and correct copies of any correspondence with, and inquiries from, Nasdaq or the French Stock Exchange Authorities which in and of themselves constitute information currently material to Parent's business.

            (d)   Parent has implemented "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed to ensure that material information relating to Parent and Parent Subsidiaries is made known to Parent's chief executive officer and chief financial officer. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Parent's chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true, accurate and complete, and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

            (e)   Since June 30, 2000, neither Parent nor any Parent Subsidiary nor, to Parent's Knowledge, any director, officer, employee, auditor, accountant or Representative of Parent or any Parent Subsidiary has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent's board of directors or any committee thereof or to any director or officer of Parent.

          Section 5.5    Absence of Certain Changes.    Except as disclosed in the Parent SEC Filings filed since the date of the Parent Balance Sheet and through the date hereof and, as contemplated by this Agreement, Parent has conducted its business in all material respects only in the ordinary course of business consistent with past practices and in compliance in all material respects with all applicable laws and regulations and, specifically and without limitation of the foregoing, there has not been, with respect to Parent:

            (a)   any event, occurrence, development or state of circumstances or facts that has resulted in or constituted or that is reasonably likely to result in or constitute a Parent Material Adverse Effect; or

            (b)   (i) any split, combination or reclassification of any capital stock, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the shares of capital stock, or any purchase, redemption or other acquisition of any of the shares of capital stock or any other securities or other partnership interests or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees or consultants following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, or (iii) any amendment of any material term of any outstanding security.

          Section 5.6    No Undisclosed Liabilities.    Except as and to the extent disclosed in the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Filings (including such financial statements as were incorporated by reference) (the "Parent Financial Statements") and except for liabilities and obligations incurred in the ordinary cause of business since the date of the Parent Balance Sheet and through the date hereof, Parent has not incurred any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise) which would be reasonably expected to have a Parent Material Adverse Effect, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices.

          Section 5.7    Parent Material Contracts.    All contracts, policies, agreements, leases, licenses, documents, instruments, arrangements and other commitments that, as of the date hereof, are required to be filed as an exhibit to the Parent SEC Filings (the "Parent Material Contracts") are in all material respects valid and binding agreements of Parent and, to Parent's Knowledge, each Parent Material Contract (other than those which expire prior to the Effective Time) is in full force and effect, and neither Parent nor, to Parent's Knowledge, any other party thereto, is in default in any material respect under the terms of any such Parent Material Contracts.

          Section 5.8    Intellectual Property; Privacy.

            (a)   To Parent's Knowledge, the conduct of the business of the Parent and each Parent Subsidiary does not (except as may have been resolved) infringe or misappropriate the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction, in each case to an extent which would reasonably be expected to have a Parent Material Adverse Effect.

            (b)   In the one (1) year period preceding the date hereof, neither the Parent nor any of the Parent Subsidiaries has received any written communications from any third party alleging that the operation of the business of Parent or any of the Parent Subsidiaries has infringed or misappropriated or does infringe or misappropriate the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction, in each case to an extent which is likely to have a Parent Material Adverse Effect.

            (c)   To Parent's Knowledge there is no pending claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal or registration authority in any jurisdiction in which Parent or any Parent Subsidiary does business alleging that the conduct of the business of the Parent or any Parent Subsidiary has infringed or misappropriated or does infringe or misappropriate the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the laws of such jurisdiction.

            (d)   To Parent's Knowledge, no Person has infringed or misappropriated, or is infringing or misappropriating, any Parent Intellectual Property Rights in a manner that would have a Parent Material Adverse Effect.

          Section 5.9    Taxes.

            (a)   Parent and all Parent Subsidiaries (i) have timely filed (or there have been timely filed on their behalf) with the appropriate Tax Authority all material Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete in all material respects, and (ii) have timely paid in full (or there has been timely paid on their behalf), all material Taxes shown as due and payable on such Tax Returns.

            (b)   There are no material liens for Taxes upon any property or assets of Parent or any Parent Subsidiary thereof, except for liens for Taxes not yet due.

            (c)   The charges, accruals and reserves for Taxes with respect to the Company and the Company Subsidiaries reflected on the Parent Financial Statements (excluding any provision for deferred income Taxes reflecting either differences between the treatment of items for accounting and income Tax purposes or carryforwards) are adequate under GAAP to cover Tax liabilities accruing through the date of such Parent Financial Statements.

          Section 5.10    Merger Subs.    Each of Merger Sub 1, Merger Sub 2 and Merger Sub 3 was formed in connection with engaging in the transactions contemplated by this Agreement, and each of Merger Sub 1, Merger Sub 2 and Merger Sub 3 has engaged in no business other than in connection with the transactions contemplated hereby.

          Section 5.11    Availability of Funds.    Parent currently has access to sufficient immediately available funds in cash or cash equivalents, and will at the Closing have sufficient immediately available funds, in cash, to pay the aggregate amount of cash consideration set forth in Article II.

          Section 5.12    Litigation.    As of the date hereof, there is no action, suit, claim, binding arbitration proceeding or binding alternative dispute resolution proceeding, or investigation or proceeding by or before any court or Governmental Entity pending, or, to Parent's Knowledge, overtly threatened against, naming Parent or any of Parent's officers or directors (in their capacities as such) or any other party that Parent may be obligated to indemnify as a party thereto or seeking to restrain, enjoin, alter or delay the consummation of the Mergers or the other transactions contemplated hereby. There is no pending or effective judgment, decree or order against Parent, and Parent Subsidiary or any of Parent's officers or directors (in their capacities as such). There is no litigation that Parent or any Parent Subsidiary has pending against other parties.

          Section 5.13    Compliance with Laws.

            (a)   Parent is in compliance in all material respects with all material Legal Requirements. No investigation or review by any Governmental Entity is pending or, to Parent's Knowledge, has been overtly threatened against Parent. Parent has not received any written communication from a Governmental Entity (excluding routine inspections) that alleges that any of them is not in compliance with all material federal, state, foreign or local laws, rules and regulations. There is no agreement, judgment, injunction, order or decree binding upon Parent which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of Parent, any acquisition of property material to the operation of the business of Parent or the conduct of business by Parent as currently conducted. The Parent holds to the extent legally required, all licenses, permits and approvals from Government Entities that are material to the operation of Parent's business as currently conducted. The Parent is in compliance in all material respects with such licenses, permits and approvals.

            (b)   Neither Parent nor, to Parent's Knowledge, any directors or officers, agents or employees of Parent, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any payment in the nature of criminal bribery.

          Section 5.14    Brokers' and Finders' Fees.    Except for the fees payable to Thomas Weisel Partners LLC ("Thomas Weisel") pursuant to the engagement letter dated June 17, 2003, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders' financial advisors' or financial sponsors' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          Section 5.15    Opinion of Financial Advisor.    Parent has received the written opinion of Thomas Weisel to the effect that consideration to be paid by Parent to the holders of HoldCo Common Stock, Company Common Stock and options to acquire Company Common Stock in the aggregate, pursuant to the Mergers, is fair to Parent from a financial point of view as of the date of such opinion and a true and complete copy of such opinion will be delivered to Company when available.

ARTICLE VI

CONDUCT OF THE COMPANY'S BUSINESS PENDING THE MERGERS

          Section 6.1    Interim Conduct of the Company.

            (a)   During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except to the extent that Parent consents in writing, the Company will, and will cause each Company Subsidiary to use all reasonable efforts to carry on its business, in all respects material to the Company and the Company Subsidiaries taken as a whole, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its best efforts to preserve intact its present business organization.

            (b)   In addition, without limiting the generality of Section 6.1(a), except as permitted or contemplated by the terms of this Agreement or as provided in Section 6.1(b) of the Company Disclosure Schedule, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Company Merger Effective Time, the Company will not do, and will not permit any Company Subsidiary to do, any of the following:

              (i)    amend its articles or certificate of incorporation or bylaws or similar organizational documents;

              (ii)   (A) issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any Company Subsidiary, other than the issuance, delivery and/or sale of (1) shares of the Company Common Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date hereof, (2) stock options or other stock-based awards of or to acquire shares of the Company Common Stock granted under the Company Option Plans that are existing as of the date hereof, in the ordinary course of business in connection with periodic compensation reviews or ordinary course promotions or to new hires and which options or stock-based awards have a vesting schedule no more favorable than the Company's customary vesting schedule (it being understood that any such stock options granted after the date hereof will not vest prior to Closing, and that no stock options will be granted following the date of effectiveness the Registration Statement) and do not accelerate, or become subject to acceleration, directly or indirectly, as a result of the approval or consummation of the Company Merger (other than, in accordance with the terms of such plan or pursuant to a change of control agreement to which the optionee is already a party) in no event to exceed an aggregate 3,000,000 shares of Company Common Stock, (B) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, or (C) redeem, purchase or otherwise acquire any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares, except in connection with the exercise of repurchase rights or rights of first refusal in favor of the Company with respect to shares of the Company Common Stock issued upon exercise of Company Stock Options granted under the Company Option Plans;

              (iii)  (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of any other Person other than (1) in the ordinary course of business, (2) in connection with the financing of ordinary course trade payables consistent with past practices, or (3) loans, investments or guarantees by the Company or any of the Company Subsidiaries to, in or of the Company or any Company Subsidiary made in the ordinary course of business other than as contemplated by the operating plan of the Company for the fiscal year ending July 2, 2004, which has been approved by the Company's board of directors and a copy of which has been provided to Parent (the "Company 2004 Plan"), (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Person which is a Company Subsidiary) other than customary loans or advances to employees in each case in the ordinary course of business consistent with past practices, or (C) cancel any debts or waive any material claims or rights other than customer credits in the ordinary course of business;

              (iv)  except as required by Legal Requirements or pursuant to agreements or written policies in existence as of the date hereof or as contemplated by the Company 2004 Plan, (A) make any change in the compensation or benefits payable or to become payable to

      (y) any of its employees, agents or consultants or to Persons providing management services, which changes constitute a net aggregate change, or (z) its officers who report directly to the Chief Executive Officer of the Company, or members of the board of directors of the Company, (B) enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to (y) any of its employees, affiliates, agents or consultants, which changes constitute a net aggregate change, or (z) its officers who report directly to the Chief Executive Officer of the Company, or members of the Company's board of directors, (C) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such employees, agents, consultants or Persons providing management services, which changes constitute a net aggregate change, or its officers who report to the Chief Executive Officer of the Company and members of the board of directors of the Company, individually, pursuant to an employee benefit plan or otherwise, (D) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practices, (E) offer, grant or issue any stock options other than in a manner consistent with Section 6.1(b)(ii)(A)(2) or take any action to accelerate, amend or change the period of vesting or exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, (F) hire or terminate any officer who reports to the Chief Executive Officer of the Company (other than terminations for cause) or encourage any officer who would report or does report to the Chief Executive Officer of the Company to resign, or increase the number of employees in the aggregate in a manner inconsistent with the Company 2004 Plan, or (G) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

              (v)   permit to be cancelled or terminated, without reasonable efforts to maintain coverage, or cancel or terminate any insurance policy naming it as a beneficiary or loss payee, to be cancelled or terminated any insurance policy naming it as a beneficiary or payee;

              (vi)  (A) materially modify, amend or terminate any of the Identified Contracts that are material to the business of the Company and the Company Subsidiaries, taken as a whole, (B) waive, release or assign any material rights on claims under any of the Company Identified Contracts that are material to the business of the Company and the Company Subsidiaries, taken as a whole, (C) enter into any material commitment or transaction including entering into any material purchase, sale or lease of assets or real estate, or (D) enter into any agreement, including any material strategic alliance, material joint development or joint marketing agreement, any borrowing, capital expenditure or purchase, sale or material lease of assets or real estate, other than in the ordinary course of business consistent with past practices, (E) enter into any agreement pursuant to which Parent or the Surviving Corporation or any of their respective Subsidiaries, or, other than in the ordinary course of business consistent with past practices, the Company or any Company Subsidiary will be subject to any material exclusivity, non-compete or other similar restriction on their respective businesses following the Closing;

              (vii) (A) enter into any agreement or assignment which has the effect of transferring or licensing to any Person or entity or otherwise extending or modifying in any material respect the rights of any Person to use material Company Intellectual Property Rights (including the associated financial terms), other than non-exclusive licenses in the ordinary course of business consistent with past practices; (B) disclose to any Person other than Company employees and Representatives of Parent any material Trade Secret except pursuant to non-disclosure agreements or in the ordinary course of business consistent with past practices; (C) transfer, modify or terminate any agreement pursuant to which the Company has licensed Intellectual Property Rights material to the conduct of the business of the Company from any Person other than in the ordinary course of business consistent with past practices; and (D) not disclose any material source code to any third party except in the ordinary course of business consistent with past practices;

              (viii)   fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

              (ix)  (A) make any change in any material method of accounting, method of accounting principles or practice, except for such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the rules and regulations promulgated by the SEC, (B) make any Tax election or change any Tax election already made, adopt any Tax accounting method, except for such changes required by applicable law, rule or regulation, change any Tax accounting method, except for such changes required by applicable law, rule or regulation, enter into any closing agreement or settle any claim or assessment relating to Taxes other than settlements or assessments the result of which would not be material to the Company and the Company Subsidiaries, taken as a whole, or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment, or (C) file the 2003 United States federal income Tax return for the taxable year ending June 27, 2003 without Parent's consent, which shall not be unreasonably withheld, or (D) revalue any of its material assets, except as required by GAAP, applicable accounting requirements or the published rules and regulations of the SEC with respect thereto in effect during the periods involved other than in the ordinary course of business consistent with past practices;

              (x)   pay, discharge or satisfy any material claims, material liabilities or material obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practices, or of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto);

              (xi)  (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Mergers) other than liquidations, dissolutions, mergers, consolidations, restructurings, recapitalizations or other reorganizations of Company Subsidiaries that would not have a material effect on the business of the Company and the Company Subsidiaries, taken as a whole, (B) acquire or agree to acquire by purchasing any equity interest in or a material portion or all of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or, except in the ordinary course of business consistent with past practices, otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, or (C) sell, transfer, lease, mortgage, pledge, license, encumber, or otherwise dispose of, any of its properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

              (xii) take any action that would or is reasonably likely to result in any of the conditions to the Mergers set forth in Article IX not being satisfied, or would make many representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Company Merger Effective Time, or that would impair the ability of the Company to consummate the Company Merger in accordance with the terms hereof or materially delay such consummation;

              (xiii) (A) commence any litigation (except actions commenced in the ordinary course of business against third parties) or (B) except in the ordinary course of business consistent with past practices or as required by law, judicial order or decree or settle any litigation except in the ordinary course of business, it being understood that any settlement of litigation involving the payment by the Company or any Company Subsidiary of an amount in excess of $350,000 is not in the ordinary course of business; or

              (xiv)   enter into any written or oral agreement, contract, commitment or arrangement to take any of the actions described in (i) through (xiv) above.

            (c)   During the period commencing on the date hereof and continuing until the earlier of the Effective Time or termination of this Agreement, HoldCo will not conduct any business activities other than administrative activities in the ordinary course or activities in connection with or reasonably related to the Mergers and the other transactions contemplated by the Merger Agreement.

          Section 6.2    Acquisition Proposals.

            (a)   No Solicitation.

              (i)    The Company agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to any offer or proposal for a merger, consolidation or other business combination involving the Company, any acquisition of a substantial amount of the capital stock (or securities convertible into, or exchangeable or exercisable for, capital stock) or assets of the Company, any recapitalization with respect to the Company or any other transaction similar to any of the foregoing with respect to the Company other than pursuant to the transactions contemplated by this Agreement (a "Company Acquisition Proposal"). In addition, the Company agrees that it will not authorize its employees to continue any existing discussions, negotiations or communications with any Persons with respect to any Company Acquisition Proposal.

              (ii)   Except as provided in Section 6.2(c), the Company will not, and will not authorize or permit its Representatives or authorize its employees to, directly or indirectly (A) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making of any offer or proposal which constitutes, or is reasonably likely to lead to, any Company Acquisition Proposal, (B) enter into or participate in negotiations or discussions with, or provide any information or data to, any Person (other than Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 or any of their respective affiliates or Representatives) relating to any Company Acquisition Proposal, except as to the existence of these provisions, (C) make or authorize any statement, recommendation or solicitation in support of, or approve, any Company Acquisition Proposal, (D) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Company Acquisition Proposal or transaction contemplated thereby, or (E) grant any waiver or release under any standstill or similar agreement with respect to any equity securities of the Company or any of the Company Subsidiaries.

              (iii)  Any violation of the foregoing restrictions by any of the Company's Representatives will be deemed to be a breach of this Agreement by the Company, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company.

            (b)    Notification of Unsolicited Acquisition Proposals.    The Company will promptly notify Parent orally and in writing if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or any of its Representatives, in each case in connection with any Company Acquisition Proposal or a written indication that a Company Acquisition Proposal is under consideration indicating, in connection with such notice, the name of the Person making such Company Acquisition Proposal and the material terms and conditions thereof. The Company agrees that it will keep Parent informed, on a current basis, of the status and material terms of any Company Acquisition Proposal. The Company will provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company's board of directors) of any meeting of the Company's board of directors at which its board of directors is reasonably expected to discuss or consider any Company Acquisition Proposal.

            (c)    Superior Proposals.    Notwithstanding the foregoing, until such time as the Company Merger is approved by the Company's stockholders in accordance with applicable law, the Company may furnish information concerning its business, properties or assets to any Person pursuant to an executed confidentiality agreement with terms (i) no less favorable to the Company than those contained in the Confidentiality Agreement, (ii) which will not include any provision calling for any exclusive right to negotiate with such party and which (iii) will not have the effect of prohibiting the Company from satisfying its obligations under this Agreement, and may participate in discussions and negotiations with such Person concerning any Company Acquisition Proposal if, but only if, (y) such Person has on an unsolicited basis, and in the absence of any willful or knowing violation of this Section 6.2 by the Company or any of its Representatives, submitted a bona fide written Company Acquisition Proposal to the Company, and (z) in the good faith judgment of the Company's board of directors, upon the advice of outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would be reasonably likely to result in a violation of its fiduciary duties under applicable law. The Company will promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.

            (d)    Compliance with Applicable Law.    Notwithstanding the foregoing, nothing contained in this Section 6.2 or any other provision hereof will prohibit the Company or the Company's board of directors from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 or 14e-2 promulgated under the Exchange Act, or from complying with its disclosure obligations under applicable law; provided, however, that neither the taking or disclosing to the Company's stockholders of a position contemplated by Rules 14d-9 or 14e-2 nor compliance with the Company's disclosure obligations under applicable law shall relieve the Company or the Company's board of directors of their respective obligations and restrictions under this Agreement (including those articulated in this Section 6.2), or limit, restrict or otherwise impair the rights of Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 under this Agreement.

ARTICLE VII

CONDUCT OF PARENT'S BUSINESS PENDING THE MERGERS

          Section 7.1    Interim Conduct of Parent.

            (a)   During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Company Merger Effective Time, except to the extent that the Company consents in writing, Parent will use all reasonable efforts to carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its best efforts to preserve intact its present business organization.

            (b)   In addition, without limiting the generality of Section 7.1(a), except as permitted or contemplated by the terms of this Agreement or as provided in Section 7.1(b) of the Parent Disclosure Schedule, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent will not do any of the following:

              (i)    amend its articles or certificate of incorporation or bylaws or similar organizational documents;

              (ii)   (A) issue, sell, transfer, pledge, dispose of or encumber any shares of Parent capital stock or securities (including debt securities) convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of Parent, other than the issuance, delivery and/or sale of (1) Parent Shares pursuant to the exercise of stock options or warrants therefor outstanding as of the date hereof, (2) stock options or other stock-based awards of or to acquire Parent Shares granted under the Parent Option Plans that are granted in the ordinary course of business and (3) internal restructurings solely involving Parent and/or direct or indirect wholly-owned Parent Subsidiaries, (B) sell, transfer, pledge, dispose of or encumber any material amount of assets, (C) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than ordinary cash dividends, or (D) redeem, purchase or otherwise acquire any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares, except in connection with the exercise of repurchase rights or rights of first refusal in favor of the Parent with respect to Parent Shares issued upon exercise of Parent Options granted under the Parent Option Plans; provided, that any such redemption, purchase or otherwise acquisition of shares would not and would not reasonably be expected to result in the Parent Shares to be issued by virtue of the Mergers to be in excess of thirty-three and one-third percent (33-1/3%) of the total outstanding Parent share capital;

              (iii)  adopt a plan of complete or partial liquidation or dissolution;

              (iv)  take any action that would or is reasonably likely to result in any of the conditions to the Mergers set forth in Article IX not being satisfied, or that would impair the ability of Parent to consummate the Mergers in accordance with the terms hereof or materially delay such consummation; or

              (v)   enter into any written or oral agreement, contract, commitment or arrangement to take any of the actions described in (i) through (iv) above.

          Section 7.2    Acquisition Proposals.

            (a)    No Solicitation.

              (i)    Parent agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to any proposal for a merger, consolidation or other business combination resulting in a change of control of Parent or sale of all or substantially all of the Parent Shares or Parent's assets that would be reasonably likely to (A) materially adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement without material delay or (B) require a vote of Parent's stockholders prior to the Parent Stockholders' Meeting (a "Parent Acquisition Proposal"). In addition, Parent agrees that it will not authorize its employees to continue any existing discussions, negotiations or communications with any Persons with respect to any Parent Acquisition Proposal.

              (ii)   Except as provided in Section 7.2(c), Parent will not, and will not authorize or permit its Representatives or authorizes its employees to, directly or indirectly, (A) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries with respect to, the making of any offer or proposal which constitutes, or is reasonably likely to lead to, any Parent Acquisition Proposal, (B) enter into or participate in negotiations or discussions with, or provide any information or data to, any Person relating to any Parent Acquisition Proposal, except as to the existence of these provisions, (C) make or authorize any statement, recommendation or solicitation in support of, or approve, any Parent Acquisition Proposal, or (D) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Parent Acquisition Proposal or transaction contemplated thereby.

              (iii)  Any violation of the foregoing restrictions by any of Parent's Representatives will be deemed to be a breach of this Agreement by Parent, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Parent.

            (b)    Notification of Unsolicited Acquisition Proposals.    Parent will promptly notify the Company orally and in writing if any offer or proposal is received by, Parent or any of its Representatives which constitutes, or is reasonably likely to lead to a Parent Acquisition Proposal. Parent will provide the Company with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of Parent's board of directors) of (i) any meeting of Parent's board of directors at which its board of directors is reasonably expected to discuss or consider any Parent Acquisition Proposal, (ii) the taking of any actions referred to in Sections 7.2(a)(ii)(C) or (D), or (iii) the amendment, modification, withdrawal, condition or qualification of the recommendation of the board of directors of Parent or any committee thereof.

            (c)    Certain Parent Acquisition Proposals.

              (i)    Notwithstanding anything to the contrary in Section 7.2(a), Parent may furnish information concerning its business, properties or assets to any Person pursuant to an executed confidentiality agreement with terms no less favorable to Parent than those contained in the Confidentiality Agreement, and may take any of the actions referred to in Sections 7.2(a)(ii) (B) through (D) above concerning a Parent Acquisition Proposal if, but only if, (A) such Person has on an unsolicited basis, submitted a bona fide written

      Parent Acquisition Proposal to Parent, and (B) in the good faith judgment of Parent's board of directors, based on the advice of independent outside legal counsel, the failure to take any such action would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided, however, that the taking of any such action will not and shall not affect the validity or enforceability of this Agreement.

              (ii)   Nothing in this Section 7.2 will prevent Parent from responding to any unsolicited proposal or inquiry or engaging in negotiations or discussions or entering into any agreement with respect to any transaction that is not a Parent Acquisition Proposal; provided, that any agreement relating to such transaction will not and shall not affect the validity or enforceability of this Agreement.

            (d)    Compliance with Applicable Law.    Notwithstanding the foregoing, nothing contained in this Section 7.2 or any other provision hereof will prohibit Parent or Parent's board of directors from taking and disclosing to Parent's stockholders a position contemplated by Rules 14d-9 or 14e-2 promulgated under the Exchange Act or any similar situation provided for under similar applicable French law and regulations; provided, however, that the taking or disclosing to Parent's stockholders of a position contemplated by Rules 14d-9 or 14e-2 or any similar applicable French law and regulations shall not relieve Parent or Parent's board of directors of their respective obligations and restrictions under this Agreement (including those articulated in this Section 7.2), or limit, restrict or otherwise impair the rights of the Company under this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

          Section 8.1    Approval of Transactions; Stockholders' Meetings.

            (a)   Promptly following the domestication of HoldCo as contemplated by Section 8.30, HoldCo will submit to the HoldCo Stockholder for its approval and adoption (as appropriate) this Agreement, the HoldCo Merger and the other transactions contemplated hereby (the "HoldCo Proposal"). Immediately following the execution of this Agreement by the parties, the Company will submit to HoldCo for its approval and adoption (as appropriate) this Agreement, the Company Merger and the other transactions contemplated hereby (the "Company Proposals"). The Company will use its best efforts to obtain the approval and adoption (as appropriate) of the HoldCo Proposal and the Company Proposals by the HoldCo Stockholder and HoldCo, respectively, in accordance with this Section 8.1(a).

            (b)   As promptly as practicable following the approval and adoption of the Company Proposals by HoldCo, the Company will, in accordance with the applicable law, notify each Company stockholder that the Company Proposals have been approved and adopted by HoldCo and that appraisal rights are available under the DGCL, including by filing with the SEC the Company Information Statement in accordance with the Exchange Act. Parent will furnish all information concerning itself as the Company may reasonably request in connection with such actions and the preparation of any such notice and the Company Information Statement. Parent and its counsel will be given a reasonable opportunity to review and comment on the Company Information Statement (and any amendment or supplement thereto) prior to its being filed with the SEC.

            (c)   Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is terminated in accordance with its terms, the Company will notify its stockholders with respect to the approval and adoption of the Company Proposals in accordance with applicable law.

            (d)   Immediately following the execution of this Agreement, Parent in its capacity as the sole stockholder of each of Merger Sub 1, Merger Sub 2 and Merger Sub 3 shall approve and adopt this Agreement and approve the Mergers.

          Section 8.2    Approval by Parent.

            (a)   As promptly as practicable, Parent, through its board of directors, will convene a meeting of its stockholders (the "Parent Stockholders' Meeting") for the purpose of voting upon, and will use its reasonable best efforts to solicit from its stockholders a vote in favor of, (i) approval of the Mergers, (ii) approval of the issuance of Parent Shares pursuant to the Capital Increase, (iii) the appointment of two additional members to Parent's board of directors as contemplated by Section 8.8, and (iv) such other matters as Parent reasonably believes are necessary to be approved under applicable law to consummate the Mergers in accordance with the terms hereof (collectively, the "Parent Proposals"). Notwithstanding anything in this Agreement to the contrary, (y) Parent shall be permitted to adjourn the Parent Stockholders' Meeting, from time to time, until such time as all other conditions set forth in Article IX (other than conditions which by their terms are to be satisfied at Closing) have been satisfied or duly waived and (z) unless this Agreement is terminated in accordance with its terms, Parent will call, hold and convene the Parent Stockholders' Meeting for the purpose of considering the approval of the Parent Proposals.

            (b)   Subject to the provisions of this Section 8.2(b), Parent's board of directors will recommend that Parent's stockholders vote in favor of the Parent Proposals. Neither Parent's board of directors nor any committee thereof will amend modify, withdraw, condition or qualify the recommendation in a manner adverse to the Company unless Parent's board of directors determines in good faith, based on the advice of independent outside legal counsel, that the failure to so amend, modify or withdraw, condition or qualify the recommendation would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

          Section 8.3    Parent Proxy Statement; Registration Statement.

            (a)   As promptly as practicable after the execution of this Agreement, Parent will prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") for the registration under the Securities Act of the Parent Shares to be issued pursuant to the Mergers. The Company will furnish all information concerning itself as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement. Parent will use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable and to keep the Registration Statement effective as long as necessary to consummate the transactions contemplated by this Agreement. The Company and its counsel will be given a reasonable opportunity to review and comment on the Registration Statement (and any amendment or supplement thereto) prior to it being filed with the SEC.

            (b)   Prior to the effective date of the Registration Statement, Parent will take all or any action required under any applicable U.S. federal or state and non-U.S. securities laws in connection with the issuance of Parent Shares pursuant to the Mergers.

            (c)   As promptly as practicable after the execution of this Agreement, (i) Parent will seek the appointment of commissiares aux apports in connection with the Mergers, (ii) Parent will prepare, publish and/or make available, to the extent required, and in accordance with the applicable French law and regulations, to Parent's stockholders the resolutions related to the Parent Proposals, the rapport du conseil d'administration à l'assemblée and the rapport des commissaires aux apports (together with any amendments thereof or supplements thereto, the "Parent Proxy Statement") relating to the Parent's Stockholders' Meeting to be held to consider approval of the Parent Proposals, and (iii) Parent will prepare and file with the French Stock Exchange Authorities all filings required (the "Parent French Filings") in connection with the Parent Stockholders' Meeting to be held to consider approval of the Parent Proposals. The Company will promptly furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Parent Proxy Statement and the Parent French Filings. The Company and its counsel will be given a reasonable opportunity to review and comment on the Registration Statement, the Parent Proxy Statement and the other Parent French Filings (and any amendment or supplement thereto) prior to them being filed with the applicable agency.

            (d)   The Parent Proxy Statement will include the recommendation of Parent's board of directors to Parent's stockholders in favor of the Parent Proposals, subject to Section 8.2(b).

            (e)   Parent will advise the Company, promptly after it receives notice thereof, of (i) the time when the Registration Statement has become effective, (ii) the issuance of any stop order, (iii) the suspension of the qualification of Parent Shares issuable in connection with the Mergers for offering or sale in any jurisdiction, (iv) any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, (v) any request by the COB or other French regulatory authority for amendment of the Parent Proxy Statement or other Parent French Filings or comments thereon and responses thereto or requests by the COB or other French regulatory authority for additional information, and (vi) the time at which the COB grants its approval, as the case may be, on the relevant Parent French Filings.

            (f)    The information supplied by Parent for inclusion in the Registration Statement will not, at (i) the time the Registration Statement is declared effective, and (ii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Company Information Statement will not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Company Merger Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement, the Parent French Filings or the Company Information Statement, Parent will promptly inform the Company. All documents that Parent is responsible for filing with the SEC or the COB in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder and with applicable French laws and regulations, respectively.

            (g)   The information supplied by the Company for inclusion in the Registration Statement will not, at (i) the time the Registration Statement is declared effective, and (ii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the Parent Proxy Statement will not, at (x) the time the Parent Proxy Statement (or any amendment thereof or supplement thereto) is first mailed or made available to the stockholders of Parent, and (y) the time of the Parent Stockholders' Meeting, and the information supplied by the Company for inclusion in the Parent French Filings at the time such Parent French Filings are filed with the COB will not, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statements or the Parent French Filings, the Company will promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

          Section 8.4    Confidentiality.

            (a)   The parties hereto acknowledge that Parent and the Company have previously executed a non-disclosure agreement dated June 17, 2003 (the "Confidentiality Agreement") which Confidentiality Agreement will continue in full force and effect in accordance with its terms. Parent agrees that its obligations with respect to confidentiality thereunder will apply to HoldCo and information concerning HoldCo to the same extent as the Company as though HoldCo were a party thereto. In addition, the parties hereto agree that the terms and conditions of the other transactions contemplated hereby, and information exchanged in connection with the execution hereof and the consummation of the other transactions contemplated hereby will be subject to the Confidentiality Agreement. Merger Sub 1, Merger Sub 2, Merger Sub 3 and HoldCo hereby agree that each will be bound by the confidentiality terms thereof to the same extent as Parent is bound by the terms thereof, as if each of them were a party thereto.

            (b)   Notwithstanding the foregoing, the parties (and each employee, Representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the Mergers and the other transactions contemplated hereby; provided, however, that neither party (nor any employee, Representative or other agent thereof) may disclose any information that is not relevant to understanding the Tax treatment and Tax structure of the Mergers and the other transactions contemplated hereby (including the identity of any party and any information that could lead another to determine the identity of any party), or any information to the extent that such disclosure could result in a violation of any federal or state securities law.

          Section 8.5    Public Disclosure.    The initial press release with respect to the execution of this Agreement will be a joint press release acceptable to Parent and the Company. Unless otherwise required by law (including federal, state and foreign securities laws), or, as to Parent, by the rules and regulations of the National Association of Securities Dealers, Inc. or the rules and regulations of the French Stock Exchange Authorities, no statement or other disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement, including the Mergers and the other transactions contemplated hereby, will be made by any party hereto unless approved by Parent and the Company prior to release; provided, that such approval will not be unreasonably withheld or delayed.

          Section 8.6    Listing of Parent Shares.

            (a)   Prior to the Effective Time, Parent will use all reasonable efforts to cause the Parent ADSs to be issued in the Mergers pursuant to the Capital Increase to be authorized for listing on the Nasdaq National Market (or such other stock exchange or trading system on which Parent ADSs are then primarily trading).

            (b)   Prior to the Effective Time, Parent will use all reasonable efforts to cause the Parent Ordinary Shares to be issued in the Mergers pursuant to the Capital Increase to be authorized for listing on Euronext.

          Section 8.7    Form S-8.    Parent will file a registration statement on Form S-8 (or any successor or other appropriate forms that Parent is eligible to use) under the Securities Act with respect to the Parent Shares subject to the Company Stock Option Plan, to the extent Form S-8 registration is available for such Parent Shares, as soon as practicable but, in any event, within five (5) business days following the Effective Time and will maintain the effectiveness of such registration statement(s) for so long as such options remain outstanding.

          Section 8.8    Board of Directors.    Parent will take all necessary action, subject to applicable law, to cause the number of members of Parent's board of directors to be increased by two (2) as of the Effective Time, and to use reasonable best efforts to cause the vacancies to be filled by (a) David J. Roux (or such other Person as may be designated in writing by HoldCo Stockholder at least forty-five (45) days prior to the filling of such vacancy; provided, that such Person is reasonably acceptable to Parent) and (b) one (1) individual who qualifies as an "independent" director of Parent pursuant to proposed and applicable law and regulations (the "Independent Director"). Parent's board of directors will in good faith propose and recommend for appointment one (1) current "independent" director of the Company to fill the Independent Director vacancy. The Company and its counsel will be given a reasonable opportunity to review and comment on Parent's board of directors resolution contemplated by this Section 7.8.

          Section 8.9    Affiliates.    Schedule 8.9 sets forth those Persons who are "affiliates" of the Company within the meaning of Rule 145 promulgated under the Securities Act (each such Person, an "Affiliate"). The Company will provide Parent such information and documents as Parent will request for purposes of reviewing such list. The Company has delivered, or will use all reasonable efforts to cause to be delivered, to Parent from each of its respective Affiliates, other than the HoldCo Stockholder and Affiliates of the HoldCo Stockholder, an executed Affiliate Agreement in form and substance reasonably satisfactory to the parties. Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 will be entitled to take all necessary steps to ensure that any Parent Shares issued to such Affiliates are identified as restricted securities within the meaning of Rule 144 promulgated under the Securities Act and that any resales of such Parent Shares will be made in accordance with an exemption from registration under the Securities Act or pursuant to an effective registration statement.

          Section 8.10    Access to Information.    HoldCo and the Company will, and will cause each Company Subsidiary to, afford Parent and its accountants, counsel and other Representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Company Merger Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel (subject to such reasonable procedures as the parties may agree), as Parent may reasonably request, and, during such period, upon request by Parent, the Company will, and will cause each Company Subsidiary to furnish promptly to Parent a copy of any report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and the Company will reasonably cooperate with Parent with respect to transition of employees following the Closing; provided, however, that the Company may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires such party to restrict or prohibit access to any such properties or information. Notwithstanding the foregoing, (a) no information retrieved from the Company's financial reporting system will be made available to Persons who are directly involved in pricing or any other competitive activity at Parent or any Parent Subsidiary, (b) Parent shall not use any information obtained from the Company or any Company Subsidiary pursuant to the access contemplated by this Section 8.10 for any purposes other than assessing the financial condition of the Company for purposes of this Agreement, and (c) Parent will not share, provide or sell the information to any third party or use the information in any manner that could reasonably be considered a restraint on competition or result in a violation of any applicable law. In addition, any information obtained from the Company or any Company Subsidiary pursuant to the access contemplated by this Section 8.10 shall be subject to the Confidentiality Agreement.

          Section 8.11    Notification.

            (a)    By the Company.    The Company shall give prompt notice to Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 8.2(a) or 8.2(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 8.11(a) will not limit or otherwise affect the remedies available hereunder to Parent or the representations, warranties or covenants of the Company or the conditions to the obligations of Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3.

            (b)    By Parent.    Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 8.3(a) or 8.3(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 8.11(b) will not limit or otherwise affect the remedies available hereunder to the Company or the representations, warranties or covenants of Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 or the conditions to the obligations of the Company.

          Section 8.12    Regulatory Filings; Reasonable Efforts.

            (a)    Regulatory Filings.    Each of Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and the Company will coordinate and cooperate with one another and will each use all reasonable efforts to comply with, and will each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and the Company will make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Mergers and the other transactions contemplated hereby, including (i) Notification and Report Forms with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") as required by the HSR Act, (ii) any other filing necessary to obtain any Company Necessary Consent or Parent Necessary Consent (together, the "Necessary Consents"), (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws, French company law, regulations of the French Stock Exchange Authorities and the securities laws of any foreign country, or any other Legal Requirement relating to the Mergers. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 8.12(a) to comply in all material respects with all applicable Legal Requirements.

            (b)    Exchange of Information.    Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and the Company each will promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 8.12(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of Parent and the Company will consult with the other prior to taking a position with respect to any such filing, will permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings related solely to this Agreement or the other transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity related solely to this Agreement or the other transactions contemplated hereby; provided, that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party may reasonably require such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

            (c)    Notification.    Each of Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and the Company will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 8.12(a), Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

            (d)    Reasonable Efforts.    Subject to the express provisions of Section 8.12(e) and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated hereby, including using all reasonable efforts to accomplish the following (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article IX to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents (provided, that the parties will discuss in good faith procedures to pursue third party consents with respect to the Mergers) (it being understood that failure to obtain any one or more such consents, in and of itself, shall not constitute a condition to Closing hereunder), (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, if, there is a reasonable possibility that the defending of such actions would result in their dismissal, removal, elimination or termination, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and the Company's board of directors will, if any takeover statute or similar Legal Requirement is or becomes applicable to the Company Merger, this Agreement or any of the other transactions contemplated hereby, use all reasonable efforts to ensure that the Company Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Company Merger, this Agreement and the other transactions contemplated hereby.

            (e)    Limitation on Divestiture and Litigation.    Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement will be deemed to require Parent, any Parent Subsidiary, the Company or any Company Subsidiary, or any of their respective affiliates to (i) except to the extent provided under Section 8.12(d)(iv), litigate or agree to litigate against any Governmental Entity or (ii) take or agree to take any Action of Divestiture which would be reasonably likely to materially adversely impact the benefits expected to be derived by Parent and Parent Subsidiaries in connection with the Company Merger and the other transactions contemplated hereby. For purposes of this Agreement, an "Action of Divestiture" will mean (x) making proposals, executing or carrying out agreements or submitting to Legal Requirements providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets that are material to Parent, any Parent Subsidiary, the Company or any Company Subsidiary or the holding separate of Company capital stock or imposing or seeking to impose any limitation on the ability of Parent, any Parent Subsidiary, the Company or any Subsidiary, to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of the Company's business or (y) otherwise taking any step to avoid or eliminate any impediment which may be asserted under any Legal Requirement governing competition, monopolies or restrictive trade practices.

          Section 8.13    Anti-Takeover Laws.    If any state takeover statute or similar law becomes or is deemed to become applicable to this Agreement, the Mergers or the other transactions contemplated hereby, the Company will take all action necessary to render such statute inapplicable to all of the foregoing. If any French takeover statute or similar law becomes or is deemed to become applicable to this Agreement, the Mergers or the other transactions contemplated hereby, Parent will take all action necessary to render such statute or other similar law inapplicable to all of the foregoing.

          Section 8.14    Rescission Offer.    Prior to Closing, the Company shall use all reasonable efforts to complete a written offer to repurchase securities in accordance with applicable law in order make a rescission offer to optionees and stockholders of the Company that received options to purchase shares of Company Common Stock under the Company's 1999 Stock Option Plan while such persons were residents of the States of California, Maryland or New York (the "Rescission Offer"). In connection with such Rescission Offer, the Company will offer to repurchase with funds from the Company's available cash balances: (i) outstanding shares of Company Common Stock at the exercise price at which such Person acquired the Company Common Stock upon exercise of a Company Stock Option plus applicable statutory interest; (ii) outstanding options to acquire Company Common Stock at twenty percent (20%) of the amount equal to the exercise price of the subject Company Stock Options multiplied by the total number of shares of Company Common Stock then subject to such Company Stock Options plus applicable statutory interest. If applicable, the Company will make filings with the California

  Department of Corporations, as well as any other state or other agency with whom the Company is so required to file.

          Section 8.15    Resignations and Appointments.    The Company shall use all reasonable efforts to obtain the resignations of all the members of the board of directors (or other similar governing bodies) of any Company Subsidiary which Parent lists in a written notice delivered to the Company, in the event Parent delivers such a notice, and have Persons chosen by Parent appointed as members of the board of directors (or other governing bodies) of such Company Subsidiaries effective as of the Effective Time.

          Section 8.16    Employee Benefits.

            (a)   Following the Effective Time, Parent will use all reasonable efforts to give each Continuing Employee (as defined below) credit for prior service with the Company and any Company Subsidiaries for purposes of (i) eligibility and vesting under any applicable employee benefit plans of Parent in which such Continuing Employee becomes eligible to participate at or following the Effective Time, provided that if the Company maintains a comparable Benefit Plan, service shall be credited solely to the extent that such service was or would have been credited for such purposes under such comparable plan, and (ii) determination of benefits levels under any vacation policy in which such Continuing Employee becomes eligible to participate at or following the Effective Time. Parent shall give credit under those applicable employee benefit plans of Parent that are welfare benefit plans and in which Continuing Employees become eligible to participate at or following the Effective Time, for all co-payments made, amounts credited toward deductibles and out-of-pocket maximums, and time accrued against applicable waiting periods, by Continuing Employees (including their eligible dependents), in respect of the plan year in which the Effective Time occurs but if the Company or any of its Subsidiaries maintains a comparable Benefit Plan, solely to the extent such waiting period requirements and conditions were not applicable to the particular Continuing Employee under such comparable Benefit Plan. For purposes of this Agreement, "Continuing Employees" shall mean those employees of Parent and employees of the Surviving Corporation as of the Effective Time who shall have been employees of the Company immediately prior to the Effective Time.

            (b)   If Parent maintains as of the Effective Date, a tax-qualified defined contribution 401(k) plan that accepts eligible rollover distributions within the meaning of Section 401(a)(31) of the Code, the assets of the Continuing Employees located in the US under the defined contribution 401(k) plan of the Company may be rolled over, to the extent permitted and in the form acceptable, to the 401(k) plan of the Parent.

            (c)   Parent agrees that the Continuing Employees may participate in the employee stock purchase plan sponsored by Parent (the "Parent ESPP"), commencing on the first date of the Offering Period (as defined in the Parent ESPP) coincident or immediately following the Effective Date and subject to the terms and conditions of the Parent ESPP, provided that no such participation is required hereunder to the extent that there are inadequate shares for such purpose under the Parent ESPP.

            (d)   Effective as of the Effective Time, for a period of one year following the Closing Date, or if shorter, until such time as the applicable Continuing Employee ceases to be employed by Parent or the Surviving Corporation, Parent shall or shall cause the Surviving Corporation to provide to Continuing Employees, (i) employee benefits that are substantially similar in the aggregate to those benefits provided to such employees by the Company immediately prior to the date hereof, or (ii) at Parent's election, employee benefits that are substantially similar in the aggregate to those benefits provided by Parent (or its applicable Subsidiary) to similar situated employees of Parent (or its applicable Subsidiary).

            (e)   Prior to the Effective Time, Parent and the Company will together develop retention programs for Continuing Employees who are key employees whom the Parent desires to continue employment. Prior to the Effective Time, Parent and the Company will together develop severance plans for Continuing Employees who cease employment within one year of the Closing Date that are comparable to those of the Parent's standard practices.

            Notwithstanding the foregoing, nothing in this Agreement shall be interpreted as conferring, or intending to confer, on any Continuing Employee or other Company employee a right to continued employment with the Company, the Surviving Corporation or Parent.

          Section 8.17    VERITAS Agreement.    The Company shall use all reasonable efforts to procure from VERITAS Software Corporation ("VERITAS"), prior to the Closing, a written release of the Company from its obligations under that certain Indemnification Agreement, dated as of March 29, 2000, as amended, by and among VERITAS, Suez Acquisition Company (Cayman) Limited and certain other persons who executed a Joinder Agreement thereto, as contemplated by Section 17 (successors) thereof; provided, however, that notwithstanding the foregoing, or anything to the contrary contained in this Agreement, the Company shall not be required to make payments, expand monies or otherwise agree to any economic arrangements or concessions to satisfy its obligations under this Section 8.17.

          Section 8.18    Financial Statements and Consents of Accountants.    The Company will use all reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable SEC and COB regulations, (ii) the reasonable review of any Company audit or review work papers for up to the past three (3) years, including the examination of selected financial statements and data, and (iii) the delivery of such representations from the Company's independent accountants as may be reasonably requested by Parent of its independent auditors in connection with the preparation of the Registration Statement and the Parent French Filings. Parent and the Company will each use all reasonable efforts to cause to be delivered to each other consents and certificates from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with the Registration Statement and the Parent French Filings.

          Section 8.19    Subsequent Financial Statements.    The Company will, if practicable, consult with Parent prior to making publicly available its financial results for any period after the date hereof and prior to filing any Company SEC Filings after the date hereof, it being understood that Parent will have no liability by reason of such consultation.

          Section 8.20    Conveyance and Other Taxes.    Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and the Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration or other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Company Merger Effective Time. All payments made pursuant to this Agreement shall be subject to any applicable withholding taxes.

          Section 8.21    Company Stock Options.    Prior to the Company Effective Time, HoldCo will take such action as may be necessary to (a) amend and restate its certificate of incorporation to authorize the issuance of the HoldCo Preferred Stock, (b) cause Option Sub, a wholly-owned subsidiary of HoldCo, to be formed as a limited liability company, (c) issue and contribute to the capital of Option Sub such number of shares of HoldCo Preferred Stock as will, upon the consummation of the HoldCo Merger and in accordance with Section 2.1(b) hereof, result in Option Sub owning at least the maximum number of Parent Shares that may be issuable upon exercise of all outstanding Company Stock Options in accordance with the terms hereof, and (d) to the extent necessary or advisable, take such reasonable action such that, upon exercise of any Company Stock Option after the Effective Time, the Parent Shares to be issued to the holder of such Company Stock Option will be delivered by Option Sub.

          Section 8.22    Section 16 Matters.    Prior to the Effective Time, Parent and the Company shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) to or acquisitions of Parent Shares (including derivative securities with respect to Parent Shares) resulting from the transactions contemplated by Article II of this Agreement by each officer or director of the Company or Parent who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of the Company or Parent.

          Section 8.23    Transaction Expenses.    The fees and expenses paid or payable by the Company in connection with the Company's previously proposed initial public offering, this Agreement, the Mergers and the other transactions contemplated hereby (including fees and expenses of the financial advisors, legal counsel and public accountants listed on Schedule 8.23) will be reasonable and customary for such transactions and, except as listed on Schedule 8.23, shall not include any fees payable to the HoldCo Stockholder or any of its stockholders, partners or Affiliates.

          Section 8.24    Indemnification.

            (a)    Indemnity.    From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers in effect immediately prior to the Effective Time (the "Indemnified Parties"), subject to applicable law. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the certificate of incorporation and bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law.

            (b)    Insurance.    For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to use all reasonable efforts to cause to be maintained in effect, if available, directors' and officers' liability insurance maintained by the Company covering those persons who are covered by the Company's directors' and officers' liability insurance policy as of the date hereof on terms comparable to those applicable to the current directors and officers of the Company for a period of six (6) years; provided, however, that in no event will the Surviving Corporation be required to expend in excess of one hundred fifty percent (150%) of the annual premium currently paid by the Company for such coverage, and to the extent annual premium would exceed one hundred fifty percent (150%) of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such one hundred fifty percent (150%) of such annual premium.

            (c)    Third-Party Beneficiaries.    This Section 8.25 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on the Company and the Surviving Corporation and its successors and assigns. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 8.25.

          Section 8.25    Treatment as Reorganization.    Each of the parties hereto will use all reasonable efforts to: (i) cause the Company Merger together with the Second Company Merger, and the HoldCo Merger together with the Second HoldCo Merger, each to constitute a reorganization under Section 368(a) of the Code; (ii) not take any action that would prevent or impede the Company Merger together with the Second Company Merger, and the HoldCo Merger together with the Second HoldCo Merger, from each qualifying as a reorganization within the meaning of Section 368 of the Code; and (iii) not take any action that would cause Parent to not be considered a corporation pursuant to Section 367(a) of the Code for purposes of each of the Company Merger together with the Second Company Merger, and the HoldCo Merger together with the Second HoldCo Merger. Parent shall deliver officer's certificates containing customary representations as requested by counsel for purposes of rendering the opinions described in Section 9.2 and 9.3 with respect to the Company Merger and the Second Company Merger (the "Company Merger Parent Tax Certificate") and with respect to the HoldCo Merger and the Second HoldCo Merger (the "HoldCo Merger Parent Tax Certificate"), each executed as of the Closing Date. The Company shall deliver an officer's certificate containing customary representations as requested by counsel for purposes of rendering the opinions described in Sections 9.2 and 9.3 with respect to the Company Merger and the Second Company Merger (the "Company Tax Certificate"), executed as of the Closing Date. HoldCo shall deliver an officer's certificate containing customary representations as requested by counsel for purposes of rendering the opinions described in Sections 9.2 and 9.3 with respect to the HoldCo Merger and the Second HoldCo Merger (the "HoldCo Tax Certificate") executed as of the Closing Date. The parties hereto shall timely satisfy or cause to be satisfied all applicable tax reporting and filing requirements with respect to the transactions contemplated hereby, including the reporting requirements of Treasury Regulation Section 1.367(a)-3(c)(6).

          Section 8.26    Merger Sub Compliance.    Parent shall cause each of Merger Sub 1, Merger Sub 2 and Merger Sub 3 to comply with all of its respective obligations under or relating to this Agreement.

          Section 8.27    FIRPTA Certificate.    The Company and HoldCo shall each deliver to Parent certificates or other documents reasonably satisfactory to Parent which comply with the provisions and requirements of Section 897 of the Code and the Treasury regulations promulgated thereunder establishing that the Company and HoldCo are not a "U.S. real property interests" for purposes of Section 897 of the Code.

          Section 8.28    Withdrawal of Company Form S-1.    The Company shall take such action as is required to formally withdraw the Company Form S-1, such withdrawal to be effective at or prior to the Effective Time. The Company shall not, prior to the Effective Time, amend the Company Form S-1.

          Section 8.29    280G Approval.    The Company will use its reasonable best efforts to obtain the approval and adoption by HoldCo prior to the Closing of any payments or benefits that may not be deductible by reason of Section 280G of the Code, in a manner which meets the approval of Parent which approval shall not be unreasonably withheld, and in a manner which would satisfy all applicable requirements of Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder.

          Section 8.30    HoldCo Domestication.    HoldCo shall take all such action as is necessary to effect a domestication into a Delaware corporation or a limited liability company as promptly as practicable following the date hereof.

          Section 8.31    Transaction Structure.    The parties will consider in good faith such alternative transaction structures as may be mutually desirable in order to satisfy the conditions set forth in Sections 9.2(f) and 9.3(f) (to the extent not otherwise satisfied) to effectuate the transactions contemplated hereby to ensure that the transactions hereby comport with applicable law and otherwise carry out the intent of this Agreement in a manner that is not adverse to any party.

ARTICLE IX

CONDITIONS

          Section 9.1    Conditions to Each Party's Obligation to Effect the Mergers.    The obligation of each party to effect the Mergers will be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3, HoldCo and the Company to the extent permitted by applicable law:

            (a)    Parent Stockholder Approval.    The Parent Proposals will have been approved and adopted by the requisite affirmative vote of Parent's stockholders in accordance with applicable law and Parent's organizational documents and such approval will not have been rescinded, revoked or otherwise withdrawn in any respect.

            (b)    Company Stockholder Approval.    The Company Proposals will have been approved and adopted by the requisite vote of the Company's stockholders in accordance with applicable law and the Company's organizational documents and such approval will have been obtained and will not have been rescinded, revoked or otherwise withdrawn in any respect.

            (c)    No Order.    No Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers.

            (d)    Registration of Parent Shares.    The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC such that all Parent Shares to be issued in the Mergers pursuant to the Capital Increase are either registered pursuant to the Registration Statement or subject to a valid exemption from registration.

            (e)    Parent French Filings.    The COB will have granted approval of the Parent French Filings, including the Document E, which require such approval.

            (f)    Antitrust Approval.    All waiting periods (and any extension thereof) under the HSR Act relating to the Mergers and the other transactions contemplated hereby will have expired or terminated early. The material foreign antitrust approvals set forth on Schedule 9.1(f) hereto will have been obtained, if so required by applicable law.

            (g)    Listing.    The Parent ADSs to be issued in the Mergers pursuant to the Capital Increase and the other transactions contemplated hereby will have been authorized for listing on Nasdaq, and Parent Ordinary Shares to be issued in the Mergers pursuant to the Capital Increase will have been authorized for listing on Euronext.

          Section 9.2    Additional Conditions to Obligations of Parent to Effect the Mergers.    The obligation of each of Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 to effect the Mergers will be subject to the satisfaction or waiver by Parent on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3, as the case may be, to the extent permitted by applicable law:

            (a)    Representations and Warranties.    The representations and warranties of HoldCo and the Company contained in this Agreement will have been true and correct in all respects on the date hereof and will be true and correct in all respects as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date will have been true and correct only as of such date), with such exceptions as do not, individually or in the aggregate, have a Company Material Adverse Effect as of the Closing Date; provided, however, that for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement will be disregarded.

            (b)    Agreements and Covenants.    HoldCo and the Company will have performed or complied in all material respects with all agreements and covenants to be performed or complied with by them at or prior to the Closing Date.

            (c)    Company Material Adverse Effect.    No Company Material Adverse Effect will have occurred since the date hereof and be continuing.

            (d)    Company Officer's Certificate.    The Company will have delivered to Parent a certificate of its President or any Vice President dated as of the Closing Date to the effect that each of the conditions specified in Sections 9.2(a), (b) and (c), with respect to the Company, are satisfied.

            (e)    HoldCo Officer's Certificate.    HoldCo will have delivered to Parent a certificate of its President or any Vice President dated as of the Closing Date to the effect that each of the conditions specified in Sections 9.2(a) and (b), with respect to HoldCo, are satisfied.

            (f)    Tax Opinions.

              (i)    Parent will have received a written opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the date of the Second HoldCo Merger Effective Time, in form and substance reasonably satisfactory to Parent, to the effect that, for U.S. federal income tax purposes, (i) the HoldCo Merger when taken together with the Second HoldCo Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by a stockholder of HoldCo (other than a stockholder of HoldCo who owns, directly or indirectly and taking into account certain attribution rules including the rules of Treasury Regulation Section 1.367(a)-3(c)(4)(i), five percent (5%) or more of the total voting power or total value of Parent's outstanding capital stock immediately after the Second HoldCo Merger) on the conversion of its shares of HoldCo Common Stock into Parent Shares except to the extent of cash received, including cash received in lieu of a fractional share of Parent Shares, provided that HoldCo (or its successor) complies with the reporting requirements contained in Treasury Regulation Section 1.367(a)-3(c)(6), and such opinion shall not have been withdrawn; provided, however, that if Skadden, Arps, Slate, Meagher & Flom LLP shall not render such opinion, this condition shall nonetheless be deemed satisfied if another law firm with a nationally recognized tax practice, as reasonably satisfactory to Parent (other than the law firm providing the opinion pursuant to Section 9.3(f) of the Agreement), shall render such opinion to Parent. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP or such other law firm, as the case may be, may require and be entitled to rely on representations, covenants and rulings of Parent and HoldCo, including the HoldCo Merger Parent Tax Certificate and the HoldCo Tax Certificate.

              (ii)   Parent will have received a written opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the date of the Second Company Merger Effective Time, in form and substance reasonably satisfactory to Parent, to the effect that, for U.S. federal income tax purposes (i) the Company Merger when taken together with the Second Company Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by a stockholder of the Company (other than a stockholder of the Company who owns, directly or indirectly and taking into account certain attribution rules including the rules of Treasury Regulation Section 1.367(a)- 3(c)(4)(i), five percent (5%) or more of the total voting power or total value of Parent's outstanding capital stock immediately after the Second Company Merger) on the conversion of its shares of Company Common Stock into Parent Shares except to the extent of cash received, including cash received in lieu of a fractional share of Parent Shares, provided that the Company (or its successor) complies with the reporting requirements contained in Treasury Regulation Section 1.367(a)- 3(c)(6), and such opinion shall not have been withdrawn; provided, however, that if Skadden, Arps, Slate, Meagher & Flom LLP shall not render such opinion, this condition shall nonetheless be deemed satisfied if another law firm with a nationally recognized tax practice, as reasonably satisfactory to Parent (other than the law firm providing the opinion pursuant to Section 9.3(f) of the Agreement), shall render such opinion to Parent. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP or such other law firm, as the case may be, may require and be entitled to rely on representations, covenants and rulings of Parent and the Company, including the Company Merger Parent Tax Certificate and the Company Tax Certificate.

            (g)    Governmental Restriction.    There shall not be any pending or overtly threatened suit, action or proceeding asserted by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Mergers or any of the other transactions contemplated hereby the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 9.1(c) not to be satisfied, or (ii) seeking to require Parent, any Parent Subsidiary, the Company or any Company Subsidiary to effect any Action of Divestiture which would have the effect set forth in clause (ii) of the first sentence of Section 8.12(e).

          Section 9.3    Additional Conditions to Obligation of HoldCo and the Company to Effect the Mergers.    The obligation of each of the Company and HoldCo to effect the Mergers will be subject to the satisfaction or waiver by the Company on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable law.

            (a)    Representations and Warranties.    The representations and warranties of Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 contained in this Agreement will have been true and correct in all respects on the date hereof and will be true and correct in all respects as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date will have been true and correct only as of such date), with such exceptions as do not, individually or in the aggregate, have a Parent Material Adverse Effect as of the Closing Date; provided, however, that for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement will be disregarded.

            (b)    Agreements and Covenants.    Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 will have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

            (c)    Parent Material Adverse Effect.    No Parent Material Adverse Effect will have occurred since the date hereof and be continuing.

            (d)    Parent Officer's Certificate.    Parent will have delivered to the Company a certificate of its president or chief executive officer dated as of the Closing Date to the effect that each of the conditions specified in Sections 9.3(a), (b) and (c), with respect to Parent, are satisfied.

            (e)    Merger Subs Officer's Certificate.    Each of Merger Sub 1, Merger Sub 2 and Merger Sub 3 will have delivered to the Company a certificate of its president or chief executive officer dated as of the Closing Date to the effect that each of the conditions specified in Sections 9.3(a) and (b), with respect to Merger Sub 1, Merger Sub 2 and Merger Sub 3, respectively, are satisfied.

            (f)    Tax Opinions.

              (i)    HoldCo will have received a written opinion from Wilson Sonsini Goodrich & Rosati, a Professional Corporation, dated as of the date of the Second HoldCo Merger Effective Time, in form and substance reasonably satisfactory to HoldCo, to the effect that, for U.S. federal income tax purposes, (i) the HoldCo Merger when taken together with the Second HoldCo Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by a stockholder of HoldCo (other than a stockholder of HoldCo who owns, directly or indirectly and taking into account certain attribution rules, five percent (5%) or more of the total voting power or total value of Parent's outstanding capital stock immediately after the Second HoldCo Merger) on the conversion of its shares of HoldCo Common Stock into Parent Shares except to the extent of cash received, including cash received in lieu of a fractional share of Parent Shares, provided that HoldCo (or its successor) complies with the reporting requirements contained in Treasury Regulation Section 1.367(a)- 3(c)(6), and such opinion shall not have been withdrawn; provided, however, that if Wilson Sonsini Goodrich & Rosati shall not render such opinion, this condition shall nonetheless be deemed satisfied if another law firm with a nationally recognized tax practice, as reasonably satisfactory to HoldCo (other than the law firm providing the opinion pursuant to Section 9.2(f) of the Agreement), shall render such opinion to HoldCo. In rendering such opinion, Wilson Sonsini Goodrich & Rosati or such other law firm, as the case may be, may require and be entitled to rely on representations, covenants and rulings of Parent and HoldCo, including the HoldCo Merger Parent Tax Certificate and the HoldCo Tax Certificate.

              (ii)   The Company will have received a written opinion from Wilson Sonsini Goodrich & Rosati, a Professional Corporation, dated as of the date of the Second Company Merger Effective Time, in form and substance reasonably satisfactory to the Company, to the effect that, for U.S. federal income tax purposes (i) the Company Merger when taken together with the Second Company Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by a stockholder of the Company (other than a stockholder of the Company who owns, directly or indirectly and taking into account certain attribution rules including the rules of Treasury Regulation Section 1.367(a)- (c)(4)(i), five percent (5%) or more of the total voting power or total value of Parent's outstanding capital stock immediately after the Second Company Merger) on the conversion of its shares of Company Common Stock into Parent Shares except to the extent of cash received, including cash received in lieu of a fractional share of Parent Shares, provided that the Company (or its successor) complies with the reporting requirements contained in Treasury Regulation Section 1.367(a)-3(c)(6), and such opinion shall not have been withdrawn; provided, however, that if Wilson Sonsini Goodrich & Rosati shall not render such opinion, this condition shall nonetheless be deemed satisfied if another law firm with a nationally recognized tax practice, as reasonably satisfactory to the Company (other than the law firm providing the opinion pursuant to Section 9.2(f) of the Agreement), shall render such opinion to the Company. In rendering such opinion, Wilson Sonsini Goodrich & Rosati or such other law firm, as the case may be, may require and be entitled to rely on representations, covenants and rulings of Parent and the Company, including the Company Merger Parent Tax Certificate and the Company Tax Certificate.

          Section 9.4    Condition to the Second HoldCo Merger.    It shall be a condition to the respective obligations of each party to this Agreement to effect the Second HoldCo Merger that the HoldCo Merger shall have been consummated.

          Section 9.5    Condition to the Company Merger.    It shall be a condition to the respective obligations of each party to this Agreement to effect the Company Merger that the HoldCo Merger and the Second HoldCo Merger shall have been consummated.

          Section 9.6    Condition to the Second Company Merger.    It shall be a condition to the respective obligations of each party to this Agreement to effect the Second Company Merger that the HoldCo Merger, the Second HoldCo Merger and the Company Merger shall have been consummated.

ARTICLE X

TERMINATION

          Section 10.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties, and except as provided below, whether before or after the requisite approval of the stockholders of HoldCo, the Company or Parent:

            (a)   by mutual written consent duly authorized by the boards of directors of Parent, HoldCo and the Company;

            (b)   by either Parent, HoldCo or the Company, if the Company Effective Time has not occurred by January 31, 2004 which date may be extended by either party to March 31, 2004, if the Mergers shall not have been consummated as the result of a failure to satisfy the conditions set forth in Section 9.1(c) or Section 9.1(f)) (as appropriate, the "End Date"); provided, however, that the right to terminate this Agreement pursuant to this clause (b) and the right to extend the End Date will not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of the failure of the Mergers to be consummated by such date and such failure constitutes a material breach of this Agreement;

            (c)   by either the Company, HoldCo or Parent, if the required approval of the stockholders of Parent contemplated by this Agreement has not been obtained by reason of the failure to obtain the required vote at a meeting of Parent stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 9.1(c) will not be available to Parent where the failure to obtain Parent stockholder approval has been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

            (d)   by Parent, if the action by written consent of the HoldCo representing the required approval of the stockholders of the Company contemplated by this Agreement has been revoked, or if a court of competent jurisdiction has issued an order, decree or ruling, in each case that such action by written consent of the HoldCo is invalid and such order, decree or ruling has become final and non-appealable, or if either the Company or the HoldCo challenges the validity of, or attempts to revoke or repudiate, the written consent of the HoldCo or publicly discloses any intention to do any of the foregoing;

            (e)   by either the Company, HoldCo or Parent, if a court of competent jurisdiction or other Governmental Entity will have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Mergers or the other transactions contemplated hereby and such order, decree, ruling or other action has become final and non-appealable;

            (f)    by either the Company or HoldCo, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent has become untrue, in either case such that the conditions set forth in Section 9.3(a) or (b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become untrue; provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of all reasonable efforts, then the Company may not terminate this Agreement under this Section 10.1(f) prior to thirty (30) days following the receipt of written notice from the Company to Parent of such breach; (it being understood that the Company may not terminate this Agreement pursuant to this Section 10.1(f) if it will have materially breached this Agreement or if such breach by Parent is cured so that such conditions would then be satisfied);

            (g)   by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company has become untrue, in either case such that the conditions set forth in Section 9.2(a) or (b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become untrue; provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of all reasonable efforts, then Parent may not terminate this Agreement under this Section 10.1(g) prior to thirty (30) days following the receipt of written notice from Parent to the Company of such breach; (it being understood that Parent may not terminate this Agreement pursuant to this Section 10.1(g) if it will have materially breached this Agreement or if such breach by the Company is cured so that such conditions would then be satisfied);

            (h)   by Parent, if a Company Material Adverse Effect has occurred since the date hereof and is continuing;

            (i)    by the Company, if a Parent Material Adverse Effect has occurred since the date hereof and is continuing;

            (j)    by Parent, at any time prior to the adoption and approval of the Company Proposals by the required vote of the stockholders of the Company, if a Company Triggering Event shall have occurred;

            (k)   by the Company, at any time prior to the adoption and approval of the Parent Proposals by the required vote of the stockholders of Parent, if a Parent Triggering Event shall have occurred; or

            (l)    by the Company, if Parent's board of directors recommends or Parent consummates a merger, consolidation or similar transaction with a third party, in which Parent Shares are or would be converted into the right to receive non-cash consideration which the Company's board of directors determines, in good faith based on the advice of an independent financial advisor and taking into account market value, liquidity and exchange listing, would be less valuable to the Company's stockholders than the Parent Shares that would otherwise be issued to the Company's stockholders in the Mergers and the other transactions contemplated hereby in absence of such other transaction.

          Section 10.2    Notice of Termination; Effect of Termination.    Any termination of this Agreement under Section 10.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement will be of no further force or effect, except (i) as set forth in Section 8.4 this Section 10.2 and Section 10.3 and Article XII, each of which will survive the termination of this Agreement and (ii) nothing herein will relieve any party from liability for any material breach of this Agreement. No termination of this Agreement will affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations will survive termination of this Agreement in accordance with their terms.

          Section 10.3    Fees and Expenses.

            (a)    General.    All fees and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, will be paid by the party incurring such expenses whether or not the Mergers are consummated; provided, however, that Parent and the Company will share equally the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and pre-merger notification and reports forms under similar applicable laws of other jurisdictions.

            (b)    Payments.

              (i)    Payment by the Company.    The Company will promptly pay to Parent, but in no event later than two (2) business days after the date of such termination, a fee equal to twenty-one million dollars ($21,000,000) in immediately available funds (the "Termination Fee") in the event that this Agreement is terminated by Parent pursuant to Section 10.1(d) or 10.1(j).

              (ii)    Payment by Parent.    Parent will promptly pay to the Company, but in no event later than two (2) business days after the date of such termination, the Termination Fee in immediately available funds in the event that (A) this Agreement is terminated by the Company pursuant to Section 10.1(k) or (B) this Agreement is terminated by either the Company or Parent pursuant to Section 10.1(c); provided, that such payment will be made in the case of termination pursuant to Section 10.1(c) if but only if (1) following the date hereof, and prior to such meeting of the Parent's stockholders referred to in Section 10.1(c), there shall have been publicly disclosed an offer or proposal with respect to an Acquisition by a third party and such third party publicly discloses its lack of support for the Mergers and (2) within twelve (12) months following the termination of this Agreement, Parent executes an agreement with respect to an Acquisition and an Acquisition is consummated within twenty-four (24) months following termination of this Agreement; provided, further, that, in the case of this clause (B) above, the Termination Fee will be payable only upon the consummation of an Acquisition, in which case, such payment will be made promptly, but in no event later than two (2) business days after the consummation of such Acquisition.

          Section 10.4    Amendment.    Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the Parent Proposals by Parent's stockholders and approval of the Company Proposals by Company's stockholders, provided that after approval of the Parent Proposals by Parent's stockholders, no amendment will be made which by law or the rules of the Nasdaq National Market requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and the Company.

          Section 10.5    Extension; Waiver.    At any time prior to the Effective Time any party hereto, by action taken or authorized by their respective board of directors, may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement will not constitute a waiver of such right.

ARTICLE XI

DEFINITIONS AND INTERPRETATION

          Section 11.1    Definitions.

            (a)   "Acquisition," with respect to Parent, shall mean any of the following transactions: (i) a merger, consolidation, business combination, or similar transaction involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction hold less than fifty-one percent (51%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof; (ii) a sale or other disposition by Parent of assets representing in excess of fifty percent (50%) of the aggregate fair market value of Parent's business immediately prior to such sale; or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by Parent or such person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of Parent.

            (b)   "Audit" means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

            (c)   "Benefit Plans" means any employment or consulting agreement, collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right or other stock-based incentive, retirement, vacation, severance, change in control or termination pay, disability, death benefit, hospitalization, medical or other insurance or any other plan, program, agreement, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer, consultant or director of the Company.

            (d)   "Commonly Controlled Entity" means any Company Subsidiary or any Person or entity that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or 4001(b) of ERISA.

            (e)   "Company Intellectual Property Rights" means any Intellectual Property Rights owned by the Company or any Company Subsidiary.

            (f)    "Company Material Adverse Effect" means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect"), individually or when taken together with all other Effects that have occurred during the applicable measurement period prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of the Company taken as a whole with the Company Subsidiaries; provided, however, in no event will any of the following, alone or in combination, be deemed to constitute nor will any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any Effect to the extent resulting from compliance with the terms and conditions of this Agreement; (B) any Effect to the extent resulting from the announcement or pendency of the Mergers; (C) any Effect to the extent resulting from changes affecting the industry in which the Company operates generally which changes do not have a disproportionate effect on the Company; (D) any Effect to the extent resulting from changes affecting general worldwide economic or capital market conditions which changes do not have a disproportionate effect on the Company; or (E) any stockholder litigation arising from allegations of a breach of fiduciary duty relating to this Agreement.

            (g)   "Computer Software" means all computer programs, databases, compilations, data collections (in each case, whether in human-readable, machine readable, source code or object code form) and documentation related to the foregoing.

            (h)   "Company Triggering Event" shall be deemed to have occurred if: (i) the Company's board of directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the adoption and approval of the Company Proposals; (ii) the board of directors of the Company fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Company Proposals within ten (10) business days after the other party hereto requests in writing that such recommendation be reaffirmed; or (iii) the board of directors of the Company or any committee thereof shall have approved or recommended any Company Acquisition Proposal.

            (i)    "Effective Time" means the last to occur of each of the HoldCo Merger Effective Time, Second HoldCo Merger Effective Time, Company Merger Effective Time and the Second Company Merger Effective Time.

            (j)    "Environmental Claim" means any claim, action, investigation (excluding any routine inspections) or notice by any Person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or Personal injuries, attorneys' fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or any Company Subsidiary, now or in the past, or (ii) any violation, or alleged violation, of any Environmental Law.

            (k)   "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection or preservation of human health or the environment, including laws and regulations relating to Materials of Environmental Concern, or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon.

            (l)    "ERISA" means the Employee Retirement Income Security Act of 1974.

            (m)  "Euronext" means Euronext Paris SA.

            (n)   "Excess Parachute Payment" means any amount that could be received (whether in cash or property or the vesting of property) by any employee, consultant, officer or director of the Company or any Company Subsidiary under any employment, consulting, severance or termination agreement, other compensation arrangement or other Benefit Plan currently in effect (as such term is defined in Section 280G(b)(1) of the Code).

            (o)   "Governmental Entity" means any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign or domestic. For the avoidance of doubt, Governmental Entity includes the COB.

            (p)   "Indebtedness" means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (vi) all capitalized lease obligations of such Person, (vii) all obligations of others secured by any Encumbrance on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), (ix) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (x) all obligations of such Person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and (xi) all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other Person.

            (q)   "Intellectual Property Rights" means any or all rights in, arising out of or associated with any of the following (i) all United States, international and foreign patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part) and all equivalents thereof (collectively, "Patents"), (ii) all confidential technical and business information (including technology, inventions (whether patentable or not), know-how, computer software, customer lists, product and marketing plans, and all documentation relating to any of the foregoing (collectively, "Trade Secrets")), (iii) all United States and foreign copyrights, copyright registrations and applications therefor (collectively, "Copyrights"), (iv) all United States and foreign trademarks and service marks (whether or not registered) and trade names and applications for registration of any of the foregoing (collectively, "Trademarks"), and (v) Internet domain name registrations and applications therefor (collectively, "Domain Names").

            (r)   "License Agreements" means all written agreements between the Company or any Company Subsidiary and third parties (other than Parent) in which (i) a third party has licensed or granted to Company or any Company Subsidiary any right to use, exploit or practice any of such third party's Intellectual Property Rights or Computer Software ("Inbound License Agreements"), or (ii) the Company or any Company Subsidiary has licensed (including by means of a covenant not to sue) to a third party any right to use, exploit or practice any Company Intellectual Property Rights ("Outbound License Agreements").

            (s)   "Majority Shares" equals the number of shares of Company Common Stock owned by HoldCo.

            (t)    "Materials of Environmental Concern" is defined as toxic or hazardous substances or hazardous waste, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, or lead or lead-based paints or materials.

            (u)   "Non-Material Computer Software" means Computer Software that is generally available on commercial terms for less than $100,000 or is general purpose infrastructure Computer Software, such as human resources, accounting, financial, customer relationship and similar Computer Software.

            (v)   "Parachute Gross-Up Payment" means any additional payment from the Company or any Company Subsidiary, the Surviving Corporation or any other Person in the event that the excise Tax of Section 4999(a) of the Code is imposed on such Person.

            (w)  "Parent Intellectual Property Rights" means any Intellectual Property Rights owned by Parent or any Parent Subsidiary.

            (x)   "Parent Material Adverse Effect" means any Effect, individually or when taken together with all other Effects that have occurred during the applicable measurement period prior to the date of determination of the occurrence of the Parent Material Adverse Effect, that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of Parent, taken as a whole with Parent Subsidiaries; provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (A) any Effect to the extent resulting from compliance with the terms and conditions of this Agreement; (B) any Effect to the extent resulting from the announcement or pendency of the Mergers; (C) any Effect to the extent resulting from changes affecting any of the industries in which Parent operates generally which does not have a disproportionate effect on Parent; (D) any Effect to the extent resulting from changes affecting general worldwide economic or capital market conditions which changes do not have a disproportionate effect on Parent; (E) any change in Parent's stock price or trading volume, in and of itself; (F) any stockholder litigation arising from allegations of a breach of fiduciary duty relating to this Agreement; or (G) any failure by Parent to meet published revenue or earnings projections, which failure will have occurred in the absence of a material deterioration in the business or financial condition of Parent that would otherwise constitute a Parent Material Adverse Effect but for this clause (G).

            (y)   "Parent Triggering Event" shall be deemed to have occurred if: (i) the board of directors of Parent or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to the Company its recommendation in favor of the adoption and approval of the Parent Proposals; (ii) Parent shall have failed to include in the Registration Statement, Parent Proxy Statement and, to the extent required or customarily included in such documents, the applicable Parent French Filings, the recommendation of its board of directors in favor of the adoption and approval of the Parent Proposals; (iii) the board of directors of Parent fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Parent Proposals within ten (10) business days after the other party hereto reasonably requests in writing that such recommendation be reaffirmed; (iv) the board of directors of Parent or any committee thereof shall have approved or recommended any Parent Acquisition Proposal; or (v) the board of directors of Parent or any committee thereof shall have entered into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Parent Acquisition Proposal or transaction contemplated thereby.

            (z)   "Pension Plans" means all "employee pension benefit plans" (as defined in Section 3(2) of ERISA).

            (aa) "Person" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity; provided, however, that the parties to this Agreement and their respective Subsidiaries are excluded from the definition of Person.

            (bb) "Registered Company Intellectual Property" means Registered Intellectual Property Rights that the Company owns.

            (cc) "Registered Intellectual Property Rights" means Patents, registered Copyrights and Copyright applications, registered Trademarks and Trademark applications and Domain Name registrations.

            (dd) "Registered Parent Intellectual Property Rights" means Registered Intellectual Property Rights owned by Parent.

            (ee) "Representatives" of a specified entity means its officers, directors, majority stockholders, agents and representatives, including any financial advisor, financial sponsor, attorney or accountant retained by any of the foregoing for any purpose.

            (ff)  "Subsidiary" of a specified entity shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other Subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

            (gg) "Tax" or "Taxes" means all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority.

            (hh) "Tax Authority" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

            (ii)   "Tax Returns" mean all Federal, state, local, and foreign Tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

            (jj)   "WARN Act" means the Worker Adjustment and Retraining Notification Act.

          Section 11.2    Interpretation.

            (a)   When a reference is made in this Agreement to Exhibits, such reference will be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference will be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein will be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference will be deemed to include the business of all direct and indirect Subsidiaries of such entity.

            (b)   For purposes of this Agreement, whenever under the terms hereof the giving of a notice or performance of an act takes place after 12:00 noon California time, (i) the beginning of any period required for giving such notice or performing such act will be deemed to be the next full day or, if the period is measured in business days, the next full business day, rather than the day of such notice or performance, and (ii) the expiration of such required period will be deemed to be 5:00 p.m. California time on the last day or, if the period is measured in business days, last business day, of the period. By way of example, if a notice is required three (3) business days in advance and the notice is delivered at 10:00 a.m. California time on a Friday which is a business day, then the expiration of the period will be 5:00 p.m. on the following Tuesday, assuming that both Monday and Tuesday are business days.

            (c)   For purposes of this Agreement, the term "Knowledge" means the actual knowledge, after reasonable inquiry of Persons who report directly to such individual, of the party's Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel, or, in the case of the Company, Vice President, Products.

ARTICLE XII

MISCELLANEOUS

          Section 12.1    Non-Survival of Representations and Warranties.    The representations and warranties of the Company, Parent, Merger Sub 1, Merger Sub 2, and Merger Sub 3 contained in this Agreement will terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time will survive the Effective Time.

          Section 12.2    Notices.    All notices and other communications hereunder will be in writing and will be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder will be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

            (a)   if to Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3:

      Business Objects S.A.
      c/o Business Objects Americas, Inc.
      3030 Orchard Parkway
      San Jose, California 95134
      Attention:      General Counsel
      Telephone:    (408) 953-6000
      Facsimile:      (408) 953-6001

with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      525 University Avenue, Suite 1100
      Palo Alto, California 94301
      Attention:      Marc R. Packer
                            Kenton J. King
      Telephone:    (650) 470-4500
      Facsimile:      (650) 470-4570

            (b)   if to the Company:

      Crystal Decisions, Inc.
      895 Emerson Street
      Palo Alto, California 94301
      Attention:      General Counsel
      Telephone:    (650) 838-7410
      Facsimile:      (650) 838-7451

with a copy to:

      Crystal Decisions, Inc.
      840 Cambie Street
      Vancouver, British Columbia
      Canada V6B 4J2
      Attention:      Chief Financial Officer
      Telephone:    (604) 681-3435
      Facsimile:      (604) 681-2934

and with a copy to:

      Wilson Sonsini Goodrich & Rosati
      Professional Corporation
      650 Page Mill Road
      Palo Alto, California 94304
      Attention:      Larry W. Sonsini
                            Martin W. Korman
      Telephone:    (650) 493-9300
      Facsimile:      (650) 493-6811

            (c)   if to HoldCo:

      Seagate Software (Cayman) Holdings
      c/o Seagate Technology, Inc.
      920 Disc Drive, Building 14
      Scotts Valley, California 95066
      Attention:      William L. Hudson
      Telephone:    (831) 439-5370
      Facsimile:      (831) 438-6675

with a copy at the same address to the attention of the Chairman and Chief Executive Officer and with a copy to:

      Simpson Thacher & Bartlett LLP
      3330 Hillview Avenue
      Palo Alto, California 94304
      Attention:      Richard Capelouto
                            Kirsten Jensen
      Telephone:    650-251-5145
      Facsimile:      650-251-5002

          Section 12.3    Counterparts.    This Agreement may be executed in two or more counterparts, and by facsimile, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          Section 12.4    Entire Agreement; Third Party Beneficiaries.    This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement, and (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Company Merger Effective Time, in Section 8.25.

          Section 12.5    Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          Section 12.6    Other Remedies; Specific Performance.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          Section 12.7    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. In addition, each of the parties hereto (a) consents to submit itself to the Personal jurisdiction of any Delaware state court in the event any dispute arises out of this Agreement or any of the other transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such Personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the other transactions contemplated by this Agreement in any court other than a state court sitting in the State of Delaware.

          Section 12.8    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          Section 12.9    Assignment.    This Agreement may not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except any of Merger Sub 1, Merger Sub 2 and Merger Sub 3 may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent, or (iii) to one or more direct or indirect wholly-owned Subsidiaries of Parent (each, an "Assignee") if and only if such assignment would not in any manner adversely affect the rights, obligations and benefits of the transactions contemplated hereby of any party or any of their direct or indirect affiliates. Any such Assignee may thereafter assign in accordance with the terms of this Section 12.9. Subject to the preceding sentences, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          Section 12.10    No Waiver; Remedies Cumulative.    No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

          Section 12.11    Waiver of Jury Trial.    EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

BUSINESS OBJECTS S.A.
By:	/s/ BERNARD LIAUTAUD
	Name:	Bernard Liautaud
	Title:	Chairman of the Board and Chief Executive Officer
BORG MERGER SUB I, INC.
By:	/s/ BERNARD LIAUTAUD
	Name:	Bernard Liautaud
	Title:	Chief Executive Officer and President
BORG MERGER SUB II, INC.
By:	/s/ BERNARD LIAUTAUD
	Name:	Bernard Liautaud
	Title:	Chief Executive Officer and President
BORG MERGER SUB III, INC.
By:	/s/ BERNARD LIAUTAUD
	Name:	Bernard Liautaud
	Title:	Chief Executive Officer and President
SEAGATE SOFTWARE (CAYMAN) HOLDINGS
By:	/s/ WILLIAM L. HUDSON
	Name:	William L. Hudson
	Title:	Executive Vice President, General Counsel and Corporate Secretary
CRYSTAL DECISIONS, INC.
By:	/s/ JONATHAN J. JUDGE
	Name:	Jonathan J. Judge
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

        THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER is entered into as of August 29, 2003 (the "First Amendment") by and among Business Objects S.A., a société anonyme organized under the laws of the Republic of France ("Parent"), Borg Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 1"), Business Objects Americas, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("BOA"), Borg Merger Sub III, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 3"), Seagate Software (Cayman) Holdings Corporation, a Delaware corporation ("HoldCo"), and Crystal Decisions, Inc., a Delaware corporation (the "Company").

RECITALS

        WHEREAS, Parent, Merger Sub 1, Borg Merger Sub II, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 2"), Merger Sub 3, HoldCo and the Company entered into an Agreement and Plan of Merger, dated as of July 18, 2003 (the "Original Agreement");

        WHEREAS, Merger Sub 2 assigned to BOA all of its rights, interests and obligations under the Original Agreement;

        WHEREAS, the parties wish to make certain modifications to the Original Agreement; and

        WHEREAS, Section 10.4 of the Original Agreement sets for the manner in which the Original Agreement may be amended.

        NOW, THEREFORE, in consideration of the covenants and representations set forth in the Original Agreement and for other good and valuable consideration, the parties agree as follows:

1.
Section 1.3(b)(ii)(1) of the Original Agreement is hereby amended and restated to read in its entirety as follows:

          "(1) The Parent stockholders shall meet and approve (x) the Mergers, (y) the issuance of Parent Shares to the HoldCo Common Stockholders, Option Sub and the Contributing Company Common Stockholders in the amounts to which such stockholders are entitled pursuant to Sections 2.1(a), 2.1(b) and 2.3(a)(i) hereof in consideration of the Contributions (the "Capital Increase"), and (z) the appointment of the additional member(s) to Parent's board of directors; and"

2.
Section 8.2(a) of the Original Agreement is hereby amended and restated to read in its entirety as follows:

          "(a) As promptly as practicable, Parent, through its board of directors, will convene a meeting of its stockholders (the "Parent Stockholders' Meeting") for the purpose of voting upon, and will use its reasonable best efforts to solicit from its stockholders a vote in favor of, (i) approval of the Mergers, (ii) approval of the issuance of Parent Shares pursuant to the Capital Increase, (iii) the appointment of the additional member(s) to Parent's board of directors as contemplated by Section 8.8, and (iv) such other matters as Parent reasonably believes are necessary to be approved under applicable law to consummate the Mergers in accordance with the terms hereof (collectively, the "Parent Proposals"). Notwithstanding anything in this Agreement to the contrary, (y) Parent shall be permitted to adjourn the Parent Stockholders' Meeting, from time to time, until such time as all other conditions set forth in Article IX (other than conditions which by their terms are to be satisfied at Closing) have been satisfied or duly waived and (z) unless this Agreement is terminated in accordance with its terms, Parent will call, hold and convene the Parent Stockholders' Meeting for the purpose of considering the approval of the Parent Proposals."

3.
Section 8.8 of the Original Agreement is hereby amended and restated to read in its entirety as follows:

          "Section 8.8 Board of Directors. Parent will take all necessary action, subject to applicable law, to cause the number of members of Parent's board of directors to be increased by one (1) as of the Effective Time, and to use reasonable best efforts to cause the vacancy to be filled by David J. Roux (or such other Person as may be designated in writing by HoldCo Stockholder at least forty-five (45) days prior to the filling of such vacancy; provided, that such Person is reasonably acceptable to Parent). The Company and its counsel will be given a reasonable opportunity to review and comment on Parent's board of directors resolution contemplated by this Section 8.8. Furthermore, Parent will use its reasonable best efforts, subject to applicable law, to cause the number of members of Parent's board of directors to be increased by one (1) additional director as of the Effective Time or, if it is not reasonably practicable to do so as of the Effective Time, as soon as reasonably practicable after the Effective Time and, in any event, by Parent's annual meeting of stockholders to be held in 2004, and to cause the vacancy to be filled by one (1) individual who qualifies as an "independent" director of Parent pursuant to proposed and applicable laws and regulations (the "Independent Director")."

4.
Except as otherwise defined herein, capitalized terms used herein have the meanings given them in the Original Agreement.

5.
All references to the Original Agreement shall mean the Original Agreement as amended by this First Amendment. Except as specifically amended above, the Original Agreement shall remain in full force and effect in the original form agreed by the parties thereto, and is hereby ratified and confirmed.

6.
This First Amendment may be executed in two or more counterparts, and by facsimile, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, Parent, Merger Sub 1, BOA, Merger Sub 3, HoldCo and the Company have caused this First Amendment to the Original Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

BUSINESS OBJECTS S.A.
By:	/s/ BERNARD LIAUTAUD
Name:	Bernard Liautaud
Title:	Chairman of the Board and Chief Executive Officer
BORG MERGER SUB I, INC.
By:	/s/ ELISABETH BLINET
Name:	Elisabeth Blinet
Title:	Secretary
BUSINESS OBJECTS AMERICAS, INC.
By:	/s/ BERNARD LIAUTAUD
Name:	Bernard Liautaud
Title:	Chief Executive Officer and President
BORG MERGER SUB III, INC.
By:	/s/ ELISABETH BLINET
Name:	Elisabeth Blinet
Title:	Secretary
SEAGATE SOFTWARE (CAYMAN) HOLDINGS CORPORATION
By:	/s/ DAVID ROUX
Name:	David Roux
Title:	Chairman
CRYSTAL DECISIONS, INC.
By:	/s/ JONATHAN J. JUDGE
Name:	Jonathan J. Judge
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF MERGER]

ANNEX B

STOCKHOLDERS AGREEMENT

BY AND AMONG

BUSINESS OBJECTS, S.A.,

NEW SAC

and the

OTHER STOCKHOLDERS

PARTY HERETO

Dated as of July 18, 2003

STOCKHOLDERS AGREEMENT

        This STOCKHOLDERS AGREEMENT, dated as of July 18, 2003 (this "Agreement"), is entered into among Business Objects, S.A. (the "Company"), New SAC (the "Majority Stockholder"), Silver Lake Technology Investors Cayman, L.P., Silver Lake Investors Cayman, L.P., Silver Lake Partners Cayman, L.P., (collectively, "Silver Lake"), SAC Investments, L.P. ("TPG"), August Capital III, L.P. ("August"), J.P. Morgan Partners (BHCA), L.P. ("J.P. Morgan"), GS Capital Partners III, L.P., GS Capital Partners III Offshore, L.P., Goldman, Sachs & Co. Verwaltungs GmbH, Stone Street Fund 2000 L.P., Bridge Street Special Opportunities Fund 2000, L.P. (collectively, "GS"), Staenberg Venture Partners II, L.P., Staenberg Seagate Partners, LLC (collectively, "Staenberg"), and Integral Capital Partners V, L.P., Integral Capital Partners V Side Fund, L.P. (collectively, "Integral"). Each of the entities listed above other than the Company are sometimes referred to individually as a "Stockholder" and together as the "Stockholders."

RECITALS

        WHEREAS, concurrently herewith, the Company, Borg Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Merger Sub 1"), Borg Merger Sub II, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Merger Sub 2"), Borg Merger Sub III, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Merger Sub 3"), Seagate Software (Cayman) Holdings, an exempted company incorporated in the Cayman Islands with limited liability ("HoldCo") and Crystal Decisions, Inc., a Delaware corporation ("Crystal"), have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 18, 2003, pursuant to which, subject to satisfaction or waiver of the conditions therein, (1) (a) Merger Sub 1 will merge with and into HoldCo (the "HoldCo Merger"), (b) immediately following the HoldCo Merger, the surviving corporation of the HoldCo Merger will merge with and into Merger Sub 2 (the "Second HoldCo Merger"), (c) immediately following the Second HoldCo Merger, Merger Sub 3 will merge with and into the Company (the "Company Merger"), and (d) immediately following the Company Merger, the surviving corporation of the Company Merger will merge with and into the surviving corporation of the Second HoldCo Merger (the "Second Company Merger," and together with the HoldCo Merger, the Second HoldCo Merger and Company Merger, the "Mergers"), (2) the Company will issue ordinary shares, nominal value EUR 0.10 per share, of the Company or American Depository Shares of the Company, each of which represents one Ordinary Share (in either form, the "Shares") to the Majority Stockholder, as the sole stockholder of HoldCo, and to the stockholders of Crystal, and (iii) the Company will assume all then-outstanding Crystal stock options in accordance with the terms of the Merger Agreement;

        WHEREAS, in connection with the Mergers, the Majority Stockholder will receive Subject Shares (as defined herein);

        WHEREAS, upon consummation of the Mergers, the Stockholders will Beneficially Own Shares;

        WHEREAS, the parties believe that it is in the best interests of the Company and the Stockholders to provide for certain rights and obligations of the parties with respect to various corporate matters of the Company following the Mergers; and

        WHEREAS, the Merger Agreement contemplates that this Agreement will be executed concurrently with the execution of the Merger Agreement, with its provisions to become effective upon consummation of the Mergers.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I. INTRODUCTORY MATTERS

          1.1.    Defined Terms.

        In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

        "13D Group" means a "group" as such term is used in Section 13(d)(3) of the Exchange Act.

        "AAA" has the meaning given to that term in Section 7.9 of this Agreement.

        "ADSs" means the American Depository Shares of the Company, each representing one Ordinary Share, deposited with the Depositary, and trading on the Nasdaq National Market.

        "Affiliate" has the meaning given to that term in Rule 405 promulgated under the Securities Act; provided that officers, Directors or employees of the Company will not be deemed to be Affiliates of a Stockholder for purposes hereof solely by reason of being officers, Directors or employees of the Company.

        "Agreement" means this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

        "Assumption Agreement" means a writing substantially in the form of Exhibit A hereto whereby a Permitted Transferee or other Transferee pursuant to Sections 3.4 and 3.6 becomes a party to, and agrees to be bound to the same extent as its Transferor by, the terms of this Agreement.

        "Beneficial Owner," "Beneficially Own," "Beneficial Ownership" and words of similar import have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act. Without duplicative counting of the same securities by the same holder, securities "Beneficially Owned" by a Person includes securities "Beneficially Owned" by all other Persons with whom such Person would constitute a 13D Group with respect to securities of the same issuer.

        "Board" means the Board of Directors of the Company.

        "Business Day" means a day other than a Saturday, Sunday, federal or New York or California state holiday, French national holiday or other day on which commercial banks in New York City, San Francisco or Paris are authorized or required by law to close.

        "Closing Date" means the "Second Company Merger Effective Time" of the Mergers as such term is defined in the Merger Agreement.

        "Closing Shelf Registration Statement" shall have the meaning given to such term in Section 4.10 of this Agreement.

        "Control," "Controlled," "Controlling," and "Under Common Control With" have the meanings ascribed to such terms in Rule 12b-2 under the Exchange Act.

        "Demand Party" has the meaning given to that term in Section 4.2(a) of this Agreement.

        "Demand Registration" has the meaning given to that term in Section 4.2(a) of this Agreement.

        "Depositary" means the Bank of New York or any successor depositary thereto.

        "Depositary Expenses" means any fees or expenses (including any taxes and governmental charges) payable (by the Company or otherwise) in connection with any deposit or withdrawal of any of the Subject Shares into or from the Depositary or its custodian after the Subject Shares have been issued to the Majority Stockholder in connection with the Mergers.

        "Director" means any member of the Board.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

        "Holder" has the meaning given to that term in Section 4.5 of this Agreement.

        "Indemnified Parties" has the meaning given to that term in Section 4.5 of this Agreement.

        "Initial Share Holding Period" has the meaning given to that term in Section 3.1(a) of this Agreement.

        "Initiating Holder" has the meaning given to that term in Section 4.1(a) of this Agreement.

        "Legend" has the meaning given to that term in Section 3.7(d) of this Agreement.

        "Managing Registration Rights Holder" means any of the Majority Stockholder, Silver Lake, TPG, August, J.P. Morgan, GS, Staenberg, or Integral.

        "Mergers" has the meaning given to that term in the Recitals of this Agreement.

        "Merger Agreement" has the meaning given to that term in the Recitals of this Agreement.

        "Ordinary Shares" means the ordinary shares of the Company, nominal value EUR 0.10 per share.

        "Permitted Transferee" means, in the case of any Stockholder, (A) any Controlled Affiliate (other than an individual) of such Stockholder or any Affiliate (other than an individual) which Controls such Stockholder (which in the case of J.P. Morgan, shall include any investment fund managed by a Controlled Affiliate of J.P. Morgan Chase & Co.), (B) any stockholder, general or limited partner, director, officer, managing or non-managing member or employee of such Stockholder or Controlled Affiliate of such Stockholder (including, in the case of Silver Lake and TPG, the general or limited partners of the general and limited partners of such Stockholders), (C) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the individuals referred to in clause (B), (D) for estate planning purposes, any trust, the beneficiaries of which include only (1) such Stockholder, (2) Permitted Transferees referred to in clauses (A), (B) and (C) and (3) spouses and lineal descendants of Permitted Transferees referred to in clause (B), and (E) a corporation, partnership, limited liability company or similar entity, a majority of the equity of which is owned and Controlled by such Stockholder and/or Permitted Transferees referred to in clauses (A), (B), (C) and (D).

        "Person" means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

        "Public Offering" means the sale of any class of capital stock of the Company or equivalent securities, including ADSs or similar securities, to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed under the Securities Act.

        "Registrable Securities" means (i) the Subject Shares and (ii) any Shares issued as (or issuable upon the conversion or exercise of any warrant, right, option or other convertible security which is issued as) a dividend, stock split or other distribution, recapitalization or reclassification with respect to, or in exchange for, or in replacement of, such Subject Shares, or upon exercise of statutory preemptive rights by the Stockholders. For purposes of this Agreement, with respect to any Stockholder, any Registrable Securities held by such Stockholder will cease to be Registrable Securities when (A) a registration statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement, (B) such Registrable Securities shall have been offered and sold pursuant to Rule 144 or Rule 145 (or any similar provisions then in effect) under the Securities Act, (C) all Registrable Securities held by such Stockholder are eligible for transfer to the public pursuant to Rule 144 or Rule 145 (or any similar provisions then in effect) under the Securities Act (without restriction as to manner of sale or amount sold) and are not otherwise subject to any Transfer restrictions under this Agreement, (D) such Registrable Securities are Transferred by a Person in a transaction in which rights under the provisions of this Agreement are not assigned in accordance with this Agreement, or (E) such Registrable Securities cease to be outstanding.

        "Registration Expenses" means any and all expenses incident to performance by the Company of its obligations under Sections 4.1, 4.2 and 4.3, including without limitation (i) all SEC, stock exchange, or National Association of Securities Dealers, Inc. (the "NASD") registration and filing fees (including, if applicable, the fees and expenses of any "qualified independent underwriter," as such term is defined in Rule 2720 of the NASD, and of its counsel), (ii) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange and all rating agency fees, (v) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any Special Audits and/or "cold comfort" letters required by or incident to such performance and compliance, (vi) any fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, including liability insurance if the Company so desires or if the underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any, (vii) the reasonable out-of-pocket expenses of not more than one law firm incurred by all the Registration Rights Holders in connection with any registration of Registrable Securities, and (viii) the costs and expenses of the Company relating to analyst and investor presentations or any "road show" undertaken in connection with any registration and/or marketing of the Registrable Securities, provided that nothing in this clause (viii) shall obligate the Company to engage or participate in any such presentations or road show. For the avoidance of doubt, Registration Expenses does not include Depositary Expenses.

        "Registration Rights Holders" means, collectively, the Stockholders (excluding any Transferee that becomes a Stockholder to this Agreement pursuant to Section 3.6 hereof), and to the extent any Registrable Securities are Transferred by any such Stockholder to any of its Permitted Transferees, such Permitted Transferees.

        "S-3 Initiating Party" has the meaning given to that term in Section 4.3 of this Agreement.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

        "Shares" has the meaning given to that term in the Recitals to this Agreement.

        "Significant Event" has the meaning given to that term in Section 2.2(b) of this Agreement.

        "Special Audit" means an audit of the Company other than the regular audit conducted by the Company at the end of its fiscal year.

        "Stockholder" has the meaning given to that term in the Recitals to this Agreement.

        "Stockholder Representative" has the meaning given to that term in Section 5.1 of this Agreement.

        "Subject Shares" means the Shares issued to the Majority Stockholder in connection with the Mergers, including any Shares issued upon changes in the form of such Shares between ADSs and Ordinary Shares upon deposit or exchange with the Depositary.

        "Suspension Period" has the meaning given to that term in Section 4.10 of this Agreement.

        "Transfer" means, with respect to any Subject Share (or direct or indirect economic or other interest therein), a transfer, distribution, sale, gift, assignment, pledge, hypothecation or other disposition, whether directly or indirectly (pursuant to the creation of a derivative security or otherwise), the grant of an option or other right or the imposition of a restriction on disposition or voting or by operation of law. When used as a verb, "Transfer" shall have the correlative meaning. In addition, "Transferred" and "Transferee" shall have the correlative meanings.

        "Voting Stock" means the Shares and any other securities of the Company entitled to vote generally in the election of Directors of the Company.

          1.2.    Construction.

        The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) "or" is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Exhibit references are to this Agreement unless otherwise specified.

ARTICLE II. STANDSTILL PROVISIONS

          2.1.    Restrictions.

        Except to the extent approved by a majority of the Directors, excluding the Stockholder Representative, subject to the provisions of Section 2.2 hereof, each Stockholder agrees that such Stockholder shall not:

          (a)   purchase or acquire, or offer or agree to purchase or acquire, directly or indirectly, alone or in concert with any other Person, by purchase, gift or otherwise, Beneficial Ownership of any Voting Stock of the Company if such acquisition would result in the Stockholders Beneficially Owning more than (x) the number of Subject Shares (subject to adjustment for any events set forth in clause (B) below) such Stockholders collectively Beneficially Own upon consummation of the Mergers plus (y) the number of Shares (subject to adjustment for any events set forth in clause (B) below, if any) such Stockholders acquire Beneficial Ownership of from time to time during any period that the restrictions of this Section 2.1 are suspended pursuant to the provisions of Section 2.2 hereof, except (A) as specifically contemplated by the Merger Agreement, (B) by way of stock dividends or distributions, rights offerings, stock-splits, reclassifications, recapitalizations, changes in capitalization, mergers, consolidations, restructurings, business combinations, exchange offers, reorganizations or any other similar action taken by the Company, (C) by reason of exercise of statutory preemptive rights or (D) for equity-based awards granted to any Stockholder or Affiliate thereof solely in such Person's capacity as a director or employee of the Company; provided, that Integral shall not be bound by the restrictions contained in this Section 2.1(a); provided further, that with respect to J.P. Morgan, in no event shall the restrictions set forth in this Section 2.1(a) be deemed to apply to any Person other than (1) J.P. Morgan or (2) any successor investment fund managed by J.P. Morgan Partners, L.L.C.;

          (b)   join or in any way participate in or encourage the formation of any 13D Group with respect to the Beneficial Ownership of Voting Stock of the Company with any Person who is not, immediately prior to the time of formation of such 13D Group, (i) another Stockholder or (ii) an Affiliate of (A) such Stockholder or another Stockholder or (B) any other Person which is then a member of a 13D Group with such Stockholder or another Stockholder;

          (c)   (i) make, or in any way participate in, directly or indirectly, alone or in concert with any other Person, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act), including participation in any election contest, or (ii) otherwise communicate with the stockholders of the Company (other than (i) another Stockholder, (ii) an Affiliate of such Stockholder, or (iii) any other Person which is then a member of a 13D Group with such Stockholder or another Stockholder) in connection with or in relation to a proxy solicitation;

          (d)   advise or seek to influence any Person (other than (i) another Stockholder, (ii) Affiliates of such Stockholder or another Stockholder or (iii) Persons who are members of any 13D Group of which such Stockholder or another Stockholder is member and which does not violate Section 2.1(b) above), with respect to the voting of any Voting Stock;

          (e)   initiate or propose one or more stockholders' proposals, as described in Rule 14a-8 under the Exchange Act, with respect to the Company;

          (f)    call, request or otherwise attempt to convene or cause management of the Company to convene a meeting of the stockholders of the Company;

          (g)   initiate, propose or solicit any proposal with respect to any merger, consolidation or business combination involving the Company, any tender or exchange offer for equity securities of the Company, any sale or purchase of a substantial amount of the assets of the Company, any purchase of equity securities of the Company (other than as permitted in Section 2.1(a) above), any dissolution, liquidation, reorganization or recapitalization or similar business transaction involving the Company;

          (h)   deposit any shares of Voting Stock of the Company in a voting trust or subject any such Voting Stock to any arrangement or agreement with respect to the voting of such Voting Stock (other than arrangements or agreements solely involving (i) another Stockholder, (ii) Affiliates of such Stockholder or another Stockholder or (iii) Persons who are members of any 13D Group of which such Stockholder or another Stockholder is member and which does not violate Section 2.1(b) above);

          (i)    propose publicly (or in a manner reasonably expected to result in public disclosure) to do, announce an intention to do, or enter into any arrangement or understanding with any other Person to do, any of the actions restricted or prohibited under this Section 2.1; or

          (j)    propose publicly (or in a manner reasonably expected to result in public disclosure) any proposal to amend or terminate the provisions of this Section 2.1;

provided that nothing in this Section 2.1 shall (i) prohibit or restrict any Stockholder or its Affiliates from taking any action required or contemplated by any other provision of this Agreement or the Merger Agreement, (ii) prohibit any individual who is serving as a Director of the Company, solely in his or her capacity as such Director, from taking any action or making any statement which, in such Director's best judgment, is in the best interests of the Company or the Company's stockholders, (iii) prohibit any individual who is serving as an officer or employee of the Company or its Controlled Affiliates, solely in his or her capacity as such, from performing his or her duties in such capacity or from participating in the employee stock purchase program (if any) of the Company or its Controlled Affiliates in which such individual is eligible to participate by virtue of such capacity, provided that any such participation does not make use of any funds provided by any third party, including without limitation any Stockholder or any Permitted Transferee thereof, or (iv) restrict any disclosure or statements required to be made by any Stockholder or its Affiliates under applicable law to the extent any such requirement does not arise from actions by such Stockholder in violation of this Agreement, and provided, further, that the restrictions set forth in Section 2.1(a) shall not be deemed to restrict any Stockholder or its Affiliates from engaging in any brokerage, investment advisory, anti-raid advisory, merger advisory, asset management, financial advisory, financing, market making and other similar activities conducted in the ordinary course of its or their business.

          2.2.    Suspension of Standstill Restrictions.

          (a)   Upon the occurrence of a Significant Event (as defined below), the restrictions set forth in Section 2.1 shall be suspended.

          (b)   "Significant Event" means any of the following:

            (i)    the Company agrees to enter into an agreement for, or makes a public announcement of its intention to pursue, or the Board authorizes the management of the Company to solicit proposals from third parties for (A) the sale or other disposition of 33.3% or more of the Company's outstanding Shares, (B) the sale or disposition of all or substantially all of the Company's assets or a similar sale or change of control transaction, or (C) any merger, consolidation, or other similar business combination transaction (1) pursuant to which the outstanding Shares of the Company would be converted into cash or securities of another Person or 13D Group, (2) which would result in a third party or 13D Group Beneficially Owning, when combined with any other Shares of the Company owned by such third party or 13D Group, 33.3% or more of the then-outstanding Shares, or (3) which would result in all or a substantial portion of the Company's assets being sold to any Person or 13D Group; or

            (ii)   the public announcement of a bona fide proposal by a third party or 13D Group (other than the Company, a Stockholder, or any Person who is then an Affiliate of a Stockholder) to acquire Voting Stock of the Company (including pursuant to a tender or exchange offer or merger), which, if successful, would result in such third party or 13D Group Beneficially Owning, when combined with any other Voting Stock of the Company owned by such third party or 13D Group, 33.3% or more of the outstanding Voting Stock of the Company; provided, however, that the Board either (A) has approved or recommended that the stockholders of the Company accept such offer or (B) has not rejected or recommended that the stockholders of the Company refrain from accepting such offer; or

            (iii)  a third party or 13D Group successfully consummates a proposal of the type described in the foregoing clause 2.2(b)(ii); or

            (iv)  the adoption by the Board of a plan of liquidation or dissolution.

          (c)   Upon the cessation of the event or events that lead to the suspension of the restrictions in Sections 2.1 pursuant to this Section 2.2, those restrictions shall be reinstated in accordance with their terms unless this Agreement has been terminated in accordance with Section 7.2.

ARTICLE III. TRANSFER RESTRICTIONS; CERTAIN DISTRIBUTIONS

          3.1.    Limitations on Transfer.

          (a)   During the 90 day period following the Closing Date (such period, the "Initial Share Holding Period"), the Majority Stockholder may not Transfer any Subject Shares.

          (b)   At any time following the Initial Share Holding Period, the Stockholders may Transfer Subject Shares solely in accordance with the provisions of Section 3.2 hereof and Sections 3.1(c) and 3.1(d) below.

          (c)   During the period commencing as of the end of the Initial Share Holding Period and ending on the one-year anniversary thereof (the "Restricted Period"), without the prior written consent of the Company, the Stockholders may not collectively Transfer Subject Shares representing more than 7.5% of the then-outstanding Shares of the Company in the aggregate during any six (6) month period; provided, that the following Transfers shall not be included in calculating Shares Transferred for purposes of this Section 3.1(c):

            (i)    Transfers of Registrable Securities in underwritten Public Offerings pursuant to Sections 4.1, 4.2 and 4.3 hereof;

            (ii)   Distributions of Subject Shares by the Majority Stockholder, pursuant to Section 3.3 below;

            (iii)  Transfers of Subject Shares by any Stockholder to its Permitted Transferees pursuant to Section 3.4 below; and

            (iv)  Transfers of Subject Shares pursuant to Sections 3.2(g) and (k) below.

          (d)   In addition to the provisions of Section 3.1(c) above, during the Restricted Period, without the prior written consent of the Company, the Stockholders may not collectively Transfer Subject Shares representing more than 15% of the then-outstanding Shares of the Company in the aggregate during any six (6) month period; provided, that the following Transfers shall not be included in calculating Shares Transferred for purposes of this Section 3.1(d):

            (i)    Distributions of Subject Shares by the Majority Stockholder, pursuant to Section 3.3 below;

            (ii)   Transfers of Subject Shares by any Stockholder to its Permitted Transferees pursuant to Section 3.4 below; and

            (iii)  Transfers of Subject Shares pursuant to Sections 3.2(g) and (k) below.

          3.2.    Additional Transfer Restrictions.

        Following the Initial Share Holding Period and subject to the restrictions set forth in Sections 3.1(c) and 3.1(d) above, none of the Stockholders may Transfer any Subject Shares, except:

          (a)   in compliance with Rules 144 and 145 under the Securities Act;

          (b)   pursuant to any underwritten Public Offerings, including, without limitation, pursuant to Sections 4.1, 4.2 and 4.3, provided that any such underwritten Public Offering is at least 180 days after the most recent underwritten Public Offering in which Subject Shares were Transferred;

          (c)   pursuant to Public Offerings other than underwritten Public Offerings or any other resale under an effective registration statement;

          (d)   in private transactions subject to applicable exemptions from the registration requirements of the Securities Act to Persons who have not filed and, to the knowledge of the Stockholder, would not be required to file after the consummation of the Transfer, either: (A) a Schedule 13D under the Exchange Act (a "Schedule 13D"), or (B) a Schedule 13G under the Exchange Act that discloses Beneficial Ownership of 10% or more of the then-outstanding Shares (a "10% Schedule 13G"); provided, that no more than 5% of the then-outstanding Shares may be Transferred to any such Person, whether in a single transaction or series of related transactions;

          (e)   in private transactions subject to applicable exemptions from the registration requirements of the Securities Act to Persons who have filed or, to the knowledge of the Stockholder, would be required to file after the consummation of the Transfer, either: (A) a Schedule 13D, or (B) a 10% Schedule 13G; provided, that no more than 5% of the then-outstanding Shares may be sold to any such Person, whether in a single transaction or series of related transactions; provided further, that prior to the Transfer, the Stockholder will have offered the Company the opportunity to purchase the respective Subject Shares (in the manner set forth in Section 3.4 below), and the Company shall have failed to exercise such right of first refusal;

          (f)    in transactions outside of the United States subject to applicable exemptions from the registration requirements of the Securities Act;

          (g)   pursuant to any tender or exchange offer commenced under Rule 14d-2 of the Exchange Act, or any merger, consolidation, sale or other business combination transaction involving the Company;

          (h)   pursuant to any distribution by the Majority Stockholder to its Stockholders pursuant to Section 3.3 below;

          (i)    pursuant to any Transfer by a Stockholder to its Permitted Transferees pursuant to Section 3.4 below;

          (j)    in bona fide transactions in compliance with the requirements of the Securities Act and Exchange Act that constitute a hedge against changes in the market price of the Shares; or

          (k)   the grant by J.P. Morgan of a participation interest to one or more other investment funds managed by a Controlled Affiliate of J.P. Morgan Chase & Co. without a change in record ownership.

          3.3.    Distributions by Majority Stockholder.

        Following the Initial Share Holding Period, the Majority Stockholder may distribute all or a portion of the Subject Shares held by the Majority Stockholder to the stockholders of the Majority Stockholder in accordance with the Memorandum and Articles of Association of the Majority Stockholder.

          3.4.    Transfer to Permitted Transferees.

          (a)   Following the Initial Share Holding Period, any Stockholder may Transfer any or all of the Subject Shares held by it to any Permitted Transferee of such Stockholder. Each Permitted Transferee will be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering an Assumption Agreement and, upon executing and delivering an Assumption Agreement, will be treated as a Stockholder for all purposes hereof, including, but not limited to, the transfer restrictions set forth in Article III hereof.

          (b)   Each Permitted Transferee of any Stockholder to which Subject Shares are Transferred shall, and such Stockholder shall cause such Permitted Transferee to, Transfer back to such Stockholder (or to another Permitted Transferee of such Stockholder) any Subject Shares it owns prior to such Permitted Transferee ceasing to be a Permitted Transferee to such Stockholder.

          (c)   This Section 3.4 shall not apply to the grant by J.P. Morgan of a participation interest to one or more other investment funds managed by a Controlled Affiliate of J.P. Morgan without change in record ownership.

          3.5.    Right of First Refusal.

        Prior to consummating any Transfer of any Subject Share pursuant to Section 3.2(e) above, each Stockholder shall give the Company the opportunity to purchase, subject to applicable law, such Subject Shares in the following manner:

          (a)   The selling Stockholder shall give notice (the "Transfer Notice") to the Company in writing of such intention, specifying the name of the proposed purchaser or Transferee, the number of Subject Shares proposed to be sold or transferred, the proposed price per Share therefor (the "Transfer Price") and the other material terms upon which such disposition is proposed to be made.

          (b)   The Company (or a designee of the Company in accordance with Section 3.5(c)) shall have the right, exercisable by written notice given by the Company to the selling Stockholder within five Business Days after receipt of such Transfer Notice, to agree to purchase all, but not less than all, of the Subject Shares specified in such Transfer Notice. The Company shall have the right to pay for such Subject Shares: (i) the same amount in cash per Share, (ii) to the extent the consideration to be paid by the third party consists of any debt instruments, consideration per Share equivalent to that offered by the third party, or (iii) to the extent the consideration to be paid by the third party does not consist of cash or debt instruments, an amount of cash having equivalent value as determined, at the expense of the Company, by an investment banking firm mutually agreed to by the Company and the selling Stockholder.

          (c)   If the Company (or its designee) exercises its right of first refusal hereunder, the closing of the purchase of the securities with respect to which such right has been exercised shall take place within five Business Days after the Company gives notice of such exercise, or, if later, upon the date on which the proposed Transfer was to occur with the third party. Upon exercise by the Company (or its designee) of its right of first refusal, the Company and the selling Stockholder shall be legally obligated to consummate the purchase contemplated thereby and shall use their reasonable commercial efforts to secure any approvals required in connection therewith. The Company may elect by notice in writing to the selling Stockholder that, at the closing of such transaction, the Subject Shares be delivered to and payment made to the selling Stockholder by a designee of the Company, provided that the Company shall remain liable for its obligations under this Section 3.5 in the event such designee fails to purchase and pay for the Subject Shares being sold.

          (d)   If the Company (or its designee) does not exercise its right of first refusal hereunder within the time specified for such exercise, or if the Company (or its designee) fails to complete the purchase of the securities on the closing date specified in the first sentence of Section 3.5(c) (other than by reason of a failure by the selling Stockholder to fulfill its obligations with respect thereto), the selling Stockholder shall be free, subject to the terms of Section 3.1 herein, to sell the securities specified in such Transfer Notice at a price equal to or greater than the Transfer Price specified in such Transfer Notice; provided that such sale is consummated within thirty (30) days after the Company fails to exercise its right of first refusal.

          3.6.    Rights and Obligations of Transferees.

        Any Transferee of Subject Shares (other than Transferees who acquire Subject Shares (a) pursuant to Section 3.3, (b) pursuant to Section 3.4, (c) pursuant to the exercise of rights set forth in Article IV, (d) in a bona fide sale to the public pursuant to Rule 144, Rule 145 or Regulation S under the Securities Act, (e) through a Public Offering, (f) pursuant to Section 3.2(g), or (g) pursuant to Section 3.2(k)) will be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering an Assumption Agreement and, upon executing and delivering an Assumption Agreement, will be treated as a Stockholder for all purposes hereof; provided, however, that no such Transferee (or its Permitted Transferees) will acquire any rights (but will be subject to the obligations) under Articles IV or V of this Agreement.

          3.7.    Other.

          (a)   Any Transfer of Subject Shares under this Agreement (other than through a Public Offering) shall not be effective unless and until the Company shall have been furnished with information reasonably satisfactory to it (which may include an opinion from counsel) demonstrating that such Transfer is exempt from or not subject to the provisions of Section 5 of the Securities Act and any other applicable securities laws.

          (b)   In the event of any purported Transfer by a Stockholder of any Subject Shares in violation of the provisions of this Agreement, such purported Transfer will be void and of no effect, and the Company will not give effect to such Transfer.

          (c)   The Company will be entitled to take all necessary steps to ensure that any Subject Shares issued to the Stockholders are identified as restricted securities within the meaning of Rules 144 and 145 promulgated under the Securities Act and that any resales of such Subject Shares will be made in accordance with an exemption from registration under the Securities Act or pursuant to an effective registration statement.

          (d)   Each certificate representing ADSs held by a Stockholder will bear a legend on the face thereof substantially to the following effect (with such additions thereto or changes therein as the Company may be advised by counsel are required by law or necessary to give full effect to this Agreement, the "Legend"):

  "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE STOCKHOLDERS AGREEMENT AMONG BUSINESS OBJECTS, S.A., NEW SAC, AND THE STOCKHOLDERS PARTY THERETO, DATED AS OF JULY 18, 2003, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF BUSINESS OBJECTS, S.A. THE STOCKHOLDERS AGREEMENT CONTAINS, AMONG OTHER THINGS, CERTAIN PROVISIONS RELATING TO THE TRANSFER OF THE SHARES SUBJECT TO THE AGREEMENT. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT."

The Legend will be removed by the Company, with respect to any certificate representing Subject Shares, by the delivery of substitute certificates without such Legend in the event of a Transfer permitted by this Agreement and in which the Transferee is not required to enter into an Assumption Agreement pursuant to Section 3.4 or Section 3.6 of this Agreement.

ARTICLE IV. REGISTRATION RIGHTS

          4.1.    Piggyback Rights.

          (a)   Subject to the Transfer restrictions set forth in Sections 3.1 and 3.2, if, at any time during the period commencing as of the end of the Initial Share Holding Period and ending on the ten-year anniversary of the Closing, the Company proposes to register any of the Shares under the Securities Act (other than a registration on Form S-4 or S-8, or any successor or other forms promulgated for similar purposes), whether or not for sale for its own account (including pursuant to Section 4.2), it will, at each such time, give prompt written notice to the Managing Registration Rights Holders of its intention to do so and of the Registration Rights Holders' rights under this Section 4.1. Upon the written request of any Managing Registration Rights Holder made within 14 days after the receipt of any such notice (which request shall specify the number of Registrable Securities intended to be disposed of by such Managing Registration Rights Holder and all other Registration Rights Holders who are Permitted Transferees of such Managing Registration Rights Holder), the Company will use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which each Managing Registration Rights Holder has so requested to be registered; provided that (i) if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company or any other holder of securities that initiated such registration (an "Initiating Holder") shall determine for any reason not to proceed with the proposed registration of the securities to be sold by it, the Company or such Initiating Holder may, at its election, give written notice of such determination to the Managing Registration Rights Holders and, thereupon, the Company shall be relieved of its obligation to register any Registrable Securities in connection with such registration, and (ii) if such registration involves an underwritten offering, the Registration Rights Holders of Registrable Securities requesting to be included in the registration must sell their Registrable Securities to the underwriters selected by the Company, on the same terms and conditions as apply to the Company or the Initiating Holders, as the case may be, with, in the case of a combined primary and secondary offering, such differences, including any with respect to indemnification and liability insurance, as may be customary or appropriate in combined primary and secondary offerings. If a registration requested pursuant to this Section 4.1(a) involves an underwritten Public Offering, any Registration Rights Holder requesting to be included in such registration may elect not to register all or any portion of such securities in connection with such registration; provided that such Registration Rights Holder gives written notice of such withdrawal to any of the Managing Registration Rights Holders, and such Managing Registration Rights Holder delivers such notice to the Company at least ten (10) days prior to the effective date of the registration statement filed in connection with such registration.

          (b)   The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 4.1.

          (c)   If a registration pursuant to this Section 4.1 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of Registrable Securities and other securities requested to be included in such registration exceeds the number which can be sold in such offering, so as to be reasonably likely to have an adverse effect on the price, timing or distribution of the securities offered in such offering, then the Company will include in such registration (i) first, 100% of the securities, if any, the Company proposes to sell for its own account, provided that the registration of Shares contemplated by this Section 4.1 was initiated by the Company with respect to Shares intended to be registered for sale for its own account, (ii) second, the number of Registrable Securities requested to be included by the Majority Stockholder, if any, in such registration which in the opinion of the managing underwriter, can be sold, without having the adverse effect referred to above, and (iii) third, such number of Registrable Securities requested to be included in such registration by the other Registration Rights Holders which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, which number of Registrable Securities shall be allocated pro rata among all such requesting holders of Registrable Securities, based on the relative number of Registrable Securities then held by each such requesting holder of Registrable Securities. In the event that (A) the Company did not initiate the registration of securities intended to be registered for sale for its own account and (B) the number of Registrable Securities and Shares of other holders, in each case entitled to registration rights with respect to such Shares, requested to be included in such registration is less than the number which, in the opinion of the managing underwriter, can be sold, the Company may include in such registration securities it proposes to sell for its own account up to the number of securities that, in the opinion of the underwriter, can be sold.

          4.2.    Demand Registration.

          (a)   Subject to the Transfer restrictions set forth in Sections 3.1 and 3.2, at any time during the period commencing as of the end of the Initial Share Holding Period and ending on the ten-year anniversary of the Closing Date, and, in the case of Silver Lake, TPG or August, after the Majority Stockholder has distributed Subject Shares pursuant to Section 3.3, upon the written request of any of the Majority Stockholder, TPG, Silver Lake or August (a "Demand Party")

  requesting that the Company effect the registration under the Securities Act of all or part of such Demand Party's Registrable Securities (a "Demand Registration") and specifying the amount and intended method of disposition thereof, the Company will promptly give written notice of such requested registration to the Managing Registration Rights Holders (each of such Managing Registration Rights Holders will notify each of the Permitted Transferees of such Managing Registration Rights Holder that holds Registrable Securities) and other holders of securities entitled to notice of such registration and thereupon will, as expeditiously as reasonably possible, file a registration statement to effect the registration under the Securities Act of:

            (i)    such Registrable Securities which the Company has been so requested to register by the Demand Party;

            (ii)   the Registrable Securities of other Registration Rights Holders which the Company has been requested to register by written request given to the Company by the Managing Registration Rights Holders within 14 days after the giving of such written notice by the Company to the Managing Registration Rights Holders (which request shall specify the amount and intended method of disposition of such securities);

all to the extent necessary to permit the disposition (in accordance with the intended method thereof as aforesaid) of the Registrable Securities and such other securities so to be registered; provided that the Company shall not be required to effect the registration of Registrable Securities (A) at the request of the Majority Stockholder on more than two (2) occasions, (B) at the request of Silver Lake on more than two (2) occasions, (C) at the request of TPG on more than two (2) occasions, or (D) at the request of August on more than one (1) occasion; provided further, that the Company shall not be obligated to file a registration statement relating to any registration request under this Section 4.2(a):

              (1)   within a period of 180 days after the effective date of any other registration statement relating to any registration request under this Section 4.2 or relating to any registration statement referred to under Section 4.1 or Section 4.3 hereof; or

              (2)   if (x) the requested registration pursuant to this Section 4.2 involves a registration on a form other than a Form S-3 (or any successor to Form S-3), and (y) the Registration Rights Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $20,000,000; or

              (3)   if (x) the requested registration pursuant to this Section 4.2 involves an underwritten offering, and (y) the Registration Rights Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $20,000,000; or

              (4)   if the Registration Rights Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $5,000,000; or

              (5)   if with respect thereto the managing underwriter, the SEC, the Securities Act, or the form on which the registration statement is to be filed, would require the conduct of a Special Audit, in which case the filing may be delayed until the completion of such Special Audit (and the Company shall, upon request of TPG, Silver Lake or August, as the case may be, use its commercially reasonable efforts to cause such Special Audit to be completed expeditiously and without unreasonable delay); or

              (6)   if the Company is in possession of material non-public information and the Board determines in good faith that disclosure of such information would not be in the best interests of the Company and its stockholders, in which case the filing of the registration statement may be delayed until the earlier of the second Business Day after such conditions shall have ceased to exist and the 120th day after receipt by the Company of the written request from the Majority Stockholder, TPG, Silver Lake or August, as the case may be, to register Registrable Securities under this Section 4.2(a); or

              (7)   if the Closing Shelf Registration Statement is then effective and available for the sale and distribution of such Demand Party's Registrable Securities in the manner specified in such request.

          (b)   The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 4.2.

          (c)   A registration requested pursuant to this Article IV will not be deemed to have been effected unless the registration statement filed by the Company with the SEC in connection with such registration has been declared effective by the SEC; provided that, if, within 100 days after it has become effective, the offering of Registrable Securities pursuant to such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, then such registration will be deemed not to have been effected.

          (d)   If a requested registration pursuant to this Section 4.2 involves an underwritten offering and regardless of whether the Company is registering any securities therein, the Board shall have the right to select the investment banker or bankers and managers to administer the offering, including the lead managing underwriter.

          (e)   If a requested registration pursuant to this Section 4.2 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of Registrable Securities requested to be included in such registration exceeds the number which can be sold in such offering, so as to be reasonably likely to have an adverse effect on the price, timing or distribution of the securities offered in such offering, then the Company will include in such registration such number of Registrable Securities requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, which number shall be allocated pro rata among all such holders of Registrable Securities requesting to be included in such registration based on the relative number of Registrable Securities then held by each such holder of Registrable Securities. In the event that the number of Registrable Securities and Shares of other holders, in each case entitled to registration rights with respect to such Shares requested to be included in such registration is less than the number which, in the opinion of the managing underwriter, can be sold, the Company may include in such registration securities it proposes to sell for its own account up to the number of securities that, in the opinion of the underwriter, can be sold.

          4.3.    Form S-3 Registration.

        Subject to the Transfer restrictions set forth in Sections 3.1 and 3.2, if, at any time during the period commencing as of the end of the Initial Share Holding Period and ending on the ten-year anniversary of the Closing Date, the Company receives from the Majority Stockholder, or from Silver Lake, TPG or August after the Majority Stockholder has distributed Subject Shares pursuant to Section 3.3 (each an "S-3 Initiating Party"), a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such S-3 Initiating Party or S-3 Initiating Parties, the Company will:

          (a)   promptly give notice of the proposed registration, and any related qualification or compliance, to the Managing Registration Rights Holders (each of which Managing Registration Rights Holder will notify each of the Permitted Transferees of such Managing Registration Rights Holder that holds Registrable Securities); and

          (b)   as expeditiously as reasonably practical, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such S-3 Initiating Party's or S-3 Initiating Parties' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Registration Rights Holder or Registration Rights Holders joining in such request as are specified in a written request delivered to the Company by the Managing Registration Rights Holders within fourteen (14) days after receipt of such written notice from the Company; provided that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 4.3:

            (i)    if Form S-3 (or any successor form) is not available for such offering by the Registration Rights Holders; or

            (ii)   if (x) the requested registration pursuant to this Section 4.3 involves an underwritten offering, and (y) the Registration Rights Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $20,000,000; or

            (iii)  if the Registration Rights Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $5,000,000; or

            (iv)  if the Company is in possession of material non-public information and the Board determines in good faith that disclosure of such information would not be in the best interests of the Company and its stockholders, in which case the filing of the registration statement may be delayed until the earlier of the second Business Day after such conditions shall have ceased to exist and the 120th day after receipt by the Company of the written request from the Majority Stockholder, TPG, Silver Lake or August, as the case may be, to register Registrable Securities under this Section 4.3(a); provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; or

            (v)   if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registration statements for any of the Registration Rights Holders pursuant to this Section 4.3, Section 4.1 or Section 4.2; or

            (vi)  in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; or

            (vii) if with respect thereto, the managing underwriter, the SEC, the Securities Act, or the form on which the registration statement is to be filed, would require the conduct of a Special Audit, in which case the Company shall have the right to defer the filing of the Form S-3 registration statement until the completion of such Special Audit (and the Company shall, upon the request of the Majority Stockholder, TPG, Silver Lake or August, as the case may be, use its commercially reasonable efforts to cause such Special Audit to be completed expeditiously and without unreasonable delay); or

            (viii) if the Closing Shelf Registration Statement is then effective and available for the sale and distribution of such Registration Rights Holder's or Registration Rights Holders' Registrable Securities in the manner specified in such request.

          (c)   Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as expeditiously as reasonably practical after receipt of the request or requests of the Majority Stockholder, TPG, Silver Lake or August, as the case may be. Registrations effected pursuant to this Section 4.3 shall not be counted as demands for registration or registrations effected pursuant to Section 4.2.

          (d)   If a requested registration pursuant to this Section 4.3 involves an underwritten offering and regardless of whether the Company is registering any securities therein, the Board shall have the right to select the investment banker or bankers and managers to administer the offering, including the lead managing underwriter.

          (e)   The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 4.3.

          4.4.    Registration Procedures.

        If and whenever the Company is required to file a registration statement with respect to, or to use its reasonable best efforts to effect or cause the registration of, any Registrable Securities under the Securities Act as provided in this Agreement the Company will as expeditiously as reasonably possible:

          (a)   prepare and, in any event within 120 days after the end of the period within which a request for registration may be given to the Company pursuant to Section 4.2 or Section 4.3, file with the SEC a registration statement on the appropriate form with respect to such Registrable Securities and use its reasonable efforts to cause such registration statement to be declared effective by the SEC; provided, however, that the Company may discontinue any registration of securities as to which it is the initiating party at any time prior to the effective date of the registration statement relating thereto (and, in such event, the Company shall pay the Registration Expenses incurred in connection therewith); provided further, that not less than five (5) Business Days before filing a registration statement or prospectus, or any amendments or supplements thereto, the Company will furnish to counsel for the sellers of Registrable Securities covered by such registration statement copies of all documents proposed to be filed;

          (b)   prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period not in excess of 100 days (unless such registration statement relates to an underwritten Public Offering, in which event the registration statement shall not be required to remain effective at the request of the Registration Rights Holders for a period of in excess of 45 days) and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided that not less than five (5) Business Days before filing a registration statement or prospectus, or any amendments or supplements thereto, the Company will furnish to counsel for the sellers of Registrable Securities covered by such registration statement copies of all documents proposed to be filed;

          (c)   furnish to each Managing Registration Rights Holders of each seller of such Registrable Securities such number of copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits filed therewith, including any documents incorporated by reference), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request (through a Managing Registration Rights Holder) in order to facilitate the disposition of the Registrable Securities by such seller;

          (d)   use its reasonable efforts to register or qualify within the United States such Registrable Securities covered by such registration in such United States jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition of the Registrable Securities owned by such seller in such jurisdictions, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this subsection (d), it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

          (e)   use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities within the United States as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

          (f)    notify each Managing Registration Rights Holder of each seller of any such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act within the appropriate period mentioned in Section 4.4(b), of the Company's becoming aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such Managing Registration Rights Holder, prepare and furnish to such Managing Registration Rights Holder a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

          (g)   otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable (but not more than 15 months) after the effective date of the registration statement, an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act;

          (h)   (i) use its reasonable best efforts to list such Registrable Securities on any securities exchange on which the Shares are then listed if such Registrable Securities are not already so listed and if such listing is then permitted under the rules of such exchange; and (ii) use its reasonable efforts to provide a transfer agent and registrar for such Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

          (i)    enter into such customary agreements (including an underwriting agreement in customary form), which may include indemnification provisions in favor of underwriters and other Persons in addition to, or in substitution for the indemnification provisions hereof, and take such other actions as sellers of a majority of shares of such Registrable Securities included in such registration statement or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

          (j)    obtain a "cold comfort" letter or letters from the Company's independent public auditors in customary form and covering matters of the type customarily covered by "cold comfort" letters as the seller or sellers of a majority of shares of such Registrable Securities included in such registration statement shall reasonably request;

          (k)   make available for inspection by any Managing Registration Rights Holder of any seller of such Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company's officers, Directors and employees to supply all information reasonably requested by any such Managing Registration Rights Holder, underwriter, attorney, accountant or agent in connection with such registration statement;

          (l)    notify counsel for the holders of Registrable Securities included in such registration statement and the managing underwriter or agent, immediately, and confirm the notice in writing (i) when the registration statement, or any post-effective amendment to the registration statement, shall have been declared effective by the SEC, or any supplement to the prospectus or any amendment to the prospectus shall have been filed, (ii) of the receipt of any comments from the SEC, (iii) of any request of the SEC to amend the registration statement or amend or supplement the prospectus or for additional information, and (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

          (m)  use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment;

          (n)   if requested by the managing underwriter or agent or any Managing Registration Rights Holder of any holder of Registrable Securities covered by the registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or agent or such Managing Registration Rights Holder reasonably requests to be included therein, including, with respect to the number of Registrable Securities being sold by such Managing Registration Rights Holder or its Permitted Transferees to such underwriter or agent, the purchase price being paid therefor by such underwriter or agent and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering (unless the Company, after consultation with counsel, reasonably concludes that such information would be materially misleading to prospective buyers in the Public Offering); and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

          (o)   cooperate with the Managing Registration Rights Holders of the holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or agent, if any, or the Managing Registration Rights Holders may request;

          (p)   if requested by the applicable parties, obtain for delivery to the Managing Registration Rights Holders of the holders of Registrable Securities being registered and to the underwriter or agent an opinion or opinions from counsel for the Company in customary form and in form, substance and scope reasonably satisfactory to such Managing Registration Rights Holders, underwriters or agents and their counsel;

          (q)   cooperate with each Managing Registration Rights Holder of each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD; and

          (r)   with respect to underwritten Public Offerings under Section 4.2, act in good faith to facilitate, cooperate with and participate in customary selling efforts related thereto and provide reasonable assistance in marketing activities with respect to the distribution of such Public Offering, which may include, in the case of an underwritten Public Offering which proposes to sell Registrable Securities to the public at a price of $100 million or more, causing the senior executives of the Company (subject to the reasonable availability of such executives) to participate in customary "road show" presentations as reasonably requested by the managing underwriter in such Public Offering.

          4.5.    Other Registration-Related Matters.

          (a)   The Company may require any Person that is selling Subject Shares in a Public Offering pursuant to Sections 4.1, 4.2 or 4.3 to furnish to the Company in writing such information regarding such Person and pertinent to the disclosure requirements relating to the registration and the distribution of the Registrable Securities which are included in such Public Offering as the Company may from time to time reasonably request in writing.

          (b)   Each Registration Rights Holder agrees, severally and not jointly, that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.4(f), it will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until its receipt of the copies of the amended or supplemented prospectus contemplated by Section 4.4(f) and, if so directed by the Company (through its Managing Registration Rights Holder), each Registration Rights Holder will deliver to the Company (through its Managing Registration Rights Holder) (at the Company's expense) all copies, other than permanent file copies then in their possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company gives any such notice, the period for which the Company will be required to keep the registration statement effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 4.4(f) to and including the date when each seller of Registrable Securities covered by such registration statement has received the copies of the supplemented or amended prospectus contemplated by Section 4.4(f).

          (c)   To the extent not already subject to the restrictions in Article III of this Agreement, each holder of Registrable Securities will, in connection with an underwritten Public Offering of the Company's securities, upon the request of the Company or of the underwriters managing any underwritten offering of the Company's securities, agree in writing not to effect any sale, disposition or distribution of Registrable Securities (other than those included in the Public Offering) without the prior written consent of the managing underwriter for such period of time commencing 30 days before and ending 90 days (or such earlier date as the managing underwriter shall agree) after the effective date of such registration; provided that (i) such registration was effected pursuant to Sections 4.2 or 4.3 hereof, or (ii) such holder of Registrable Securities was offered the opportunity pursuant to Section 4.1 to have such holder's Registrable Securities registered by the Company in such registration and that the Company has not limited the number of such holder's Registrable Shares to be included in such registration pursuant to Section 4.1(c) hereof. No Stockholder shall be released from such lock-up period by the managing underwriter unless all of the Stockholders are so released.

          4.6.    Indemnification.

          (a)   In the event of any registration of any securities of the Company under the Securities Act pursuant to Sections 4.1, 4.2 or 4.3, the Company hereby indemnifies and agrees to hold harmless, to the extent permitted by law, the sellers of any Registrable Securities covered by such registration statement (each a "Holder"), each Affiliate of such Holder and their respective directors and officers, members or general and limited partners (and the directors, officers, employees, affiliates and Controlling Persons of any of the foregoing), each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who Controls such Holder or any such underwriter within the meaning of the Securities Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages or liabilities, joint or several, and expenses to which such Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof, whether or not such Indemnified Party is a party thereto) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances when they were made, and the Company will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the Company will not be liable to any Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, in any such preliminary, final or summary prospectus, or any amendment or supplement thereto in reliance upon and in conformity with written information with respect to such Indemnified Party furnished to the Company by such Indemnified Party expressly for use in the preparation thereof, nor shall the Company be liable to any Indemnified Party for any amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent will not be unreasonably withheld or delayed). Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any Indemnified Party and will survive the Transfer of such securities by such Holder.

          (b)   The Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with Sections 4.1, 4.2 or 4.3 that the Company shall have received an undertaking reasonably satisfactory to it from the Holder of such Registrable Securities or any prospective underwriter to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 4.6(a)) the Company, all other Holders or any prospective underwriter, as the case may be, and any of their respective Affiliates, directors, officers and Controlling Persons, with respect to any untrue statement in or omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such untrue statement or omission was made in reliance upon and in conformity with written information with respect to such Holder or underwriter furnished to the Company by such Holder or underwriter expressly for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the Holders, or any of their respective affiliates, directors, officers or Controlling Persons and will survive the Transfer of such securities by such Holder. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the net proceeds actually received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

          (c)   Promptly after receipt by an Indemnified Party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 4.6, such Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that the failure of the Indemnified Party to give notice as provided herein will not relieve the indemnifying party of its obligations under Section 4.6(a) or 4.6(b), except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, unless in such Indemnified Party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. If, in such Indemnified Party's reasonable judgment, having common counsel would result in a conflict of interest between the interests of such indemnified and indemnifying parties, then such Indemnified Party may employ separate counsel reasonably acceptable to the indemnifying party to represent or defend such Indemnified Party in such action, it being understood, however, that the indemnifying party will not be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Parties (and not more than one separate firm of local counsel at any time for all such Indemnified Parties) in such action. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

          (d)   If the indemnification provided for hereunder from the indemnifying party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or Indemnified Parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this Section 4.6(d) as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the net proceeds actually received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation.

          The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.6(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

          (e)   Indemnification similar to that specified in this Section 4.6 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any law or with any governmental entity other than as required by the Securities Act.

          (f)    The obligations of the parties under this Section 4.6 will be in addition to any liability which any party may otherwise have to any other party.

          4.7.    S-3 Eligibility.

        The Company currently meets the requirements for registration on Form S-3 under the Securities Act, and the Company shall take all reasonable efforts to ensure that the Company meets these requirements on the initial filing date and effective date of the registration statements filed pursuant to Section 4.3 of this Agreement.

          4.8.    Reports under the Exchange Act.

        With a view to making available to the Registration Rights Holders the benefits of Rule 144 under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Registration Rights Holders to sell Registrable Securities to the public without registration, the Company agrees to:

          (a)   make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

          (b)   file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

          (c)   furnish to any Managing Registration Rights Holder, so long as the Managing Registration Rights Holder or its Permitted Transferees owns any Registrable Securities, upon request (i) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (ii) such other information as may be reasonably requested in availing any Registration Rights Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration.

          4.9.    Assignment of Registration Rights.

        The rights to cause the Company to register Registrable Securities pursuant to this Agreement may not be assigned by any Registration Rights Holder; provided, that if the Company is not eligible to use Form S-3 and the Majority Stockholder has exhausted its right to request a Demand Registration under Section 4.2(a)(A), then any of Silver Lake, TPG and August shall have the right to assign its right to request one Demand Registration under Section 4.2(a)(B), (C) or (D), as the case may be, to the Majority Stockholder.

          4.10.    Closing Shelf Registration Statement

          (a)   In the event that any of the Shares issued in the Mergers are determined to have been issued pursuant to a private placement exemption from registration pursuant to Section 4(2) of,

  and/or Rule 506, under the Securities Act, then as promptly as practicable after such event and in compliance with applicable securities laws, the Company will, with respect to such Shares issued pursuant to the Mergers, prepare and file a registration statement on Form S-3 (the "Closing Shelf Registration Statement") with the SEC pursuant to Rule 415 of the Securities Act. The Company shall use its commercially reasonable efforts to cause the Closing Shelf Registration Statement to become effective no later than the last day of the Initial Share Holding Period. Upon effectiveness, the Company shall use its best efforts to keep the registration statement continuously in effect for two calendar years thereafter subject to extension for any suspension of sales as described below.

          (b)   The Company shall be entitled, from time to time, by providing written notice to the Registration Rights Holders who elected to participate in the Closing Shelf Registration Statement, to require such Registration Rights Holders to suspend the use of such prospectus for sales of Registrable Securities under the Closing Shelf Registration Statement for a reasonable period of time (a "Suspension Period") if the Company shall determine that is in possession of material non-public information and the Board determines in good faith that disclosure of such information would not be in the best interests of the Company and its stockholders; provided, that all Suspension Periods that occur (i) during any ninety (90) day period shall not exceed an aggregate of thirty (30) days and (ii) during any one-year period shall not exceed an aggregate of seventy (70) days. Immediately upon receipt of such notice, the Registration Rights Holders covered by the Closing Shelf Registration Statement shall suspend the use of the prospectus until the requisite changes to the prospectus have been made. Any Suspension Period shall terminate at such time as the public disclosure of such information is made, subject to the maximums set forth in the first sentence hereof. After the expiration of any Suspension Period and without any further request from a Registration Rights Holder, the Company shall as promptly as reasonably practical prepare a post-effective amendment or supplement to the Closing Shelf Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V. BOARD REPRESENTATION

          5.1.    Board Representation.

          (a)   Effective as of the Closing Date, subject to applicable law, the Majority Stockholder may designate one Person to be proposed by the Board to the Company's stockholders to be elected a Director; provided that such designee must be reasonably satisfactory to the Company (such determination to be made by the Board after receiving a recommendation from the nominating committee of the Company; provided, that for the avoidance of doubt, any Person who is a managing director of Silver Lake Partners, L.P., a Delaware limited partnership, as of the date hereof, shall be deemed to be satisfactory to the Company and the Board for such purposes unless (i) any such managing director does not meet the criteria for directors set forth in the Nasdaq National Market rules, any corporate governance guidelines or policies adopted by the Board or any committee thereof, or any other applicable law and regulation, or (ii) the Company's nominating committee in good faith makes a determination that the appointment of any such managing director to the Board would be materially disadvantageous to the Company (the "Stockholder Representative").

          (b)   The Company shall take all necessary action, subject to applicable law, to cause the size of the Board to be increased to ten (10) members from eight (8) members, effective as of the Closing Date, and the Company shall use reasonable best efforts, subject to applicable law, to cause the vacancies to be filled by (i) David J. Roux (or such other individual as may be designated in writing by the Majority Stockholder at least forty-five (45) days prior to the filling of such vacancy and in accordance with Section 5.1(a) hereof) to be the initial Stockholder Representative, and (ii) one (1) individual who qualifies as an "independent" director of the Company pursuant to proposed and applicable laws and regulations. The Company agrees to consult with the Majority Stockholder in good faith before making any other changes to the size of the Board.

          (c)   At the expiration of any Stockholder Representative's designated term as director, the Board will recommend a vote by the Company's stockholders in favor of the reelection of such Stockholder Representative (or the election of any replacement designated by the Majority Stockholder in accordance with Section 5.1(a) hereof). If any Stockholder Representative or any successor thereto ceases to be a director of the Company at any time prior to the expiration of such Stockholder Representative's designated term as director, whether as a result of death, resignation, retirement, disqualification, removal from office or other cause, the Board will appoint a Stockholder Representative to fill the vacancy so created and the Board will recommend a vote by the Company's stockholders in favor of the ratification of the appointment of such Person.

          (d)   Notwithstanding anything in this Agreement to the contrary, the Board and all of the committees of the Board will operate in such a way to permit the Company to comply with applicable law and maintain its listings on the Nasdaq National Market and Euronext, as applicable.

          (e)   The Majority Stockholder shall have the right to assign its rights under this Article V to Silver Lake in the event of a distribution of the Subject Shares pursuant to Section 3.3 hereof.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

          6.1.    Representations and Warranties of Stockholders.

        Each Stockholder hereby represents and warrants, severally and not jointly, to the Company as follows:

          (a)   such Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

          (b)   in the case of any Stockholder that is a corporation, limited partnership or limited liability company, such Stockholder is an entity duly organized and validly existing under the laws of the jurisdiction in which it is incorporated or constituted, and each such Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

          (c)   this Agreement has been validly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought;

          (d)   neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder's assets are bound. The consummation of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder; and

          (e)   such Stockholder acknowledges that the issuance of the Subject Shares is expected to be effected pursuant to a registration statement on Form S-4, and the resale of the Subject Shares may be subject to the restrictions set forth in Rule 145 under the Securities Act unless such Subject Shares are otherwise transferred pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration.

          6.2.    Representations and Warranties of Company.

          The Company hereby represents and warrants to the Stockholders as follows:

          (a)   the Company is a société anonyme duly organized and validly existing under the laws of France and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

          (b)   this Agreement has been duly authorized, executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought; and

          (c)   neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Company is a party or by which the Company's assets are bound. The consummation of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Company.

ARTICLE VII. MISCELLANEOUS

          7.1.    Effective Date.

        This Agreement shall become effective upon consummation of the Mergers as contemplated by the Merger Agreement and prior to such time shall have no force or effect. If, the Merger Agreement is terminated prior to the Closing Date, this Agreement shall terminate without any further action of the parties hereto and no party shall have any liability to the other with the respect to the provisions contained herein.

          7.2.    Termination.

        All rights, remedies, obligations and liabilities of any party under (i) Articles II, III and V of this Agreement shall terminate automatically at such time the Stockholders collectively Beneficially Own less than 10% of the then-outstanding Shares, and (ii) Article IV of this Agreement shall terminate on the earlier of (x) the tenth-year anniversary of the Closing Date, or (y) such time that all Registrable

Securities held by the Registration Rights Holders cease to be Registrable Securities; provided, however, that Section 4.6 hereof shall survive any termination of this Agreement.

          7.3.    Notices.

        All notices, consents, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or registered or certified mail (postage prepaid, return receipt requested) as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.3):

            (a)   if to the Company:

      Business Objects, S.A.
      c/o Business Objects Americas, Inc.
      3030 Orchard Parkway
      San Jose, CA 95134
      Attention:      General Counsel
      Telecopy:        (408) 953-6001

      with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      525 University Avenue
      Palo Alto, CA 94301
      Attention:      Marc Packer, Esq.
                            Kenton J. King, Esq.
      Telecopy:        (650) 470-4570

            (b)   if to Silver Lake:

      Silver Lake Partners, L.P.
      2725 Sand Hill Road
      Suite 150
      Menlo Park, CA 94025
      Attention:      David Roux
      Telecopy:        (650) 233-8125

      with a copy to:

      Simpson Thacher & Bartlett
      3330 Hillview Avenue
      Palo Alto, CA 94304
      Attention:      Richard Capelouto, Esq.
                            Kirsten Jensen, Esq.
      Telecopy:        (650) 251-5002

            (c)   if to TPG:

      SAC Investments, L.P.
      c/o Texas Pacific Group
      301 Commerce Street
      Suite 3300
      Fort Worth, TX 76102
      Attention:      Richard A. Ekleberry
      Telecopy:        (817) 871-4080

      with a copy to:

      Cleary, Gottlieb, Steen & Hamilton
      One Liberty Plaza
      New York, NY 10006
      Attention:      Paul J. Shim, Esq.
      Telecopy:        (212) 225-3999

            (d)   if to August:

      August Capital
      2480 Sand Hill Road
      Suite 101
      Menlo Park, CA 94025
      Attention:      Mark Wilson
      Telecopy:        (650) 234-9910

      with a copy to:

      Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
      155 Constitution Drive
      Menlo Park, CA 94025
      Attention:      Steven R. Franklin, Esq.
      Telecopy:        (650) 321-2800

            (e)   if to J.P. Morgan:

      J.P. Morgan Partners, L.L.C.
      50 California Street
      29th Floor
      San Francisco, CA 94111
      Attention:      Shahan Soghikian
      Telecopy:        (415) 591-1205

      with copies to:

      J.P. Morgan Partners, L.L.C.
      Official Notices Clerk
      1221 Avenue of the Americas
      New York, NY 10020
      Telecopy:        (212) 899-3401

      -and-

      Latham & Watkins
      135 Commonwealth Drive
      Menlo Park, CA 94025
      Attention:      Anthony J. Richmond, Esq.
      Telecopy:        (650) 463-2600

            (f)    if to GS:

      GS Capital Partners III, L.P.
      85 Broad Street, 10th Floor
      New York, NY 10004
      Attention:      Anne Musella
      Telecopy:        (212) 357-5505

      with a copy to:

      Sullivan & Cromwell
      1870 Embarcadero Road
      Palo Alto, CA 94303
      Attention:      Matthew G. Hurd, Esq.
      Telecopy:        (650) 461-5700

            (g)   if to Staenberg:

      Staenberg Venture Partners
      2000 First Avenue, Suite 1001
      Seattle, WA 98121
      Attention:      John Chase
      Telecopy:        (206) 770-0117

      with a copy to:

      Dorsey & Whitney LLP
      U.S. Bank Centre
      1420 Fifth Avenue, Suite 3400
      Seattle, WA 98101
      Attention:      Randall L. Price
      Telecopy:        (206) 903-8820

            (h)   if to Integral:

      Integral Capital Partners
      3000 Sand Hill Road
      Building 3, Suite 240
      Menlo Park, CA 94025
      Attention:      Pamela Hagenah
      Telecopy:        650-233-0366

            (i)    if to Majority Stockholder:

      New SAC
      c/o Silver Lake Partners, L.P.
      2725 Sand Hill Road
      Building C, Suite 150
      Menlo Park, CA 94025
      Attention:      David Roux
      Telecopy:        (650) 233-8125

      with copies to:

      Simpson Thacher & Bartlett
      3330 Hillview Avenue
      Palo Alto, CA 94304
      Attention:      Richard Capelouto, Esq.
                            Kirsten Jensen, Esq.
      Telecopy:        (650) 251-5002

      -and-

      Cleary, Gottlieb, Steen & Hamilton
      One Liberty Plaza
      New York, NY 10006
      Attention:      Paul J. Shim, Esq.
      Telecopy:        (212) 225-3999

          7.4.    Further Assurances.

        The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things as may be necessary in order to give full effect to this Agreement and every provision hereof.

          7.5.    Assignment.

        This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. Except as specifically provided herein, this Agreement may not be assigned by any party hereto without the express prior written consent of the other parties, and any attempted assignment, without such consents, will be null and void.

          7.6.    Amendment; Waiver.

        This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

          7.7.    Third Parties.

        Except as otherwise set forth herein, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto.

          7.8.    Governing Law.

        This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

          7.9.    Binding Arbitration.

        Any controversy, dispute or claim arising out of, in connection with, or in relation to, the construction, performance, or breach of this Agreement shall be adjudicated by arbitration conducted in accordance with the existing rules for commercial arbitration of the American Arbitration Association, or any successor organization in New York or California (the "AAA"), as determined by the party initiating the arbitration. The demand for arbitration shall be delivered in accordance with the notice provisions of this Agreement. Arbitration hereunder shall be conducted by a single arbitrator selected jointly by the parties hereto. If within thirty (30) days after a demand for arbitration is made, the parties hereto are unable to agree on a single arbitrator, three arbitrators shall be appointed. Each party shall select one arbitrator and those two arbitrators shall then select within thirty (30) days a third neutral arbitrator. If the arbitrators selected by the parties cannot agree on the third arbitrator, they shall discuss the qualifications of such third arbitrator with the AAA prior to selection of such arbitrator, which selection shall be in accordance with the existing rules of the AAA. If an arbitrator cannot continue to serve, a successor to an arbitrator selected by the parties shall be also selected by the same party, and a successor to a neutral arbitrator shall be selected as specified above. A full rehearing will be held only if the neutral arbitrator is unable to continue to serve or if the remaining arbitrators unanimously agree that such a rehearing is appropriate. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. Judgment upon any arbitration award rendered may be entered in any court of competent jurisdiction. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

          7.10.    Specific Performance.

        Without limiting or waiving in any respect any rights or remedies of the parties hereto under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto will be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement, including during such time prior to the final and binding decision in any arbitration contemplated by Section 7.9.

          7.11.    Entire Agreement.

        This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof.

          7.12.    Titles and Headings.

        The section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

          7.13.    Severability.

        If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement will not be affected and will remain in full force and effect.

          7.14.    Counterparts.

        This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

BUSINESS OBJECTS, S.A.
By:	/s/ BERNARD LIAUTAUD
	Name:	Bernard Liautaud
	Title:	Chairman of the Board and Chief Executive Officer

New SAC, as MAJORITY STOCKHOLDER
By:	/s/ WILLIAM L. HUDSON
	Name:	William L. Hudson
	Title:	Executive Vice Pesident, General Counsel and Corporate Secretary
SILVER LAKE TECHNOLOGY INVESTORS CAYMAN, L.P.
By:	Silver Lake (Offshore) AIV GP Ltd., its General Partner
By:	/s/ DAVID ROUX
	Name:	David Roux
	Title:	Director
SILVER LAKE INVESTORS CAYMAN, L.P.
By:	Silver Lake Technology Associates Cayman, L.P., its General Partner
By:	Silver Lake (Offshore) AIV GP Ltd., its General Partner
By:	/s/ DAVID ROUX
	Name:	David Roux
	Title:	Director

SILVER LAKE PARTNERS CAYMAN, L.P.
By:	Silver Lake Technology Associates Cayman, L.P., its General Partner
By:	Silver Lake (Offshore) AIV GP Ltd., its General Partner
By:	/s/ DAVID ROUX
	Name:	David Roux
	Title:	Director
SAC INVESTMENTS, L.P.
By:	TPG SAC GenPar III, L.P., its General Partner
By:	TPG SAC Advsiors III Corp., its General Partner
By:	/s/ RICHARD A. EKELBERRY
	Name:	Richard A. Ekelberry
	Title:	Vice President
AUGUST CAPITAL III, L.P. for itself and as nominee for August Capital Strategic Partners IV, L.P.
August Capital III Founders Fund, L.P. and certain individuals thereof
By:	August Capital Management III, L.L.C., its general partner
By:	/s/ MARK G. WILSON
	Name:	Mark G. Wilson
	Title:	Member

J.P. MORGAN PARTNERS (BHCA), L.P.
By:	JPMP MASTER FUND MANAGER, its General Partner
By:	JPMP CAPITAL CORP, its General Partner
By:	/s/ ANDREW W. KAHN
	Name:	Andrew W. Kahn
	Title:	Managing Director
GS CAPITAL PARTNERS III, L.P.
By:	GS Advisors III, L.L.C., its General Partner
By:	/s/ KATHERINE B. ENQUIST
	Name:	Katherine B. Enquist
	Title:	Vice President
GS CAPITAL PARTNERS III OFFSHORE, L.P.
By:	GS Advisors III, L.L.C., its General Partner
By:	/s/ KATHERINE B. ENQUIST
	Name:	Katherine B. Enquist
	Title:	Title: Vice President

GOLDMAN, SACHS & CO. VERWALTUNGS GmbH
By:	/s/ KATHERINE B. ENQUIST
	Name:	Katherine B. Enquist
	Title:	attorney-in-fact
STONE STREET FUND 2000 L.P.
By:	Stone Street 2000, L.L.C., its General Partner
By:	/s/ KATHERINE B. ENQUIST
	Name:	Katherine B. Enquist
	Title:	Vice President
BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P.
By:	Bridge Street Special Opportunities Fund 2000, L.L.C., its General Partner
By:	/s/ KATHERINE B. ENQUIST
	Name:	Katherine B. Enquist
	Title:	Vice President

STAENBERG VENTURE PARTNERS II, L.P.
By:	/s/ JON STAENBERG
	Name:	Jon Staenberg
	Title:	Managing Director
STAENBERG SEAGATE PARTNERS, LLC
By:	/s/ JON STAENBERG
	Name:	Jon Staenberg
	Title:	Manager
INTEGRAL CAPITAL PARTNERS V, L.P.
By:	Integral Capital Management V, LLC, its General Partner
By:	/s/ ROGER MCNAMEE
	Name:	Roger McNamee
	Title:	Manager
INTEGRAL CAPITAL PARTNERS V SIDE FUND, L.P.
By:	ICP Management V, LLC, its General Partner
By:	/s/ ROGER MCNAMEE
	Name:	Roger McNamee
	Title:	Manager

EXHIBIT A

ASSUMPTION AGREEMENT

        In consideration of the transfer to (him)(her)(it) of [    ] [ordinary shares, nominal value EUR 0.10 per share] [American depositary shares, each representing one ordinary share], of Business Objects, S.A. (the "Company"), [            ] (the "Additional Stockholder"), and the Company agree that, as of the date written below, Additional Stockholder shall become a party as a Stockholder to that certain Stockholders Agreement, dated as of July 18, 2003, by and among the Company, New SAC, Silver Lake Technology Investors Cayman, L.P., Silver Lake Investors Cayman, L.P., Silver Lake Partners Cayman, L.P., SAC Investments, L.P., August Capital III, L.P., J.P. Morgan Partners (BHCA), L.P., GS Capital Partners III, L.P., GS Capital Partners III Offshore, L.P., Goldman, Sachs & Co. Verwaltungs GmbH, Stone Street Fund 2000 L.P., Bridge Street Special Opportunities Fund 2000, L.P., Staenberg Venture Partners II, L.P., Staenberg Seagate Partners, LLC, Integral Capital Partners V, L.P., and Integral Capital Partners V Side Fund, L.P. (the "Stockholders Agreement"), and shall be bound by all of the terms and provisions of the Stockholders Agreement, as such person or entity was an original party thereto and was included in the definition of "Stockholder" as used therein; provided, that any Additional Stockholder (other than a Permitted Transferee (as defined in the Stockholders Agreement) who shall have rights under Section 4.1 of the Stockholders Agreement) shall not be entitled to any rights under Articles IV or V of the Stockholders Agreement.

Executed as of the [      ] day of [                        ], [            ]

[ ]
By:
Title:

ANNEX C

SUPPORT AGREEMENT

        This SUPPORT AGREEMENT (this "Agreement"), is entered into as of July 18, 2003 by and among Business Objects S.A., a societe anonyme organized under the laws of the Republic of France ("Parent"), Borg Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 1"), Borg Merger Sub II, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 2"), Borg Merger Sub III, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 3" and, collectively with Merger Sub 1 and Merger Sub 2, "Merger Subs"), and New SAC ("Majority Stockholder"). Capitalized terms used in this Agreement but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (defined below).

RECITALS

        WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Subs, Seagate Software (Cayman) Holdings, an exempted company incorporated in the Cayman Islands with limited liability (together with any successor by deregistration and domestication, "HoldCo") and Crystal Decisions, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger, dated as of July 18, 2003 (the "Merger Agreement") which provides for a transaction pursuant to which (1) Merger Sub 1 will merge with and into HoldCo (the "HoldCo Merger"), (2) immediately following the HoldCo Merger, the surviving corporation of the HoldCo Merger will merge with and into Merger Sub 2 (the "Second HoldCo Merger" and collectively with the HoldCo Merger, the "Holdco Mergers"), (3) immediately following the Second HoldCo Merger, Merger Sub 3 will merge with and into the Company (the "Company Merger"), and (4) immediately following the Company Merger, the surviving corporation of the Company Merger will merge with and into the surviving corporation of the Second HoldCo Merger, all on the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, as of the date hereof, Majority Stockholder beneficially owns (as such term is defined pursuant to Rule 13d-3(a) promulgated under the Securities Exchange Act of 1934, as amended), 2,000 shares of capital stock of HoldCo, par value $1.00 per share (the "HoldCo Shares"), representing 100% of the current voting power of HoldCo; and

        WHEREAS, as a condition and inducement to Parent's and Merger Subs' willingness to enter into the Merger Agreement, Majority Stockholder is entering into this Agreement to cause HoldCo to (i) deregister pursuant to §226 of the Companies Law (2003 Revision) of the Cayman Islands as an exempted limited liability company incorporated under the Companies Law (2003 Revision) and be domesticated pursuant to §388 of the Delaware General Corporation Law as a Delaware corporation (the "Deregistration and Domestication") and (ii) immediately after the Deregistration and Domestication (x) execute and deliver the written consent of stockholders attached to this Agreement as Exhibit A (the "Written Consent") and (y) deliver to Parent the irrevocable proxy with respect to the all of the outstanding voting capital stock of HoldCo after the Deregistration and Domestication (the "Subject Shares") attached to this Agreement as Exhibit B (the "Proxy").

        NOW, THEREFORE, in consideration of the foregoing and the covenants, agreements, representations and warranties set forth herein, intending to be legally bound, the parties agree as follows:

        Section 1.    Deregistration and Domestication.    Immediately following execution of the Merger Agreement, but in any event no later than seven (7) days after the date of the Merger Agreement, Majority Stockholder will cause HoldCo to deregister pursuant to §226 of the Companies Law (2003

Revision) of the Cayman Islands as an exempted limited liability company incorporated under the Companies Law (2003 Revision) and be domesticated pursuant to §388 of the Delaware General Corporation Law as a Delaware corporation.

        Section 2.    Written Consent.    Majority Stockholder agrees to execute and deliver the Written Consent immediately following the completion of the Deregistration and Domestication.

        Section 3.    Voting of Subject Shares.    At every meeting of HoldCo's shareholders and at every adjournment thereof, and on every action or approval by written consent of HoldCo's shareholders, Majority Stockholder agrees to vote, or cause to be voted, to the extent not voted by Parent as appointed by the Proxy, all of the HoldCo Shares or the Subject Shares, as the case may be:

          (a)   in favor of the approval and adoption of the Merger Agreement and the approval of the HoldCo Mergers and the transactions contemplated by the Merger Agreement;

          (b)   against approval of any proposal made in opposition to, or in competition with, the HoldCo Mergers and the transactions contemplated by the Merger Agreement; and

          (c)   against any actions (other than those actions that relate to the HoldCo Mergers and the transactions contemplated by the Merger Agreement) that are intended to, or could be reasonably expected to, impair the ability of HoldCo to consummate the HoldCo Mergers or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the HoldCo Mergers in accordance with the terms of the Merger Agreement.

Majority Stockholder further agrees not to enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with or violative of the terms of this Section 3.

        Section 4.    Irrevocable Proxy.    Immediately following the completion of the Deregistration and Domestication, Majority Stockholder agrees to deliver the Proxy to Parent, which shall be irrevocable to the fullest extent permissible by applicable law, with respect to the Subject Shares. The parties agree that by reason of the Merger Agreement, the Proxy is a proxy coupled with an interest. At Parent's request, Majority Stockholder will perform such further acts and execute such further documents as may be required to vest in Parent or its Representatives the sole power to vote the Subject Shares during the term of the Proxy in accordance with its terms.

        Section 5.    Transfer of Subject Shares.    Except as otherwise contemplated by the Merger Agreement or this Agreement, from and after the date of this Agreement until the termination of this Agreement, Majority Stockholder will not, directly or indirectly, without the prior written consent of Parent:

          (a)   offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise in any way dispose of, or enter into any contract, option or other agreement (oral or written) with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or any other disposition of, any or all of the HoldCo Shares or the Subject Shares, or any interest therein;

          (b)   grant any proxies or powers of attorney, deposit any of the HoldCo Shares or the Subject Shares into a voting trust or enter into a voting agreement with respect to any of the HoldCo Shares or the Subject Shares;

          (c)   take any action that would reasonably be expected to have the effect of preventing or disabling Majority Stockholder from performing Majority Stockholder's obligations under this Agreement or making any representation or warranty of Majority Stockholder contained in this Agreement untrue or incorrect; or

          (d)   enter into any agreement or arrangement providing for any of the actions described in clause (a), (b) or (c) above.

For the avoidance of doubt, nothing in this Section 5 shall restrict the ability of HoldCo to conduct the Deregistration and Domestication.

        Section 6.    Representations, Warranties and Covenants.    Majority Stockholder hereby represents and warrants to Parent and Merger Subs as follows:

          (a)    Ownership.    Majority Stockholder (i) is, and at all times prior to the Deregistration and Domestication will be, the beneficial owner of the HoldCo Shares and (ii) at all times after the Deregistration and Domestication and prior to the termination of this Agreement will be, the beneficial owner of the Subject Shares. The HoldCo Shares do, and upon issuance the Subject Shares will, constitute all of the issued and outstanding shares of HoldCo capital stock owned of record or beneficially owned by Majority Stockholder. Majority Stockholder has the sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the HoldCo Shares and Subject Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (b)    Power; Binding Agreement.    Majority Stockholder has all requisite legal capacity, power and authority to enter into and perform all of Majority Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Majority Stockholder and when duly and validly executed and delivered by Parent and Merger Subs will constitute a valid and binding agreement of Majority Stockholder, enforceable against Majority Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general equitable principles. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Majority Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Majority Stockholder of the transactions contemplated hereby.

          (c)    No Conflicts.    Except for the Deregistration and Domestication or as otherwise contemplated by the Merger Agreement, no filing or registration with, and no permit, authorization, order, filing, registration consent or approval of, any federal, state, local, municipal, foreign or other public body or authority is necessary for the execution of this Agreement by Majority Stockholder and the consummation by Majority Stockholder of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by Majority Stockholder, the consummation by Majority Stockholder of the transactions contemplated hereby or compliance by Majority Stockholder with any of the provisions hereof will (i) conflict with or result in any breach of any applicable organizational documents applicable to Majority Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Majority Stockholder is a party or by which Majority Stockholder or any of Majority Stockholder's properties or assets may be bound, except as could not reasonably be expected to impair the Majority Stockholder's ability to perform its obligations hereunder, (iii) require any material consent, authorization or approval of any Person or Governmental Entity that has not been obtained, or (iv) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Majority Stockholder or any of the HoldCo Shares or Subject Shares.

          (d)    No Encumbrances.    All of the HoldCo Shares are, and at all times prior to the Deregistration and Domestication will be, held by Majority Stockholder free and clear of any Encumbrances other than any Encumbrances created under this Agreement, the Proxy or the Merger Agreement. All of the Subject Shares will be, at all times after the Deregistration and

  Domestication and prior to the termination of this Agreement, held by Majority Stockholder free and clear of any Encumbrances other than any Encumbrances created under this Agreement, the Proxy or the Merger Agreement.

        Section 7.    Legends.    Majority Stockholder hereby agrees that it shall not transfer the HoldCo Shares or Subject Shares during the term hereof, if and to the extent permitted pursuant to Section 5 of this Agreement, without first having a legend affixed to the certificates representing such HoldCo Shares or Subject Shares stating that they are subject to this Agreement and the Proxy.

        Section 8.    Further Assurances.    From time to time, at Parent's reasonable request and without further consideration, Majority Stockholder will perform such further acts and execute and deliver such additional documents as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, this Agreement and the Proxy.

        Section 9.    Termination.    This Agreement will terminate upon the earlier to occur of (i) the date on which the Merger Agreement is terminated, (ii) the HoldCo Merger Effective Time, and (iii) the mutual agreement of the parties hereto in writing to terminate this Agreement. Following termination, this Agreement will be of no further force and effect except that nothing herein will relieve any party from liability for any material breach of this Agreement.

        Section 10.    Stock Splits, Dividends, Etc.    The "HoldCo Shares" and the "Subject Shares" shall be deemed to include any HoldCo Shares or Subject Shares issued as (or issuable upon the conversion or exercise of any warrant, right, option or other convertible security which is issued as) a dividend, stock split or other distribution, recapitalization or reclassification with respect to, or in exchange for, or in replacement of, such HoldCo Shares or Subject Shares.

        Section 11.    Miscellaneous.

          (a)    Amendments.    Subject to applicable law, this Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Subs and Majority Stockholder.

          (b)    Notices.    All notices and other communications hereunder will be in writing and will be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder will be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

            (i)    if to Majority Stockholder, to:

      New SAC
      c/o Silver Lake Partners
      2725 Sand Hill Road
      Menlo Park, Palo Alto 94025
      Attention:      David Roux
      Telephone:    (650) 233-8120
      Facsimile:      (650) 233-8125

  with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:

      Simpson Thacher & Bartlett LLP
      3330 Hillview Avenue
      Palo Alto, California 94304
      Attention:      Richard Capelouto
                            Kirsten Jensen
      Telephone:    (650) 251-5000
      Facsimile:      (650) 251-5002

            (ii)   if to Parent or Merger Subs, to:

      Business Objects S.A.
      c/o Business Objects Americas, Inc.
      3030 Orchard Parkway
      San Jose, CA 95134
      Attention:      General Counsel
      Telephone:    (408) 953-6000
      Facsimile:      (408) 953-6001

  with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      525 University Avenue, Suite 1100
      Palo Alto, California 94301
      Attention:      Marc R. Packer
                            Kenton J. King
      Telephone:    (650) 470-4500
      Facsimile:      (650) 470-4570

          (c)    Counterparts.    This Agreement may be executed in two or more counterparts, and by facsimile, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          (d)    Entire Agreement; Third Party Beneficiaries.    This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the exhibits hereto, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any other Person any rights or remedies hereunder.

          (e)    Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          (f)    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          (g)    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Delaware state court in the event any dispute arises out of this Agreement or any of the other transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the other transactions contemplated by this Agreement in any court other than a state court sitting in the State of Delaware.

          (h)    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          (i)    Assignment.    This Agreement may not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign, in its sole discretion and without the consent of Majority Stockholder, any or all of its rights, interests and obligations hereunder to any of its direct or indirect wholly-owned subsidiaries. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          (j)    No Waiver; Remedies Cumulative.    No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

          (k)    Waiver of Jury Trial.    EACH OF PARENT, MAJORITY STOCKHOLDER AND EACH MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MAJORITY STOCKHOLDER OR EACH MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

          (l)    Expenses.    All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses whether or not the HoldCo Mergers are consummated.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

BUSINESS OBJECTS S.A.
By:	/s/ BERNARD LIAUTAUD
Name:	Bernard Liautaud
Title:	Chairman of the Board and Chief Executive Officer
BORG MERGER SUB I, INC.
By:	/s/ BERNARD LIAUTAUD
Name:	Bernard Liautaud
Title:	Chief Executive Officer and President
BORG MERGER SUB II, INC.
By:	/s/ BERNARD LIAUTAUD
Name:	Bernard Liautaud
Title:	Chief Executive Officer and President
BORG MERGER SUB III, INC.
By:	/s/ BERNARD LIAUTAUD
Name:	Bernard Liautaud
Title:	Chief Executive Officer and President
NEW SAC
By:	/s/ WILLIAM L. HUDSON
Name:	William L. Hudson
Title:	Executive Vice President, General Counsel and Corporate Secretary

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

EXHIBIT A

WRITTEN CONSENT IN LIEU OF A MEETING OF
THE STOCKHOLDERS OF
SEAGATE SOFTWARE (CAYMAN) HOLDINGS CORPORATION

        New SAC (the "Majority Stockholder"), a stockholder of Seagate Software (Cayman) Holdings Corporation, a Delaware corporation (the "HoldCo"), acting pursuant to Section 228 of the General Corporation Law of the State of Delaware, does hereby consent to the adoption, and does hereby adopt, the following resolutions with the same force and effect as if adopted by a vote at a duly convened meeting of the stockholders of HoldCo:

        WHEREAS, the Majority Stockholder holds of record            shares of the HoldCo's common stock, par value $0.001 per share (the "Common Stock"), which is the only class of capital stock of HoldCo issued and outstanding;

        WHEREAS, the Common Stock held of record by the Majority Stockholder represents 100% of the voting power of HoldCo;

        WHEREAS, Crystal Decisions, Inc. (the "Company") has entered into the Agreement and Plan of Merger by and among Business Objects S.A., a societe anonyme organized under the laws of the Republic of France ("Parent"), Borg Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 1"), Borg Merger Sub II, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 2"), Borg Merger Sub III, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 3"), HoldCo and the Company in substantially the form attached hereto as Exhibit A (the "Merger Agreement") which provides for a transaction pursuant to which (1) Merger Sub 1 will merge with and into HoldCo (the "HoldCo Merger"), (2) immediately following the HoldCo Merger, the surviving corporation of the HoldCo Merger will merge with and into Merger Sub 2 (the "Second HoldCo Merger" and collectively with the HoldCo Merger, the "Holdco Mergers"), (3) immediately following the Second HoldCo Merger, Merger Sub 3 will merge with and into the Company (the "Company Merger"), and (4) immediately following the Company Merger, the surviving corporation of the Company Merger will merge with and into the surviving corporation of the Second HoldCo Merger, all on the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, the board of directors of HoldCo has recommended that the stockholders of HoldCo approve and adopt the Merger Agreement and approve the HoldCo Mergers; and

        WHEREAS, Majority Stockholder has resolved to approve and adopt the Merger Agreement and to approve the HoldCo Mergers.

        NOW, THEREFORE, BE IT:

        RESOLVED, that the Merger Agreement is hereby approved and adopted, and the HoldCo Mergers are hereby approved, in all respects.

        IN WITNESS WHEREOF, the undersigned has executed this Written Consent as of the          day of July, 2003.

NEW SAC
By:
Name:
Title:

EXHIBIT B

IRREVOCABLE PROXY

        NEW SAC ("Majority Stockholder") of Seagate Software (Cayman) Holdings Corporation, a Delaware corporation ("HoldCo"), hereby irrevocably appoints Bernard Liautaud and John Olsen and each of them and any designee thereof, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the voting of the Subject Shares, as such term is defined in the Support Agreement entered into concurrently herewith by and among of Business Objects S.A., a societe anonyme organized under the laws of the Republic of France ("Parent"), Borg Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 1"), Borg Merger Sub II, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 2"), Borg Merger Sub III, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 3" and, collectively with Merger Sub 1 and Merger Sub 2, "Merger Subs"), and Majority Stockholder (the "Support Agreement") with respect to the matters set forth below, until the earlier of (1) the date on which that certain Agreement and Plan of Merger entered into concurrently herewith (the "Merger Agreement"), by and among Parent, Merger Subs, HoldCo and Crystal Decisions, Inc. (the "Company"), which provides for a transaction pursuant to which (1) Merger Sub 1 will merge with and into HoldCo (the "HoldCo Merger"), (2) immediately following the HoldCo Merger, the surviving corporation of the HoldCo Merger will merge with and into Merger Sub 2 (the "Second HoldCo Merger" and collectively with the HoldCo Merger, the "Holdco Mergers"), (3) immediately following the Second HoldCo Merger, Merger Sub 3 will merge with and into the Company (the "Company Merger"), and (4) immediately following the Company Merger, the surviving corporation of the Company Merger will merge with and into the surviving corporation of the Second HoldCo Merger, all on the terms and subject to the conditions set forth in the Merger Agreement, is terminated or (2) the HoldCo Merger Effective Time (as defined in the Merger Agreement) (such earlier date, the "Termination Date").

        Until the Termination Date, this proxy is irrevocable to the extent permitted under Section 212 of the Delaware General Corporation Law, is coupled with an interest, is granted pursuant to the Support Agreement, and is granted in consideration of Parent and Merger Subs entering into the Merger Agreement. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Subject Shares are hereby revoked and no subsequent proxies will be given. The attorneys and proxies named above will be empowered at any time prior to the Termination Date to vote or cause to be voted all of the Subject Shares at every meeting of HoldCo's stockholders and at every adjournment thereof, and on every action or approval by written consent of HoldCo's stockholders:

          1.     in favor of the approval and adoption of the Merger Agreement and the approval of the HoldCo Mergers and the transactions contemplated by the Merger Agreement;

          2.     against approval of any proposal made in opposition to, or in competition with, the HoldCo Mergers and the transactions contemplated by the Merger Agreement; and

          3.     against any actions (other than those actions that relate to the HoldCo Mergers and the transactions contemplated by the Merger Agreement) that are intended to, or could be reasonably expected to, impair the ability of HoldCo to consummate the HoldCo Mergers or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the HoldCo Mergers in accordance with the terms of the Merger Agreement.

        Notwithstanding anything contained in this Proxy, this Proxy shall terminate when the Support Agreement terminates.

Any obligation of the undersigned hereunder will be binding upon the successors and assigns of the undersigned.

Dated: July     , 2003

NEW SAC
By:
Name:
Title:

**************THIS PROXY IS IRREVOCABLE.*************

ANNEX D

COMPANY SUPPORT AGREEMENT

        This SUPPORT AGREEMENT (this "Agreement"), is entered into as of July 18, 2003 by and among Business Objects S.A., a societe anonyme organized under the laws of the Republic of France ("Parent"), Borg Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 1"), Borg Merger Sub II, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 2"), Borg Merger Sub III, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 3" and, collectively with Merger Sub 1 and Merger Sub 2, "Merger Subs"), and Seagate Software (Cayman) Holdings, an exempted company incorporated in the Cayman Islands with limited liability (together with any successor by deregistration and domestication, "HoldCo"). Capitalized terms used in this Agreement but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (defined below).

RECITALS

        WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Subs, HoldCo and Crystal Decisions, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger, dated as of July 18, 2003 (the "Merger Agreement") which provides for a transaction pursuant to which (1) Merger Sub 1 will merge with and into HoldCo (the "HoldCo Merger"), (2) immediately following the HoldCo Merger, the surviving corporation of the HoldCo Merger will merge with and into Merger Sub 2 (the "Second HoldCo Merger", (3) immediately following the Second HoldCo Merger, Merger Sub 3 will merge with and into the Company (the "Company Merger"), and (4) immediately following the Company Merger, the surviving corporation of the Company Merger will merge with and into the surviving corporation of the Second HoldCo Merger (the "Second Company Merger," and together with the Company Merger, the "Company Mergers"), all on the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, as of the date hereof, HoldCo beneficially owns (as such term is defined pursuant to Rule 13d-3(a) promulgated under the Securities Exchange Act of 1934, as amended), 75,001,000 shares of the Company's common stock, par value $0.001 per share (the "Company Common Stock"), representing in excess of 98% of the current voting power of the Company; and

        WHEREAS, as a condition and inducement to Parent's and Merger Subs' willingness to enter into the Merger Agreement, HoldCo is entering into this Agreement to (i) execute and deliver the written consent of stockholders attached to this Agreement as Exhibit A (the "Written Consent"), (ii) vote, or cause to be voted, all shares of Company Common Stock beneficially owned by HoldCo, whether owned as of or acquired after the date of this Agreement (the "Subject Shares"), in the manner specified in Section 2 of this Agreement, and (iii) deliver to Parent the irrevocable proxy with respect to the Subject Shares attached to this Agreement as Exhibit B (the "Proxy").

        NOW, THEREFORE, in consideration of the foregoing and the covenants, agreements, representations and warranties set forth herein, intending to be legally bound, the parties agree as follows:

        Section 1.    Written Consent.    HoldCo agrees to execute and deliver the Written Consent immediately following the execution and delivery of the Merger Agreement.

        Section 2.    Voting of Subject Shares.    At every meeting of the Company's stockholders and at every adjournment thereof, and on every action or approval by written consent of the Company's stockholders, HoldCo agrees to vote, or cause to be voted, to the extent not voted by Parent as appointed by the Proxy, all of the Subject Shares:

          (a)   in favor of the approval and adoption of the Merger Agreement and the approval of the Company Mergers and the transactions contemplated by the Merger Agreement;

          (b)   against approval of any proposal made in opposition to, or in competition with, the Company Mergers and the transactions contemplated by the Merger Agreement; and

          (c)   against any actions (other than those actions that relate to the Company Mergers and the transactions contemplated by the Merger Agreement) that are intended to, or could be reasonably expected to, impair the ability of the Company to consummate the Company Mergers or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Company Mergers in accordance with the terms of the Merger Agreement.

HoldCo further agrees not to enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with or violative of the terms of this Section 2.

        Section 3.    Irrevocable Proxy.    Concurrently with the execution of this Agreement, HoldCo agrees to deliver the Proxy to Parent, which shall be irrevocable to the fullest extent permissible by applicable law, with respect to the Subject Shares. The parties agree that by reason of the Merger Agreement, the Proxy is a proxy coupled with an interest. At Parent's request, HoldCo will perform such further acts and execute such further documents as may be required to vest in Parent or its Representatives the sole power to vote the Subject Shares during the term of the Proxy in accordance with its terms.

        Section 4.    Transfer of Subject Shares.    Except as otherwise contemplated by the Merger Agreement or this Agreement, from and after the date of this Agreement until the termination of this Agreement, HoldCo will not, directly or indirectly, without the prior written consent of Parent:

          (a)   offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise in any way dispose of, or enter into any contract, option or other agreement (oral or written) with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or any other disposition of, any or all of the Subject Shares, or any interest therein;

          (b)   grant any proxies or powers of attorney, deposit any of the Subject Shares into a voting trust or enter into a voting agreement with respect to any of the Subject Shares;

          (c)   take any action that would reasonably be expected to have the effect of preventing or disabling HoldCo from performing HoldCo's obligations under this Agreement or making any representation or warranty of HoldCo contained in this Agreement untrue or incorrect; or

          (d)   enter into any agreement or arrangement providing for any of the actions described in clause (a), (b) or (c) above.

For the avoidance of doubt, nothing in this Section 4 shall restrict the ability of HoldCo to deregister pursuant to §226 of the Companies Law (2003 Revision) of the Cayman Islands as an exempted limited liability company incorporated under the Companies Law (2003 Revision) and be domesticated pursuant to §388 of the Delaware General Corporation Law as a Delaware corporation, or to change its corporate name to "Seagate Software (Cayman) Holdings Corporation" in order to comply with Delaware law in connection with such domestication (collectively, the "Deregistration and Domestication").

        Section 5.    Representations, Warranties and Covenants.    HoldCo hereby represents and warrants to Parent and Merger Subs as follows:

          (a)    Ownership.    HoldCo is the beneficial owner of the Subject Shares, and at all times prior to the termination of this Agreement will be, the beneficial owner of the Subject Shares. The

  Subject Shares constitute all of the issued and outstanding shares of Company capital stock owned of record or beneficially owned by HoldCo. HoldCo has the sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (b)    Power; Binding Agreement.    HoldCo has all requisite legal capacity, power and authority to enter into and perform all of HoldCo's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by HoldCo and when duly and validly executed and delivered by Parent and Merger Subs will constitute a valid and binding agreement of HoldCo, enforceable against HoldCo in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general equitable principles. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which HoldCo is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by HoldCo of the transactions contemplated hereby.

          (c)    No Conflicts.    Except for the Deregistration and Domestication or as otherwise contemplated by the Merger Agreement, no filing or registration with, and no permit, authorization, order, filing, registration consent or approval of, any federal, state, local, municipal, foreign or other public body or authority is necessary for the execution of this Agreement by HoldCo and the consummation by HoldCo of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by HoldCo, the consummation by HoldCo of the transactions contemplated hereby or compliance by HoldCo with any of the provisions hereof will (i) conflict with or result in any breach of any applicable organizational documents applicable to HoldCo, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which HoldCo is a party or by which HoldCo or any of HoldCo's properties or assets may be bound, except as could not reasonably be expected to impair the HoldCo's ability to perform its obligations hereunder, (iii) require any material consent, authorization or approval of any Person or Governmental Entity that has not been obtained, or (iv) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to HoldCo or any of the Subject Shares.

          (d)    No Encumbrances.    All of the Subject Shares are, and at all times prior to the termination of this Agreement will be, held by HoldCo free and clear of any Encumbrances other than any Encumbrances created under this Agreement, the Proxy or the Merger Agreement.

        Section 6.    Legends.    HoldCo hereby agrees that it shall not transfer the Subject Shares during the term hereof, if and to the extent permitted pursuant to Section 4 of this Agreement, without first having a legend affixed to the certificates representing the Subject Shares stating that they are subject to this Agreement and the Proxy.

        Section 7.    Further Assurances.    From time to time, at Parent's reasonable request and without further consideration, HoldCo will perform such further acts and execute and deliver such additional documents as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, this Agreement and the Proxy.

        Section 8.    Termination.    This Agreement will terminate upon the earlier to occur of (i) the date on which the Merger Agreement is terminated, (ii) the Company Merger Effective Time, and (iii) the mutual agreement of the parties hereto in writing to terminate this Agreement. Following termination, this Agreement will be of no further force and effect except that nothing herein will relieve any party from liability for any material breach of this Agreement.

        Section 9.    Stock Splits, Dividends, Etc.    The "Subject Shares" shall be deemed to include any Company Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, option or other convertible security which is issued as) a dividend, stock split or other distribution, recapitalization or reclassification with respect to, or in exchange for, or in replacement of, such Subject Shares.

        Section 10.    Miscellaneous.

          (a)    Amendments.    Subject to applicable law, this Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Subs and HoldCo.

          (b)    Notices.    All notices and other communications hereunder will be in writing and will be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder will be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

            (i)    if to HoldCo, to:

      Seagate Software (Cayman) Holdings
      c/o Seagate Technology
      920 Disc Drive
      Scotts Valley, CA 95066
      Attention:      Bill Hudson
      Telephone:    (831) 439-5370
      Facsimile:      (831) 438-6675

    with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:

      Simpson Thacher & Bartlett LLP
      3330 Hillview Avenue
      Palo Alto, California 94304
      Attention:      Richard Capelouto
                            Kirsten Jensen
      Telephone:    (650) 251-5000
      Facsimile:      (650) 251-5002

            (ii)   if to Parent or the Merger Subs, to:

      Business Objects S.A.
      c/o Business Objects Americas, Inc.
      3030 Orchard Parkway
      San Jose, CA 95134
      Attention:      General Counsel
      Telephone:    (408) 953-6000
      Facsimile:      (408) 953-6001

    with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      525 University Avenue, Suite 1100
      Palo Alto, California 94301
      Attention:      Marc R. Packer
                            Kenton J. King
      Telephone:    (650) 470-4500
      Facsimile:      (650) 470-4570

          (c)    Counterparts.    This Agreement may be executed in two or more counterparts, and by facsimile, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          (d)    Entire Agreement; Third Party Beneficiaries.    This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the exhibits hereto, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (ii) are not intended to confer upon any other Person any rights or remedies hereunder.

          (e)    Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          (f)    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          (g)    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Delaware state court in the event any dispute arises out of this Agreement or any of the other transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the other transactions contemplated by this Agreement in any court other than a state court sitting in the State of Delaware.

          (h)    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          (i)    Assignment.    This Agreement may not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign, in its sole discretion and without the consent of HoldCo, any or all of its rights, interests and obligations hereunder to any of its direct or indirect wholly-owned subsidiaries. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          (j)    No Waiver; Remedies Cumulative.    No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

          (k)    Waiver of Jury Trial.    EACH OF PARENT, HOLDCO AND EACH MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, HOLDCO OR EACH MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

          (l)    Expenses.    All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses whether or not the Company Mergers are consummated.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

BUSINESS OBJECTS S.A.
By:	/s/ BERNARD LIAUTAUD
Name:	Bernard Liautaud
Title:	Chairman of the Board and Chief Executive Officer
BORG MERGER SUB I, INC.
By:	/s/ BERNARD LIAUTAUD
Name:	Bernard Liautaud
Title:	Chief Executive Officer and President
BORG MERGER SUB II, INC.
By:	/s/ BERNARD LIAUTAUD
Name:	Bernard Liautaud
Title:	Chief Executive Officer and President
BORG MERGER SUB III, INC.
By:	/s/ BERNARD LIAUTAUD
Name:	Bernard Liautaud
Title:	Chief Executive Officer and President
SEAGATE SOFTWARE (CAYMAN) HOLDINGS
By:	/s/ WILLIAM L. HUDSON
Name:	William L. Hudson
Title:	Executive Vice President, General Counsel and Corporate Secretary

[SIGNATURE PAGE TO COMPANY SUPPORT AGREEMENT]

EXHIBIT A

WRITTEN CONSENT IN LIEU OF A MEETING OF
THE STOCKHOLDERS OF
CRYSTAL DECISIONS, INC.

        Seagate Software (Cayman) Holdings ("HoldCo"), a stockholder of Crystal Decisions, Inc., a Delaware corporation (the "Company"), acting pursuant to Section 228 of the General Corporation Law of the State of Delaware, does hereby consent to the adoption, and does hereby adopt, the following resolutions with the same force and effect as if adopted by a vote at a duly convened meeting of the stockholders of the Company:

        WHEREAS, HoldCo holds of record 75,001,000 shares of Company common stock, par value $0.001 per share (the "Common Stock"), which is the only class of capital stock of the Company issued and outstanding;

        WHEREAS, the Common Stock held of record by HoldCo represents in excess of 98% of the voting power of the Company;

        WHEREAS, the Company has entered into the Agreement and Plan of Merger by and among Business Objects S.A., a societe anonyme organized under the laws of the Republic of France ("Parent"), Borg Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 1"), Borg Merger Sub II, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 2"), Borg Merger Sub III, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 3"), HoldCo and the Company in substantially the form attached hereto as Exhibit A (the "Merger Agreement") which provides for a transaction pursuant to which (1) Merger Sub 1 will merge with and into HoldCo (the "HoldCo Merger"), (2) immediately following the HoldCo Merger, the surviving corporation of the HoldCo Merger will merge with and into Merger Sub 2 (the "Second HoldCo Merger", (3) immediately following the Second HoldCo Merger, Merger Sub 3 will merge with and into the Company (the "Company Merger"), and (4) immediately following the Company Merger, the surviving corporation of the Company Merger will merge with and into the surviving corporation of the Second HoldCo Merger (the "Second Company Merger," and together with the Company Merger, the "Company Mergers"), all on the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, the board of directors of the Company has recommended that the stockholders of the Company approve and adopt the Merger Agreement and approve the Company Mergers; and

        WHEREAS, HoldCo has resolved to approve and adopt the Merger Agreement and to approve the Company Mergers.

        NOW, THEREFORE, BE IT:

        RESOLVED, that the Merger Agreement is hereby approved and adopted, and the Company Mergers are hereby approved, in all respects.

        IN WITNESS WHEREOF, the undersigned has executed this Written Consent as of the          day of July, 2003.

SEAGATE SOFTWARE (CAYMAN) HOLDINGS
By:
Name:
Title:

EXHIBIT B

IRREVOCABLE PROXY

        Seagate Software (Cayman) Holdings ("HoldCo"), a stockholder of Crystal Decisions, Inc., a Delaware corporation ("Company"), hereby irrevocably appoints Bernard Liautaud and John Olsen and each of them and any designee thereof, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the voting of the Subject Shares, as such term is defined in the Support Agreement entered into concurrently herewith by and among of Business Objects S.A., a societe anonyme organized under the laws of the Republic of France ("Parent"), Borg Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 1"), Borg Merger Sub II, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 2"), Borg Merger Sub III, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 3" and, collectively with Merger Sub 1 and Merger Sub 2, "Merger Subs"), and HoldCo (the "Support Agreement") with respect to the matters set forth below, until the earlier of (1) the date on which that certain Agreement and Plan of Merger entered into concurrently herewith, by and among Parent, Merger Subs, HoldCo and the Company (the "Merger Agreement"), which provides for a transaction pursuant to which (1) Merger Sub 1 will merge with and into HoldCo (the "HoldCo Merger"), (2) immediately following the HoldCo Merger, the surviving corporation of the HoldCo Merger will merge with and into Merger Sub 2 (the "Second HoldCo Merger"), (3) immediately following the Second HoldCo Merger, Merger Sub 3 will merge with and into the Company (the "Company Merger"), and (4) immediately following the Company Merger, the surviving corporation of the Company Merger will merge with and into the surviving corporation of the Second HoldCo Merger (the "Second Company Merger," and together with the Company Merger, the "Company Mergers"), all on the terms and subject to the conditions set forth in the Merger Agreement, is terminated or (2) the Company Merger Effective Time (as defined in the Merger Agreement) (such earlier date, the "Termination Date").

        Until the Termination Date, this proxy is irrevocable to the extent permitted under Section 212 of the Delaware General Corporation Law, is coupled with an interest, is granted pursuant to the Support Agreement, and is granted in consideration of Parent and Merger Subs entering into the Merger Agreement. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Subject Shares are hereby revoked and no subsequent proxies will be given. The attorneys and proxies named above will be empowered at any time prior to the Termination Date to vote or cause to be voted all of the Subject Shares at every meeting of the Company's stockholders and at every adjournment thereof, and on every action or approval by written consent of the Company's stockholders:

          1.     in favor of the approval and adoption of the Merger Agreement and the approval of the Company Mergers and the transactions contemplated by the Merger Agreement;

          2.     against approval of any proposal made in opposition to, or in competition with, the Company Mergers and the transactions contemplated by the Merger Agreement; and

          3.     against any actions (other than those actions that relate to the Company Mergers and the transactions contemplated by the Merger Agreement) that are intended to, or could be reasonably expected to, impair the ability of the Company to consummate the Company Mergers or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Company Mergers in accordance with the terms of the Merger Agreement.

        Notwithstanding anything contained in this Proxy, this Proxy shall terminate when the Support Agreement terminates.

        Any obligation of the undersigned hereunder will be binding upon the successors and assigns of the undersigned.

Dated: July     , 2003

SEAGATE SOFTWARE (CAYMAN) HOLDINGS
By:
Name:
Title:

**************THIS PROXY IS IRREVOCABLE.*************

ANNEX E

FORM OF VOTING AGREEMENT

        This VOTING AGREEMENT (this "Agreement"), is entered into as of July 18, 2003 by and among Business Objects S.A., a société anonyme organized under the laws of the Republic of France ("Parent"), Crystal Decisions, Inc., a Delaware corporation (the "Company"), and the undersigned stockholder of Parent, as an individual (the "Stockholder"). Capitalized terms used in this Agreement but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (defined below).

RECITALS

        WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Borg Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 1"), Borg Merger Sub II, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 2"), Borg Merger Sub III, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 3"), Seagate Software (Cayman) Holdings, an exempted company incorporated in the Cayman Islands ("HoldCo"), and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which (1) Merger Sub 1 will merge with and into HoldCo (the "HoldCo Merger"), (2) immediately following the HoldCo Merger, the surviving corporation of the HoldCo Merger will merge with and into Merger Sub 2 (the "Second HoldCo Merger"), (3) immediately following the Second HoldCo Merger, Merger Sub 3 will merge with and into the Company (the "Company Merger"), and (4) immediately following the Company Merger, the surviving corporation of the Company Merger will merge with and into the surviving corporation of the Second HoldCo Merger (the "Second Company Merger," and together with the HoldCo Merger, the Second HoldCo Merger and Company Merger, the "Mergers");

        WHEREAS, the Stockholder beneficially owns (as such term is defined pursuant to Rule 13d-3(a) promulgated under the Securities Exchange Act of 1934, as amended), such number of Parent's ordinary shares, nominal value EUR 0.10 per share (whether held in the form of American depositary receipts or ordinary shares, the "Parent Stock"), and holds options to purchase such number of shares of Parent Stock, as indicated next to the Stockholder's signature on the signature page to this Agreement;

        WHEREAS, as a condition and inducement to the Company's willingness to enter into the Merger Agreement, the Stockholder is entering into this Agreement to vote all shares of Parent Stock beneficially owned by the Stockholder, whether owned as of or acquired after the date of this Agreement (the "Subject Shares"), in the manner specified in Section 1 of this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the covenants, agreements, representations and warranties set forth herein, intending to be legally bound, the parties agree as follows:

          Section 1.    Voting of Subject Shares.    At any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of Parent's stockholders, however called, or in connection with any action or approval by written consent of Parent's stockholders, Stockholder will, in the event that Parent is unable to vote all Subject Shares pursuant to the irrevocable proxy in the form attached hereto as Annex I (the "Proxy") at the meeting, appear at the meeting or otherwise cause all Subject Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) all Subject Shares:

            (a)   in favor of the Parent Proposals and such other matters as Parent reasonably believes are necessary to be approved under applicable law to consummate the Mergers and the other transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement; and

            (b)   against any actions (other than those actions that relate to the Mergers and the other transactions contemplated by the Merger Agreement) that would materially adversely affect the ability of Parent to consummate the Mergers without material delay.

  The Stockholder further agrees not to enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with or violative of the terms of this Section 1.

          Section 2.    Transfer of Subject Shares.    Except as otherwise contemplated by the Merger Agreement or this Agreement, from and after the date of this Agreement until the termination of this Agreement pursuant to Section 6, the Stockholder will not, directly or indirectly, without the prior written consent of the Company:

            (a)   offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise in any way dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or any other disposition of, any or all of the Subject Shares, or any interest therein;

            (b)   grant any proxy or powers of attorney, deposit any of the Subject Shares into a voting trust or enter into a voting agreement with respect to any of the Subject Shares;

            (c)   take any action that would reasonably be expected to have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement or making any representation or warranty of the Stockholder contained in this Agreement untrue or incorrect; or

            (d)   enter into any agreement or arrangement providing for any of the actions described in clause (a), (b) or (c) above;

  provided, however, nothing in this Agreement shall be deemed to prohibit or restrict any sale or other disposition of any of the Subject Shares pursuant to the terms of a trading plan adopted pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, in effect prior to the date hereof.

          Section 3.    Representations and Warranties.    The Stockholder hereby represents and warrants to the Company as follows:

            (a)    Ownership.    The Stockholder is, and, subject to the proviso in Section 2, at all times prior to the termination of this Agreement in accordance with Section 6 of this Agreement will be, the beneficial owner of the Subject Shares. The Subject Shares constitute all of the issued and outstanding shares of Parent capital stock owned of record or beneficially owned by the Stockholder. Subject to the community property laws, the Stockholder has the sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares, with no limitations, qualifications or restrictions on such power, subject to applicable securities laws and the terms of this Agreement. As of the date hereof, Stockholder does not beneficially own any securities of Parent other than Parent Stock and options to purchase such number of shares of Parent Stock, as indicated next to the Stockholder's signature on the signature page to this Agreement.

            (b)    Power; Binding Agreement.    The Stockholder has all requisite legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general equitable principles. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

            (c)    No Encumbrances.    All of the Subject Shares are, and, at all times prior to the termination of this Agreement in accordance with Section 6 will be, held by the Stockholder free and clear of any Encumbrance, except as may be created hereby.

          Section 4.    Irrevocable Proxy.    Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent the Proxy, which shall be irrevocable to the fullest extent permitted by applicable law, with respect to the Securities.

          Section 5.    Further Assurances.    From time to time, at the Company's reasonable request and without further consideration, the Stockholder will perform such further acts and execute and deliver such additional documents as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          Section 6.    Termination.    This Agreement will terminate upon the earlier to occur of (i) the date on which the Merger Agreement is terminated in accordance with the provisions of Section 10.1 of the Merger Agreement, (ii) the Effective Time and (iii) the mutual agreement in writing of the parties hereto to terminate this Agreement. Following termination, this Agreement will be of no further force and effect except that nothing herein will relieve any party from liability for any material breach of this Agreement.

          Section 7.    Stock Splits, Dividends, Etc.    The Subject Shares shall be deemed to include any shares of Company Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, option or other convertible security which is issued as) a dividend, stock split or other distribution, recapitalization or reclassification with respect to, or in exchange for, or in replacement of, such Subject Shares.

          Section 8.    Miscellaneous.

            (a)    Amendments.    This Agreement may not be amended, altered, supplemented or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by the parties hereto.

            (b)    Notices.    All notices and other communications hereunder will be in writing and will be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder will be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

            (i)    if to the Stockholder, to:

      Attention:

      Telephone:

      Facsimile:

  with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      525 University Avenue, Suite 1100
      Palo Alto, California 94301
      Attention:      Marc R. Packer
                            Kenton J. King
      Telephone:    (650) 470-4500
      Facsimile:      (650) 470-4570

            (ii)   if to Parent:

      Business Objects S.A.
      Business Objects Americas, Inc.
      3031 Orchard Parkway
      San Jose, California 95134
      Attention:      General Counsel
      Telephone:    (408) 953-6000
      Facsimile:      (408) 953-6001

  with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      525 University Avenue, Suite 1100
      Palo Alto, California 94301
      Attention:      Marc R. Packer
                            Kenton J. King
      Telephone:    (650) 470-4500
      Facsimile:      (650) 470-4570

            (iii)  if to the Company, to:

      Crystal Decisions, Inc.
      895 Emerson Street
      Palo Alto, California 94301
      Attention:      General Counsel
      Telephone:    (650) 838-7410
      Facsimile:      (650) 838-7451

  with a copy to:

      Crystal Decisions, Inc.
      8840 Cambie Street
      Vancouver, British Columbia
      Canada V6B 4J2
      Attention:      Chief Financial Officer
      Telephone:    (604) 681-3435
      Facsimile:      (604) 681-2934

  and with a copy to:

      Wilson Sonsini Goodrich & Rosati
      Professional Corporation
      650 Page Mill Road
      Palo Alto, California 94304
      Attention:      Larry W. Sonsini
                            Martin W. Korman
      Telephone:    (650) 493-9300
      Facsimile:      (650) 493-8611

            (c)    Counterparts.    This Agreement may be executed in two or more counterparts, and by facsimile, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

            (d)    Entire Agreement; Third Party Beneficiaries.    This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the exhibits hereto, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (ii) are not intended to confer upon any other person any rights or remedies hereunder.

            (e)    Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

            (f)    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            (g)    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

            (h)    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

            (i)    Assignment.    This Agreement may not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            (j)    No Waiver; Remedies Cumulative.    No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Any and all rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any other right or remedy otherwise available.

            (k)    Descriptive Heading.    The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

            (l)    Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

By:
Name: as the Stockholder
Shares beneficially owned:
shares of Parent Stock
shares of Parent Stock issuable upon the exercise of options
BUSINESS OBJECTS S.A
By:
Name:
Title:
CRYSTAL DECISIONS, INC.
By:
Name: Jonathan J. Judge
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO VOTING AGREEMENT]

ANNEX I

IRREVOCABLE PROXY

        The undersigned Stockholder of Business Objects S.A., a société anonyme organized under the laws of the Republic of France ("Parent"), hereby irrevocably (to the fullest extent permitted by applicable law) appoints Eric Patel and Susan J. Wolfe and each of them individually, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and re-substitution, to the full extent of the undersigned's right, with respect to the Subject Shares (as defined in the Voting Agreement dated as of the date hereof (the "Voting Agreement") between Parent, Crystal Decisions, Inc., a Delaware corporation (the "Company"), and the undersigned Stockholder) until the termination of the Voting Agreement pursuant to its terms. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Voting Agreement. Upon the execution hereof, all prior proxies given by the undersigned with respect to the matters set forth in clauses (a) and (b) below are hereby revoked and no subsequent proxies will be given.

        This proxy is irrevocable to the fullest extent permitted by applicable law, is granted pursuant to the Voting Agreement and is granted in consideration of Parent entering into the Merger Agreement. This proxy is executed and intended to be irrevocable to the fullest extent permitted by law in accordance with the provisions of Section 212(c) of the Delaware General Corporation Law. The attorneys and proxies named above are empowered to exercise all voting rights (including, without limitation, the power to execute and deliver written consents with respect to the Subject Shares) of the undersigned at any time prior to termination of the Voting Agreement at every annual, special or adjourned meeting of the stockholders of Parent and in every written consent in lieu of such meeting as follows:

            (a)   in favor of the Parent Proposals and such other matters as Parent reasonably believes are necessary to be approved under applicable law to consummate the Mergers and the other transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement; and

            (b)   against any actions (other than those actions that relate to the Mergers and the other transactions contemplated by the Merger Agreement) that would materially adversely affect the ability of Parent to consummate the Mergers without material delay.

        The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (a) and (b) above. The undersigned Stockholder may vote the Subject Shares on all other matters

        Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

        This Proxy is coupled with an interest and is irrevocable to the fullest extent permitted by law.

Dated: July , 2003	Signature of Stockholder:

Print Name of Stockholder:

ANNEX F

THOMAS WEISEL PARTNERS LLC

PRIVILEGED AND CONFIDENTIAL

July 18, 2003

Board of Directors
Business Objects S.A.
c/o Business Objects America, Inc.
3030 Orchard Parkway
San Jose, California 95134

Gentlemen:

        We understand that Business Objects S.A., a société anonyme organized under the laws of the Republic of France ("Buyer"), Borg Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Buyer ("Merger Sub 1"), Borg Merger Sub II, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Buyer ("Merger Sub 2"), Borg Merger Sub III, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Buyer ("Merger Sub 3"), Seagate Software (Cayman) Holdings, an exempted company incorporated in the Cayman Islands ("HoldCo"), and Crystal Decisions, Inc., a Delaware corporation ("Seller"), have entered into an Agreement and Plan of Merger dated as of July 18, 2003 (the "Merger Agreement"), pursuant to which (a) Merger Sub 1 will merge with and into HoldCo (the "HoldCo Merger"), (b) immediately following the HoldCo Merger, the surviving corporation of the HoldCo Merger will merge with and into Merger Sub 2 (the "Second HoldCo Merger"), (c) immediately following the Second HoldCo Merger, Merger Sub 3 will merge with and into Seller (the "Seller Merger"), and (d) immediately following the Seller Merger, the surviving corporation of the Seller Merger will merge with and into the surviving corporation of the Second HoldCo Merger (the "Second Seller Merger," and together with the HoldCo Merger, the Second HoldCo Merger and the Seller Merger, the "Mergers"). The Merger Agreement contemplates that prior to the Mergers, HoldCo will, among other things, transform itself into a Delaware corporation or limited liability company, form a subsidiary entity (the "Option Sub") and issue preferred equity to such entity. The Merger Agreement further contemplates that the HoldCo preferred equity issued to Option Sub will be converted in the HoldCo Merger into Parent Shares (as defined in the Merger Agreement), that will be used to satisfy certain obligations in respect of Seller stock options.

        As more fully described in the Merger Agreement, (a) at the effective time of the HoldCo Merger, each outstanding share of HoldCo common stock, par value $0.001 per share ("HoldCo Common Stock"), issued and outstanding immediately prior to the effective time of the HoldCo Merger, will be converted into the right to receive (x) a number of validly issued and fully paid Parent Shares equal to the product of the Common Stock Exchange Ratio (as defined in the Merger Agreement) and a fraction (the "HoldCo Fraction"), the numerator of which shall equal the number of shares of Seller common stock, par value $0.001 per share ("Seller Common Stock"), held by HoldCo and the denominator of which shall be the number of shares of HoldCo Common Stock issued and outstanding immediately prior to the effective time of the HoldCo Merger, and (y) cash in an amount equal to the product of the Per Share Cash Consideration (as defined in the Merger Agreement) and the HoldCo Fraction, and (b) at the effective time of the Seller Merger, (i) each share of Seller Common Stock issued and outstanding immediately prior to the effective time of the Seller Merger (other than Dissenting Shares (as defined in the Merger Agreement) and shares held by the surviving corporation of the Second HoldCo Merger) will be converted into the right to receive (x) a number of validly issued and fully paid Parent Shares equal to the Common Stock Exchange Ratio, and (y) cash in an amount equal to the Per Share Cash Consideration, and (ii) certain outstanding options to acquire

F-1

shares of Seller Common Stock will be converted into a right to receive Parent Shares while the remaining options will terminate to the extent not exercised prior to the effective time of the Seller Merger, as described in Section 2.3(d) of the Merger Agreement. The consideration described above to be paid pursuant to the Merger Agreement to the holders of HoldCo Common Stock, Seller Common Stock and options to acquire Seller Common Stock is, in the aggregate, referred to as the "Consideration." The terms and conditions of the Mergers are set forth in more detail in the Merger Agreement.

        You have asked for our opinion as investment bankers as to whether the Consideration to be paid by Buyer pursuant to the Mergers is fair to Buyer from a financial point of view as of the date hereof. As you are aware, we were not retained to nor did we advise Buyer with respect to alternatives to the Mergers or Buyer's underlying commercial decision to proceed with or effect the Mergers.

        In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller and Buyer, including the consolidated financial statements for recent years and interim periods to March 31, 2003 in the case of Buyer and March 28, 2003 in the case of Seller, Seller's registration statement on Form S-1 filed with the Securities and Exchange Commission, and certain other relevant financial and operating data relating to Seller and Buyer made available to us from published sources and from the internal records of Seller and Buyer; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Buyer's American Depositary Shares; (iv) compared Seller and Buyer from a financial point of view with certain other companies in the business intelligence and analytics software industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the software industry which we deemed to be comparable, in whole or in part, to the Mergers; (vi) reviewed and discussed with representatives of the management of Seller and Buyer certain information of a business and financial nature regarding Seller and Buyer, furnished to us by them; (vii) made inquiries regarding and discussed the Mergers and the Merger Agreement and other matters related thereto with Buyer's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

        In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. Neither Seller nor Buyer prepares long range financial forecasts regarding its business. With respect to Seller, we have reviewed financial forecasts regarding Seller's business prepared by Seller's management, and certain adjustments to such forecasts prepared by Buyer's management. With your consent, we have assumed for purposes of our opinion that the adjustments to such forecasts prepared by management of Buyer have been reasonably prepared on bases reflecting the best available estimates and judgments of Buyer's management at the time of preparation as to the future financial performance of Seller and that such forecasts as so adjusted by management of Buyer provide a reasonable basis upon which we can form our opinion. With respect to Buyer, we have reviewed certain published reports of Wall Street securities analysts containing financial forecasts regarding Buyer's business, and Buyer's management has confirmed to us that the forecasts contained in such reports are reasonable. With your consent, we have assumed for purposes of our opinion that such forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of management of Buyer as to the future financial performance of Buyer and that they provide a reasonable basis upon which we can form an opinion. We have also assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to Buyer as to all legal and financial reporting matters with respect to Buyer, the Mergers and the Merger Agreement. We have assumed that the Mergers will be consummated in a manner that complies in all respects with the applicable provisions

F-2

of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable French and U.S. federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller, HoldCo or Buyer, nor have we been furnished with any such appraisals. We have assumed with your consent that the HoldCo Merger when taken together with the Second HoldCo Merger and the Seller Merger when taken together with the Second Seller Merger each will constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any views in this opinion as to any tax matters. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

        We have also assumed with your consent that HoldCo does not own, has never owned and prior to the effective time of the HoldCo Merger will not acquire, any property or assets other than shares of Seller Common Stock and, except as contemplated by the Merger Agreement or as disclosed in the disclosure schedules thereto, has not incurred and prior to the effective time of the HoldCo Merger will not incur any liabilities of any kind whatsoever. We have further assumed with your consent that the Mergers will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Buyer of any of the conditions to its obligations thereunder.

        We have acted as financial advisor to Buyer in connection with the Mergers and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Mergers. In the ordinary course of our business, we actively trade the equity securities of Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also performed various investment banking services for Buyer. In addition, we have been serving as a co-manager of the proposed initial public offering of Seller, which will not be consummated as a result of the Mergers, and we are serving as co-manager of a securities underwriting for an affiliate of Seller for which we will receive customary compensation.

        Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be paid by Buyer pursuant to the Mergers is fair to Buyer from a financial point of view as of the date hereof.

        This opinion is directed to the Board of Directors of Buyer in its consideration of the Mergers and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Mergers. Further, this opinion addresses only the financial fairness of the Consideration to Buyer and does not address the relative merits of the Mergers and any alternatives to the Mergers, Buyer's underlying commercial decision to proceed with or effect the Mergers, or any other aspect of the Mergers. This opinion may not be used or referred to by Buyer, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in the Proxy Statement/Prospectus to be filed with the Securities and Exchange Commission and a Document E to be circulated to shareholders of Buyer under French law, in each case in connection with the Mergers and the other transactions contemplated by the Merger Agreement. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

Very truly yours,
/s/ THOMAS WEISEL PARTNERS LLC THOMAS WEISEL PARTNERS LLC

F-3

ANNEX G

PERSONAL AND CONFIDENTIAL

July 18, 2003

Board of Directors
Crystal Decisions, Inc.
895 Emerson Street
Palo Alto, California 94301-2413

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of Crystal Decisions, Inc. (the "Company") of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of July 18, 2003 (the "Agreement"), among Business Objects S.A. ("Business Objects"), Borg Merger Sub I, Inc. ("Merger Sub I"), Borg Merger Sub II, Inc. ("Merger Sub II"), Borg Merger Sub III, Inc. ("Merger Sub III"), Seagate Software (Cayman) Holdings ("HoldCo") and the Company. Merger Sub I, Merger Sub II and Merger Sub III are each indirect, wholly owned subsidiaries of Business Objects. The Agreement provides that Merger Sub I will be merged with and into Holdco, which will thereafter be merged with and into Merger Sub II. Merger Sub III will then be merged with and into the Company, and the Company will thereafter be merged with and into Merger Sub II (the "Merger"). The Agreement provides that each outstanding Share will be converted into the right to receive, subject to certain adjustments, (i) an amount in cash equal to $300,000,000 divided by the aggregate number of Shares outstanding immediately prior to the consummation of the Merger (the "Cash Consideration") and (ii) such number of American Depositary Shares (the "ADSs") representing Ordinary Shares, nominal value €0.10 per share (the "Ordinary Shares"), of Business Objects, or, at the election of the holders of Shares, such number of Ordinary Shares, as is equal to the Common Stock Exchange Ratio (as defined in the Agreement) (the "Stock Consideration" and, together with the Cash Consideration, the "Consideration").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading, to, the Merger. We expect to receive fees for our services in connection with the Merger, all of which fees are contingent upon the consummation of the Merger, and the Company has agreed to indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having been selected to act as sole book-runner with respect to the Company's proposed initial public offering of Shares. We also may provide investment banking services to the Company, Business Objects, the combined company, New SAC, which is a beneficial owner of approximately 98.7% (as of March 28, 2003) of the Shares of the Company, or their respective affiliates in the future. In connection with the above-described investment banking services we have received, and may receive, compensation. Goldman, Sachs & Co. provides a full range of financial advisory, financing and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold long and short positions in securities, including derivative securities, of Business Objects for its own account

Board of Directors
Crystal Decisions, Inc.
July 18, 2003
Page Two

and for the accounts of customers. In addition, as of March 28, 2003, approximately 2.19% of New SAC was owned by certain investment partnerships with respect to which one or more affiliates of Goldman, Sachs & Co. is a general partner, a managing partner and/or a limited partner.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports on Form 10-K of the Company for the two fiscal years ended June 28, 2002 and Annual Reports to Shareholders and Annual Reports on Form 10-K of Business Objects for the three years ended December 31, 2002; the Registration Statement of the Company on Form S-1 including the prospectus included therein, relating to the proposed initial public offering of Shares; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Business Objects; certain other communications from the Company and Business Objects to their respective stockholders; and certain internal financial analyses and forecasts for the Company and Business Objects prepared by their respective managements; and certain cost savings and operating synergies projected by the management of the Company to result from the transaction contemplated by the Agreement (the "Synergies"). We also have held discussions with members of the senior managements of the Company and Business Objects regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the ADSs and Ordinary Shares, compared certain financial and stock market information for the Company and Business Objects with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the software industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the managements of the Company and Business Objects, and the Synergies prepared by the management of the Company, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and Business Objects. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or Business Objects or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address the relative merits of the transaction contemplated by the Agreement as compared to any alternative business transaction that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the transaction contemplated by the Agreement. In addition, we are not expressing any opinion herein as to the prices at which the ADS or Ordinary Shares will trade at any time. With your consent, in rendering this opinion, we have not taken into account any restrictions on the resale of the approximately 26.5 million ADSs or Ordinary Shares to be received by holders of Shares pursuant to the Agreement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction or make any election with respect to such transaction.

Board of Directors
Crystal Decisions, Inc.
July 18, 2003
Page Three

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO. (GOLDMAN, SACHS & CO.)

ANNEX H

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
RIGHTS OF DISSENTING STOCKHOLDERS

SECTION 262. APPRAISAL RIGHTS.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, §258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 82, L. '01, eff. 7-1-01.)

CUT HERE

ANNEX I

BUSINESS OBJECTS S.A.
Registered office: 157-159 rue Anatole France
92300 Levallois-Perret
R.C.S. Nanterre B 379 821 994

ORDINARY AND EXTRAORDINARY
GENERAL MEETING OF SHAREHOLDERS ON    •     , 2003
REQUEST FOR INFORMATION FORM

I, the undersigned,                                                  residing at                                                 , holder of [                        ] American Depositary Shares hereby request the sending of the documents and information concerning the mixed general meeting, as referred to in article 135 of the decree of March 23, 1967 on commercial companies.

Executed in
On
Documents to be returned to:

I-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

1.
The French Commercial Code prohibits a company from indemnifying its directors and officers against their liabilities, as described above. However, if a director or officer is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys' fees and costs, the company can in specified circumstances reimburse those fees and costs under an indemnification arrangement with the director or officer. Any indemnification arrangement between Business Objects and any of its directors or officers must be approved by Business Objects' shareholders.

2.
The French Commercial Code permits a company to purchase directors and officers insurance for all or part of the members of its management. A French corporation is responsible to third parties for the consequences of the decisions of its management board. However, if those decisions qualify as mismanagement, the relevant member of the management board may have to fully or partly indemnify the company. Business Objects has purchased insurance for all of its directors.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated as of July 18, 2003, by and among Business Objects, Borg Merger Sub I, Borg Merger Sub II, Borg Merger Sub III, Seagate Software (Cayman) Holdings and Crystal Decisions (incorporated by reference to Exhibit 2.1 to Business Objects' Form 8-K filed with the SEC on July 18, 2003 (File No. 000-24720)).
2.2	Assignment, dated as of August 27, 2003, by and between Borg Merger Sub II and Business Objects Americas.
2.3	First Amendment to Agreement and Plan of Merger, dated as of August 28, 2003, by and among Business Objects, Borg Merger Sub I, Business Objects Americas (as assignee of Borg Merger Sub II), Borg Merger Sub III, Seagate Software (Cayman) Holdings Corporation and Crystal Decisions (included as Annex A to the proxy statement/prospectus/information statement forming a part of this registration statement).
2.4	Stockholders Agreement, dated as of July 18, 2003, by and among Business Objects, New SAC and certain shareholders of New SAC (incorporated by reference to Exhibit 2.2 to Business Objects' Form 8-K filed with the SEC on July 18, 2003 (File No. 000-24720)).
2.5	Support Agreement, dated as of July 18, 2003, by and among Business Objects, Merger Sub 1, Merger Sub 2, Merger Sub 3 and New SAC (incorporated by reference to Exhibit 2.3 to Business Objects's Form 8-K filed with the SEC on July 18, 2003
(File No. 000-24720)).
2.6	Company Support Agreement, dated as of July 18, 2003, by and among Business Objects, Borg Merger Sub I, Borg Merger Sub II, Borg Merger Sub III, Seagate Software (Cayman) Holdings (incorporated by reference to Exhibit 2.4 to Business Objects' Form 8-K filed with the SEC on July 18, 2003 (File No. 000-24720)).
2.7	Form of Voting Agreement by and among Business Objects, Crystal Decisions and certain shareholders of Business Objects (incorporated by reference to Exhibit 2.5 to Business Objects' Form 8-K filed with the SEC on July 18, 2003 (File No. 000-24720)).

3.1		Status or Charter of Business Objects, as amended on July 15, 2002 (English translation) (incorporated by reference to Exhibit 3(ii) to Business Objects' Form 10-Q filed with the SEC on August 14, 2002 (File No. 000-24720)).
3.2		Bylaws of the Company, as amended on July 15, 2002 (English translation) (incorporated by reference to Exhibit 3(ii) to Business Objects' Form 10-Q filed with the SEC on August 14, 2002 (File No. 000-24720) ).
4.1		Form of Deposit Agreement, as amended and restated on December 30, 1998, among Business Objects S.A. and the Bank of New York (as Depositary and holder from time to time of ADSs issued thereunder) and Exhibit A to Deposit Agreement (incorporated by reference to Exhibit 4.0 to Business Objects' 1998 Form 10-K filed with the SEC on March 23, 1999 (File No. 000-24720)).
5.1	*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, Paris, France, as to the legality of the securities being registered.
8.1	*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.
8.2	*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to certain tax matters.
10.1		Lincoln Park Lease Agreement by and between Metropolitan Life Insurance Company and Business Objects dated January 18, 1996, as amended, and assignment of interest to Speiker Properties, L.P. (incorporated by reference to Exhibit 10.0 to Business Objects' 1997 Form 10-K filed with the SEC on March 31, 1998 (File No. 000-24720)).
10.2		Office Building Lease by and between Nabarro Nathanson, D.J. Downing, J.M. Jones Properties Limited and Business Objects dated March 6, 1996 (incorporated by reference to Exhibit 10.1 to Business Objects' 1997 Form 10-K filed with the SEC on March 31, 1998 (File No. 000-24720)).
10.3		Commercial Lease by and between Foncierne Chaptal and Business Objects dated June 4, 1996 (incorporated by reference to Exhibit 10.2 to Business Objects' 1997 Form 10-K filed with the SEC on March 31, 1998 (File No. 000-24720)).
10.4	+	1991 Stock Option Plan (incorporated by reference to Exhibit 10.2 filed with Business Objects' Registration Statement on Form F-1 filed with the SEC on September 20, 1994 (File No. 33-83052)).
10.5	+	1993 Stock Option Plan (incorporated by reference to Exhibit 10.3 to Business Objects' Registration Statement on Form F-1 filed with the SEC on September 20, 1994 (File No. 33-83052)).
10.6	+	1994 Stock Option Plan (incorporated by reference to Exhibit 4.2 to Business Objects' Registration Statement on Form F-1 filed with the SEC on September 20, 1994 (File No. 33-83052)).
10.7	Summary: in English of 1992 Grant by the French Ministry of the Economy, Finance and the Budget is incorporated herein by reference to Exhibit 10.4 filed with Business Objects' Registration Statement on Form F-1 filed with the SEC on September 20, 1994
(File No. 33-83052).
10.8	+	Stock subscription warrant for Albert Eisenstat (incorporated by reference to Exhibit 4.2 to Business Objects' Registration Statement on Form S-8 filed with the SEC on September 5, 1995 (File No. 333-96598)).

10.9	+	Stock subscription warrant for Arnold Silverman (incorporated by reference to Exhibit 4.3 to Business Objects' Registration Statement on Form S-8 filed with the SEC on September 5, 1995 (File No. 333-96598) ).
10.10	+	Stock subscription warrant for Philippe Claude dated June 19, 1997 (incorporated by reference to Exhibit 4.2 to Business Objects' Registration Statement on Form S-8 filed with the SEC on December 11, 1997 (File No. 333-42059)).
10.11	+	Stock subscription warrant for Albert Eisenstat dated June 19, 1997 (incorporated by reference to Exhibit 4.3 to Business Objects' Registration Statement on Form S-8 filed with the SEC on December 11, 1995 (File No. 333-42059)).
10.12	+	Stock subscription warrant for Arnold Silverman dated June 19, 1997 (incorporated by reference to Exhibit 4.4 to Business Objects' Registration Statement on Form S-8 filed with the SEC on December 11, 1995 (File No. 333-42059)).
10.13	+	Stock subscription warrant for Vincent Worms dated June 19, 1997 (incorporated by reference to Exhibit 4.5 to Business Objects' Registration Statement on Form S-8 filed with the SEC on December 11, 1995 (File No. 333-42059)).
10.14		Value Added Reseller Agreement for Visigenics Products with Reseller Rights dated March 27, 1997, by and between Business Objects (incorporated by reference to Exhibit 10.16 to Business Objects' 1997 Form 10-K filed with the SEC).
10.15	+	Stock subscription warrant for Bernard Charles dated June 18, 1998 (incorporated by reference to Exhibit 4.2 to Business Objects' Registration Statement on Form S-8 filed with the SEC on October 9, 1998 (File No. 333-65549)).
10.16	+	Stock subscription warrant for Philippe Claude dated June 18, 1998 (incorporated by reference to Exhibit 4.3 to Business Objects' Registration Statement on Form S-8 filed with the SEC on October 9, 1998 (File No. 333-65549)).
10.17	+	Stock subscription warrant for Albert Eisenstat dated June 18, 1998 (incorporated by reference to Exhibit 4.4 to Business Objects' Registration Statement on Form S-8 filed with the SEC on October 9, 1998 (File No. 333-65549)).
10.18	+	Stock subscription warrant for Arnold Silverman dated June 18, 1998 (incorporated by reference to Exhibit 4.4 to Business Objects' Registration Statement on Form S-8 filed with the SEC on October 9, 1998 (File No. 333-65549)).
10.19	+	Stock subscription warrant for Vincent Worms dated June 18, 1998 (incorporated by reference to Exhibit 4.5 to Business Objects' Registration Statement on Form S-8 filed with the SEC on October 9, 1998 (File No. 333-65549)).
10.20	+	License, Distribution and Marketing Agreement by and between Business Objects and Microsoft Corporation, dated June 23, 1998 (incorporated by reference to Exhibit 10.21 to Business Objects' 1998 Form 10-K filed with the SEC).
10.21	+	Stock subscription warrant for Vincent Worms dated May 4, 1999 (incorporated by reference to Exhibit 4.2 to Business Objects' Registration Statement on Form S-8 filed with the SEC on August 3, 1999 (File No. 333-84331)).
10.22		Commercial Lease by and between SCI De L'Ilot 4.3 and SCI Du Pont De Levallois (lessors) and Business Objects (lessee) dated December 22, 1999 (English translation)(incorporated by reference to Exhibit 4.2 to Business Objects' 1999 Annual Report on Form 10-K405 filed with the SEC on March 30, 2000 (File No. 000-24720)).

10.23		Lease agreement by and between 475 Java Drive Associates, L.P. and Business Objects Americas dated August 3, 2000 (incorporated herein by reference to Exhibit 10 to Business Objects' June 30, 2000 10-Q filed with the SEC on August 9, 2000 (File No. 000-24720)).
10.24	+	1999 Stock Option Plan, as amended (incorporated by reference to Exhibit (d)(1) to Business Objects' Schedule TO-I filed with the SEC on October 11, 2002 (File No. 005-47622)).
10.25	+	French Employee Savings Plan and 1995 International Employee Stock Purchase Plan as amended (incorporated herein by reference to the Addendum to Business Objects' Definitive Proxy Statement on Schedule 14A filed with the SEC on April 22, 2002
(File No. 000-24720)).
10.26	+	2001 Stock Option Plan, as amended (incorporated herein by reference to Business Objects' Exhibit 4.4 to the Company's Registration Statement on Form S-8 filed with the SEC on September 14, 2001 (File No. 333-69376) ).
10.27	+	Stock subscription warrant for John Olsen, dated February 7, 2001 (incorporated herein by reference to Exhibit 4.2 to Business Objects' Registration Statement on Form S-8 filed with the SEC on September 14, 2001 (File No. 333-69376)).
10.28	+	Stock subscription warrant for Bernard Charles, dated October 30, 2001 (incorporated herein by reference to Exhibit 4.2 to Business Objects' Registration Statement on Form S-8 filed with the SEC on November 8, 2002 (File No. 333-101104)).
10.29	+	Stock subscription warrant for Albert Eisenstat, dated October 30, 2001 (incorporated herein by reference to Exhibit 4.3 to Business Objects' Registration Statement on Form S-8 filed with the SEC on November 8, 2002 (File No. 333-101104)).
10.30	+	Stock subscription warrant for Arnold Silverman, dated October 30, 2001 (incorporated herein by reference to Exhibit 4.4 to Business Objects' Registration Statement on Form S-8 filed with the SEC on November 8, 2002 (File No. 333-101104)).
10.31	+	Agreement with each of Business Objects directors and senior management pursuant to which Business Objects agreed to contract for and maintain liability insurance against liabilities which may be incurred by such persons in their respective capacities (incorporated herein by reference to Exhibit 10.5 to Business Objects' registration statement on Form F-1 filed with the SEC on September 20, 1994 (File No. 333-83052)).
10.32		Lease agreement by and between Commercial Union Life Assurance Company Limited, Business Objects UK Limited and Business Objects SA dated April 3, 2001 (incorporated by reference to Exhibit 99-3.2 to the Business Objects' September 30, 2001 10-Q filed with the SEC on November 14, 2001 (File No. 000-24720)).
23.1		Consent of Ernst & Young LLP, Independent Auditors of Business Objects.
23.2		Consent of Ernst & Young LLP, Independent Auditors of Crystal Decisions.
23.3	*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in exhibits 5.1 and 8.1).
23.4	*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in exhibit 8.2).
24.1		Power of Attorney (see signature page of this Form S-4 registration statement).
99.1	*	Form of Voting Instruction Card.
99.2		Consent of David J. Roux to be named as nominee director of Business Objects.
99.3		Consent of Thomas Weisel Partners, LLC, financial advisor to Business Objects.
99.4		Consent of Goldman, Sachs & Co., financial advisor to Crystal Decisions.

99.5	Information Request Form (included as Annex I to the proxy statement/prospectus/information statement forming a part of this registration statement).

*
To be filed by amendment.

+
Management contracts or compensatory plans.

Item 22. Undertakings.

        The undersigned registrant hereby undertakes:

        (a)(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)    That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)    (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                (2)    The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities Exchange Act such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

        (e)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (f)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, California, on August 29, 2003.

BUSINESS OBJECTS S.A.
By:	/s/ BERNARD LIAUTAUD
Name:	Bernard Liautaud
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bernard Liautaud and James R. Tolonen, each of them individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign this Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ BERNARD LIAUTAUD Bernard Liautaud	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 29, 2003
/s/ JAMES R. TOLONEN James R. Tolonen	Chief Financial Officer and Senior Group Vice President (Principal Financial and Accounting Officer)	August 29, 2003
/s/ JOHN OLSEN John Olsen	Director, President and Chief Operating Officer	August 29, 2003
/s/ ALBERT EISENSTAT Albert Eisenstat	Director, Senior Group Vice President, Worldwide Marketing	August 29, 2003

/s/ ARNOLD SILVERMAN Arnold Silverman	Director	August 29, 2003
/s/ BERNARD CHARLÈS Bernard Charlès	Director	August 29, 2003
/s/ GERALD HELD Gerald Held	Director	August 29, 2003
/s/ DAVID PETERSCHMIDT David Peterschmidt	Director	August 29, 2003
/s/ JEAN-FRANÇOIS HEITZ Jean-François Heitz	Director	August 29, 2003

EXHIBIT INDEX

Exhibit No.		Description

2.1
Agreement and Plan of Merger, dated as of July 18, 2003, by and among Business Objects, Borg Merger Sub I, Borg Merger Sub II, Borg Merger Sub III, Seagate Software (Cayman) Holdings and Crystal Decisions (incorporated by reference to Exhibit 2.1 to Business Objects' Form 8-K filed with the SEC on July 18, 2003 (File No. 000-24720)).
2.2		Assignment, dated as of August 27, 2003, by and between Borg Merger Sub II and Business Objects Americas.
2.3		First Amendment to Agreement and Plan of Merger, dated as of August 28, 2003, by and among Business Objects, Borg Merger Sub I, Business Objects Americas (as assignee of Borg Merger Sub II), Borg Merger Sub III, Seagate Software (Cayman) Holdings Corporation and Crystal Decisions (included as Annex A to the proxy statement/prospectus/information statement forming a part of this registration statement).
2.4		Stockholders Agreement, dated as of July 18, 2003, by and among Business Objects, New SAC and certain shareholders of New SAC (incorporated by reference to Exhibit 2.2 to Business Objects' Form 8-K filed with the SEC on July 18, 2003 (File No. 000-24720)).
2.5	Support Agreement, dated as of July 18, 2003, by and among Business Objects, Merger Sub 1, Merger Sub 2, Merger Sub 3 and New SAC (incorporated by reference to Exhibit 2.3 to Business Objects's Form 8-K filed with the SEC on July 18, 2003
(File No. 000-24720)).
2.6		Company Support Agreement, dated as of July 18, 2003, by and among Business Objects, Borg Merger Sub I, Borg Merger Sub II, Borg Merger Sub III, Seagate Software (Cayman) Holdings (incorporated by reference to Exhibit 2.4 to Business Objects' Form 8-K filed with the SEC on July 18, 2003 (File No. 000-24720)).
2.7		Form of Voting Agreement by and among Business Objects, Crystal Decisions and certain shareholders of Business Objects (incorporated by reference to Exhibit 2.5 to Business Objects' Form 8-K filed with the SEC on July 18, 2003 (File No. 000-24720)).
3.1		Status or Charter of Business Objects, as amended on July 15, 2002 (English translation) (incorporated by reference to Exhibit 3(ii) to Business Objects' Form 10-Q filed with the SEC on August 14, 2002 (File No. 000-24720)).
3.2		Bylaws of the Company, as amended on July 15, 2002 (English translation) (incorporated by reference to Exhibit 3(ii) to Business Objects' Form 10-Q filed with the SEC on August 14, 2002 (File No. 000-24720) ).
4.1		Form of Deposit Agreement, as amended and restated on December 30, 1998, among Business Objects S.A. and the Bank of New York (as Depositary and holder from time to time of ADSs issued thereunder) and Exhibit A to Deposit Agreement (incorporated by reference to Exhibit 4.0 to Business Objects' 1998 Form 10-K filed with the SEC on March 23, 1999 (File No. 000-24720)).
5.1	*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, Paris, France, as to the legality of the securities being registered.
8.1	*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.
8.2	*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to certain tax matters.

10.1		Lincoln Park Lease Agreement by and between Metropolitan Life Insurance Company and Business Objects dated January 18, 1996, as amended, and assignment of interest to Speiker Properties, L.P. (incorporated by reference to Exhibit 10.0 to Business Objects' 1997 Form 10-K filed with the SEC on March 31, 1998 (File No. 000-24720)).
10.2		Office Building Lease by and between Nabarro Nathanson, D.J. Downing, J.M. Jones Properties Limited and Business Objects dated March 6, 1996 (incorporated by reference to Exhibit 10.1 to Business Objects' 1997 Form 10-K filed with the SEC on March 31, 1998 (File No. 000-24720)).
10.3		Commercial Lease by and between Foncierne Chaptal and Business Objects dated June 4, 1996 (incorporated by reference to Exhibit 10.2 to Business Objects' 1997 Form 10-K filed with the SEC on March 31, 1998 (File No. 000-24720)).
10.4	+	1991 Stock Option Plan (incorporated by reference to Exhibit 10.2 filed with Business Objects' Registration Statement on Form F-1 filed with the SEC on September 20, 1994 (File No. 33-83052)).
10.5	+	1993 Stock Option Plan (incorporated by reference to Exhibit 10.3 to Business Objects' Registration Statement on Form F-1 filed with the SEC on September 20, 1994 (File No. 33-83052)).
10.6	+	1994 Stock Option Plan (incorporated by reference to Exhibit 4.2 to Business Objects' Registration Statement on Form F-1 filed with the SEC on September 20, 1994 (File No. 33-83052)).
10.7	Summary: in English of 1992 Grant by the French Ministry of the Economy, Finance and the Budget is incorporated herein by reference to Exhibit 10.4 filed with Business Objects' Registration Statement on Form F-1 filed with the SEC on September 20, 1994
(File No. 33-83052).
10.8	+	Stock subscription warrant for Albert Eisenstat (incorporated by reference to Exhibit 4.2 to Business Objects' Registration Statement on Form S-8 filed with the SEC on September 5, 1995 (File No. 333-96598)).
10.9	+	Stock subscription warrant for Arnold Silverman (incorporated by reference to Exhibit 4.3 to Business Objects' Registration Statement on Form S-8 filed with the SEC on September 5, 1995 (File No. 333-96598) ).
10.10	+	Stock subscription warrant for Philippe Claude dated June 19, 1997 (incorporated by reference to Exhibit 4.2 to Business Objects' Registration Statement on Form S-8 filed with the SEC on December 11, 1997 (File No. 333-42059)).
10.11	+	Stock subscription warrant for Albert Eisenstat dated June 19, 1997 (incorporated by reference to Exhibit 4.3 to Business Objects' Registration Statement on Form S-8 filed with the SEC on December 11, 1995 (File No. 333-42059)).
10.12	+	Stock subscription warrant for Arnold Silverman dated June 19, 1997 (incorporated by reference to Exhibit 4.4 to Business Objects' Registration Statement on Form S-8 filed with the SEC on December 11, 1995 (File No. 333-42059)).
10.13	+	Stock subscription warrant for Vincent Worms dated June 19, 1997 (incorporated by reference to Exhibit 4.5 to Business Objects' Registration Statement on Form S-8 filed with the SEC on December 11, 1995 (File No. 333-42059)).
10.14		Value Added Reseller Agreement for Visigenics Products with Reseller Rights dated March 27, 1997, by and between Business Objects (incorporated by reference to Exhibit 10.16 to Business Objects' 1997 Form 10-K filed with the SEC).
10.15	+	Stock subscription warrant for Bernard Charles dated June 18, 1998 (incorporated by reference to Exhibit 4.2 to Business Objects' Registration Statement on Form S-8 filed with the SEC on October 9, 1998 (File No. 333-65549)).

10.16	+	Stock subscription warrant for Philippe Claude dated June 18, 1998 (incorporated by reference to Exhibit 4.3 to Business Objects' Registration Statement on Form S-8 filed with the SEC on October 9, 1998 (File No. 333-65549)).
10.17	+	Stock subscription warrant for Albert Eisenstat dated June 18, 1998 (incorporated by reference to Exhibit 4.4 to Business Objects' Registration Statement on Form S-8 filed with the SEC on October 9, 1998 (File No. 333-65549)).
10.18	+	Stock subscription warrant for Arnold Silverman dated June 18, 1998 (incorporated by reference to Exhibit 4.4 to Business Objects' Registration Statement on Form S-8 filed with the SEC on October 9, 1998 (File No. 333-65549)).
10.19	+	Stock subscription warrant for Vincent Worms dated June 18, 1998 (incorporated by reference to Exhibit 4.5 to Business Objects' Registration Statement on Form S-8 filed with the SEC on October 9, 1998 (File No. 333-65549)).
10.20	+	License, Distribution and Marketing Agreement by and between Business Objects and Microsoft Corporation, dated June 23, 1998 (incorporated by reference to Exhibit 10.21 to Business Objects' 1998 Form 10-K filed with the SEC).
10.21	+	Stock subscription warrant for Vincent Worms dated May 4, 1999 (incorporated by reference to Exhibit 4.2 to Business Objects' Registration Statement on Form S-8 filed with the SEC on August 3, 1999 (File No. 333-84331)).
10.22		Commercial Lease by and between SCI De L'Ilot 4.3 and SCI Du Pont De Levallois (lessors) and Business Objects (lessee) dated December 22, 1999 (English translation)(incorporated by reference to Exhibit 4.2 to Business Objects' 1999 Annual Report on Form 10-K405 filed with the SEC on March 30, 2000 (File No. 000-24720)).
10.23		Lease agreement by and between 475 Java Drive Associates, L.P. and Business Objects Americas dated August 3, 2000 (incorporated herein by reference to Exhibit 10 to Business Objects' June 30, 2000 10-Q filed with the SEC on August 9, 2000 (File No. 000-24720)).
10.24	+	1999 Stock Option Plan, as amended (incorporated by reference to Exhibit (d)(1) to Business Objects' Schedule TO-I filed with the SEC on October 11, 2002 (File No. 005-47622)).
10.25	+	French Employee Savings Plan and 1995 International Employee Stock Purchase Plan as amended (incorporated herein by reference to the Addendum to Business Objects' Definitive Proxy Statement on Schedule 14A filed with the SEC on April 22, 2002
(File No. 000-24720)).
10.26	+	2001 Stock Option Plan, as amended (incorporated herein by reference to Business Objects' Exhibit 4.4 to the Company's Registration Statement on Form S-8 filed with the SEC on September 14, 2001 (File No. 333-69376) ).
10.27	+	Stock subscription warrant for John Olsen, dated February 7, 2001 (incorporated herein by reference to Exhibit 4.2 to Business Objects' Registration Statement on Form S-8 filed with the SEC on September 14, 2001 (File No. 333-69376)).
10.28	+	Stock subscription warrant for Bernard Charles, dated October 30, 2001 (incorporated herein by reference to Exhibit 4.2 to Business Objects' Registration Statement on Form S-8 filed with the SEC on November 8, 2002 (File No. 333-101104)).
10.29	+	Stock subscription warrant for Albert Eisenstat, dated October 30, 2001 (incorporated herein by reference to Exhibit 4.3 to Business Objects' Registration Statement on Form S-8 filed with the SEC on November 8, 2002 (File No. 333-101104)).
10.30	+	Stock subscription warrant for Arnold Silverman, dated October 30, 2001 (incorporated herein by reference to Exhibit 4.4 to Business Objects' Registration Statement on Form S-8 filed with the SEC on November 8, 2002 (File No. 333-101104)).

10.31	+	Agreement with each of Business Objects directors and senior management pursuant to which Business Objects agreed to contract for and maintain liability insurance against liabilities which may be incurred by such persons in their respective capacities (incorporated herein by reference to Exhibit 10.5 to Business Objects' registration statement on Form F-1 filed with the SEC on September 20, 1994 (File No. 333-83052)).
10.32		Lease agreement by and between Commercial Union Life Assurance Company Limited, Business Objects UK Limited and Business Objects SA dated April 3, 2001 (incorporated by reference to Exhibit 99-3.2 to the Business Objects' September 30, 2001 10-Q filed with the SEC on November 14, 2001 (File No. 000-24720)).
23.1		Consent of Ernst & Young LLP, Independent Auditors of Business Objects.
23.2		Consent of Ernst & Young LLP, Independent Auditors of Crystal Decisions.
23.3	*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in exhibits 5.1 and 8.1).
23.4	*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in exhibit 8.2).
24.1		Power of Attorney (see signature page of this Form S-4 registration statement).
99.1	*	Form of Voting Instruction Card.
99.2		Consent of David J. Roux to be named as nominee director of Business Objects.
99.3		Consent of Thomas Weisel Partners, LLC, financial advisor to Business Objects.
99.4		Consent of Goldman, Sachs & Co., financial advisor to Crystal Decisions.
99.5		Information Request Form (included as Annex I to the proxy statement/prospectus/information statement forming a part of this registration statement).

*
To be filed by amendment.

+
Management contracts or compensatory plans.

QuickLinks

NOTICE TO HOLDERS OF ADSs OF ORDINARY AND EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON • , 2003
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION
SUMMARY
SUMMARY SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL DATA OF BUSINESS OBJECTS
SUMMARY SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL DATA OF CRYSTAL DECISIONS
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA OF BUSINESS OBJECTS AND CRYSTAL DECISIONS (in thousands, except per ordinary share and ADS amounts)
COMPARATIVE PER ORDINARY SHARE AND ADS DATA
COMPARATIVE PER ORDINARY SHARE AND ADS MARKET PRICE DATA
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
RISK FACTORS
  Risks Related to the Transaction
  Risks Related to the Combined Company Following the Transaction
  Risks Related to Ownership of Business Objects Ordinary Shares or ADSs
THE ORDINARY AND EXTRAORDINARY GENERAL MEETING OF THE BUSINESS OBJECTS SHAREHOLDERS
ACTIONS BY WRITTEN CONSENT OF CRYSTAL DECISIONS STOCKHOLDERS
THE TRANSACTION
  General
  Background of the Transaction
  Business Objects' Reasons for the Transaction and Recommendation of the Business Objects Board of Directors
  Opinion of Business Objects' Financial Advisor
  Crystal Decisions' Reasons for the Transaction and Recommendation Crystal Decisions' Board of Directors
  Opinion of Crystal Decisions' Financial Advisor
  Independent Appraisers ( Commissaires aux Apports )
  Interests of Business Objects' and Crystal Decisions' Directors and Executive Officers in the Transaction
  Material Tax Consequences to U.S. Holders
  Material Tax Consequences to Canadian Holders
  Material Tax Consequences to U.K. Holders
  Accounting Matters
  Regulatory Filings and Approvals Required to Complete the Transaction
  Listing of Shares on the Nasdaq National Market and the Premier Marché of Euronext Paris
  Restrictions on Sales of Business Objects Shares Received in the Transaction
  Appraisal Rights for the Business Objects Shareholders
  Appraisal Rights for the Crystal Decisions Stockholders
THE MERGER AGREEMENT
  The Mergers
  Completion and Effectiveness of the Transaction
  Merger Consideration
  Exchange Procedures
  Representations and Warranties
  Conduct of the Business Pending the Closing of the Transaction
  No Solicitation of Transactions by Crystal Decisions
  No Solicitation of Transactions by Business Objects
  Additional Agreements
  Conditions to the Completion of the Transaction
  Termination
  Termination Fees
  Costs and Expenses
  Amendment, Extension and Waiver
RELATED AGREEMENTS
  Stockholders Agreement
  Support Agreements
  Voting Agreements
  Indemnification Letter Agreement
BUSINESS OBJECTS BUSINESS
BUSINESS OBJECTS MANAGEMENT
BUSINESS OBJECTS' PRINCIPAL SHAREHOLDERS
CRYSTAL DECISIONS BUSINESS
CRYSTAL DECISIONS SELECTED HISTORICAL FINANCIAL DATA
CRYSTAL DECISIONS' MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CRYSTAL DECISIONS MANAGEMENT
CRYSTAL DECISIONS' PRINCIPAL STOCKHOLDERS
DESCRIPTION OF BUSINESS OBJECTS SHARE CAPITAL
DESCRIPTION OF BUSINESS OBJECTS AMERICAN DEPOSITARY SHARES AND AMERICAN DEPOSITARY RECEIPTS
COMPARISON OF RIGHTS OF BUSINESS OBJECTS SHAREHOLDERS, CRYSTAL DECISIONS STOCKHOLDERS AND SSCH STOCKHOLDERS
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA OF BUSINESS OBJECTS AND CRYSTAL DECISIONS
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET As of June 30, 2003 (in thousands)
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME For the six months ended June 30, 2003 (in thousands, except per ordinary share and ADS data)
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME For the year ended December 31, 2002 (in thousands, except per ordinary share and ADS data)
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF THE BOARD OF DIRECTORS OF BUSINESS OBJECTS
TO THE ORDINARY AND EXTRAORDINARY GENERAL SHAREHOLDERS' MEETING TO BE HELD ON • , 2003
PROPOSAL 1
PROPOSAL 2
PROPOSAL 3
PROPOSAL 4
PROPOSAL 5
PROPOSALS 6 AND 7
PROPOSAL 8
PROPOSAL 9
PROPOSAL 10
MARKET PRICE AND DIVIDEND INFORMATION
SUBMISSION OF FUTURE BUSINESS OBJECTS SHAREHOLDER PROPOSALS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
TEXT OF RESOLUTIONS SUBMITTED FOR APPROVAL TO BUSINESS OBJECTS' SHAREHOLDERS BY THE BOARD OF DIRECTORS
CRYSTAL DECISIONS INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
CRYSTAL DECISIONS, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)
CRYSTAL DECISIONS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)
CRYSTAL DECISIONS, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (In thousands, except per share data)
CRYSTAL DECISIONS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
CRYSTAL DECISIONS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CRYSTAL DECISIONS, INC. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE FISCAL YEAR ENDED JUNE 29, 2001 (In thousands)
CRYSTAL DECISIONS, INC. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE FISCAL YEAR ENDED JUNE 29, 2001 (In thousands)
CRYSTAL DECISIONS, INC. CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY FOR THE FISCAL YEAR ENDED JUNE 29, 2001 (In thousands, except share data)
REPORT OF INDEPENDENT AUDITORS ON FINANCIAL STATEMENT SCHEDULES
  ANNEX A
TABLE OF CONTENTS
INDEX OF EXHIBITS
AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE I THE MERGERS
ARTICLE II CONVERSION OF SECURITIES
ARTICLE III COMPANY REPRESENTATIONS AND WARRANTIES
ARTICLE IV HOLDCO REPRESENTATIONS AND WARRANTIES
ARTICLE V PARENT REPRESENTATIONS AND WARRANTIES
ARTICLE VI CONDUCT OF THE COMPANY'S BUSINESS PENDING THE MERGERS
ARTICLE VII CONDUCT OF PARENT'S BUSINESS PENDING THE MERGERS
ARTICLE VIII ADDITIONAL AGREEMENTS
ARTICLE IX CONDITIONS
ARTICLE X TERMINATION
ARTICLE XI DEFINITIONS AND INTERPRETATION
ARTICLE XII MISCELLANEOUS
  ANNEX B
STOCKHOLDERS AGREEMENT
RECITALS
ARTICLE I. INTRODUCTORY MATTERS
ARTICLE II. STANDSTILL PROVISIONS
ARTICLE III. TRANSFER RESTRICTIONS; CERTAIN DISTRIBUTIONS
ARTICLE IV. REGISTRATION RIGHTS
ARTICLE V. BOARD REPRESENTATION
ARTICLE VI. REPRESENTATIONS AND WARRANTIES
ARTICLE VII. MISCELLANEOUS
  EXHIBIT A
ASSUMPTION AGREEMENT
  ANNEX C
SUPPORT AGREEMENT
RECITALS
  EXHIBIT A
WRITTEN CONSENT IN LIEU OF A MEETING OF THE STOCKHOLDERS OF SEAGATE SOFTWARE (CAYMAN) HOLDINGS CORPORATION
  EXHIBIT B
IRREVOCABLE PROXY
  ANNEX D
COMPANY SUPPORT AGREEMENT
RECITALS
  EXHIBIT A
WRITTEN CONSENT IN LIEU OF A MEETING OF THE STOCKHOLDERS OF CRYSTAL DECISIONS, INC.
  EXHIBIT B
IRREVOCABLE PROXY
  ANNEX E
FORM OF VOTING AGREEMENT
RECITALS
ANNEX I
IRREVOCABLE PROXY
  ANNEX F
  ANNEX G
  ANNEX H
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW RIGHTS OF DISSENTING STOCKHOLDERS
  ANNEX I
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits and Financial Statement Schedules.
  Item 22. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX